UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Foresight Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not applicable
	(2)	Aggregate number of securities to which transaction applies: Not applicable
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not applicable

	(4)	Proposed maximum aggregate value of transaction: $2,126,000,000(1)
	(5)	Total fee paid: $231,947(2)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

(1)	Our estimate of the transaction value based on $2,126,000,000 of aggregate consideration.
(2)	The amount is the result of applying the SEC’s filing fee of $109.10 to the estimated transaction value.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 12, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF

STOCKHOLDERS OF

FORESIGHT ACQUISITION CORP.

Dear Stockholders of Foresight Acquisition Corp.:

You are cordially invited to attend a special meeting of stockholders (the “special meeting of stockholders”) of Foresight Acquisition Corp. (“Foresight,” “we,” “our” or “us”).

At the special meeting of stockholders, Foresight stockholders will be asked to consider and vote on:

1.

a proposal (the “Business Combinations Proposal”) to approve and adopt (i) the Agreement and Plan of Merger, dated as of May 25, 2021 (as may be amended from time to time, the “Merger Agreement”), by and among Foresight, P3 Health Group Holdings, LLC (“P3”) and FAC Merger Sub LLC (“P3 LLC”) and the transactions contemplated thereby (such transactions are referred to herein as the “Merger Transaction”), pursuant to which Foresight will acquire approximately 25.2% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and Foresight will become the sole managing member of P3 LLC and (ii) the Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight, and the blocker entities, blocker sellers and other parties party thereto (as may be amended from time to time, the “Transaction and Combination Agreement”) and the transactions contemplated thereby (such transactions are referred to herein as the “Blocker Transaction”), pursuant to which Foresight will acquire an additional approximate 3.5% of the economic interests of P3 LLC (the Merger Transaction and the Blocker Transaction are collectively referred to herein as the “Business Combinations”) including:

•

pursuant to the Merger Agreement, the contribution by Foresight (the “Foresight Contribution”) to P3 LLC of the amount in the Trust Account and the net proceeds from the issuance of shares of Class A Common Stock in a private placement to be consummated concurrently with the closing of the Business Combinations (the “Closing”) (after taking into account any redemptions of Class A Common Stock and other than cash to be used to pay closing cash consideration in connection with the acquisition by Foresight of the two blocker entities pursuant to the Transaction and Combination Agreement), in exchange for equity interests and warrants to acquire additional equity interests in P3 LLC;

•

pursuant to the Merger Agreement, following the Foresight Contribution, the merger of P3 with and into P3 LLC, with P3 LLC surviving the merger (the “P3 Merger”), resulting in Foresight becoming a minority equityholder and sole manager of P3 LLC and each member of P3 immediately prior to the P3 Merger (the “P3 Equityholders”) being entitled to receive a mix of P3 LLC Units and cash unless elected otherwise by a particular P3 Equityholder;

•

in connection with the Merger Agreement, following the P3 Merger, the issuance of newly issued shares of non-economic Class V Common Stock to the P3 Equityholders who elected to subscribe for shares of Class V Common Stock (the “P3 Equityholders Subscription”); and

•

pursuant to the Transaction and Combination Agreement, the merger of each of the two blocker entities with wholly-owned subsidiaries of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, and each blocker seller being entitled to receive a mix of cash and Class A Common Stock thereunder.

2.

a proposal (the “Charter Amendment Proposal”) to approve and adopt the proposed second amended and restated certificate of incorporation of Foresight attached as Annex C to the proxy statement (the “Proposed Charter”);

3.

a proposal (the “Bylaw Amendment Proposal”) to approve amendments to Foresight’s bylaws, in the form of the amended and restated bylaws attached as Annex D to the proxy statement (the “Proposed Bylaws”);

4.

eight (8) separate governance proposals (the “Governance Proposals”), on a non-binding advisory basis, relating to the following material differences between Foresight’s current amended and restated certificate of incorporation (the “Charter”) and the Proposed Charter and Foresight’s current bylaws and the Proposed Bylaws:

Proposed Charter

•

Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

Advisory Governance Proposal 4B—to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

Advisory Governance Proposal 4C—to provide that the post-combination company renounces all interest and expectancy that the post-combination company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Foresight Sponsor Group, LLC and Chicago Pacific Founders or their affiliates (other than the post-combination company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the post-combination company or its subsidiaries), or any director or stockholder who is not employed by the post-combination company or its subsidiaries (collectively, the “Exempt Persons”);

•

Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the post-combination company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations;

•	Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

•

Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all post-combination company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	Advisory Governance Proposal 4G—to provide that special meetings of stockholders may be called by the Chairman of the post-combination company board or a majority of the whole board; and

•

Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the post-combination company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the post-combination company entitled to vote;

5.	a proposal (the “Nasdaq Proposal”) to approve, in connection with the Business Combinations, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”):

•

the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the Blocker Transaction and (ii) shares of Class V Common Stock to the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•

the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of approximately $208.7 million pursuant to the terms of subscription agreements entered into with institutional accredited investors; and

•

the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Merger Transaction, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the amended and restated limited liability company agreement of P3 LLC to be entered into in connection with the Closing;

6.	a proposal (the “2021 Plan Proposal”) to approve the P3 Health Partners Inc. 2021 Incentive Award Plan (the “2021 Plan”); and

7.

a proposal (the “Stockholder Adjournment Proposal” and, together with the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Governance Proposals, the Nasdaq Proposal and the 2021 Plan Proposal, the “Stockholder Proposals”) to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Stockholder Proposals.

Each of the Stockholder Proposals is more fully described in this proxy statement, which each Foresight stockholder is encouraged to review carefully.

The total consideration to be received by the P3 Equityholders at the closing of the Business Combinations will have an aggregate value of $2.126 billion and, unless elections are made by one or more P3 Equityholders as described in the next sentence, will consist of a mix of up to approximately $305 million in cash and an aggregate of at least 182,104,693 P3 LLC Units (valued at approximately $10.00 per P3 LLC Unit and approximately $1.8 billion in the aggregate). Each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. The consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the cash portion of the consideration and the equity portion of the consideration were distributed prior to the P3 Merger in accordance with P3’s limited liability company agreement, which allocation will be determined prior to the Closing. However, in the event the net cash of Foresight and P3 LLC immediately after the closing of the Business Combinations (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the cash portion of the consideration will be reduced by such shortfall and the equity portion of the consideration would be increased by the amount of such shortfall, such that the aggregate value of the consideration in the Business Combinations of $2.126 billion will remain unchanged.

In addition, each P3 Equityholder that is an “accredited investor” (as defined in Rule 501 under Regulation D of the Securities Act) will have the opportunity to subscribe for a number of shares of Class V Common Stock equal to the number of P3 LLC Units received by such P3 Equityholder pursuant to the P3 Merger, for a purchase price equal to the aggregate par value of such shares of Class V Common Stock. Each P3 LLC Unit (other than those held by Foresight), together with one share of Class V Common Stock, will be exchangeable in the future, subject to certain conditions, for one share of Class A Common Stock or, at our election, the cash equivalent to the market value of one share of Class A Common Stock, pursuant to the terms of the P3 LLC A&R LLC Agreement, as described in this proxy statement.

The total merger consideration to be received by the Blocker Sellers at the closing of the mergers of the two blocker entities pursuant to the Transaction and Combination Agreement will consist of a mix of cash and Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the blocker entities would have received in the P3 Merger (determined without giving effect to any election the blocker entities may make to receive additional P3 LLC Units in lieu of cash).

The number of P3 LLC Units that comprise the equity portion of the P3 Merger Consideration and the number of shares of Class A Common Stock that comprise the equity portion of the Blocker Merger Consideration payable to the Blocker Sellers will be based on a value of $10.00 per P3 LLC Unit and share of Class A Common Stock.

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, Foresight entered into the Sponsor Support Agreement (the “Support Agreement”) with our Sponsors (defined below) and P3 pursuant to which our Sponsors agreed, among other things, to (i) vote in favor of the Business Combinations Proposal and the other Stockholder Proposals set forth in this proxy statement and (ii) vote in favor of any amendment to the Foresight warrants and the warrant agreement governing the Foresight warrants mutually determined by Foresight and P3. In addition, pursuant to the Support Agreement, the Sponsor (defined below) agreed to tender any Foresight warrants held by the Sponsor in accordance with the terms of any such amendment to the Foresight warrants and the warrant agreement governing the Foresight warrants.

Foresight’s equity securities trade on Nasdaq. Each of Foresight’s units consists of one share of Class A Common Stock and one-third of one redeemable warrant and trades under the symbol “FOREU.” Foresight’s Class A Common Stock and public warrants trade under the symbols “FORE” and “FOREWS,” respectively. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The units that have not previously been separated at the election of holders will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. In connection with the Closing, our name will be changed from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.” We have applied to continue the listing of our Class A Common Stock and Foresight warrants on Nasdaq under the symbols “PHP” and “PHPW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on February 12, 2021 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account but net of taxes payable) from the IPO and a concurrent private placement of units to Foresight Sponsor Group, LLC, our sponsor (the “Sponsor”), and FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO (together with the Sponsor, the “Sponsors”). For illustrative purposes, based on the fair value of marketable securities and cash held in the Trust Account as of March 31, 2021 of approximately $316.3 million, the estimated per share redemption price would have been approximately $10.00.

Public stockholders may elect to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against the Business Combinations Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to more than 15% of the shares of Class A Common Stock included in the units sold in our IPO (with respect to any particular public stockholder or “group”, such shares in excess of such 15%, the “Excess Shares”) without our prior consent. Accordingly, all such Excess Shares beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Foresight’s outstanding public warrants sold in the IPO do not have redemption rights in connection with the Business Combinations. Our Sponsors, officers and directors have agreed to waive their redemption rights in connection with the Closing with respect to any shares of Class A Common Stock and shares of Class B Common Stock initially purchased by our Sponsors in a private placement prior to our IPO (the “founder shares”) that they may hold. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement, our Sponsors, officers and directors collectively own 832,500 shares of Class A Common Stock and 7,906,250 founder shares, collectively representing approximately 2.6% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 21.6% of the voting power of our outstanding Common Stock. Our Sponsors, officers and directors have agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of the Business Combinations Proposal. Pursuant to the terms of the Charter, in connection with the Closing, all then-outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis.

Foresight is providing this proxy statement and the accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and any adjournments or postponements thereof, if applicable. Your vote is very important. Whether or not you plan to attend the special meeting of stockholders virtually, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 54 of this proxy statement.

Our board of directors recommends that Foresight stockholders vote FOR each of the Stockholder Proposals presented to stockholders. When you consider the recommendation of Foresight’s board of directors in favor of each of the Stockholder Proposals, you should keep in mind that Foresight’s directors and officers have interests in the Business Combinations that may conflict with your interests as a stockholder. Please see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Interests of Certain Persons in the Business Combinations.”

Approval of the Business Combinations Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all then outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders and (ii) the holders of a majority of all then outstanding shares of Class B Common Stock, voting separately as a single class, entitled to vote thereon at the special meeting of stockholders. Approval of each of the Nasdaq Proposal, the Governance Proposals, the 2021 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, it will have the same effect as a vote AGAINST the Business Combinations Proposal, the Charter Amendment Proposal and the Bylaw Amendment Proposal, but it will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting of stockholders and wish to vote virtually at the meeting, you may withdraw your proxy and vote virtually at the meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE FORESIGHT REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FORESIGHT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER

AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Greg Wasson

Chairman

Foresight Acquisition Corp.

Whether or not you plan to attend the special meeting of stockholders virtually, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage-paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote during the special meeting, you must obtain a legal proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2021 and is first being mailed to the stockholders of Foresight on or about                     , 2021.

FORESIGHT ACQUISITION CORP.

233 MICHIGAN AVENUE

CHICAGO, IL 60601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF FORESIGHT ACQUISITION CORP.

To Be Held On                     , 2021

To the Stockholders of Foresight Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of Foresight Acquisition Corp. (“Foresight,” “we,” “our” or “us”) will be held at                     , local time, on                     , 2021, in virtual format, for the following purposes:

1.

The “Business Combinations Proposal”—to approve and adopt (i) the Agreement and Plan of Merger, dated as of May 25, 2021 (as may be amended from time to time, the “Merger Agreement”), by and among Foresight, P3 Health Group Holdings, LLC (“P3”) and FAC Merger Sub LLC (“P3 LLC”) and the transactions contemplated thereby (such transactions are referred to herein as the “Merger Transaction”), pursuant to which Foresight will acquire approximately 25.2% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and Foresight will become the sole managing member of P3 LLC and (ii) the Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight, and the blocker entities, blocker sellers and other parties party thereto (as may be amended from time to time, the “Transaction and Combination Agreement”) and the transactions contemplated thereby (such transactions are referred to herein as the “Blocker Transaction”), pursuant to which Foresight will acquire an additional approximately 3.5% of the economic interests of P3 LLC (the Merger Transaction and the Blocker Transaction are collectively referred to herein as the “Business Combinations”) including:

•

pursuant to the Merger Agreement, the contribution by Foresight (the “Foresight Contribution”) to P3 LLC of the amount in the Trust Account and the net proceeds from the issuance of shares of Class A Common Stock in a private placement to be consummated concurrently with the Closing (after taking into account any redemptions of Class A Common Stock and other than cash to be used to pay closing cash consideration in connection with the acquisition by Foresight of the two blocker entities pursuant to the Transaction and Combination Agreement), in exchange for equity interests and warrants to acquire additional equity interests in P3 LLC;

•

pursuant to the Merger Agreement, following the Foresight Contribution, the merger of P3 with and into P3 LLC, with P3 LLC surviving the merger (the “P3 Merger”), resulting in Foresight becoming a minority equityholder and sole manager of P3 LLC and each member of P3 immediately prior to the P3 Merger (the “P3 Equityholders”) being entitled to receive a mix of P3 LLC Units and cash unless elected otherwise by a particular P3 Equityholder;

•

in connection with the Merger Agreement, following the P3 Merger, the issuance of newly issued shares of non-economic Class V Common Stock to the P3 Equityholders who elected to subscribe for shares of Class V Common Stock (the “P3 Equityholders Subscription”); and

•

pursuant to the Transaction and Combination Agreement, the merger of each of the two blocker entities with wholly-owned subsidiaries of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, and each blocker seller being entitled to receive a mix of cash and Class A Common Stock thereunder.

2.	The “Charter Amendment Proposal”—to adopt the proposed second amended and restated certificate of incorporation of Foresight attached as Annex C to the proxy statement (the “Proposed Charter”);

3.	a proposal (the “Bylaw Amendment Proposal”) to approve amendments to Foresight’s bylaws, which amendments are attached as Annex D to the proxy statement (the “Proposed Bylaws;

4.

The “Governance Proposals”—eight (8) separate governance proposals (the “Governance Proposals”), on a non-binding advisory basis, relating to the following material differences between Foresight’s current amended and restated certificate of incorporation (the “Charter”) and the Proposed Charter and Foresight’s current bylaws and the Proposed Bylaws:

Proposed Charter

•

Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

Advisory Governance Proposal 4B—to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

Advisory Governance Proposal 4C—to provide that the post-combination company renounces all interest and expectancy that the post-combination company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Foresight Sponsor Group, LLC and Chicago Pacific Founders or their affiliates (other than the post-combination company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the post-combination company or its subsidiaries), or any director or stockholder who is not employed by the post-combination company or its subsidiaries (collectively, the “Exempt Persons”);

•

Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the post-combination company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the post-combination company after the Business Combinations; and

•	Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

•

Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all post-combination company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	Advisory Governance Proposal 4G—to provide that special meetings of stockholders may be called by the Chairman of the post-combination company board or a majority of the whole board; and

•

Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the post-combination company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the post-combination company entitled to vote.

5.	The “Nasdaq Proposal”—to approve, in connection with the Business Combinations, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”):

•

the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the Blocker Transaction and (ii) shares of Class V Common Stock to the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•

the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of approximately $208.7 million pursuant to the terms of subscription agreements entered into with institutional accredited investors; and

•

the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Merger Transaction, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the amended and restated limited liability company agreement of P3 LLC to be entered into in connection with the Closing.

6.	The “2021 Plan Proposal”—to approve the P3 Health Partners Inc. 2021 Incentive Award Plan (the “2021 Plan”).

7.

The “Stockholder Adjournment Proposal”—to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Stockholder Proposals.

Only holders of record of shares of Common Stock, at the close of business on                     , 2021, are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements thereof. A complete list of Foresight’s stockholders of record entitled to vote at the special meeting of stockholders will be available for 10 days before the special meeting of stockholders at Foresight’s principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on February 12, 2021 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account but net of taxes payable) from the IPO and a concurrent private placement of units to Foresight Sponsor Group, LLC, our sponsor (the “Sponsor”), and FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO (together with the Sponsor, the “Sponsors”). For illustrative purposes, based on the fair value of marketable securities and cash held in the Trust Account as of March 31, 2021 of approximately $316.3 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against the Business Combinations Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to more than 15% of the shares of Class A Common Stock included in the units sold in our IPO (with respect to any particular public stockholder or “group”, such shares in excess of such 15%, the “Excess Shares”) without our prior consent. Accordingly, all such Excess Shares beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Foresight’s outstanding public warrants sold in the IPO do not have redemption rights in connection with the Business Combinations. Our Sponsors, officers and directors have agreed to waive their redemption rights in connection with the Closing with respect to any shares of Class A Common Stock and shares of Class B Common Stock initially purchased by our Sponsors in a private placement prior to our IPO (the “founder shares”) that they may hold. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement, our Sponsors, officers and directors collectively own 832,500 shares of Class A Common Stock and 7,906,250 founder shares, collectively representing approximately 2.6% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 21.6% of the voting power of our outstanding Common Stock. Our Sponsors, officers and directors have agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of the Business Combinations Proposal. Pursuant to the terms of the Charter, in connection with the Closing, all then-outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis.

The Closing is conditioned on the approval of each of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal. Approval of the Business Combinations Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all then outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders and (ii) the holders of a majority of all then outstanding shares of Class B Common Stock, voting separately as a single class, entitled to vote thereon at the special meeting of stockholders. Approval of each of the Nasdaq Proposal, the Governance Proposals, the 2021 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock represented virtually or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders.

If you have any questions or need assistance voting your shares, please call our proxy solicitor,                 , toll free at                  ; banks and brokers call collect at                 .

                    , 2021

By Order of the Board of Directors

Greg Wasson

Chairman

Foresight Acquisition Corp.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                     , 2021: This notice of meeting and the related proxy statement will be available at                 .

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•	“2021 Plan” are to the proposed P3 Health Partners Inc. 2021 Incentive Award Plan;

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“available cash” of Foresight at the Closing are to the amount of cash held by Foresight and P3 LLC in the aggregate, whether in or outside the Trust Account, after giving effect to (i) the payment of any of Foresight’s expenses, fees or costs incurred related to the Merger Agreement, (ii) the exercise of redemption rights by public stockholders that elect to have their public shares redeemed in connection with the Business Combinations (if any) and (iii) the sale and issuance by Foresight of Class A Common Stock between the date of the Merger Agreement the effective time of the P3 Merger pursuant to the Subscription Agreements and the sale and issuance by Foresight of any other securities of Foresight in accordance with the provisions of the Merger Agreement between the date thereof and the effective time of the P3 Merger;

•	“Blocker A” are to CPF P3 Blocker-A, LLC, a Delaware limited liability company, which is currently an indirect owner of equity interests in P3;

•	“Blocker A Seller” are to Chicago Pacific Founders Fund-A, L.P., a Delaware limited partnership and the owner of the equity interests in Blocker A;

•	“Blocker B” are to CPF P3 Blocker B, LLC, a Delaware limited liability company, which is currently an indirect owner of equity interests in P3;

•	“Blocker B Seller” are to Chicago Pacific Founders Fund-B, L.P., a Delaware limited partnership and the owner of the equity interests in Blocker B;

•	“Blocker Merger Consideration” are to the cash and Class A Common Stock issuable in connection with the closing of the Blocker Mergers pursuant to the Transaction and Combination Agreement;

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“Blocker Mergers” are to (i) the merger of Blocker A into Merger Corp-A with Blocker A surviving the merger and (ii) the merger of Blocker B into Merger Corp-B with Blocker B surviving the merger, collectively;

•	“Blocker Sellers” are to Blocker A Seller and Blocker B Seller, collectively;

•	“Blocker Transaction” are to the transactions contemplated by the Transaction and Combination Agreement;

•	“Blockers” are to Blocker A and Blocker B, collectively, which are currently indirect owners of equity interests in P3;

•	“Business Combinations” are to the Merger Transaction and the Blocker Transaction;

•	“Charter” are to Foresight’s Amended and Restated Certificate of Incorporation, as in effect prior to the Closing;

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“Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of Foresight authorized pursuant to (a) prior to the Closing, the Charter, and (b) following the Closing, the Proposed Charter;

•	“Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of Foresight authorized pursuant to the Charter;

•	“Class V Common Stock” are to the Class V common stock, par value $0.0001 per share, of Foresight to be authorized pursuant to the Proposed Charter;

•	“Closing” are to the closing of the Business Combinations;

•	“Closing Date” are to the date on which the Closing occurs;

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“Common Stock” are to the Common Stock, par value $0.0001 per share, of Foresight, which (i) prior to the Closing, consists of Class A Common Stock and Class B Common Stock and (ii) following the Closing, will consist of Class A Common Stock and Class V Common Stock;

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“Company,” “we,” “our” or “us” are (i) before the Business Combinations, to Foresight and (ii) immediately following the Business Combinations, to Foresight, which shall be renamed P3 Health Partners Inc. upon the Closing;

•	“DGCL” are to General Corporation Law of the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Foresight” are to Foresight Acquisition Corp., a Delaware corporation;

•	“Foresight Units” are to the units of Foresight, each consisting of one share of Class A Common Stock and one-third of one Foresight Warrant;

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“Foresight Warrant Agreement” are to the warrant agreement, dated as of February 9, 2021, by and between Foresight and Continental Stock Transfer & Trust Company, as warrant agent, governing the outstanding Foresight Warrants;

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“Foresight Warrants” are to the warrants to purchase shares of Class A Common Stock as contemplated under the Foresight Warrant Agreement, with each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per whole share, subject to adjustment;

•	“founder shares” are to shares of Class B Common Stock initially purchased by the Sponsors in a private placement prior to the IPO;

•	“GAAP” are to generally accepted accounting principles in the United States;

•	“Incentive Unit” are to units of P3 identified as Incentive Units under the Merger Agreement;

•	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•	“initial stockholders” are to our Sponsors and the other holders of founder shares prior to the IPO;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IPO” are to our initial public offering of Foresight Units, consummated on February 12, 2021;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012, as amended;

•	“management” or our “management team” are to our officers and directors;

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of May 25, 2021, by and among Foresight, P3 LLC and P3, as may be amended from time to time;

•	“Merger Corp-A” are to FAC-A Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Foresight;

•	“Merger Corp-B” are to FAC-B Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Foresight;

•	“Merger Corps” are to Merger Corp-A and Merger Corp-B, collectively;

•	“Merger Transaction” are to the transactions contemplated by the Merger Agreement;

•	“Nasdaq” are to The Nasdaq Capital Market;

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“P3” are (i) before the Business Combinations, to P3 Health Group Holdings, LLC, a Delaware limited liability company, and (ii) immediately following the Business Combinations, to P3 LLC and its consolidated subsidiaries;

•	“P3 Board of Managers” are to the board of managers of P3 (before the Business Combinations);

•	“P3 Equityholders” are to the holders of the equity interests of P3;

•	“P3 Equityholders Subscription” are to the issuance of Class V Common Stock to the P3 Equityholders who subscribe for shares of Class V Common Stock;

•	“P3 Existing LLC Agreement” are to the Third Amended and Restated Limited Liability Company Agreement of P3, dated as of April 16, 2020;

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“P3 Existing Units” are to the membership interests of P3, consisting of Class A-SV Units, Class A-V Units, Class B Units (subdivided into Class B-1 Units, Class B-2 Units and Class B-3 Units), Class C Units and Class D Units;

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“P3 LLC” are (i) with respect to periods prior to the consummation of the P3 Merger, to FAC Merger Sub LLC, a Delaware limited liability company, and (ii) with respect to periods after the consummation of the P3 Merger, to the surviving entity of the P3 Merger, which shall be renamed P3 Health Group, LLC;

•	“P3 LLC A&R LLC Agreement” are to the Amended and Restated Limited Liability Company of P3 LLC to be entered into at the Closing among Foresight, P3 LLC and the P3 Equityholders;

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“P3 LLC Units” are to the equity interests of P3 LLC as contemplated to be issued and owned upon consummation of the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement;

•	“P3 Merger” are to the merger of P3 with and into P3 LLC, with P3 LLC surviving the merger;

•	“P3 Merger Consideration” are to the cash and P3 LLC Units issuable in connection with the Closing pursuant to the Merger Agreement;

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“P3 Warrants” are to the outstanding unexercised warrants to purchase any P3 Existing Units or any other equity interests of P3 granted on or prior to the effective time of the P3 Merger to any person;

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“PIPE” are to the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share for an aggregate purchase price of approximately $208.7 million, in a private placement pursuant to the terms of the Subscription Agreements;

•	“PIPE Shares” are to an aggregate of approximately 20,870,307 shares of Class A Common Stock to be issued to Subscribers in the PIPE, for a purchase price of $10.00 per share;

•	“Private Placement Shares” are to the shares of Class A Common Stock sold as part of the Private Placement Units;

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“Private Placement Units” are to the units of Foresight issued to the Sponsors in a private placement simultaneously with the closing of the IPO, each consisting of a Private Placement Share and a one-third of one Private Placement Warrant;

•	“Private Placement Warrants” are to the Foresight Warrants sold as part of the Private Placement Units;

•	“Proposed Bylaws” are to the Amended and Restated Bylaws of Foresight, to be adopted at the Closing;

•	“Proposed Charter” are to the Second Amended and Restated Certificate of Incorporation of Foresight, to be effective at the Closing;

•	“public shares” are to shares of our Class A Common Stock sold as part of the Foresight Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of our public shares;

•	“public warrants” are to the Foresight Warrants sold as part of the Foresight Units in the IPO;

•	“Registration Rights and Lock-Up Agreement” are to the Registration Rights and Lock-Up Agreement to be entered into at the Closing among Foresight, the Sponsors and certain of the P3 Equityholders;

•	“SEC” are to the U.S. Securities and Exchange Commission;

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“SEC Warrant Accounting Statement” are to the statement published on April 12, 2021, on the SEC’s website by the Acting Chief Accountant and Acting Director of the Division of Corporation Finance of the SEC indicating that the terms of the public and private warrants issued by many special purpose acquisition companies may need to be accounted for as liabilities, rather than as equity;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Splitter” are to CPF P3 Splitter, LLC, a Delaware limited liability company, which is currently an owner of equity interests in P3;

•	“Sponsor” are to Foresight Sponsor Group, LLC, our sponsor;

•	“Sponsors” are to the Sponsor and FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO, collectively;

•	“Subscribers” are to the institutional accredited investors that subscribed to purchase the PIPE Shares pursuant to the Subscription Agreements;

•	“Subscription Agreements” are to the Subscription Agreements, dated as of May 25, 2021, among Foresight and certain institutional accredited investors in the PIPE;

•	“Support Agreement” are to the Sponsor Support Agreement, dated as of May 25, 2021, among the Sponsors, Foresight and P3;

•	“Tax Receivable Agreement” are to the Tax Receivable Agreement to be entered into at the Closing among Foresight, P3 LLC and the P3 Equityholders;

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“Transaction and Combination Agreement” are to the Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers, as may be amended from time to time;

•	“Trust Account” are to the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units;

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“Warrant Exchange Offer/Solicitation” means the offer to exchange all of the outstanding Foresight Warrants for Class A Common Stock or cash, and/or the solicitation of proxies or consents to amend the Foresight Warrant Agreement and Foresight Warrants, on a basis to be mutually determined by Foresight and P3; and

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“Working Capital Units” means units of Foresight that may be issued upon conversion, at the option of the lender, of any working capital loans made by our Sponsors or certain of our officers and directors at the price of $10.00 per unit.

Unless otherwise specified, the voting and economic interests of Foresight stockholders set forth in this proxy statement do not take into account any future exchange of P3 LLC Units, together with shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the terms of the P3 LLC A&R LLC Agreement. Further, unless otherwise specified, the voting and economic interests of Foresight stockholders set forth in this proxy statement assume the following:

(i)    no public stockholders elect to have their public shares redeemed;

(ii)    the Subscribers acquire 20,870,307 shares of Class A Common Stock from Foresight at the Closing pursuant to the Subscription Agreements;

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(iii)    none of Foresight’s initial stockholders, the P3 Equityholders, the Blocker Sellers or the Subscribers purchase shares of Class A Common Stock in the open market between the date of this proxy statement and the Closing Date;

(iv)    none of the P3 Equityholders elect to receive additional P3 LLC Units in lieu of the cash portion of the P3 Merger Consideration; and

(v)    there are no other issuances of equity interests of Foresight prior to or in connection with the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•	our ability to consummate the Business Combinations;

•	the benefits of the Business Combinations;

•	our future financial performance following the Business Combinations;

•	changes in Foresight’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our ability to complete acquisitions of other businesses;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the Stockholder Proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

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the occurrence of any event, change or other circumstances that could delay the Business Combinations or give rise to the termination of the Merger Agreement and/or the Transaction and Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Foresight following announcement of the proposed Business Combinations and transactions contemplated thereby;

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the inability to complete the Business Combinations due to the failure to obtain approval of the stockholders of Foresight or to satisfy other conditions to the Closing in the Merger Agreement and/or the Transaction and Combination Agreement;

•	the ability to obtain or maintain the listing of our Class A Common Stock on Nasdaq following the Business Combinations;

•	the risk that the proposed Business Combinations disrupt current plans and operations of Foresight as a result of the announcement and consummation of the transactions described herein;

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our ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, competition and the ability of Foresight to grow and manage growth profitably following the Business Combinations;

•	costs related to the Business Combinations;

•	changes in applicable laws or regulations;

•	the possibility that Foresight or P3 may be adversely affected by other economic, business, and/or competitive factors;

•	the possibility that P3 may never achieve or maintain profitability;

•	the difficulty in evaluating P3’s future prospects, as well as risks and challenges, due to the new and rapidly evolving business and market and P3’s limited operating history;

•	the possibility that P3 may need to raise additional capital to fund its existing operations, develop and commercialize new services or expand its operations;

•	possible difficulty managing growth and expanding operations;

•	the continuing impact of the COVID-19 pandemic on operations, which may materially and adversely affect business and financial results;

•	the ability to retain qualified personnel;

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the ability to successfully execute on growth strategies, to include identifying and developing successful new geographies, physician partners, payors and patients, and accurately estimating the size, revenue or medical expense amounts of target geographies;

•	delays and uncertainties in the timing and process of reimbursements by third-party payors and individuals, including any changes or reductions in Medicare reimbursement rates or rules;

•	the termination or non-renewal of the Medicare Advantage contracts held by the health plans with which P3 contracts, or the termination or non-renewal of its contracts with those plans.

•	reductions in the quality ratings of the health plans P3 serves;

•	the effectiveness and efficiency of its marketing efforts, and its ability to develop brand awareness cost-effectively;

•	spending changes in the healthcare industry;

•	P3, its affiliated professional entities and other physician partners may become subject to medical liability claims;

•	the failure in P3’s information technology systems,

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security breaches, loss of data or other disruptions could compromise sensitive information related to P3’s business or prevent P3 from accessing critical information, expose it to liability and its reputation may be harmed and it could lose sales, clients and members;

•	any future litigation against P3 could be costly and time-consuming to defend;

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failure to adhere to all of the complex government laws and regulations that apply P3’s business could result in fines or penalties, being required to make changes to its operations or experiencing adverse publicity;

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the possibility that P3’s arrangements with its affiliated professional entities and other physician partners is found to constitute improper rendering of medical services or fee splitting under applicable state laws;

•	the possibility that P3 faces inspections, reviews, audits and investigations under federal and state government programs and contracts;

•	the impact on P3 of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown;

•	the transition from volume to value-based reimbursement models may have a material adverse effect on P3’s operations; and

•	other risks and uncertainties described in this proxy statement, including those under the section entitled “Risk Factors.”

RISK FACTORS SUMMARY

There may be events in the future that neither Foresight nor P3 are able to predict accurately or over which they have control. The section in this proxy statement entitled “Risk Factors” and the other cautionary language discussed in this proxy statement provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Foresight or P3 in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement, including those described under the section entitled “Risk Factors.”

•	P3 has a history of net losses. P3 expects to continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

•	P3’s business and the markets it operate in are new and rapidly evolving, which makes it difficult to evaluate its future prospects and the risks and challenges P3 may encounter.

•	P3’s limited operating history make it difficult to evaluate our future prospects and the risks and challenges it may encounter.

•	P3 may need to raise additional capital to fund its existing operations or develop and commercialize new services or expand its operations.

•	P3 may experience difficulties in managing its growth and expanding its operations.

•	The COVID-19 pandemic has impacted, and may continue to impact, its operations and may materially and adversely affect its business and financial results.

•	P3 relies on its management team and key employees and its business, financial condition, cash flows and results of operations could be harmed if it is unable to retain qualified personnel.

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P3’s growth depends in part on its ability to identify and develop successful new geographies, physician partners, payors and patients. If P3 is not able to successfully execute upon its growth strategies, there may be material adverse effect on its business, financial condition, cash flows and results of operations.

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If growth in the number of patients and physician partners on its platform decreases, or the number of services that P3 is able to provide to physician partners and members decreases, due to legal, economic or business developments, P3’s business, financial condition and results of operations will be harmed.

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P3 primarily depends on reimbursement by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the timing and process of reimbursement, including any changes or reductions in Medicare reimbursement rates or rules.

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The termination or non-renewal of the Medicare Advantage contracts held by the health plans with which P3 contracts, or the termination or nonrenewal of its contracts with those plans, could have a material adverse effect on our revenue and our operations.

•	P3 is dependent on its affiliated professional entities, physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts.

•	Reductions in the quality ratings of the health plans P3 serves could have a material adverse effect on its business, results of operations, financial condition and cash flows.

•	Developments affecting spending by the healthcare industry could adversely affect P3’s business.

•	P3 depends on its information technology systems, and any failure of these systems could harm its business.

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Security breaches, loss of data and other disruptions could compromise sensitive information related to its business or prevent P3 from accessing critical information and expose it to liability, which could adversely affect its business and its reputation.

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If P3’s or its vendors’ security measures fail or are breached and unauthorized access to a client’s data or information systems is obtained, its services may be perceived as insecure, P3 may incur significant liabilities, its reputation may be harmed, and it could lose sales, clients and members.

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P3 conducts business in a heavily regulated industry and if it fails to adhere to all of the complex government laws and regulations that apply to its business, P3 could incur fines or penalties or be required to make changes to its operations or experience adverse publicity, any or all of which could have a material adverse effect on its business, results of operations, financial condition, cash flows, and reputation.

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If P3’s arrangements with its affiliated professional entities and other physician partners are found to constitute the improper rendering of medical services or fee splitting under applicable state laws, P3’s business, financial condition and its ability to operate in those states could be adversely impacted.

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P3 faces inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect its business, including its results of operations, liquidity, financial condition and reputation.

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The impact on P3 of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect its business, financial condition and results of operations.

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Following the Closing, the Company’s only significant assets will be the ownership of a minority, expected to be approximately 28.6%, of the economic interest in P3 LLC, and such ownership may not be sufficient to generate the funds necessary to meet the Company’s financial obligations or to pay any dividends on its Class A Common Stock.

•	The Company will be required to make payments under the Tax Receivable Agreement for certain tax benefits the Company may claim, and the amounts of such payments could be significant.

•	Certain of the P3 Equityholders have substantial control over P3, and their interests, along with the interests of other P3 Equityholders, in its business may conflict with yours.

•	We may face litigation and other risks as a result of any material weakness in P3’s internal control over financial reporting.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Stockholder Proposals for Foresight Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement but does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of stockholders.

Foresight Acquisition Corp.

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Foresight is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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There are currently 32,457,500 shares of our Class A Common Stock and 7,906,250 founder shares issued and outstanding. In addition, there are currently Foresight Warrants to purchase an aggregate of 10,819,167 shares of Class A Common Stock, consisting of public warrants to purchase 10,541,667 shares and Private Placement Warrants to purchase 277,500 shares. Each whole Foresight Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement. The Foresight Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the Foresight Warrants become exercisable, we may redeem the outstanding Foresight Warrants in whole and not in part, at a price of $0.01 per warrant, if the closing price of our Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment) for any 20 trading days within a 30-trading day period ending on the third trading day before we send the notice of redemption to the warrant holders. The Private Placement Warrants, however, are non-redeemable so long as they are held by the Sponsors or their respective permitted transferees. For more information about Foresight, see the sections entitled “Information About Foresight” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Foresight.”

P3 Health Group Holdings, LLC

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P3 is a patient-centered and physician-led population health management company. Founded and led by physicians, P3 is a team of doctors, clinicians and support service professionals with a shared passion for delivering value-based care. P3’s team’s 20+ years of experience in population health management, combined with its strong payor relationships, large community-based physician networks and custom technology platform uniquely position P3 to unburden physicians, align incentives for physicians and payors and improve the quality of care for the communities it serves.

•	For more information about P3, see the sections entitled “Information About P3” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P3.”

Merger Agreement; Mergers; Transaction and Combination Agreement

•

On May 25, 2021, we entered into the Merger Agreement among Foresight, P3 and P3 LLC and the Transaction and Combination Agreement among Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers. Pursuant to the Merger Agreement, among other matters described in this proxy statement, Foresight will (i) indirectly acquire approximately 25.2% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and will become the sole managing member of P3 LLC on the terms and subject to the conditions set forth therein. Pursuant to the Transaction and Combination Agreement, among other matters described in this proxy statement, Foresight will acquire an additional approximate 3.5% of the economic interests of P3 LLC, by merging each of the Blockers with a wholly-owned subsidiary of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, on the terms and subject to the conditions set forth therein.

Copies of the Merger Agreement and the Transaction and Combination Agreement are attached to this proxy statement as Annexes A and B, respectively.

•

Pursuant to the Merger Agreement and the Transaction and Combination Agreement, the Business Combinations are expected to involve six principal components, each to occur at the Closing: the adoption of the Proposed Charter and Proposed Bylaws, the Blocker Reorganization, the Foresight Contribution, the P3 Merger, the P3 Equityholders Subscription and the Blocker Mergers (each as described below).

•

Pursuant to the P3 Merger, following the Closing the Company and P3 LLC will be organized in an “Up-C” structure, meaning that substantially all of the assets of the combined company will be held by P3 LLC, and the Company’s only assets will be equity interests in P3 LLC, which will own P3’s operating subsidiaries. Following the Closing, the Company will own a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will be the sole managing member of P3 LLC. It is anticipated that, upon completion of the Business Combinations, (i) Foresight’s existing stockholders, including our Sponsors, directors and officers, will retain an economic interest of approximately 58% in the Company and a voting interest of approximately 16.6% in the Company, resulting in an indirect economic interest of approximately 16.6% in P3 LLC, (ii) the Subscribers will own an economic interest of approximately 29.9% in the Company and a voting interest of approximately 8.6% in the Company, resulting in an indirect economic interest of approximately 8.6% in P3 LLC, (iii) the Blocker Sellers will own an economic interest of approximately 12.1% in the Company and a voting interest of approximately 3.5% in the Company, resulting in an indirect economic interest of approximately 3.5% in P3 LLC, and (iv) the P3 Equityholders (other than the Blocker Sellers) will own a voting interest of approximately 71.4% in the Company and will own an economic interest of approximately 71.4% in P3 LLC. These percentages are calculated based on a number of assumptions described in this proxy statement, including that our public stockholders do not exercise redemption rights with respect to the Class A Common Stock. See assumptions described under “Certain Defined Terms” and “Summary of the Proxy Statement—Organizational Structure—Following the Business Combinations.”

•

The total P3 Merger Consideration to be received by the P3 Equityholders at the Closing of the Business Combinations will have an aggregate value of $2.126 billion and, unless elections are made by one or more P3 Equityholders as described in the next sentence, will consist of a mix of up to approximately $305 million in cash and an aggregate of at least 182,104,693 P3 LLC Units (valued at $10.00 per P3 LLC Unit and approximately $1.8 billion in the aggregate). Each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. The P3 Merger Consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the cash portion of the P3 Merger Consideration and the equity portion of the P3 Merger Consideration were distributed prior to the P3 Merger in accordance with the P3 Existing LLC Agreement, which allocation will be determined prior to the Closing. However, in the event the net cash of Foresight and P3 LLC immediately after the Closing (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the cash portion of the P3 Merger Consideration will be reduced by such shortfall and the equity portion of the P3 Merger Consideration would be increased by the amount of such shortfall, such that the aggregate value of the consideration in the Business Combinations of $2.126 billion will remain unchanged.

In addition, each P3 Equityholder that is an “accredited investor” (as defined in Rule 501 under Regulation D of the Securities Act) will have the opportunity to subscribe for a number of shares of Class V Common Stock equal to the number of P3 LLC Units received by such P3 Equityholder pursuant to the P3 Merger, for a purchase price equal to the aggregate par value of such shares of Class V Common Stock. Each P3 LLC Unit (other than those held by Foresight), together with one share of Class V Common Stock, will be exchangeable in the future, subject to certain conditions, for one share of Class A Common Stock or, at our election, the cash equivalent to the market value of one share of Class A Common Stock, pursuant to the terms of the P3 LLC A&R LLC Agreement, as described in this proxy statement.

The total Blocker Merger Consideration to be received by the Blocker Sellers at the closing of the Blocker Mergers pursuant to the Transaction and Combination Agreement will consist of a mix of cash and Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash).

The number of P3 LLC Units that comprise the equity portion of the P3 Merger Consideration and the number of shares of Class A Common Stock that comprise the equity portion of the Blocker Merger Consideration will be based on a value of $10.00 per P3 LLC Unit and share of Class A Common Stock.

•

Each Incentive Unit that is outstanding immediately prior to the effective time of the P3 Merger and that is vested will be canceled and will be converted into the right to receive a portion of the P3 Merger Consideration. Each outstanding Incentive Unit that is subject to time-based vesting but not vested immediately prior to the effective time of the P3 Merger will be converted into the right to receive a portion of the P3 Merger Consideration; however, the P3 LLC Units and the cash portion constituting such portion of the P3 Merger Consideration will continue to be subject to such time-based vesting and be treated in accordance with the Merger Agreement. Each outstanding Incentive Unit that is subject to vesting requirements based on the achievement of performance conditions and not vested immediately prior to the effective time of the P3 Merger will be forfeited without consideration.

•

Pursuant to a letter agreement between P3 and the holders of the P3 Warrants, each P3 Warrant that is outstanding immediately prior to the effective time of the P3 Merger will be deemed to be exercised immediately prior to the effective time of the P3 Merger and the holders thereof will be considered P3 Equityholders entitled to a portion of the P3 Merger Consideration at the closing of the P3 Merger.

•	On the Closing Date:

•

Pursuant to the terms of the Charter, in connection with the consummation of the Business Combinations, all then-outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis.

•	Pursuant to the Merger Agreement, at the Closing, Foresight’s Charter will be further amended and restated as follows:

•	to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

to provide that the Company renounces all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons; and

•

to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combination.

For more information about the amendments to the Charter to be made at the Closing, see the section entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal” and “Stockholder Proposal Nos. 4A-4H—The Governance Proposals.”

•	Pursuant to the Merger Agreement, at the Closing, Foresight’s bylaws will be amended as follows:

•

to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

•

to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

For more information about the amendments to the Foresight bylaws to be made at the Closing, see the section entitled “Stockholder Proposal No. 3—The Bylaw Amendment Proposal” and “Stockholder Proposal Nos. 4A-4H—The Governance Proposals.”

•

Pursuant to the Transaction and Combination Agreement, Splitter will make a liquidating distribution of its equity interests in P3 to Splitter’s members, including Blocker A and Blocker B, resulting in the liquidation of Splitter (the “Blocker Reorganization”).

•

Pursuant to the Merger Agreement, immediately prior to the P3 Merger, Foresight will cause the trustee to distribute the proceeds of the Trust Account, and Foresight will contribute the proceeds from the issuance of the PIPE Shares pursuant to the Subscription Agreements (after taking into account any redemptions of public shares and other than cash used to pay Blocker Merger Consideration in connection with the Blocker Mergers), in each case, to P3 LLC (the “Foresight Contribution”) in exchange for (i) a number of units of P3 LLC equal to the number of outstanding shares of Class A Common Stock (after giving effect to any public shares tendered for redemption, the PIPE Shares issued pursuant to the Subscription Agreements and the shares of Class A Common Stock issued upon conversion of the founder shares) and (ii) warrants to acquire additional units of P3 LLC equal to the number of outstanding Foresight Warrants.

•

Pursuant to the Merger Agreement, following the Foresight Contribution, the P3 Merger will be effected, pursuant to which P3 will merge with and into P3 LLC, with P3 LLC surviving the merger, resulting in Foresight becoming a minority equityholder of P3 LLC and each P3 Equityholder being entitled to receive the P3 Merger Consideration, consisting of a mix of cash and P3 LLC Units unless elected otherwise by one or more P3 Equityholders. As a result of the P3 Merger, all of the outstanding P3 Existing Units will be converted into the right to receive the P3 Merger Consideration, in amounts determined in accordance with the Merger Agreement and the P3 Existing LLC Agreement.

•

Pursuant to the Merger Agreement and separate subscription agreements with Foresight, following the P3 Merger, each P3 Equityholder that is an accredited investor will have the opportunity to subscribe to purchase shares of Class V Common Stock from Foresight for a subscription price equal to the par value thereof (and the subscription price shall be offset against the consideration in the P3 Merger), with the number of shares of Class V Common Stock subscribed for by each such P3 Equityholders equal to the number of P3 LLC Units such P3 Equityholder receives in the P3 Merger (the “P3 Equityholders Subscription”).

•

Pursuant to the Transaction and Combination Agreement, (i) the Blocker Mergers will be effected, pursuant to which Foresight will acquire the Blockers by merging Blocker A with Merger A Corp and Blocker B with Merger B Corp, with Blocker A and Blocker B, respectively, as the surviving entities, (ii) the Blocker Sellers will receive a number of shares of Class A Common Stock and cash equal to the number of P3 LLC Units and cash that such Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash) and (iii) after each Blocker Merger, the surviving entity of such Blocker Merger will be merged into and consolidated with Foresight.

For more information about the Merger Agreement, the Transaction and Combination Agreement, the P3 Merger, the Blocker Mergers, the P3 Merger Consideration, the Blocker Merger Consideration and the Business Combinations generally, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal.”

•

Unless waived by the parties, the Closing is subject to a number of conditions set forth in the Merger Agreement and the Transaction and Combination Agreement, including, among others, (i) our stockholders having approved, among other things, the Merger Agreement, the Merger Transaction, the Transaction and Combination Agreement and the Blocker Transaction, (ii) a requisite amount of cash being held by Foresight and P3 LLC in the aggregate, whether in or outside the Trust Account and (iii) the representations and warranties of the other parties to the Merger Agreement and the Transaction and Combination Agreement being true and correct, subject to the applicable de minimis, materiality and material adverse effect standards contained therein. For more information about the conditions to the Closing, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement—Conditions to the Closing of the Business Combinations.”

•

The Merger Agreement may be terminated at any time prior to the Closing upon agreement of Foresight and P3 or for other reasons in specified circumstances. The Transaction and Combination Agreement may be terminated at any time prior to the Closing upon agreement of Foresight and the Blocker Sellers or for other reasons in specified circumstances For more information about the termination rights under the Merger Agreement and the Transaction and Combination Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement —Termination.”

•

The Merger Agreement provides that, at the Closing, there will be nine members on Foresight’s board of directors, consisting of Mark Thierer, Greg Wasson, Larry Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Tom Price and an additional director to be mutually determined by Foresight and P3. All the directors except for                  and                  will be independent under applicable Nasdaq rules. For more information about our board of directors and management at and after the Closing, see the sections entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Board of Directors of Foresight Following the Business Combinations” and “Management After the Business Combinations.”

Risk Factors

•	The proposed Business Combinations involves numerous risks. For more information about these risks, please read “Risk Factors.”

Redemption Rights of Foresight Public Stockholders

•

Under the Charter, in connection with the Business Combinations, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Charter. As of March 31, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of Foresight following the completion of the Business Combinations and will not participate in the future growth of Foresight, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting of stockholders. For more information about these redemption rights, see the section entitled “Special Meeting of Foresight Stockholders—Redemption Rights.”

Subscription Agreements

•

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, Foresight entered into the Subscription Agreements with the various Subscribers party thereto.

•

Under the Subscription Agreements, the Subscribers agreed to purchase and subscribe for, and Foresight agreed to sell and issue to such Subscribers, an aggregate of 20,870,307 PIPE Shares for a purchase price of $10.00 per share, in a private placement. The closing of the sale of the PIPE Shares will be contingent upon the substantially concurrent consummation of the Business Combinations and the satisfaction of other customary closing conditions. The primary purpose of the sale of the PIPE Shares is to raise additional capital for Foresight for use in connection with the Business Combinations and to meet the minimum available cash requirement provided in the Merger Agreement.

For more information about the Subscription Agreements, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Subscription Agreements.”

Support Agreement

•	Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, the Sponsors, Foresight and P3 entered into the Support Agreement.

•

Pursuant to the Support Agreement, the Sponsors agreed, among other things: (i) not to sell, pledge or otherwise dispose of (or agree to dispose of) any of their securities in Foresight; (ii) to vote or cause to be voted at any meeting in favor of each proposal included in this proxy statement and against any merger or other similar business combination transaction with any party other than P3 or other proposal that would prevent the Business Combinations; (iii) to vote or cause to be voted at any meeting in favor of any amendment to the Foresight Warrants and any amendment thereto proposed in the Warrant Exchange Offer/Solicitation; (iv) to comply with their obligations under that certain letter agreement, dated as of February 9, 2021, by and among Foresight, the Sponsors, Greg Wasson, Michael Balkin, Gerald Muizelaar, Brian Gamache, Robert Zimmerman and John Svoboda; and (v) comply with Foresight’s non-solicitation covenants under the Merger Agreement (with respect to the provisions thereof applicable to representatives of Foresight).

•

Pursuant to the Support Agreement, our Sponsor (but not FA Co-Investment LLC) agreed to tender or cause to be tendered any and all Foresight Warrants that our Sponsor owns of record or beneficially pursuant to and in accordance with the terms of the Warrant Exchange Offer/Solicitation.

For more information about the Support Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Support Agreement.”

Other Related Agreements

•

At the Closing, we will enter into certain other agreements related to the Business Combinations, including the Registration Rights and Lock-Up Agreement, the P3 LLC A&R LLC Agreement and the Tax Receivable Agreement. For more information about these agreements, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements.”

Ownership of P3 LLC and the Company at the Closing

•	Based on the assumptions described under “Certain Defined Terms,” immediately after the Closing:

•

the public stockholders collectively will (i) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest and an approximately 3.5% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (ii) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “no redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares and economic and voting interests at the Closing to be different from those set forth above.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

•

Based on the assumptions described under “Certain Defined Terms,” but assuming public stockholders holding an aggregate of 10,495,307 shares of Class A Common Stock exercise redemption rights in connection with the Business Combinations, immediately after the Closing:

•

the public stockholders collectively will (i) own 21,129,693 shares of our Class A Common Stock, representing an approximately 35.4% economic interest in the Company and an approximately 8.7% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.7% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 14.6% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 34.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 9,008,254 shares of Class A Common Stock, representing an approximately 15.1% economic interest and an approximately 3.7% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.7% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 183,591,746 shares of our Class V Common Stock, representing an approximately 75.4% voting interest in the Company and (ii) 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “maximum redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares, units and economic and voting interests at the Closing to be different from those set forth above.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, issued to the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combinations on Foresight’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Our Board of Directors’ Reasons for Approval of the Business Combinations

•

Our board of directors considered various factors in determining whether to approve the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations. For more information about our board of directors’ decision-making process, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Our Board of Directors’ Reasons for the Approval of the Business Combinations.”

Other Proposals to Be Voted on at the Special Meeting of Stockholders

•

In addition to voting on the proposal to approve and adopt the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations (the “Business Combinations Proposal”) at the special meeting of stockholders, Foresight’s stockholders will also be asked to vote on:

•	a proposal (the “Charter Amendment Proposal”) to adopt the Proposed Charter attached as Annex C to this proxy statement;

•	a proposal (the “Bylaw Amendment Proposal”) to approve amendments to Foresight’s bylaws, in the form of the Proposed Bylaws attached as Annex D to this proxy statement;

•

eight (8) separate governance proposals (the “Governance Proposals”), on a non-binding advisory basis, relating to the following material differences between Foresight’s current Charter and the Proposed Charter and between Foresight’s current bylaws and the Proposed Bylaws:

Proposed Charter

•

Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

Advisory Governance Proposal 4B— to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

Advisory Governance Proposal 4C—to provide that the Company renounces all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons;

•

Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations; and

•	Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

•

Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	Advisory Governance Proposal 4G—to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

•

Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

•	a proposal (the “Nasdaq Proposal”) to approve, in connection with the Business Combinations, for purposes of complying with applicable listing rules of the Nasdaq:

•

the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the transactions contemplated by the Transaction and Combination Agreement and (ii) shares of Class V Common Stock the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•

the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of approximately $208.7 million pursuant to the terms of the Subscription Agreements entered into with the Subscribers in the PIPE; and

•

the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Business Combinations and the Merger Agreement, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the P3 LLC A&R LLC Agreement to be entered into in connection with the Closing;

•	a proposal (the “2021 Plan Proposal”) to approve the 2021 Plan; and

•

a proposal (the “Stockholder Adjournment Proposal” and, together with the Business Combinations Proposal, the Charter Amendment Proposal, the Governance Proposals, the Nasdaq Proposal and the 2021 Plan Proposal, the “Stockholder Proposals”) to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Stockholder Proposals.

For more information, see the sections entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal,” “Stockholder Proposal No. 3—The Bylaw Amendment Proposal,” “Stockholder Proposal Nos. 4A-4H—The Governance Proposals,” “Stockholder Proposal No. 5—The Nasdaq Proposal,” “Stockholder Proposal No. 6—The 2021 Plan Proposal,” and “Stockholder Proposal No. 7—The Stockholder Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR FORESIGHT STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders of Foresight, including the proposed Business Combinations. The following questions and answers do not include all the information that is important to Foresight stockholders. We urge Foresight stockholders to read carefully this entire proxy statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

Foresight stockholders are being asked to consider and vote upon, among other things, the Business Combinations Proposal to approve and adopt the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations, pursuant to which Foresight will acquire a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will become the sole managing member of P3 LLC.

Copies of the Merger Agreement and the Transaction and Combination Agreement are attached to this proxy statement as Annexes A and B, respectively. This proxy statement and its annexes contain important information about the proposed Business Combinations and the other matters to be acted upon at the special meeting of stockholders. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting of stockholders?

A:	Below are the proposals on which Foresight stockholders will vote at the special meeting of stockholders.

1.	The Business Combinations Proposal—To consider and vote upon a proposal to approve and adopt the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations.

2.	The Charter Amendment Proposal—To consider and vote upon a proposal to adopt the Proposed Charter attached as Annex C to the proxy statement.

3.	The Bylaw Amendment Proposal—To consider and vote upon a proposal to approve amendments to Foresight’s bylaws, in the form of the Proposed Bylaws attached as Annex D to this proxy statement.

4.

The Governance Proposals—To consider and vote, on an advisory basis, on eight (8) separate Governance Proposals, on a non-binding advisory basis, relating to the following material differences between Foresight’s current Charter and the Proposed Charter and Foresight’s current bylaws and the Proposed Bylaws:

Proposed Charter

•

Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

Advisory Governance Proposal 4B— to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

Advisory Governance Proposal 4C—to provide that the Company renounces all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons;

•

Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations; and

•	Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

•

Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	Advisory Governance Proposal 4G—to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

•

Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

5.	The Nasdaq Proposal—To consider and vote upon a proposal to approve, in connection with the Business Combinations, for purposes of complying with applicable listing rules of Nasdaq:

•

the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the transactions contemplated by the Transaction and Combination Agreement and (ii) shares of Class V Common Stock the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•

the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of approximately $208.7 million pursuant to the terms of Subscription Agreements entered into with the Subscribers in the PIPE; and

•

the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Business Combinations and the Merger Agreement, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the P3 LLC A&R LLC Agreement to be entered into in connection with the Closing.

6.	The 2021 Plan Proposal—To approve the 2021 Plan.

7.

The Stockholder Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the Stockholder Proposals.

Q:	Are the proposals conditioned on one another?

A:

Yes. The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. Except for the Stockholder Adjournment Proposal, each of the Stockholder Proposals is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal. The Stockholder Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal, and none of the other Stockholder Proposals is conditioned on the approval of the Governance Proposals or the Stockholder Adjournment Proposal.

Q:	Why is Foresight providing stockholders with the opportunity to vote on the Business Combinations?

A:

Under the Charter, we must provide all public stockholders with the opportunity to have their public shares redeemed upon the consummation of our Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combinations Proposal to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The approval of our stockholders of the Business Combinations Proposal is also a condition to the Closing in the Merger Agreement.

Q:	What will happen in the Business Combinations?

A:

At the Closing, Foresight will acquire a minority, expected to be approximately 28.6%, of the economic interests in P3 LLC through the P3 Merger and the Blocker Mergers. Pursuant to the terms of the Merger Agreement, at the Closing, the total P3 Merger Consideration to be received by the P3 Equityholders at the closing of the P3 Merger pursuant to the Business Combinations will consist of a mix of up to approximately $305 million in cash and an aggregate of at least 182,104,693 P3 LLC Units (valued at $10.00 per P3 LLC Unit and approximately $1.8 billion in the aggregate), unless elections are made by one or more P3 Equityholders as described in the next sentence. Each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. The P3 Merger Consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the cash portion of the P3 Merger Consideration and the equity portion of the P3 Merger Consideration were distributed prior to the P3 Merger in accordance with the P3 Existing LLC Agreement, which allocation will be determined prior to the Closing. However, in the event the net cash of Foresight and P3 LLC immediately after the Closing (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the cash portion of the P3 Merger Consideration will be reduced by such shortfall and the equity portion of the P3 Merger Consideration would be increased by the amount of such shortfall, such that the aggregate value of the consideration in the Business Combinations of $2.126 billion will remain unchanged.

In addition, each P3 Equityholder that is an “accredited investor” (as defined in Rule 501 under Regulation D of the Securities Act) will have the opportunity to subscribe for a number of shares of Class V Common Stock equal to the number of P3 LLC Units received by such P3 Equityholder pursuant to the P3 Merger, for a purchase price equal to the aggregate par value of such shares of Class V Common Stock. Each P3

LLC Unit (other than those held by Foresight), together with one share of Class V Common Stock, will be exchangeable in the future, subject to certain conditions, for one share of Class A Common Stock or, at our election, the cash equivalent to the market value of one share of Class A Common Stock, pursuant to the terms of the P3 LLC A&R LLC Agreement, as described in this proxy statement.

The total Blocker Merger Consideration to be received by the Blocker Sellers at the closing of the Blocker Mergers pursuant to the Transaction and Combination Agreement will consist of a mix of cash and Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash).

The number of P3 LLC Units that comprise the equity portion of the P3 Merger Consideration and the number of shares of Class A Common Stock that comprise the equity portion of the Blocker Merger Consideration will be based on a value of $10.00 per P3 LLC Unit and share of Class A Common Stock.

For more information about the Merger Agreement, the Transaction and Combination Agreement, the P3 Merger, the Blocker Mergers, the P3 Merger Consideration, the Blocker Merger Consideration and the Business Combinations generally, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal.”

Q:	What conditions must be satisfied to complete the Business Combinations?

A:

There are a number of closing conditions in the Merger Agreement and the Transaction and Combination Agreement, including the approval by our stockholders of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combinations, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement —Conditions to the Closing of the Business Combinations.”

Q:	How will P3 and Foresight be managed and governed following the Business Combinations?

A:

Following the consummation of the Business Combinations, Foresight will hold a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will become the sole managing member of P3 LLC, and as a result of the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement, the P3 Equityholders will become equityholders of P3 LLC and the Blocker Sellers will become stockholders of Foresight. As such, we, through our directors and officers, will be responsible for all operational and administrative decisions of P3 LLC and the day-to-day management of P3’s business. Foresight does not currently have any management-level employees, other than its current officers. Following the consummation of the Business Combinations, the current management of P3 will become the management of Foresight and Greg Wasson, our current Chairman, will become a member of the board of directors and Mark Thierer, a member of our team of advisors, will become Chairman of the board of directors. None of our current officers will be officers of Foresight after the Closing.

Foresight is, and after the Closing will continue to be, managed by our board of directors. Following the completion of the Business Combinations, the size of our board of directors will be expanded from five directors to nine directors, and our board of directors will consist of Mark Thierer, Greg Wasson, Larry Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Tom Price and                 . All the directors except for                  and                  will be independent under applicable Nasdaq rules.

Please see the section entitled “Management After the Business Combinations.”

Q:	What equity stake will current Foresight stockholders and other persons hold in Foresight following the consummation of the Business Combinations?

A:

It is anticipated that, upon completion of the Business Combinations and based on the assumptions described under “Certain Defined Terms,” the Company, which will be the sole managing member of P3 LLC, will own 69,700,372 P3 LLC Units, representing an approximately 28.6% economic interest in P3 LLC, the P3 Equityholders (other than the Blocker Sellers) will own 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC, and the ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest in the Company and an approximately 3.5% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (ii) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares and economic and voting interests at the Closing to be different from those set forth above.

Based on the assumptions described under “Certain Defined Terms,” but assuming public stockholders holding an aggregate of 10,495,307 shares of Class A Common Stock exercise redemption rights in connection with the Business Combinations, immediately after the Closing, the Company will own 59,747,204 P3 LLC Units, representing an approximately 24.6% economic interest in P3 LLC, the P3 Equityholders (other than the Blocker Sellers) will own 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC, and the ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 21,129,693 shares of our Class A Common Stock, representing an approximately 35.4% economic interest in the Company and an approximately 8.7% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.7% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 14.6% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 34.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 9,008,254 shares of Class A Common Stock, representing an approximately 15.1% economic interest in the Company and an approximately 3.7% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.7% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 183,591,746 shares of our Class V Common Stock, representing an approximately 75.4% voting interest in the Company and (ii) 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, issued to the P3 Equityholders, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on Foresight’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Summary of the Proxy Statement—Organizational Structure—Following the Business Combinations” for further information.

Q:	How will the Charter and existing bylaws be amended in connection with the Business Combinations pursuant to the Charter Amendment Proposal and the Governance Proposals?

A:

The amendments to the Charter and the existing bylaws to be made in connection with the Business Combinations pursuant to the Charter Amendment Proposal, the Bylaw Amendment Proposal and the Governance Proposals will (i) increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000; (ii) create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000; (iii) renounce all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Exempt Persons; (iv) provide for certain additional changes, including, among other things, (a) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (b) making the Company’s corporate existence perpetual, and (c) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations; (v) modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act; (vi) update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests; (vii) provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and (viii) change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations. Stockholder approval of the Charter Amendment Proposal and the Bylaw Amendment Proposal are also conditions to the Closing under the Merger Agreement.

See the sections entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal,” “Stockholder Proposal No. 3—The Bylaw Amendment Proposal” and “Stockholder Proposal Nos. 4A-4H—The Governance Proposals” for additional information.

Q:	Why is Foresight proposing the Nasdaq Proposal?

A:

Foresight is proposing the Nasdaq Proposal in order to comply with the Nasdaq listing rules, which require stockholder approval prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. In connection with the Business Combinations, we may issue up to 10,048,179 shares of Class A Common Stock to the Blocker Sellers, up to 202,551,882 shares of Class V Common Stock to the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, and up to an additional 20,870,307 shares of Class A Common Stock pursuant to the Subscription Agreements in the PIPE. In addition, we will issue shares of Class A Common Stock to the holders of shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units (as defined in this proxy statement) and shares of Class V Common Stock in accordance with the P3 LLC A&R LLC Agreement. Because Foresight will issue in the aggregate 20% or more of its outstanding voting power and outstanding Common Stock in connection with the Business Combinations and the PIPE, it is required to obtain stockholder approval of such issuances pursuant to Nasdaq listing rules. Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

See the section entitled “Stockholder Proposal No. 5—The Nasdaq Proposal” for additional information.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting of stockholders?

A:

The record date for the special meeting of stockholders is earlier than the date that the Business Combinations are expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combinations in accordance with the provisions described herein. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting of stockholders or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Stockholder Proposals presented at the special meeting of stockholders?

A:

Approval of the Business Combinations Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders.

Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all then outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders and (ii) the holders of a majority of all then outstanding shares of Class B Common Stock, voting separately as a single class, entitled to vote thereon at the special meeting of stockholders. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of each of the Nasdaq Proposal, the Governance Proposals, the 2021 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders.

Q:	May our Sponsors, directors, officers, advisors or their affiliates purchase shares in connection with the Business Combinations?

A:

In connection with the stockholder vote to approve the proposed Business Combinations, our Sponsors, directors, officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Initial Business Combination. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our Initial Business Combination. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsors, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our Initial Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our Initial Business Combination.

Q:	How many votes do I have at the special meeting of stockholders?

A:

Foresight’s stockholders are entitled to one vote at the special meeting of stockholders for each share of Class A Common Stock and Class B Common Stock held of record as of                     , 2021, the record date for the special meeting of stockholders. As of the close of business on                     , 2021, there were                  outstanding shares of Class A Common Stock and                  outstanding shares of Class B Common Stock.

Q:	What constitutes a quorum at the special meeting of stockholders?

A:

Holders of a majority in voting power of Common Stock issued and outstanding and entitled to vote at the special meeting of stockholders, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting of stockholders.

Q:	How will Foresight’s Sponsors, directors and officers vote?

A:

In connection with the IPO, we entered into an agreement with our Sponsors, officers and directors, pursuant to which each agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of the Business Combinations Proposal. In addition, pursuant to the Support Agreement, the Sponsors agreed to vote their shares in favor of the Business Combinations Proposal. Currently, our Sponsors, directors and officers collectively own approximately 21.6% of our issued and outstanding shares of Common Stock, including the founder shares. See the sections entitled “Beneficial Ownership of Securities” and “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Support Agreement” for additional information.

Q:	What interests do the current officers and directors have in the Business Combinations?

A:

In considering the recommendation of our board of directors to vote in favor of the Business Combinations, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the Business Combinations that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combinations, and in recommending to stockholders that they approve the Business Combinations. Stockholders should take these interests into account in deciding whether to approve the Business Combinations. These interests include, among other things:

•

the beneficial ownership by our Sponsor of 7,526,025 shares of Common Stock, consisting of 6,843,525 founder shares and 682,500 shares of Class A Common Stock, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $73.9 million based on the closing price of the Class A Common Stock of $9.82 (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

the beneficial ownership by our Sponsor of Private Placement Warrants to purchase 227,500 shares of Class A Common Stock, which warrants would expire and become worthless if we do not complete an Initial Business Combination within the applicable time period. Such warrants have an aggregate market value of approximately $275,275 based on the closing price of the Foresight Warrants of $1.21 on Nasdaq on August 4, 2021;

•

the beneficial ownership by each of Messrs. Gamache, Svoboda and Zimmerman, each an independent director of Foresight, of 25,000 founder shares, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our directors have waived any right to redemption with respect to these shares. Such shares held by each director have a market value of approximately $245,500 based on the closing price of the Class A Common Stock of $9.82 on Nasdaq on August 4, 2021;

•

the economic interests in the Sponsor held by certain of our officers and directors, each of whom is a member of the Sponsor, which gives them an interest in the securities of Foresight held by the Sponsor, and which interests would also become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, including the following:

•

Mr. Balkin, our Chief Executive Officer and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Balkin an interest in 1,830,171 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $19.0 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Wasson, our Chairman and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Wasson an interest in 1,278,764 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $13.5 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•	Mr. Muizelaar, our Chief Financial Officer, has an interest in 55,000 founder shares held by the Sponsor, which shares would have a market value of approximately $540,100, based on the last sale price of $9.82 of the Class A Common Stock (assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•	the continuation of Mr. Wasson as a director of the Company after the Business Combinations; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combinations.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combinations Proposal, and the transactions contemplated thereby.

Q:	What happens if I vote against the Business Combinations Proposal?

A:

Under the Charter, if the Business Combinations Proposal is not approved and we do not otherwise consummate an alternative business combination by February 12, 2023 (or during any extended time as a result of a stockholder vote), we will be required to (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of our Initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, Foresight will not redeem any public shares in an amount that would cause Foresight’s net tangible assets to be less than $5,000,001 following such redemptions. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to more than 15% of the shares of Class A Common Stock included in the units sold in our IPO (with respect to any particular public stockholder or “group”, such shares in excess of such 15%, the “Excess Shares”) without our prior consent. Accordingly, all such Excess Shares beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of outstanding public warrants do not have redemption rights in connection with the consummation of our Initial Business Combination. Our Sponsors, officers and directors have agreed to waive their redemption rights in connection with the Closing with respect to any shares of Class A Common Stock and founder shares that they may hold. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities and cash held in the Trust Account as of March 31, 2021 of approximately $316.3 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combinations are consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to February 12, 2023.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combinations Proposal or any other Stockholder Proposal described in this proxy statement. As a result, the Business Combinations can be approved by stockholders who will redeem their public shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:

If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Foresight redeem your public shares for cash, and deliver your public shares to Continental Stock Transfer & Trust Company, Foresight’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting of stockholders. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, including interest earned on the funds held in the Trust Account, which interest shall be net of taxes payable. Such amount will be paid promptly upon consummation of the Business Combinations.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combinations Proposal at the special meeting of stockholders. If you deliver your shares for redemption to Foresight’s transfer agent and later decide prior to the special meeting of stockholders not to elect redemption, you may request that Foresight’s transfer agent return the shares (physically or electronically). You may make such request by contacting Foresight’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of redemption rights must be received by Foresight’s transfer agent at least two (2) business days prior to the vote taken on the Business Combinations Proposal at the special meeting of stockholders. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Foresight Units) and you exercise your redemption rights, it will not result in the loss of any Foresight Warrants that you may hold (including those contained in any Foresight Units you hold). Your whole Foresight Warrants will become exercisable to purchase one share of Class A Common Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combinations.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

Whether the redemption is subject to U.S. federal income tax depends on your particular facts and circumstances. Foresight stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their public shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in its shares of Class A Common Stock generally will equal the cost of such shares. A stockholder who purchased Foresight Units will have to allocate the cost between the shares of Class A Common Stock and Foresight Warrants comprising the Foresight Units based on their relative fair market values at the time of the purchase. See the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Material United States Federal Income Tax Considerations.”

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of Foresight Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combinations?

A:	No. There are no appraisal rights available to holders of Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combinations Proposal is approved, Foresight intends to use a portion of the funds held in the Trust Account to pay (i) a portion of Foresight’s aggregate costs, fees and expenses in connection with the consummation of the Business Combinations, (ii) tax obligations and deferred underwriting commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account, together with proceeds received from the issuance of the PIPE Shares pursuant to the Subscription Agreements, will be contributed by Foresight into P3 LLC and, will become funds of P3 LLC. P3 LLC expects to use such funds to pay expenses incurred by it in connection with the Business Combinations, to fund future acquisitions or for other general corporate purposes. See the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal” for additional information.

Q:	Did Foresight’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combinations?

A:

Foresight’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combinations. Foresight’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combinations was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that P3’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing the Merger Agreement and the Transaction and Combination Agreement. Accordingly, investors will be relying on the judgment of Foresight’s board of directors in valuing P3’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q:	What happens if the Business Combinations are not consummated or is terminated?

A:

There are certain circumstances under which the Merger Agreement and the Transaction and Combination Agreement may be terminated. See the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Charter, if an Initial Business Combination is not consummated by February 12, 2023, Foresight will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of liquidation, there will be no distribution with respect to the outstanding Foresight Warrants, which will expire worthless.

Q:	What happens to the founder shares if the Business Combinations are consummated?

A:

Pursuant to the terms of the Charter, in connection with the consummation of the Business Combinations, all then-outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis.

Q:	When are the Business Combinations expected to be consummated?

A:

It is currently anticipated that the Business Combinations will be consummated promptly following the special meeting of stockholders to be held on                      , 2021; provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combinations have been satisfied or waived. For a description of the conditions for the completion of the Business Combinations, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement —Conditions to the Closing of the Business Combinations.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the Business Combinations will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of shares of Common Stock on                , 2021, the record date for the special meeting of stockholders, you may vote with respect to the applicable Stockholder Proposals in person via the virtual meeting platform at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.    By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of Common Stock at the special meeting of stockholders in the manner you indicate. Foresight encourages you to sign and return the proxy card even if you plan to attend the special meeting of stockholders so that your shares will be voted if you are unable to attend the special meeting of stockholders. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by                  on                      , 2021.

Voting at the Special Meeting via the Virtual Meeting Platform.    If you attend the special meeting of stockholders and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting of stockholders. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “Special Meeting of Foresight Stockholders.”

Q:	What will happen if I abstain from voting or fail to vote at the special meeting of stockholders?

A:

At the special meeting of stockholders, Foresight will count a properly executed proxy marked “ABSTAIN” with respect to a particular Stockholder Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Nasdaq Proposal, the 2021 Plan Proposal or the Stockholder Adjournment Proposal but will have the same effect as a vote AGAINST the Business Combinations Proposal, the Charter Amendment Proposal and the Bylaw Amendment Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Foresight without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Stockholder Proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting of stockholders virtually, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting of stockholders virtually or not, please read this proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Foresight believes the Stockholder Proposals presented to the stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Foresight’s secretary at the address listed below so that it is received by our secretary prior to the special meeting of stockholders or virtually attend the special meeting of stockholders and vote during the special meeting. You also may revoke your proxy by sending a notice of revocation to Foresight’s secretary, which must be received prior to the special meeting of stockholders.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	What happens to the Foresight Warrants I hold if I vote my shares of Class A Common Stock against approval of the Business Combinations Proposal and validly exercise my redemption rights?

A:

Properly exercising your redemption rights as a Foresight stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combinations Proposal or any of the other proposals described in this proxy statement. If the Business Combinations are not completed, you will continue to hold your public warrants or Private Placement Warrants, and if Foresight does not otherwise consummate an Initial Business Combination by February 12, 2023, or amend its Charter to extend the date by which Foresight must consummate an Initial Business Combination, Foresight will be required to dissolve and liquidate, and your Foresight Warrants will expire worthless.

Q:	Who can help answer my questions?

A:	If you have questions about the Stockholder Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Foresight Acquisition Corp.

233 Michigan Avenue

Chicago, IL 60601

Attention: Secretary

You may also contact our proxy solicitor at:

[            ]

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting of stockholders.

You may also obtain additional information about Foresight from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting of stockholders in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Foresight will pay the cost of soliciting proxies for the special meeting of stockholders. Foresight has engaged             , to assist in the solicitation of proxies for the special meeting of stockholders. Foresight has agreed to pay              a fee of $         , plus disbursements. Foresight will reimburse              for reasonable out-of-pocket expenses and will indemnify              and its affiliates against certain claims, liabilities, losses, damages and expenses. Foresight will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combinations and the Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combinations

Foresight Acquisition Corp.

Foresight is a Delaware blank check company formed on August 20, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Upon the Closing, we intend to change our name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”

Our Class A Common Stock, Foresight Warrants and Foresight Units, consisting of one share of Class A Common Stock and one-third of one redeemable Foresight Warrant, are traded on Nasdaq under the ticker symbols “FORE,” “FOREWS” and “FOREU,” respectively. We have applied to continue the listing of our Class A Common Stock and Foresight Warrants on Nasdaq under the symbols “PHP” and “PHPW,”respectively, upon the Closing. The Foresight Units will automatically separate into the component securities upon consummation of the Business Combinations and, as a result, will no longer trade as a separate security.

The mailing address of Foresight’s principal executive office is 233 Michigan Avenue, Chicago, IL 60601, and its telephone number is (312) 882-8897.

P3 Health Group Holdings, LLC

P3 is a patient-centered and physician-led population health management company. Founded and led by physicians, P3 is a team of doctors, clinicians and support service professionals with a shared passion for delivering value-based care. P3’s team’s 20+ years of experience in population health management, combined with its strong payor relationships, large community-based physician networks and custom technology platform uniquely position P3 to unburden physicians, align incentives for physicians and payors and improve the quality of care for the communities it serves.

The mailing address of P3’s principal executive office is 2370 Corporate Circle, Suite 300, Henderson, NV 89074, and its telephone number is (702) 910-3950.

For more information about P3, see the sections entitled “Information About P3” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P3.”

The Business Combinations

The Merger Agreement and the Transaction and Combination Agreement

On May 25, 2021, we entered into the Merger Agreement among Foresight, P3 and P3 LLC and the Transaction and Combination Agreement among Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers. Pursuant to the Merger Agreement, among other matters described in this proxy statement, Foresight will acquire approximately 25.2% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and will become the sole managing member of P3 LLC on the terms and subject to the conditions set forth therein. Pursuant to the Transaction and Combination Agreement, among other matters described in this proxy statement, Foresight will acquire an additional approximate 3.5% of the economic interests of P3 LLC, by merging each of the Blockers with a wholly-owned subsidiary of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, on the terms and subject to the conditions set forth therein. Copies of the Merger Agreement and the Transaction and Combination Agreement are attached to this proxy statement as Annexes A and B, respectively.

Pursuant to the Merger Agreement and the Transaction and Combination Agreement, the Business Combinations are expected to involve six principal components, each to occur at the Closing: the adoption of the Proposed Charter and Proposed Bylaws, the Blocker Reorganization, the Foresight Contribution, the P3 Merger, the P3 Equityholders Subscription and the Blocker Mergers (each as described below).

Pursuant to the P3 Merger, following the Closing the Company and P3 LLC will be organized in an “Up-C” structure, meaning that substantially all of the assets of the combined company will be held by P3 LLC, and the Company’s only assets will be equity interests in P3 LLC, which will own P3’s operating subsidiaries. Following the Closing, the Company will own a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will be the sole managing member of P3 LLC. It is anticipated that, upon completion of the Business Combinations, (i) Foresight’s existing stockholders, including our Sponsors, directors and officers, will retain an economic interest of approximately 58% in the Company and a voting interest of approximately 16.6% in the Company, resulting in an indirect economic interest of approximately 16.6% in P3 LLC, (ii) the Subscribers will own an economic interest of approximately 29.9% in the Company and a voting interest of approximately 8.6% in the Company, resulting in an indirect economic interest of approximately 8.6% in P3 LLC, (iii) the Blocker Sellers will own an economic interest of approximately 12.1% in the Company and a voting interest of approximately 3.5% in the Company, resulting in an indirect economic interest of approximately 3.5% in P3 LLC and (iv) the P3 Equityholders (other than the Blocker Sellers) will own a voting interest of approximately 71.4% in the Company and will own an economic interest of approximately 71.4% in P3 LLC. These percentages are calculated based on a number of assumptions described in this proxy statement. See assumptions described under “Certain Defined Terms” and “Summary of the Proxy Statement—Organizational Structure—Following the Business Combinations.”

The total P3 Merger Consideration to be received by the P3 Equityholders (including the Blocker Sellers) at the closing of the P3 Merger pursuant to the Business Combinations will have an aggregate value of $2.126 billion and will consist of a mix of up to approximately $305 million in cash and an aggregate of at least 182,104,693 P3 LLC Units (valued at $10.00 per P3 LLC Unit and approximately $1.8 billion in the aggregate), provided that each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. The P3 Merger Consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the cash portion of the P3 Merger Consideration and the equity portion of the P3 Merger Consideration were distributed prior to the P3 Merger in accordance with the P3 Existing LLC Agreement, which allocation will be determined prior to the Closing. However, in the event the net cash of Foresight and P3 LLC immediately after the Closing (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the cash portion of the P3 Merger Consideration will be reduced by such shortfall and the equity portion of the P3 Merger Consideration would be increased by the amount of such shortfall, such that the P3 Merger Consideration aggregate value of $2.126 billion will remain unchanged.

In addition, each P3 Equityholder that is an “accredited investor” (as defined in Rule 501 under Regulation D of the Securities Act) will have the opportunity to subscribe for a number of shares of Class V Common Stock equal to the number of P3 LLC Units received by such P3 Equityholder pursuant to the P3 Merger, for a purchase price equal to the aggregate par value of such shares of Class V Common Stock. Each P3 LLC Unit (other than those held by Foresight), together with one share of Class V Common Stock, will be exchangeable in the future, subject to certain conditions, for one share of Class A Common Stock or, at our election, the cash equivalent to the market value of one share of Class A Common Stock, pursuant to the terms of the P3 LLC A&R LLC Agreement, as described in this proxy statement.

The total Blocker Merger Consideration to be received by the Blocker Sellers at the closing of the Blocker Mergers pursuant to the Transaction and Combination Agreement will consist of a mix of cash and Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash).

The number of P3 LLC Units that comprise the equity portion of the P3 Merger Consideration and the number of shares of Class A Common Stock that comprise the equity portion of the Blocker Merger Consideration will be based on a value of $10.00 per P3 LLC Unit and share of Class A Common Stock.

Each Incentive Unit that is outstanding immediately prior to the effective time of the P3 Merger and that is vested will be canceled and will be converted into the right to receive a portion of the P3 Merger Consideration. Each outstanding Incentive Unit that is subject to time-based vesting but not vested immediately prior to the effective time of the P3 Merger will be converted into the right to receive a portion of the P3 Merger Consideration; however, the P3 LLC Units and the cash portion constituting such portion of the P3 Merger Consideration will continue to be subject to such time-based vesting and be treated in accordance with the Merger Agreement. Each outstanding Incentive Unit that is subject to vesting requirements based on the achievement of performance conditions and not vested immediately prior to the effective time of the P3 Merger will be forfeited without consideration.

Pursuant to a letter agreement between P3 and the holders of the P3 Warrants, each P3 Warrant that is outstanding immediately prior to the effective time of the P3 Merger will be deemed to be exercised immediately prior to the effective time of the P3 Merger and the holders thereof will be considered P3 Equityholders entitled to a portion of the P3 Merger Consideration at the closing of the P3 Merger.

On the Closing Date:

•

Pursuant to the terms of the Charter, in connection with the consummation of the Business Combinations, all then-outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis.

•	Pursuant to the Merger Agreement, at the Closing, Foresight’s Charter will be further amended and restated as described below under “—Amendments to the Charter.”

•

Pursuant to the Transaction and Combination Agreement, Splitter will make a liquidating distribution of its equity interests in P3 to Splitter’s members, including Blocker A and Blocker B, resulting in the liquidation of Splitter (the “Blocker Reorganization”).

•

Pursuant to the Merger Agreement, immediately prior to the P3 Merger, Foresight will cause the trustee to distribute the proceeds of the Trust Account, and Foresight will contribute the proceeds from the issuance of the PIPE Shares pursuant to the Subscription Agreements (after taking into account any redemptions of public shares and other than cash used to pay Blocker Merger Consideration in connection with the Blocker Mergers), in each case, to P3 LLC (the “Foresight Contribution”) in exchange for (i) a number of units of P3 LLC equal to the number of outstanding shares of Class A Common Stock (after giving effect to any public shares tendered for redemption, the PIPE Shares issued pursuant to the Subscription Agreements and the shares of Class A Common Stock issued upon conversion of the founder shares) and (ii) warrants to acquire additional units of P3 LLC equal to the number of outstanding Foresight Warrants.

•

Pursuant to the Merger Agreement, following the Foresight Contribution, the P3 Merger will be effected, pursuant to which P3 will merge with and into P3 LLC, with P3 LLC surviving the merger, resulting in Foresight becoming a minority equityholder of P3 LLC and each P3 Equityholder being entitled to receive the P3 Merger Consideration, consisting of a mix of cash and P3 LLC Units unless elected otherwise by one or more P3 Equityholders. As a result of the P3 Merger, all of the outstanding

P3 Existing Units will be converted into the right to receive the P3 Merger Consideration, in amounts determined in accordance with the Merger Agreement and the P3 Existing LLC Agreement.

•

Pursuant to the Merger Agreement and separate subscription agreements with Foresight, following the P3 Merger, each P3 Equityholder that is an accredited investor will have the opportunity to subscribe to purchase shares of Class V Common Stock from Foresight for a subscription price equal to the par value thereof (and the subscription price shall be offset against the consideration in the P3 Merger), with the number of shares of Class V Common Stock subscribed for by each such P3 Equityholder equal to the number of P3 LLC Units such P3 Equityholder receives in the P3 Merger (the “P3 Equityholders Subscription”).

•

Pursuant to the Transaction and Combination Agreement, (i) the Blocker Mergers will be effected, pursuant to which Foresight will acquire the Blockers by merging Blocker A with Merger A Corp and Blocker B with Merger B Corp, with Blocker A and Blocker B, respectively, as the surviving entities, (ii) the Blocker Sellers will receive a number of shares of Class A Common Stock and cash equal to the number of P3 LLC Units and cash that such Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash) and (iii) after each Blocker Merger, the surviving entity of such Blocker Merger will be merged into and consolidated with Foresight.

For more information about the Merger Agreement, the Transaction and Combination Agreement, the P3 Merger, the Blocker Mergers, the P3 Merger Consideration, the Blocker Merger Consideration and the Business Combinations generally, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal.”

Conditions to the Closing

Unless waived by the parties, the Closing is subject to a number of conditions set forth in the Merger Agreement and the Transaction and Combination Agreement, including, among others: (i) our stockholders having approved, among other things, the Merger Agreement, the Merger Transaction, the Transaction and Combination Agreement and the Blocker Transaction; (ii) the absence of any governmental law or order that would prohibit the Business Combinations; (iii) the completion of all required filings and the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Act; (iv) the required approvals to consummate the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement; (v) after giving effect to (A) the payment by Foresight of any of Foresight’s expenses, fees or costs incurred related to the Merger Agreement, (B) the exercise of redemption rights by holders of the outstanding shares of Class A Common Stock, (C) the sale and issuance by Foresight of Class A Common Stock between the date of the Merger Agreement and the effective time of the P3 Merger pursuant to the Subscription Agreements and (D) the sale and issuance by Foresight of any other securities of Foresight in accordance with the provisions of the Merger Agreement between the date of the Merger Agreement and the effective time of the P3 Merger, the amount of cash held by Foresight and P3 LLC in the aggregate, whether in or outside the Trust Account, shall be at least $400,000,000; and (vi) the representations and warranties of the other parties to the Merger Agreement and the Transaction and Combination Agreement being true and correct, subject to the applicable de minimis, materiality and material adverse effect standards contained therein.

For more information about the conditions to the Closing, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement—Conditions to the Closing of the Business Combinations.”

Regulatory Matters

To complete the Business Combinations, Foresight and P3 must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The transactions contemplated by the Merger Agreement are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), which prevents Foresight and P3 from completing the transactions contemplated by the Merger Agreement until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. On June 25, 2021, Foresight and P3 each filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act. On July 26, 2021, the applicable waiting period expired.

No separate filing with the DOJ and the FTC under the HSR Act is required in connection with the Transaction and Combination Agreement, which is included within the filings for the transactions contemplated by the Merger Agreement.

In addition, to complete the Business Combinations, P3 must obtain the approval of the Florida Agency for Health Care Administration to permit a change in ownership of a certain regulatory license (the “CHOW Approval”). Separately, on February 16, 2021, P3 submitted an application for its relevant subsidiary to become a Florida Medicaid eligible provider (the “Medicaid Application”). Once P3 receives approval under the Medicaid Application, P3 will be able to apply to receive the CHOW Approval.

For more information, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Regulatory Matters.”

Termination Rights

The Merger Agreement is subject to termination as follows:

•	by the mutual written consent of Foresight and P3;

•

by either Foresight or P3, if: (i) the Closing does not occur on or prior to November 25, 2021 (the “Outside Date”); provided, that if the P3 Merger has not occurred by the Outside Date because of the SEC Warrant Accounting Statement or because any of Foresight’s financial statements included in its SEC filings will be restated, revised or modified as a result of the SEC Warrant Accounting Statement (the “Warrant Accounting Matter”), then the Outside Date would automatically be extended to February 25, 2022; provided, further, that neither P3 nor Foresight may terminate if such party is in breach of the Merger Agreement and such breach is the primary cause of the failure of a closing condition to be satisfied on or prior to the Outside Date; (ii) any governmental authority has enacted a law or order that has become final and nonappealable and has the effect of making consummation of any of the transactions contemplated by the Merger Agreement (including the P3 Merger) illegal or otherwise preventing or prohibiting consummation of any of the transactions contemplated by the Merger Agreement (including the P3 Merger); or (iii) the required approval of Foresight’s stockholders is not obtained;

•

by Foresight, if: (i) P3 breaches the Merger Agreement such that certain closing conditions would not be satisfied, subject to certain limitations and a cure right; (ii) P3 has not provided its financial statements audited in accordance with the auditing standards of the PCAOB (the “PCAOB Audited Financials”) to Foresight by August 25, 2021 (provided, that Foresight may not terminate for this reason so long as Foresight is unable to file this proxy statement because of the Warrant Accounting Matter); (iii) more than the PCAOB Audited Financials need to be included in the initial filing of this proxy statement and this materially delays the filing of this proxy statement (provided that Foresight shall not have the right to terminate for this reason after the definitive proxy statement is filed); (iv) P3’s audited financial statements for 2020 are adversely different from the unaudited 2020 financial statements of P3 previously provided to Foresight such that such unaudited 2020 financial statements do not fairly present, in all material respects, the financial position, results of operations and cash flows of P3 (provided that Foresight shall only have the right to terminate for this reason during the five business days after delivery of such audited 2020 financial statements); or (v) in connection with Foresight entering into a definitive agreement providing for a superior transaction proposal in accordance with Foresight’s obligations under its non-solicitation covenants under the Merger Agreement; and

•

by P3, if: (i) Foresight or P3 LLC breaches the Merger Agreement such that certain closing conditions would not be satisfied, subject to certain limitations and a cure right; or (ii) Foresight materially breaches its non-solicitation covenants under the Merger Agreement.

Foresight will be obligated to pay P3 a termination fee of $5.0 million (i) if the Merger Agreement is terminated by Foresight to enter into a definitive agreement for a superior transaction proposal or (ii) if (A) the Merger Agreement is terminated by P3 for a material breach of Foresight’s non-solicitation covenants, (B) at the time of such termination a bona fide superior transaction proposal was known to the Foresight board of directors and (C) Foresight enters into a definitive agreement with respect to a superior transaction proposal within 12 months of such termination; provided, in each case, any such termination fee will be payable concurrently with the execution of such definitive agreement.

The Transaction and Combination Agreement is subject to termination as follows:

•	by the mutual written consent of Foresight and the Blocker Sellers;

•

by either Foresight or the Blocker Sellers, if: (i) the Closing does not occur on or prior to February 25, 2021; provided, that neither Foresight nor the Blocker Sellers may terminate if such party is in breach of the Transaction and Combination Agreement and such breach is the primary cause of the failure of a closing condition to be satisfied on or prior to February 25, 2021; (ii) any governmental authority has enacted a law or order that has become final and nonappealable and has the effect of making consummation of any of the transactions contemplated by the Transaction and Combination Agreement illegal or otherwise preventing or prohibiting consummation of any of such transactions; or (iii) if the Merger Agreement is terminated;

•

by Foresight, if any Blocker, Splitter or any Blocker Seller breaches the Transaction and Combination Agreement such that certain closing conditions would not be satisfied, subject to certain limitations and a cure right; and

•

by the Blocker Sellers, if Foresight or any Merger Corp breaches the Transaction and Combination Agreement such that certain closing conditions would not be satisfied, subject to certain limitations and a cure right.

For more information, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement—Termination.”

Amendments to the Charter and Bylaws

Pursuant to the Merger Agreement, prior to the effective time of the P3 Merger, Foresight’s Charter will be further amended and restated, among other changes:

•	to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

to renounce all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons;

•

to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations; and

•	to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

In addition, pursuant to the Merger Agreement, prior to the effective time of the P3 Merger, Foresight’s existing bylaws will be amended and restated, among other changes:

•

to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

•

to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

For more information about these amendments to the Charter and Bylaws to be made at the Closing, see the sections entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal,” “Stockholder Proposal No. 3—The Bylaw Amendment Proposal” and “Stockholder Proposal Nos. 4A-4H—The Governance Proposals.”

Other Agreements Related to the Merger Agreement and the Transaction and Combination Agreement

Subscription Agreements

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination                  Agreement, Foresight entered into the Subscription Agreements with the various Subscribers party thereto.

Under the Subscription Agreements, the Subscribers agreed to purchase and subscribe for, and Foresight agreed to sell and issue to such Subscribers, an aggregate of 20,870,307 PIPE Shares for a purchase price of $10.00 per share, in a private placement. The closing of the sale of the PIPE Shares will be contingent upon the substantially concurrent consummation of the Business Combinations and the satisfaction of other customary closing conditions. The primary purpose of the sale of the PIPE Shares is to raise additional capital for Foresight for use in connection with the Business Combinations and to meet the minimum available cash requirement provided in the Merger Agreement.

For more information about the Subscription Agreements, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Subscription Agreements.”

Support Agreement

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, the Sponsors, Foresight and P3 entered into the Support Agreement.

Pursuant to the Support Agreement, the Sponsors agreed, among other things: (i) not to sell, pledge or otherwise dispose of (or agree to dispose of) any of their securities in Foresight; (ii) to vote or cause to be voted at any meeting in favor of each proposal included in this proxy statement and against any merger or other similar business combination transaction with any party other than P3 or other proposal that would prevent the Business Combinations; (iii) to vote or cause to be voted at any meeting in favor of any amendment to the Foresight Warrants and any amendment thereto proposed in the Warrant Exchange Offer/Solicitation; (iv) to comply with their obligations under that certain letter agreement, dated as of February 9, 2021, by and among Foresight, the Sponsors, Greg Wasson, Michael Balkin, Gerald Muizelaar, Brian Gamache, Robert Zimmerman and John Svoboda; and (v) comply with Foresight’s non-solicitation covenants under the Merger Agreement (with respect to the provisions thereof applicable to representatives of Foresight).

Pursuant to the Support Agreement, our Sponsor (but not FA Co-Investment LLC) agreed to tender or cause to be tendered any and all Foresight Warrants that our Sponsor owns of record or beneficially pursuant to and in accordance with the terms of the Warrant Exchange Offer/Solicitation.

For more information about the Support Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Support Agreement.”

P3 LLC A&R LLC Agreement

Following completion of the Business Combinations, we will operate our business through P3 LLC and its subsidiaries, including P3’s operating subsidiaries. At the Closing, Foresight, P3 LLC and the P3 Equityholders will enter into the P3 LLC A&R LLC Agreement which will set forth, among other things, the rights and obligations of the holders of P3 LLC Units.

For more information about the P3 LLC A&R LLC Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—P3 LLC A&R LLC Agreement.”

Tax Receivable Agreement

Simultaneously with the Closing, Foresight, P3 LLC and certain of the P3 Equityholders will enter into the Tax Receivable Agreement, which will provide for, among other things, payment by us to such P3 Equityholders of 85% of the U.S. federal, state and local income tax savings realized by us as a result of increases in our proportionate share of the tax basis in P3 LLC’s assets resulting from the Business Combinations and any future redemption or exchange of P3 LLC Units by a P3 Equityholder for our Class A Common Stock or cash (as more fully described in the Tax Receivable Agreement).

For more information about the Tax Receivable Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement.”

Registration Rights and Lock-Up Agreement

At the Closing, the Sponsors, the Blocker Sellers, certain P3 Equityholders, , Brian Gamache, John Svoboda and Robert Zimmerman (collectively, the “Holders”) and Foresight will enter into the Registration Rights and Lock-Up Agreement.

The Registration Rights and Lock-Up Agreement will (i) amend, restate and replace the registration rights agreement entered into by Foresight with the Sponsors, Brian Gamache, John Svoboda and Robert Zimmerman on February 9, 2021, and (ii) provide registration rights to the Holders pursuant to which Foresight will be required to file a shelf registration statement to register the resale shares of Class A Common Stock or any other equity security held by the Holders upon the Closing, including the shares of Class A Common Stock issuable upon the future exchange of P3 LLC Units and shares of Class V Common Stock by such Holders, and the Private Placement Units and Working Capital Units (including the Private Placement Warrants, Class A Common Stock included therein and the Class A Common Stock issuable upon exercise of the Private Placement Warrants included therein), in each case held by them upon the Closing (collectively, “Registrable Securities”).

In addition, subject to certain requirements and customary conditions, the Holders may demand, at any time or from time to time, that Foresight file a shelf registration statement on Form S-3, or if Form S-3 is not available, a Form S-1 to register the resale of shares of Class A Common Stock of Foresight held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Class A Common Stock, the Class V Stock and the Class A Common Stock issuable upon the future exchange of P3 LLC Units and shares of Class V Common Stock held by the P3 Equityholders and the Blocker Sellers held by the P3 Equityholders and Blocker Sellers after the Closing to be locked-up for a period of six months following the Closing, while the Class A Common Stock received by the Sponsors upon conversion of the Class B Common Stock on the Closing Date will be locked-up for a period of one year following the Closing subject to earlier release upon (i) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. The Private Placement Units, including the Private Placement Warrants and Class A Common Stock issuable upon exercise of the Private Placement Warrants will be locked-up for a period of thirty days following the Closing.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Registration Rights and Lock-Up Agreement.”

Interests of Certain Persons in the Business Combinations

In considering the recommendation of our board of directors to vote in favor of the Business Combinations, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the Business Combinations that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combinations, and in recommending to stockholders that they approve the Business Combinations. Stockholders should take these interests into account in deciding whether to approve the Business Combinations. These interests include, among other things:

•	the beneficial ownership by our Sponsor of 7,526,025 shares of Common Stock, consisting of 6,843,525 founder shares and 682,500 shares of Class A Common Stock, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $73.9 million based on the closing price of the Class A Common Stock of $9.82 (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

the beneficial ownership by our Sponsor of Private Placement Warrants to purchase 227,500 shares of Class A Common Stock, which warrants would expire and become worthless if we do not complete an Initial Business Combination within the applicable time period. Such warrants have an aggregate market value of approximately $275,275 based on the closing price of the Foresight Warrants of $1.21 on Nasdaq on August 4, 2021;

•

the beneficial ownership by each of Messrs. Gamache, Svoboda and Zimmerman, each an independent director of Foresight, of 25,000 founder shares, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our directors have waived any right to redemption with respect to these shares. Such shares held by each director have a market value of approximately $245,500 based on the closing price of the Class A Common Stock of $9.82 on Nasdaq on August 4, 2021;

•

the economic interests in the Sponsor held by certain of our officers and directors, each of whom is a member of the Sponsor, which gives them an interest in the securities of Foresight held by the Sponsor, and which interests would also become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, including the following:

•

Mr. Balkin, our Chief Executive Officer and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Balkin an interest in 1,830,171 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $19.0 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Wasson, our Chairman and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Wasson an interest in 1,278,764 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $13.5 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Muizelaar, our Chief Financial Officer, has an interest in 55,000 founder shares held by the Sponsor, which shares would have a market value of approximately $540,100, based on the last sale price of $9.82 of the Class A Common Stock (assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•	the continuation of Mr. Wasson as a director of the Company after the Business Combinations; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combinations.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combinations Proposal, and the transactions contemplated thereby.

Reasons for the Approval of the Business Combinations

After careful consideration, our board of directors recommends that Foresight stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of the Foresight stockholders at the special meeting.

For a description of Foresight’s reasons for the approval of the Business Combinations and the recommendation of our board of directors, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Our Board of Directors’ Reasons for the Approval of the Business Combinations.”

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. As of March 31, 2021, this would have amounted to approximately $10.00 per share. However, Foresight will not redeem any public shares in an amount that would cause Foresight’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001. Under the Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13 of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in the future growth of Foresight, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Foresight’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Foresight Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combinations on Foresight’s Public Float

Based on the assumptions described under “Certain Defined Terms,” immediately after the Closing:

•

The Company, which will be the sole managing member of P3 LLC, will own 69,700,372 P3 LLC Units, representing an approximately 28.6% economic interest in P3 LLC, and the P3 Equityholders (other than the Blocker Sellers) will own 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC.

•	The ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest in the Company and an approximately 3.5% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (ii) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “no redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares and economic and voting interests at the Closing to be different from those set forth above.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Based on the assumptions described under “Certain Defined Terms,” but assuming public stockholders holding an aggregate of 10,495,307 shares of Class A Common Stock exercise redemption rights in connection with the Business Combinations, immediately after the Closing:

•

The Company, which will be the sole managing member of P3 LLC, will own 59,747,204 P3 LLC Units, representing an approximately 24.6% economic interest in P3 LLC, and the P3 Equityholders (other than the Blocker Sellers) will own 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC.

•	The ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 21,129,693 shares of our Class A Common Stock, representing an approximately 35.4% economic interest in the Company and an approximately 8.7% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.7% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 14.6% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 34.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•	the Blocker Sellers collectively will (i) own 9,008,254 shares of Class A Common Stock, representing an approximately 15.1% economic interest in the Company and an approximately

3.7% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.7% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 183,591,746 shares of our Class V Common Stock, representing an approximately 75.4% voting interest in the Company and (ii) 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “maximum redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares, units and economic and voting interests at the Closing to be different from those set forth above.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, issued to the P3 Equityholders, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “—Organizational Structure—Following the Business Combinations” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

Prior to the Business Combinations

The following diagram illustrates the ownership structure of Foresight prior to the Business Combinations.

(1)	Prior to the Initial Business Combination, only holders of Class B Common Stock may vote on the election of directors.

The following diagram illustrates the ownership structure of P3 prior to the Business Combinations.

Before the Business Combinations

Following the Business Combinations

The following diagram illustrates the ownership structure of the Company immediately following the Business Combinations. The voting and economic interests shown in the diagram are based on the assumptions described in the section entitled “Certain Defined Terms.”

After the Business Combinations

Board of Directors of Foresight Following the Business Combinations

Upon consummation of the Business Combinations, the size of our board of directors will be expanded from five directors to nine directors, and our board of directors will consist of Mark Thierer, Greg Wasson, Larry Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Tom Price and                  . All the directors except for                 and                  will be independent under applicable Nasdaq rules. Please see the section entitled “Management After the Business Combinations” for further information.

Accounting Treatment

The Business Combinations will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, Foresight will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of P3 LLC, as successor to P3 in the P3 Merger, issuing stock for the net assets of P3, accompanied by a recapitalization. The net assets of Foresight will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combinations will be those of P3.

Appraisal Rights

Appraisal rights are not available to Foresight stockholders in connection with the Business Combinations.

Other Stockholder Proposals

In addition to the Business Combinations Proposal, Foresight stockholders will be asked to vote on the Charter Amendment Proposal, the Governance Proposals (on a non-binding advisory basis), the Nasdaq Proposal, the 2021 Plan Proposal and the Stockholder Adjournment Proposal. For more information about these Stockholder Proposals, see the sections entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal,” “Stockholder Proposal No. 3—The Bylaw Amendment Proposal,” “Stockholder Proposal Nos. 4A-4H—The Governance Proposals,” “Stockholder Proposal No. 5—The Nasdaq Proposal,” “Stockholder Proposal No. 6—The 2021 Plan Proposal” and “Stockholder Proposal No. 7—The Stockholder Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting of stockholders will be held at                  on                      , 2021, in virtual format, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Stockholder Proposals.

The special meeting of stockholders can be accessed by visiting                  , where you will be able to listen to the meeting live and vote during the special meeting of stockholders. Additionally, you have the option to listen to the special meeting of stockholders by dialing                  (toll-free within the U.S. and Canada) or                  (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote at the meeting if you choose to participate telephonically. Please note that you will only be able to access the special meeting of stockholders by means of remote communication.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Common Stock at the close of business on                      , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on                     , 2021, there were                  outstanding shares of Class A Common Stock and                  outstanding shares of Class B Common Stock, of which                  are public shares and                  , or     %, are founder shares held by our Sponsors, directors and officers.

Proxy Solicitation

Proxies may be solicited by mail. Foresight has engaged                  to assist in the solicitation of proxies for the special meeting of stockholders. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting of stockholders. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Foresight Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Foresight stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Common Stock issued and outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combinations Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all then outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders and (ii) the holders of a majority of all then outstanding shares of Class B Common Stock, voting separately as a single class, entitled to vote thereon at the special meeting of stockholders. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of each of the Nasdaq Proposal, the Governance Proposals, the 2021 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, failure to vote or an abstention will have no effect on the Nasdaq Proposal, the 2021 Plan Proposal or the Stockholder Adjournment Proposal but will have the same effect as a vote AGAINST the Business Combinations Proposal, the Charter Amendment Proposal and the Bylaw Amendment Proposal.

Recommendation to Foresight Stockholders

Our board of directors believes that each of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Governance Proposals, the Nasdaq Proposal, the 2021 Plan Proposal and the Stockholder Adjournment Proposal is in the best interests of Foresight and its stockholders and recommends that its stockholders vote “FOR” each of the Stockholder Proposals to be presented at the special meeting.

When you consider the recommendation of Foresight’s board of directors in favor of approval of these Stockholder Proposals, you should keep in mind that our Sponsor, members of our board of directors and officers have interests in the Business Combinations that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Interests of Certain Persons in the Business Combinations.”

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF FORESIGHT

The following table shows selected historical financial information of Foresight for the periods and as of the dates indicated. The selected historical financial information of Foresight as of December 31, 2020 and for the period from August 20, 2020 (inception) through December 31, 2020 was derived from the audited historical financial statements of Foresight included elsewhere in this proxy statement. The selected historical interim financial information of Foresight as of and for the three months ended March 31, 2021 was derived from the unaudited interim financial statements of Foresight included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Foresight” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

(in thousands, except per share information) Statements of Operations Data:	Three Months Ended March 31, 2021	Period from August 20, 2020 to December 31, 2020
	(unaudited)
Net revenue	$—	$—
Net income (loss)	$5,301	$(2,286)
Basic and diluted earnings per share, Class A common stock subject to redemption	$0.00	$0.00
Basic and diluted net loss per share, non-redeemable common stock	$0.56	$0.00

(in thousands) Balance Sheet Data:	As of March 31, 2021	As of December 31, 2020
	(unaudited)
Total assets	$317,698	$395
Warrant liability	$5,838	$372
Total liabilities	$6,013	$372

SELECTED HISTORICAL FINANCIAL INFORMATION OF P3

The following tables shows selected historical financial information of P3 for the periods and as of the dates indicated. The selected historical financial information of P3 as of December 31, 2020 and for the year ended December 31, 2020 was derived from the audited historical financial statements of P3 included elsewhere in this proxy statement. The selected historical interim financial information of P3 as of and for the three months ended March 31, 2021 was derived from the unaudited interim financial statements of P3 included elsewhere in this proxy statement.

The summary historical financial data below also includes references to Adjusted EBITDA, which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, P3’s non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding P3’s results of operations that P3’s management believes is useful for trending, analyzing and benchmarking the performance and value of P3’s business.

P3’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P3” and the financial statements and related notes included elsewhere in this proxy statement.

	Year Ended December 31		Three Months Ended March 31
($s in thousands)	2019	2020	2020	2021
Revenue:
Capitated revenue	$138,728	$471,551	$112,514	$147,700
Other patient service revenue	7,167	13,990	2,444	3,864

Total revenues	$145,895	$485,541	$114,959	$151,564
Operating expenses:
Medical expense	141,442	485,513	115,464	146,891
Premium deficiency reserve	6,364	(20,539)	(6,020)	2,000
Corporate, general & administrative expenses	36,424	53,390	11,262	15,059
Sales & marketing expense	802	1,503	203	270
Depreciation expense	399	795	179	333

Total operating expenses	185,431	520,662	121,089	$164,553

Loss from operations	$(39,536)	$(35,121)	$(6,130)	$12,988
Other expense:
Interest income (expense), net	(3,479)	(9,970)	(2,261)	(4,081)
Other	98	(291)	—	(9,538)

Total other expense	(3,381)	(10,261)	(2,261)	(13,619)

Net income (loss)	$(42,917)	$(45,382)	$(8,391)	$(26,608)
Net income (loss) attributable to non-controlling interests	(7,908)	(4,307)	(1,551)	(3,282)

Net income (loss) attributable to controlling interests	$(35,009)	$(41,075)	$(6,840)	$(23,325)

Adjusted EBITDA(1)	(32,201)	(54,560)	(11,737)	(10,195)

(1)

We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, further adjusted to add back the effect of certain non-cash expenses, such as mark-to-market warrant expense, premium deficiency reserves and stock-based compensation.

By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to add back the effect of certain non-cash expenses, such as mark-to-market warrant expense, premium deficiency reserves and stock-based compensation expense. The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA using data derived from our consolidated financial statements for the periods indicated (dollars in thousands).

	Year Ended December 31		Three Months Ended March 31
($s in thousands)	2019	2020	2020	2021
Net income (loss)	(42,917)	(45,382)	(8,391)	(26,608)
Interest (income) expense, net	3,479	9,970	2,261	4,081
Income tax expense	—	148	—	—
Depreciation expense	399	795	179	333
Mark-to-market warrant expense	—	—	—	9,538
Premium deficiency reserve	6,364	(20,539)	(6,020)	2,000
Stock-based compensation	474	447	233	461

EBITDA, adjusted	(32,201)	(54,560)	(11,737)	(10,195)

March 31, 2021
($s in thousands)
Consolidated Balance Sheet Data:
Cash and restricted cash	$26,029
Health plan settlement receivables	$46,666
Working capital(1)	$(18,848)
Total assets	$94,190
Long-term debt	$45,848
Total members deficit	$(122,918)

(1)	P3 defines working capital as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information presents the combination of the financial information of P3 and Foresight, adjusted to give effect to the consummation of the Business Combinations and the transactions pursuant to the Merger Agreement and the Transaction and Combination Agreement which were entered into on May 25, 2021.

The unaudited pro forma condensed combined financial information as of March 31, 2021 combines the historical balance sheet of P3 and the historical balance sheet of Foresight on a pro forma basis as if the Business Combinations and the PIPE had been consummated on March 31, 2021. The unaudited pro forma condensed combined financial information for the three months ended March 31, 2021 and the year ended December 31, 2020 combine the historical results of operations of P3 and historical statements of operations of Foresight for such periods on a pro forma basis as if the Business Combinations and the PIPE had been consummated on January 1, 2020, the beginning of the earliest period presented.

The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Foresight.”

The selected unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the public shares:

•	Assuming No Redemptions: This “no redemption scenario” assumes that no shares of Class A Common Stock are redeemed by the Foresight stockholders prior to the Business Combinations.

•

Assuming Maximum Redemptions: This “maximum redemption scenario” assumes that the Foresight stockholders redeem 10,495,307 shares of Class A Common Stock (which is derived from the number of shares that could be redeemed in connection with the Business Combinations at an assumed redemption price of $10.00 per share based on $316.3 million of funds held in the Trust Account as of March 31, 2021 and 31,625,000 public shares of Class A Common Stock outstanding, and still satisfy the minimum available cash condition of $400.0 million set forth in the Merger Agreement, after giving effect to the sale of the PIPE Shares, and the payment of Foresight’s expenses, fees or costs related to the Merger Agreement) for an aggregate redemption payment of $105.0 million from the Trust Account.

The selected unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combinations and the PIPE taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company.

(in thousands, except per share information)	Pro Forma Assuming No Redemptions	Pro Forma Assuming Maximum Redemptions
	(unaudited)	(unaudited)
Statements of Operations Data—For The Three Months Ended March 31, 2021
Total operating revenue	$151,564	$151,564
Net loss attributable to Non-Controlling Interests	$(11,386)	$(11,846)
Net loss attributable to Controlling Interests	$(865)	$(404)
Net loss attributable to common stockholders per share—basic and diluted	$(0.00)	$(0.00)

(in thousands, except per share information)	Pro Forma Assuming No Redemptions	Pro Forma Assuming Maximum Redemptions
	(unaudited)	(unaudited)
Statements of Operations Data—For The Year Ended December 31, 2020
Total operating revenue	$485,541	$485,541
Net loss attributable to Non-Controlling Interests	$(38,591)	$(40,542)
Net loss attributable to Controlling Interests	$(13,742)	$(11,792)
Net loss attributable to common stockholders per share—basic and diluted	$(0.06)	$(0.05)

(in thousands)	Pro Forma Assuming No Redemptions	Pro Forma Assuming Maximum Redemptions
	(unaudited)	(unaudited)
Balance Sheet Data—As of March 31, 2021
Total assets	$275,637	$275,637
Total current liabilities	$99,786	$99,786
Total long-term liabilities	$54,805	$54,805
Total stockholder’s equity	$121,046	$121,046

RISK FACTORS

The following risk factors apply to Foresight, the business and operations of P3 and our business and operations following the completion of the Business Combinations. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of P3 and our business, financial condition and prospects following the completion of the Business Combinations. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our and P3’s financial statements and notes to the financial statements included herein. For the purposes of the following risk factors, “P3” refers to P3 and its subsidiaries, collectively.

Risks Related to P3

Risks Related to P3’s Limited Operating History and Early Stage of Growth

P3 has a history of net losses. P3 expects to continue to incur losses for the foreseeable future and P3 may never achieve or maintain profitability.

P3 has incurred significant losses since its inception. For the years ended December 31, 2019 and 2020, P3 incurred net losses of $42.9 million and $45.4 million, respectively. As of December 31, 2020, P3 had an accumulated members’ deficit of $97.7 million. P3 expects that its operating expenses will continue to increase as P3 grows its business, build relationships with physician partners and payors, develop new services and comply with the requirements associated with being a public company. Since P3’s inception, P3 has financed its operations primarily through private placements of P3’s equity securities, payments received from various payors and borrowings under its credit facilities. P3 may not succeed in sufficiently increasing its revenue to offset these expenses. Consequently, P3 may not be able to achieve and maintain profitability for the current or any future fiscal year. P3 may never be able to generate sufficient revenue to achieve or sustain profitability and its recent and historical growth should not be considered indicative of its future performance.

P3’s business and the markets it operates in are new and rapidly evolving, which makes it difficult to evaluate its future prospects and the risks and challenges P3 may encounter.

P3’s business and the markets it operates in are new and rapidly evolving which make it difficult to evaluate and assess the success of its business to date, its future prospects and the risks and challenges that P3 may encounter. These risks and challenges include its ability to:

•	attract new members and partner physicians to its platform and position its platform as a convenient and accepted way to access and deliver healthcare;

•	retain its current members, affiliated professional entities and other physician partners and encourage them to continue to utilize its platform and services;

•	gain market acceptance of its services and products with members and physicians and maintain and expand such relationships;

•	comply with existing and new laws and regulations applicable to its business and in its industry;

•	anticipate and respond to changes in Medicare reimbursement rates and the markets in which P3 operates;

•	react to challenges from existing and new competitors;

•	maintain and enhance its reputation and brand;

•	effectively manage its growth and business operations, including new geographies;

•	forecast its revenue, which includes reimbursements, and budget for, and manage, its expenses, including its medical expense amounts, and capital expenditures;

•	hire and retain talented individuals at all levels of its organization;

•	maintain and improve the infrastructure underlying its platform, including its data protection, intellectual property and cybersecurity; and

•

successfully update its platform and services, including expanding its services into different healthcare products and services, develop and update its software, offerings and services to benefit its members.

If P3 fails to understand fully or adequately address the challenges that it is currently encountering or that it may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, P3’s business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that P3 plans for when operating its business are incorrect or change, or if it fails to manage these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

P3’s limited operating history make it difficult to evaluate P3’s future prospects and the risks and challenges it may encounter.

P3 was established in 2017 and it is continuing to grow its marketing and management capabilities. Consequently, predictions about its future success or viability may not be as accurate as they could be if P3 had a longer operating history. If its growth strategy is not successful, P3 may not be able to continue to grow its revenue or operations. P3’s limited operating history, evolving business and rapid growth make it difficult to evaluate its future prospects and the risks and challenges it may encounter, and P3 may not continue to grow at or near historical rates.

In addition, as a business with a limited operating history, P3 may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. It is transitioning to a company capable of supporting commercialization, sales and marketing. P3 may not be successful in such a transition and, as a result, its business may be adversely affected.

P3 may need to raise additional capital to fund its existing operations or develop and commercialize new services or expand its operations.

P3 may need to spend significant amounts to expand its existing operations, including expansion into new geographies, to improve its platform and to develop new services. Based upon its current operating plan, P3 believes that following the Closing of the Business Combinations, its cash, cash equivalents and restricted cash will be sufficient to fund its operating and capital needs for at least the next 12 months. This estimate and its expectation regarding the sufficiency of funds are based on assumptions that may prove to be wrong, and P3 could use its available capital resources sooner than it currently expects. Until such time, if ever, as it can generate sufficient revenues, P3 may finance its cash needs through a combination of equity offerings and debt financings or other sources. In addition, P3 may seek additional capital due to favorable market conditions or strategic considerations, even if it believes that it has sufficient funds for its current or future operating plans.

P3’s present and future funding requirements will depend on many factors, including:

•	its ability to achieve revenue growth;

•	its ability to effectively manage medical expense amounts;

•	the cost of expanding its operations, including its geographic scope, and its offerings, including its marketing efforts;

•	its rate of progress in launching, commercializing and establishing adoption of its services; and

•	the effect of competing technological and market developments.

To the extent that P3 raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. In addition, debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If P3 raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, P3 may be required to relinquish valuable rights to its technologies, intellectual property, or future revenue streams or grant licenses on terms that may not be favorable to P3. Furthermore, any capital raising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to advance development activities. If P3 is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate development efforts.

P3 may experience difficulties in managing its growth and expanding its operations.

P3 expects to experience significant growth in the scope of its operations. P3’s ability to manage its operations and future growth will require P3 to continue to improve its operational, financial and management controls, compliance programs and reporting systems. It may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results. Additionally, rapid growth in its business may place a strain on its human and capital resources.

Risks Related to P3’s Business and Industry

The COVID-19 pandemic has impacted, and may continue to impact, its operations and may materially and adversely affect its business and financial results.

On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The COVID-19 pandemic has spread globally, including to Nevada, where P3’s primary office is located. The COVID-19 pandemic is evolving, and has led to the implementation of various responses, including government-imposed, shelter-in-place orders, quarantines, travel restrictions and other public health safety measures. In response to the spread of COVID-19, and in accordance with direction from state and local government authorities, P3 has restricted access to its facilities mostly to personnel and third parties who must perform critical activities that must be completed on-site, limited the number of such personnel that can be present at its facilities at any one time, and requested that most of its personnel work remotely. While states are engaged in a phased re-opening of businesses, in the event that government authorities were to halt the re-opening or modify current restrictions, P3’s employees may not be able to access its space, and its core activities may be significantly limited or curtailed, possibly for an extended period of time.

Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for P3’s enrolled members. If the spread of COVID-19 is not contained, the capitated revenue we receive may prove to be insufficient to cover the cost of healthcare services delivered to P3’s enrolled members, which could increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated medical claims and related costs. Over time, we may also experience increased costs or decreased revenues if, as a result of P3’s enrolled members being unable to see their PCPs due to actions taken to mitigate the spread of COVID-19, we are unable to implement clinical initiatives to manage healthcare costs and chronic conditions of P3’s enrolled members and appropriately document their risk profiles. In addition, the clinical disease burdens of P3’s members may increase over time to the extent that members have received reduced preventative care to manage their existing clinical conditions, and the amount of medical care which has been deferred during the pandemic may exceed P3’s expectations.

Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at P3’s headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of P3’s front-line outreach teams to host and attend community events, among other effects, thereby negatively impacting P3’s operations. Other disruptions or potential disruptions include restrictions on the ability of P3’s personnel to travel; inability of P3’s suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of P3’s business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts P3’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. In addition, the COVID-19 virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s members.

In response to the COVID-19 pandemic, we made operational changes to the staffing and operations of P3’s medical centers to minimize potential exposure to COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices or medical centers, P3’s business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on P3’s employees’ and service providers’ ability to travel, impacts to productivity if P3’s employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. P3 may take further actions that alter P3’s business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of P3’s employees. Such measures could negatively affect P3’s sales and marketing efforts, employee productivity or member retention, any of which could harm P3’s financial condition and business operations.

Due to the COVID-19 pandemic, P3 may not be able to document the health conditions of its members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payers with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients. However, given the disruption caused by COVID-19, it is unclear whether P3 will be able to document the health conditions of its members as comprehensively as it did in 2019, which may adversely impact its revenue in future periods.

P3’s platform and the other systems or networks used in its business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact P3’s platform, the proprietary and other confidential data contained therein or otherwise stored or processed in its operations, and ultimately its business. Any actual or perceived security incident also may cause P3 to incur increased expenses to improve its security controls and to remediate security vulnerabilities.

Any of these factors could severely impact P3’s development activities and business operations. These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries, or could return to countries where the pandemic has been partially contained, and could further adversely impact its ability to conduct its business generally and have a material adverse impact on its operations and financial condition and results.

The extent to which the outbreak may negatively impact P3’s operations and results of operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, additional or modified government actions, new information that emerges concerning the severity and impact of COVID-19 and actions to contain the outbreak or treat its impact, such as social distancing, quarantines, lock-downs or business closures.

P3 relies on its management team and key employees and its business, financial condition, cash flows and results of operations could be harmed if it is unable to retain qualified personnel.

P3’s success depends largely upon the continued services of its key members of senior management. Most members of senior management are at-will employees and therefore they may terminate employment with P3 at any time with no advance notice. P3 also relies on its leadership team in the areas of managed care, operations and general and administrative functions. From time to time, there may be changes in its management team resulting from the hiring or departure of executives, which could disrupt its business. The replacement of one or more of its executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of its business objectives. P3’s business would also be adversely affected if it fails to adequately plan for succession of its executives and senior management; or if it fails to effectively recruit, integrate, retain and develop key talent and/or align its talent with its business needs, in light of the current rapidly changing environment. While P3 has succession plans in place and it has employment arrangements with a limited number of key executives, these do not guarantee that the services of these or suitable successor executives will continue to be available to P3.

Competition for qualified personnel in its field is intense due to the limited number of individuals who possess the skills and experience required by its industry. As a result, as P3 enters new geographies, it may be difficult for P3 to hire additional qualified personnel with the necessary skills to work in such geographies. If P3’s hiring efforts in new or existing geographies are not successful, its business will be harmed. In addition, P3 has experienced employee turnover and expects to continue to experience employee turnover in the future. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as P3 expects, and it may be unable to hire or retain sufficient numbers of qualified individuals. If its retention efforts are not successful or its employee turnover rate increases in the future, its business, financial condition, cash flows and results of operations will be harmed.

In addition, in making employment decisions, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of P3’s stock may, therefore, adversely affect its ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage P3 from granting the size or type of stock option or equity awards that job candidates require to join its company. Failure to attract new personnel or failure to retain and motivate its current personnel, could have a material adverse effect on its business, financial condition and results of operations.

P3’s growth depends in part on its ability to identify and develop successful new geographies, physician partners, payors and patients. If P3 is not able to successfully execute upon its growth strategies, there may be material adverse effect on its business, financial condition, cash flows and results of operations.

P3’s business depends on its ability to identify and develop successful geographies and relationships with physician partners and payors, and to successfully execute upon P3’s growth initiatives to increase the profitability of its physician partners. In order to pursue its strategy successfully, P3 must effectively implement its platform, partnership and network model, including identifying suitable candidates and successfully building relationships with and managing integration of new physician partners and payors. P3 contracts with a limited number of affiliated professional entities and other physician partners and rely on such physicians within each geography. P3’s growth initiatives in its existing geographies depend, in part, on its physician partners’ ability to increase their capacity to service Medicare patients, and to effectively meet increased patient demand. P3’s affiliated professional entities and other physician partners may encounter difficulties in recruiting additional primary care physicians to their practices due to many factors, including significant competition in their geographies. Accordingly, the loss or dissatisfaction of any physician partners, its inability to recruit and integrate physician partners into its model, or the failure of its affiliated professional entities or other physician partners to recruit additional primary care physicians or manage and scale capacity to timely meet patient demand, could substantially harm its brand and reputation, impact its competitiveness, inhibit widespread adoption of its platform, partnership and network model and impair its ability to attract new physician partners and maintain existing physician partnerships, both in new geographies and in geographies in which P3 currently operates, which could have a material adverse effect on its business, financial condition, cash flows and results of operations.

Further, P3’s growth strategy depends, in part, on securing and integrating new high-caliber physician partners and expanding into new geographies in which it has little or no operating experience. Integration and other risks can be more pronounced for larger and more complicated relationships or relationships outside of its core business space, or if multiple relationships are pursued simultaneously. Additionally, new geographies may be characterized by stakeholder preferences for, and experience with, rates of Medicare Advantage enrollment, Medicare Advantage reimbursement rates, payor concentration and rates of unnecessary variability in and utilization of medical care that differ from those in the geographies where its existing operations are located. Likewise, new geographies into which P3 seeks to expand may have laws and regulations that differ from those applicable to its current operations. As an immature and rapidly growing company, P3 may be unfamiliar with the regulatory requirements in each geography that it enters, and it may be forced to incur significant expenditures to ensure compliance with requirements to which it is subject. If P3 is unable or unwilling to incur such costs, its growth in new geographies may be less successful than in its current geographies.

Further, P3’s growth to date has increased the significant demands on its management, operational and financial systems, infrastructure and other resources. It must continue to improve its existing systems for operational and financial management, including its reporting systems, procedures and controls. These improvements could require significant capital expenditures and place increasing demands on its management. P3 may not be successful in managing or expanding its operations or in maintaining adequate financial and operating systems and controls. If P3 does not successfully manage these processes, its business, financial condition, cash flows and results of operations could be harmed.

If growth in the number of patients and physician partners on its platform decreases, or the number of services that P3 is able to provide to physician partners and members decreases, due to legal, economic or business developments, P3’s business, financial condition and results of operations will be harmed.

Substantially all of P3’s total revenues relate to federal government healthcare programs. The policies and decisions made by the federal government regarding these programs have a substantial impact on P3’s profitability. Additionally, its future results of operations depend, in part, on its ability to expand its services and offerings, including broadening its continuum of care. As P3 grows its member bases, it will need to maintain and grow its network of providers. Certain of its providers are permitted to provide services on other platforms, and therefore, its success will be dependent on its ability to retain and recruit highly trained and licensed physicians and other providers to its platform.

There are sometimes wide variations in the established per member reimbursement rates as a result of, among other things, members’ risk status, acuity levels and age, plan benefit design and geography. As the composition of its membership base changes, due to programmatic, competitive, regulatory, benefit design, economic or other changes, there is a corresponding change to its premium revenue, costs and margins, which could have a material adverse effect on its business, financial condition, cash flows and results of operations.

Additional factors that could affect its ability to sell products and services include, but are not limited to:

•	price, performance and functionality of its solution;

•	availability, price, performance and functionality of competing solutions;

•	its ability to develop and sell complementary services;

•	stability, performance and security of its hosting infrastructure and hosting services; and

•	changes in healthcare laws, regulations or trends.

Any of these consequences could lower retention rate and have a material adverse effect on its business, financial condition and results of operations.

If the estimates and assumptions P3 uses to project the size, revenue or medical expense amounts of its target geographies are inaccurate or the cost of providing services exceeds the amounts received by P3, its future growth prospects may be impacted, and P3 may generate losses or fail to attain financial performance targets.

P3 often does not have access to reliable historical data regarding the size, revenue or medical expense levels of its target geographies or potential physician partners. As a result, P3’s market opportunity estimates and financial forecasts developed as it enters into a new geography are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the market for its services and the estimates of its market opportunity may prove to be inaccurate.

Principal assumptions relating to its market opportunity include estimates of the total number and average length of relationships between MA patients and their physicians, historical MA patient growth rates, amount of revenue and medical expenses associated with MA members expected to be attributed to its affiliated professional entities and other physician partners and historical experience that such physician partners have with a similar platform. P3’s opportunity is based on the assumption that its platform, partnership and network model will be more attractive to potential physician partners than competing options. However, potential physician partners may elect to pursue a different strategic option.

Changes in P3’s anticipated ratio of medical expense to revenue can significantly impact its financial results. Accordingly, the failure to adequately predict and control medical costs and expenses could have a material adverse effect on P3’s business, results of operations, financial condition and cash flows. Additionally, the medical expenses of patients may be outside of P3’s affiliated providers’ control in the event that patients take certain actions that increase such expenses, such as unnecessary hospital visits. If P3 underestimates or does not correctly predict the cost of the care P3’s affiliated providers furnish to patients, P3 might be underpaid for the care that must be provided to patients, which could have a negative impact on its results of operations and financial condition.

P3 primarily depends on reimbursement by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the timing and process of reimbursement, including any changes or reductions in Medicare reimbursement rates or rules.

The reimbursement process is complex and can involve lengthy delays. Although P3 recognizes revenue when it provides services to its patients, it may from time to time experience delays in receiving the associated capitation payments or, for its patients on fee-for-service arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage or were for services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third party payors. As described below, P3 is subject to audits by such payors, including governmental audits of its Medicare claims, and may be required to repay these payors if a finding is made that it was incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause P3 to incur additional borrowing costs. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further reduce, complicate or delay its reimbursement claims.

In addition, certain of P3’s patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. P3 may not be able to collect the full amounts due with respect to these payments that are the patient’s financial responsibility, or in those instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients for which P3 may not receive whole or partial payment. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases P3’s collection costs and reduces overall collections which may not be able to offset such additional costs with sufficient revenue.

In response to the COVID-19 pandemic, the Centers for Medicare & Medicaid Services, or CMS, the federal agency responsible for administering the Medicare program, made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic. If regulations change to restrict its ability to or prohibit P3 from delivering care through telehealth modalities, its financial condition and results of operations may be adversely affected.

The termination or non-renewal of the Medicare Advantage contracts held by the health plans with which P3 contracts, or the termination or nonrenewal of its contracts with those plans, could have a material adverse effect on P3’s revenue and operations.

P3 contracts with health plans to provide capitated care services with respect to certain of their Medicare Advantage members. P3’s operations are dependent on a concentrated number of payors with whom we contract to provide services to members. P3’s contracts with two health plans to provide capitated care services for their members accounted for approximately 53% and 51% of its capitated revenue for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. If a plan with which P3 contracts for these services loses its Medicare Advantage contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare Advantage program, decides to discontinue its Medicare Advantage and/or commercial plans, decides to contract with another company to provide capitated care services to its members, or decides to directly provide care, its contract with that plan could be at risk and P3 could lose revenue. In addition, certain of its contracts with health plans are terminable without cause. If any of these contracts were terminated, certain patients covered by such plans may choose to shift to another primary care provider within their health plan’s network. Moreover, its inability to maintain its agreements with health plans, in particular with key payors such as Centene Corporation, Atrio Health Plans, United Healthcare and Aetna, with respect to their Medicare Advantage members or to negotiate favorable terms for those agreements in the future, could result in the loss of patients and could have a material adverse effect on its profitability and business.

The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors having significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.

If any of P3’s affiliated professional entities or other physician partners lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party payors, there may be a material adverse effect on P3’s business, financial condition, cash flows, or results of operations.

The operations of P3’s managed clinics through its affiliated professional entities or other physician partners are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection. P3’s managed clinics and affiliated professional entities are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare and Medicaid fraud and abuse and physician self-referrals, and maintaining updates to P3’s affiliated professional entities’ enrollment in the Medicare and Medicaid programs, including addition of new clinic locations, providers and other enrollment information. P3’s managed clinics and affiliated professional entities are subject to periodic inspection by licensing authorities and accreditation organizations to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of P3’s managed clinics or affiliated professional entities be found to be noncompliant with these requirements, we could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose P3’s licensure or Medicare and/or Medicaid certification or accreditation so that we or affiliated professional entities are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect P3’s business, financial condition, cash flows or results of operations.

P3 is dependent on its affiliated professional entities and other physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts.

P3’s success depends upon its continued ability to collaborate with and expand a network of high-caliber affiliated professional entities and other physician partners who can provide high quality of care, improve clinical outcomes and effectively manage healthcare costs, which are key drivers of its profitability. P3’s physician partners could demand an increased payment arrangement or take other actions, or fail to take actions, that could result in higher medical costs, lower quality of care for its members, harm to its reputation or create difficulty meeting regulatory or other requirements. Likewise, its physician partners could take actions contrary to its instructions, requests, policies or objectives or applicable law, or could have economic or business interests or goals that are or become inconsistent with its own. Further, its physician partners may not engage with its platform to assist in improving overall quality of care and management of healthcare costs, which could produce results that are inconsistent with its estimates and financial models and negatively impact its growth.

In addition to receiving care from its affiliated professional entities and other physician partners, P3’s members also receive care from an array of hospitals, specialists and ancillary providers who typically contract directly with its payors. P3 cannot guarantee the quality and efficiency of services from such providers, over which it has no control. Members who receive sub-optimal healthcare from such providers may be dissatisfied with its physician partners, which would have a negative impact on member satisfaction and retention. Any of these consequences could adversely impact its business, financial condition and results of operations.

P3 could also experience significant losses if the expenses incurred to deliver healthcare services to its attributed members exceed revenues it receives from payors in respect of its attributed members. Under a capitation contract, a payor typically prospectively pays periodic capitation payments representing a prospective budget from which its physician partnerships manage healthcare expenses on behalf of the population enrolled with that physician partnership. To manage total medical services expense, P3 relies on its affiliated professional entities’ and other physician partners’ ability to improve clinical outcomes, implement clinical initiatives to provide a better healthcare experience for its members and accurately and sufficiently document the risk profile of its members. While its contracts vary, generally, if the cost of medical care provided exceeds the corresponding capitation revenue P3 receives it may realize operating deficits, which are typically not capped, and could lead to substantial losses.

Reductions in the quality ratings of the health plans P3 serves could have a material adverse effect on its business, results of operations, financial condition and cash flows.

As a result of the Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Affordable Care Act or the ACA, the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare Advantage plan. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of P3’s revenue is expected to be calculated as a percentage of CMS reimbursement received by these health plans with respect to its patients, reductions in the quality ratings of a health plan that P3 serves could have a material adverse effect on its business, results of operations, financial condition and cash flows.

Given each health plan’s control of its plans and the many other providers that serve such plans, P3 believes that it will have limited ability to influence the overall quality rating of any such plan. The Bipartisan Budget Act, passed in February 2018, implemented certain changes to prevent artificial inflation of star ratings for Medicare Advantage plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas Medicare Advantage plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan that P3 serves, it may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have a material adverse effect on its business, results of operations, financial condition and cash flows.

P3 operates in a competitive industry, and if it is not able to compete effectively, its business, financial condition and results of operations will be harmed.

P3’s industry is competitive and P3 expects it to attract increased competition, which could make it difficult for P3 to succeed. P3 currently faces competition in various aspects of its business, including in offering a favorable reimbursement structure for physician partners and potential physician partners and attracting payors and physician partners who are not contracted with P3, from a range of companies that provide similar services under different care models that could attract patients, providers and payors, including hospitals, managed service organizations and provider networks and data analysis consultants. Further, individual physicians who are contracted within its network may affiliate with its competitors. Competition from hospitals, managed service organizations and provider networks and data analysis consultants, payors and other parties could result in payors changing the benefit structure that is offered to its members, which could negatively impact its profitability and market share.

P3’s primary competitors include Oak Street Health, Cano Health and Agilon Health, in addition to numerous local provider networks, hospitals and health systems. Moreover, large, well-financed payors have in some cases developed their own managed services tools and may provide these services to their physicians and patients at discounted prices, or may seek to expand their relationships with additional competing physicians or physician networks, including in geographic areas P3 serves. This may result in a more competitive environment and increased challenges to grow at the rates it has projected. P3 expects that competition will continue to increase as a result of consolidation in the healthcare industry and increased demand for its services.

Some of P3’s competitors may have greater name recognition, particularly in local geographies, longer operating histories, superior products or services and significantly greater resources than it does. Further, its current or potential competitors may be acquired by or partner with third parties with greater resources than P3 has. As a result, P3’s competitors may be able to respond more quickly and effectively than it can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial benefits structure and premium competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with providers of complementary services, technologies or services to increase the attractiveness of their services.

Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, better data aggregation systems, greater marketing expertise, greater financial resources and larger marketing teams than P3 has, which could put it at a competitive disadvantage. P3’s competitors could also be better positioned to serve certain segments of the healthcare delivery industry, which could create additional pressure on the premiums that its payors are able to charge. If P3 is unable to successfully compete, its business, financial condition, cash flows and results of operations could be materially adversely affected.

P3’s future growth and profitability of its business will depend in large part upon the effectiveness and efficiency of its marketing efforts, and its ability to develop brand awareness cost-effectively.

P3’s business success depends on its ability to attract and retain members, which significantly depends on its marketing practices. Its future growth and profitability will depend in large part upon the effectiveness and efficiency of its marketing efforts, including its ability to:

•	create greater awareness of its brand;

•	identify the most effective and efficient levels of spending in each market, media and specific media vehicle;

•	determine the appropriate creative messages and media mix for advertising, marketing and promotional expenditures;

•	effectively manage marketing costs (including creative and media) to maintain acceptable consumer acquisition costs;

•	select the most effective markets, media and specific media vehicles in which to advertise; and

•	convert consumer inquiries into clients and members.

P3 believes that developing and maintaining widespread awareness of its brand in a cost-effective manner is critical to achieving widespread adoption of its services and attracting new clients and members. Its brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses P3 incurs in building its brand. If P3 fails to successfully promote and maintain its brand, or incurs substantial expenses in doing so, P3 may fail to attract or retain members necessary to realize a sufficient return on its brand-building efforts or to achieve the widespread brand awareness that is critical for broad adoption of its brands.

Developments affecting spending by the healthcare industry could adversely affect P3’s business.

The U.S. healthcare industry has changed significantly in recent years, and P3 expects that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

•

government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•	federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of The Patient Protection and Affordable Care Act;

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors or providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect its revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that P3 serves now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. It cannot assure you that the demand for its solutions and services will continue to exist at current levels or that it will have adequate technical, financial, and marketing resources to react to changes in the healthcare industry.

P3 and its affiliated professional entities and other physician partners may become subject to medical liability claims, which could cause P3 to incur significant expenses and may require P3 to pay significant damages if the claims are not covered by insurance.

P3’s overall business entails the risk of medical liability claims. Although P3 and its affiliated professionals carry insurance covering medical malpractice claims in amounts that it believes are appropriate in light of the risks attendant to the services rendered, successful medical liability claims could result in substantial damage awards that exceed the limits of P3’s and those affiliated professionals’ insurance coverage. P3 carries or will carry professional liability insurance for itself and each of its healthcare professionals (P3’s providers). Additionally, all of the network providers that contract or will contract with P3 separately carry or will carry professional liability insurance for themselves and their healthcare professionals. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as P3 expands its services. As a result, adequate professional liability insurance may not be available to P3 and its affiliated professionals in the future at acceptable costs or at all, which may negatively impact P3’s and its affiliated professionals’ ability to provide services to members, and thereby adversely affect its overall business and operations.

Any claims made against P3 or its affiliated professionals that are not fully covered by insurance could be costly to defend against, result in substantial damage awards, and divert the attention of its management and its affiliated professional entities from its operations, which could have a material adverse effect on its business, financial condition and results of operations. In addition, any claims may adversely affect its business or reputation.

If P3 or its affiliated professional entities or other physician partners fail to comply with applicable data interoperability and information blocking rules, its consolidated results of operations could be adversely affected.

The 21st Century Cures Act, or the Cures Act, which was passed and signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In March 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS finalized and issued complementary rules that are intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The companion rules will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant new requirements for healthcare industry participants. For example, the ONC rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the ONC rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on P3’s business, results of operations and financial condition.

P3’s business and operations would suffer in the event of information technology system failures, security breaches, or other deficiencies in cybersecurity.

P3’s information technology systems facilitate its ability to conduct its business. While P3 has disaster recovery systems and business continuity plans in place, any disruptions in its disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect its operating results by limiting its capacity to effectively monitor and control its operations. Despite its implementation of a variety of security measures, its information technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering or any weather-related disruptions where its headquarters is located. In addition, in the event that a significant number of its management personnel were unavailable in the event of a disaster, its ability to effectively conduct business could be adversely affected.

In the ordinary course of its business, P3, its affiliated professional entities or other physician partners collect and store sensitive data, including personally identifiable information, protected health information, or PHI, intellectual property and proprietary business information owned or controlled by itself or its employees, members and other parties. P3 manages and maintains its applications and data utilizing a combination of on-site systems and cloud-based data centers. It utilizes external security and infrastructure vendors to provide and manage parts of its information technology systems, including its data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, customer information, commercial information and business and financial information. P3 faces a number of risks with respect to the protection of this information, including loss of access, inappropriate use or disclosure, unauthorized access, inappropriate modification and the risk of being unable to adequately monitor and audit and modify its controls over its critical information. This risk extends to the third-party vendors and subcontractors it uses to manage this sensitive data or otherwise process it on its behalf. A breach or failure of P3’s or its third-party vendors’ or subcontractors’ network, hosted service providers or vendor systems could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers such as denial-of-service and phishing attacks, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. If these third-party vendors or subcontractors fail to protect their information technology systems and P3’s confidential and proprietary information, P3 may be vulnerable to disruptions in service and unauthorized access to its confidential or proprietary information and it could incur liability and reputational damage.

The secure processing, storage, maintenance and transmission of information are vital to its operations and business strategy, and P3 devotes significant resources to protecting such information. Although P3 takes reasonable measures to protect sensitive data from unauthorized access, use or disclosure, its information technology and infrastructure may still be vulnerable to, and P3 has in the past experienced, low-threat attacks by hackers or breaches due to employee error, malfeasance or other malicious or inadvertent disruptions. Further, attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, P3 may also face increased cybersecurity risks due to its reliance on internet technology and the number of its employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, P3 may be unable to anticipate these techniques or implement adequate preventative measures. P3 may also experience security breaches that may remain undetected for an extended period. Any such breach or interruption could compromise its networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. P3’s information systems must also be continually updated, patched and upgraded to protect against known vulnerabilities. The volume of new vulnerabilities has increased markedly, as has the criticality of patches and other remedial measures. In addition to remediating newly identified vulnerabilities, previously identified vulnerabilities must also be continuously addressed. Accordingly, P3 is at risk that cyber-attackers exploit these known vulnerabilities before they have been addressed.

Any access, breach, or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, and corresponding regulatory penalties. In addition, P3 could face criminal liability, damages for contract breach and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Notice of breaches may be required to be made to affected individuals or other state or federal regulators, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm its reputation and its ability to compete. Although P3 maintains insurance covering certain security and privacy damages and claim expenses, it may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident. And despite P3’s implementation of security measures to prevent unauthorized access, such data is currently accessible through multiple channels, and there is no guarantee P3 can protect its data from breach. Unauthorized access, loss or dissemination could also disrupt its operations and damage its reputation, any of which could adversely affect its business.

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect P3’s business, financial condition and results of operations.

Numerous state and federal laws, regulations, standards and other legal obligations, including consumer protection laws and regulations, which govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, could apply to P3’s operations or the operations of P3’s partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, or collectively HIPAA, imposes privacy, security and breach notification obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. HIPAA requires covered entities, such as the affiliated professional entities or other physician partners, and business associates, such as P3, to develop and maintain policies with respect to the protection of, use and disclosure of PHI, including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a breach of unsecured PHI.

Additionally, under HIPAA, covered entities must report breaches of unsecured PHI to affected individuals without unreasonable delay, not to exceed 60 days following discovery of the breach by a covered entity or its agents. Notification also must be made to the U.S. Department of Health and Human Services Office for Civil Rights, or OCR, and, in certain circumstances involving large breaches, to the media. Business associates must report breaches of unsecured PHI to covered entities within 60 days of discovery of the breach by the business associate or its agents. A non-permitted use or disclosure of PHI is presumed to be a breach under HIPAA unless the covered entity or business associate establishes that there is a low probability the information has been compromised consistent with requirements enumerated in HIPAA.

Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by the U.S. Department of Health and Human Services, or HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

Even when HIPAA does not apply, according to the Federal Trade Commission, or the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair and/or deceptive acts or practices in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

Further, certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for P3 and its future customers and strategic partners. For example, the state of Nevada enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. In addition, the California Consumer Privacy Act of 2018 (“CCPA”) went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase P3’s compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. Further, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. In addition, California’s Confidentiality of Medical Information Act (“CMIA”) places restrictions on the use and disclosure of health information, including PHI, and other personally identifying information, and can impose a significant compliance obligation. Violations of the CMIA can result in criminal, civil and administrative sanctions, and the CMIA also provides individuals a private right of action with respect to disclosures of their health information that violate CMIA. In the event that P3 is subject to these domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect its financial condition.

Although P3 works to comply with applicable laws, regulations and standards, its contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which P3 must comply. Any failure or perceived failure by P3 or its employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to P3, damage its reputation, and adversely affect its business and results of operations.

Any future litigation against P3 could be costly and time-consuming to defend.

P3 may become subject, from time to time, to legal proceedings, federal and state audits, government investigations payor audits, investigations, overpayments, and claims that arise in the ordinary course of business such as claims brought by its clients in connection with commercial disputes or employment claims made by its current or former associates. Litigation and audits may result in substantial costs and may divert management’s attention and resources, which may substantially harm its business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to P3. A claim brought against P3 that is uninsured or underinsured could result in unanticipated costs, thereby reducing its earnings and leading analysts or potential investors to reduce their expectations of its performance, which could reduce the market price of its stock.

Changes in U.S. tax laws, and the adoption of tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States, could adversely affect P3’s operating results and financial condition.

P3 is subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. P3’s effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to P3’s existing business and operations, acquisitions and investments and how they are financed, changes in its stock price, changes in its deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. P3 is required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and tax authorities may challenge the positions that it takes.

P3’s quarterly results may fluctuate significantly, which could adversely impact the value of the Class A Common Stock.

P3’s quarterly results of operations, including its revenue, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period comparisons of its results of operations may not be meaningful. Accordingly, its quarterly results should not be relied upon as an indication of future performance. Its quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control, including, without limitation, the following:

•	its ability to maintain and grow the number of members on its platform;

•	the demand for and types of services that are offered on its platform by providers;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

•	the amount and timing of operating expenses related to the maintenance and expansion of its business, operations and infrastructure;

•	its ability to effectively manage the size and composition of its network of healthcare providers relative to the level of demand for services from its members and its clients’ members and patients;

•	its ability to respond to competitive developments, including pricing changes and the introduction of new products and services by its competitors;

•	client and member renewal rates and the timing and terms of client and member renewals;

•	changes to its pricing model;

•	its ability to introduce new features and services and enhance its existing platform and its ability to generate significant revenue from new features and services;

•	the impact of outages of its platform and associated reputational harm;

•	security or data privacy breaches and associated remediation costs;

•	the timing of expenses related to the development or acquisition of technologies or businesses; and

•	the COVID-19 pandemic or other pandemics.

Any fluctuation in its quarterly results may not accurately reflect the underlying performance of its business and could cause a decline in the trading price of its securities.

Risks Related to P3’s Legal and Regulatory Environment

P3 conducts business in a heavily regulated industry and if it fails to adhere to all of the complex government laws and regulations that apply to its business, P3 could incur fines or penalties or be required to make changes to its operations or experience adverse publicity, any or all of which could have a material adverse effect on its business, results of operations, financial condition, cash flows, and reputation.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which P3 provides and bills for services and collects reimbursement from governmental programs and private payors, P3’s contractual relationships and arrangements with healthcare providers and vendors, P3’s marketing activities and other aspects of P3’s operations. Of particular importance are:

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the federal Anti-Kickback Statute (the “AKS”), which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly. By way of example, the AKS safe harbor for value-based arrangements requires, among other things, that the arrangement does not induce a person or entity to reduce or limit medically necessary items or services furnished to any patient. Failure to meet the requirements of a safe harbor, however, does not render an arrangement illegal, although such arrangements may be subject to greater scrutiny by government authorities. Further, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal physician self-referral law (the “Stark Law”), which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services (“DHS”) if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS;

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the federal False Claims Act (the “FCA”), which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, P3 could be held liable under the FCA if it is deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing, coding or risk adjustment information to its affiliated professional entities and other physician partners through Provider Portal and Analytic Management Tools, respectively. The government may also assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA;

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the Civil Monetary Penalties Statute, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider;

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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;

•	laws that regulate debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

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federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that P3 or its affiliated professional entities or other physician partners are in compliance with all such laws and regulations that apply to its business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by P3 or its affiliated professional entities or other physician partners could be subject to challenge under one or more of these laws, including, without limitation, P3’s patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services P3 provides to them if they meet certain financial need criteria. If P3’s operations are found to be in violation of any of such laws or any other governmental regulations that apply, P3 may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against P3 or its affiliated professional entities or other physician partners for violation of these laws or regulations, even if P3 successfully defends against it, could cause P3 to incur significant legal expenses, divert P3’s management’s attention from the operation of its business and result in adverse publicity, or otherwise experience a material adverse impact on its business, results of operations, financial condition, cash flows, reputation as a result.

If P3’s arrangements with its affiliated professional entities and other physician partners are found to constitute the improper rendering of medical services or fee splitting under applicable state laws, P3’s business, financial condition and its ability to operate in those states could be adversely impacted.

P3’s contractual relationships with its affiliated professional entities and other physician partners may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine”) or engaging in certain practices such as fee-splitting with such licensed professionals. The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with P3’s practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on its business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that, despite the agreements through which P3 operates, P3 is engaged in the provision of medical services and/or that its arrangements with its affiliated professional entities and other physician partners constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of medicine or fee-splitting is interpreted in a manner that is inconsistent with P3’s practices, P3 would be required to restructure or terminate its arrangements with its affiliated professional entities and other physician partners to bring its activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on its business, financial condition and results of operations. State corporate practice and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals from providing clinical services to members of the health plans with whom P3 contracts.

P3 faces inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect its business, including its results of operations, liquidity, financial condition and reputation.

As a result of P3’s participation in the Medicare and Medicaid programs, P3 is subject to various governmental inspections, reviews, audits and investigations to verify its compliance with these programs and applicable laws and regulations. Other third-party payors may also reserve the right to conduct audits. P3 also periodically conducts internal audits and reviews of its regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts P3 has been paid pursuant to the Medicare or Medicaid programs or from payors;

•	state or federal agencies imposing fines, penalties and other sanctions on P3;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to P3’s reputation;

•	the revocation of a facility’s or agency’s license;

•	criminal penalties;

•	a corporate integrity agreement with the Department of Health and Human Services, Office of Inspector General; and

•	loss of certain rights under, or termination of, P3’s contracts with payors.

P3 has in the past and will likely in the future be required to refund amounts it has been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on P3’s business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

The impact on P3 of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect its business, financial condition and results of operations.

The impact on P3 of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect P3’s business, financial condition and results of operations. P3’s revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. By way of example, the ACA, which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures enacted by Congress or implemented by the Biden administration or other challenges to the ACA, if any, will impact the ACA or P3’s business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for P3’s products and services and, accordingly, the results of its financial operations. Additional changes that may affect P3’s business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.

Such changes in the regulatory environment may also result in changes to P3’s payer mix that may affect its operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payors by increasing medical costs generally, which could have an effect on the industry and potentially impact P3’s business and revenue as payors seek to offset these increases by reducing costs in other areas.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for P3’s services. P3 expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect P3’s business, financial condition and results of operations.

The transition from volume to value-based reimbursement models may have a material adverse effect on P3’s operations.

Healthcare reform is causing some payors to transition from volume to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. While these models may provide P3 with opportunities to provide new or additional services and to participate in incentive-based payment arrangements, there can be no assurance that such new models and approaches will be profitable to P3, its affiliated professional entities or other physician partners. Further, new models and approaches may require investment by P3 to develop technology or expertise to offer necessary and appropriate solutions or support to P3’s affiliated professional entities and other physician partners, and P3 does not fully know the amount and timing for return of such investment at this time. In addition, some of these new models are being offered as pilot programs and there is no assurance that they will continue or be renewed. Many states in which these new value-based structures are being developed also lack regulatory guidance or a well-developed body of law for these new models and approaches, or may not have updated their laws or enacted legislation yet to reflect the new healthcare reform models. As a result, new and existing laws, regulations or guidance could have a material adverse effect on P3’s operations and could subject P3 to the risk of restructuring or terminating its arrangements with its affiliated professional entities or other physician partners, as well as the risk of regulatory enforcement, penalties and sanctions, if state and federal enforcement agencies disagree with P3’s interpretation of these laws.

Regulation of downstream risk-sharing arrangements, including, but not limited to, global risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and risk-bearing entities, or RBEs, to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms and other new value-based reimbursement models. Certain of the states where P3 currently operates or may choose to operate in the future regulate the operations and financial condition of risk bearing organizations like P3 and its affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on P3’s business to date, as P3 continues to expand, these rules may require additional resources and capitalization and add complexity to its business.

The ACA also required CMS to establish a Medicare shared savings program that promotes accountability and coordination of care through the creation of Accountable Care Organizations, or ACOs. The Medicare shared savings program allows for providers, physicians and other designated health care professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to give coordinated high quality care to their Medicare patients, avoid unnecessary duplication of services and prevent medical errors. ACOs that achieve quality performance standards established by CMS are eligible to share in a portion of the Medicare program’s cost savings. P3 has an ACO in Arizona participating in the Medicare Shared Savings Plan (“MSSP”), and is subject to ACO program methodologies and participation requirements that are updated by CMS for each performance year. P3 and its affiliated providers as ACO participants are expected to comply with such program requirements and are required to report to CMS on performance after the close of the year. Failure to comply with such program requirements could subject P3 and its affiliated providers to significant penalties and, in some cases, termination from participating in MSSP.

Additionally, the Center for Medicare and Medicaid Innovation continues to test an array of value-based alternative payment models, including the Global and Professional Direct Contracting, or GPDC, Model to allow

Direct Contracting Entities, or DCEs, to negotiate directly with the government to manage traditional Medicare beneficiaries and share in the savings and risks generated from managing such beneficiaries. Although P3 currently does not participate in these pilot payment models, P3 may choose to do so in the future. Additional changes that may affect its business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. In addition, there likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare, as government healthcare programs and other third-party payors transition from FFS to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. It is possible that the federal or state governments will implement additional reductions, increases, or changes in reimbursement in the future under government programs that may adversely affect P3 or increase the cost of providing its services. The implementation of cost containment measures or other healthcare reforms may prevent P3 from being able to generate revenue or attain growth, any of which could have a material impact on its business.

Additional Risks Related to Ownership of Class A Common Stock Following the Business Combinations and P3 Operating as a Public Company

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to P3’s business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm P3’s results of operations or cause us to fail to meet P3’s reporting obligations. P3 expects that compliance with these requirements will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, P3 expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, P3 expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when it is no longer an emerging growth company. P3 is in the process of hiring additional legal and accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on the Company’s board of directors, board committees or as executive officers.

P3 has identified material weaknesses in its internal control over financial reporting. If P3’s internal control over financial reporting is not effective, it may not be able to accurately report its financial results or file its periodic reports in a timely manner, which may cause adverse effects on P3’s business and may cause investors to lose confidence in P3’s reported financial information and may lead to a decline in its stock price.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the audits of P3’s financial statements for the years ended December 31, 2019 and 2020, we concluded that there were material weaknesses in P3’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses related to a lack of effective controls to identify and account for certain transactions associated with incurred but not reported health expense reserves, premium deficiency reserves, claims expense, and equity awards, which resulted in certain material corrections to the financial statements for the years ended December 31, 2019 and 2020.

P3 has taken and is taking steps to remediate this material weakness through (i) hiring qualified accounting, financial reporting, IT, and other key management personnel with public company experience, (ii) engaging an external advisor to assist with evaluating and documenting the design, structure and operating effectiveness of internal controls and assist with the remediation of deficiencies and training of personnel, as necessary, and design and establishment of a formal internal audit function and (iii) enhancing policies and procedures documentation for key areas of accounting, including each area where a material weakness was identified. However, P3 is still in the process of implementing these steps and cannot assure investors that these measures will significantly improve or remediate the material weaknesses described above. We have identified other deficiencies in P3’s internal control over financial reporting that have not risen to the level of a material weakness, which P3 is in the process of remediating.

If P3 is unable to successfully remediate the material weaknesses or identify any future significant deficiencies or material weaknesses, the accuracy and timing of the Company’s financial reporting may be adversely affected, a material misstatement in its financial statements could occur, and it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, which may adversely affect the Company’s business and its stock price may decline as a result.

In addition, even if P3 remediates the material weaknesses, following the Closing, the Company will be required to expend significant time and resources to further improve its internal controls over financial reporting, including by further expanding its finance and accounting staff to meet the demands that will be placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act. If the Company fails to adequately staff its accounting and finance function to remediate its material weaknesses or fails to maintain adequate internal control over financial reporting, any new or recurring material weaknesses could prevent its management from concluding the Company’s internal control over financial reporting is effective and impair its ability to prevent material misstatements in its financial statements, which could cause its business to suffer.

As a result of becoming a public company, the Company will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. The Company may not complete its analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in the Company and, as a result, the value of the Common Stock. In addition, because of the Company’s status as an emerging growth company, you will not be able to depend on any attestation from the Company’s independent registered public accountants as to the Company’s internal control over financial reporting for the foreseeable future.

When P3 becomes a public company, following the completion of the Business Combinations, the Company will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting in its second annual report following the completion of the Business Combinations. The process of designing and implementing internal control over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process the Company identifies one or more other material weaknesses in its internal control over financial reporting or determine that existing material weaknesses have not been remediated, the Company’s management will be unable to assert that its internal control over financial reporting is effective. See “—P3 has identified material weaknesses in its internal control over financial reporting. If P3’s internal control over financial reporting is not effective, it may not be able to accurately report its financial results or file its periodic reports in a timely manner, which may cause adverse effects on P3’s business and may cause investors to lose confidence in P3’s reported financial information and may lead to a decline in its stock price.” In addition, if the Company fails to achieve and maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Even if the Company’s management concludes that its internal control over financial reporting is effective, the Company’s independent registered public accounting firm may issue a report that is qualified if it is not satisfied with the Company’s controls or the level at which the Company’s controls are documented, designed, operated or reviewed. However, the Company’s independent registered public accounting firm will not be required to attest formally to the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the filing of its second annual report following the completion of the Business Combinations or the date it is no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning the Company’s internal control over financial reporting from the Company’s independent registered public accountants for the foreseeable future.

The Company cannot be certain as to the timing of completion of its evaluation, testing and any remediation actions or the impact of the same on its operations. If the Company is not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, the Company’s independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and the Company may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of the Company’s financial statements. In addition, the Company may be required to incur costs in improving the Company’s internal control system and the hiring of additional personnel. Any such action could negatively affect the Company’s results of operations and cash flows.

The Company is an “emerging growth company” and it expects to elect to comply with reduced public company reporting requirements, which could make the Common Stock less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. For as long as the Company continues to be an emerging growth company, the Company is eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in the Company’s periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, (iv) not being required to provide audited financial statements for certain periods and (v) an extended transition period to comply with new or revised accounting standards applicable to public companies. The Company could be an emerging growth company for up to five years after the first sale of its Common Stock pursuant to an effective registration statement under the Securities Act. If, however, certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” the Company’s annual gross revenue exceeds $1.07 billion or it issues more than $1.0 billion of non-convertible debt in any three-year period, the Company would cease to be an emerging growth company prior to the end of such five-year period. The Company has made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. In addition, the Company will choose to take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, the information that the Company provide to holders of its Common Stock may be different than you might receive from other public reporting companies in which you hold equity interests. The Company cannot predict if investors will find the

Common Stock less attractive as a result of reliance on these exemptions. If some investors find the Common Stock less attractive as a result of any choice the Company makes to reduce disclosure, there may be a less active trading market for the Common Stock and the market price for the Common Stock may be more volatile.

Delaware law and the Proposed Charter and the Proposed Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and the Proposed Bylaws that will be in effect upon the Closing, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Class A Common Stock, and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company’s board of directors or taking other corporate actions, including effecting changes in the Company’s management. Among other things, the Proposed Charter and the Proposed Bylaws include provisions:

•	providing for a classified board of directors with staggered, three-year terms;

•

regarding the ability of the board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibiting cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	regarding the limitation of the liability of, and the indemnification of, directors and officers;

•

providing that certain transactions are not “corporate opportunities” and that the Exempt Persons are not subject to the doctrine of corporate opportunity and such Exempt Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as P3 or any of its subsidiaries;

•

regarding the ability of the board of directors to amend the bylaws, which may allow the board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

regarding advance notice procedures with which stockholders must comply to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s board of directors or management.

An active, liquid trading market for the Company’s securities may not develop or be sustained.

There can be no assurance that an active trading market for the Class A Common Stock and Foresight Warrants will develop after the Closing, or, if such a market develops, that the Company will be able to maintain an active trading market for those securities on Nasdaq or any other exchange in the future. If an active market for the Company’s securities does not develop or is not maintained after the Business Combinations, or if the Company fails to satisfy the continued listing standards of Nasdaq for any reason and its securities are delisted, it may be difficult for the Company’s securityholders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair the Company’s ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products, or technologies by using shares of capital stock as consideration.

The provision of the Proposed Charter requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against the Company’s directors and officers.

The Proposed Charter will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or stockholders to the Company or its stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the courts having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

Additionally, unless the Company consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although the Company believes these exclusive forum provisions benefit the Company by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in the Proposed Charter to be unenforceable or inapplicable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

The market price and trading volume of the Company’s securities may be volatile and could decline significantly following the Business Combinations.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could reduce the market price of the Class A Common Stock and Foresight Warrants in spite of its operating performance, which may limit or prevent investors from readily selling their Class A Common Stock or Foresight Warrants and may otherwise negatively affect the liquidity of the Class A Common Stock or Foresight Warrants. There can be no assurance that the market price of Class A Common Stock and Foresight Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the success of competitive services or technologies;

•	developments related to the Company’s existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning the Company’s intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in the Company’s financial results or those of companies that are perceived to be similar to P3;

•	changes in the structure of healthcare payment systems;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

Future resales of Class A Common Stock after the consummation of the Business Combinations may cause the market price of the Company’s securities to drop significantly, even if P3’s business is doing well.

Pursuant to the Registration Rights and Lock-Up Agreement, after the consummation of the Business Combinations and subject to certain exceptions, the P3 Equityholders will be contractually restricted from selling or transferring any of their shares of Class A Common Stock or Class V Common Stock. Such restrictions begin at Closing and end on the date that is six months after the Closing.

Pursuant to the Registration Rights and Lock-Up Agreement, after the consummation of the Business Combinations and subject to certain exceptions, the Sponsors will be contractually restricted from selling or transferring any of their founder shares. Such restrictions begin at Closing and end on the date one year after the Closing, or sooner, depending on the price performance of the Class A Common Stock.

However, following the expiration of these lockups, the relevant stockholders will not be restricted from selling shares of our stock held by them, other than by applicable securities laws. Additionally, the Subscribers will not be restricted from selling any of their shares of Class A Common Stock following the Closing of the Business Combinations, other than by applicable securities laws. As such, sales of a substantial number of shares of the Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A Common Stock. Further, as restrictions on resale end and any registration statement (filed after the Closing to provide for the resale of such shares from time to time) is available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price or the market price of the Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, the Company may issue additional Class A Common Stock or other equity securities without the approval of stockholders, which would dilute stockholders’ ownership interests and may depress the market price of the Class A Common Stock.

The Company may be subject to securities litigation, which is expensive and could divert management attention.

The market price of the Company’s securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. P3 may be the target of this type of litigation in the future. Securities litigation against P3 could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about P3’s business, the price and trading volume of our securities could decline.

The trading market for the Company’s securities depends in part on the research and reports that securities or industry analysts publish about the Company or its business. The Company will not control these analysts, and the analysts who publish information about the Company may have relatively little experience with the Company or its industry, which could affect their ability to accurately forecast our results and could make it more likely that the Company fails to meet their estimates. If few or no securities or industry analysts cover the Company, the trading price for its securities would be negatively impacted. If one or more of the analysts who covers the Company downgrades its securities, publishes incorrect or unfavorable research about it, ceases coverage of it, or fails to publish reports on it regularly, demand for and visibility of its securities could decrease, which could cause the price or trading volumes of its securities to decline.

Risks Related to Foresight and the Business Combinations

Following the Closing, our only significant assets will be the ownership of a minority, expected to be approximately 28.6%, of the economic interest in P3 LLC, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.

Following the Closing, we will have no direct operations and no significant assets other than the ownership of a minority, expected to be approximately 28.6%, of the economic interests in P3 LLC. We will depend on P3 LLC and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including to satisfy our obligations under the Tax Receivable Agreement, or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of P3 LLC and its subsidiaries may limit our ability to obtain cash from P3 LLC. The earnings from, or other available assets of, P3 LLC and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations, including our obligations under the Tax Receivable Agreement, or pay any dividends on our Class A Common Stock should we decide to do so. P3 LLC will be classified as a partnership for U.S. federal income tax purposes and, as such, will generally not be subject to entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of P3 LLC Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by P3 LLC. Under the terms of the P3 LLC A&R LLC Agreement and the Tax Receivable Agreement, P3 LLC will be obligated to make tax distributions or payments to holders of its P3 LLC Units, including us, except to the extent such distributions or payments would render P3 LLC insolvent or are otherwise prohibited by law or the terms of any credit facility. In addition to our tax payment obligations, we will also incur expenses related to our operations and our interests in P3 LLC, including costs and expenses of being a publicly traded company, all of which could be significant. To the extent that we require funds and P3 LLC or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.g

Subsequent to the completion of the Business Combinations, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on P3, we cannot assure you that our diligence surfaced all material issues that may be present inside P3, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of P3 and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming P3’s indebtedness or by virtue of our obtaining post-Closing debt financing. Accordingly, any stockholders who choose to remain stockholders following the Business Combinations could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to the Business Combinations contained an actionable material misstatement or material omission.

Following the consummation of the Business Combinations, we will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.

Following the consummation of the Business Combinations, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that P3 does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities P3 has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that will be applicable to us after the Business Combinations and the transactions related thereto are consummated.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of P3 as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the Business Combinations. If the combined company is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of the Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.

In addition, following the Business Combinations, the combined company’s management and other personnel will need to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 and the evaluation of the effectiveness of our internal controls over financial reporting within the prescribed timeframe. P3 has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal controls over financial reporting. P3 may discover deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner.

The JOBS Act will permit the combined company to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for so long as the combined company is an “emerging growth company.”

The combined company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The combined company will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (2) the last day of the fiscal year in which it has total annual gross revenue of $1 billion or more during such fiscal year, (3) the date on which it has issued more than $1.07 billion in non-convertible debt in the prior three-year period or (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its Common Stock in the IPO, which would be December 31, 2026. P3 had gross revenues for the year ended December 31, 2020 of approximately $485.5 million. If the Company continues to expand its business through acquisitions and/or continues to grow revenues organically post-Business Combinations, we may cease to be an emerging growth company prior to December 31, 2023.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the combined company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find the combined company’s Common Stock less attractive because it will rely on these exemptions, which may result in a less active trading market for the combined company’s Common Stock and its stock price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combinations been completed on the dates indicated.

P3’s management has limited experience in operating a public company.

P3’s executive officers and certain directors have limited experience in the management of a publicly traded company. P3’s management team may not successfully or effectively manage its transition to a public company following the Business Combinations that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Our Sponsors, officers and directors have agreed to vote in favor of the Business Combinations, regardless of how our public stockholders vote.

Unlike some other blank check companies in which their initial equityholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an Initial Business Combination, our Sponsors, officers and directors have agreed to vote their founder shares, Private Placement Shares and any public shares purchased during or after our IPO, in favor of the Business Combinations. We expect that our Sponsors, officers and directors and their permitted transferees will own approximately 21.6% of our outstanding shares of Common Stock at the time of any such vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our Sponsors, officers and directors agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.

Our stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock and Class V Common Stock in connection with the Business Combinations and the PIPE. Having a minority share position may reduce the influence that our current stockholders have on the management of the combined company.

Based on the assumptions described under “Certain Defined Terms,” immediately after the Closing we expect that (i) the public stockholders collectively will (a) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC, (ii) the Sponsors, officers and directors will (a) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6% voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC, (iii) the Subscribers will (a) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC, (iv) the Blocker Sellers collectively will (a) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest in the Company and an approximately 3.5% voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC, (v) the P3 Equityholders (other than the Blocker Sellers) collectively will own (a) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (b) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC, and (vi) certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (a) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC. It is anticipated that, based on the assumptions described under “Certain Defined Terms,” immediately after the Closing, (a) the Company will own a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will be the sole managing member of P3 LLC and (b) the P3 Equityholders (other than the Blocker Sellers) will hold approximately 71.4% of the outstanding P3 LLC Units. P3 LLC, in turn, will own 100% of P3’s operating subsidiaries.

In addition, subject to the approval of the 2021 Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to a number of shares equal to 6% of the outstanding Class A Common Stock and Class V Common Stock as of the Closing pursuant to awards under the 2021 Plan.

This expected dilution and minority share position may reduce the influence that our current stockholders have on the combined company’s management. See “Summary Term Sheet—Ownership of P3 LLC and the Company at the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information of Foresight” for further information. Consequently, the ability of our current stockholders following the Business Combinations to influence management of the combined company through the election of directors will be substantially reduced.

If we are not able to complete our Initial Business Combination by February 12, 2023, we will cease all operations except for the purpose of winding up and we will redeem our public shares and liquidate, in which case the Foresight Warrants will expire worthless.

Our Charter provides that we must complete an Initial Business Combination before February 12, 2023. We may not be able to consummate an Initial Business Combination within such time period. Our ability to complete an Initial Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If we are unable to complete an Initial Business Combination by February 12, 2023, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of liquidation, there will be no distribution with respect to the outstanding Foresight Warrants. Accordingly, the Foresight Warrants will expire worthless.

For illustrative purposes, based on funds in the Trust Account of approximately $316.3 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

Our Sponsors, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence the vote on the Business Combinations and reduce the public “float” of our Class A Common Stock.

Our Sponsors, directors, officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combinations, although they are under no obligation to do so. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsors, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combinations Proposal, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business

Combination Proposal. The purpose of such purchases could be to vote such shares in favor of the Business Combinations and thereby increase the likelihood of obtaining stockholder approval of the Business Combinations, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combinations that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our ability to successfully effect the Business Combinations and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of P3, all of whom we expect to stay with the combined company following the Business Combinations. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Our ability to successfully effect the Business Combinations and successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of P3. Although we expect such key personnel to remain with the combined company following the Business Combinations, there can be no assurance that they will do so. It is possible that P3 will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the Closing, certain of the key personnel of P3 may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Our board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combinations and, as a result, the terms may not be fair from a financial point of view to our public stockholders.

In analyzing the Business Combinations, our management conducted significant due diligence on P3. For a discussion of the factors considered by Foresight’s board of directors in approving the Business Combinations, see the section entitled, “Stockholder Proposal No. 1—The Business Combinations Proposal—Our Board of Directors’ Reasons for the Approval of the Business Combinations.” Our board of directors believes because of the financial skills and background of Foresight’s directors, it was qualified to conclude that the Business Combinations were fair from a financial perspective to its stockholders and that P3’s fair market value was at least 80% of our net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, our board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, our board of directors may be incorrect in its assessment of the Business Combinations.

Unlike some other business combination agreements with blank check companies, the Merger Agreement and the Transaction and Combination Agreement do not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for Foresight to consummate the Business Combinations even if a substantial number of Foresight stockholders redeem.

Since the Merger Agreement and the Transaction and Combination Agreement have no specified maximum redemption threshold, the terms and conditions of the Business Combinations are different in this respect from the terms and conditions in the transaction agreements governing some business combinations with blank check companies. As a result, Foresight may be able to consummate the Business Combinations even though a substantial number of Foresight public stockholders have redeemed their shares, subject to satisfaction of the minimum cash requirements provided in the Merger Agreement. Redemptions of Foresight public shares by Foresight public stockholders will decrease the amount of cash available to the combined company following the Closing.

If our stockholders fail to comply with the procedures for tendering their shares, such shares may not be redeemed.

This proxy statement describes the various procedures that must be complied with in order for a public stockholder to validly redeem its public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

Our public stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, public stockholders may be forced to sell their public shares or public warrants, potentially at a loss.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of a redemption of the public shares prior to any winding up in the event Foresight does not consummate its Initial Business Combination by February 12, 2023, (ii) if they redeem their shares in connection with an Initial Business Combination that Foresight consummates or (iii) if they redeem their shares in connection with a stockholder vote to amend any provision of our Charter relating to stockholders’ rights or f activity. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the public shares (with respect to any particular public stockholder or “group”, such shares in excess of such 15%, the “Excess Shares”) without our prior consent. However, our Charter does not restrict our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our Initial Business Combination. Our public stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our Initial Business Combination and they could suffer a material loss on their investment in us if they sell Excess Shares in open market transactions. Additionally, they will not receive redemption distributions with respect to the Excess Shares if we complete our Initial Business Combination, and, as a result, they will continue to hold any Excess Shares and, in order to dispose of such Excess Shares, would be required to sell their Excess Shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. We are not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of our initial public offering and our independent registered public accounting firm.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our Initial Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our Initial Business Combination, we will be required to provide for payment of the claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are the securities of our company. We have not asked our Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our Initial Business Combination, and public stockholders would receive such lesser amount per share in connection with any redemption of public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our public stockholders in connection with our liquidation may be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account to be distributed to our public stockholders upon the redemption of our public shares in the event that we do not complete our Initial Business Combination by February 12, 2023 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible after February 12, 2023 in the event we do not complete our Initial Business Combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our Initial Business Combination by February 12, 2023 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then, pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Our directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combinations Proposal and approval of the other proposals described in this proxy statement.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combinations Proposal, our stockholders should be aware that certain of our directors and the executive officers have interests in the Business Combinations that may be different from, or in addition to, the interests of our stockholders. These interests include:

•

the beneficial ownership by our Sponsor of 7,526,025 shares of Common Stock, consisting of 6,843,525 founder shares and 682,599 shares of Class A Common Stock, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $73.9 million based on the closing price of the Class A Common Stock of $9.82 (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

the beneficial ownership by our Sponsor of Private Placement Warrants to purchase 227,500 shares of Class A Common Stock, which warrants would expire and become worthless if we do not complete an Initial Business Combination within the applicable time period. Such warrants have an aggregate market value of approximately $275,275 million based on the closing price of the Foresight Warrants of $1.21 on Nasdaq on August 4, 2021;

•

the beneficial ownership by each of Messrs. Gamache, Svoboda and Zimmerman, each an independent director of Foresight, of 25,000 founder shares, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our directors have waived any right to redemption with respect to these shares. Such shares held by each director have a market value of approximately $245,500 million based on the closing price of the Class A Common Stock of $9.82 on Nasdaq on August 4, 2021;

•

the economic interests in the Sponsor held by certain of our officers and directors, each of whom is a member of the Sponsor, which gives them an interest in the securities of Foresight held by the Sponsor, and which interests would also become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, including the following:

•

Mr. Balkin, our Chief Executive Officer and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Balkin an interest in 1,830,171 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $19.0 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Wasson, our Chairman and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Wasson an interest in 1,278,764 founder shares and 100,000 additional shares of Class A Common Stock held by the

Sponsor, which shares would have a market value of approximately $13.5 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Muizelaar, our Chief Financial Officer, has an interest in 55,000 founder shares held by the Sponsor, which shares would have a market value of approximately $540,100, based on the last sale price of $9.82 of the Class A Common Stock (assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•	the continuation of Mr. Wasson as a director of the Company after the Business Combinations; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combinations.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combinations Proposal, and the transactions contemplated thereby.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement and/or Transaction and Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement and/or Transaction and Combination Agreement or waivers of conditions are appropriate and in the best interests of our securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement and/or Transaction and Combination Agreement, would require us to agree to amend the Merger Agreement and/or Transaction and Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of P3’s business, a request by P3 to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events (including those that would have a material adverse effect on P3’s business) and would entitle us to terminate the Merger Agreement and/or Transaction and Combination Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for us and our securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combinations has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combinations Proposal.

We may amend the terms of the Foresight Warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the public warrants could be converted into cash or stock, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.

The Foresight Warrants are issued in registered form under the Foresight Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Foresight Warrant Agreement provides that the terms of the Foresight Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the Foresight Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the Foresight Warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Foresight Warrants, convert the Foresight Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a Foresight Warrants.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant if, among other things, the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the public warrant holders. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants.

In addition, we may redeem your public warrants commencing ninety days after they become exercisable and prior to their expiration, at a price of $0.10 per public warrant if, among other things, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the public warrant holders. In such a case, the holders will be able to exercise their public warrants for cash or on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants, including because the number of shares of Class A Common Stock received in connection with such an exercise is capped at 0.361 shares of Class A Common Stock per whole public warrant (subject to adjustment) irrespective of the remaining life of the public warrants.

None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsors or their permitted transferees.

Legal proceedings in connection with the Business Combinations, the outcomes of which are uncertain, could require P3 to incur significant costs, or delay or prevent the completion of the Business Combinations.

Prior to execution of the definitive agreements for the Business Combinations, Hudson Vegas Investments SPV, LLC (“Hudson”), one of P3’s existing equity holders, asserted that it had an option to purchase additional equity interests in P3 in connection with the pending transaction with Foresight (the “Purchase Option”). P3 does not agree that the Purchase Option applies to the Business Combinations as structured. On June 11, 2021, Hudson filed an action in the Delaware Court of Chancery (the “Hudson Action”), in which it challenges the Business Combinations. Specifically, Hudson purports to assert claims against P3, the members of the P3 Board of Managers, certain of its officers and Chicago Pacific Founders Fund, L.P. (“CPF”) for breach of the P3 Existing LLC Agreement (against P3 and CPF), breach of fiduciary duty (against certain of P3’s officers) and breach of alleged contractual standards of conduct (against the P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson seeks to enjoin the consummation of the Business Combinations, a declaration that the Business Combinations violate its rights under the P3 Existing LLC Agreement, a declaration that the members of the P3 Board of Managers and certain of P3’s officers breached their fiduciary duties and money damages including attorneys’ fees. In the event this dispute is not resolved by the closing of the Business Combinations, it is contemplated that the P3 LLC Units and shares of Class V Common Stock that Hudson would be entitled to receive if the Purchase Option were applicable will be set aside in an escrow until resolution of the dispute so that neither the Purchase Option nor the underlying dispute would result in dilution to the existing Foresight stockholders or the Subscribers. The escrow arrangement will provide that upon resolution of the dispute, these shares and units would be distributed (i) if the dispute is resolved in favor of Hudson, to Hudson upon payment of the Purchase Option exercise price by Hudson or (ii) otherwise, to the P3 Equityholders so that the relative economic position among the P3 Equityholders reflects what would have been achieved if the escrow arrangement had not been implemented.

Defending or settling this lawsuit could require P3 to incur significant costs, which may adversely affect the Company’s cash flows, and draw the attention of its management team away from successfully implementing the Business Combinations. If Hudson is successful in obtaining an injunction prohibiting the completion of the Business Combinations on the agreed-upon terms, then it may prevent the Business Combinations from being completed, or from being completed within the expected time frame.

Risks Related to Ownership of Common Stock Following the Business Combinations

There may be sales of a substantial amount of our Class A Common Stock after the Business Combinations by the Company’s stockholders and/or P3’s current owners, and these sales could cause the price of our securities to fall.

After the Business Combinations and assuming consummation of the sale of PIPE Shares pursuant to the Subscription Agreement, there will be approximately 69.6 million shares of Class A Common Stock outstanding including 7.9 million shares of Class A Common Stock held by the Sponsors that will be subject to certain lock-up arrangements, and an additional approximately 172.7 million shares of Class V Common Stock, which shares will be exchangeable, together with P3 LLC Units, for an equivalent number of shares of Class A Common Stock, based on the assumptions described under “Certain Defined Terms.” If the actual facts are different than these assumptions, the number of shares of our Class A Common Stock issued and outstanding will be different. Of our issued and outstanding shares of Common Stock that were issued prior to the Business Combinations, all will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares subject to lock-up arrangements. Following completion of the Business Combinations, we expect that approximately 61.2% of the outstanding shares of Common Stock will be held by entities affiliated with us and our executive officers and directors.

After the Business Combinations and pursuant to the Registration Rights and Lock-Up Agreement, certain stockholders will be entitled to demand that the Company registers the resale of their securities subject to certain minimum requirements. These stockholders will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combinations.

Upon effectiveness of any registration statement we file pursuant to the Registration Rights Agreement, and upon the expiration of the lock-up periods applicable to the parties to the Registration Rights and Lock-Up Agreement, these parties may sell large amounts of our Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of our Class A Common Stock or putting significant downward pressure on the price of our Class A Common Stock.

Sales of substantial amounts of our Class A Common Stock in the public market after the Business Combinations, or the perception that such sales will occur, could adversely affect the market price of our Class A Common Stock and make it difficult for us to raise funds through securities offerings in the future.

If the Business Combinations’ benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combinations do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combinations may vary significantly from their prices on the date the Merger Agreement and the Transaction and Combination Agreement were executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combinations. Because the aggregate value of the consideration to be paid in the Business Combinations is a fixed amount and the number of shares of Class A Common Stock and P3 LLC Units constituting such consideration is based on a fixed value of $10.00 per share or unit (and will not be adjusted to reflect any changes in the market price of our Class A Common Stock), the market value of the Class A Common Stock issued in the Business Combinations (or as a result of the exchange of any P3 LLC Units in accordance with the P3 LLC A&R LLC Agreement) may be higher or lower than (i) the values of these shares on earlier dates and/or (ii) the fixed deemed value of $10.00 per share.

In addition, following the Business Combinations, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combinations, there has not been a public market for P3’s securities. Accordingly, the valuation ascribed to P3 and its securities in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Business Combinations. If an active market for our securities develops and continues, the trading price of our securities following the Business Combinations could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning P3 or the health population management industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There can be no assurance that our Class A Common Stock will be approved for listing on Nasdaq following the Closing, or if approved, that we will be able to comply with the continued listing standards of Nasdaq.

The Foresight Units, Class A Common Stock and Foresight Warrants are currently listed on Nasdaq. In connection with the Closing, we have applied to continue to list our Class A Common Stock and Foresight Warrants on Nasdaq after the Closing under the symbols “PHP” and “PHPW,” respectively. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that we have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float. Our ability to meet these listing requirements may depend, in part, on the number of shares of our Class A Common Stock that are redeemed in connection with the Business Combinations, as the number of redemptions may impact whether we have at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. Our application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that we will meet these listing requirements.

If our Class A Common Stock is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists the Company’s shares from trading on its exchange for failure to meet the listing standards, the combined company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends following the Closing will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to declare dividends may be limited by restrictive covenants contained in any existing or future indebtedness of the combined company following the Business Combinations. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell your Class A Common Stock for a price greater than that which you paid for it.

The Foresight Warrants are accounted for as liabilities and the changes in value of the Foresight Warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Chief Accountant and Acting Director of the Division of Corporation Finance of the SEC published a statement on the SEC’s website indicating that the terms of the public and private warrants issued by many special purpose acquisition companies may need to be accounted for as liabilities, rather than as equity (the “SEC Warrant Accounting Statement”). As a result of the SEC Warrant Accounting Statement, Foresight, along with many other current and former special purpose acquisition companies, concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement and engaged a valuation firm to determine the fair market value of its warrants. Accordingly, Foresight reevaluated the accounting treatment of its 8,625,000 public warrants and 5,933,333 Private Placement Warrants, and determined to classify all of the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Foresight’s balance sheet as of March 31, 2021 contained elsewhere in this proxy statement are derivative liabilities related to embedded features contained within the Foresight Warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, Foresight’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, Foresight expects that it will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Our public warrants, founder shares and Private Placement Units (including the securities contained therein) may have an adverse effect on the market price of our Class A Common Stock.

We have issued public warrants to purchase 10,541,667 shares of our Class A Common Stock as part of the Foresight Units offered in our IPO and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 832,500 Private Placement Units, including (i) an aggregate of 277,500 Private Placement Warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment as described herein, and (ii) an aggregate of 832,500 Private Placement Shares. Our initial stockholders currently hold 7,906,250 founder shares. The founder shares are convertible into shares of Class A Common Stock on a one-for-one basis, subject to adjustment as described in this proxy statement. In addition, if our Sponsors, an affiliate of our Sponsors or certain of our officers and directors make any working capital loans, up to $1,500,000 of such loans may be converted into Working Capital Units, at the price of $10.00 per unit at the option of the lender. Any such Working Capital Units would be identical to the Private Placement Units.

To the extent such Foresight Warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Foresight Warrants may be exercised could adversely affect the market price of our Class A Common Stock.

Our Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.

Our Charter requires, and our Proposed Charter will require, that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our Charter or Proposed Charter, as applicable, or our bylaws, or (4) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter or Proposed Charter, as applicable. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This forum selection clause may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition and result in a diversion of the time and resources of our management and board of directors.

Risks Related to the Tax Receivable Agreement

Our sole material asset after the completion of the Business Combinations will be our interest in P3 LLC, and, accordingly, we will depend on distributions from P3 LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. P3 LLC’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the consummation of the Business Combinations, we will be a holding company and will have no material assets other than our ownership in P3 LLC. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of P3 LLC and its subsidiaries, and distributions we receive from P3 LLC. There can be no assurance that P3 LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any debt agreements of P3 LLC or its subsidiaries, will permit such distributions. At Closing, the credit agreement governing P3 LLC’s credit facilities will restrict its ability to make distributions to the Company, and future debt instruments or other agreements may restrict the ability of P3 LLC to make distributions to the Company or of P3 LLC’s subsidiaries to make distributions to P3 LLC.

P3 LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of P3 LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of P3 LLC. Under the terms of the P3 LLC A&R LLC Agreement, P3 LLC will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of P3 LLC Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which could be substantial. See “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement.” We intend, as its sole manager, to cause P3 LLC to make cash distributions to the owners of P3 LLC Units in an amount sufficient to (i) fund all of such owners’ tax obligations in respect of taxable income allocated to such owners and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, P3 LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which P3 LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering P3 LLC insolvent. If P3 LLC does not have sufficient funds to pay tax or other liabilities or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because (i) P3 LLC is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) P3 LLC does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. See “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement” and “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements— Amended and Restated Limited Liability Company Agreement of P3 LLC.” In addition, if P3 LLC does not have sufficient funds to make distributions, its ability to declare and pay cash dividends will also be restricted or impaired.

Under the P3 LLC A&R LLC Agreement, P3 LLC will, from time to time, make distributions in cash to its equityholders (including us) pro rata, in amounts at least sufficient to cover the taxes on their allocable share of taxable income of P3 LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and to P3 LLC’s other equityholders, (ii) the lower tax rates currently applicable to corporations as opposed to individuals, and (iii) the favorable tax benefits that we anticipate from any purchase of P3 Existing Units in connection with the Business Combinations and future redemptions or exchanges by the P3 Equityholders of P3 LLC Units for Class A Common Stock or cash pursuant to the P3 LLC A&R LLC Agreement, tax distributions payable to us may be in amounts that exceed our actual tax liabilities with respect to the relevant taxable year, including our obligations under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of other expenses or dividends on our stock, although we will have no obligation to distribute such cash (or other available cash) to our stockholders. Except as otherwise determined by us as the sole manager of P3 LLC, no adjustments to the exchange ratio for P3 LLC Units and corresponding shares of our Class A Common Stock will be made as a result of any cash distribution by us or any retention of cash by us. To the extent we do not distribute such excess cash as dividends on our Class A Common Stock, we may take other actions with respect to such excess cash, for example, holding such excess cash or lending it (or a portion thereof) to P3 LLC, which may result in shares of our Class A Common Stock increasing in value relative to the value of P3 LLC Units. The holders of P3 LLC Units may benefit from any value attributable to such cash balances if they acquire shares of our Class A Common Stock in exchange for their P3 LLC Units, notwithstanding that such holders may previously have participated as holders of P3 LLC Units in distributions by P3 LLC that resulted in such excess cash balances.

We will be required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

In connection with the Closing, we will enter into the Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement will generally provide for the payment by us to the

P3 Equityholders of 85% of the income tax benefits, if any, that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) increases in our proportionate share of the tax basis of P3 LLC’s assets resulting from Business Combinations, future redemptions or exchanges by the P3 Equityholders of P3 LLC Units for our Class A Common Stock or cash and certain distributions (or deemed distributions) by P3 LLC; and (ii) certain other tax benefits resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of P3 LLC Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging P3 Equityholder’s tax basis in its P3 LLC Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We will be dependent on distributions from P3 LLC to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the P3 Equityholders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. The payments under the Tax Receivable Agreement are also not conditioned upon the P3 Equityholders maintaining a continued ownership interest in P3 LLC or us. See “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the P3 Equityholders. The Company may recognize an estimated liability under the Tax Receivable Agreement of approximately $530 million if all P3 Equityholders redeem or exchange their P3 LLC Units for Foresight Class A Common Stock or cash at the earliest possible date permitted under the P3 LLC A&R LLC Agreement and assuming (a) the generation of sufficient future taxable income, (b) a trading price of $10 per share of Foresight Class A Common Stock at the time of the redemption or exchanges, (c) a constant corporate combined U.S. federal and state income tax rate of 24.14% and (d) no material changes in tax law.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of the foregoing, (i) we could be required to make cash payments to the P3 Equityholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to P3 Equityholders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

We will not be reimbursed for any cash payments previously made to the P3 Equityholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a P3 Equityholder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. See “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the P3 Equityholders.

Certain of the P3 Equityholders have substantial control over us, and their interests, along with the interests of other P3 Equityholders, in our business may conflict with yours.

The P3 Equityholders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their P3 LLC Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the P3 Equityholders may conflict with the interests of holders of our Class A Common Stock. For example, the P3 Equityholders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of P3 Equityholders even in situations where no similar considerations are relevant to us. See “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the P3 Equityholders.

General Risk Factors

Foresight has identified a material weakness in its internal control over financial reporting as of March 31, 2021. If Foresight is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Foresight and materially and adversely affect its business and operating results.

Following the issuance of the SEC Warrant Accounting Statement, after discussion with Foresight’s independent registered public accounting firm, on April 21, 2021, Foresight’s management and its audit committee identified a material weakness in Foresight’s internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Foresight’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for Foresight to provide reliable financial reports and prevent fraud. Foresight continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and Foresight’s stock price may decline as a result. We cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Foresight may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Warrant Accounting Statement, after consultation with Foresight’s independent registered public accounting firm, Foresight’s management and its audit committee identified a material weakness in Foresight’s internal controls over financial reporting.

As a result of such material weakness, the change in accounting for the Foresight Warrants, and other matters raised or that may in the future be raised by the SEC, Foresight faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in Foresight’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Foresight’s business, results of operations and financial condition or its ability to complete an Initial Business Combination.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION OF FORESIGHT

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of P3 and Foresight, adjusted to give effect to the consummation of the Business Combinations and the transactions pursuant to the Merger Agreement and the Transaction and Combination Agreement which were entered into on May 25, 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of P3 and the historical balance sheet of Foresight on a pro forma basis as if the Business Combinations and the PIPE had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 combine the historical results of operations of P3 and historical statements of operations of Foresight for such periods on a pro forma basis as if the Business Combinations and the PIPE had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been prepared from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited consolidated financial statements of P3 as of and for the year ended December 31, 2020 and the related notes, contained elsewhere in this proxy statement;

•	the historical audited financial statements of Foresight for the period from August 20, 2020 (inception) to December 31, 2020 and the related notes, contained elsewhere in this proxy statement;

•

the historical unaudited condensed financial statements of Foresight and the unaudited consolidated financial statements of P3 as of and for the three months ended March 31, 2021 and the related notes, contained elsewhere in this proxy statement;

•

other information relating to P3 and Foresight contained elsewhere in this proxy statement, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1—The Business Combinations Proposal—The Merger Agreement and the Transaction and Combination Agreement.”

Pursuant to the existing Charter, Foresight is providing its public stockholders with the opportunity to redeem their shares of Class A Common Stock prior to the consummation of the Business Combinations at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combinations, including interest (which interest shall be net of taxes payable), divided by the number of the then outstanding public shares, subject to the limitations described in this proxy statement.

Notwithstanding the legal form of the Business Combinations pursuant to the Merger Agreement and the Transaction and Combination Agreement, the Business Combinations will be accounted for as a reverse recapitalization in accordance with US GAAP for mergers with shell companies. Under this method of accounting, Foresight is the legal acquirer and the accounting acquiree; P3 is the legal acquiree and the accounting acquirer for financial statement reporting purposes. P3 was determined to be the accounting acquirer because the equity holders of P3 will have a majority of the voting power of the Company subsequent to the Business Combinations, P3 operations will comprise all of the ongoing operations of the Company, the equity holders of P3 will control a majority of the governing body of the post-combination Company, and P3’s senior management will comprise all of the senior management of the Company. For further information about the accounting for the Business Combinations, please refer to Note 3—Accounting for the Business Combinations, in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the public shares:

•	Assuming No Redemptions: This “no redemption scenario” assumes that no shares of Class A Common Stock are redeemed by the Foresight stockholders prior to the Business Combinations.

•

Assuming Maximum Redemptions:    This “maximum redemption scenario” assumes that the Foresight stockholders redeem 10,495,307 shares of Class A Common Stock (which is derived from the number of shares that could be redeemed in connection with the Business Combinations at an assumed redemption price of $10.00 per share based on $316.3 million of funds held in the Trust Account as of March 31, 2021 and 31,625,000 public shares of Class A Common Stock outstanding, and still satisfy the minimum available cash condition of $400.0 million set forth in the Merger Agreement, after giving effect to the sale of the PIPE Shares and the payment of Foresight’s expenses, fees or costs related to the Merger Agreement) for an aggregate redemption payment of $105.0 million from the Trust Account.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combinations and the PIPE taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2021

(in dollars, except share amounts)

	Historical	Historical	No Redemption Scenario			Maximum Redemption Scenario
	P3 Health Group Holdings LLC (A)	Foresight Acquisition Corp. (B)	Transaction Accounting Adjustments	Note	Pro Forma Combined Company	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
CURRENT ASSETS:
Cash	$22,341,413	$1,285,361	316,250,000	5(d)(1)	$203,626,774	211,296,930	5(d)(2)	$203,626,774
			208,703,070	5(e)		208,703,070	5(e)
			(5,800,000)	5(e)		(5,800,000)	5(e)
			(34,200,000)	5(f)		(34,200,000)	5(f)
			(304,953,070)	5(h)(1)		(200,000,000)	5(h)(2)
Restricted Cash	3,687,918	—			3,687,918			3,687,918
Health Plan Settlement Receivables	46,665,546	—			46,665,546			46,665,546
Clinic Fees and Insurance Receivables	749,892	—			749,892			749,892
Other Receivables	119,001	—			119,001			119,001
Prepaid Expenses and Other Current Assets	5,198,714	162,206			5,360,920			5,360,920

TOTAL CURRENT ASSETS	78,762,484	1,447,567			260,210,052			260,210,052

LONG-TERM ASSETS:
Property, Plant and Equipment, net	6,474,215	—			6,474,215			6,474,215
Goodwill	871,128	—			871,128			871,128
Notes Receivable, Net	3,878,158	—			3,878,158			3,878,158
Right of Use Asset	4,203,708	—			4,203,708			4,203,708
Cash held in Trust Account	—	316,250,000	(316,250,000)	5(d)(1)	—	(211,296,930)	5(d)(2)	—
						(104,953,070)	5(d)(2)

TOTAL LONG-TERM ASSETS	15,427,208	316,250,000			15,427,208			15,427,208

TOTAL ASSETS	$94,189,693	$317,697,567			$275,637,260			$275,637,260

LIABILITIES and MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$11,878,680	$175,612			$12,054,292			$12,054,292
Accrued Payroll	4,713,521	—			4,713,521			4,713,521
Health Plans Settlements Payable	15,731,672	—			15,731,672			15,731,672
Claims Payable	60,269,746	—			60,269,746			60,269,746
Premium Deficiency Reserve	2,000,000	—			2,000,000			2,000,000
Accrued Interest	4,927,256	—			4,927,256			4,927,256
Current Portion of Long-Term Debt	89,988	—			89,988			89,988

TOTAL CURRENT LIABILITIES	99,610,864	175,612			99,786,476			99,786,476

LONG-TERM LIABILITIES:
Right of Use Liability	3,118,909	—			3,118,909			3,118,909
Liability for Warrants	15,854,601	5,837,625	(15,854,601)	5(b)	5,837,625	(15,854,601)	5(b)	5,837,625
Long-Term Debt	45,848,351	—			45,848,351			45,848,351

TOTAL LONG-TERM LIABILITIES	64,821,861	5,837,625			54,804,885			54,804,885

TOTAL LIABILITIES	164,432,725	6,013,237			154,591,361			154,591,361

Class A Common Stock Subject to Possible Redemption	—	306,684,320	(306,684,320)	5(d)(1)	—	(201,731,250)	5(d)(2)	—
						(104,953,070)	5(d)(2)
Class D Units Subject to Possible Redemption, net of issuance costs of $2,958,446, plus accumulated preferred returns	52,675,137	—	(52,675,137)	5(c)	—	(52,675,137)	5(c)	—

	Historical	Historical	No Redemption Scenario			Maximum Redemption Scenario
	P3 Health Group Holdings LLC (A)	Foresight Acquisition Corp. (B)	Transaction Accounting Adjustments	Note	Pro Forma Combined Company	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
SHAREHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized	$—	$—			$—			$—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	179	791	5(a)	6,964	791	5(a)	5,976
			18,214	5(c)		19,264	5(c)
			3,067	5(d)(1)		2,017	5(d)(2)
			2,087	5(e)		2,087	5(e)
			(17,374)	5(i)(1)		(18,362)	5(i)(2)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized	—	791	(791)	5(a)	—	(791)	5(a)	—
Class V common stock, $0.0001 par value; 200,000,000 shares authorized	—	—	17,374	5(i)	17,374	18,362	5(i)	18,362
Additional paid in capital	—	182,370	15,854,601	5(b)	294,329,644	15,854,601	5(b)	294,329,644
			98,946,837	5(c)		98,945,787	5(c)
			306,681,253	5(d)(1)		201,729,233	5(d)(2)
			208,700,983	5(e)		208,700,983	5(e)
			(5,800,000)	5(e)		(5,800,000)	5(e)
			(30,100,000)	5(f)		(30,100,000)	5(f)
			4,816,670	5(g)		4,816,670	5(g)
			(304,953,070)	5(h)(1)		(200,000,000)	5(h)(2)
Accumulated Equity-Based Compensation	—	—	4,678,960	5(c)	4,678,960	4,678,960	5(c)	4,678,960
Retained Earnings	—	4,816,670	(4,816,670)	5(c)		(4,816,670)	5(c)	—
Retained Earnings (Losses) from Controlling Interests	—	—	(118,946,760)	5(c)	(114,130,090)	(116,535,430)	5(c)	(111,718,760)
			4,816,670	5(c)		4,816,670	5(c)
Retained Earnings (Losses) from Non-Controlling Interests	—	—	(63,856,954)	5(c)	(63,856,954)	(66,268,284)	5(c)	(66,268,284)

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	—	5,000,010			121,045,899			121,045,900

MEMBERS’ DEFICIT:
Contributed Capital	41,764,270	—	(41,764,270)	5(c)	—	(41,764,270)	5(c)	—
Series A Preferred Returns	4,705,644	—	(4,705,644)	5(c)	—	(4,705,644)	5(c)	—
Accumulated Equity-Based Compensation	1,829,084	—	2,849,878	6(a)	—	2,849,878	6(a)	—
			(4,678,960)	5(c)		(4,678,960)	5(c)
Redemption of Profits Interests	(180,000)	—	180,000	5(c)	—	180,000	5(c)	—
Retained Earnings (Losses) from Controlling Interests	(149,567,493)		(4,100,000)	5(f)	—	(4,100,000)	5(f)	—
			(4,816,670)	5(g)		(4,816,670)	5(g)
			(2,849,878)	6(a)		(2,849,878)	6(a)
			8,103,013	6(c)		8,563,978	6(c)
			34,284,268	6(c)		36,234,634	6(c)
			118,946,760	5(c)		116,535,430	5(c)
Retained Loss from Non-Controlling Interests	(21,469,673)	—	(8,103,013)	6(c)	—	(8,563,978)	6(c)	—
			(34,284,268)	6(c)		(36,234,634)	6(c)
			63,856,954	5(c)		66,268,284	5(c)

TOTAL MEMBER’S DEFICIT	(122,918,168)	—			—			—

TOTAL LIABILITIES & MEMBERS’ DEFICIT	$94,189,693	$317,697,567			$275,637,260			$275,637,260

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in dollars, except share amounts)

	Historical	Historical	No Redemption Scenario				Maximum Redemption Scenario
	P3 Health Group Holdings LLC (A)	Foresight Acquisition Corp. (B)	Transaction Accounting Adjustments	Note		Pro Forma Combined Company	Transaction Accounting Adjustments	Note		Pro Forma Combined Company
OPERATING REVENUE:
Capitated Revenue	$147,700,465	$—				$147,700,465				$147,700,465
Other Patient Service Revenue	3,863,915	—				3,863,915				3,863,915

TOTAL OPERATING REVENUE	151,564,380	—				151,564,380				151,564,380

OPERATING EXPENSES:
Medical Expenses	146,890,944	—				146,890,944				146,890,944
Premium Deficiency Reserve	2,000,000	—				2,000,000				2,000,000
Corporate, General and Administrative Expenses	15,059,076	482,211				15,541,287				15,541,287
Sales and Marketing Expenses	270,241	—				270,241				270,241
Depreciation	332,548	—				332,548				332,548
Transaction costs	—	—				—				—
Amortization of Debt Origination Fees	—	—				—				—

TOTAL OPERATING EXPENSES	164,552,810	482,211				165,035,020				165,035,020

OPERATING LOSS	(12,988,430)	(482,211)				(13,470,640)				(13,470,640)

NON-OPERATING INCOME (EXPENSES):
Interest Income (Expense), net	(4,081,134)	—				(4,081,134)				(4,081,134)
Change in fair value of warrant liability	(9,537,996)	5,301,167	9,537,996	6	(b)	5,301,167	9,537,996	6	(b)	5,301,167

TOTAL NON-OPERATING INCOME (EXPENSE)	(13,619,130)	5,301,167				1,220,033				1,220,033

NET LOSS	(26,607,559)	4,818,956				(12,250,607)				(12,250,607)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(3,282,292)		(8,103,013)	6	(c)	(11,385,505)	(8,563,978)	6	(c)	(11,846,270)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(23,325,268)	4,818,956	8,103,013	6	(c)	$(865,302)	8,563,978	6	(c)	$(404,337)

Loss per share:
Basic	$(0.35)					$(0.00)				$(0.00)
Diluted	$(0.35)					$(0.00)				$(0.00)
Class A Common Stock - Basic and Diluted		$0.00
Class A Common Stock - subject to redemption - Basic and Diluted		$0.56
Weighted average common shares outstanding:						—				—
Basic	66,586,367	8,611,731		6	(d)	243,338,750		6	(d)	243,338,750
Diluted	66,586,367	8,611,731		6	(d)	243,338,750		6	(d)	243,338,750

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

(in dollars, except share amounts)

	Historical	Historical	No Redemption Scenario				Maximum Redemption Scenario
	P3 Health Group Holdings LLC (A)	Foresight Acquisition Corp. (B)	Transaction Accounting Adjustments	Note		Pro Forma Combined Company	Transaction Accounting Adjustments	Note		Pro Forma Combined Company
OPERATING REVENUE:
Capitated Revenue	$471,551,241	$—				$471,551,241				$471,551,241
Other Patient Service Revenue	13,990,050	—				13,990,050				13,990,050

TOTAL OPERATING REVENUE	485,541,291	—				485,541,291				485,541,291

OPERATING EXPENSES:
Medical Expenses	485,513,143	—				485,513,143				485,513,143
Premium Deficiency Reserve	(20,539,364)	—				(20,539,364)				(20,539,364)
Corporate, General and Administrative Expenses	53,390,338	2,286	2,849,878	6	(a)	56,242,502	2,849,878	6	(a)	56,242,502
Sales and Marketing Expenses	1,502,634	—				1,502,634				1,502,634
Transaction expenses	—	—	4,100,000	5	(f)	4,100,000	4,100,000	5	(f)	4,100,000
Depreciation	795,172	—				795,172				795,172

TOTAL OPERATING EXPENSES	520,661,923	2,286				527,614,087				527,614,087

OPERATING LOSS	(35,120,632)	(2,286)				(42,072,796)				(42,072,796)

NON-OPERATING INCOME (EXPENSES):
Interest Income (Expense), net	(9,970,260)	—				(9,970,260)				(9,970,260)
Other	(290,684)	—				(290,684)				(290,684)

TOTAL NON-OPERATING INCOME (EXPENSE)	(10,260,944)	—				(10,260,944)				(10,260,944)

NET LOSS	(45,381,576)	(2,286)				(52,333,740)				(52,333,740)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(4,307,071)	—	(34,284,268)	6	(c)	(38,591,340)	(36,234,633)	6	(c)	(40,541,705)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(41,074,505)	$(2,286)	34,284,268	6	(c)	$(13,742,401)	36,234,633	6	(c)	$(11,792,036)

Earnings (loss) per share:
Basic	$(0.62)					$(0.06)				$(0.05)
Diluted	$(0.62)					$(0.06)				$(0.05)
Class A Common Stock - Basic and Diluted		$(0.00)
Class A Common Stock - subject to redemption - Basic and Diluted		$(0.00)
Weighted average common shares outstanding:
Basic	65,833,962	6,875,000		6	(c)	243,338,750		6	(c)	243,338,750
Diluted	65,833,962	6,875,000		6	(c)	243,338,750		6	(c)	243,338,750

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Business Combinations

On May 25, 2021, (i) Foresight, P3, and P3 LLC entered into the Merger Agreement and (ii) Foresight, the Merger Corps, the Blockers, Splitter, and the Blocker Sellers entered into the Transaction and Combination Agreement pursuant to which, among other things, upon the satisfaction or waiver of the conditions set forth in the Transaction Agreements, P3 will merge with and into P3 LLC, with P3 LLC as the surviving entity, and the Merger Corps will merge with and into the Blockers, with the Blockers as the surviving entities and wholly-owned subsidiaries of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity. Through the foregoing mergers, immediately after the closing, Foresight and P3 will be organized in an “Up-C” structure in which all of the P3 operating subsidiaries will be held directly or indirectly by P3 LLC and Foresight will acquire approximately 28.6% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and will become the sole managing member of P3 LLC.

The Business Combinations include various transactions, including:

•

pursuant to the Transaction and Combination Agreement, a restructuring transaction involving liquidating distributions by a member of P3 of such member’s equity interests in P3 to such member’s equity holders, including two Blocker entities;

•

pursuant to the Merger Agreement, the Foresight Contribution to P3 LLC of the amount in the Trust Account and the net proceeds from the PIPE to be consummated concurrently with the Closing (after taking into account any redemptions of public shares and other than cash to be used to pay closing cash consideration in connection with the acquisition by Foresight of the two blocker entities pursuant to the Transaction and Combination Agreement), in exchange for equity interests and warrants to acquire additional equity interests in P3 LLC;

•

pursuant to the Merger Agreement, following the Foresight Contribution, the P3 Merger, resulting in Foresight becoming a minority equity holder and sole managing member of P3 LLC and the P3 Equityholders being entitled to receive a mix of P3 LLC Units and cash;

•

in connection with the Merger Agreement, following the P3 Merger, the acquisition by the Non-Blocker P3 Equityholders of newly issued shares of Class V Common Stock in the P3 Equityholders Subscription; and

•

pursuant to the Transaction and Combination Agreement, the merger of each of the two blocker entities with wholly owned subsidiaries of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, and each Blocker seller being entitled to receive a mix of cash and Class A Common Stock.

Immediately prior to the Business Combinations, in connection with the consummation of the Business Combinations, all then-outstanding shares of Class B Common Stock of Foresight will be converted into shares of Class A Common Stock on a one-for-one basis. As all of the shares of Class B Common Stock will be converted into shares of Class A Common Stock, the Class B Common Stock will no longer be outstanding and cease to exist, and each holder of Class B Common Stock thereafter will cease to have any rights with respect to such shares of Class B Common Stock.

Pursuant to a letter agreement between P3 and the holders of the P3 Warrants, each P3 Warrant that is outstanding immediately prior to the effective time of the P3 Merger will be deemed to be exercised on a cashless basis immediately prior to the effective time of the P3 Merger and the holders thereof will be considered a P3 Equityholder and entitled to a portion of the P3 Merger Consideration at the closing of the P3 Merger.

The Company currently has outstanding public warrants to purchase 10,541,667 shares of Class A Common Stock and Private Placement Warrants to purchase 277,500 shares of Class A Common Stock. These public warrants and Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of the Business Combinations.

At Closing, certain P3 Equityholders will enter into a Tax Receivable Agreement with Foresight and P3 LLC. This will entitle the P3 Equityholders to approximately $530 million of future cash payments with respect to tax benefits realized as a result of increases in Foresight’s proportionate share of the tax basis in P3 LLC’s assets resulting from the Business Combinations and any future redemption or exchange of P3 LLC Units by a P3 Equityholder for Class A Common Stock or cash.

The unaudited pro forma condensed combined financial information includes two scenarios: (i) a “no redemption scenario,” which assumes no shares of Class A Common Stock are redeemed by the Foresight stockholders prior to the Business Combinations, and (ii) a “maximum redemption scenario,” which assumes that the Foresight stockholders redeem 10,495,307 shares of Class A Common Stock out of 31,625,000 outstanding public shares of Class A Common Stock. P3’s obligation to consummate the Business Combinations is subject to the condition that available cash is at least $400.0 million, taking into account the amount of cash held in the Trust Account after redemptions by the public stockholders, net of Foresight’s transaction expenses as described in the proxy statement, and assuming the PIPE is consummated. Following the planned cash payments to P3 Equityholders at Closing, the remaining Net Closing Cash (as defined in the Merger Agreement) must be no less than $180.0 million.

Immediately following the consummation of the Business Combinations, under the “no redemption scenario”, assuming no redemptions of the public shares, the P3 Equityholders (including Blocker Sellers) are expected to own an aggregate of approximately 75% of the voting Common Stock of the Company. Under the “maximum redemption scenario”, the P3 Equityholders (including the Blocker Sellers) are expected to own approximately 79% of the voting Common Stock of the Company. Upon the consummation of the Business Combinations, the Blocker Sellers will receive shares of Class A Common Stock. Each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. Pursuant to the Transaction and Combination Agreement, the Blocker Sellers will receive a number of shares of Class A Common Stock and cash equal to the number of P3 LLC Units and cash that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash). The unaudited pro forma condensed combined financial information assumes that none of the P3 Equityholders elect to receive additional P3 LLC Units in lieu of the cash portion of the P3 Merger Consideration. Under the “no redemption scenario” and the “maximum redemption scenario,” the P3 Equityholders will own a majority of the voting stock of the Company, either through ownership of shares of Class A Common Stock or ownership of Class V Common Stock and P3 LLC Units.

The following table summarizes the pro forma capitalization by shares outstanding (whether Foresight Class A or Class V Common Shares) under the two scenarios. P3 Equityholders will hold Class V Common Shares, which possess voting rights, at Closing, which can be exchanged in the future for Class A Common Shares. The percentages below represent Foresight voting percentages held by each class of equity holder:

	No redemptions		Maximum redemptions
	Shares	Voting %	Shares	Voting %
Non-Blocker P3 Equityholders	173,638,378	71.4%	183,591,746	75.4%
Blocker Sellers	8,466,315	3.5%	9,008,254	3.7%
Public Stockholders	31,625,000	13.0%	21,129,693	8.7%
Sponsors	8,738,750	3.6%	8,738,750	3.6%
Subscribers	20,870,307	8.6%	20,870,307	8.6%

Total	243,338,750	100.0%	243,338,750	100%

Subsequent to the consummation of the Business Combinations, the board of directors of the Company is expected to be comprised of nine members, of which Foresight is expected to initially appoint two members, P3 is expected to initially appoint six members, and a new member will be selected independently. Foresight will become the sole managing member of P3 LLC.

In connection with the execution of the Merger Agreement, Foresight entered into the Subscription agreements with the Subscribers, pursuant to which the Subscribers have agreed to purchase an aggregate of 20,870,307 shares of Class A Common Stock in a private placement transaction at a price of $10.00 per share for an aggregate commitment of $208.7 million, less related transaction expenses. The closing of the PIPE is expected to take place concurrently with the consummation of the Business Combinations. The PIPE Subscription Agreements are subject to certain conditions, including, among other things, the consummation of the Business Combinations.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (the “Transaction Accounting Adjustments”). The selected unaudited pro forma condensed combined financial information presents the Transaction Accounting Adjustments. The Transaction Accounting Adjustments in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Company following the consummation of the Business Combinations and the PIPE.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combinations as if it had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combinations as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the public shares:

•	Assuming No Redemptions: This “no redemption scenario” assumes that no shares of Class A Common Stock are redeemed by the Foresight stockholders prior to the Business Combinations.

•

Assuming Maximum Redemptions: This “maximum redemption scenario” assumes that the Foresight stockholders redeem 10,495,307 shares of Class A Common Stock (which is derived from the number of shares that could be redeemed in connection with the Business Combinations at an assumed redemption price of $10.00 per share based on $316.3 million of funds held in the Trust Account as of March 31, 2021 and 31,625,000 public shares of Class A Common Stock outstanding, and still satisfy the minimum available cash condition of $400.0 million set forth in the Merger Agreement, after giving effect to the sale of the PIPE Shares and the payment of Foresight’s expenses, fees and costs related to the Merger Agreement) for an aggregate redemption payment of $105.0 million from the Trust Account.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the historical unaudited consolidated statement of operations of P3 for the three months ended March 31, 2021 and the related notes, contained elsewhere in this proxy statement; and

•	Foresight’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, contained elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	the historical audited consolidated financial statements of P3 for the year ended December 31, 2020 and the related notes, contained elsewhere in this proxy statement; and

•

the historical audited financial statements of Foresight as of December 31, 2020 and for the period from August 20, 2020 (inception) to December 31, 2020 and the related notes, contained elsewhere in this proxy statement.

The pro forma adjustments reflecting the consummation of the Business Combinations are based on certain currently available information and certain significant estimates and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combinations based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combinations taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of P3 and Foresight included elsewhere in this proxy statement.

3. Accounting for the Business Combinations

The Business Combinations represent a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Foresight will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the consummation of the Business Combinations, the P3 Equityholders (certain of whom will hold Class V Common Stock) will have a majority of the voting power of the Company, P3 will comprise all of the ongoing operations of the Company, and P3’s senior management will comprise all of the senior management of the Company. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of P3 issuing shares for the net assets of Foresight, accompanied by a recapitalization. The net assets of P3 will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations following the consummation of the Business Combinations will be those of P3.

In the Business Combinations, P3, which represents substantively all of the economic activity of the Company, will merge into P3 LLC, which will be a wholly owned subsidiary of Foresight. However, the former Foresight stockholders will not control the Company, since approximately 75% of the holders of the voting Common Stock after the Business Combinations will be the P3 Equityholders (assuming no redemptions). Furthermore, P3 management will assume the management leadership of the Company. Since the Company will be the sole managing member of P3 LLC following the Business Combinations, the P3 LLC Units held by P3 Equityholders will be classified as Noncontrolling Interests in the Company for financial reporting purposes. An allocation of net income (representing net income in the percentage of ownership of P3 LLC not controlled by the Company) will be attributed to the Noncontrolling Interests in the Company’s statement of operations.

The combined two companies, P3 and Foresight have provided for a valuation allowance on federal and state deferred tax assets. A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Management must analyze all available positive and negative evidence regarding realization of the deferred tax assets and make an assessment of the likelihood of sufficient future taxable income. The deferred tax assets were not deemed realizable based upon the weight of objectively verifiable negative evidence in the form of cumulative losses over a historical three-year period. As a result, there is no income tax provision recognized in the Unaudited Condensed Combined Pro Forma Financial Statements.

Upon the completion of the Business Combinations, the Company will enter into a Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement will generally provide for the payment to the P3 Equityholders of 85% of the income tax benefits, if any, that are actually realized. No liability has been recognized with respect to the Tax Receivable Agreement in the no redemption and maximum redemption scenario because the history of cumulative losses of the Company creates uncertainty with respect to the ability of the Company to utilize the tax benefits resulting from the exchanges occurring in the no redemption and maximum redemption scenario.

4. Shares of Foresight Class A Common Stock (or equivalent in P3 LLC Units and Class V Common Stock) issued to the P3 Equityholders upon Consummation of the Business Combinations and the PIPE

Based on 86,155,709 P3 Existing Units outstanding (including 858,351 warrants redeemed into Class D units at Closing) immediately prior to the consummation of the Business Combinations and the PIPE, assuming closing occurred on March 31, 2021, and based on the estimated Exchange Ratio determined in accordance with the terms of the Merger Agreement, Foresight expects to issue shares of Class A Common Stock (or equivalent in P3 LLC Units and shares of Class V Common Stock) in the Business Combinations, determined as follows:

Under the No Redemption Scenario:
P3 Existing Units assumed outstanding prior to the consummation of the Business Combinations and the PIPE	86,155,709
Assumed Exchange Ratio	2.1137
Estimated shares of Class A Common Stock (or equivalent in P3 LLC Units and shares of Class V Common Stock) issued to P3 Equityholders upon consummation of the Business Combinations and the PIPE under the no redemption scenario	182,104,693

Under the Maximum Redemption Scenario:
P3 Existing Units assumed outstanding prior to the consummation of the Business Combinations and the PIPE	86,155,709
Assumed Exchange Ratio	2.2355
Estimated shares of Class A Common Stock (or equivalent in P3 LLC Units and shares of Class V Common Stock) issued to P3 Equityholders upon consummation of the Business Combinations and the PIPE under the maximum redemption scenario	192,600,000

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

P3 and Foresight have not had any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

A - Derived from the unaudited consolidated balance sheet of P3 as of March 31, 2021.

B - Derived from the unaudited balance sheet of Foresight as of March 31, 2021.

Pro forma adjustments

(a)	To reflect the conversion of Foresight’s outstanding Class B Common Stock to Class A Common Stock immediately prior to consummation of the Business Combinations.

(b)	To reflect the derecognition of the warrant liability with net exercise of outstanding P3 Warrants.

(c)	These entries reflect the exchange of P3 Existing Units for Foresight equity:

1.

In the no redemption scenario, to reflect the exchange of P3 Existing Units (aside from those P3 Existing Units held by Blocker Sellers, which will be exchanged for Class A Common Stock) for new Class A Common Stock (or, alternatively, P3 LLC Units along with Class V Common Stock, which are exchangeable for Class A Common Stock in the future) in accordance with the Merger Agreement. These instruments will become exchangeable for Class A Common Stock in the future following a prescribed lock-up period (subject to certain exceptions based on price performance of the Class A Common Stock where the lock-up period could end earlier, the lock-up period will be 180 days from Closing), in accordance with the Merger Agreement. This adjustment also further reflects the reclassification of Member’s Equity account balances to reflect Stockholder’s Equity account balances in the new Company.

2.

This entry reflects a similar exchange as in 1. above, pursuant to the maximum redemption scenario, with different results for Class A and Class V shares following the impact of Foresight shareholder redemptions of $105.0 million.

(d)	Cash in Trust Account:

1.

To reflect, in the no redemption scenario, the release of cash held in the Trust Account to Cash and Cash Equivalents assuming no public stockholders exercise their right to redeem public shares of Class A Common Stock for their pro rata share of the Trust Account. Also, to reflect the reclassification, in the no redemption scenario, which assumes no public stockholders exercise their redemption rights, of Class A Common Stock subject to redemption of approximately $306.7 million to permanent equity.

2.

To reflect, in the maximum redemption scenario, the assumption that public stockholders exercise their redemption rights with respect to a maximum 10,495,307 public shares prior to the consummation of the Business Combinations at a redemption price of approximately $10.00 per share, or $105.0 million in cash. The $105.0 million or 10,495,307 public shares represents the maximum number of shares that could be redeemed in connection with the Business Combinations and still satisfy the minimum available cash condition of $400.0 million set forth in the Merger Agreement, after giving effect to the sale of the PIPE Shares and the payment of Foresight’s expenses, fees and costs related to the Merger Agreement, assuming the Transactions closed on March 31, 2021.

(e)

To reflect the issuance of an aggregate of 20,870,307 shares of Class A Common Stock at $10.00 per share, less approximately $5.8 million of issuance expenses consisting of placement agent fees and related expenses payable to the placement agents upon consummation of the PIPE, from the PIPE. The issuance expenses of approximately $5.8 million were accrued and reflected as an offset to Additional Paid-In Capital.

(f)

Represents preliminary estimated transaction costs incurred as part of the Business Combinations totaling approximately $34.2 million. P3 incurred costs that are deemed to be direct and incremental costs of the Business Combinations have been reflected as a reduction of Cash with an offset in Additional Paid-in Capital, consisting of (i) financial and transaction advisory fees of approximately $11.1 million payable upon consummation of the Business Combinations and (ii) payment of other costs relating to estimated printing, accounting, legal, and other professional fees of approximately $5.0 million. Foresight has incurred $11.1 million in deferred underwriting fees from its February 2021 initial public offering that become payable upon successful close of the Business Combinations. Those fees are earned under a marketing agreement and will be expensed as earned, and the resulting reduction of Retained Earnings has been reflected as a reduction of Additional Paid-In Capital. Estimated additional incurred transaction costs of $3.1 million by Foresight and $1 million by P3 are reflected as a reduction of Cash with an offset in Retained Earnings (Losses) from Controlling Interests.

(g)	To reclassify the Accumulated Deficit of Foresight to Additional Paid-In Capital.

(h)	To reflect the distribution of cash to P3 Equityholders representing Company Closing Cash Consideration (as defined) at Closing in accordance with terms of the Merger Agreement.

1.

To reflect in the no redemption scenario, the distribution of $305.0 million of available cash to P3 Equityholders assuming that no public stockholders exercise their right to have their public shares redeemed for their pro rata share of the Trust Account.

2.

To reflect, in the maximum redemption scenario, the distribution of $200.0 million of available cash to P3 Equityholders assuming that public stockholders redeem 10,495,307 shares of Class A Common Stock prior to the consummation of the Business Combinations at a redemption price of approximately $10.00 per share (including earnings on the Trust Account balance), or $105.0 million in cash.

(i)	To adjust for Class A Common Stock that will be held in reserve for future exchanges by P3 Equityholders that will receive P3 LLC Units and Class V Common Stock at Closing.

1.	Pursuant to the no redemption scenario, adjusting to the number of shares of Class A and Class V Common Stock that will be outstanding at Closing.

2.	Pursuant to the maximum redemption scenario, adjusting to the number of shares of Class A and Class V Common Stock that will be outstanding at Closing.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021 and year ended December 31, 2020

Foresight and P3 did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the consummation of the Business Combinations and the PIPE, assuming the Business Combinations and the PIPE closed on January 1, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

A

Derived from the audited consolidated statements of operations of P3 for the year ended December 31, 2020, and the unaudited consolidated statements of operations of P3 for the three months ended March 31, 2021.

B

Derived from the audited statement of operations of Foresight for the year ended December 31, 2020 and from the unaudited statement of operations of Foresight for the three months ended March 31, 2021.

Pro forma adjustments:

(a)

To reflect acceleration of expense recognition for certain stock-based compensation awards to P3 employees triggered upon consummation of the Business Combinations. A portion of the time-vesting Incentive Units will vest upon the consummation of the P3 Merger, which is a qualifying transaction under the terms of the awards, provided the grantee remains in service or employment until such time. Each time-vesting Incentive Unit that becomes vested in connection with the P3 Merger will be converted into the right to receive a portion of the P3 Merger Consideration. Each time-vesting

Incentive Unit that does not vest in connection with the consummation of the P3 Merger will also be converted into the right to receive a portion of the P3 Merger Consideration, but the P3 LLC Units and cash portion of such P3 Merger Consideration generally will continue to be subject to the same time-based vesting that applied prior to the P3 Merger and in accordance with the Merger Agreement. Certain performance-vesting Incentive Units that remain outstanding upon the consummation of the P3 Merger are expected to fully vest upon the consummation of the Transaction, and will be converted into the right to receive a portion of the P3 Merger Consideration.

(b)

To reflect the accounting for the change in fair value of the liability for outstanding P3 Class D warrants as if they had been redeemed as of January 1, 2020. This adjustment reverses the charge to earnings that had been recognized in the first quarter of 2021.

(c)

To attribute income to the Noncontrolling Interest represented by the percentage ownership of P3 LLC held by former P3 Equityholders that have not yet exchanged their equity interests in P3 LLC for Foresight Class A Common Stock. Holders of Foresight Class V Common Stock also hold P3 LLC Units and that ownership represents the Noncontrolling Interest.

(d)

As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares of Common Stock issuable in connection with the Business Combinations and the PIPE have been outstanding for the entirety of the periods presented. In the maximum redemption scenario, this calculation is retroactively adjusted to eliminate the redeemed shares for the entire period. For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock and Class V common stock of the combined company outstanding would have been anti-dilutive. Pro forma weighted common shares outstanding—basic and diluted for the three months ended March 31, 2021 and for the year ended December 31, 2020 are calculated as follows:

	For the Three Months Ended March 31, 2021 and for the Year Ended December 31, 2020
	Combined (No Redemption Scenario)	Combined (Maximum Redemption Scenario)
Weighted-average common shares outstanding, basic and diluted:
Foresight weighted average shares outstanding (1)	8,611,731	8,611,731
Foresight shares subject to redemption reclassified to equity (2)	31,752,019	21,256,712
Sale of additional Foresight shares in PIPE subscription	20,870,307	20,870,307
Foresight shares issued to P3 unitholders in recapitalization	182,104,693	192,600,000

Weighted-average common shares outstanding, basic and diluted:	243,338,750	243,338,750

Controlling Interest (Percentages represent Foresight Class A shares as a percentage of voting interests)
Class A shares owned by Blocker Sellers	3.5%	3.7%
Class A shares owned by Public Stockholders	13.0%	8.7%
Class A shares owned by Sponsors	3.6%	3.6%
Class A shares owned by Subscribers	8.6%	8.6%

Percent of shares owned by the Controlling Interest	28.6%	24.6%

Noncontrolling Interest (Percentage represents Foresight Class V shares as a percentage of voting interests)

Class V shares owned by Non-Blocker P3 Equityholders	71.4%	75.4%

(1)	Derived from the historical financial statements for the three months ended March 31, 2021. Represents actual shares issued and outstanding as if they had been outstanding the entire period.
(2)	Shares subject to redemption are net of 10,495,307 cumulative shares redeemed in the maximum redemption scenario

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for Foresight and P3 and unaudited pro forma combined per share information of the Company after giving effect to the Business Combinations, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This “no redemption scenario” assumes that no shares of Class A Common Stock are redeemed by the Foresight stockholders prior to the Business Combinations.

•

Assuming Maximum Redemptions: This “maximum redemption scenario” assumes that the Foresight stockholders redeem 10,495,307 shares of Class A Common Stock (which is derived from the number of shares that could be redeemed in connection with the Business Combinations at an assumed redemption price of $10.00 per share based on $316.3 million of funds held in the Trust Account as of March 31, 2021 and 31,625,000 public shares of Class A Common Stock outstanding, and still satisfy the minimum available cash condition of $400.0 million set forth in the Merger Agreement, after giving effect to the sale of the PIPE Shares and the payment of Foresight’s expenses, fees and costs related to the Merger Agreement) for an aggregate redemption payment of $105.0 million from the Trust Account.

The unaudited pro forma book value information reflects the Business Combinations and the PIPE as if they had been consummated on March 31, 2021. The weighted average shares outstanding and earnings (loss) per share information reflects the Business Combinations and the PIPE as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

The comparative per share information is derived from, and should be read in conjunction with, “Unaudited Pro Forma Condensed Combined Financial Information,” including the accompanying notes, contained elsewhere in this proxy statement. In addition, the comparative per share information should be read in conjunction with “Selected Historical Financial Information of Foresight,” “Selected Historical Consolidated Financial Information of P3” and Foresight’s financial statements and P3’s consolidated financial statements, in each case, including the accompanying notes, contained elsewhere in this proxy statement. The comparative per share information is presented for illustrative purposes only and is not necessarily indicative of actual or future financial condition or results of operations that would have been realized if the Business Combinations and the PIPE had been consummated as of the date indicated or will be realized upon the consummation of the Business Combinations and the PIPE.

	Historical		Combined Pro Forma
As of March 31, 2021 and for the three month ended March 31, 2021	Foresight Acquisition Corp.	P3 Health Group Holdings LLC	No Redemption Scenario	Maximum Redemption Scenario
Book value per Share(1)	$0.12	$(1.43)	$1.13	$1.13
Net income (loss) available to common stockholders	$4,818,956	$(23,325,268)	$(865,302)	$(404,337)
Net loss per share available to common stockholders – basic and diluted	$0.56	$(0.35)	$(0.00)	$(0.00)
Cash dividends per share(2)	$—	$—	$—	$—
Weighted average shares outstanding – basic and diluted	8,611,731	66,568,367	243,338,750	243,338,750

(1)	Book value per share = total equity / shares outstanding, calculated as of March 31, 2021.
(2)	No dividends have been paid by Foresight Acquisition Corp. or P3 Health Group Holdings, LLC

	Historical		Combined Pro Forma
For the year ended December 31, 2020	Foresight Acquisition Corp.	P3 Health Group Holdings LLC	No Redemption Scenario	Maximum Redemption Scenario
Net loss available to common stockholders	$(2,286)	$(41,074,507)	$(13,742,401)	$(11,792,036)
Net loss per share available to common stockholders – basic and diluted	$(0.00)	$(0.62)	$(0.06)	$(0.05)
Cash dividends per share(2)	$—	$—	$—	$—
Weighted average shares outstanding – basic and diluted	6,875,000	65,833,962	243,338,750	243,338,750

(1)	Book value per share = total equity / shares outstanding, calculated as of December 31, 2020.
(2)	No dividends have been paid by Foresight Acquisition Corp. or P3 Health Group Holdings, LLC

SPECIAL MEETING OF FORESIGHT STOCKHOLDERS

General

Foresight is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on                     , 2021, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                     , 2021. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place

The special meeting of stockholders will be held at             , local time, and             , local time, respectively, on                     , 2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

The special meeting of stockholders can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the special meeting of stockholders. Additionally, you have the option to listen to the special meeting of stockholders by dialing              (toll-free within the U.S. and Canada) or              (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is             , but please note that you cannot vote at the meeting if you choose to participate telephonically. Please note that you will only be able to access the special meeting of stockholders by means of remote communication.

Purpose of the Special Meeting

At the special meeting of stockholders, we will ask our stockholders to vote in favor of the following proposals:

•	The Business Combinations Proposal—To consider and vote upon a proposal to approve and adopt the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations.

•

The Charter Amendment Proposal—To consider and vote upon a proposal to adopt the Proposed Charter attached as Annex C to this proxy statement and the Proposed Bylaws attached as Annex D to this proxy statement.

•	The Bylaw Amendment Proposal—To consider and vote upon a proposal to approve amendments to Foresight’s bylaws, in the form of the Proposed Bylaws attached as Annex D to this proxy statement.

•

The Governance Proposals—To consider and vote, on an advisory basis, on eight (8) separate Governance Proposals, on a non-binding advisory basis, relating to the following material differences between Foresight’s current Charter and the Proposed Charter and Foresight’s current bylaws and the Proposed Bylaws:

Proposed Charter

•

Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

Advisory Governance Proposal 4B—to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•	Advisory Governance Proposal 4C—to provide that the Company renounces all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons;

•

Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations; and

•	Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

•

Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	Advisory Governance Proposal 4G—to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

•

Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

•	The Nasdaq Proposal—To consider and vote upon a proposal to approve, in connection with the Business Combinations, for purposes of complying with applicable listing rules of Nasdaq:

•

the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the transactions contemplated by the Transaction and Combination Agreement and (ii) shares of Class V Common Stock the P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•

the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of approximately $208.7 million pursuant to the terms of Subscription Agreements entered into with the Subscribers in the PIPE; and

•

the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Business Combinations and the Merger Agreement, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the P3 LLC A&R LLC Agreement to be entered into in connection with the Closing.

•	The 2021 Plan Proposal—To approve the 2021 Plan.

•	The Stockholder Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary or appropriate,

to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the Stockholder Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Common Stock at the close of business on                     , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote at the special meeting of stockholders for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of                     , 2021, there were              shares of Common Stock outstanding in the aggregate, of which              are public shares and             , or     %, are founder shares held by our Sponsors, directors and officers.

Vote of the Sponsors, Directors and Officers of Foresight

In connection with our IPO, we entered into an agreement with each of our Sponsors, directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of approval of the Business Combinations Proposal.

Our Sponsors, directors and officers have waived any redemption rights with respect to shares of Common Stock purchased in our IPO in connection with the Business Combinations. The founder shares held by our initial stockholders have no redemption rights upon Foresight’s liquidation and will be worthless if no Initial Business Combination is effected by us by February 12, 2023. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may hold.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of Foresight stockholders is necessary to hold a valid meeting of stockholders. A quorum will be present at the special meeting of stockholders if a majority in voting power of Common Stock issued and outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combinations Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all then outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders and (ii) the holders of a majority of all then outstanding shares of Class B Common Stock, voting separately as a single class, entitled to vote thereon at the special meeting of stockholders. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Approval of each of the Nasdaq Proposal, the Governance Proposals, the 2021 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, failure to vote or an abstention will have no effect on the Nasdaq Proposal, the 2021 Plan Proposal or the Stockholder Adjournment Proposal but will have the same effect as a vote AGAINST the Business Combinations Proposal, the Charter Amendment Proposal and the Bylaw Amendment Proposal.

The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. Except for the Stockholder Adjournment Proposal, each of the Stockholder Proposals is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaw

Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal. The Stockholder Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal, and none of the other Stockholder Proposals is conditioned on the approval of the Governance Proposals or the Stockholder Adjournment Proposal.

Recommendation to Foresight Stockholders

After careful consideration, our board of directors recommends that Foresight stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of the Foresight stockholders at the special meeting of stockholders.

For a description of Foresight’s reasons for the approval of the Business Combinations and the recommendation of our board of directors, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Our Board of Directors’ Reasons for the Approval of the Business Combinations.”

When you consider the recommendation of our board of directors in favor of each of the Stockholder Proposals, you should keep in mind that our directors and officers have interests in the Business Combinations that may conflict with your interests as a stockholder. Please see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Interests of Certain Persons in the Business Combinations.”

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each of the Stockholder Proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Common Stock at the special meeting of stockholders:

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You can vote by completing, signing, dating and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our board of directors: “FOR” the Business Combinations Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Bylaw Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the 2021 Plan Proposal and “FOR” the Stockholder Adjournment Proposal.

•

You can virtually attend the special meeting and vote during the special meeting even if you have previously voted by submitting a proxy pursuant to the methods noted above. If you attend the special meeting of stockholders and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting of stockholders. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting of stockholders, or at the special meeting, by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Foresight’s secretary, in writing, before the special meeting of stockholders that you have revoked your proxy; or

•	you may attend the special meeting of stockholders virtually, revoke your proxy, and submit a ballot through the virtual meeting platform, as indicated above.

No Additional Matters May Be Presented at the Special Meeting of Stockholders

The special meeting of stockholders has been called to consider only the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal, the 2021 Plan Proposal and the Stockholder Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting of stockholders, no other matters may be considered at the special meeting of stockholders if they are not included in this proxy statement, which serves as the notice of the special meeting of stockholders.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and you have any questions about how to vote or direct a vote on the Stockholder Proposals in respect of your shares of Common Stock, you may call             , our proxy solicitor, toll free at             ; banks and brokerage firms, please call collect at             .

Redemption Rights

Under our Charter, any holders of public shares may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combinations, including interest (which interest shall be net of taxes payable). If demand is properly made and the Business Combinations are consummated, these shares, immediately upon consummation of the Business Combinations, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO, calculated as of two business days prior to the consummation of the Business Combinations, including interest (which shall be net of taxes payable). For illustrative purposes, based on the fair value of marketable securities and cash held in the Trust Account as of March 31, 2021 of approximately $316.3 million, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of Foresight Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must:

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if you hold your shares of Class A Common Stock through Foresight Units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•

check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•	prior to 5:00 p.m., Eastern Time, on , 2021 (two business days before the special meeting of stockholders), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•

deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting of stockholders. Sellers seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Foresight’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Foresight does not have any control over this process and it may take longer than two weeks. Sellers who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combinations. If you delivered your shares for redemption to the transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding Foresight Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold Foresight Units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the Foresight Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Foresight Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Foresight Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Foresight Units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Foresight Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Foresight cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Closing and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in the future growth of Foresight following the completion of the Business Combinations, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combinations are not approved and we do not consummate an Initial Business Combination by February 12, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and the Foresight Warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock or Foresight Warrants in connection with the Business Combinations.

Proxy Solicitation Costs

Foresight is soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Foresight and its directors, officers and employees may also solicit proxies in person. Foresight will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Foresight will bear the cost of the solicitation.

Foresight has hired              to assist in the proxy solicitation process. Foresight will pay that firm a fee of $        , plus disbursements. Foresight will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Foresight will reimburse them for their reasonable expenses.

STOCKHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATIONS PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement, the Transaction and Combination Agreement and the Business Combinations and the other transactions contemplated thereby. We may consummate the Business Combinations only if they are approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our Common Stock.

The Merger Agreement and the Transaction and Combination Agreement

This subsection of the proxy statement describes the material provisions of the Merger Agreement and the Transaction and Combination Agreement but does not purport to describe all of the terms of the Merger Agreement and the Transaction and Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the Transaction and Combination Agreement, copies of which are attached as Annex A and Annex B, respectively. You are urged to read the Merger Agreement and the Transaction and Combination Agreement in their entirety because they are the primary legal documents that govern the Business Combinations.

The Merger Agreement and the Transaction and Combination Agreement contain representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement and the Transaction and Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement and the Transaction and Combination Agreement. The representations, warranties and covenants in the Merger Agreement and the Transaction and Combination Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General; Structure of the Business Combinations

On May 25, 2021, Foresight entered into the Merger Agreement among Foresight, P3 and P3 LLC and the Transaction and Combination Agreement among Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers, pursuant to which, among other matters described in this proxy statement, Foresight will (i) acquire approximately 28.6% of the economic interests of P3 LLC (which is the entity into which P3 will be merged pursuant to the P3 Merger) and will become the sole managing member of P3 LLC, and (ii) acquire the Blockers by merging each of the Blockers with a wholly-owned subsidiary of Foresight, which will subsequently be merged with and into Foresight, with Foresight as the surviving entity, in each case, on the terms and subject to the conditions set forth therein. A copy of the Merger Agreement is attached to this proxy statement as Annex A and a copy of the Transaction and Combination Agreement is attached to this proxy statement as Annex B.

Pursuant to the Merger Agreement and the Transaction and Combination Agreement, the Business Combinations are expected to involve six principal components, each to occur at the Closing: the adoption of the Proposed Charter and Proposed Bylaws, the Blocker Reorganization, the Foresight Contribution, the P3 Merger, the P3 Equityholders Subscription and the Blocker Mergers (each as described below).

Pursuant to the P3 Merger, following the Closing the Company and P3 LLC will be organized in an “Up-C” structure, meaning that substantially all of the assets of the combined company will be held by P3 LLC, and the Company’s only assets will be equity interests in P3 LLC, which will own P3’s operating subsidiaries. Following the Closing, the Company will own a minority, expected to be approximately 28.6%, of the economic interests of P3 LLC and will be the sole managing member of P3 LLC. It is anticipated that, upon completion of the Business

Combination, (i) the public stockholders collectively will (a) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC, (ii) the Sponsors, officers and directors will (a) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6% voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC, (iii) the Subscribers will (a) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC, (iv) the Blocker Sellers collectively will (a) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest and an approximately 3.5% voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC, (v) the P3 Equityholders (other than the Blocker Sellers) collectively will own (a) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (b) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC, and (vi) certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (a) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (b) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

These percentages are calculated based on a number of assumptions described in this proxy statement. See assumptions described under “Certain Defined Terms” and “Summary of the Proxy Statement—Organizational Structure—Following the Business Combinations.”

Class V Common Stock generally will vote together with Class A Common Stock on matters submitted to a vote of Foresight stockholders but will represent a non-economic interest in us, such that one P3 LLC Unit and one share of Class V Common Stock, together, will represent an economic and voting interest that is equivalent to one share of Class A Common Stock. Each P3 LLC Unit (other than those held by Foresight), together with one share of Class V Common Stock, will be exchangeable in the future, subject to certain conditions, for one share of Class A Common Stock or, at our election, the cash equivalent to the market value of one share of Class A Common Stock, pursuant to the terms of the P3 LLC A&R LLC Agreement.

The parties to the Merger Agreement and the Transaction and Combination Agreement agreed to structure the Business Combinations in this manner for tax and other business purposes.

Consideration to Be Received in the Business Combinations

P3 Merger Consideration

The total P3 Merger Consideration to be received by the P3 Equityholders (including the Blocker Sellers) at the closing of the P3 Merger pursuant to the Business Combinations will have an aggregate value of $2.126 billion and will consist of a mix of up to approximately $305 million in cash and an aggregate of at least 182,104,693 P3 LLC Units (valued at $10.00 per P3 LLC Unit and approximately $1.8 billion in the aggregate), provided that each P3 Equityholder can elect to receive additional P3 LLC Units in lieu of its portion of the cash merger consideration, in which case the number of P3 LLC Units to be issued would be increased by an amount equal to the total amount of such portion of the cash consideration divided by $10.00. The P3 Merger Consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the cash portion of the P3 Merger Consideration and the equity portion of the P3 Merger Consideration were distributed prior to the P3 Merger in accordance with the P3 Existing LLC Agreement, which allocation will be determined prior to the Closing. However, in the event the net cash of Foresight and P3 LLC immediately after the Closing (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the cash portion of the P3 Merger Consideration will be reduced by such shortfall and the equity portion of the P3 Merger Consideration would be increased by the amount of such shortfall, such that the P3 Merger Consideration aggregate value of $2.126 billion will remain unchanged.

Each Incentive Unit that is outstanding immediately prior to the effective time of the P3 Merger and that is vested will be canceled and will be converted into the right to receive a portion of the P3 Merger Consideration. Each outstanding Incentive Unit that is subject to time-based vesting but not vested immediately prior to the effective time of the P3 Merger will be converted into the right to receive a portion of the P3 Merger Consideration; however, the P3 LLC Units and the cash portion constituting such portion of the P3 Merger Consideration will continue to be subject to time-based vesting and be treated in accordance with the Merger Agreement. Each outstanding Incentive Unit that is subject to vesting requirements based on the achievement of performance conditions and not vested immediately prior to the effective time of the P3 Merger will be forfeited without consideration.

Pursuant to a letter agreement between P3 and the holders of the P3 Warrants, each P3 Warrant that is outstanding immediately prior to the effective time of the P3 Merger will be deemed to be exercised immediately prior to the effective time of the P3 Merger and the holders thereof will be considered P3 Equityholders entitled to a portion of the P3 Merger Consideration at the closing of the P3 Merger.

Blocker Merger Consideration

The total Blocker Merger Consideration to be received by the Blocker Sellers at the closing of the Blocker Mergers pursuant to the Transaction and Combination Agreement will consist of a mix of cash and Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash).

Escrowed Consideration

Prior to execution of the definitive agreements for the Business Combinations, Hudson, one of P3’s existing equity holders, asserted that it had the Purchase Option to purchase additional equity interests in P3 in connection with the pending transaction with Foresight. P3 does not agree that the Purchase Option applies to the Business Combinations as structured. On June 11, 2021, Hudson filed the Hudson Action in the Delaware Court of Chancery, in which it challenges the Business Combinations. Specifically, Hudson purports to assert claims against P3, the members of the P3 Board of Managers, certain of its officers and CPF for breach of the P3 Existing LLC Agreement (against P3 and CPF), breach of fiduciary duty (against certain of P3’s officers) and breach of alleged contractual standards of conduct (against the P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson seeks to enjoin the consummation of the Business Combinations, a declaration that the Business Combinations violate its rights under the P3 Existing LLC Agreement, a declaration that the members of the P3 Board of Managers and certain of P3’s officers breached their fiduciary duties and money damages including attorneys’ fees. In the event this dispute is not resolved by the closing of the Business Combinations, it is contemplated that the P3 LLC Units and shares of Class V Common Stock that Hudson would be entitled to if the Purchase Option were applicable will be set aside in an escrow until resolution of the dispute so that neither the Purchase Option nor the underlying dispute would result in dilution to the existing Foresight stockholders or to the Subscribers. The escrow arrangement will provide that upon resolution of the dispute, these shares and units would be distributed (i) if the dispute is resolved in favor of Hudson, to Hudson upon payment of the Purchase Option exercise price by Hudson or (ii) otherwise, to the P3 Equityholders so that the relative economic position among the P3 Equityholders reflects what would have been achieved if the escrow arrangement had not been implemented.

Components of the Business Combinations

Adoption of Proposed Charter and Bylaws. Pursuant to the Merger Agreement, prior to the P3 Merger, Foresight’s Charter will be amended and restated to the Proposed Charter and Foresight’s bylaws will be amended and restated to the Proposed Bylaws, as described in the section entitled “Stockholder Proposal No. 2—The Charter Amendment Proposal.”

Blocker Reorganization. Pursuant to the Transaction and Combination Agreement, prior to the P3 Merger, Splitter will make a liquidating distribution of its equity interests in P3 to Splitter’s members, including Blocker A and Blocker B, resulting in the liquidation of Splitter.

Foresight Contribution. Pursuant to the Merger Agreement, immediately prior to the P3 Merger, Foresight will cause the trustee to distribute the proceeds of the Trust Account, and Foresight will contribute the proceeds from the issuance of the PIPE Shares pursuant to the Subscription Agreements (after taking into account any redemptions of public shares and other than cash used to pay Blocker Merger Consideration in connection with the Blocker Mergers), in each case, to P3 LLC in exchange for (i) a number of units of P3 LLC equal to the number of outstanding shares of Class A Common Stock (after giving effect to any public shares tendered for redemption, the PIPE Shares issued pursuant to the Subscription Agreements and the shares of Class A Common Stock issued upon conversion of the founder shares) and (ii) warrants to acquire additional units of P3 LLC equal to the number of outstanding Foresight Warrants.

P3 Merger. Pursuant to the Merger Agreement, following the Foresight Contribution, the P3 Merger will be effected, pursuant to which P3 will merge with and into P3 LLC, with P3 LLC surviving the merger, resulting in Foresight becoming a minority equityholder of P3 LLC and each P3 Equityholder being entitled to receive the P3 Merger Consideration, consisting of a mix of cash and P3 LLC Units unless elected otherwise by one or more P3 Equityholders. As a result of the P3 Merger, all of the outstanding P3 Existing Units will be converted into the right to receive the P3 Merger Consideration, in amounts determined in accordance with the Merger Agreement and the P3 Existing LLC Agreement.

P3 Equityholders Subscription. Pursuant to the Merger Agreement and separate subscription agreements with Foresight, following the P3 Merger, each P3 Equityholder that is an accredited investor will have the opportunity to subscribe to purchase shares of Class V Common Stock from Foresight for a subscription price equal to the par value thereof (and the subscription price shall be offset against the consideration in the P3 Merger), with the number of shares of Class V Common Stock subscribed for by each such P3 Equityholder equal to the number of P3 LLC Units such P3 Equityholder receives in the P3 Merger.

Blocker Mergers and Consolidation. Pursuant to the Transaction and Combination Agreement, after the P3 Merger, (i) the Blocker Mergers will be effected, pursuant to which Foresight will acquire the Blockers by merging Blocker A with Merger A Corp and Blocker B with Merger B Corp, with Blocker A and Blocker B, respectively, as the surviving entities, (ii) the Blocker Sellers will receive a mix of cash and a number of shares of Class A Common Stock equal to the amount of cash and number of P3 LLC Units that the Blockers would have received in the P3 Merger (determined without giving effect to any election the Blockers may make to receive additional P3 LLC Units in lieu of cash) and (iii) after each Blocker Merger, the surviving entity of such Blocker Merger will be merged into and consolidated with Foresight.

Conditions to the Closing of the Business Combinations

Merger Agreement—Mutual Conditions

Under the Merger Agreement, the respective obligations of each party to consummate the P3 Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the approval of the Stockholder Proposals described in this proxy statement, other than the Stockholder Adjournment Proposal, by Foresight’s stockholders;

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the absence of any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award then in effect or that has the effect of making the P3 Merger or other transactions contemplated by the Merger Agreement illegal or otherwise prohibits their consummation; and

•	the completion of all required filings, and the expiration or termination of the waiting period (and any extensions thereof), under the HSR Act; and

•	the making and obtaining of all notices and consents from governmental authorities legally required to consummate the Business Combinations.

Merger Agreement—Foresight Conditions

Under the Merger Agreement, Foresight’s and P3 LLC’s obligations to consummate the P3 Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions, among others:

•	the representations and warranties of Foresight being true and correct, subject to the materiality and other standards contained in the Merger Agreement;

•	the performance and compliance in all material respects by P3 with its agreements and covenants to be performed at or complied with on or prior to the effective time of the P3 Merger;

•

no P3 material adverse effect having occurred since the date of the Merger Agreement and no event or circumstance that may result in or cause a P3 material adverse effect having occurred since the date of the Merger Agreement; and

•	the completion of the Blocker Reorganization pursuant to the Transaction and Combination Agreement.

Merger Agreement—P3 Conditions

Under the Merger Agreement, the obligations of P3 to consummate the P3 Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions, among others:

•	the representations and warranties of Foresight being true and correct, subject to the de minimis, materiality and other standards contained in the Merger Agreement;

•	the performance and compliance in all material respects by Foresight and P3 LLC with their covenants to be performed or complied with at or prior to the effective time of the P3 Merger;

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no Foresight material adverse effect having occurred since the date of the Merger Agreement and no event or circumstance that may result in or cause a Foresight material adverse effect having occurred since the date of the Merger Agreement; and

•	the available cash of Foresight and P3 LLC being at least $400 million.

Transaction and Combination Agreement—Mutual Conditions

Under the Transaction and Combination Agreement, the respective obligations of each party thereto to consummate the transactions contemplated by the Transaction and Combination Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions:

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the absence of any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award then in effect or that has the effect of making the transactions contemplated by the Transaction and Combination Agreement illegal or otherwise prohibits their consummation;

•	the making and obtaining of all notices and consents from governmental authorities legally required to consummate the transactions contemplated by the Transaction and Combination Agreement; and

•	the occurrence of the P3 Merger.

Transaction and Combination Agreement—Foresight Conditions

Under the Merger Agreement, Foresight’s and the Merger Corps’ obligations to consummate the Blocker Mergers and the other transactions contemplated by the Transaction and Combination Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions, among others:

•

the representations and warranties of the Blockers, Splitter and the Blocker Sellers being true and correct, subject to the materiality and other standards contained in the Transaction and Combination Agreement;

•

the performance and compliance in all material respects by the Blockers, Splitter and the Blocker Sellers with their agreements and covenants to be performed at or complied with on or prior to the effective time of Blocker Mergers; and

•	the completion of the Blocker Reorganization pursuant to the Transaction and Combination Agreement.

Transaction and Combination Agreement—Blocker Parties Conditions

Under the Transaction and Combination Agreement, the obligations of the Blockers, Splitter and the Blocker Sellers to consummate the Blocker Mergers and the other transactions contemplated by the Transaction and Combination Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions, among others:

•	the representations and warranties of Foresight being true and correct, subject to the de minimis, materiality and other standards contained in the Transaction and Combination Agreement; and

•	the performance and compliance in all material respects by Foresight and the Merger Corps with their covenants to be performed or complied with at or prior to the effective time of the P3 Merger.

Representations and Warranties

The Merger Agreement and the Transaction and Combination Agreement contain customary representations and warranties of the parties thereto to other parties thereto.

Representations and Warranties of P3

P3 made customary representations and warranties under the Merger Agreement to Foresight and P3 LLC relating to, among other things: organization, qualification and subsidiaries; organizational documents; capitalization; authority; no conflicts, required filings and consents; permits and compliance with law; financial statements; absence of certain changes or events; litigation; employee benefit plans; labor and employment matters; real property and title to assets; intellectual property, privacy and data security; taxes; environmental matters; material contracts; insurance; material payors; certain business practices; interested party transactions; P3 unitholders; healthcare laws and regulatory compliance; CARES Act and other healthcare matters; and brokers.

Certain representations and warranties of P3 are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, a “material adverse effect” for this purpose means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects,

(i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of P3 and its subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of P3 to consummate the transactions contemplated by the Merger Agreement or (iii) would or is reasonably likely to prevent P3 from performing its obligations under the Merger Agreement; provided, however, that any event, circumstance, change or effect to the extent resulting or arising from any of the following shall not be considered when determining whether a P3 material adverse effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which P3 operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of the Merger Agreement or the public announcement of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of P3 or its subsidiaries, with customers, employees, suppliers or other persons or any litigation arising therefrom; (e) any change in applicable laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by P3 to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a P3 material adverse effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, (i) the matters set forth on certain disclosure schedules or any actions or claims related thereto, which shall include any claims by any holder of P3’s Class D Units with regards to claims under the P3 Existing LLC Agreement, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on P3 and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which P3 and its subsidiaries operate.

Representations and Warranties of the Blockers

Each Blocker, solely with respect to itself, made customary representations and warranties under the Transaction and Combination Agreement to Foresight and the Merger Corps relating to, among other things: organization; authority; capitalization; no conflicts, required filings and consents; compliance with law; litigation; absence of activities; no employees; brokers; and tax matters.

Representations and Warranties of Splitter and the Blocker Sellers

Splitter and each Blocker Seller, solely with respect to itself, made customary representations and warranties under the Transaction and Combination Agreement to Foresight and the Merger Corps relating to, among other things: organization; authority; no conflicts, required filings and consents; investment intent; and brokers.

Representations and Warranties of Foresight

Foresight made customary representations and warranties under the Merger Agreement to P3 relating to, among other things: organization; organizational documents; capitalization; authority; no conflicts and required filings and consents; compliance with law; SEC filings and financial statements; litigation; board approval and votes required; no prior operations of P3 LLC and the Merger Corps; material contracts; employees; tax matters; Nasdaq listing; brokers; the Trust Account; and prior business operations of Foresight.

Foresight made customary representations and warranties under the Transaction and Combination Agreement to the Blockers, Splitter and the Blocker Sellers, relating to, among other things: organization; issuance of shares; authority; and no conflicts and required filings and consents.

Certain representations and warranties of Foresight in the Merger Agreement and the Transaction and Combination Agreement are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement and the Transaction and Combination Agreement, a “material adverse effect” for this purpose means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Foresight and its subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of Foresight to consummate the transactions contemplated by the Merger Agreement or the Transaction and Combination Agreement (as applicable) or (iii) would or is reasonably likely to prevent Foresight from performing its obligations under the Merger Agreement or the Transaction and Combination Agreement (as applicable); provided, however, that any event, circumstance, change or effect that to the extent resulting or arising from any of the following shall not be considered when determining whether a Foresight material adverse effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which Foresight operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of the Merger Agreement or the Transaction and Combination Agreement (as applicable) or the public announcement of the transactions contemplated thereby or any litigation arising therefrom; (e) any change in applicable laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by Foresight to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Foresight material adverse effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on Foresight and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Foresight and its subsidiaries operate.

Covenants of the Parties

Covenants of P3

P3 made certain covenants under the Merger Agreement including, among others, the following:

•

Subject to limited exceptions, during the period between signing and the Closing (the “interim period”), P3 will, and will cause its subsidiaries (collectively, the “P3 Entities”) to (a) in all material respects conduct their businesses in the ordinary course of business consistent with past practice and (b) use its commercially reasonable efforts to preserve substantially intact their business organization, keep available the services of their current officers, employees and consultants and preserve their current relationships with persons with which they have significant business relations.

•

Subject to limited exceptions, during the interim period, without the prior written consent of Foresight (such consent to not be unreasonably withheld, conditioned or delayed), P3 will not, and will cause the other P3 Entities not to:

•	amend its organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any equity interests of any P3 Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests or any other ownership interest of any P3 Entity (except for the issuance of Incentive Units issuable pursuant to any employee benefit plans in the ordinary course of business), or (B) any assets of any P3 Entity, except in the ordinary course of business and in a manner consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than for tax distributions by P3 to its members in accordance with its organizational documents and consistent with past practices; provided, however, that without the prior written consent of Foresight (in its sole discretion) in no event shall any cash proceeds from any indebtedness be distributed;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

(A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any business, corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except, in the ordinary course of business and consistent with past practice, loans and advances to employees of any P3 Entity or borrowings under existing credit facilities; provided, however, that without the prior written consent of Foresight (in its sole discretion) in no event shall any P3 Entity or any affiliated provider in the aggregate incur more than $75,000,000 in total outstanding indebtedness (including under such existing credit facilities);

•

except as set forth in P3’s disclosure schedules or as required by applicable law or the terms of a benefit plan in effect as of the date of the Merger Agreement, (A) hire any employees or consultants with an annual base salary or fee in excess of $300,000 except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of the Merger Agreement due to the termination of any employee’s employment or consultant’s services, (B) materially increase the compensation payable or to become payable or the benefits provided to any of its managers, directors or officers, except for increases in the ordinary course of business (and corresponding bonus opportunity), (C) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any manager, director or officer of any P3 Entity, or (D) amend, modify, establish or terminate any benefit plan, other than in the ordinary course of business;

•

take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability, except in the ordinary course of business;

•

amend, modify or consent to the termination of any material contract except in the ordinary course of business, or amend, waive, modify or consent to the termination of any P3 Entity’s material rights thereunder, except in the ordinary course of business;

•	enter into any agreement that, if existing on the date of the Merger Agreement, would be a material contract, except in the ordinary course of business;

•

(A) permit any material item of the P3 Entities’ intellectual property rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable, (B) fail to perform or make any applicable filings, recordings or other similar actions or filings, or (C) fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of such intellectual property rights; or

•	enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

•

During the interim period, P3 shall not, without the prior consent of Foresight, consummate any business acquisition, or take any action that would cause a business acquisition to become probable, if such acquisition, individually or in the aggregate with any other consummated or probable acquisitions, would require that (i) separate pre-acquisition historical financial statements of the business, entity or assets acquired or probable of being acquired in such acquisition, (ii) pro forma financial information with respect to such acquisition, or (iii) other information regarding such acquisition, in any such case, be included in this proxy statement pursuant to the Exchange Act, the Securities Act or any of the rules, regulations and form requirements thereunder.

•

During the interim period, P3 will not, and will cause its subsidiaries not to, and will direct its and their respective representatives not to, initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), engage in any negotiations or discussions concerning, enter into, engage in and maintain discussions with respect to, amend or grant any waiver or release under any standstill or similar agreement with respect to any equity securities of P3 or any of its subsidiaries, or recommend or approve any proposal from any person relating to an acquisition of any ownership interests or material assets of P3, recapitalization or similar transaction with any person that is not Foresight. In addition, P3 will, and will cause its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated all existing solicitations, discussions and negotiations with any person (other than Foresight) with respect to any of the foregoing.

•

During the interim period, P3 will use commercially reasonable efforts to: (i) deliver to Foresight by July 25, 2021, audited consolidated financial statements for P3 for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, audited in accordance with the auditing standards of the PCAOB; and (ii) have audited consolidated financial statements for P3 for the year ended December 31, 2020 completed as promptly as practicable (and shall deliver such 2020 audited financial statements to Foresight no later than June 15, 2021).

•

During the interim period, P3 will indemnify and hold harmless Foresight and its affiliates and representatives from and against any costs, expenses and other losses incurred by them as a result of (i) any claims by a holder of P3’s Class D Units relating to the Merger Agreement or the transactions contemplated thereby or (ii) any claims by a P3 unitholder regarding the treatment of any unvested Incentive Units or the allocation and disbursement of the P3 Merger Consideration pursuant to the P3 Merger Agreement.

Covenants of Splitter and the Blockers

Splitter and the Blockers made certain covenants under the Transaction and Combination Agreement including, among others, the following:

•	During the interim period, without the prior written consent of Foresight, Splitter and each Blocker will not:

•	(i) acquire, or dispose of, any property or assets or (ii) mortgage or encumber any property or assets;

•	enter into any contract;

•	make any amendment to its organizational documents;

•

issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of Splitter or such Blocker or split, combine or subdivide the equity interests of Splitter or such Blocker;

•	undertake any operations or actions, or incur any liabilities or indebtedness;

•

take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any tax election or settle or compromise any United States federal, state, local or non-U.S. income tax liability;

•	liquidate, dissolve, reorganize; or

•	enter into any binding agreement or otherwise make a commitment to do any of the foregoing.

•

During the interim period, the Blockers, Splitter and the Blocker Sellers will not, and will direct their respective representatives not to, initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), engage in any negotiations or discussions concerning, enter into, engage in and maintain discussions with respect to, amend or grant any waiver or release under any standstill or similar agreement with respect to any equity securities of, or recommend or approve any proposal from any person relating to an acquisition of any ownership interests or material assets of, recapitalization or similar transaction with any person that is not Foresight. In addition, the Blockers, Splitter and the Blocker Sellers will, and will their respective representatives to, immediately cease and cause to be terminated all existing solicitations, discussions and negotiations with any person (other than Foresight) with respect to any of the foregoing.

•

In addition, the Blocker Sellers agreed to indemnify Foresight for any and all losses as a result of any taxes recognized or attributable to the Blockers (i) with respect to any periods ending on or before the Closing Date or (ii) arising from or attributable to the transactions contemplated by the Transaction and Combination Agreement and the related Registration Rights and Lock-up Agreement.

Covenants of Foresight

Foresight made certain covenants under the Merger Agreement and the Transaction and Combination Agreement including, among others, the following:

•

During the interim period, subject to limited exceptions, Foresight and P3 LLC will conduct their business in, and will not take any action except in all material respects in, the ordinary course of business and in a manner consistent with past practice.

•	Subject to limited exceptions, during the interim period, without the prior written consent of P3 (such consent to not be unreasonably withheld, conditioned or delayed), Foresight and P3 LLC will not:

•

amend or otherwise change its certificate of formation, limited liability company agreement, certificate of incorporation or by laws or equivalent organizational documents, other than as expressly contemplated by the Merger Agreement;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Foresight, P3 LLC or any Merger Corp, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests or any other ownership interest of Foresight, P3 LLC or any Merger Corp (except for the issuances and sales of Class A Common Stock pursuant to the Subscription Agreements at a price of not less than $10.00 per share, provided, that in no event shall the aggregate gross proceeds of such issuances and sales pursuant to the Subscription Agreements be more than $300,000,000);

•

amend, terminate, waive or modify in any manner any of the Subscription Agreements, provided that Foresight shall have the right, without P3’s consent, at the request of any investor party to a Subscription Agreement, to terminate such investor’s Subscription Agreement and simultaneously enter into one or more replacement Subscription Agreements with such investor or any of its affiliates who meet the investor qualifications set forth in the Subscription Agreements, on the condition that such termination and replacement shall not have the effect of reducing the aggregate proceeds of the PIPE;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock (except pursuant to the redemption rights);

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests (except pursuant to the redemption rights);

•

(A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice;

•

take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•

(i) hire any employee or (ii) adopt, enter into, grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Foresight and its subsidiaries (for the avoidance of doubt, other than institutional service providers engaged by Foresight);

•	liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Foresight, P3 LLC or any Merger Corp; or

•	enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

Certain Other Covenants

No Solicitation; Change in Recommendation

During the interim period, Foresight and P3 LLC will not, and will direct their respective representatives not to, initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), engage in any negotiations or discussions concerning, enter into, engage in and maintain discussions with respect to, amend or grant any waiver or release under any standstill or similar agreement with respect to any equity securities of Foresight or P3 LLC, or recommend or approve any proposal from any person relating to an acquisition of a material portion or the ownership interests or assets of Foresight, recapitalization or similar transaction with any person that is not P3. In addition, Foresight and P3 LLC will, and will instruct their respective representatives to, immediately cease all existing solicitations, discussions and negotiations with any person (other than P3 and its representatives) with respect to any of the foregoing.

However, Foresight and P3 LLC may, prior to receipt of approval of the Business Combinations by the Foresight stockholders, (i) engage in negotiations or discussions concerning, or providing access to its properties, books and records or any of its confidential information or data to, (ii) enter into, engage in and maintain discussions or negotiations or cooperate with or assist or participate in, or facilitate such discussions or negotiations with, (iii) amend or grant a waiver or release under any standstill or similar agreement with respect to any class of equity interests of Foresight, P3 LLC or any Merger Corp with respect to, or (iv) resolve or agree to do any of the following or otherwise authorize or permit any of its representatives to take such action with respect to, any person (other than P3) that has made and not withdrawn a “Superior Proposal (defined below)” and that taking such action is necessary or required for our board of directors to comply with its fiduciary duties under applicable law; provided, however, that (A) Foresight causes such person to execute and deliver to

Foresight, a confidentiality agreement containing substantially the same terms as the confidentiality agreement with P3, a copy of which shall promptly (in all events within 24 hours) be provided to P3, (B) Foresight promptly (in all events within 24 hours) provides written notice to P3 of the taking of any action described in clauses (i) – (iv) and (C) Foresight provides to P3 any material non-public information that is provided to such person that has not previously been provided to P3.

Prior to receipt of approval of the Business Combinations by the Foresight stockholders, Foresight may (i) approve, endorse, recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal (defined below), (ii) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal or (iii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action, if (and only if) our board of directors reasonably determines, in good faith, after consultation with outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the taking of such action would be necessary or required for our board of directors to comply with its fiduciary duties under applicable law; provided, however, that prior to taking any of such actions, Foresight (A) notifies P3 in writing at least three business days prior to the taking of any of the aforesaid actions of our board of directors’ intention to take any such action, which notice shall (1) expressly state that a Superior Proposal has been received and that our board of directors intends to take one or more of the aforesaid actions, and (2) include a copy of the then current draft of the agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to such Superior Proposal, (B) during such three business day period, negotiates in good faith with P3 adjustments to the Merger Agreement and the terms and conditions thereof in furtherance of obviating the need for Foresight to take any of the aforesaid actions and (C) following the end of such three business day period and such good faith negotiations, (1) our board of directors reasonably determines, in good faith, after consultation with outside counsel, that (x) such Superior Proposal continues to be a Superior Proposal and (y) the failure to take one or more of the aforesaid actions would be inconsistent with our board of directors’ fiduciary duties under applicable law, (2) Foresight terminates the Merger Agreement and (3) concurrently with such termination, Foresight enters into a definitive agreement providing for such Superior Proposal.

•

“Acquisition Proposal” means any inquiry with respect to, or the making of, any merger, purchase of any ownership interests or material assets of, recapitalization or similar business combination transaction involving any person that is not Foresight.

•

“Superior Proposal” means a written, bona fide and unsolicited Acquisition Proposal that the Foresight board of directors reasonably determines, in good faith, after consultation with outside legal counsel, would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the stockholders of Foresight than the transactions contemplated by the Merger Agreement and the other transaction documents (after taking into account all such factors and matters that the Foresight board of directors reasonably determines, in good faith, after consultation with outside legal counsel, are relevant to such determination).

Further Efforts

Under the Merger Agreement and the Transaction and Combination Agreement, each party thereto agreed to: (i) at the request of the other party thereto, as promptly as practicable execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by the Merger Agreement or the Transaction and Combination Agreement, as applicable, and (ii) use its commercially reasonable efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and to do, or cause to be done, as promptly as practicable all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement or the Transaction and Combination

Agreement, as applicable, to satisfy the conditions to the obligations to consummate the applicable merger(s), to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by the Merger Agreement or the Transaction and Combination Agreement, as applicable, including using its commercially reasonable efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated by the Merger Agreement or the Transaction and Combination Agreement, as applicable, and to fulfill the conditions thereto.

Filings

In addition, under the Merger Agreement, the parties thereto agreed to: (i) within thirty (30) days after the date of the Merger Agreement, make any required filing or application under any applicable antitrust laws, as applicable, (ii) take all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under applicable antitrust laws as soon as practicable, (iii) not take any action that could reasonably be expected to adversely affect or materially delay the approval of any governmental authority of any required filings or applications under antitrust laws, and (iv) with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Under the Transaction and Combination Agreement, Foresight and the Blocker Sellers agreed to the manner in which tax returns for the Blockers that are due to be filed after the Closing Date will be prepared and filed.

Access; Books and Records

Under the Merger Agreement, subject to limited exceptions, during the interim period, each party thereto will (i) provide to the other party (and the other party’s representatives) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request.

Under the Transaction and Combination Agreement, subject to limited exceptions, during the interim period, the Blockers, Splitter and the Blocker Sellers will (i) provide to Foresight (and its representatives) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Blockers, Splitter and the Blocker Sellers and to the books and records thereof; and (ii) furnish promptly to Foresight such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Blockers, Splitter and the Blocker Sellers as Foresight or its representatives may reasonably request.

Transaction Expenses

Each party to the Merger Agreement and the Transaction and Combination Agreement will pay its own costs and expenses incurred in connection therewith and the transactions contemplated thereby. However, (i) if the P3 Merger and the other transactions contemplated by the Merger Agreement are consummated, P3 LLC (after the P3 Merger) will pay all costs and expenses of Foresight and P3 (other than the costs and expenses specified in the succeeding clause (ii)) in connection with the transactions contemplated by the Merger Agreement, and (ii) P3 and Foresight will each pay fifty percent (50%) of (A) the SEC and other regulatory filing fees incurred in connection with the transactions contemplated by the Merger Agreement and (B) the filing fee for the notification and report forms filed under the HSR Act.

Survival of Representations, Warranties and Covenants

Except for covenants and agreements to be performed after the Closing, the representations, warranties, agreements and covenants of the parties contained in the Merger Agreement and the Transaction and Combination Agreement will not survive the Closing.

Termination

Merger Agreement—Termination Rights

The Merger Agreement may be terminated by the mutual written consent of Foresight and P3. It may also be terminated by either Foresight or P3 if:

•

the Closing does not occur on or prior to November 25, 2021 (the “Outside Date”); provided, that if the P3 Merger has not occurred by the Outside Date because of the SEC Warrant Accounting Statement or because any of Foresight’s financial statements included in its SEC filings will be restated, revised or modified as a result of the SEC Warrant Accounting Statement (the “Warrant Accounting Matter”), then the Outside Date would automatically be extended to February 25, 2022; provided, further, that neither P3 nor Foresight may terminate if such party is in breach of the Merger Agreement and such breach is the primary cause of the failure of a closing condition to be satisfied on or prior to the Outside Date;

•

any governmental authority has enacted a law or order that has become final and nonappealable and has the effect of making consummation of any of the transactions contemplated by the Merger Agreement (including the P3 Merger) illegal or otherwise preventing or prohibiting consummation of any of such transactions (including the P3 Merger); or

•	the Merger Agreement does not receive the requisite vote for approval at the special meeting or any adjournment or postponement thereof.

Foresight may terminate the Merger Agreement if:

•

P3 breaches any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach results in the failure of any condition relating to the bringdown of P3’s representations and warranties or P3’s compliance with its covenants; provided, that (i) Foresight has not waived such breach in writing and (ii) Foresight or P3 LLC is not then in material breach of the Merger Agreement. However, if such breach is curable by P3, Foresight may not terminate the Merger Agreement for this reason so long as P3 continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Foresight to P3;

•

P3 has not provided its PCAOB Audited Financials to Foresight by August 25, 2021 (provided, that Foresight may not terminate for this reason so long as Foresight is unable to file this proxy statement due to (i) the failure of Foresight’s auditors to approve the filing of this proxy statement with the SEC as a result of the Warrant Accounting Matter or (ii) Foresight’s conclusion that this proxy statement would not be in compliance with the Exchange Act and rules and regulations thereunder without resolution of the Warrant Accounting Matter);

•

done in connection with Foresight entering into a definitive agreement providing for a Superior Proposal in accordance with Foresight’s obligations under its non-solicitation covenants under the Merger Agreement;

•

more than the PCAOB Audited Financials need to be included in the initial filing of this proxy statement and this materially delays the filing of this proxy statement (provided, that Foresight will not have the right to terminate for this reason after the definitive proxy statement is filed); or

•

P3’s audited financial statements for 2020 are adversely different from the unaudited 2020 financial statements of P3 previously provided to Foresight such that such unaudited 2020 financial statements do not fairly present, in all material respects, the financial position, results of operations and cash flows of P3 (provided that Foresight shall only have the right to terminate for this reason during the five business days after delivery of P3’s 2020 audited financial statements).

P3 may terminate the Merger Agreement if:

•

Foresight or P3 LLC breaches any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach results in the failure of any condition relating to the bringdown of Foresight’s representations and warranties or Foresight’s compliance with its covenants; provided, that (i) P3 has not waived such breach in writing and (ii) P3 is not then in material breach of the Merger Agreement. However, if such breach is curable by Foresight or P3 LLC, P3 may not terminate the Merger Agreement for this reason so long as Foresight or P3 LLC continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by P3 to Foresight; or

•	Foresight materially breaches its obligations under its non-solicitation covenants under the Merger Agreement.

Merger Agreement—Effect of Termination

Upon termination of the Merger Agreement, the Merger Agreement would become void and have no effect, without any liability to the parties thereto (other than with respect to the termination fee described below). Foresight will be obligated to pay P3 a termination fee of $5.0 million if (i) the Merger Agreement is terminated by Foresight to enter into a definitive agreement for a Superior Proposal or (ii) (A) the Merger Agreement is terminated by P3 for a material breach of Foresight’s non-solicitation covenants, (B) at the time of such termination a bona fide Superior Proposal was known to our board of directors and Foresight enters into a definitive agreement with respect to a Superior Proposal within 12 months of such termination. Any such termination fee will be payable concurrently with the execution of such definitive agreement.

Transaction and Combination Agreement—Termination Rights

The Transaction and Combination Agreement may be terminated by the mutual written consent of Foresight and the Blocker Sellers. It may also be terminated by either Foresight or the Blocker Sellers if:

•

the P3 Merger does not occur on or prior to February 25, 2021; provided, that neither Foresight nor the Blocker Sellers may terminate if such party is in breach of the Transaction and Combination Agreement and such breach is the primary cause of the failure of a closing condition to be satisfied on or prior to February 25, 2021;

•

any governmental authority has enacted a law or order that has become final and nonappealable and has the effect of making consummation of any of the transactions contemplated by the Transaction and Combination Agreement (including the Blocker Mergers) illegal or otherwise preventing or prohibiting consummation of any of such transactions (including the Blocker Mergers); or

•	the Merger Agreement is terminated.

Foresight may terminate the Transaction and Combination Agreement if any Blocker, Splitter or any Blocker Seller breaches any of their respective representations, warranties, covenants or other agreements set forth in the Transaction and Combination Agreement and such breach results in the failure of any condition relating to the bringdown of their representations and warranties or their compliance with their covenants; provided, that (i) Foresight has not waived such breach in writing and (ii) Foresight or any Merger Corp is not then in material breach of the Transaction and Combination Agreement. However, if such breach is curable by the Blockers, Splitter and the Blocker Sellers, Foresight may not terminate the Transaction and Combination Agreement for this reason so long as the Blockers, Splitter and the Blocker Sellers continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Foresight to the Blocker Sellers.

The Blocker Sellers may terminate the Transaction and Combination Agreement if Foresight or any Merger Corp breaches any of their representations, warranties, covenants or other agreements set forth in the Transaction and Combination Agreement and such breach results in the failure of any condition relating to the bringdown of Foresight’s representations and warranties or Foresight’s compliance with its covenants; provided, that (i) the Blocker Sellers have not waived such breach in writing and (ii) none of the Blockers, Splitter and the Blocker Sellers are then in material breach of the Transaction and Combination Agreement. However, if such breach is curable by Foresight or any Merger Corp, the Blocker Sellers may not terminate the Transaction and Combination Agreement so long as Foresight or a Merger Corp continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by the Blocker Sellers to Foresight.

Transaction and Combination Agreement—Effect of Termination

Upon termination of the Transaction and Combination Agreement, the Transaction and Combination Agreement would become void and have no effect, without any liability to the parties thereto.

Amendments

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

The Transaction and Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Closing of the Business Combinations

The Closing of the Business Combinations will take place at 10:00 a.m., Eastern time, on a date to be specified by Foresight and P3, which will (i) be the same date under the Merger Agreement and the Transaction and Combination Agreement and (ii) be as soon as practicable after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to such closing set forth therein (other than any conditions that by their nature are to be satisfied at such closing, but subject to the satisfaction or waiver of those conditions).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements include:

•	the Subscription Agreements, a copy of the form of which is attached to this proxy statement as Annex F;

•	the Support Agreement, a copy of which is attached to this proxy statement as Annex G;

•	the P3 LLC A&R LLC Agreement, a copy of the form of which is attached to this proxy statement as Annex H;

•	the Tax Receivable Agreement, a copy of the form of which is attached to this proxy statement as Annex I; and

•	the Registration Rights and Lock-Up Agreement, a copy of the form of which is attached to this proxy statement as Annex J.

The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Subscription Agreements

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, Foresight and entered into the Subscription Agreements with the various Subscribers party thereto.

Under the Subscription Agreements, the investors agreed to purchase and subscribe for, and Foresight agreed to sell and issue to such investors, an aggregate of 20,870,307 PIPE Shares for a purchase price of $10.00 per share, in a private placement. The primary purpose of the sale of the PIPE Shares is to raise additional capital for Foresight for use in connection with the Business Combinations and to meet the minimum available cash requirement provided in the Merger Agreement.

The closing of the sale of the PIPE Shares (the “Subscription Closing”) will occur immediately prior to the consummation of the Business Combinations. The Subscription Closing will be subject to customary conditions, including:

(a)    all representations and warranties of Foresight and the applicable Subscriber contained in the relevant Subscription Agreement being true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties must be true and correct in all respects) at, and as of, the applicable Subscription Closing (except for those representations and warranties that speak as of a specific date, which must be so true and correct in all material respects as of such specified date);

(b)    Foresight and the applicable Subscriber having performed or complied in all material respects with all agreements and covenants required by the applicable Subscription Agreement;

(c)    no governmental authority having enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by the Subscription Agreements, and no governmental authority having instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(d)    without the consent of the Subscriber, no amendment, modification or waiver of the Merger Agreement having occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under the applicable Subscription Agreement;

(e)    all conditions precedent to the Closing of the Business Combinations set forth in the Merger Agreement having been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Merger Agreement at the Closing, but subject to satisfaction or waiver by such party of such conditions as of the Closing); and

(f)    the PIPE Shares having been approved for listing on Nasdaq, subject to notice of official issuance, and no suspension of the qualification of the PIPE Shares for offering or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, having occurred and be continuing.

Pursuant to the Subscription Agreements, Foresight has agreed that, within 30 calendar days after the consummation of the Business Combinations (the “Filing Deadline”), Foresight will file with the SEC a registration statement registering the resale of the PIPE Shares, and Foresight will use its commercially reasonable efforts to have that registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day following the earlier of the Filing Deadline and the initial filing date of the registration statement if the SEC notifies Foresight that it will “review” the registration statement and (ii) the 5th business day after the date Foresight is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Foresight’s obligations to include the PIPE Shares held by a Subscriber in the registration statement will be contingent upon the relevant Subscriber furnishing in writing, to Foresight such information regarding the Subscriber, the PIPE Shares held by such Subscriber and the intended method of disposition of the PIPE Shares as is reasonably requested by Foresight to effect the registration of such PIPE Shares, and must execute such documents in connection with such registration as Foresight may reasonably request, which will be what is customary of a selling stockholder in similar situations.

Each Subscription Agreement will terminate upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms without the Business Combinations being consummated, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iii) if any of the conditions to the applicable Subscription Closing are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the Subscription Closing, and (iv) at the election of the applicable Subscriber, if the consummation of the Business Combinations has not occurred by the Outside Date (as defined in, and subject to any automatic extension as set forth in the Merger Agreement as of the date of its execution).

Support Agreement

Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, the Sponsors, Foresight and P3 entered into the Support Agreement.

Pursuant to the Support Agreement, the Sponsors agreed, among other things: (i) not to sell, pledge or otherwise dispose of (or agree to dispose of) any of their securities in Foresight; (ii) to vote or cause to be voted at any meeting in favor of each proposal included in this proxy statement and against any merger or other similar business combination transaction with any party other than P3 or other proposal that would prevent the Business Combinations; (iii) to vote or cause to be voted at any meeting in favor of any amendment to the Foresight Warrants and any amendment thereto proposed in the Warrant Exchange Offer/Solicitation; (iv) to comply with their obligations under that certain letter agreement, dated as of February 9, 2021, by and among Foresight, the Sponsors, Greg Wasson, Michael Balkin, Gerald Muizelaar, Brian Gamache, Robert Zimmerman and John Svoboda; and (v) comply with Foresight’s non-solicitation covenants under the Merger Agreement (with respect to the provisions thereof applicable to representatives of Foresight).

Pursuant to the Support Agreement, our Sponsor (but not FA Co-Investment LLC) agreed to tender or cause to be tendered any and all Foresight Warrants that our Sponsor owns of record or beneficially (as defined in the Securities Act) pursuant to and in accordance with the terms of the Warrant Exchange Offer/Solicitation. Our Sponsor also agreed that once its Foresight Warrants are tendered, it will not withdraw or cause or permit to be withdrawn any of such Foresight Warrants from the Warrant Exchange Offer/Solicitation, unless and until the Support Agreement has been terminated.

Amended and Restated Limited Liability Company Agreement of P3 LLC

Following completion of the Business Combinations, we will operate our business through P3 LLC (as the successor of P3) and its subsidiaries. At the Closing, the limited liability company agreement of P3 LLC will be amended and restated into the P3 LLC A&R LLC Agreement, which will set forth, among other things, the rights and obligations of the members of P3 LLC after the Closing.

Sole Manager. Under and upon the effectiveness of the P3 LLC A&R LLC Agreement, Foresight will be the sole manager of P3 LLC. As the sole manager, Foresight will generally be able to control all of the day-to-day business affairs and decision-making of P3 LLC without the approval of any member of P3 LLC, unless otherwise stated in the P3 LLC A&R LLC Agreement. As the sole manager of P3 LLC, Foresight, through its officers and directors, will be responsible for all operational and administrative decisions of P3 LLC and the day-to-day management of P3 LLC’s business. Pursuant to the terms of the P3 LLC A&R LLC Agreement,

Foresight cannot be removed or replaced as the sole manager of P3 LLC except by its resignation, which may be given at any time by written notice to the other members of P3 LLC.

Compensation, Expenses. Foresight will not be entitled to compensation for its services as the manager of P3 LLC except as expressly provided for in the P3 LLC A&R LLC Agreement. Foresight will be entitled to reimbursement by P3 LLC for reasonable out-of-pocket expenses incurred on behalf of P3 LLC, including all expenses associated with Foresight being a public company and maintaining its corporate existence.

Distributions. The P3 LLC A&R LLC Agreement will require tax distributions to be made by P3 LLC to its members on a pro rata basis, except to the extent such distributions would render P3 LLC insolvent or are otherwise prohibited by law. Tax distributions will be made on a quarterly basis, to each member of P3 LLC, including Foresight, based on such member’s allocable share of the taxable income of P3 LLC and an assumed tax rate that will be determined by Foresight, as described below. The assumed tax rate for purposes of determining tax distributions from P3 LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher) resident in New York City, New York, taking into account certain assumptions and without regard to the actual final tax liability of any such member. The P3 LLC A&R LLC Agreement will also allow for cash distributions to be made by P3 LLC (subject to Foresight’s discretion as the sole manager of P3 LLC) to its members on a pro rata basis out of cash available for distribution in accordance with the P3 LLC A&R LLC Agreement. We expect P3 LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover Foresight’s operating expenses and other obligations, including tax liability and other obligations under the Tax Receivable Agreement, except to the extent such distributions would render P3 LLC insolvent or are otherwise prohibited by law.

Transfer Restrictions. The P3 LLC A&R LLC Agreement generally will not permit transfers of P3 LLC Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The P3 LLC A&R LLC Agreement may impose additional restrictions on transfers (including on exchanges of P3 LLC Units and Class V Common Stock for Class A Common Stock) that are necessary or advisable so that P3 LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the P3 LLC A&R LLC Agreement, the transferring member will be required to simultaneously transfer shares of Class V Common Stock held by such transferring member to such transferee equal to the number of P3 LLC Units that were transferred to such transferee in such permitted transfer.

The P3 LLC A&R LLC Agreement will permit holders of P3 LLC Units to participate in a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock that is approved by our board of directors by delivering a participation redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such transaction.

Permitted transferees of P3 LLC Units will be required to assume all of the obligations of a transferring member with respect to the transferred P3 LLC Units by executing a joinder to the P3 LLC A&R LLC Agreement, and such transferee shall be bound by any limitations and obligations under the P3 LLC A&R LLC Agreement.

Maintenance of One-to-One Ratios. The P3 LLC A&R LLC Agreement will include provisions intended to ensure that Foresight at all time maintains (i) a one-to-one ratio between the number of P3 LLC Units owned, directly or indirectly, by Foresight and the aggregate number of shares of Class A Common Stock issued and outstanding, and (ii) a one-to-one ratio between the aggregate number of P3 LLC Units owned, directly or indirectly, by the members of P3 LLC (other than Foresight and its subsidiaries) and the number of shares of Class V Common Stock issued and outstanding. These ratio requirements disregard (1) shares of Class A Common Stock issuable under unvested equity incentive awards granted by Foresight, (2) treasury stock, and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Foresight that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, except to the extent Foresight has contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of P3 LLC.

Excluding certain warrants, options or similar instruments granted pursuant to any equity plan or stock option plan in effect on, or adopted after, the date of the P3 LLC A&R LLC Agreement by P3 LLC or Foresight, in the event any holder of Foresight Warrants exercises a Foresight Warrant, then Foresight will cause a corresponding exercise of a warrant to purchase P3 LLC Units with similar terms held by Foresight, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Foresight Warrants will be matched with a corresponding number of P3 LLC Units issued by P3 LLC to Foresight. In the event that a Foresight Warrant is redeemed, P3 LLC will redeem a warrant to purchase P3 LLC Units with similar terms held by Foresight.

Issuance of P3 LLC Units upon Exercise of Options or Issuance of Other Equity Compensation. Subject to the finalization of Foresight’s post-Closing equity incentive plan, the P3 LLC A&R LLC Agreement contemplates the manner in which various types of equity incentive awards will be treated by Foresight and P3 LLC.

Dissolution. The P3 LLC A&R LLC Agreement will provide that the consent of Foresight, as the manager of P3 LLC, and members holding a majority of the P3 LLC Units then outstanding (excluding P3 LLC Units held directly or indirectly by Foresight) will be required to voluntarily dissolve P3 LLC. In addition to a voluntary dissolution, P3 LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up P3 LLC; (2) second, to pay debts, liabilities and obligations owed to creditors of P3 LLC other than members; (3) third, to pay debts, liabilities and obligations owed to the members (other than payments or distributions owed to the members in their capacity as such pursuant to the P3 LLC A&R LLC Agreement); and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in P3 LLC (as determined based on the number of P3 LLC Units held by a member relative to the aggregate number of all outstanding P3 LLC Units).

Confidentiality. Each member of P3 LLC (other than Foresight) agrees to maintain the confidentiality of P3 LLC’s confidential information. This obligation excludes information (i) that is independently developed by the members without use of or reference to such confidential information, (ii) that is or becomes generally available to the public other than as a direct or indirect result of a disclosure by a member or its affiliates or representatives, (iii) that is or becomes available to a member from a source other than Foresight, P3 LLC, any of its subsidiaries or their respective representatives, provided that such source is not, and was not, known by such member to be bound by a confidentiality agreement with, or any other confidentiality obligation owed to Foresight, P3 LLC or any of their respective affiliates or representatives, or (iv) approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either P3 LLC or Foresight.

Fiduciary Duties; Indemnification. The P3 LLC A&R LLC Agreement will provide (i) that the manager of P3 LLC will owe P3 LLC and its members the same fiduciary duties as the manager would owe to a Delaware corporation and its stockholders if such manager were a member of the board of directors of such corporation, and (ii) that the officers of P3 LLC will owe P3 LLC and its members duties of the type owed by the officers of a Delaware corporation to such corporation and its stockholders. The P3 LLC A&R LLC Agreement will also provide for indemnification to the fullest extent permitted by law of (1) the manager (and its directors, officers, employees and agents), (2) officers, employees and agents of P3 LLC and (3) persons serving at P3 LLC’s request as a manager, officer, director, employee or agent of another entity, in each case, subject to certain exceptions, including in the case of fraud, willful misconduct, knowing violations of law and breaches of representations, warranties or covenants under the P3 LLC A&R LLC Agreement.

P3 LLC Unit Exchange Right. The P3 LLC A&R LLC Agreement will provide a redemption right to the members of P3 LLC (other than Foresight and its subsidiaries) which will entitle them to have their P3 LLC Units redeemed for, at Foresight’s election, newly-issued shares of Class A Common Stock on a one-for-one basis, or a cash payment equal to the volume weighted average market price of one share of Class A Common Stock for each P3 LLC Unit so redeemed. As holders of P3 LLC Units exercise their redemption rights, Foresight’s economic interest in P3 LLC will be correspondingly increased and the number of shares of Class V Common Stock outstanding will be correspondingly reduced.

Each member’s (other than Foresight and its subsidiaries) redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of Class A Common Stock that may be applicable to such member, and may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed redemption.

Whether by redemption or exchange, Foresight is obligated to ensure that at all times the number of P3 LLC Units that Foresight owns equals the number of outstanding shares of Class A Common Stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Amendments. In addition to certain other requirements, Foresight’s prior written consent, as manager, and the prior written consent of members holding a majority of the P3 LLC Units then outstanding and entitled to vote (excluding P3 LLC Units held directly or indirectly by Foresight) will generally be required to amend or modify the P3 LLC A&R LLC Agreement.

Tax Receivable Agreement

We expect to obtain an increase in our proportionate share of the tax basis of the assets of P3 LLC (1) as a result of the purchase of P3 Existing Units from the P3 Equityholders in connection with the Business Combinations, (2) if and when (as described above under “—Amended and Restated Limited Liability Company Agreement of P3 LLC”) the P3 Equityholders receive shares of Class A Common Stock or cash in connection with any future redemption or exchange of P3 LLC Units pursuant to the P3 LLC A&R LLC Agreement and (3) in connection with certain distributions (or deemed distributions) by P3 LLC (any such basis increase, the “Basis Adjustments”). The parties intend to treat the purchase of P3 Existing Units described in clause (1) and any such redemption or exchange of P3 LLC Units described in clause (2) above as a direct purchase by us of P3 Existing Units and P3 LLC Units, as applicable, from the P3 Equityholders for U.S. federal income and other applicable tax purposes, regardless of whether such P3 Existing Units or P3 LLC Units are surrendered by the P3 Equityholders to P3 LLC or sold to us upon the exercise of our election to acquire P3 LLC Units directly. A Basis Adjustment may have the effect of increasing (for income tax purposes) depreciation and amortization deductions allocable to us and thereby reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the Business Combinations, we will enter into the Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement will provide for the payment by us to the P3 Equityholders of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including tax benefits attributable to payments made under the Tax Receivable Agreement (such as deductions attributable to imputed interest deemed paid pursuant to the Tax Receivable Agreement). P3 LLC will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of P3 LLC Units for shares of Class A Common Stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either P3 LLC or us by the P3 Equityholders. The rights of the P3 Equityholders under the Tax Receivable Agreement are assignable to transferees, including transferees of the P3 LLC Units (other than us or P3 LLC as transferee pursuant to subsequent redemptions or exchanges of the transferred P3 LLC Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

The actual Basis Adjustments, as well as any amounts paid to the P3 Equityholders under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•

the price of shares of Class A Common Stock in connection at the time of redemptions or exchanges—the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of Class A Common Stock at the time of each redemption or exchange;

•

the timing of any subsequent redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of P3 LLC at the time of each redemption or exchange or distribution (or deemed distribution);

•

the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, the Basis Adjustments, as well as any related increase in tax deductions, relating to such redemption or exchange will not be available; and

•

the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes generally will result in payments under the Tax Receivable Agreement.

Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments that are received by the P3 Equityholders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability (subject to certain assumptions relating to state and local income taxes) to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the Business Combinations. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be voluntarily terminated by us pursuant to an early termination procedure and shall be terminated upon the occurrence of certain mergers, asset sales, other forms of business combinations, or other changes of control or our material breach of our material obligations under the Tax Receivable Agreement under certain circumstances, and in each case we will be obligated to pay the P3 Equityholders an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments). However, our ability to make such payment may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which we or P3 LLC are then a party, or any applicable law.

The payment obligations under the Tax Receivable Agreement are our obligations and not of P3 LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the P3 Equityholders will be substantial. Any payments made by us to the P3 Equityholders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Our failure to make any payment required under the Tax Receivable

Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will generally terminate the Tax Receivable Agreement and accelerate payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of our indebtedness or (ii) we do not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment.

The Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any P3 Equityholder that has P3 LLC Units that have not been exchanged is deemed to have exchanged such P3 LLC Units for the fair market value of the shares of Class A Common Stock or the amount of cash that would be received by such P3 Equityholder had such P3 LLC Units actually been exchanged on such date, whichever is lower. However, as noted above, our ability to make such payments may be limited by restrictions on distributions that would either violate any contract or agreement to which we or P3 LLC are then a party, or any applicable law.

As a result of the foregoing, we would be required to make an immediate cash payment equal to the estimated present value (calculated based on a discount rate equal to 10%) of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, we could be required to make cash payments to the P3 Equityholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. We cannot assure that we will be able to finance our obligations under the Tax Receivable Agreement or that we will be able to make the immediate cash payment described above to the extent our or P3 LLC’s ability to make such payment is restricted as described above.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the Basis Adjustments, as well as other related tax positions we take, and a court could sustain any such challenge. If the outcome of any such challenge to any Basis Adjustments or the deduction of imputed interest deemed paid pursuant to the Tax Receivable Agreement would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or to fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each P3 Equityholder, and any such restrictions will apply for as long as the Tax Receivable Agreement remains in effect. We will not be reimbursed for any cash payments previously made to the P3 Equityholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by us to the P3 Equityholders will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the P3 Equityholders for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable

Agreement will continue to accrue interest at LIBOR (or alternate replacement rate) plus 500 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose or were prohibited from making such payments under the terms governing certain of our indebtedness (although such payments are not considered late payments and therefore would accrue interest at the lower interest if we make such payments promptly after such limitations are removed). Subject to certain exceptions as noted above, our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement under certain circumstances, in which case, the Tax Receivable Agreement will terminate and future payments thereunder will be accelerated, as noted above.

Registration Rights and Lock-Up Agreement

At the Closing, the Sponsors, the Blocker Sellers, certain P3 Equityholders, Brian Gamache, John Svoboda and Robert Zimmerman (collectively, the “Holders”) and Foresight will enter into the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement will (i) amend, restate and replace the registration rights agreement entered into by Foresight with the Sponsors, Brian Gamache, John Svoboda and Robert Zimmerman on February 9, 2021, and (ii) provide registration rights to the Holders pursuant to which Foresight will be required to file a shelf registration statement to register the resale shares of Class A Common Stock or any other equity security held by the Holders upon the Closing, including the shares of Class A Common Stock issuable upon the future exchange of P3 LLC Units and shares of Class V Common Stock by such Holders, and the Private Placement Units and Working Capital Units (including the Foresight Warrants and Class A Common Stock included therein and the Class A Common Stock issuable upon exercise of the Foresight Warrants included therein), in each case held by them upon the Closing (collectively, “Registrable Securities”). Based on the assumptions described under “Certain Defined Terms,” the Registrable Securities will consist of an aggregate of 210,713,750 shares of Class A Common Stock and 277,500 Private Placement Warrants.

In addition, subject to certain requirements and customary conditions, the Holders may demand, at any time or from time to time, that Foresight file a shelf registration statement on Form S-3, or if Form S-3 is not available, a Form S-1 to register the Registrable Securities held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Class A Common Stock, the Class V Common Stock and the Class A Common Stock issuable upon the future exchange of P3 LLC Units and shares of Class V Common Stock held by the P3 Equityholders and the Blocker Sellers after the Closing to be locked-up for a period of six months following the Closing, while the Class A Common Stock received by the Sponsors upon conversion of the Class B Common Stock on the Closing Date will be locked-up for a period of one year following the Closing, subject to earlier release upon (i) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. The Private Placement Units, including the Private Placement Warrants and Class A Common Stock issuable upon exercise of the Private Placement Warrants will be locked-up for a period of thirty days following the Closing.

Except as set forth in the Registration Rights and Lock-Up Agreement, Foresight will be required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities, brokerage fees, underwriter marketing costs and, except as specified in the Registration Rights and Lock-Up Agreement, the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights and Lock-Up Agreement also will include customary provisions regarding indemnification and contribution.

Background of the Business Combinations

Foresight is a Delaware blank check company formed on August 20, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combinations were the result of our management team and the Foresight board of directors utilizing their investing and operating experience to identify and evaluate prospective target businesses. The terms of the Business Combinations were the result of arm’s-length negotiations among Foresight’s management team (in consultation with its board of directors and financial and legal advisors), the Sponsors, P3 (in consultation with P3’s financial and legal advisors) and Chicago Pacific Founders (in consultation with its financial and legal advisors).

The following is a brief description of the background of these negotiations, the Business Combinations and the transactions contemplated thereby. The following does not purport to catalogue every conversation among representatives of Foresight, P3 and other parties.

On February 9, 2021, Foresight priced its IPO of 31,625,000 Foresight Units (after giving effect to the exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Foresight Unit, with each Foresight Unit consisting of one share of Class A Common Stock and one-third of one Foresight Warrant, resulting in gross proceeds of $316.25 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsors subscribed for 7,906,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, the Sponsor transferred 25,000 founder shares to each of Messrs. Gamache, Svoboda and Zimmerman, our initial director nominees. Simultaneously with the consummation of the IPO, Foresight sold 832,500 Private Placement Units in a private placement transaction at a purchase price of $10.00 per Private Placement Unit to the Sponsors, generating total gross proceeds of $8,325,000. 682,500 of the Private Placement Units were purchased by the Sponsor and 150,000 Private Placement Units were purchased by FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO. Each Private Placement Unit sold in the simultaneous private placement is identical to the Foresight Units sold in the IPO, except that the Foresight Warrants included in the Private Placement Units (1) will not be redeemable by us and (2) may be exercised for cash or on a cashless basis, in each case so long as they are held by the Sponsors or any of their respective permitted transferees.

Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, however we initially intended to capitalize on the track record and experience of our management team and the Sponsor and focused our search in the technology-enabled consumer and consumer healthcare industries.

Foresight’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting potential business combinations or similar transactions;

•	industry leadership, sustainability of market share and attractiveness of market industries in which the business participates; and

•	macro competitive dynamics in the industry within which the business competes.

Following our IPO, Foresight’s officers and directors commenced an active search for prospective businesses or assets to acquire in an Initial Business Combination. Representatives of Foresight contacted individuals, portfolio managers, financial advisors and other entities who Foresight believed could yield potential business combination opportunities. Similarly, representatives of Foresight were contacted by individuals and entities seeking to present potential business combination opportunities for Foresight’s consideration. Foresight’s officers and directors and their affiliates also brought to Foresight’s attention potential business combination opportunities based on their own investing and operating experience.

During this period, Foresight’s officers:

•	discussed more than 50 potential acquisition candidates;

•	had preliminary discussions with nine of those companies;

•	entered into non-disclosure agreements in order to engage in due diligence and discussions directly with the senior executives and/or equityholders with four of those companies; and

•	submitted indications of interest or letters of intent to one of those companies, P3.

During this period, Foresight’s management had multiple discussions with the Sponsors and Foresight’s board of directors to discuss potential business combination opportunities.

The potential targets that Foresight actively pursued operate in the technology-enabled consumer and consumer healthcare industries. Foresight’s due diligence on potential targets included reviews of the business’ management, equityholders, business model, competitive positioning, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other diligence reviews. The decision to pursue a business combination with P3 over other potential targets included, but was not limited to, the following:

•	the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

•

the maturity of the businesses of the potential target companies, their financial performance and other factors identified during Foresight’s due diligence review and the presence of other potential business combination opportunities that more closely aligned with Foresight’s criteria and guidelines;

•

the level of engagement by, and advanced negotiations and discussions with, P3 as compared to other potential targets where engagement was more limited and negotiations and discussions did not progress as constructively;

•	the alignment on valuation expectations between Foresight and P3;

•	P3’s willingness to enter into the non-binding letter of intent and the mutual exclusivity agreement discussed below on terms that Foresight’s directors and officers believed were attractive; and

•

Foresight’s and its board’s belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that P3 was the most attractive potential business combination target that met its key criteria in a target.

In addition, Foresight decided to pursue the Business Combinations with P3 because it determined that P3 represented a compelling opportunity based upon a combination of P3’s extensive experience in population health management, strong payor partnerships, large community-based physician networks, custom technology platform and potential for significant growth, as well as the relevant experience of its founders and management team.

On February 12, 2021, representatives from P3, Foresight and Chicago Pacific Founders held a meeting at which Foresight provided P3 an overview of SPACs, an update on the SPAC market and the merits of transactions with SPACs, as well as experience of the Foresight team, and P3 provided an introduction on its business and introduced its newest team members. Later that day, P3 and Foresight determined that it was mutually beneficial to continue their discussions and proceed with a mutual Non-Disclosure Agreement (“NDA”).

On February 13, 2021, Foresight’s management discussed its current pipeline of acquisition candidates, including P3. In addition, Foresight discussed the drafts of the NDA and a Business Associate Agreement (“BAA”) that P3 had submitted to Foresight that were under review by counsel as well as high-priority diligence request items.

On February 15, 2021, Foresight and P3 executed the NDA and the BAA.

On February 19, 2021, P3 provided access to a virtual data room containing initial due diligence materials for Foresight’s review, including summary financial projections.

On February 20, 2021, members of Foresight’s management discussed their assessment of P3, the potential terms of a transaction with P3 and their preliminary estimates of P3’s enterprise value, including factors such as the valuations of comparable companies in P3’s industry and their views of the strength of P3’s growth prospects.

On February 22, 2021, representatives of P3 and Foresight met to discuss the possibility of a transaction as well as further due diligence matters.

During the week of February 28, 2021, Foresight began working on a draft indicative term sheet for a potential transaction. Also during this week, representatives of Foresight had conversations with representatives of Cowen and Company, LLC (“Cowen”) and William Blair & Company, L.L.C. (“William Blair”) regarding engaging the firms as Foresight’s placement agents in a potential PIPE financing as part of a transaction and to provide financial advice on a potential transaction with P3 as well as advice on the industry generally and the potential reaction of the public markets to a combination with P3.

On March 1, 2021 representatives of P3 and Foresight met to discuss their respective preliminary views on valuation, as well as the state of the public equity markets and PIPE financing market. The Foresight representatives indicated that Foresight was contemplating a range of implied equity values for the combined company immediately following the Closing based on a range of multiples of 3x to 4x projected 2022 revenue of P3. In response, the representative of P3 insisted that the equity value of P3 be based on the higher end of Foresight’s multiples range (4x) and specifically noted the recent Oak Street transaction which had been priced at a multiple of 3.9x forward revenues. In addition, the representative of P3 indicated any transaction should include a contemporaneous PIPE financing of $400 million to $500 million, assuming market conditions allowed.

On March 3, 2021, representatives of P3 met with representatives of Foresight and provided a presentation regarding P3’s current business and P3’s future plans for its business.

Later that day, Foresight management provided the P3 presentation to Foresight’s board of directors.

Also on March 3, 2021, P3 entered into an engagement letter with J.P. Morgan Securities LLC (“JPM”), following which JPM’s M&A Advisory Group advised the management team of P3 with respect to identifying and evaluating potential business combination transactions with special purpose acquisition company (“SPAC”) counterparties. Subsequently, representatives of JPM’s M&A Advisory Group approached several SPACs to discuss the possibility of pursuing business combination transactions with P3.

Between March 1 and March 8, 2021, representatives of the P3 management team and JPM’s M&A Advisory Group participated in discussions with three potential SPAC transaction counterparties (including Foresight) to discuss potential business combination transactions.

On March 4, 2021, Foresight management met to review P3’s business and Foresight management’s due diligence to date, as well as the possibility of submitting a non-binding letter of intent.

Based on Foresight’s discussions and negotiations with P3 and other potential targets, P3 emerged as a frontrunner with which to pursue a business combination.

On March 5, 2021, based on the discussions to date with P3, Foresight submitted a non-binding letter of intent to P3. The draft term sheet included with the letter of intent contemplated (i) an implied equity value for the combined company immediately following the Closing of $3.3 billion based on a multiple of 4x projected 2022 revenue of P3, (ii) a potential PIPE transaction of $400 million to $500 million in newly issued Foresight Class A Common Stock, to be consummated simultaneously with the Closing and (iii) a mix of aggregate consideration to P3 Equityholders comprised of up to $700 million in cash and the balance in equity in the combined company. Foresight also proposed that P3 enter into an exclusivity agreement with Foresight obligating P3 to only have discussions with Foresight on an exclusive basis for a defined period of time.

During the week of March 7, 2021, on behalf of P3 representatives of JPM’s M&A Advisory Group made clear that P3 would not accept a “one-way” exclusivity obligation, given that P3, with the assistance of JPM’s M&A Advisory Group, was then evaluating possible business combination transactions with third parties. The representatives of JPM’s M&A Advisory Group insisted that any exclusivity arrangement between P3 and Foresight must be mutual and obligate each of Foresight and P3 to only have discussions with the other on an exclusive basis for a limited period of time (“Exclusivity Agreement”). JPM’s M&A Advisory Group subsequently provided Foresight with a draft Exclusivity Agreement.

Foresight and P3 negotiated the terms of the Exclusivity Agreement and on March 11, 2021, executed the Exclusivity Agreement. After execution of the Exclusivity Agreement, Foresight cancelled all scheduled future meetings with potential targets. P3 subsequently instructed JPM’s M&A Advisory Group to discontinue its efforts to find additional potential SPAC partners.

From March 15-17, 2021, representatives of P3 met with representatives of Foresight to discuss P3’s business, the general terms of a potential transaction and certain potential competitive advantages related to P3’s business model. On March 17, 2021, Foresight management and the Foresight board of directors discussed Foresight management’s favorable assessment of P3 in comparison to other potential acquisition candidates, the submission of a revised letter of intent to P3 and related deal terms, including valuation parameters and comparable companies, as well as public equity market conditions. Foresight’s management and independent directors agreed that P3 satisfied Foresight’s investment criteria and guidelines and approved the submission of a revised letter of intent to P3.

On March 20, 2021, representatives of Foresight had a telephonic conference with Foresight’s legal counsel, Greenberg Traurig, P.A. (“Greenberg”) to discuss the draft letter of intent and on March 21, 2021 Foresight provided (i) a revised draft of the letter of intent and term sheet and (ii) a draft of a proposed amendment to the Exclusivity Agreement to P3 and JPM’s M&A Advisory Group. The revised term sheet contemplated an implied equity value for the combined company immediately following the Closing of approximately $3.3 billion and a potential PIPE transaction of $500 million. The revised term sheet also contemplated an “Up-C” structure for the Business Combinations and aggregate consideration consisting of a mix of $600 million in cash and $2.4 billion in equity in the combined company. The draft amendment to the Exclusivity Agreement proposed extending the exclusivity period until April 30, 2021.

On March 24, 2021, P3 and JPM’s M&A Advisory Group provided a revised draft of the letter of intent to Foresight. The revised draft proposed (i) a minimum closing cash condition of $500 million and (ii) that a portion of the Sponsors’ Private Placement Warrants and founder shares would be forfeited depending on the level of redemptions in connection with the Business Combinations.

On March 24, 2021, the P3 Board of Managers held a meeting to discuss the proposed letter of intent with Foresight and at that meeting approved P3 executing a letter of intent with Foresight, subject to satisfactory negotiation of remaining open items.

On March 25, 2021, Greenberg and Foresight provided a revised draft of the letter of intent to P3 and JPM’s M&A Advisory Group. The revised version rejected the proposal regarding forfeiture of a portion of the Sponsors’ Private Placement Warrants and founder shares depending on the level of redemptions in connection with the Business Combinations.

Later that day, P3 and JPM’s M&A Advisory Group responded with a revised draft of the letter of intent.

Also on March 25, 2021, the members of the Foresight board of directors discussed the draft letter of intent and approved the execution of the letter of intent with P3, and Foresight and P3 executed the letter of intent and the amendment to the Exclusivity Agreement.

On March 31, 2021, at P3’s request given its belief that P3’s interests would best be served by JPM’s Equity Capital Markets Group acting as a placement agent in the potential PIPE financing, Foresight engaged JPM’s Equity Capital Markets Group as lead placement agent for the proposed PIPE transaction for which Cowen’s Equity Capital Markets Group and William Blair’s Equity Capital Markets Group would act as co-placement agents (together with JPM’s Equity Capital Markets Group, the “Placement Agents”).

In the period leading up to the week of April 5, 2021, the Placement Agents advised Foresight and P3 that, given the large number of announced business combination transactions which contemplated contemporaneous PIPE financings and the resulting softening of the PIPE financing market, the parties would best be served by marketing a PIPE of $300 million with a view to upsizing the PIPE up to $500 million based on investor demand. The Placement Agents’ views were that marketing a $500 million PIPE in the then current PIPE financing markets was likely to result in raising substantially less than that amount, a result which would adversely affect public markets investor sentiment toward the Business Combinations. On that basis, during the week of April 5, 2021, representatives of Foresight, P3 and the Placement Agents began to prepare presentation materials for the potential PIPE transaction and develop a list of potential PIPE investors.

On or about April 5, 2021, representatives of P3, Foresight, the Placement Agents, Greenberg and P3’s legal counsel, Latham & Watkins LLP (“Latham”), held a call to discuss PIPE marketing documents, an indicative transaction timeline and specific investors to be approached for participation in a potential PIPE transaction. Later that week, Foresight, P3, Greenberg and Latham began discussing the wall cross procedures to allow potential interested investors to consider participation for the PIPE. Subsequently, Foresight began to confidentially contact potential investors in the PIPE transaction. During this period, Greenberg and Latham exchanged drafts of the subscription agreement for the PIPE transaction. On April 8, 2021, Foresight, P3, Greenberg and Latham finalized the wall cross procedures.

On or about April 12, 2021, the PIPE investor presentation was finalized for commencement of the PIPE investor roadshow, reflecting the then agreed upon $3.3 billion implied equity value of the combined company immediately following the Closing. Subsequently, the roadshow for the proposed PIPE transaction commenced.

During the period from April 12, 2021 through May 19, 2021, members of management of Foresight and P3 and their advisors continued engaging in confidential discussions with potential investors in the PIPE. During this period, representatives of Foresight and P3 and their advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE and the terms of the Subscription Agreements.

On April 24, 2021, Greenberg provided the first draft of the Merger Agreement to Latham, the proposed terms of which Latham began to review with P3.

On May 2, 2021, Latham provided a revised draft of the Merger Agreement to Greenberg, the terms of which Greenberg discussed with Foresight. Greenberg and Latham then discussed their respective clients’ comments and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed, among other things, (i) changes to effect the “Up-C” structure, (ii) the terms of the indemnity of Foresight by P3 with respect to potential disputes and claims by holders of P3’s Class D Units, (iii) the parameters of Foresight’s “fiduciary out” and related termination fee, (iv) clarifying the amount of equity and cash the P3 Equityholders would be entitled to receive in connection with the Business Combinations, including the option to elect to receive all equity, (vi) addressing issues relating to the SEC Warrant Accounting Statement, and (vii) covenants and termination rights relating to the financial statements of P3 that would need to be included in this proxy statement, including P3’s 2020 audited financial statements.

Throughout the proposed PIPE transaction roadshow, the Placement Agents provided feedback from the meetings with potential PIPE investors. From the outset of the PIPE financing roadshow, the feedback received by P3 and Foresight indicated weakening demand in the PIPE financing market. On May 13, 2021, the Placement Agents advised P3 and Foresight that several potential investors considering the PIPE, including a number of potentially large investors, had indicated interest in participating in the PIPE transaction but only if there was a substantial downward adjustment to the valuation of the combined company. The Placement Agents indicated that the largest of these potential PIPE investors had cited benchmark companies and transactions which only supported an implied equity value of $2.4 billion (approximately 25% lower than the parties had been contemplating).

On May 13, 2021, based this feedback from potential PIPE investors which reflected market conditions at that time, and their review of the robust PIPE solicitation process (which included contacting nearly 100 potential PIPE investors and meetings with 38 potential PIPE investors), Members of the P3’s management team, in consultation with its Board Chair, agreed to move forward at the adjusted equity valuation of $2.4 billion in light of the additional commitments from the “anchor” investor in the PIPE and confirmation of commitments from other PIPE investors, and to recommend the transaction to the P3 Board for approval, subject to negotiation of mutually acceptable definitive transaction documents.

Over the next several days, discussions ensued about the aggregate size of the PIPE financing based on the feedback from the potential PIPE investors, and members of the P3 management team, in consultation with its Board Chair and the Placement Agents, agreed to move forward with a PIPE financing at $208.7 million with the top five institutional investors who had expressed interest in proceeding.

On May 17, 2021, Greenberg provided drafts of the definitive transaction documentation to Locke Lord LLP, legal counsel to Chicago Pacific Founders (“Locke Lord”), the proposed terms of which Locke Lord began to review with Chicago Pacific Founders.

On May 19, 2021, allocations were confirmed for PIPE investors.

On May 21, 2021, Locke Lord provided a revised draft of the Transaction and Combination Agreement to Greenberg, the terms of which Greenberg discussed with Foresight. Greenberg and Locke Lord then discussed their respective clients’ comments and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed changes necessary to harmonize the definitive transaction documents relating to the Business Combinations.

On May 21, 2021, the P3 Board of Managers held a meeting to discuss the transaction. This discussion included P3’s legal, financial and tax advisors and a detailed discussion of the forms of the Merger Agreement and the related transaction documents. The P3 Board of Managers reviewed the proposed terms of the Merger Agreement, and other related transaction agreements that had been negotiated with Foresight and its representatives. The board of managers of P3 was advised that P3’s legal, financial and tax advisors would remain available to the members of the board, and that the parties were targeting finalizing definitive transaction documents and announcing the Business Combinations on May 25, 2021.

On May 23, 2021, the board of directors of Foresight met to discuss the Business Combinations, including a detailed discussion of the forms of the Merger Agreement, the Transaction and Combination Agreement and the related transaction documents that had been negotiated with the applicable parties and their representatives. The Foresight board of directors then discussed other factors including those described below under the caption “— Our Board of Directors’ Reasons for the Approval of the Business Combinations.”

On May 24, 2021, the board of directors of Foresight again met to further discuss the Business Combinations, including (i) revisions to the Merger Agreement, the Transaction and Combination Agreement and the related transaction documents, (ii) the status of P3’s audited 2020 financial statements and (ii) other factors including those described below under the caption “— Foresight’s Board of Directors’ Reasons for the Approval of the Business Combinations.”

On May 25, 2021, the Foresight board of directors met to discuss further the Business Combinations, Foresight management’s review of P3’s then current draft of P3’s audited 2020 financial statements, and the revisions to the Merger Agreement, Transaction and Combination Agreement and related documents and agreements since the Foresight board’s meeting of May 24, 2021. At the end of this meeting, the Merger Agreement, Transaction and Combination Agreement and related documents and agreements were approved by Foresight’s board of directors and the Foresight board of directors determined to recommend the approval of the Merger Agreement and the Transaction and Combination Agreement, the Business Combinations and related matters to Foresight stockholders.

Also on May 25, 2021, the P3 Board of Managers met to discuss the transaction, including changes to the Merger Agreement and the related transaction documents. At the end of this meeting, the P3 Board of Managers approved the Merger Agreement and related documents and agreements and adopted the proposed resolutions.

Also on May 25, 2021, the form of the subscription agreement for the PIPE was finalized and the aggregate offering size of the PIPE transaction was finalized at $208.7 million.

The Merger Agreement, Transaction and Combination Agreement and related documents and agreements were executed on May 25, 2021 and Foresight and P3 issued a joint press release announcing the execution of the definitive agreements and Foresight filed with the SEC a Current Report on Form 8-K announcing the execution of the definitive agreements.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combinations.

Our Board of Directors’ Reasons for the Approval of the Business Combinations

As described under “—Background of the Business Combinations” above, Foresight’s board of directors, in evaluating the Business Combinations, consulted with Foresight’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement, the Transaction and Combination

Agreement, and the transactions contemplated by those agreements, Foresight’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, Foresight’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Foresight’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Foresight’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Foresight board of directors reviewed the results of the due diligence conducted by our management, which included:

•	extensive discussions with JPM’s M&A Advisory Group and P3’s management to understand and analyze P3’s business and to understand P3’s final financial models and forecasts;

•	review of P3’s operational and technological capabilities;

•

consultation with industry experts regarding (i) the Medicare Advantage market; (ii) the potential differentiation between P3’s patient-centered and physician-led partnership model and similar industry models; and (iii) the competitive landscape in the healthcare industry;

•	consultation with Foresight’s legal and financial advisors in addition to specialized consultants engaged to perform confirmatory diligence;

•	background checks of current P3 management team members and directors;

•	review of P3’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•	review of P3’s financial statements;

•	research on comparable public companies;

•	research on comparable transactions; and

•	reviews of certain projections provided by P3.

In approving the Business Combinations, Foresight’s board of directors did not obtain a fairness opinion. The officers and directors of Foresight have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Business Combinations.

Foresight’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to P3, and this analysis was presented to Foresight’s board of directors. These companies were selected by Foresight and its financial advisors as publicly traded companies having businesses that were considered, in certain respects, to be similar to P3’s business.

These companies included Oak Street Health, CanoHealth, and Agilon Health. The analysis focused on companies that had Medicare Advantage (“MA”) lives on the platform and a business model focused on value-based care arrangements.

Management presented to Foresight’s board of directors the total number of membership lives, and specifically, the number of MA lives, the market capitalization and price per share, the enterprise value (EV) divided by revenue at the time of each respective companies pricing event, and the estimated Capital Expenditure

(“CapEx”) requirements to support business expansion. Estimates were based on publicly available consensus research analysts’ estimates from FactSet and other publicly available information as of May 12, 2021.

(Market data as of May 12, 2021)	Oak Street Health(1)	CanoHealth(2)	Agilon Health(3)
Membership Lives	~97k Total (65k MA Lives)	~103k Total (73k Medicare, 30k Medicaid/ACA)	~210k MA Lives
Market Cap (in millions)	$13,500	$6,300	$11,700
Price per Share	$55.90	$13.25	$29.96
2021E Rev. Multiple/Rev. Multiple	$1,292	$1,453	$1,600
2022E Rev. Multiple/Rev. Multiple	$2,002	$2,227	$2,300
Forward Rev. Multiple at Pricing	3.9x	3.1x	3.7x
CapEx Needs	High	High	Low

(1)	Oak Street Health IPO Date was August 6, 2020.
(2)

Cano Health’s business combination with Jaws Acquisition Corp. (“Jaws”) was approved by Jaws’ stockholders at a special meeting held on June 2, 2021. Beginning June 4, 2021, Cano Health’s shares of Class A common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “CANO.” At the time of review by Foresight’s management and board of directors, the business combination had not been voted on by Jaws’ stockholders.

(3)	Agilon Health IPO Date was April 15, 2021.

Although none of the selected companies reviewed in this analysis were directly comparable to P3, the companies had one or more similar operating and financial characteristics as P3. Foresight’s board considered this analysis and viewed P3 to be favorable compared to such other companies.

Foresight’s board of directors considered a number of factors pertaining to the Business Combinations as generally supporting its decision to enter into the Merger Agreement, the Transaction and Combination Agreement, and the transactions contemplated thereby, including, but not limited to, the following:

•

Large and Growing Market Opportunity. Foresight’s management and board of directors considered P3’s current and projected market opportunity, including the expected growth in the Medicare Advantage market, which P3 focuses on;

•

Complementary and Experienced Management Teams. Foresight’s management and board of directors believe that the complementary business, industry and investing experience of Foresight’s board members, including Greg Wasson and Mark Thierer who are expected to remain as director and chairman, respectively, of the post-combination company, and P3’s management team will help to accelerate the growth for the post-combination company. In addition, P3 has a strong management team experienced in population health, which is expected to remain with the post-combination company to seek to execute P3’s strategic and growth goals;

•

P3’s Business Model. Foresight’s board of directors and management considered P3’s payor partnerships, large community-based physician networks and technology platform which the board of directors believes can provide strong growth prospects for the post-combination company;

•

Financial Condition. Foresight’s board of directors also considered factors such as P3’s outlook, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors as well as projected financial data supplied by P3 (see “—Certain Unaudited P3 Prospective Financial Information”);

•

Due Diligence. Foresight’s management conducted due diligence examinations of P3 and discussions with P3’s management and Foresight’s financial and legal advisors concerning Foresight’s due diligence examination of P3;

•

Other Alternatives. Foresight’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Foresight, that the proposed Business Combinations represent the best available business combination opportunity for Foresight based upon the process utilized to evaluate and assess other potential combination targets, and Foresight’s board of directors’ belief that such process has not presented a better available alternative; and

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Foresight and P3.

In the course of its deliberations, Foresight’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combinations, including the below:

•	P3 may not be able to execute on its business plan or achieve or sustain profitability.

•

The potential benefits of the Business Combinations may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combinations.

•

The Business Combinations and transactions contemplated thereby might not be consummated or completed in a timely manner or that the Closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combinations or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combinations.

•

Competition in the healthcare industry is intense and, as a result, P3 may fail to identify and develop new geographies, physician partners, payors and patients, which may negatively impact P3’s operations and growth prospects.

•

Economic downturns and political and market conditions beyond P3’s control, including a reduction in healthcare spending, changes in regulations applicable to the healthcare industry, and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•

P3’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and P3’s operating results may vary, which may make future results difficult to predict with certainty.

•

P3’s growth prospects may suffer if growth in the number of patients and physician partners on P3’s platform decreases, or the number of products or services that it provides to physician partners and patients decreases, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if P3 fails to make optimal investment decisions in its product offerings, it may not attract and retain patients and physician partners and its revenue and results of operations may be adversely affected.

•

Foresight’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combinations and the PIPE, and having a minority share position may reduce the influence that Foresight’s current stockholders have on the management of the post-combination company.

•

P3 may be subject to litigation in the operation of its business and P3’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect P3’s business.

•

The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain P3’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combinations may be greater than P3 anticipates.

•

Foresight’s board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration Foresight would pay to acquire P3 is fair to Foresight or its stockholders from a financial point of view. In addition, Foresight’s board of directors considered the limits of the due diligence performed by Foresight’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, Foresight’s board of directors may be incorrect in its assessment of the Business Combinations.

After considering the foregoing potentially negative and potentially positive reasons, Foresight’s board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Business Combinations and the other transactions contemplated thereby outweighed the potentially negative reasons. The Foresight board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by Foresight’s board of directors sets for the principal factors it considered but is not intended to be exhaustive.

Certain Unaudited P3 Prospective Financial Information

P3 does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, P3’s management prepared and provided to the Foresight board of directors, P3’s financial advisors and Foresight certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combinations. P3’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of P3. The inclusion of the below information should not be regarded as an indication that P3 or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of P3’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” P3 believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information P3 had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to P3’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of P3’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of P3. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither P3’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, P3 DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF P3, FORESIGHT OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY P3 UNITHOLDER, FORESIGHT STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by P3 may not be comparable to similarly titled amounts used by other companies. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Business Combinations if the disclosure is included in a document such as this proxy statement. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding P3 for 2021, 2022, 2023, 2024 and 2025:

P3 Financial Projections
($’s in millions)	2021E	2022E	2023E	2024E	2025E
At-Risk Membership at Year-End	67.80	86.44	126.07	176.10	229.37

Income Statement

Total Revenue	633.12	825.50	1,254.96	1,764.69	2,357.69
Medical Expense	(588.13)	(711.11)	(1,060.21)	(1,467.01)	(1,928.42)
Operating Expense	(84.86)	(111.28)	(147.91)	(190.64)	(240.06)
Adjusted EBITDA	(39.88)	3.11	46.84	107.04	189.21

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. Net income (loss) for these purposes is calculated as total revenues less medical and operating expenses.

Material Projection Assumptions: P3’s prospective financial information was prepared using a number of assumptions, including the following assumptions that P3 believed to be material:

•

P3 presented its membership growth strategy as having multiple levers, with the mix of growth from existing contracts; new contracts payors and providers in existing geographies; new contracts payors and providers in new geographies; and a growing number of clinics.

•

Projected revenue is based on a variety of operational assumptions including: expected organic growth of P3’s membership under existing contracts; converting our existing pipeline of contract opportunities with payors and providers in both existing and new geographies; expected reimbursement rates; and payer mix.

•

Projected medical expenses are driven by assumptions about membership growth and mix; healthcare utilization trends; and expected costs of inpatient and hospital care, specialists, and pharmaceuticals.

•	Projected operating expenses are driven by assumptions about patient-related expenses incurred, the cost to operate P3’s clinics, selling expenses and corporate, general and administrative expenses.

In making the assumptions above, P3’s management relied on a number of factors, including:

•	Its 20+ years of experience in the population health management space.

•	Its best estimates of growth in existing contracts, the timing of new contracts with payors and providers, and the expected size of membership under those new contracts.

•	Third party forecasts for growth of the Medicare value-based care market.

While presented with numerical specificity, the projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Interests of Certain Persons in the Business Combinations

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combinations Proposal, our stockholders should be aware that our Sponsor and certain of our directors and officers have interests in the Business Combinations that may be different from, or in addition to, the interests of our stockholders. These interests include, among others:

•

the beneficial ownership by our Sponsor of 7,526,025 shares of Common Stock, consisting of 6,843,525 founder shares and 682,500 shares of Class A Common Stock, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $73.9 million based on the closing price of the Class A Common Stock of $9.82 (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

the beneficial ownership by our Sponsor of Private Placement Warrants to purchase 227,500 shares of Class A Common Stock, which warrants would expire and become worthless if we do not complete an Initial Business Combination within the applicable time period. Such warrants have an aggregate market value of approximately $245,500 based on the closing price of the Foresight Warrants of $9.82 on Nasdaq on August 4, 2021;

•

the beneficial ownership by each of Messrs. Gamache, Svoboda and Zimmerman, each an independent director of Foresight, of 25,000 founder shares, which shares would become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, as our directors have waived any right to redemption with respect to these shares. Such shares held by each director have a market value of approximately $262,250 based on the closing price of the Class A Common Stock of $9.82 on Nasdaq on August 4, 2021;

•

the economic interests in the Sponsor held by certain of our officers and directors, each of whom is a member of the Sponsor, which gives them an interest in the securities of Foresight held by the Sponsor, and which interests would also become worthless if Foresight does not complete an Initial Business Combination within the applicable time period, including the following:

•

Mr. Balkin, our Chief Executive Officer and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Balkin an interest in 1,830,171 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $19.0 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Wasson, our Chairman and a director of Foresight, made an investment in the equity of the Sponsor in the amount of approximately $1.0 million, which gives Mr. Wasson an interest in 1,278,764 founder shares and 100,000 additional shares of Class A Common Stock held by the Sponsor, which shares would have a market value of approximately $13.5 million, based on the last sale price of $9.82 of the Class A Common Stock (and in the case of the founder shares, assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•

Mr. Muizelaar, our Chief Financial Officer, has an interest in 55,000 founder shares held by the Sponsor, which shares would have a market value of approximately $540,100, based on the last sale price of $9.82 of the Class A Common Stock (assuming conversion into shares of Class A Common Stock) on Nasdaq on August 4, 2021;

•	the continuation of Mr. Wasson as a director of the Company after the Business Combinations; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combinations.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combinations Proposal, and the transactions contemplated thereby.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combinations, our Sponsors, directors, officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Initial Business Combination. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our Initial Business Combination. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsors, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our Initial Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our Initial Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases could be to vote such shares in favor of the Business Combinations and thereby increase the likelihood of obtaining stockholder approval of the Business Combinations, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combinations that may not otherwise have been possible.

Ownership of Foresight Upon Consummation of the Business Combinations

It is anticipated that, upon completion of the Business Combinations and based on the assumptions described under “Certain Defined Terms,” the Company, which will be the sole managing member of P3 LLC, will own 69,700,372 P3 LLC Units, representing an approximately 28.6% economic interest in P3 LLC, the P3 Equityholders (other than the Blocker Sellers) will own 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC, and the ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 31,625,000 shares of our Class A Common Stock, representing an approximately 45.4% economic interest in the Company and an approximately 13.0% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 13.0% economic interest in P3 LLC;

•	the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 12.5% economic interest in the Company and an approximately 3.6%

voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 29.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 8,466,315 shares of Class A Common Stock, representing an approximately 12.1% economic interest and an approximately 3.5% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.5% economic interest in P3 LLC;

•

the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 173,638,378 shares of our Class V Common Stock, representing an approximately 71.4% voting interest in the Company and (ii) 173,638,378 P3 LLC Units, representing an approximately 71.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “no redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares, units and economic and voting interests at the Closing to be different from those set forth above.

It is anticipated that, based on the assumptions described under “Certain Defined Terms,” but assuming public stockholders holding an aggregate of 10,495,307 shares of Class A Common Stock exercise redemption rights in connection with the Business Combinations, immediately after the Closing, the Company will own 59,747,204 P3 LLC Units, representing an approximately 24.6% economic interest in P3 LLC, the P3 Equityholders (other than the Blocker Sellers) will own 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC, and the ownership of the Company will be as follows:

•

the public stockholders collectively will (i) own 21,129,693 shares of our Class A Common Stock, representing an approximately 35.4% economic interest in the Company and an approximately 8.7% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.7% economic interest in P3 LLC;

•

the Sponsors, officers and directors will (i) own 8,738,750 shares of our Class A Common Stock, representing an approximately 14.6% economic interest in the Company and an approximately 3.6% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.6% economic interest in P3 LLC;

•

the Subscribers will (i) own 20,870,307 shares of Class A Common Stock, representing an approximately 34.9% economic interest in the Company and an approximately 8.6% voting interest in the Company, and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 8.6% economic interest in P3 LLC;

•

the Blocker Sellers collectively will (i) own 9,008,254 shares of Class A Common Stock, representing an approximately 15.1% economic interest and an approximately 3.7% voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have an approximately 3.7% economic interest in P3 LLC;

•	the P3 Equityholders (other than the Blocker Sellers) collectively will own (i) 183,591,746 shares of our Class V Common Stock, representing an approximately 75.4% voting interest in the Company and

(ii) 183,591,746 P3 LLC Units, representing an approximately 75.4% economic interest in P3 LLC; and

•

certain members of Foresight’s existing management (excluding securities owned by the Sponsor that may be deemed to be beneficially owned by Messrs. Wasson and Balkin) collectively will (i) own 75,000 shares of Class A Common Stock, representing a less than 1% economic and voting interest in the Company and (ii) indirectly through the Company’s ownership of P3 LLC Units, have a less than 1% economic interest in P3 LLC.

We refer to the foregoing scenario as the “maximum redemption scenario.” The numbers of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts differ from our assumptions, the numbers of shares and economic and voting interests set forth above will be different. The exercises of redemption rights by our public stockholders in connection with the Business Combinations could cause the numbers of shares, units and economic and voting interests at the Closing to be different from those set forth above.

In addition, the numbers of shares and economic and voting interests set forth above do not take into account potential future exchanges of P3 LLC Units, together with shares of Class V Common Stock, issued to the P3 Equityholders, for shares of Class A Common Stock. The public warrants and the Private Placement Warrants will become exercisable on the later of February 12, 2022 and 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combinations on Foresight’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information of Foresight” and “Summary of the Proxy Statement—Organizational Structure—Following the Business Combinations” for further information.

Sources and Uses for the Business Combinations

The following table summarizes the sources and uses for funding the Business Combinations. Where actual amounts are not known or knowable, the figures below represent the Company’s good faith estimate of such amounts. The Company expects to use proceeds from the Business Combinations to fund its operations and working capital.

Sources and Uses of Proceeds ($ in millions)	No Redemption	Max Redemption
Sources
Existing P3 equity rollover	$1,821	$1,821
Proceeds from Trust Account(1)	316	316
Proceeds from Subscription Agreements	209	209

Total sources	$2,346	$2,346

Uses
Existing P3 equity rollover	$1,821	$1,821
Redemptions of Public Shares(2)	—	105
Cash to P3 Equityholders	305	200
Cash to balance sheet	180	180
Transaction fees and expenses(3)	40	40

Total uses	$2,346	$2,346

(1)	Cash held in the Trust Account as of March 31, 2021.
(2)	Represents the redemption of public shares in the maximum redemption scenario.

(3)	Represents the estimated amount of transaction expenses to be paid at the Closing of the Business Combination.

Board of Directors of Foresight Following the Business Combinations

Upon consummation of the Business Combinations, the size of our board of directors will be expanded from five directors to nine directors, and our board of directors will consist of Mark Thierer, Greg Wasson, Larry Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Tom Price and                . All the directors except for                 and                 will be independent under applicable Nasdaq rules. Please see the section entitled “Management After the Business Combinations” for further information.

Redemption Rights

Under our Charter, any holders of public shares may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combinations, including interest (which interest shall be net of taxes payable). If demand is properly made and the Business Combinations are consummated, these shares, immediately upon consummation of the Business Combinations, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO, calculated as of two business days prior to the consummation of the Business Combinations, including interest (which shall be net of taxes payable). For illustrative purposes, based on the fair value of marketable securities and cash held in the Trust Account as of March 31, 2021 of approximately $316.3 million, the estimated per share redemption price would have been approximately $10.00. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Foresight Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combinations.

Accounting Treatment

The Business Combinations will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, Foresight will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of P3 LLC, as successor to P3 in the P3 Merger, issuing stock for the net assets of P3, accompanied by a recapitalization. The net assets of Foresight will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combinations will be those of P3.

Material United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences for holders of our Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combinations are completed. This discussion applies only to shares of Class A Common Stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and is applicable only to holders who purchased our Class A Common Stock in the IPO.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combinations that are associated with certain redemptions of our Class A Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Common Stock being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. holders (as defined below) of Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Class A Common Stock in connection with the Business Combinations and will thus continue to hold their Class A Common Stock. Accordingly, such U.S. holders will not recognize any gain or loss for U.S. federal income tax purposes. Foresight did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combinations, including this tax consequence.

Considerations Related to a Redemption of Class A Common Stock

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Class A Common Stock. In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Foresight Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of the Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of our Class A Common Stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of our Class A Common Stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Class A Common Stock actually owned by the U.S. holder, but also shares of our Class A Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any of our Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combinations generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the Class A Common Stock to be issued pursuant to the Business Combinations). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of our Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of our Class A Common Stock) we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of our Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to distributions (including dividends or constructive dividends paid pursuant to a redemption of our Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A Common Stock that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Foresight Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain recognized by a Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock (we would be treated as a buyer with respect to a redemption of Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combinations are completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of our Class A Common Stock) on our Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of distributions on our Class A Common Stock paid to the Non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Common Stock.

Regulatory Matters

To complete the Business Combinations, Foresight and P3 must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The transactions contemplated by the Merger Agreement are subject to the requirements of the HSR Act, which prevents Foresight and P3 from completing the transactions contemplated by the Merger Agreement until required information and materials are furnished to the DOJ and the FTC and specified waiting period requirements have been satisfied. On June 25, 2021, Foresight and P3 each filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act. On July 26, 2021, the applicable waiting period expired.

No separate filing with the DOJ and the FTC under the HSR Act is required in connection with the Transaction and Combination Agreement, which is included within the filings for the transactions contemplated by the Merger Agreement.

The DOJ, the FTC, state attorneys general, and others may challenge the Business Combinations on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the Business Combinations, any of the DOJ, the FTC or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the Business Combinations or permitting completion subject to regulatory concessions or conditions. We do not believe that the Business Combinations violate federal antitrust laws, but there can be no assurance that a challenge to the Business Combinations on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

In addition, to complete the Business Combinations, P3 must obtain the approval of the Florida Agency for Health Care Administration to permit a change in ownership of a certain regulatory license (the “CHOW Approval”). Separately, on February 16, 2021, P3 submitted an application for its relevant subsidiary to become a Florida Medicaid eligible provider (the “Medicaid Application”). Once P3 receives approval under the Medicaid Application, P3 will be able to apply to receive the CHOW Approval.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. The Business Combinations are conditioned on the approval of the Charter Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal.

Approval of the Business Combinations Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting of stockholders. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have the same effect on the outcome of the vote on the Business Combinations Proposal as a vote AGAINST the Business Combinations Proposal.

As of the record date, our Sponsors, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of each of the Stockholder Proposals described in this proxy statement.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE BUSINESS COMBINATIONS PROPOSAL.

STOCKHOLDER PROPOSAL NO. 2—THE CHARTER AMENDMENT PROPOSAL

Overview

Pursuant to the terms of the Merger Agreement, at the Closing, the Charter will be amended and restated to be in the form set forth in Annex C. Assuming the Business Combinations Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal are approved, Foresight stockholders are also being asked to approve and adopt the Proposed Charter in the form attached to this proxy statement as Annex C.

The following is a summary of the material differences between the Charter and the Proposed Charter, each of which would be effected by the filing of the Proposed Charter:

•	to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

•

to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

•

to renounce, to the fullest extent permitted by law, all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor, Chicago Pacific Founders or their respective affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries (collectively, the “Exempt Persons”);

•	remove duplicative provisions relating to Indemnification and Advancement of Expenses set forth in Section 8.2 of the Foresight Charter; and

•

to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations.

Reasons for the Amendments

The Company’s board’s reasons for proposing each of these amendments to the Charter are set forth below. These summaries are qualified by reference to the complete text of the Proposed Charter. Each of these proposed changes were negotiated as part of the Business Combinations. The Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal, upon the Closing of the Business Combinations and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex C. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Authorized Common Shares

This amendment allows for the issuance of increased shares of capital stock necessary to consummate the Business Combinations including, without limitation, the P3 Merger, the P3 Equityholders Subscription, the Blocker Mergers and the PIPE and also provides flexibility for future issuances of Common Stock if determined by the Board of Directors to be in the best interests of the Company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorizing Class V Stock

This amendment allows for the issuance of shares of capital stock required under the Business Combinations to effectuate the proposed Up-C post-Transactions structure, by providing economic interest holders at the P3 LLC level with voting interests at the Company level.

Changes in Connection with the Corporate Opportunity Doctrine

This amendment to the advanced waiver of business opportunities applies only to the Exempt Persons and not to directors or officers employed by the Company. This reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and this change will reflect the changed circumstances of the Company following the Business Combinations.

Removal of Section 8.2 - Indemnification and Advancement of Expenses

Section 8.2 of Foresight’s Charter currently contains provisions related to indemnification and advancement of expenses. Article VIII of Foresight’s current bylaws also contains provisions for indemnification and advancement of expenses. The Board considered that having these indemnification and expense reimbursement provisions exclusively in the Bylaws would avoid having duplicative provisions and would provide greater flexibility and enable the Company to make changes to these provisions to reflect developments in law and practice. The Board has the authority to amend the Bylaws on its own, while amendments to the Charter require stockholder approval. See Proposal No. 3 – The Bylaw Amendment Proposal.

Provisions Related to Name of Company and Status as Blank Check Company

Includes amendments to change the Company’s name from Foresight Acquisition Corp. to “P3 Health Partners Inc.”, to delete provisions relating to our status as a blank check company, and to eliminating the privileges of the existing shares of Class B Common Stock. These revisions are desirable because the provisions that are specific to our status as a blank check company will serve no purpose following the Business Combinations. For example, these proposed amendments remove the requirement to dissolve the Company and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combinations. Further, the Class B Common Stock will not remain outstanding following the Business Combinations, and will no longer have a role in the Company capital structure.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. The Charter Amendment Proposal is conditioned on the approval of the Business Combinations Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal.

The Charter Amendment Proposal will be approved and adopted only if (i) the holders of at least a majority of the outstanding shares of our Common Stock and (ii) holders of at least a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, vote “FOR” the Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have the same effect on the outcome of the vote on the Charter Amendment Proposal as a vote “AGAINST” the Charter Amendment Proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

STOCKHOLDER PROPOSAL NO. 3—THE BYLAW AMENDMENT PROPOSAL

Overview

Pursuant to the terms of the Merger Agreement, at the Closing, the Foresight bylaws will be amended and restated to be in the form set forth in Annex D. Assuming the Business Combinations Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal are approved, Foresight stockholders are also being asked to approve and adopt the Proposed Bylaws in the form attached to this proxy statement as Annex D.

The following is a summary of the material differences between the current Foresight bylaws and the Proposed Bylaws, each of which would be effective upon the Closing. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement as Annex D. All stockholders are encouraged to read the Proposed Bylaws in their entirety for a more complete description of the terms. Changes include:

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to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Board policies and enhanced disclosure of derivative and synthetic ownership interests;

•	to provide that special meetings of stockholders may be called by the Chairman of the Board or a majority of the whole Board;

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to change the required vote for stockholder approval in order to alter, amend or repeal the Bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote; and

•	to make certain other administrative, clarifying and conforming changes.

Reasons for the Amendments

The Company’s board’s reasons for proposing each of these amendments to the existing Foresight bylaws are set forth below. These summaries are qualified by reference to the complete text of the Proposed Bylaws. Each of these proposed changes were negotiated as part of the Business Combinations. The Proposed Bylaws, as will be in effect assuming approval of the Bylaw Amendment Proposal, upon the Closing of the Business Combinations, is attached to this proxy statement as Annex D. All stockholders are encouraged to read the Proposed Bylaws in its entirety for a more complete description of its terms.

Change to Reflect New Name

The Company’s Board believes that changing the Company’s corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.” is desirable because it more closely aligns with the name of the post-Business Combinations operating business.

Amendments to Advance Notice Requirements

Advance notice requirements provide companies and their stockholders with advance notice of a stockholders’ intention to nominate directors for election to a company’s board, or to propose other business to be considered at a stockholder meeting. These requirements are designed to the give the Company and its stockholders sufficient time, and the necessary information, to make an informed judgment about how to respond, consider and ultimately to vote on such nominations or proposals. The updated advance notice provisions are designed to promote transparency and provide for an orderly stockholder meeting process without materially diminishing stockholder rights. After careful consideration, and review of the governing documents of other similarly situated companies, the Board has determined that updating the advance notice requirements is in the best interests of the Company and its stockholders.

Special Meetings of Stockholders

The change is intended to require that only the Chairman of the Board or the Board determine whether to call a special meeting of stockholders, and to clarify that only a majority of the full Board has the authority to call a special meeting.

Adoption of Supermajority Vote Requirement to Amend the Proposed Bylaws

The Company’s believes that increasing the percentage of voting power required to adopt, amend or repeal the Proposed Bylaws to 66 2/3 % is appropriate at this time to protect all stockholders of the post-business combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the post-business combination Company common stock following the Business Combinations. Going forward, a supermajority voting requirement encourages the person seeking control of the post-business combination Company to negotiate with the post-business combination Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the post-business combination Board, avoid costly takeover battles, reduce the post-business combination Company’s vulnerability to a hostile change of control and enhance the ability of the post-business combination Board to maximize stockholder value in connection with any unsolicited offer to acquire the post-business combination Company.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. The Bylaw Amendment Proposal is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal.

The Bylaw Amendment Proposal will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Common Stock vote “FOR” the Bylaw Amendment Proposal. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have the same effect on the outcome of the vote on the Bylaw Amendment Proposal as a vote “AGAINST” the Bylaw Amendment Proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE BYLAW AMENDMENT PROPOSAL.

STOCKHOLDER PROPOSAL NOS. 4A-4H—THE GOVERNANCE PROPOSALS

Overview

You are also being asked to vote on eight (8) separate proposals with respect to certain governance provisions in the Proposed Charter and the Proposed Bylaws, which are separately being presented in order to give Foresight stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Foresight and P3 intend that the Proposed Charter in the form attached to this proxy statement as Annex C and the Proposed Bylaws in the form attached to this proxy statement as Annex D will take effect at the Closing of the Business Combinations, assuming approval of the Charter Amendment Proposal (Stockholder Proposal No. 2). In the judgment of the Foresight board of directors, these provisions are necessary to adequately address the needs of the Company.

Proposed Charter

(A) Advisory Governance Proposal 4A—to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 800,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 10,000,000;

(B) Advisory Governance Proposal 4B— to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000;

(C) Advisory Governance Proposal 4C—to provide that the Company renounces all interest and expectancy that the Company would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor and Chicago Pacific Founders or their affiliates (other than the Company and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of the Company or its subsidiaries), or any director or stockholder who is not employed by the Company or its subsidiaries, collectively referred to as the Exempt Persons;

(D) Advisory Governance Proposal 4D—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.”, (ii) making the Company’s corporate existence perpetual, and (iii) removing certain provisions related to Foresight’s status as a blank check company that will no longer be applicable upon consummation of the Business Combinations, all of which Foresight’s board of directors believes is necessary to adequately address the needs of the Company after the Business Combinations;

(E) Advisory Governance Proposal 4E—to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act;

Proposed Bylaws

(F) Advisory Governance Proposal 4F—to update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests;

(G) Advisory Governance Proposal 4G— to provide that special meetings of stockholders may be called by the Chairman of the Company board or a majority of the whole board; and

(H) Advisory Governance Proposal 4H—to change the required vote for stockholder approval in order to alter, amend or repeal the bylaws from the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Company entitled to vote.

Reasons for Proposals

Advisory Governance Proposal 4A—Authorized Common Shares

The principal purpose of this proposal is provide to for the issuance of increased shares of capital stock necessary to consummate the Business Combinations including, without limitation, the P3 Merger, the P3 Equityholders Subscription, the Blocker Mergers and the PIPE and also to provide flexibility for future issuances of Common Stock if determined by the board of directors to be in the best interests of the Company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Governance Proposal 4B—Authorizing Class V Stock

The purpose of this proposal is to create a new class of capital stock, Class V Common Stock, which will carry certain voting rights but no economic rights, and set the number of authorized shares of Class V Common Stock to 200,000,000. This amendment allows for the issuance of shares of capital stock required under the Business Combinations to effectuate the proposed Up-C post-Business Combinations structure, by providing economic interest holders at the P3 LLC level with voting interests at the Company level.

Advisory Governance Proposal 4C—Changes in the Waiver of Corporate Opportunities

Foresight’s board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to the Exempt Persons reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and, as a result, limiting the advance waiver of business opportunities to Exempt Persons to reflect the changed circumstances of the Company following the Business Combinations is in the best interests of the Company and its stockholders.

Advisory Governance Proposal 4D—Provisions Related to Name of Company and Status as Blank Check Company

Foresight’s board of directors believes that changing the corporate name from “Foresight Acquisition Corp.” to “P3 Health Partners Inc.” and making corporate existence perpetual is desirable to reflect the Business Combinations with P3 and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and Foresight’s board of directors believes that it is the most appropriate period for the Company following the Business Combinations.

The elimination of certain provisions related to the Company’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combinations. For example, these proposed amendments remove the requirement to dissolve the Company and allow the Company to continue as a corporate entity with perpetual existence following consummation of the Business Combinations. Further, removal of the rights of Class B Common Stock are desirable because the Class B Common Stock will not remain outstanding following the Business Combinations, and will no longer have a role in the Company capital structure.

Advisory Governance Proposal 4E—Choice of Forum

Foresight’s board of directors believes that the modification of the choice of forum provision is desirable to delineate matters for which the federal district courts of the U.S., as applicable, is the sole and exclusive forum, unless the Company consents in writing to the selection of an alternative forum.

Advisory Governance Proposal 4F—Amendments to Advance Notice Requirements

The Proposed Bylaws update the advance notice requirements for stockholder proposals and nominations to require enhanced disclosure about both the proposing stockholder and the nominee, including director questionnaires, disclosures of voting commitments and compensation arrangements, representations that any nominee will comply with all Company board policies and enhanced disclosure of derivative and synthetic ownership interests. Advance notice requirements provide companies and their stockholders with advance notice of a stockholders’ intention to nominate directors for election to a company’s board, or to propose other business to be considered at a stockholder meeting. These requirements are designed to the give the Company and its stockholders sufficient time, and the necessary information, to make an informed judgment about how to respond, consider and ultimately to vote on such nominations or proposals. The updated advance notice provisions are designed to promote transparency and provide for an orderly stockholder meeting process without materially diminishing stockholder rights. After careful consideration, and review of the governing documents of other similarly situated companies, the Foresight board of directors has determined that updating the advance notice requirements is in the best interests of the Company and its stockholders.

Advisory Governance Proposal 4G—Special Meetings of Stockholders

Foresight’s current bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the board, Chief Executive Officer, or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person. The Proposed Bylaws provide that special meetings of stockholders may be called only by the chairperson of the board or pursuant to a resolution adopted by a majority of the whole board then in office The change is intended to require that only the Chairman of the board or the board determine whether to call a special meeting of stockholders, and to clarify that only a majority of the full board has the authority to call a special meeting.

Advisory Governance Proposal 4H—Adoption of Supermajority Vote Requirement to Amend the Proposed Bylaws

Foresight’s board of directors believes that increasing the percentage of voting power required to adopt, amend or repeal the Proposed Bylaws to 66 2/3% is appropriate at this time to protect all stockholders of the post-business combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Company common stock following the Business Combinations. Going forward, following the Business Combinations, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with the board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the board, avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the board to maximize stockholder value in connection with any unsolicited offer to acquire the Company.

Vote Required for Approval

The Closing is not conditioned upon the approval of the Governance Proposals.

Approval of the Governance Proposals requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the special meeting of stockholders. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have no effect on the outcome of the vote on the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on Foresight, P3 or their respective boards of directors or managers. Accordingly, regardless of the outcome of the non-binding advisory vote, Foresight and P3 intend that the Proposed Charter, in the form attached to this proxy statement as Annex C and containing the provisions noted above, and the Proposed Bylaws, in the form attached to this proxy statement as Annex D, will take effect at the Closing of the Business Combinations, assuming approval of the Charter Amendment Proposal (Stockholder Proposal No. 2) and the Bylaw Amendment Proposal (Stockholder Proposal No. 3).

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” EACH OF THE GOVERNANCE PROPOSALS.

STOCKHOLDER PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

In connection with the Business Combinations, we intend to effect (subject to customary terms and conditions, including the Closing):

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the issuance of (i) shares of Class A Common Stock to the Blocker Sellers in the Blocker Mergers pursuant to the Transaction and Combination Agreement, and (ii) shares of Class V Common Stock to the Non-Blocker P3 Equityholders who subscribe for shares of Class V Common Stock in the P3 Equityholders Subscription in connection with the Merger Agreement, with the number of such shares of Class A Common Stock and Class V Common Stock being up to 10,048,179 and 202,551,822, respectively;

•	the issuance, in a private placement to be consummated concurrently with the Closing, of up to 20,870,307 shares of Class A Common Stock pursuant to the terms of the Subscription Agreement; and

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the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued in connection with the Business Combinations, which shares of Class A Common Stock will be issuable to the holders of such shares of Class V Common Stock in connection with the future exchange of their P3 LLC Units and shares of Class V Common Stock in accordance with the P3 LLC A&R LLC Agreement to be entered into in connection with the Closing.

For further information, please see the section entitled “Stockholder Proposal No. 1—The Business Combination Proposal,” as well as the annexes to this proxy statement.

Why Foresight Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price of the common stock immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 192,600,000 combined shares of Class A Common Stock and Class V Common Stock to the Blocker Sellers and the P3 Equityholders. We will issue up to 20,870,307 shares of Class A Common Stock pursuant to the terms of the Subscription Agreements. We will also issue from time to time a number of shares of Class A Common Stock equal to the number of shares of Class V Common Stock issued to the P3 Equityholders upon the future exchange of P3 LLC Units in accordance with the P3 LLC A&R LLC Agreement.

The issuance of the shares of Class A Common Stock and Class V Common Stock described above would result in significant dilution to Foresight stockholders and result in Foresight stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Foresight.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal, the Nasdaq Proposal and the 2021 Plan Proposal at the special meeting of stockholders. The Nasdaq Proposal is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal and the 2021 Plan Proposal at the special meeting of stockholders.

Approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the special meeting of stockholders. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

STOCKHOLDER PROPOSAL NO. 6—THE 2021 PLAN PROPOSAL

Overview

We are asking our stockholders to approve the P3 Health Partners Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. Our board of directors adopted the 2021 Plan, prior to the special meeting, subject to stockholder approval at the special meeting.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement as Annex E.

The 2021 Plan

The purpose of the 2021 Plan is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Company and P3 LLC by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Company’s board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its affiliates, will be eligible to receive awards under the 2021 Plan. Following the Closing, the combined company is expected to have approximately                employees, 7 non-employee directors and                other individual service providers who will be eligible to receive awards under the 2021 Plan.

Following the Closing, the 2021 Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The initial aggregate number of shares of our Class A common stock that will be available for issuance under the 2021 Plan will be equal to 6% of the outstanding shares of Class A common stock and Class V common stock as of the Closing. In addition, the number of shares of Class A common stock available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) 1% of the outstanding shares of Class A common stock and Class V common stock on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by our board of directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan, will be                 .

If an award under the 2021 Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2021 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2021 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000.

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Class A common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by our board of directors, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our Class A common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of our Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Class A common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Prohibition on Repricing

Our board of directors may not reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs without the approval of the stockholders of the Company, except in connection with a corporate transaction involving the Company.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date our stockholders approve the 2021 Plan, unless earlier terminated. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Section 83(b) of the Code

No participant may make an election under Section 83(b) of the Code with respect to any award of restricted stock under the 2021 Plan without the consent of the administrator, which the administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the administrator, a participant makes an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than as of the date or dates upon which the participant would otherwise be taxable under Section 83(a) of the Code, the participant is required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable, and no awards have been made under the 2021 Plan. The per share market value of the Class A Common Stock on             , 2021 was $             based on the last sale price on that date.

Vote Required for Approval

The 2021 Plan Proposal is conditioned on the approval of the Business Combinations Proposal, the Charter Amendment Proposal, the Bylaw Amendment Proposal and the Nasdaq Proposal at the special meeting of stockholders.

The approval of the 2021 Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our Common Stock entitled to vote and actually cast thereon at the special meeting of stockholders. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE 2021 PLAN PROPOSAL.

STOCKHOLDER PROPOSAL NO. 7—THE STOCKHOLDER ADJOURNMENT PROPOSAL

Overview

The Stockholder Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more of the Stockholder Proposals presented at the special meeting of stockholders or public stockholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to Closing of the Business Combinations would not be satisfied.

Consequences If the Stockholder Adjournment Proposal Is Not Approved

If the Stockholder Adjournment Proposal is not approved by Foresight stockholders, our board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more of the Stockholder Proposals presented at the special meeting of stockholders.

Vote Required for Approval

The Stockholder Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal at the special meeting of stockholders.

The approval of the Stockholder Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the special meeting of stockholders. Failure to vote by proxy or to vote in person at the special meeting of stockholders or an abstention from voting will have no effect on the outcome of the vote on the Stockholder Adjournment Proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FORESIGHT

Overview

We are a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our Initial Business Combination. While we may pursue a merger opportunity in any industry or sector, we have initially focused our search in the technology-enabled consumer and consumer healthcare industries.

The registration statement on Form S-1 (File No. 333-251978) for our IPO was declared effective by the SEC on February 9, 2021. On February 12, 2021, we consummated the IPO of 31,625,000 Foresight Units, which included the full exercise of the underwriters’ over-allotment option. Each Foresight Unit consists of one share of Class A Common Stock, and one-third of one Foresight Warrant, each whole Foresight Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Foresight Units were sold at an offering price of $10.00 per Foresight Unit, generating gross proceeds to us of $316,250,000.

Simultaneously with the consummation of our IPO, we consummated the private placement of an aggregate of 832,500 Private Placement Units to the Sponsors at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8,325,000.

A total of $316,250,000 from the net proceeds of the sale of the Foresight Units in our IPO and the sale of the Private Placement Units, including as a result of the full exercise of the underwriters’ over-allotment option, was placed in the Trust Account established for the benefit of our public stockholders, with Continental Stock Transfer & Trust Company acting as trustee, and has been invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries. Except for all interest income that may be released to us to pay our tax obligations and for dissolution expenses up to $100,000, as applicable, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (i) the consummation of our Initial Business Combination by February 12, 2023, and (ii) a redemption to public stockholders prior to any voluntary winding-up in the event we do not consummate our Initial Business Combination within the applicable period.

The Foresight Units are traded on Nasdaq under the symbol “FOREU.” The shares of Class A Common Stock and Foresight Warrants comprising the Foresight Units are traded on Nasdaq under the ticker symbols “FORE” and “FOREWS,” respectively.

Initial Business Combination

Our Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into our Initial Business Combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. Our stockholders may not be provided with a copy of such opinion, nor will they be able to rely on such opinion. Additionally, pursuant to Nasdaq rules, any Initial Business Combination must be approved by a majority of our independent directors.

We anticipate structuring our Initial Business Combination so that the post-transaction company in which our public stockholders own or acquire shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our Initial Business Combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, including an affiliated joint acquisition as described above. However, we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-business combination company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our Initial Business Combination could own less than a majority of our outstanding shares subsequent to our Initial Business Combination. If less than 100% of the outstanding equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired by us is what will be valued for purposes of the 80% fair market value test. If the business combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as our Initial Business Combination for purposes of a tender offer or for seeking stockholder approval, as applicable.

We may, at our option, pursue an affiliated joint acquisition. Any members of our management team or their affiliates may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by undertaking a specified future issuance to such parties.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combinations. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit (as of two business days prior to the Closing) in the Trust Account (including interest earned on the funds held in the Trust Account but net of taxes payable), provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on the Business Combinations. Our public stockholders may elect to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against the Business Combinations Proposal. If the Business Combinations are not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our Sponsors, officers and directors have each agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of our Initial Business Combination. In addition, our Sponsors, officers and directors have agreed to waive their redemption rights in connection with the completion of our Initial Business Combination with respect to any shares of Class A Common Stock and founder shares that they may hold.

Permitted Purchases of Our Securities

Our Sponsors, directors, officers, advisors or any of their respective affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combinations.

There is no limit on the number of securities such persons may purchase. Additionally, at any time at or prior to the Business Combinations, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsors, directors, officers, advisors or any of their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combinations or not redeem their public shares. However, they have no current commitments, plans or intentions to engage in such purchases or other transactions and have not formulated any terms or conditions for any such purchases or other transactions. None of the funds held in the Trust Account will be used to purchase public shares or public warrants in such transactions. Such persons will be subject to restrictions in making any such purchases when they are in possession of any material non-public information or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We have adopted, as part of an overall code of ethics and business conduct, an insider trading policy which requires insiders to refrain from purchasing securities when they are in possession of any material non-public information. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that our Sponsors, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combinations, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combinations. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The purpose of any such transaction could be to (1) vote such shares in favor of the Business Combinations and thereby increase the likelihood of obtaining stockholder approval of the Business Combinations, (2) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combinations or (3) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such transactions may result in the completion of the Business Combinations that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our shares of Class A Common Stock or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsors, officers, directors, advisors and/or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsors, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated transactions by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of public shares) following our mailing of proxy materials in connection with the Business Combinations. To the extent that our Sponsors, officers, directors, advisors or any of their respective affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combinations. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with the Business Combinations. Our Sponsors, officers, directors, advisors or any of their respective affiliates will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsors, officers, directors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be restricted unless such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsors, officers, directors and/or any of their respective affiliates will be restricted from making purchases of Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of our Initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. At completion of our Initial Business Combination, we will be required to purchase any public shares properly delivered for redemption and not withdrawn. As of March 31, 2021, 2021, the amount in the Trust Account was approximately $316.3 million, which is equal to approximately $10.00 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our Initial Business Combination with respect to our public warrants. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares, Private Placement Shares and any public shares held by them in connection with the completion of our Initial Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of Class A Common Stock included in the units sold in our IPO (with respect to any particular public stockholder or “group”, such shares in excess of such 15%, the “Excess Shares”) without our prior consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or our Sponsors or their affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our initial public offering could threaten to exercise its redemption rights against a business combination if such holder’s shares are not purchased by us or our Sponsors or their affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to no more than 15% of the shares sold in our initial public offering, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our Initial Business Combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our Initial Business Combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

We will have only until February 12, 2023 to complete our Initial Business Combination. If we have not completed our Initial Business Combination within such period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our Initial Business Combination within the prescribed time period.

Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and Private Placement Shares held by them if we fail to complete our Initial Business Combination within the prescribed time period. However, if our Sponsors or any of our officers, directors or any of their respective affiliates then hold any public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our Initial Business Combination within the allotted time frame to complete our Initial Business Combination.

Our Sponsors, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Charter (A) to modify the substance or timing of our obligation to allow redemptions in connection with our Initial Business Combination or to redeem 100% of our public shares if we have not consummated our Initial Business Combination by February 12, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per public share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our

Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to a portion of the proceeds of our IPO and the sale of the Private Placement Units with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our Initial Business Combination within the required time period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our Initial Business Combination within the required time period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we have not completed our Initial Business Combination by February 12, 2023, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible after February 12, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our

Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

A public stockholder will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) the completion of our Initial Business Combination and then, only in connection with those public shares that such stockholder has properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our Charter (A) to modify the substance or timing of our obligation to allow redemptions in connection with our Initial Business Combination or to redeem 100% of our public shares if we do not complete our Initial Business Combination by February 12, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; and (3) the redemption of all of our public shares if we have not completed our Initial Business Combination by February 12, 2023, subject to applicable law. In no other circumstances will a public stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our Initial Business Combination, a stockholder’s voting in connection with our Initial Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. Holders of warrants will not have any rights of proceeds held in the Trust Account with respect to the warrants.

Facilities

We currently maintain our executive offices at 233 N. Michigan Avenue, Suite 1410, Chicago, Illinois 60601. The cost for this space is included in the $10,000 per month fee that we pay our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Employees

We currently have two officers and do not intend to have any full-time employees prior to the completion of our Initial Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our Initial Business Combination and the current stage of the business combination process.

Directors and Executive Officers

Our current directors and officers are as follows:

Name	Age	Title
Greg Wasson	62	Chairman
Michael Balkin	62	Chief Executive Officer and Director
Gerald Muizelaar	46	Chief Financial Officer
Brian Gamache	62	Director
Robert Zimmerman	69	Director
John Svoboda	63	Director

Greg Wasson has served as a director of Foresight and chairman of the board of directors since November 2020. Mr. Wasson currently serves as President and Founder of his own family office, Wasson Enterprise. Wasson Enterprise’s focus is to partner with entrepreneurs and operators to build sustainable, high-growth businesses that do well by doing good. As the former President and CEO of Walgreens Boots Alliance, Inc., Mr. Wasson has extensive global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. Mr. Wasson attended Purdue University’s School of Pharmacy, receiving his pharmacy degree in 1981. Before his senior year, he was invited to become one of the first pharmacy services interns in Walgreens’ corporate offices—an opportunity that led to his being hired by Walgreens upon graduation and that changed the course of his future career. Mentored by many company leaders through the years, together with his outstanding performance in positions of increasing responsibility, Mr. Wasson served Walgreens for 34 years. As Walgreens CEO, Mr. Wasson led the Fortune 35 company to record fiscal 2014 sales of $76.4 billion. He is credited with creating significant financial and shareholder value, initiating and completing transformative mergers and investments, leading complex organizational and structural change, assembling a diverse and high-performance senior leadership team, and establishing Walgreens’ position as an industry leader. Before retiring from Walgreens, Mr. Wasson had transformed an iconic 114-year-old domestic company into the first global pharmacy-led, health, well-being and beauty enterprise via the successful merger with European-based Alliance Boots to create Walgreens Boots Alliance, Inc. Mr. Wasson currently serves on the Board of Directors of OptimizeRx Corp. (NASDAQ: OPRX) since August 2020. Mr. Wasson also served on the Board of Directors of PNC Financial Services Group, Inc. (NYSE: PNC) from July 2015 to October 2018 and Verizon Communications Inc. (NYSE: VZ) from February 2013 to October 2018.

Michael Balkin serves as our Chief Executive Officer and Director. Mr. Balkin has over 30 years of experience in working with public companies in the small cap space. Mr. Balkin was a partner and formerly the co-Manager of the William Blair Small Institutional portfolio and the William Blair Small Cap Growth Fund, which he and his partners, Karl Brewer and Mark Fuller started, in 1999. He and his team managed nearly $1.8 billion dollars in total assets and have been named among the top small cap funds multiple times by publications such as Barrons, Morningstar, Lipper and Institutional Investor Magazine. From 2005 to 2008, Mr. Balkin was a partner at Magnetar Capital, LLC, a multi-strategy hedge fund located in Evanston, Illinois. While at Magnetar, Mr. Balkin was the Portfolio Manager in charge of the small cap long-short strategy and was also the Chief Investment Officer of Magnetar Investment Management, a wholly owned asset management subsidiary of Magnetar Capital. He rejoined William Blair & Company in 2008. He originally joined William Blair in 1990, working in the sell-side institutional research sales group, specializing in small cap growth companies. Prior to joining William Blair, he was the co-founder of Cityview Associates, Inc., a real estate firm specializing in “value-added” real estate transactions. Prior to starting Cityview Associates, Mr. Balkin had various roles at First Chicago and Bankers Trust. In addition to his work with William Blair, Mr. Balkin has helped dozens of small companies grow as an angel investor, mentor and board member. He is currently the Chairman of the Board of Performance Health Systems, LLC and is a member of the board of managers of the Innventure Fund, an Intellectual Property-based development fund started by Greg Wasson. Mr. Balkin is also active in many charities and is on the board of the Friends of the Israeli Defense Forces, Good Sports and is a major advocate and fund raiser for Cystic Fibrosis and the Illinois Holocaust Museum. Mr. Balkin

graduated with a Bachelor’s degree in Economics from Northwestern University, where he was also a two year Captain of the tennis team.

Gerald Muizelaar serves as our Chief Financial Officer. Mr. Muizelaar brings over 15 years of financial leadership in private equity, manufacturing, retail and customer service. Mr. Muizelaar has served as Vice President of Finance for Wasson Enterprise, the family office of Greg Wasson, since 2017. Mr. Muizelaar’s strong focus implementing robust financial processes and systems, ensuring regulatory compliance, and bolstered financial visibility have been a key factor in Wasson Enterprise’s success. As a former North American Finance Manager for Amazon, Mr. Muizelaar led all U.S., Canadian and Latin American customer service finance teams. He and his team provided financial insights and analysis for a customer service network that encompassed over 10,000 employees and an annual P&L in excess of $250 million. Mr. Muizelaar’s leadership and deep understanding of operations were influential in optimizing costs for Amazon’s North American Customer Service team, while simultaneously growing its operations by 30% annually and consistently driving quality improvements to keep Amazon ranked #1 in the World for Customer Service. Mr. Muizelaar holds a Bachelor of Business Administration from Acadia University and a MBA from Dalhousie University.

Brian Gamache serves on our board of directors. Mr. Gamache was the former Chairman and CEO of WMS Industries Inc., a designer, manufacturer and marketer of games for the casino and on-line gaming industries. Prior to rejoining WMS, he served as President of Wyndham International’s Luxury and Resort Division. Before Wyndham, he served as President and Chief Operating Officer of WHG Resorts and Casinos, Inc., a subsidiary of WMS Industries. He previously held various executive positions with Marriott Hotel Corporation and Hyatt Hotels Corporation. Mr. Gamache is on the Board of Directors at Welbilt, Inc. and currently serves as an advisor to several private equity firms and corporations. He is a guest lecturer at Northwestern University’s Kellogg School of Management. Mr. Gamache graduated from the University of Florida with a degree in Business Administration, where he currently serves as a member of the Dean’s Council to the Warrington School of Business. We believe that Mr. Gamache is well-qualified to serve as a director due to his extensive executive experience and his experience as a public company director.

Robert Zimmerman serves on our board of directors. Mr. Zimmerman is an independent consultant since retiring from Walgreens in 2014, focusing on healthcare, specifically retail pharmacy services and pharmacy benefit management. His primary consulting work has been with knowledge transfer companies (GLG and Guidepoint) with significant short-term assignments with end business clients as well as hedge funds and consulting firms. He has also consulted directly with private equity and hedge funds. Until April 2014, Mr. Zimmerman served as Chief Strategy Officer and SVP of Corporate Development at Walgreens. In these roles, he worked directly with the CEO and Executive Committee on strategic plans helping transform Walgreens from a drug store chain to an international integrated health care provider. He also led the development and execution of Walgreens M&A strategy, including the largest transaction in Walgreens’ history, the acquisition of Alliance Boots. Prior to his tenure as CSO, he served as CFO and EVP of WHP Health Initiatives, Walgreens’ managed care division. He held responsibility for the division’s finance, strategy, new business and product development initiatives, acquisitions, pharmaceutical trade relations, and Customer Care Center operations. Mr. Zimmerman currently also serves as a board member on the State of Illinois Board of Pharmacy (since 2016), where he was appointed by the Governor of Illinois. Mr. Zimmerman graduated from Eastern Illinois University in 1973 with a Bachelor of Finance, and from Northern Illinois University in 1984 with an MBA. We believe that Mr. Zimmerman is well-qualified to serve as a director due to his extensive M&A and strategy experience at a large publicly traded company.

John Svoboda serves on our board of directors. Mr. Svoboda co-founded Svoboda Capital Partners (“SC”) in January 1998 with Michelle Collins. Mr. Svoboda serves on the boards of SC portfolio companies BPI/Incite, One North Interactive, Sonoma Creamery and SWC Technology Partners. Prior to co-founding SC, Mr. Svoboda worked in the Corporate Finance Department of William Blair & Company LLC (1983 to 1997), where he managed Business Development and became a Partner in 1988. Mr. Svoboda serves as a trustee of the University of Chicago Medical Center. Mr. Svoboda also serves as a trustee for the Otho S. A. Sprague Memorial Institute, the Auditorium Theatre where he was Chairman of the Board, as an honorary trustee of Marwen and as a life trustee of the Francis W. Parker School. He served on the Advisory Council of Stanford’s Graduate School of Business and served on the Steering Committee for the Stanford Campaign. Mr. Svoboda has also served on several alumni and fundraising committees for both Williams College and the Stanford Business School, as well as capital campaigns for the Greater Chicago Food Depository and the University of Chicago Comer Children’s Hospital. Mr. Svoboda is also active as a mentor and selection committee member for the Pat Tillman Foundation and is a member of the Commercial Club of Chicago. Mr. Svoboda graduated from Williams College with a BA in 1979 and received his MBA from the Stanford Graduate School of Business in 1983.

In September 2018, Mr. Wasson reached an agreement with the SEC to fully resolve an investigation into forward-looking financial goals and related disclosures made by Walgreen Co. prior to its merger with Alliance Boots and the establishment of Walgreens Boots Alliance on December 31, 2014. In agreeing to the settlement, Mr. Wasson did not admit or deny the SEC’s allegations that Walgreens Boots Alliance, Mr. Wasson and another former executive of Walgreen Co. acted negligently in connection with statements made in earnings calls, by failing to adequately disclose the increased risk to achieving certain of Walgreens’ previously stated financial goals. Pursuant to the agreement with the SEC, Walgreens Boots Alliance, Mr. Wasson and the other former executive consented to the SEC’s issuance of an administrative order, and each paid a penalty to the SEC.

Number and Terms of Office of Officers and Directors

Our board of directors currently consists of five members. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of John Svoboda, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Brian Gamache and Robert Zimmerman, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Michael Balkin and Greg Wasson, will expire at our third annual meeting of stockholders.

Prior to consummation of our Initial Business Combination, holders of our Class B Common Stock will have the right to elect all of our directors and remove members of our board of directors for any reason. Holders of our public shares will not have the right to vote on the election of directors during such time. These provisions of our Charter may only be amended if approved by holders of a majority of at least 90% of the outstanding shares of our Common Stock voting at a stockholder meeting. Approval of our Initial Business Combination will require the affirmative vote of a majority of our board directors, which must include a majority of our independent directors. Subject to any other special rights applicable to the stockholders, prior to our Initial Business Combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors that includes any directors representing the Sponsor then on our board of directors, or by holders of a majority of the outstanding shares of our Class B Common Stock.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as our board of directors from time to time may determine.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Brian Gamache, Robert Zimmerman and John Svoboda. Mr. Zimmerman serves as chairman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Zimmerman qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Gamache, Zimmerman and Svoboda are independent under Nasdaq listing standards and applicable SEC rules.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Brian Gamache, Robert Zimmerman and John Svoboda. Mr. Zimmerman serves as chairman of the compensation committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Gamache, Zimmerman and Svoboda are independent under Nasdaq listing standards and applicable SEC rules.

We have adopted a compensation committee charter, which details the purpose and responsibilities of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Brian Gamache, Robert Zimmerman and John Svoboda. Mr. Gamache serves as chair of the nominating and corporate governance committee. Messrs. Gamache, Zimmerman and Svoboda are independent under Nasdaq listing standards and applicable SEC rules.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our Initial Business Combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have previously filed a copy of our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter as exhibits to our registration statement for our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against us or any members of our management team in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FORESIGHT

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Foresight included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward- Looking Statements.” Foresight and Foresight assume no obligation to update any of these forward-looking statements.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 20, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Initial Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 20, 2020 (inception) through March 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for our Initial Business Combination. We do not expect to generate any operating revenues until after the completion of our Initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from August 20, 2020 (inception) through December 31, 2020, we had a net loss of $2,286, which consisted of formation and operating expenses.

For the three months ended March 31, 2021, we had net income of $4,818,956, which primarily consisted of the change in fair value of the warrant liability of $5,301,167 offset by operation and formation costs of $482,211.

Liquidity and Capital Resources

As of December 31, 2020, we had cash of $179,512. Until the consummation of the IPO, our only source of liquidity was an initial purchase of the founder shares by the Sponsor and loans from our Sponsors which were repaid at the closing of the IPO.

On February 12, 2021, we consummated the IPO of 31,625,000 Foresight Units, at a price of $10.00 per Foresight Unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 4,125,000 Foresight Units, generating gross proceeds of $316,250,000. Simultaneously with the closing of the IPO, we consummated the sale of 832,500 Private Placement Units to the Sponsors at a price of $10.00 per Private Placement Unit generating gross proceeds of $8,325,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $316,250,000 was placed in the Trust Account. We incurred $6,827,967 in transaction costs, including $6,325,000 of underwriting fees, and $502,967 of other offering costs.

For the three months ended March 31, 2021, cash used in operating activities was $293,498. Net income of $4,818,956 was affected by the change in the fair value of the warrant liability of $5,301,167 and transaction costs associated with the IPO of $234,419. Changes in operating assets and liabilities used $45,706 of cash for operating activities.

As of March 31, 2021, we had cash held in the Trust Account of $316,250,000. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through March 31, 2021, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Initial Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021, we had cash of $1,285,361. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an Initial Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an Initial Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that an Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Working Capital Units upon consummation of our Initial Business Combination, at a price of $10.00 per unit, at the option of the lender. The Working Capital Units would be identical to the Private Placement Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Initial Business Combination. If we are unable to complete our Initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We have agreed to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on February 9, 2021 and will continue to incur these fees monthly until the earlier of the completion of our Initial Business Combination and our liquidation.

We engaged Cowen and Company, LLC, the underwriter in our IPO, and William Blair & Company, L.L.C. to act as advisors in connection with our Initial Business Combination to assist us in holding meetings with our stockholders to discuss the potential Initial Business Combination and the target business’s attributes, introduce us to potential investors that are interested in purchasing our securities in connection with the potential Initial Business Combination, assist in obtaining stockholder approval for our Initial Business Combination and assist with our press releases and public filings in connection with our Initial Business Combination. We will pay these advisors a cash fee for such services upon the consummation of the Business Combinations of $11,068,750, in the aggregate, which is equal to 3.5% of the gross proceeds of the IPO, including the proceeds from the full exercise of the over-allotment option.

Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and nonfinancial activities and services. Cowen served as the bookrunning underwriter for Foresight’s IPO, and Cowen will be owed a marketing fee upon consummation of the Business Combinations. In addition, FA Co-Investment LLC, an affiliate of Cowen, is the beneficial owner of approximately 2.8% of Foresight’s outstanding Common Stock via ownership of Class A Common Stock, unexercisable Foresight Warrants and Class B Common Stock. Cowen provided Foresight disclosure of its pre-existing relationship with Foresight, including the fact that Cowen will be due a marketing fee upon Foresight’s consummation of an Initial Business Combination and that an affiliate of Cowen owns less than 3% of Foresight’s outstanding Common Stock and unexercisable Foresight Warrants. Cowen and its affiliates may provide investment banking and other commercial dealings to Foresight, P3, and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Foresight or P3, or their respective affiliates. Cowen and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the public warrants issued in connection with our IPO in accordance with the guidance contained in ASC 815 under which the public warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the public warrants as liabilities at their fair value and adjust the public warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants was estimated using a Monte Carlo simulation approach.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A Common Stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A Common Stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A Common Stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

INFORMATION ABOUT P3

Unless the context otherwise requires, references in this “Information About P3” section to “P3”, the “Company”, “we”, “us” and “our” refer to the business and operations of P3 and its consolidated subsidiaries.

Overview

P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to those patients that we serve. Founded and led by physicians, P3 is a team of doctors, clinicians and healthcare professionals with a shared passion for delivering value-based care (“VBC”). We believe our team’s 20+ years of experience in population health management, combined with our strong payor relationships, large community-based physician networks and custom technology platform uniquely position us to empower physicians, align incentives for healthcare providers and payors and improve the clinical outcomes for the communities we serve.

As fellow healthcare professionals, we understand the challenges physicians face when providing value-based care. We have leveraged that expertise to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient centricity, 2) physician leadership, and 3) our delegated/integrated care model. Tactically, we typically leverage the community’s existing healthcare infrastructure to build a strong network of local physicians. To preserve the existing patient-physician relationship, we generally partner with local physicians using an affiliate model, rather than building and staffing our own clinics. We then align physician incentives and provide team, tools and technology to set our physician partners up for success in a value-based care system. These affiliated physicians represent nearly 90% of our primary care physicians (“PCPs”) as of March 31, 2021. We augment these affiliate partnerships with employed PCPs, P3 operated clinics and wellness centers. Furthermore, unlike our peers, we offer a broad delegated care model in which we take on the responsibility to reshape the local healthcare market to provide high quality care for patients throughout the care continuum.

We operate in the $800 billion Medicare market, which is growing at 7% per year and covers approximately 61 million eligible lives. This segment is supported by numerous tailwinds. Approximately 60% of Americans suffer from a chronic disease with 40% suffering from two or more. Additionally, over 10,000 individuals age into Medicare each day, with 39% choosing Medicare Advantage (“MA”) plans. Our core focus is the MA market, specifically counties where there are over 10,000 MA eligible lives. MA spending is expected to grow 9% annually from $300 billion to over $450 billion between 2021 and 2025, representing more than 40% of total Medicare spending and nearly 25 million lives.

In Medicare Advantage, the Centers for Medicare & Medicaid Services (“CMS”) pays health plans a monthly sum per member to manage all health expenses of a participating member. Our platform focuses exclusively on Medicare Advantage and manages the needs of our members through subscription-like per-member-per month (“PMPM”) arrangements with health plans or payors. From there, the economics of our care model are further impacted by our ability to drive total cost of care savings and bend the cost curve. Our model allows us to “do well” while also “doing good.”

The U.S. healthcare system is ripe for change and disruption, and we believe that the P3 Care Model is distinctly situated to address several pain points, including:

Unsustainable and rising healthcare costs.

Inadequate access to primary care and PCP shortages.

Sub-optimal quality of care and sub-optimal clinical outcomes.

PCP burnout and dissatisfaction.

Difficulty in maintaining PCP independence.

Limited collaboration between PCPs and payors.

We overcome these hurdles with a differentiated model that we believe is an attractive option for patients, physicians and payors. P3 honors the existing social and moral contract between patients and their PCPs, partnering with local physicians using an affiliate model. We risk-stratify our patients to help our physician partners prioritize care for those who need it the most. We also provide care teams to serve as an extension of the physician’s practice. These teams provide wraparound services to our patients and collaborate with the patients’ caregivers to ensure patients have the tools to successfully navigate their healthcare journey across the care continuum. We have made significant investments in technology to customize patient care management plans. Taken as a whole, our P3 Care Model helps facilitate enhanced clinical outcomes for our key stakeholders, resulting in a 99% physician retention rate, 97% patient satisfaction rate, 35% reduction in hospitalizations and 36% reduction in emergency department visits.

We are led by one of the most experienced management teams in population health. Our executive team has a 20+ year track record in the healthcare industry. These years of experience have fostered strong relationships in the managed care, physician and payor segments. This is paired with a deep understanding of physicians, patients, technology, payments and branding. Lastly, the core of our care model is based on their collective years of experience in medical cost management. We believe these critical facets position our team to successfully navigate and enable the shift to patient-centric, physician-led, value-based care.

Not only have we leveraged our executive team’s experience to build our care model purposefully and grow our business organically, but our results also speak for themselves. By year end 2021, we expect to manage approximately 67,800 at-risk members and partner with over 2,000 physicians. Our patient, physician, payor and market-agnostic care model has allowed us to grow organically from approximately $86 million of total revenue in 2018 (our first full year of operations) to $485 million in 2020. Our at-risk members grew during that same period, from approximately 10,400 at December 31, 2018 to 50,600 at December 31, 2020.

Challenges Facing the Healthcare Industry Today

We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams across different points in a patient’s care journey has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.

Unsustainable and rising healthcare costs

The United States spent $3.8 trillion, representing 18% of GDP, on healthcare in 2019. National health expenditures are projected to grow 5.4% per year from 2019 to 2028, according to CMS, outpacing both GDP and inflation expectations.

While representing only 18% of the United States population, the 65 and older age group accounted for 34% of all healthcare spending in 2019, with an average spend of $19,098 per person, three times higher than that of working adults and five times higher than that of children. This segment is growing faster than the rest of the population and is projected to reach 22% of the United States population by 2050. Healthcare expenditures are particularly concentrated in this age group in large part due to the high rate of chronic conditions, whose treatment accounted for 94% of Medicare spending.

Rising healthcare costs disproportionally impact low and middle income seniors, who often embrace Medicare Advantage plans. This is our area of focus given we believe we can have the greatest clinical and financial impact on this population. Improved care management of seniors is critical to reducing the rapid growth in U.S. healthcare spending.

Inadequate access to primary care and PCP shortages

The U.S. spends only 5% to 7% of its healthcare dollars on primary care compared to an average of 14% spent by OECD (Organization for Economic Cooperation and Development) nations. Driven by this underinvestment, 1 in 4 Americans do not have access to essential primary care. Going forward, the PCP shortage is slated to worsen: by 2030, there will only be 306,000 primary care physicians in the nation, representing an approximately 40% decline from the number of physicians in 2020. The current fee-for-service reimbursement model leads to relatively lower pay for PCPs as well as fewer quality touchpoints with patients. We believe that factors like these directly contribute to fewer physicians considering, or staying, in the field of primary care.

Sub-optimal quality of care and clinical outcomes

According to a 2015 Commonwealth Fund report, the United States spends significantly more on healthcare as a share of the economy—nearly twice as much as the average OECD country of 8.8%. Despite this, 40% of U.S. Americans have 2+ chronic conditions. According to the Healthcare Quality and Access (HAQ) Index research completed by the Kaiser Family Foundation, the U.S. ranks last among comparable countries with the highest hospitalization rates from preventable causes and the highest avoidable deaths.

In addition to these sub-optimal clinical outcomes, consumers are increasingly dissatisfied with their healthcare experience, with 81% reporting dissatisfaction according to Prophet and Camden Group, largely due to quality of care and lack of care coordination.

PCP burnout and dissatisfaction

The traditional FFS model values quantity over quality, which has been shown to lead to physician burnout and jeopardizes the long-term sustainability of the independent primary care business model. According to a 2018 report, more than 50% of physicians show signs of burnout. In 2018, the Physicians Foundation reported that 40% of U.S. physicians saw between 11-20 patients per day and nearly 28% saw between 21 and 30. As average reimbursement rates decline in a FFS model, physicians would need to continually increase the number of patients seen to sustain their practice. Beyond clinical burdens, over 50% of primary care physicians report feeling unfairly compensated.

Difficulty in maintaining PCP independence

Small physician practices deliver the majority of care in the U.S.—with 53.7% of physicians working in practices with 10 or fewer physicians, per a 2021 AMA report. That report also found that 2020 was the first year in which a minority (49.1%) of PCPs worked in a practice that was wholly owned by physicians (e.g. private practice). This represented a decrease of approximately 5% from 2018 (54.0%).

In our experience, physicians who have chosen to work at smaller practices throughout their careers tend to do so because they value their independence. Given the increasingly significant financial and administrative burdens, these physicians are generally unable to maintain independence while effectively transitioning to a value-based care model. We believe that allowing them to maintain their independence increases their engagement with population health management practices, which is key to transforming the healthcare system.

Limited collaboration between PCPs and payors

Over the years, we have seen that payors recognize the importance of PCPs in directing and managing total cost of care. Payors have attempted to increase their proximity to primary care physicians through acquisitions and investments in care delivery services and technologies. However, a payor’s ability to impact physician workflows continues to be structurally limited by the multi-payor nature of most physician practices. This makes it challenging for any single payor to achieve the level of integration we believe is needed to improve clinical engagement and effectively manage healthcare costs. We believe this creates significant opportunity for a platform to partner directly and create alignment between payors and physicians.

We Deliver Value-Based Care to the Fastest Growing Market in Healthcare

A need for a new payment structure and an aging U.S. population

Historically, healthcare in the U.S. has been focused on reacting to acute events, which resulted in the development of the FFS payment model. The FFS model unintentionally incentivizes the volume of patients and services performed rather than the quality of services and care—resulting in a deprioritization of preventative services and overall health of the patient. Beyond sub-optimal clinical outcomes, FFS results in significant healthcare spend. As 10,000 seniors age into Medicare each day and prevalence of chronic conditions increases, the need for lower healthcare spend leads the push towards value-based care and additional offerings such as Medicare Advantage.

Value-based care and Medicare Advantage

Medicare Advantage serves as an alternative to traditional Medicare. Medicare Advantage is an integrated plan that includes both Part A and Part B coverage. Most Medicare Advantage plans also offer Part D, vision, hearing, dental and other benefits. Typically, the out-of-pocket costs are lower for MA plans than traditional Medicare, but patients are limited to seeing physicians within the plan’s network and some coverage of certain specialty services may require PCPs’ referrals and plan authorizations.

Medicare Advantage has been well received since it was introduced, with penetration among Medicare beneficiaries increasing from 13% in 2004 to 39% as of 2020 and is projected to increase to 51% by 2030. This trend reflects the understanding that Medicare Advantage plans are financially and clinically valuable to Medicare eligible patients.

Our Market Opportunity

We believe there is significant white space opportunity—as of 2020, P3 contracted with 1,500 primary care physicians, which represented less than 1% of the total number of PCPs in the U.S. of 491,060. The industry is primed for a platform like ours, which allows physicians to remain independent while accessing financial resources and infrastructure to support a value-based care model.

We believe our total addressable market is represented by the approximately 62 million Americans (approximately 18% of the total population) who were enrolled in either traditional Medicare or Medicare Advantage nationally in 2020. This represented $800 billion of annual spend, which is growing at approximately 7%.

Within this, we believe our core addressable market to be the Medicare Advantage market, specifically within moderate-to-highly populated Medicare Advantage eligible dense counties, which we define as having greater than 10,000 Medicare eligibles. By multiplying these approximately 24 million Medicare Advantage members by an average $1,000 per member per month spend, we estimate this represents a core addressable market size of approximately $300 billion.

1 2019 total national healthcare expenditure, CMS; 2 2019 Medicare national healthcare expenditure, CMS; 3 2019 Medicare beneficiaries, Kaiser Family Foundation; 4 Based on CMS Medicare Advantage Penetration by Country data as of March 2021 and includes counties with greater than 10,000 Medicare eligibles. Derived by taking the product of ~24mm Medicare Advantage enrollees in our target markets and an annual revenue of $12,000 per member, which is derived from industry knowledge and is what we believe to be a reasonable national assumption; 5 Based on CMS Medicare Advantage Penetration by Country data as of March 2021 and includes countries with greater than 10,000 Medicare eligibles; 6 Based on a U.S. population of ~330mm (U.S. Census data) and ~60mm Medicare eligibles

Our Approach

The foundation of the P3 Care Model is meeting the physician and patient where they are—thereby maintaining the physician-patient relationship—and facilitating their journey from a FFS to a VBC model. Leveraging our 20 years+ of experience, we have built the P3 Care Model to drive significant change in the components of our quadruple aim:

1.	Improved clinician experience

2.	Improved patient experience

3.	Improved clinical outcomes

4.	Lower overall costs of care

Our Quadruple Aim

The P3 Care Model

Patient-Centric

Patient wellness, not sickness. The VBC model rewards superior clinical outcomes and value delivered to the patient. With this in mind, we built our model to consider the whole patient rather than individual illnesses as they arise. We work with our physician partners to develop a holistic view of a patient’s health over time to understand the most effective methods to empower their patients to actively participate in and better manage their health (e.g. medication adherence, complete understanding of potential impediments to receiving care).

Robust care teams. We staff dedicated care managers and care navigators to help ensure end-to-end patient care across the full continuum. Care navigators are responsible for day-to-day patient care (e.g. scheduling appointments, assisting with check-ins, etc.). Care managers, on the other hand, tend to have more medical responsibilities (e.g. reviewing patient charts, coordinating care with PCPs, ensuring appropriate documentation) and serve as a communication point across care teams. Together, they complement our network of physicians and enable the highest quality of care for our patients—ensuring they are being seen at the right time by the appropriate physician and all corresponding documentation and communication has been streamlined.

Personalized care. Using the P3 Technology Platform for integrated data reporting, physicians can stratify their patient panels based on risk. Identifying patients who are high risk (or rising risk) helps prioritize those patients who may need to be seen more often or require additional resources to improve their health. Additionally, our tailored tech suite provides our physician partners with detailed insights to understand what is driving individual patient clinical outcomes and medical costs. Leveraging this data, we then collaborate with physicians to build individualized, longitudinal care plans, catered to the needs of individual patients.

Physician-Led

Collaborative and supportive partnerships. As former physicians, we have a deep understanding of the way in which physicians are trained. In our experience, most physicians not only understand the value of a VBC model, but also want to provide their patients with the highest quality care. However, the way in which most physicians today were trained caters to a FFS model. To support the VBC model, we provide training to physicians on best clinical practices based on nationally recognized care guidelines. As a result, we have seen physicians deliver cost saving, quality healthcare.

Unlike some of our peers, we typically enter markets with our affiliate physician model and contract directly with physician groups or independent physicians rather than primarily building clinics and hiring. Physicians are then able to retain their independence and entrepreneurial spirit, while gaining access to tools, teams and technologies key to success in a value-based care model.

Aligned incentives. Our model properly aligns physicians’ incentives with clinical outcomes, ensuring patients receive the optimal care they deserve. To do this, we offer several types of incentive-based payments to our affiliated physicians. First, as physicians join our network, we continue to pay them on a FFS basis per visit, or structure a contract to offer a monthly, fixed, capitated payment for each patient paneled to their practice. Additionally, we provide quality incentive payments to our physician partners as they close quality gaps in care, enable patient access and improve documentation. Finally, as improved clinical outcomes result in reduced medical costs, we share the savings between P3 and our physician partners. These contracts were built with the physician in mind, which is reflected in our results—a 99% physician retention rate. Aligning physician incentives with performance on growth, quality, patient disease documentation, and medical expense creates better economics within their practices.

Broad Delegated Care Model

Reshaping local healthcare. In the United States, 5% to 7% of medical spend occurs in the PCP office. The remaining 93% to 95% occurs outside of the PCP office. Our 20+ years of experience in the population health management space has allowed us to build the capabilities to better control and manage the delivery of services across the full care continuum. Our team has the ability to take on additional services from our payor partners, including: networking, credentialing, utilization management and claims processing. In order to take on these functions, our teams must pass regular delegation audits by CMS as well as our payor partners. By assuming responsibility for the patient’s entire care experience, we can tailor care provision and coordination to their individual needs. We take on this added burden, as it allows us to reshape the local healthcare market and accelerate the shift from a FFS to a VBC model.

Delegated services. Through delegation, we can build local networks of physicians and specialists to meet the needs of our patients. By creating a captive network, we ensure that our network of physicians and specialists are properly educated on best clinical practices based on national recognized care guidelines. Furthermore, delegation allows us to align incentives across the full continuum, not just the PCP office. With additional tools like utilization management, we ensure that quality care is delivered in the appropriate care setting. To help with care delivery effectiveness, we perform concurrent reviews to manage acute and post-acute hospitals for length of stay and appropriateness. Finally, by taking on responsibility for processing and paying claims, we are able to ensure the appropriate payment for the appropriate care. Ownership over claims creates value and helps to accelerate the reduction of unnecessary medical costs.

P3 Technology/Health Hub

The backbone of our P3 Care Model is our proprietary technology platform—P3 Technology/Health Hub—which enables physicians, care teams, patients and their family members to engage in the care journey. Our platform was purposefully built as a data and technology-enabled care ecosystem that drives preventive rather than reactive care.

P3 Technology/Health Hub integrates clinical and claims data from 250+ disparate data points each month from payors, outpatient and inpatient facilities and other ancillary care settings. By using P3 Technology/Health Hub at the time of patient onboarding, we are able to assign patient risk levels using our proprietary risk stratification tool that leverages multiple parameters to prioritize patients who require additional resources. We continually collect data on patients from multiple sources so our care teams can proactively and dynamically deliver individualized care based on changes to a patient’s health profile. For example, within approximately 12 hours of a hospitalization—even out of state—our physician partners are notified and alerted to the patient’s clinical status. Our care managers also monitor patient care and provide physicians with insights to enable additional care across settings and locations. These factors create a positive feedback loop, whereby our technology accelerates clinical outcomes, improving strong performance, and further growing our business.

The P3 Technology/Health Hub is built on multiple products, including:

Provider Portal. This physician-facing product enables our physician partners to understand, care for and monitor their patients. Physicians can access a risk stratified patient list based on historical diagnoses, suspect diagnoses, ER visits, chronic comorbidities and socio economic factors, among others. By using this, P3 is able to present physicians with care opportunities, Healthcare Effectiveness Data and Information Set (“HEDIS®”) gaps in care and drug substitution opportunities, which directly translate into stronger cost management. Analyzing the risk-stratified patient-level data helps physicians and office staff strategize patient scheduling to optimize their resources and work hours to meet the healthcare needs of the patients that need the most care. Provider Portal also generates additional possible conditions that the physicians can screen for during patient visits. This exercise gives physicians a longitudinal view of patients’ health and any potential medical conditions they may have developed since their last annual wellness visit. This represents an important opportunity for physicians to address the conditions which otherwise may have been missed during initial health reviews of the patient.

Provider Portal is also used by our internal certified coders to review and reconcile claims data with EMR and charts data. This provides P3 an opportunity to capture dropped or missed codes documented in the patient’s medical record that were not properly converted during the initial submission of claims by our physician partner offices. This practice also ensures that the diagnosis data that is submitted to health plans is validated with appropriate supporting documentation for seamless acceptance by CMS for year-over-year risk calculation for our patients.

P3 Care Connect. P3 Care Connect is a comprehensive management tool used by P3 care management, utilization management and concurrent review teams. P3 Care Connect enables P3 care managers to provide concierge and individualized care for specific, high-risk and special needs populations. This capability allows our platform and its constituents to deliver highly impactful clinical programs aimed to reduce cost and improve clinical outcomes while optimizing efficiency. Care orchestration through a combination of program management, cohort building, care plan and assessment builders help our care managers build more intelligent care plans. P3 Care Connect allows our care and medical management teams to process prior authorizations, track P3 patient referrals within our network throughout the care continuum and manage a concurrent review for inpatient services through an automated platform that improves efficiency and auditability of existing business workflows. This tool also enables a streamlined communication between P3 and primary care physicians, specialists and other ancillary care physicians who are involved in the care of our patients.

Analytic Management Tools. Analytic Management Tools is a business intelligence platform that converts data into visualizations and real-time metrics to empower decision making at every level across the organization. It helps our administrative teams deliver a data driven approach for a better, more engaged physician experience and act as a support system to their practices.

This tool combines data management with data analysis to evaluate and transform complex data sets into meaningful, actionable information used to support effective strategic, tactical and operational insights. It also provides comprehensive information that drives performance to improve clinical outcomes and quality of care and creates physician profiles and cost analysis to improve healthcare management. With an embedded Risk Adjustment engine, it allows the organization to determine the burden of illness for our patients while providing stratification clinical data to physicians.

Our Value Proposition

Our P3 Care Model is effective, differentiated and represents a ‘win’ for all key stakeholders.

Patients

Our P3 Care Model of partnering with local physicians allows patients to maintain their relationship with their existing physicians. We believe this is key to delivering stronger clinical outcomes and support for our patients, as evidenced by our patient satisfaction rate of 97%. Our model deploys care teams for each individual patient to assist in the continuity and coordination of care. This support allows for seamless interactions across multiple physicians and various care settings. Connectivity minimizes unnecessary progression of disease or downstream care, which is evident in our results. In 2019, we achieved a 35% reduction in hospitalizations, based on P3’s hospital admission rate per thousand of 161 in Arizona compared to the local Medicare benchmark of 248. Additionally, in 2019, we achieved a 36% reduction in ED visits based on P3’s emergency department claims per thousand of 357 in Arizona, compared to the local Medicare benchmark of 557.

Physicians

We believe our model supports and empowers physicians, care teams, and practices in their transition from a traditional FFS to a VBC model. Importantly, we enable physicians to implement VBC protocols while maintaining their independence. Additionally, our P3 Care Model leverages an innovative technology suite that provides physicians with the tools to drive better clinical outcomes. Enabling physicians to own much of this process also allows for improved personal satisfaction on their journey to value-based care, resulting in our 99% physician retention rate on our network of approximately 1,500 physicians at December 31, 2020.

Payors

The P3 model is differentiated in our ability to also partner directly with payors. We have a proven ability to manage medical costs and improve clinical outcomes of our lives under management on behalf of our payor partners. This is evidenced by the receipt of inbound partnership requests from payors to improve growth, quality and profitability in their markets. As of March 31, 2021, we had executed 16 at-risk MA contracts with various payors. We believe there is a significant and growing demand from payors as they capitate risk and transition to value-based care.

Competitive Differentiation

Broad delegated care model

Under our at-risk model, we are financially responsible for the medical costs associated with our attributed patients across the care continuum. In the United States, 5% to 7% of medical spend occurs in the PCP office. The remaining 93% to 95% occurs outside of the PCP office. Our broad delegated care model enables us to better manage and control critical aspects of care beyond the PCP office. By taking on additional, delegated services from our payor partners, including networking, credentialing, utilization management and claims processing, we can better control care delivery, align incentives across the care continuum, and ensure that quality care is delivered and paid for in the appropriate care setting.

Rapidly scalable, capital efficient model

We have demonstrated the rapid scalability of our model with organic revenue growth of 135% from 2018 to 2020 and our near-term pipeline which represents over 100,000 lives across the U.S. as of March 31, 2021. This is in part due to the capital efficiency of our affiliate model and in part due to our ability to grow through multiple channels. Because we primarily partner with physicians and physician groups or payors, we do not need to build brick and mortar clinics or acquire practices to enter a new market. Therefore, we require less upfront capital to enter a market and can take the time to establish a market presence and build patient recognition and familiarity as well as other relationships before investing significant funds. While many of our competitors employ the buy / build or joint-venture partnership model, our approach has a minimal “ramp-up” period and thus a faster expected near-term path to profitability. Furthermore, our ability to effectively leverage existing physician bases across the U.S. accelerates our speed to scale.

Highly experienced management team

P3 is a four-year-old company, 20 years in the making. Our management team has extensive experience in population health management, the Medicare Advantage space, and leading the transition to value-based care throughout the United States.

Our executive team has worked hard to build cultural alignment around our vision to transform healthcare. This vision and values permeate throughout our organization and are embraced by our employees and partners. Furthermore, our executive team has been thoughtful and strategic about fostering a culture of mentorship to pass on their extensive industry knowledge to future P3 leaders.

Virtuous growth cycle

Our model incentivizes all constituencies across the care spectrum to work together by aligning incentives directly based on growth, care quality, patient disease documentation, and medical expense improvements. Our model creates better physician economics within their practices. When all constituencies benefit, we all capture the meaningful value generated by the P3 Care Model by improving clinical outcomes and decreasing the cost of care. Our ability to drive savings allows us to continuously innovate, support our physician partners and engage patients on the P3 platform.

Our Growth Strategy

We intend to utilize our competitive strengths and capitalize on favorable industry trends to increase our footprint within our current markets and across new states and counties to ultimately increase the number of physicians and patients we serve.

Additional membership through current relationships. Recent data suggests that the number of Medicare-eligible patients and Medicare Advantage penetration rates will continue to increase in the upcoming years. We believe that this trend will translate into increased coverage by our current payor partners in our existing markets. As these new patients enroll in Medicare Advantage through our payors, they become attributed to our platform with little incremental cost to us.

Furthermore, we believe our physician partners will also increase their patient coverage as the number of available Medicare Advantage lives increases. We expect to be favorably positioned to benefit from this source of growth, bolstered by the sticky physician-patient relationship and our platform’s ability to assist our physician partners in more effectively managing healthcare quality, patient experience and cost.

Expansion in current markets. Based on our ability to provide a compelling value proposition for physicians looking to shift to value-based care while remaining independent, we believe there is significant opportunity to grow lives in our current markets. Additionally, we have the opportunity to expand our existing membership base through our payor partners’ presence in our current markets.

Expansion into adjacent markets. Once we establish a presence in a geography, we are then able to leverage our regional infrastructure and our relationships with payors as we expand into adjacent geographies. We are more easily able to deploy this ‘land and expand’ strategy once we have established the P3 brand in a particular market.

Expansion into new markets. We are constantly evaluating our pipeline of opportunities to continue growing our membership. Based on our analysis and experience to date, we have identified a list of target markets that we believe are ideal candidates for the P3 Care Model, whether across physicians or payors. We can facilitate this growth through new payor contracts, new network partnerships via joint ventures or expanding into a new market as part of an existing payor contract. We target entering 3-5 new markets each year based on this proven strategy.

Execute on accretive acquisitions. While our growth to date has been organic, we believe there are additional robust opportunities to acquire additional lives across both physicians and payors.

The strength of our model at work: Case study of our Provider and Payor Relationships

Our ability to partner with providers across markets and then leverage those relationships to partner with payors in order to grow membership and improve health outcomes is a critical component of our model. Our partnership with local healthcare leaders, a regional provider based in Arizona, and a national payor, are key examples of this go-to-market strategy.

Partnership with local healthcare leaders, a regional provider network based in Arizona

Partnership with a national payor

Competition

The healthcare industry is highly competitive and fragmented. Our primary competition remains the status quo, FFS environment that much of the healthcare system operates in today. We currently face competition in every aspect of our business, including in offering a favorable reimbursement structure for existing physician partners and attracting payors and physician partners who are not contracted with us, from a range of large and medium-sized local and national companies that provide care under a variety of models that could attract patients, providers and payors. Our primary competitors in the population health management space include Oak Street Health, Cano Health and Agilon Health, in addition to numerous local provider networks, hospitals and health systems. Moreover, large, well-financed payors have in some cases developed their own managed care services tools and may provide these services to their physicians and patients at discounted prices, or may seek to expand their relationships with additional competing physicians or physician networks. Other organizations may also seek to apply specialized services or programs, including providing data analytics or disease-based programs, designed to enable physicians or payors to operate successfully under value-based care arrangements. Our competitors typically vary by geography, and we may also encounter competition in the future from other new entrants. Our growth strategy and our business could be adversely affected if we are not able to continue to access existing geographies, successfully expand into new geographies or maintain or establish new relationships with payors and physician partners. See “Risk Factors—Risks Related to P3’s Business and Industry—We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.”

The principal competitive factors in our business include the nature and caliber of relationships with physicians; patient healthcare quality, outcomes and cost; the strength of relationships with payors; the quality of the physician experience; local geography leadership position; and the strength of the underlying economic model. We believe our platform, partnership and network model enables us to compete favorably.

Intellectual Property

We rely on a combination of trademark laws in the U.S. as well as confidentiality procedures and contractual provisions to protect our trade secrets, including proprietary technology, databases and our brand.

We have a federal trademark registration application for “P3 Health Partners” in the U.S. We also have filed other applications to protect names and marks that are meaningful to our business in the U.S. across various states and local jurisdictions, including for the use of the local brand created within each of our geographies, and will pursue additional trademark registrations to the extent we believe it would be beneficial and cost-effective.

We are the controller of a variety of registered domain names that include “p3hp” and similar variations.

We have developed proprietary technology and processes that support our operational programs and clinical insights, including our P3 Technology/Health Hub, which is a proprietary system that aids in the aggregation and analysis of third-party data we collect. Our internally developed technology is continuously refined to support the needs of our platform and partners. Although we do not currently hold a patent for P3 Technology/Health Hub, we have filed provisional patent applications relating to the P3 Technology/Health Hub, and we continue to regularly assess the most appropriate methods of protecting our intellectual property and may decide to pursue available protections in the future.

We maintain our intellectual property and confidential business information in a number of ways. For instance, we have a policy of requiring all employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us in accordance with applicable law. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Lastly, our contracts with physicians include confidentiality and non-disclosure provisions.

We may be unable to obtain, maintain and enforce our intellectual property rights, and assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Human Capital

As of March 31, 2021, we had 392 employees. We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.

Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. We recognize that attracting, motivating and retaining passionate talent at all levels is vital to continuing our success. By improving employee retention and engagement, we also improve our ability to protect the long-term interests of our stakeholders and stockholders. We invest in our employees through high-quality benefits and various health and wellness initiatives and offer competitive compensation packages, ensuring fairness in internal compensation practices.

People join P3 because of our mission: To ensure providers and their patients get the healthcare they deserve. Together with our employees and physician partners, we have defined our core values as:

•	People: Our attitude is respecting and valuing everyone. Our community is strong and safe.

•	Passion: Our heart is our patients. Our soul is our clinicians. Our strength is our culture.

•	Purpose: Our core is fixing health care. Our mindset is disciplined purposeful growth.

Our human capital efforts are supported by our dedicated human resources team. This team supports the business in identifying and recruiting top talent, supporting the onboarding and orientation of new hires through a comprehensive new employee orientation, a manager’s toolkit and resources to support onboarding, goal setting, and in-year management. Our efforts to promote a positive employee experience and build culture are further supported and enhanced by local and national in-person and virtual events, including town halls, in-office celebrations and employee activity committees. We have also developed a taskforce that seeks to drive focused and targeted diversity and inclusion efforts, including employee focus groups and participation up and down the organization to ensure all voices are heard.

Government Regulation

State Corporate Practice of Medicine and Fee-Splitting Laws

Our arrangements with our affiliated professional entities and other physician partners are subject to various state laws, commonly referred to as corporate practice of medicine and fee-splitting laws, which are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment, and prohibiting the sharing of professional service fees with non-professional or business interests. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulators. A determination of non-compliance against us and/or our affiliated professional entities or other physician partners could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, and/or restructuring of these arrangements.

Healthcare Fraud and Abuse Laws

We are subject to a number of federal and state healthcare regulatory laws that restrict certain business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, self-referral and other healthcare fraud and abuse laws.

The federal Anti-Kickback Statute, or AKS, prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The AKS includes statutory exceptions and regulatory safe harbors that protect certain arrangements. Failure to meet the requirements of the safe harbor, however, does not render an arrangement illegal. Rather, the government may evaluate such arrangements on a case-by-case basis, taking into account all facts and circumstances, including the parties’ intent and the arrangement’s potential for abuse, and may be subject to greater scrutiny by enforcement agencies. The AKS safe harbor for value-based arrangements requires, among other things, that the arrangement does not induce a person or entity to reduce or limit medically necessary items or services furnished to any patient.

The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing designated health services, or DHS, from referring Medicare and Medicaid patients to such entities for the furnishing of DHS, unless an exception applies. The Stark Law also prohibits the entity from billing for any such prohibited referral. Unlike the AKS, the Stark Law is violated if the financial arrangement does not meet an applicable exception, regardless of any intent by the parties to induce or reward referrals or the reasons for the financial relationship and the referral.

The Federal False Claims Act, or FCA, prohibits a person from knowingly presenting, or caused to be presented, a false or fraudulent request for payment from the federal government, or from making a false statement or using a false record to have a claim approved. The federal FCA further provides that a lawsuit thereunder may be initiated in the name of the United States by an individual, a “whistleblower,” who is an original source of the allegations. Moreover, the government may assert that a claim including items and services resulting from a violation of the AKS or the Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Penalties for a violation of the FCA include fines for each false claim, plus up to three times the amount of damages caused by each false claim.

Further, the Civil Monetary Penalties Statute authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider.

The Health Insurance Portability and Accountability Act, or HIPAA, also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.

Violation of any of these laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement, fines, additional reporting requirements and compliance oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or imprisonment.

Healthcare Reform

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, many of which are intended to contain or reduce healthcare costs.

By way of example, in the United States, the Affordable Care Act, or ACA, substantially changed the way healthcare is financed by both governmental and private insurers. The ACA required, among other things, CMS to establish a Medicare shared savings program that promotes accountability and coordination of care through the creation of Accountable Care Organizations, or ACOs. The Medicare shared savings program allows for providers, physicians and other designated health care professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to give coordinated high quality care to their Medicare patients, avoid unnecessary duplication of services and prevent medical errors. ACOs that achieve quality performance standards established by CMS are eligible to share in a portion of the Medicare program’s cost savings. ACO program methodologies and participation requirements are updated by CMS for each performance year and participants are expected to comply with such program requirements and required to report on performance after the close of the year. ACOs that fail to comply with such program requirements can face penalties or even termination of their participation in the Medicare shared savings program.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, the Center for Medicare and Medicaid Innovation continues to test an array of value-based alternative payment models, including the Global and Professional Direct Contracting, or GPDC, Model to allow Direct Contracting Entities, or DCEs, to negotiate directly with the government to manage traditional Medicare beneficiaries and share in the savings and risks generated from managing such beneficiaries. Although we currently do not participate in these pilot payment models, we may choose to do so in the future. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. In addition, there likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare, as government healthcare programs and other third-party payors transition from FFS to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. It is possible that the federal or state governments will implement additional reductions, increases, or changes in reimbursement in the future under government programs that may adversely affect us or increase the cost of providing our services. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain growth, any of which could have a material impact on our business.

Further, healthcare providers and industry participants are also subject to a growing number of requirements intended to promote the interoperability and exchange of patient health information. For example, on April 5, 2021, healthcare providers and certain other entities became subject to information blocking restrictions pursuant to the Cures Act that prohibit practices that are likely to interfere with the access, exchange or use of electronic health information, except as required by law or specified by U.S. Department of Health and Human Services, or HHS, as a reasonable and necessary activity. Violations may result in penalties or other disincentives. It is unclear at this time what the costs of compliance with the new rules will be, and what additional risks there may be to our business.

Data Privacy and Security Laws

We are subject to a number of federal and state laws and regulations that govern the collection, use, disclosure, and protection of health-related and other personal information, including health information privacy and security laws, data breach notification laws, and consumer protection laws and regulations (e.g., Section 5 of the FTC Act). For example, HIPAA imposes obligations on “covered entities,” including certain healthcare providers, such as the affiliated professional entities, health plans, and healthcare clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, such as P3, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by HHS, may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

In addition, certain state laws, such as the CMIA, the CCPA, and the CPRA, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Federal and State Insurance and Managed Care Laws

Regulation of downstream risk-sharing arrangements, including, but not limited to, at-risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and risk-bearing entities, or RBEs, to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms and other new value-based reimbursement models. Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of risk bearing organizations like us and our affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.

Properties

Our principal executive office is located in Henderson, NV, where we occupy facilities totaling approximately 34,000 square feet, primarily under a sublease that expires in September 2022. We use this facility for principal corporate activities. We also lease offices in Tucson, AZ, Las Vegas, NV Salem, OR and St. Petersburg, FL. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Seasonality

Our business experiences some variability depending upon the time of the year. While new patients are attributed to our platform throughout the year, we experience the largest portion of our at-risk membership growth during the first quarter. Operations in our new markets generally begin on January 1, at which time our payor partners attribute patients to our physician partners as our agreements with those payors in those geographies become effective. This coincides with the beginning of the Medicare program year, when plan enrollment selections made during the prior Annual Enrollment Period, which runs each year from October 15 to December 7.

In addition, in January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-member revenue. As the year progresses, our per-member revenue declines as new members join us typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patient morbidity disproportionately impacts our higher-risk (and therefore greater revenue) members.

Medical costs will vary seasonally depending on a number of factors, including the weather and the number of calendar of working days in a given period. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per member medical costs in the first and fourth quarters.

Legal Proceedings

Books and Records Action

On April 19, 2021, two members of the P3 Board of Managers, Joseph Straus and Jonathan Bradburn, filed a lawsuit in the Delaware Court of Chancery captioned Straus et al v. P3 Health Group Holdings, LLC, C.A. No. 2021-0335-JTL (the “Books and Records Action”). In the Books and Records Action, Straus and Bradburn seek an order requiring P3 to produce certain books and records relating to the process leading up to, and the approval of, the Business Combinations. On May 21, 2021, P3 filed its answer to the complaint in the Books and Records Action. P3 believes that it has produced all documents sought in the Books and Records Action.

Class D Dispute

On June 11, 2021, Hudson Vegas Investments SPV, LLC (“Hudson”), a holder of P3’s Class D Units, filed an action in the Delaware Court of Chancery captioned Hudson Vegas Investments SPV, LLC v. Chicago Pacific Founders Fund, L.P., et al., C.A. No. 2021-0518-JTL (the “Hudson Action”), in which it challenges the Business Combinations. Specifically, Hudson purports to assert claims against P3, the members of the P3 Board of Managers, certain of its officers and Chicago Pacific Founders Fund, L.P. (“CPF”) for breach of P3’s Existing LLC Agreement (against P3 and CPF), breach of fiduciary duty (against certain of P3’s officers) and breach of alleged contractual standards of conduct (against the P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson seeks to enjoin the consummation of the Business Combinations, a declaration that the

Business Combinations violate its rights under the P3 Existing LLC Agreement, a declaration that the members of the P3 Board of Managers and certain of P3’s officers breached their fiduciary duties, and money damages including attorneys’ fees.

On June 13, 2021, P3 filed an action in the Delaware Court of Chancery captioned P3 Health Group Holdings, L.L.C. v. Hudson Vegas Investments SPV, LLC , C.A. No. 2021-0519-JTL (the “P3 Action”). In the P3 Action, P3 seeks: (i) a declaration that the Business Combinations do not violate Section 3.10 of P3’s Existing LLC Agreement; and (ii) reformation of a provision of P3’s Existing LLC Agreement.

On June 22, 2021, Hudson filed a motion for expedited proceedings in the Hudson Action in which it sought expedited discovery and a hearing on its motion for preliminary injunction to enjoin the consummation of the Business Combinations. The defendants in the Hudson Action determined not to oppose Hudson’s motion for expedited proceedings and a hearing on Hudson’s motion for preliminary injunction is scheduled to take place September 9, 2021 at 1:30 p.m. In advance of that hearing, the parties will engage in expedited discovery and briefing on Hudson’s motion to enjoin the consummation of the Business Combinations. On June 30, 2021, the Court of Chancery entered an order consolidating the Hudson Action and P3 Action. The combined cases are captioned In re P3 Health Group Holdings, L.L.C., Consolidated C.A. No. 2021-0518-JTL.

P3 has agreed to indemnify Foresight from and after the signing of the Merger Agreement until the Closing, and CPF and Leavitt have agreed to indemnify the Company and P3 LLC following the Closing, for any damages, including reasonable attorney’s fees, arising out of matters relating to a dispute with Hudson.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF P3

The following discussion should be read in conjunction with the “Selected Historical Financial Information of P3” and P3’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P3” section to “P3”, the “Company”, “we”, “us” and “our” refer to the business and operations of P3 and its consolidated subsidiaries.

Overview

P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to all those in need. We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in the quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.

We have leveraged the expertise of our management team’s 20+ years of experience in population health management, to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient-focused model, 2) physician-led model, and 3) our fully delegated model. Our model operates by entering into arrangements with payors providing for monthly payments to manage the total healthcare needs of members attributed to our primary care physicians. In tandem, we enter arrangements directly with existing physician groups or independent physicians in the community to join our value-based care network. In our model, physicians are able to retain their independence and entrepreneurial spirit, while gaining access to the tools, teams and technologies key to success in a value-based care model, all while sharing in the savings from successfully improving the quality of patient care and reducing costs.

We operate in the $800 billion Medicare market, which is growing at 7% per year and covers approximately 61 million eligible lives. Our core focus is the Medicare Advantage (“MA”) market, which makes up approximately 40% of the overall Medicare market, or nearly 25 million eligible lives. Medicare beneficiaries may enroll in an MA plan, under which payors contract with CMS to provide a defined range of healthcare services that are comparable to Medicare FFS (which is also referred to as “traditional Medicare”).

We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare to MA members. Under the typical capitation arrangement, we are entitled to monthly per member per month fees from payors to provide a defined range of healthcare services for MA health plan members attributed to our PCPs. These PMPM fees comprise our capitated revenue and are determined as a percent of the premium (“POP”) payors receive from CMS for these members. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time.

Under this capitated contract structure, we are generally responsible for all members’ medical costs across the care continuum, including, but not limited to emergency room and hospital visits, post-acute care admissions, prescriptions drugs, specialist physician spend and primary care spend. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. When our members need care outside of our network of PCPs, we utilize a number of tools including network management, utilization management and claims processing to ensure that the appropriate quality care is provided.

Our company was formed in 2017, and our first at-risk contract became effective on January 1, 2018. We have demonstrated an ability to rapidly scale, primarily entering markets with our affiliate physician model, expanding to a PCP network of 1,500 physicians, in 11 markets across 4 states in only three full years of operations. Our platform has enabled us to grow our annual revenue by 135% from December 31, 2018 to December 31, 2020. As of December 31, 2020, our PCP network served approximately 50,600 MA members. We believe we have significant growth opportunities available to us across existing and new markets, with less than 1% of the 491,060 PCPs in the U.S. currently included in our physician network.

Key Factors Affecting our Performance

Growing Medicare Advantage Membership on Our Platform

Membership and revenue are tied to the number of members attributed to our physician network by our payors. We believe we have multiple avenues to serve additional members, including through:

•	Growth in membership under our existing contracts and existing markets:

•	Patients who are attributed to our physician network who (a) age into Medicare and elect to enroll in MA or (b) elect to convert from Medicare FFS to MA

•	Adding new contracts (either payor contracts or physician contracts) in existing markets

•	Adding new contracts (either payor contracts or physician contracts) in adjacent and new markets

The strength of our affiliate physician model and its multiple avenues of growth is evident by our growth from 2018 to 2020. At December 31, 2020, the number of Medicare Advantage at-risk members on our platform was 50,600 compared to 10,400 members at December 31, 2018, representing a compound annual growth rate (“CAGR”) of 121% over this period.

The chart and table below illustrates membership growth since 2018:

At-Risk Medicare Advantage Members

	December 31, 2018	December 31, 2019	December 31, 2020	CAGR
At-risk members	10,400	19,700	50,600	121%
Year-over-year % change		89%	157%

Growing Existing Contract Membership

According to CMS, the Medicare market is growing at 7% per year and covers approximately 61 million eligible lives as of 2020. Over the last decade, MA penetration has increased from 24% to 40% of the overall Medicare market and makes up nearly 25 million eligible lives today. Recent data suggests that the number of Medicare-eligible patients will continue to increase as the US population ages and becomes eligible for the program. Additionally, recent data from the Kaiser Family Foundation suggests the Medicare Advantage penetration rates will continue to increase in the upcoming years. As these new patients age-in to Medicare and enroll in Medicare Advantage through our payors, they become attributed to our network of physicians with little incremental cost to us.

In addition to age-ins, Medicare eligible patients can change their enrollment selections during select periods throughout the year. Our sales and marketing teams actively work with local community partners to connect with Medicare eligible patients and make them aware of their healthcare choices and the services that P3 offers with our value-based care model, including greater access to their physicians and customized care plans catered to their needs. The ultimate effect of our marketing efforts is increased awareness of P3 and additional patients choosing us as their primary care provider. We believe that our marketing efforts also help to grow our payor partners’ membership base as we grow our own patient base and help educate patients about their choices on Medicare, further aligning our model with that of healthcare payors.

Growing Membership in Adjacent and New Markets

Our affiliate model allows us to quickly and efficiently enter into new and adjacent markets in two ways: 1) partnering with payors and 2) partnering with providers. Because our model honors the existing patient-provider relationship, we are able to deploy our care model around existing physicians in a given a market. By utilizing the local healthcare infrastructure, we can quickly build a network of PCPs to serve the healthcare needs of contracted members.

Our business development and managed care teams maintain an active pipeline of new partnership opportunities for both providers and payors. These potential opportunities are developed through significant inbound interest and the deep relationships our team has developed with their 20+ years of experience in the value-based care space and our proactive assessment of expansion markets. When choosing a market to enter, we make our decision on a county by county basis across the United States. We look at various factors including: (i) population size, (ii) payor participants and concentration, (iii) health system participants and concentration, and (iv) competitive landscape.

When entering a new market, we supplement the existing physician network with local market leadership teams and support infrastructure to drive the improvement in medical cost and quality. When entering an adjacent market, we’re able to leverage the investments we previously made to have a faster impact on our expanded footprint. We have historically demonstrated success in effectively growing into new and adjacent markets. As of March 31, 2021, we operated in 11 markets, markets being counties, across four states.

Growing Membership in Existing Markets

Once established in a market, we have an opportunity to efficiently expand both our provider and payor contracts. Given the benefits PCPs experience from joining our P3 Care Model, which offers providers the teams, tools and technologies to better support their patient base, we often experience growth in our affiliate network after entering a market. Because of the benefits, we have also historically experienced high retention with our affiliate providers. Through March 31, 2021, P3 experienced a 99% physician retention rate in our affiliate provider network. By expanding our affiliate provider network and adding new physicians to the P3 network, we can quickly increase the number of contracted at-risk members under our existing health plan arrangements.

Additionally, by expanding the number of contracted payors, we can leverage our existing infrastructure to quickly increase our share of patients within our physician network. We have a proven ability to manage medical costs and improve clinical outcomes of our lives under management on behalf of our payor partners. This is evidenced by the receipt of inbound partnership requests from payors to improve growth, quality and profitability in their markets. As of March 31, 2021, we had executed 16 at-risk MA contracts with various payors. We believe there is a significant and growing demand from payors as they capitate risk and transition to value-based care.

Growing Capitated Revenue Per Member

Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Given the prevalence of fee-for-service arrangements, our patients often have historically not participated in a value-based care model, and therefore their health conditions are poorly documented. Through the P3 Care Model, we determine and assess the health needs of our patients and create an individualized care plan consistent with those needs. We capture and document health conditions as a part of this process. We expect that our PMPM revenue will continue to improve the longer members participate in our care model as we better understand and assess their health status (acuity) and coordinate their medical care.

Effectively Managing Member Medical Expense

Our medical claims expense is our largest expense category, representing 90% of our total operating expenses for the three months ended March 31, 2021. We manage our medical costs by improving our members access to healthcare. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as emergency department visits and acute hospital inpatient admissions. The power of our model is reflected in the relative performance of our network when compared to local FFS benchmarks. For example, in 2019 our Arizona members’ ED utilization was 36% lower than the local FFS benchmark and inpatient hospital admission rate was 35% lower than the local FFS benchmark.

Achieving Operating Efficiencies

As a result of our affiliate model and ability to leverage our existing local and national infrastructure, we generate operating efficiencies at both the market and enterprise level. Our local selling, general and administrative expense, which includes our local leadership, care management teams and other operating costs to support our markets, are expected to decrease over time as a percentage of revenue as we add members to our existing contracts, grow membership with new payor and physician contracts, and our revenue subsequently increases. Our selling, general and administrative expenses at the enterprise level include resources and technology to support payor contracting, quality, data management, delegated services, finance and legal functions. While we expect our absolute investment in our enterprise resources to increase over time, we expect it will decrease as a percentage of revenue when we are able to leverage our infrastructure across a broader group of at-risk members. We expect our selling, general and administrative expenses to increase in absolute dollars in the future as we continue to invest to support growth of our business, as well as due to the costs required to operate as a public company, including resulting from increased cost of insurance coverage, investments in internal audit, investor relations and financial reporting functions, fees paid to the exchange on which we list our securities and increased legal and audit fees. The operating efficiencies we are able to achieve with our affiliate model have enabled us to grow general and administrative expenses to support local and enterprise functions by 47% year-over-year for the year ended December 31, 2020, while revenue grew 233% over the same period.

The table below illustrates our selling, general and administrative spend since 2018 (dollars in thousands):

	2018	2019	2020
Selling, general & administrative expenses	$30,902	$37,225	$54,893
% of Revenue	36%	26%	11%

Impact of Seasonality

Our operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

At-Risk Member Growth. While new members are attributed to our platform throughout the year, we experience the largest portion of our at-risk member growth during the first quarter. Contracts with new payors typically begin on January 1, at which time new members become attributed to our network of physicians. Additionally, new members are attributed to our network on January 1, when plan enrollment selections made during the prior Annual Enrollment Period from October 15th through December 7th of the prior year take effect.

Revenue Per Member. Our revenue is based on percentage of premium we have negotiated with our payors as well as our ability to accurately and appropriately document the acuity of a member’s health status. We experience some seasonality with respect to our per member revenue as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-patient revenue. As the year progresses, our per-patient revenue declines as new patients join us typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patients with more severe acuity profiles (and, therefore, higher per member revenue rates) expire.

Medical Costs. Medical expense is driven by utilization of healthcare services by our attributed membership. Medical expense will vary seasonally depending on a number of factors, including the weather and the number of business days. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per-member medical expense in the first and fourth quarters. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another.

Key Performance Metrics

In addition to our GAAP and non-GAAP financial information, we monitor the following operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following key metrics are useful in evaluating our business:

	December 31, 2018	December 31, 2019	December 31, 2020
At-risk members	10,400	19,700	50,600
Affiliate PCPs	300	1,000	1,500

At-Risk Membership

At-risk membership represents those Medicare Advantage members for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.

Contracted Primary Care Physicians

Contracted primary care physicians represent the number of primary care physicians included in our affiliate network, with whom members may be attributed under our capitation arrangements, as of the end of a particular period.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergent procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases.

COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients. To ensure a coordinated response to the pandemic, we created a COVID-19 Task Force that is supported by team members from across the organization. Our company owned clinics remained open to those members with urgent needs, and we successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, staff and community. We continued to support our affiliate physician network with the tools, team and technology to provide care to the members we serve. The COVID-19 pandemic did not have a material impact on P3’s revenues as of year ended December 31, 2020. This is primarily attributable to the relatively fixed nature of our capitated revenue arrangements. Nearly 97% of our total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19.

The full extent to which COVID-19 will directly or indirectly impact our future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on our markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on our business. Furthermore, because of our business model, the full impact of COVID-19 may not be fully reflected in our results of operations and overall financial condition until future periods. However, management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.

Key Components of Results of Operations

Revenue

Capitated revenue. We contract with health plans using an at-risk model. Under the at-risk model, we are responsible for the cost of all covered health care services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a POP based on health plans’ premiums received from CMS. Through this capitation arrangement, we stand ready to provide assigned MA members all their medical care via our directly employed and affiliated physician/specialist network.

The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), our PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS.

Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management can reasonably estimate the ultimate PMPM payment of those contracts. We recognize revenue in the month in which attributed members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity.

See “—Critical Accounting Policies—Capitated Revenue” for more information.

Other patient service revenue. Other patient service revenue is comprised primarily of encounter-related fees to treat patients outside of P3’s at-risk arrangements. Other patient service revenue also includes ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our directly employed or affiliated medical groups.

Operating expenses

Medical expense. Medical expense primarily includes costs of all covered services provided to members by non-P3 employed providers. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). IBNR is recorded as “Claims Payable” in the accompanying consolidated balance sheets. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members. IBNR estimates are made on an accrual basis and adjusted in future periods as required. To the extent we revise our estimates of incurred but not reported claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on our current period results that may or may not reflect changes in long term trends in our performance.

Corporate, general and administrative expense. Corporate, general and administrative expenses include employee-related expenses, including salaries and related costs and stock-based compensation for our executive, technology infrastructure, operations, clinical and quality support, finance, legal, and human resources departments. In addition, general and administrative expenses include all corporate technology and occupancy costs.

Sales and marketing expense. Sales and marketing expenses consist of employee-related expenses, including salaries and employee benefits costs, for all of our employees, engaged in marketing, sales, community outreach, and sales support. These employee-related expenses capture all costs for both our local and enterprise sales and marketing teams.

Depreciation expense. Depreciation expense is associated with our property and equipment. Depreciation includes expenses associated with leasehold improvements, computer equipment and software, furniture and fixtures and internally developed software.

Premium deficiency reserve. Premium deficiency reserves are recognized when there is a probable loss on unearned premiums after estimated expected claim costs and claim adjustment expenses. PDR represents an advance recognition of a probable future loss in the current period.

Other income/(expense)

Other income/(expense), net includes the following items:

•	Interest expense, which consists primarily of interest expense associated with our Class A and Class D units, outstanding debt, and amortization of debt discounts and costs.

•	Other expense, which consists primarily of mark-to-market adjustments associated with warrants issued in connection to P3’s Term Loan and Security Agreement and tax-related expenses.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Year Ended December 31		Three Months Ended March 31
($s in thousands)	2019	2020	2020	2021
Revenue:
Capitated revenue	138,728	471,551	112,514	147,700
Other patient service revenue	7,167	13,990	2,444	3,864

Total revenues	145,895	485,541	114,959	151,564
Operating expenses:
Medical expense	141,442	485,513	115,464	146,891
Premium deficiency reserve	6,364	(20,539)	(6,020)	2,000
Corporate, general & administrative expenses	36,424	53,390	11,262	15,059
Sales & marketing expense	802	1,503	203	270
Depreciation expense	399	795	179	333

Total operating expenses	185,431	520,662	121,089	164,553

Loss from operations	(39,536)	(35,121)	(6,130)	(12,988)
Other expense:
Interest income (expense), net	(3,479)	(9,970)	(2,261)	(4,081)
Other	98	(291)	—	(9,538)

Total other expense	(3,381)	(10,261)	(2,261)	(13,619)

Net income (loss)	(42,917)	(45,382)	(8,391)	(26,608)
Net income (loss) attributable to non-controlling interests	(7,908)	(4,307)	(1,551)	(3,282)

Net income (loss) attributable to controlling interests	(35,009)	(41,075)	(6,840)	(23,326)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods presented:

	Year Ended December 31		Three Months Ended March 31
	2019	2020	2020	2021
Revenue:
Capitated revenue	95%	97%	98%	97%
Other patient service revenue	5%	3%	2%	3%

Total revenues	100%	100%	100%	100%
Operating expenses:
Medical expense	97%	100%	100%	97%
Premium deficiency reserve	4%	(4)%	(5)%	1%
Corporate, general & administrative expenses	25%	11%	10%	10%
Sales & marketing expense	1%	0%	0%	0%
Depreciation expense	0%	0%	0%	0%

Total operating expenses	127%	107%	105%	109%

Loss from operations	(27)%	(7)%	(5)%	(9)%
Other expense:
Interest income (expense), net	(2)%	(2)%	(2)%	(3)%
Other	0%	0%	0%	(6)%

Total other expense	(2)%	(2)%	(2)%	(9)%

Net income (loss)	(29)%	(9)%	(7)%	(18)%
Net income (loss) attributable to non-controlling interests	(5)%	(1)%	(3)%	(1)%

Net income (loss) attributable to controlling interests	(24)%	(8)%	(4)%	(17)%

Comparison of the Three Months Ended March 31, 2020 and 2021

Revenue

	Three Months Ended March 31
($s in thousands)	2020	2021	$ Change	% Change
Revenue:
Capitated revenue	$112,514	$147,700	$35,186	31%
Other patient service revenue	2,444	3,864	1,419	58%

Total revenues	$114,959	$151,564	$36,606	32%

Capitated revenue was $147.7 million for the three months ended March 31, 2021, an increase of $35.2 million, or 31%, compared to $112.5 million for the three months ended March 31, 2020. This increase was driven primarily by a 20% increase in the total number of at-risk members from approximately 47,400 at March 31, 2020 to 56,900 at March 31, 2021.

Other patient service revenue was $3.9 million for the three months ended March 31, 2021, an increase of $1.4 million, or 58%, compared to $2.4 million for the three months ended March 31, 2020. This increase was primarily driven by increased FFS encounters at owned clinics and increased fees associated with care coordination services.

Operating expenses

	Three Months Ended March 31
($s in thousands)	2020	2021	$ Change	% Change
Operating expenses:
Medical expense	115,464	146,891	31,427	27%
Premium deficiency reserve	(6,020)	2,000	8,020	(133)%
Corporate, general & administrative expenses	11,262	15,059	3,798	34%
Sales & marketing expense	203	270	67	33%
Depreciation expense	179	333	154	86%

Total operating expenses	121,089	164,553	43,464	36%

Medical expense was $146.9 million for the three months ended March 31, 2021, an increase of $31.4 million, or 27%, compared to $115.5 million for the three months ended March 31, 2020. The increase was consistent with our revenue growth primarily due to a 20% increase in the total number of at-risk members year-over-year.

Corporate, general and administrative expense was $15.1 million for the three months ended March 31, 2021, an increase of $3.8 million, or 34%, compared to $11.3 million for the three months ended March 31, 2020. The increase was primarily driven by increases in salaries and benefits of $2.8 million.

Sales and marketing expense was $0.3 million for the three months ended March 31, 2021, an increase of $0.1 million, or 33%, compared to $0.2 million for the three months ended March 31, 2020. The increase was driven by increases in community outreach spend.

Depreciation expense was $0.3 million for the three months ended March 31, 2021, an increase of $0.2 million, or 86%, compared to $0.2 million for the three months ended March 31, 2020. The increase was driven by increased amortization of internally developed software and an increase in plant, property and equipment associated with opening clinics.

Premium deficiency reserve was $2.0 million for the three months ended March 31, 2021, an increase of $8.0 million, compared to the three months ended March 31, 2020. The increase was primarily driven by the absorption of the premium deficiency during the three months ended March 31, 2020.

Other income/(expense)

Interest expense was $4.1 million for the three months ended March 31, 2021, an increase of $1.8 million compared to $2.3 million for the three months ended March 31, 2020. The increase was primarily due to increases in the balance outstanding under the Facility and additional accrued interest.

Other expense was $9.5 million for the three months ended March 31, 2021, an increase of $9.5 million compared to $0 for the three months ended March 31, 2020. The increase was primarily due to a mark-to-market adjustment to record the fair market value of warrants issued in connection with P3’s Term Loan and Security Agreement.

Comparison for the Year Ended December 31, 2019 and 2020

Revenue

	Year Ended December 31
($s in thousands)	2019	2020	$ Change	% Change
Revenue:
Capitated revenue	$138,728	$471,551	$332,823	240%
Other patient service revenue	7,167	13,990	6,823	95%

Total revenues	$145,895	$485,541	$339,646	233%

Capitated revenue was $471.6 million for the year ended December 31, 2020, an increase of $332.8 million, or 240%, compared to $138.7 million for the year ended December 31, 2019. This increase was driven primarily by a 157% increase in the total number of at-risk members from 19,700 at December 31, 2019 to 50,600 at December 31, 2020, as we increased the number of health plan contracts from seven to twelve.

Other patient service revenue was $14.0 million for the year ended December 31, 2020, an increase of $6.8 million, or 95%, compared to $7.2 million for the year ended December 31, 2019. This increase was primarily driven by increased fees associated with care coordination services and additional fees earned at owned clinics.

Operating expenses

	Year Ended December 31
($s in thousands)	2019	2020	$ Change	% Change
Operating expenses:
Medical expense	$141,442	$485,513	$344,071	243%
Premium deficiency reserve	6,364	(20,539)	(26,903)	(423)%
Corporate, general & administrative expenses	36,424	53,390	16,967	47%
Sales & marketing expense	802	1,503	701	87%
Depreciation expense	399	795	396	99%

Total operating expenses	$185,431	$520,662	$335,231	181%

Medical expense was $485.5 million for the year ended December 31, 2020, an increase of $344.1 million, or 243%, compared to $141.4 million for the year ended December 31, 2019. The increase was consistent with our revenue growth and primarily due to a 157% increase in the total number of at-risk members year-over-year.

Corporate, general and administrative expense was $53.4 million for the year ended December 31, 2020, an increase of $17.0 million, or 47%, compared to $36.4 million for the year ended December 31, 2019. The increase was primarily driven by increases in salaries and benefits of $10.2 million and professional fees of $6.0 million.

Sales and marketing expense was $1.5 million for the year ended December 31, 2020, an increase of $0.7 million, or 87%, compared to $0.8 million for the year ended December 31, 2019. The increase was driven by increases in community outreach spend.

Depreciation expense was $0.8 million for the year ended December 31, 2020, an increase of $0.4 million, or 99%, compared to $0.4 million for the year ended December 31, 2019. The increase was driven by increased amortization of internally developed software and an increase in plant, property and equipment associated with opening clinics.

Premium deficiency reserve was ($20.5) million for the year ended December 31, 2020, a decrease of $26.9 million compared to $6.4 million for the year ended December 31, 2019. The decrease was driven by the lack of a premium deficiency reserve liability at December 31, 2020.

Other (income)/expense

Interest expense $10.0 million for the year ended December 31, 2020, an increase of $6.5 million compared to $3.5 million for the year ended December 31, 2019. The increase was primarily due to increased preferred interest associated with the Company’s Class A and Class D units.

Other expense $0.3 million for the year ended December 31, 2020, an increase of $0.4 million compared to ($0.1) million for the year ended December 31, 2019. The increase was primarily due to increased non-income related taxes.

Liquidity and Capital Resources

General

To date, we have financed our operations principally through private placements of our equity securities, payments from our payors and borrowings under the Facility. We generate cash primarily from our contracts with payors. As of March 31, 20201, we had cash and restricted cash of $26.0 million.

We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make in expanding our business and additional general and administrative costs we expect to incur to operate as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Our primary uses of cash include payments for medical expenses, administrative expenses, cost associated with our care model, debt service and capital expenditures. Final reconciliation and receipts of amounts due from payors are typically settled in arrears.

After completion of the Business Combinations, the Company will be a holding company with no material assets other than its ownership of the P3 LLC Units and its managing member interest in P3 LLC. As a result, we will have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of P3 LLC and the distributions it receives from P3 LLC. Deterioration in the financial condition, earnings or cash flow of P3 LLC for any reason could limit or impair P3 LLC ability to pay such distributions. Additionally, to the extent that we need funds and P3 LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or P3 LLC is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. We anticipate that the distributions we will receive from P3 LLC may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement.

Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the P3 Equityholders, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combinations and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. We will retain the benefit of 15% of these cash savings. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (calculated based on certain assumptions, including regarding tax rates and utilization of basis adjustments) or certain other acceleration events occur. These payments are the obligation of the Company and not of P3 LLC. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or P3 LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

We believe that following the Closing of the Business Combinations, our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may need to finance our operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no assurance that any additional financing or strategic transactions will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows. The following table sets forth changes in cash flows (dollars in thousands):

	Year Ended December 31		Three Months Ended March 31
($s in thousands)	2019	2020	2020	2021
Net cash used in operating activities	$(28,287)	$(24,596)	$2,264	$(13,122)
Net cash used in investing activities	$(3,857)	$(3,166)	$(692)	$(730)
Net cash used by financing activities	$63,620	$34,760	$—	$(22)

Net change in cash	$31,476	$6,998	$1,572	$(13,874)
Cash at beginning of year/period	$1,429	$32,905	$32,905	$39,903
Cash at end of year/period	$32,905	$39,903	$34,477	$26,029

Operating Activities

Net cash used in operating activities was $13.1 million for the three months ended March 31, 2021 a decrease of $15.4 million compared to net cash provided from operating activities of $2.3 million for the three months ended March 31, 2020. Significant changes impacting net cash used in operating activities for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 were as follows:

•	increases in claims payable for the three months ended March 31, 2021 of $3.4 million compared to increases in claims payable for the three months ended March 31, 2020 of $28.7 million;

•

offset by increases in health plan receivables for the three months ended March 31, 2021 of $8.3 million compared to increases in health plan receivables for the three months ended March 31, 2020 of $16.2 million; and

•

offset by increases in accounts payable, accrued payroll and accrued interest for the three months ended March 31, 2021 of $1.7 million compared to increases for the three months ended March 31, 2020 of $0.6 million.

Net cash used in operating activities was $24.6 million for the year ended December 31, 2020, a decrease of $3.7 million compared to net cash used in operating activities of $28.3 million for the year ended December 31, 2019. Significant changes impacting net cash used in operating activities for the year ended December 31, 2020 as compared to the year ended December 31, 2019 were as follows:

•

increases in claims payable for the year ended December 31, 2020 of $37.1 million compared to increases in claims payable for the year ended December 31, 2019 of $12.1 million, primarily driven by growth in at-risk members;

•

increases in accounts payable, accrued payroll and accrued interest for the year ended December 31, 2020 of $12.2 million compared to increases for the year ended December 31, 2019 of $3.5 million, primarily driven by growth in the Company’s operations;

•

increases in health plan payable for the year ended December 31, 2020 of $8.8 million compared to increases in health plan payable for the year ended December 31, 2019 of $1.9 million, primarily driven by growth in at-risk members;

•

offset by increases in health plan receivables for the year ended December 31, 2020 of $21.0 million compared to increases in health plan receivables for the year ended December 31, 2019 of $9.7 million, primarily driven by growth in at-risk members; and

•	offset by increases in other current assets for the year ended December 31, 2020 of $4.2 million compared to increase in other currents assets for the year ended December 31, 2019 of $0.1 million.

Investing Activities

Net cash used in investing activities was $0.7 million for the three months ended March 31, 2021 compared to $0.7 million for the three months ended March 31, 2020, as capital investments in property and equipment were consistent year-over-year.

Net cash used in investing activities was $3.2 million for the year ended December 31, 2020 compared to $3.9 million for the year ended December 31, 2019. The improvement in investing activities was primarily a result of decreased note receivables issued offset by increased capital investments in property and equipment.

Financing Activities

Net cash used in financing activities was less than ($0.1) million for the three months ended March 31, 2021 compared to $0 for the three months ended March 31, 2020.

Net cash provided from financing activities was $34.8 million for the year ended December 31, 2020 compared to $63.6 million for the year ended December 31, 2019, a decrease of $28.9 million. The decline in financing activities was primarily a result of the decrease in units issued offset by an increase in proceeds from long-term debt.

Contractual Obligations and Commitments

Our principal commitments consist of repayments of unpaid claims, long-term debt on term loans, unsecured debt and operating leases for our facilities.

The following table summarizes our contractual obligations as of March 31, 2021:

		Payments due by Period
	Total	Less than 1 year	1 -3 years	3-5 years	More than 5 years
Unpaid claims	60,270	60,270	—	—	—
Term loan	40,000	—	—	40,000	—
Unsecured debt	15,000	—	15,000	—	—
Operating lease obligations	5,293	1,802	2,093	985	414
Other	114	90	24	—	—

Total	120,677	62,162	17,117	40,985	414

Unpaid claims

As of March 31, 2021, we estimated a balance of unpaid claims due to third parties for health care services provided to members, including estimates for incurred but not reported claims, of $60.3 million. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per members, changes in member mix or simply due to addition of new members.

Term Loan

As of March 31, 2021, our Term Loan and Security Agreement (the “Facility”) provides for funding up to $100 million. The Facility’s maturity date is December 31, 2025. As of March 31, 2021, we had $40.0 million of borrowings outstanding under the Facility, and availability under the Facility was $60.0 million. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments).

We must meet a borrowing base milestone by demonstrating to the lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) is greater than or equal to $125.0 million. Additionally, we must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. In addition, the Facility restricts our ability and the ability of our subsidiaries to, among other things, incur indebtedness and liens. The maturity date may be accelerated as a remedy under the certain default provisions in the agreement, or in the event a mandatory prepayment event occurs. As of March 31, 2021, we were in compliance with all covenants under the Facility.

Unsecured Debt

As of March 31, 2021, we have a $15.0 million unsecured note with a former equity investor. The note carries interest of 10.0% per year. Its principal balance plus accrued interest, is due at maturity, which is the earlier of June 28, 2023 or a change in control transaction.

For additional discussion of our unpaid claims, term loan, unsecured debt and operating leases, see Notes 10, 11 and 16, respectively, to our audited consolidated financial statements included elsewhere in this proxy statement.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management use judgment in the application of accounting policies, including making estimates and assumptions that could affect assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. For a more detailed discussion of our significant accounting policies, see Note 2 to the P3 audited consolidated financial statements included elsewhere in this proxy. Below is a discussion of accounting policies that are particularly important to the portrayal of our financial condition and results of operations and require the application of significant judgment by our management.

Capitated Revenue

The transaction price for our capitated payor contracts is variable as it primarily includes PPPM fees associated with unspecified membership. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.

Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity.

For the three months ended March 31, 2021, we have included an estimate of $1.2 million as a result of expected acuity-related adjustments to be received in subsequent periods.

Healthcare Services Expense and Claims Payable (collectively, “Medical Expense”)

The cost of healthcare services is recognized in the period services are provided. Medical expense includes costs of all covered services provided to members assigned by the health plans under P3’s at-risk model. Medical expense includes the cost for third-party healthcare service providers, the cost for overseeing the quality of care and programs, and from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”).

Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. Such estimates are subject to impact from changes in both the regulatory and economic environments. The Company’s claims payable represents management’s best estimate of its liability for unpaid medical costs. We have included incurred but not reported claims of approximately $56.9 million and $60.3 million on our balance sheet as of December 31, 2020 and March 31, 2021, respectively.

Premium Deficiency Reserves

ASC 944-60-25-4 requires a premium deficiency reserve (“PDR”) when there is a probable loss on unearned premiums. A PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business. We assess the profitability of our at-risk arrangements to identify contracts where current operating results or forecasts indicate probable future losses. Management concluded a PDR of $20.5 million existed at December 31, 2019, which was primarily represented by the total value of potential deficiencies generated by the Company’s newly contracted health plans. No premium deficiency reserves were recorded as of December 31, 2020 given the maturation of these arrangements.

Unit-based Compensation

ASC 718, Compensation—Stock Compensation (“ASC 718”) requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.

For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting. For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards.

Recent Accounting Pronouncements

For the impact of new accounting standards, see Note 3 and 4 to our consolidated financial statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Borrowing under the Facility bear fixed interest at 12.0% per annum on a quarterly cycle (in arrears). Management may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as PIK for a period of three years (or twelve payments).

We had cash and restricted cash of $26.0 million as of March 31, 2021, consisting primarily of bank deposits, certificates of deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and restricted cash.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results.

EXECUTIVE COMPENSATION

Foresight

The following discussion concerns the current compensation of Foresight’s officers and directors prior to the consummation of our Initial Business Combination.

None of our officers or directors have received any compensation for services rendered to us. Our Sponsors, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsors, officers, directors or our or any of their respective affiliates. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Commencing on February 9, 2021 through the earlier of the consummation of our Initial Business Combination and our liquidation, we are obligated to pay our Sponsor a total of up to $10,000 per month for office space, administrative and support services, subject to the terms of an administrative services agreement. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary.

P3

Throughout this “Executive Compensation—P3” section, unless otherwise noted, “P3,” “Company,” “we,” “us,” “our” and similar terms refer to P3 Health Group Holdings, LLC and its subsidiaries prior to the consummation of the Business Combinations, and to P3 Health Partners Inc. and its subsidiaries after the Business Combinations. The following section provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies.”

This section discusses the material components of the executive compensation program for P3 executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with P3 were as follows:

•	Sherif Abdou, M.D., Chief Executive Officer;

•	Amir Bacchus, M.D., Chief Medical Officer; and

•	Todd Lefkowitz, our Chief Operating Officer in 2020.

Following the Closing, Drs. Abdou and Bacchus will continue in their current positions. Mr. Lefkowitz currently serves as our Chief Managed Care Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combinations may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sherif Abdou	743,075	750,000	—	3,160	1,496,236
Chief Executive Officer

Amir Bacchus	514,615	500,000	—	1,615	1,016,230
Chief Medical Officer

Todd Lefkowitz	376,452	122,500	34,750	518	534,220
Chief Operating Officer

(1)	Amounts reflect annual discretionary bonuses paid to the named executive officers for services performed in 2020, and paid in 2021 as further described below in “—2020 Bonuses.”
(2)

Amounts reflect the aggregate grant date fair value of Incentive Units in P3 Health Group Holdings, LLC granted under the 2017 Management Incentive Plan to the named executive officers during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 12 of the P3 audited consolidated financial statements included elsewhere in this proxy statement for a discussion of the relevant assumptions used in calculating this amount.

(3)	Amounts reflect Company-paid term life insurance premiums.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for our named executive officers were $750,000 for Dr. Abdou, $500,000 for Dr. Bacchus, and $367,000 for Mr. Lefkowitz. The actual base salaries earned by our named executive officers for services in 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

2020 Bonuses

Our named executive officers were eligible to earn cash bonuses for calendar year 2020, as determined by the P3 Board of Managers in its sole discretion. For 2020, Drs. Abdou and Bacchus and Mr. Lefkowitz were eligible to receive an annual bonus of up to 100%, 100% and 50%, respectively, of their respective base salaries. Based on a review of Company performance for 2020 and each named executive officer’s individual performance and contributions to the Company’s success, the P3 Board of Managers approved bonuses equal to each named executive officer’s respective 2020 target bonus opportunity.

The actual cash bonus amounts awarded to our NEOs for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus.”

Equity-Based Compensation

2017 Management Incentive Plan

We currently maintain the P3 Health Group Holdings, LLC Amended and Restated 2017 Management Incentive Plan (the “2017 Plan”) in order to provide our service providers the opportunity to acquire a proprietary interest in our success. Awards are granted under the 2017 Plan. We offer awards of management incentive units to eligible service providers, including our named executive officers, pursuant to the 2017 Plan. The Incentive Units are intended to qualify as profits interests within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. Following the effectiveness of the 2021 Plan, the 2017 Plan will terminate and we will not make any further awards under the 2017 Plan. However, any outstanding awards granted under the 2017 Plan will remain outstanding, subject to the terms of the 2017 Plan and applicable award agreement. Incentive Units subject to awards granted under the 2017 Plan that are cancelled, terminated, or forfeited in any manner following the effective date of the 2021 Plan will not become available for issuance under the 2021 Plan.

In 2020, we awarded time-vesting and performance-vesting Incentive Units to Mr. Lefkowitz under the 2017 Plan. The time-vesting component of Mr. Lefkowitz’s 2020 grant (250,000 Incentive Units) was subject to vesting 20% annually on April 1, 2020 and each anniversary thereof, provided that Mr. Lefkowitz was employed as of the vesting date, such that all time vested units will be vested as of April 1, 2025. Upon the occurrence of a Sale of the Company (as defined in Mr. Lefkowitz’s award agreement), all of his unvested Incentive Units will become vested if Mr. Lefkowitz was employed by the Company on such date of sale and certain net proceeds hurdles are met. In addition to the time-vesting Incentive Units, Mr. Lefkowitz was awarded 250,000 performance-vesting Incentive Units in 2020, which will become vested upon a Sale of the Company if certain performance hurdles are met, provided that Mr. Lefkowitz is employed by the Company as of the date of sale.

Drs. Abdou and Bacchus did not receive an incentive equity awards in 2020. All of the incentive equity awards held by our named executive officers as of December 31, 2020 are further described below in the section entitled, “—Outstanding Equity Awards at Fiscal Year-End.”

2021 Incentive Award Plan

In connection with the Business Combinations, Foresight’s board of directors intends to adopt, and its stockholders will be asked to approve, the 2021 Incentive Award Plan, referred to in this proxy statement as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is approved by Foresight’s stockholders. For additional information about the 2021 Plan, please see “Stockholder Proposal No. 6—The 2021 Plan Proposal” in this proxy statement.

Benefits and Perquisites

Health and Welfare Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by P3. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, the Company did not make matching contributions under the 401(k) plan. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

In 2020, the named executive officers participated in standard health and welfare plans maintained by P3.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of Incentive Units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

Name	Grant Date	Number of Time Units That Have Not Vested (#)		Market Value of Service Incentive Units That Have Not Vested ($)(1)	Number of Unearned Performance Incentive Units That Have Not Vested (#)		Market Value of Unearned Performance Incentive Units That Have Not Vested ($)(1)
Sherif Abdou	April 20, 2017	2,400,000	(2)	17,517,600
	April 20, 2017				2,432,432	(3)	17,754,321
	April 20, 2017				3,388,463	(4)	24,732,391

Amir Bacchus	April 20, 2017	1,600,000	(2)	11,678,400
	April 20, 2017				1,621,621	(3)	11,836,212
	April 20, 2017				2,258,975	(4)	16,488,259

Todd Lefkowitz	February 2018	200,000	(5)	1,442,600
	February 2018				125,000	(6)	901,625
	June 25, 2020	250,000	(7)	1,185,250
	June 25, 2020				250,000	(8)	1,185,250

(1)

The Incentive Units are not publicly traded and, therefore, there was no ascertainable public market value for the Incentive Units as of December 31, 2020. The value of the Incentive Units is calculated as of December 31, 2020 based on the number of outstanding unvested Incentive Units as of such date, and taking into account applicable distribution thresholds.

(2)

Represents Class B-1 Units (as defined in the P3 LLC Agreement) that were awarded to the executive on April 20, 2017 and vested (and continue to vest) as to 20% of the units on April 20, 2018 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class B-1 Units will vest on April 20, 2022. If executive’s employment is terminated at any time due to executive’s death or disability, the vesting schedule is accelerated, such that an additional 20% of the Class B-1 Units would become vested.

(3)	Represents Class B-2 Units that vest upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves applicable EBITDA or net proceeds goals.
(4)	Represents Class B-3 Units that vest upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves applicable EBITDA or net proceeds goals.
(5)

Represents Class C Units (as defined in the P3 LLC Agreement) that vested (and continue to vest) as to 20% of the units on May 1, 2018 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class C Units will vest on May 1, 2022. Upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves net proceeds goals, all Class C Units that have not yet become vested shall become vested upon the consummation of such sale, subject to the executive’s continued service through the date of such sale.

(6)

Represents Class C Units (as defined in the P3 LLC Agreement) that will vest upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves net proceeds goals, subject to executive’s continuous employment through the date of sale.

(7)

Represents Class C-1 Units (as defined in the P3 LLC Agreement) that vested (and continue to vest) as to 20% of the units on April 1, 2021 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class C Units will vest on April 1, 2025. Upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves net proceeds goals, all Class C-1 Units that have not yet become vested shall become vested upon the consummation of such sale, subject to the executive’s continued service through the date of such sale.

(8)

Represents Class C-2 Units (as defined in the P3 LLC Agreement) that will vest upon the occurrence of a Sale of the Company (as defined in the P3 LLC Agreement) in which the Company achieves net proceeds goals, subject to executive’s continuous employment through the date of sale.

For a description of the treatment of outstanding P3 Incentive Units in connection with the business combination, please see the section entitled, “Interests of Directors and Executive Officers in the Business Combinations,” below.

Executive Compensation Arrangements

We have entered into offers of employment letters or employment agreements with each of our named executive officers. The material terms of these agreements are described below.

Sherif Abdou and Amir Bacchus Employment Agreements

We entered into employment agreements with each of our founders, Sherif Abdou and Amir Bacchus, in April 2017 (collectively, the “Employment Agreements”). Pursuant to their respective agreements, Dr. Abdou is employed as our Chief Executive Officer and President and Dr. Bacchus is employed as our Chief Medical Officer. Each of Drs. Abdou and Bacchus are also appointed as members of our Board. The Employment Agreements provide for a base salary ($600,000 in the case of Dr. Abdou and $400,000 in the case of Dr. Bacchus) and eligibility to earn an annual bonus (100% of base salary in the case of each of Drs. Abdou and Bacchus). Each of Drs. Abdou and Bacchus is entitled to participate in any employee benefit plan that the Company adopts, and the Company has agreed to maintain short-term and long-term disability insurance coverage for Drs. Abdou and Bacchus during the term of their respective employment.

The Employment Agreements includes customary restrictive covenants, including confidentiality, non-disparagement, non-competition (36 months post-employment), and employee non-solicitation and noninterference covenants (each 36 months post-employment). The term of the noncompetition covenant is reduced from 36 months to zero months post-employment if termination of the executive is without cause (as defined in the applicable agreement).

Under the terms of the Employment Agreements, if Dr. Abdou or Dr. Bacchus are terminated by the Company without cause, in each case, in addition to the accrued benefits through the date of termination, the executive will be entitled to continued base salary for a period of 12 months (to be paid according to the Company’s normal payroll cycle) and the vesting of any of the executive’s unvested Class B-1 Units shall accelerate by twelve months. In the event Drs. Abdou or Bacchus terminate their own employment with “cause” (as defined in the Employment Agreements), in each case, in addition to the accrued benefits through the date of termination of employment, the executives will receive continued base salary for a period of 18 months and the executive’s vesting of any of the executive’s unvested Class B-1 Units will be accelerated by 12 months. If the executive’s employment is terminated due to his death, in addition to any accrued salary and benefits, all of the executive’s unvested Class B-1 Units (other than those tied to performance criteria) would be accelerated.

Todd Lefkowitz Offer Letter Agreement

We entered into an offer letter agreement with Todd Lefkowitz on March 13, 2017 (the “Lefkowitz Offer Letter”). Pursuant to the terms of his agreement, Mr. Lefkowitz was employed as Senior Vice President of Operations for the Company’s Arizona division, reporting to the CEO; in 2020 he served as our Chief Operating Officer, and he now serves as our Chief Managed Care Officer. The Lefkowitz Offer Letter provides for a starting annual salary of $350,000 and a target bonus of 50% if target goals are met and a maximum bonus of 100% of base salary if maximum goals are met. In addition, the Lefkowitz Offer Letter provides for the grant of certain equity awards (including time-vesting and performance-vesting Incentive Units), as described in the section entitled, “—Equity-Based Compensation.”

The Lefkowitz Offer Letter provides for an employee non-solicitation covenant that continues for a 12 month period following the termination of Mr. Lefkowitz’s employment, as well as a confidentiality covenant.

Non-Employee Director Compensation

None of our non-employee directors received compensation from the Company for their services on our board in 2020.

In connection with the business combination, we intend to adopt a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Interests of Directors and Executive Officers in the Business Combinations

P3’s directors and executive officers have interests in the Business Combinations that are different from, or in addition to, those of its stockholders generally. These interests include, among other things, the interests listed below:

Treatment of Equity-Based Awards

As described further below, certain of P3’s directors and executive officers hold outstanding Incentive Units. In connection with the P3 Merger, each Incentive Unit that is outstanding immediately prior to the effective time of the P3 Merger and that is vested will be canceled and will be converted into the right to receive a portion of the P3 Merger Consideration. Each outstanding Incentive Unit that is subject to time-based vesting but not vested immediately prior to the effective time of the P3 Merger will be converted into the right to receive a portion of the P3 Merger Consideration; however, the corresponding P3 Merger Consideration (consisting of P3 LLC Units and cash) will continue to be subject to such time-based vesting and be treated in accordance with the Merger Agreement. Each outstanding Incentive Unit that is subject to vesting requirements based on the achievement of performance conditions that are not achieved in connection with the P3 Merger will be forfeited without consideration.

The following table sets forth, for each of P3’s directors and executive officers, the number of vested and unvested time and performance-based Incentive Units held by the director or executive officer as of June 30, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement. Depending on when the closing date occurs, certain time-based Incentive Units shown in the table may vest prior to the closing date.

Name	Number of Vested Time Units (#)	Number of Unvested Time Units (#)	Number of Unvested Performance Units (#)
Thomas Price	187,500	62,500	250,000
Gary Garrett	75,000	50,000	125,000
Greg Kazarian	300,000	200,000	0
Lorie Glisson	283,340	216,660	500,000
Sherif Abdou	4,800,000	1,200,000	5,820,895
Amir Bacchus	3,200,000	800,000	3,880,596
Eric Atkins	0	215,000	0
Todd Lefkowitz	450,000	300,000	375,000

With respect to the time-vesting Incentive Units held by Mr. Kazarian and Ms. Glisson, 100% of their time-vesting units will vest upon a qualifying transaction (which is expected to include the P3 Merger), provided that the grantee remains in service or employment until such transaction.

The time-vesting Incentive Units held by Mr. Atkins will vest as to 50% of the then-unvested units upon a qualifying transaction (which is expected to include the P3 Merger), provided that he remains in employment until such transaction. In addition, if Mr. Atkins’s employment is terminated not for Cause (as defined in the applicable award agreement) then, for each month in which he was employed since the last vesting date, Mr. Atkins would be entitled to vest in 1/12th of the shares that would have vested on the next vesting date. Mr. Atkins’s Incentive Units are otherwise scheduled to vest as to 20% of the Incentive Units on each of the first five anniversaries of January 20, 2021, provided Mr. Atkins is employed as of the applicable vesting date.

The performance-vesting Incentive Units held by Messrs. Price and Garrett and Ms. Glisson will vest upon a qualifying transaction (which is expected to include the P3 Merger), provided that certain performance hurdles are met and the grantee remains in service or employment until such transaction. In addition, with respect to Messrs. Price and Garrett, if the director’s service on the board is terminated for any reason other than for cause, his performance-vesting Incentive Units will vest as if the qualifying transaction occurred as of the date of termination and the performance metrics will be measured as of such date. If the termination of service occurs within six months of a Sale of the Company (as defined in the applicable agreement) and provided the director has not voluntarily resigned from the board, the performance hurdle will be re-measured as of the occurrence of the transaction, and any additional amounts due to the director as a result of achieving such performance hurdle will be paid to him upon the closing of the transaction.

Mr. Price’s time vesting units are scheduled to fully vest as of January 1, 2022. With respect to Mr. Garrett’s time vesting units, 50% of the units are scheduled to vest on September 1, 2021 and the remaining 50% are scheduled to vest on September 1, 2022.

MANAGEMENT AFTER THE BUSINESS COMBINATIONS

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who are expected to serve as directors and executive officers of the Company immediately following the Closing:

Name	Age	Position
Executive Officers
Sherif Abdou, M.D.	61	Chief Executive Officer and Director
Amir Bacchus, M.D.	57	Chief Medical Officer and Director
Eric Atkins	36	Chief Financial Officer

Non-Employee Directors
Mark Thierer	61	Chairman of the Board
Greg Wasson	62	Director
Lawrence B. Leisure	70	Director
Mary Tolan	61	Director
Greg Kazarian	59	Director
Thomas E. Price, M.D.	66	Director

Sherif Abdou, M.D. has served as P3’s Chief Executive Officer and on the board of managers of P3 since 2017. Dr. Abdou served as Chief Executive Officer of P3 Health Group from 2015 to 2017. Dr. Abdou received a Bachelor of Medicine and Surgery degree from Mansoura University and a Master of Medical Management degree from the University of Southern California. Dr. Abdou was selected to serve on our Board for his experience in the healthcare industry, his role as one of P3’s founders and his service as P3’s Chief Executive Officer.

Amir Bacchus, M.D. has served as P3’s Chief Medical Officer and on the board of managers of P3 since 2017. Dr. Bacchus served as Chief Medical Officer of P3 Health Group from 2015 to 2017. Dr. Bacchus currently serves as a director of the University of Nevada, Las Vegas—School of Medicine Advisory Board, a position he has held since 2014. Dr. Bacchus received a Bachelor of Arts degree from California State University, Northridge, a Doctor of Medicine from Wayne State University School of Medicine and an MBA from the University of Nevada, Las Vegas. Dr. Bacchus was selected to serve on our Board for his experience in the healthcare industry, his role as one of P3’s founders and his service as P3’s Chief Medical Officer.

Eric Atkins has served as P3’s Chief Financial Officer since January 2021. Prior to joining P3, Mr. Atkins served as Chief Financial Officer of Sprout Pharmaceuticals, Inc., a virtual pharmaceutical manufacturer, from December 2018 to August 2020. From September 2015 to August 2017, Mr. Atkins served as Vice President Finance, Front Line Care, of Hill-Rom Holdings, Inc., a medical device manufacturer.

Mark Thierer has served as an advisor to Foresight since October 2020. Mr. Thierer currently serves as the managing partner of the investment firm he formed, AssetBlue Investment Group, a position he has held since June 2017. From October 2017 through February 2018, Mr. Thierer also served as the interim Chief Executive Officer of Dentsply Sirona Inc. (NASDAQ: XRAY), a manufacturer of dental implants. Mr. Thierer was Chief Executive Officer of OptumRx, a pharmacy care services company, from July 2015 until September 2017. He previously served as chairman and Chief Executive Officer of Catamaran Corporation (NASDAQ: CTRX), one of the nation’s largest pharmacy benefit management companies, from March 2011 until it combined with OptumRx in 2015. Mr. Thierer has experience as a Chief Executive Officer leading a national pharmacy benefit and healthcare information technology solutions company. His skills include strategy and business development, technology, finance and marketing. He brings valuable leadership experience and knowledge of operations and the day-to-day management of a national corporation. Mr. Thierer also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions. Mr. Thierer is a member of the board of directors of Discover Financial Services (NYSE: DFS) since 2014 and Senior Connect Acquisition Corp. (NASDAQ: SNRH). Mr. Thierer received a BS in Finance from the University of Minnesota and an MBA from Nova Southeastern University. Mr. Thierer also holds the designation of CEBS (Certified Employee Benefits Specialist) from The Wharton School of the University of Pennsylvania. Mr. Thierer was selected to serve on our Board for his extensive experience in both the financial and healthcare sectors.

Greg Wasson has served as a director of Foresight and chairman of the board of directors since November 2020. Mr. Wasson currently serves as President and Founder of his own family office, Wasson Enterprise. Wasson Enterprise’s focus is to partner with entrepreneurs and operators to build sustainable, high-growth businesses that do well by doing good. As the former President and CEO of Walgreens Boots Alliance, Inc., Mr. Wasson has extensive global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. Mr. Wasson attended Purdue University’s School of Pharmacy, receiving his pharmacy degree in 1981. Before his senior year, he was invited to become one of the first pharmacy services interns in Walgreens’ corporate offices—an opportunity that led to his being hired by Walgreens upon graduation and that changed the course of his future career. Mentored by many company leaders through the years, together with his outstanding performance in positions of increasing responsibility, Mr. Wasson served Walgreens for 34 years. As Walgreens CEO, Mr. Wasson led the Fortune 35 company to record fiscal 2014 sales of $76.4 billion. He is credited with creating significant financial and shareholder value, initiating and completing transformative mergers and investments, leading complex organizational and structural change, assembling a diverse and high- performance senior leadership team, and establishing Walgreens’ position as an industry leader. Before retiring from Walgreens, Mr. Wasson had transformed an iconic 114-year-old domestic company into the first global pharmacy-led, health, well-being and beauty enterprise via the successful merger with European-based Alliance Boots to create Walgreens Boots Alliance, Inc. Mr. Wasson currently serves on the Board of Directors of OptimizeRx Corp. (NASDAQ: OPRX) since August 2020. Mr. Wasson also served on the Board of Directors of PNC Financial Services Group, Inc. (NYSE: PNC) from July 2015 to October 2018 and Verizon Communications Inc. (NYSE: VZ) from February 2013 to October 2018.

Lawrence B. Leisure has served on the board of managers of P3 since April 2017. Mr. Leisure currently serves as a director of BioIntelliSense, a position he has held since January 2019, a director of Xsell Technology, a position he has held since December 2015, and a director of HIMSS (not for profit), a position he has held since January 2019. Mr. Leisure also served as a director of MyGrove, from January 2012 to June 2021. Mr. Leisure currently serves as a manager of Recovery Ways Holdings, a position he has held since July 2014, a manager of Sage Veterinary Partners, LLC, a position he has held since July 2018, a manager of Pinnacle Dermatology Holdings, LLC, a position he has held since February 2017, a manager of Chicago Pacific Capital, L.P., a position he has held since July 2014, a manager of Chicago Pacific Founders UGP I, a position he has held since July 2014, a manager of Chicago Pacific Founders UPP II, a position he has held since June 2019, a manager of Wellbe Senior Medical, LLC, a position he has held since March 2019, a manager of Impact Advisors Holdings, LLC, a position he has held since December 2019, and a manager of Allymar Health Solutions, LLC, a position he has held since March 2021. Mr. Leisure also served as a manager of FEMG Holdings, LLC, from August 2018 to July 2021. Mr. Leisure received a Bachelor of Arts degree from Stanford University and an MBA degree from the University of California, Los Angeles. Mr. Leisure was selected to serve on our Board for his deep experience in value based healthcare delivery models and broad industry relationships.

Mary Tolan has served on the board of managers of P3 since April 2017. Ms. Tolan currently serves as a director of Tredence, Inc., a position she has held since November 2020. Ms. Tolan served as a director of Atrio Health Plan, Inc. from June 2019 to July 2021. Ms. Tolan co-founded and serves as Managing Partner of Chicago Pacific Founders, a private equity fund focused exclusively on healthcare services. Previously, Ms. Tolan was the founder of Accretive Health (now R1 RCM, Inc. (NASDAQ: RCM)), a provider of comprehensive end-to-end healthcare revenue-cycle management services and population health management services infrastructure. Ms. Tolan served as Accretive Health’s Chief Executive Officer from November 2003 to April 2013 and served as Board Chair of Accretive Health until November 2013. Prior to Accretive Health, Ms. Tolan was a Group Chief Executive at Accenture, the global management consulting, technology services, and outsourcing company. Ms. Tolan serves on the Boards of Trustees for the University of Chicago and Loyola University. Ms. Tolan received a Bachelor of Business Administration degree from Loyola University and an MBA from the University of Chicago. Ms. Tolan was selected to serve on our Board for her experience as an executive in the healthcare services industry and her investing experience.

Greg Kazarian has served on the board of managers of P3 since May 2018. Mr. Kazarian currently serves as a director of Recovery Ways Holdings, LLC, a position he has held since July 2014, and a director of CPF Outpatient Holdings, LLC, a position he has held since October 2020. Mr. Kazarian is a Founding Operating Partner of Chicago Pacific Founders. Mr. Kazarian served as the Chief Executive Officer of Recover Ways Holdings, LLC, from May 2018 to August 2020. Mr. Kazarian was one of the four Executive Officers of Accretive Health (now R1 RCM, Inc. (NASDAQ: RCM)) a provider of comprehensive end-to-end healthcare revenue-cycle management services and population health management services infrastructure. Mr. Kazarian served in a variety of roles during his tenure at Accretive Health including General Counsel, Head of the Physician Advisory Services Business and Senior Vice President of Operations with P&L responsibility for one third of the Company’s revenue cycle business. Prior to joining Accretive Health, Mr. Kazarian was a partner at Pedersen and Houpt in Chicago, where he spent 16 years representing mid-sized growth companies. Mr. Kazarian received his law degree and his Bachelor of Science degree in Biophysics from the University of Illinois. Mr. Kazarian was selected to serve on our Board for his experience as an executive in the healthcare services industry and his investing experience.

Thomas E. Price, M.D. has served on the board of managers of P3 since January 2018. Dr. Price currently serves as a director of Sanuwave Health, Inc. (NASDAQ: SNWV), a position he has held since 2020, a director of HealthWiseFirst, LLC, a position he has held since 2018, a director of Association Health Plans of America, LLC, a position he has held since 2018, a director of Transformation Care Network, LLC, a position he has held since 2020, Botanicals Sciences, LLC, a position he has held since 2020, a director of Capital Ministries (non-profit), a position he has held since 2018, and a director of Georgia Research Alliance (non-profit), a position he has held since 2019. Dr. Price entered private medical practice in 1984, returned to Emory University as an assistant professor of orthopedic surgery in 2002 and subsequently serviced as director of the orthopedic clinic at Atlanta’s Grady Memorial Hospital. Dr. Price served in the US House of Representatives from Georgia’s 6th district from 2005 to 2017, during which time he served as Chair of the House Budget Committee from 2015 to 2017. In February 2017, he was confirmed by the Senate as the United States Secretary of Health and Human Services (HHS) and remained in that position until September 2017. Currently, Dr. Price serves on the boards of several privately held health care companies and non-profits as well as consulting and advising companies. Dr. Price holds Bachelor’s and Doctor of Medicine degrees from the University of Michigan. Dr. Price was selected to serve on our Board for his extensive experience in public service and medical practice that bring a deep perspective on P3’s business.

Director Independence

Upon consummation of the Business Combinations, the size of our board of directors will be expanded from five directors to nine directors, and our board of directors will consist of Mark Thierer, Greg Wasson, Larry Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Tom Price and                  . Prior to the consummation of the Business Combinations, our board of directors will undertake a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors anticipates that, of our nine directors,                 ,                 ,                 ,                 ,                  and                  will be considered “independent” as that term is defined under the rules of the Nasdaq. There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

Following the consummation of the Business Combinations, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the Closing of the Business Combinations, our directors will be divided among the three classes as follows:

•	the Class I directors will be , and , and their terms will expire at our annual meeting of stockholders in 2022;

•	the Class II directors will be , and , and their terms will expire at our annual meeting of stockholders in 2023; and

•	the Class III directors will be , and , and their terms will expire at our annual meeting of stockholders in 2024.

The Proposed Charter will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote at least a majority of the voting power of all of our outstanding voting stock entitled to vote in the election of directors.

Committees of the Board of Directors

Following the Closing of the Business Combinations, the standing committees of our board of directors will consist of an audit committee and a compensation and nominating committee. The expected composition of each committee following the Business Combinations, and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. Our board of directors will adopt written charters for each of these standing committees, which will be available on the Company’s website upon the completion of the Business Combinations. The information on this website is not part of this proxy statement.

Audit Committee

The audit committee’s responsibilities will include, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	meeting independently with our internal auditing staff, if any, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Upon consummation of the Business Combinations, the members of our audit committee will be                 ,                  and                 .                  will serve as the chairperson of the audit committee. We anticipate that all members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules. We anticipate that                 ,                  and                  will meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. We anticipate that                  will qualify as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation and Nominating Committee

The compensation and nominating committee’s responsibilities will include, among other things:

•	reviewing and approving, or recommending for approval to the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•	preparing the annual compensation committee report required by SEC rules, to the extent required;

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•

developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of our board of directors.

Upon consummation of the Business Combinations, the members of our compensation and nominating committee will be                 ,                  and                 .                  will serve as the chairperson of the compensation and nominating committee. We anticipate that our board of directors will determine that each of                 ,                  and                  will meet the independence requirements under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the compensation committee, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Code of Ethics and Code of Conduct

Our board of directors will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon consummation of the Business Combinations, this code of business conduct and ethics will be available under the investor relations page of the Company’s website. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The information on this website is not part of this proxy statement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities following the Business Combinations is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of our securities following the Business Combinations. The Proposed Charter is described in “Stockholder Proposal No. 2—The Charter Amendment Proposal”, the Proposed Bylaws are described in “Stockholder Proposal No. 3—The Proposed Bylaw Amendment Proposal” and the governance proposals are described in “Stockholder Proposal Nos. 4A-4H—The Governance Proposals.” The full text of the Proposed Charter is attached as Annex C to this proxy statement and the full text of the Proposed Bylaws is attached as Annex D to this proxy statement.

General

Under the Proposed Charter and Proposed Bylaws, the Company’s authorized capital stock will consist of:

•	800,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	200,000,000 shares of Class V Common Stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

The following summary describes the material provisions of the Company’s capital stock following the Business Combinations. Foresight urges stockholders to read the Proposed Charter and Proposed Bylaws, which are included as exhibits to the registration statement of which this proxy statement forms a part.

Certain provisions of the Proposed Charter and Proposed Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

Common Stock

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of Class A Common Stock are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon dissolution or liquidation of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock and Class V Common Stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of Class V Common Stock shall not be entitled to receive more than $0.0001 per share of Class V Common Stock owned of record by such holder on the record date for such distribution and upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of Class V Common Stock.

Holders of shares of Class A Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class A Common Stock. There will be no redemption or sinking fund provisions applicable to Class A Common Stock.

Class V Common Stock

Each share of Class V Common Stock entitles its holders to one vote per share on all matters presented to the Company’s stockholders generally. Shares of Class V Common Stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of P3 LLC Units held by the members of P3 LLC and the number of shares of Class V Common Stock issued and outstanding. Shares of Class V Common Stock are transferable only together with an equal number of P3 LLC Units. Only permitted transferees of P3 LLC Units held by the members of P3 LLC will be permitted transferees of Class V Common Stock.

Holders of shares of Class V Common Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, except for certain amendments to the Proposed Charter described below or as otherwise required by applicable law or the Proposed Charter.

Holders of Class V Common Stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class V Common Stock. Additionally, holders of shares of Class V Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class V Common Stock. There will be no redemption or sinking fund provisions applicable to Class V Common Stock. Any amendment of the Proposed Charter that gives holders of Class V Common Stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A Common Stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of Class A Common Stock voting separately as a class.

Upon the consummation of the Business Combinations, the P3 Equityholders (other than the Blocker Sellers) will own, in the aggregate, 173,638,378 shares of Class V Common Stock, assuming that no public stockholders exercise their redemption rights in connection with the Business Combinations.

Preferred Stock

Upon the consummation of the Business Combinations and the effectiveness of the Proposed Charter that will become effective immediately prior to the consummation of the Business Combinations, the total of the Company’s authorized shares of preferred stock will be 10,000,000 shares. Upon the consummation of the Business Combinations, will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter that will become effective immediately prior to the consummation of the Business Combinations, the Company’s board of directors is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Registration Rights

The Company intends to enter into a Registration Rights and Lock-Up Agreement with the Sponsor and the other Holders in connection with the Business Combinations pursuant to which such Holders will have specified rights to require the Company to register all or a portion of their Registrable Securities under the Securities Act following the Business Combinations.

Forum Selection

The Proposed Charter will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Proposed Charter will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company’s capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Company’s board of directors. The time and amount of dividends will be dependent upon the Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing its current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Company’s board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of the Company’s business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on the Class A Common Stock in the foreseeable future.

Common Stock Prior to the Business Combinations

We are providing public stockholders with the opportunity to redeem their shares upon the consummation of the Business Combinations at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us), divided by the number of then outstanding public shares, subject to the limitations described herein. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of the Business Combinations.

We will consummate the Business Combinations only if a majority of the outstanding shares of Common Stock voted at the special meeting are voted in favor of the Business Combinations Proposal. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combinations even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combinations.

Our initial stockholders have agreed to vote their founder shares, as well as any public shares purchased during or after our IPO, in favor of the Business Combinations. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combinations.

Pursuant to our Charter, if we are unable to complete our Initial Business Combination within 24 months from the closing of our IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our Initial Business Combination within 24 months from the closing of our IPO. However, if our initial stockholders acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our Initial Business Combination within the prescribed time period.

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combinations at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combinations, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the public shares, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our Initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our business combination by February 12, 2023, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our Initial Business Combination within such time period. Our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the Business Combinations.

Pursuant to a letter agreement, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Initial Business Combination or earlier if, (x) subsequent to our Initial Business Combination, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date following the completion of our Initial Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Redeemable Warrants

Public Warrants

Each public whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our Initial Business Combination, except as described below. Pursuant to the Foresight Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional warrants will be issued upon separation of the Foresight Units and only whole public warrants will trade. Accordingly, unless you hold at least three Foresight Units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the Private Placement Warrants issued to FA Co-Investment will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8).

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the holder of a Foresight Unit containing such public warrant will have paid the full purchase price for the Foresight Unit solely for the share of Class A Common Stock underlying such Foresight Unit.

We are not registering the shares of Class A Common Stock issuable upon exercise of the public warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our Initial Business Combination, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following our Initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the public warrants expire or are redeemed. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem public warrants even if the holders are otherwise unable to exercise their public warrants.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $10.00. Commencing ninety days after the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Units):

•	in whole and not in part;

•

at a price of $0.10 per public warrant provided that holders will be able to exercise their public warrants prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A Common Stock that a public warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such warrants are not redeemed for $0.10 per public warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below.

Pursuant to the Foresight Warrant Agreement, references above to Class A Common Stock shall include a security other than Class A Common Stock into which the Class A Common Stock has been converted or exchanged for in the event we are not the surviving company in our Initial Business Combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our Initial Business Combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≥$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $11 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.277 shares of Class A Common Stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.298 shares of Class A Common Stock for each whole public warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of the IPO prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.

As stated above, we can redeem the public warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares of Class A Common Stock. If we choose to redeem the public warrants when the Class A Common Stock is trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their public warrants for shares of Class A Common Stock if and when shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Foresight Warrant Agreement (for instance, if we are not the surviving company in our Initial Business Combination), the public warrants may be exercised for such security.

Redemption Procedures and Cashless Exercise. If we call the public warrants for redemption as described above under “—Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our public warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our Initial Business Combination. If we call our public warrants for redemption and our management does not take advantage of this Cashless Exercise Option, our Sponsors and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Foresight Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (1) to modify the substance or timing of our obligation to allow redemptions in connection with our Initial Business Combination or to redeem 100% of our Class A Common Stock if we do not complete our Initial Business Combination within 24 months from the closing of the IPO or (2) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our Initial Business Combination, then the Foresight Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Foresight Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Foresight Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our Initial Business Combination at a newly issued price of less than $9.20 per share of Class A Common Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Initial Business Combination on the date of the completion of our Initial Business Combination (net of redemptions), and (z) the Market Value of our Class A Common Stock is below $9.20 per share, the exercise price of the Foresight Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $18.00 per share redemption trigger price described above under “—Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Foresight Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A Common Stock by the company if a proposed Initial Business Combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Foresight Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Foresight Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Foresight Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Foresight Warrant Agreement) of the Foresight Warrant.

The Foresight Warrants were issued in registered form under the Foresight Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Foresight Warrant Agreement provides that the terms of the Foresight Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The Foresight Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Foresight Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional Foresight Warrants will be issued upon separation of the Foresight Units and only whole Foresight Warrants will trade.

Private Placement Warrants

The Private Placement Units are identical to the units sold in the IPO except that, so long as they are held by our Sponsors or their permitted transferees, the Private Placement Units (including the underlying securities) are subject to certain transfer restrictions (as described in more detail under “Certain Relationships and Related Party Transactions—Foresight Related Party Transactions—Founder Shares and Private Placement Units—Transfer Restrictions”) and the holders thereof are entitled to certain registration rights (as described in more detail under “Certain Relationships and Related Party Transactions—Foresight Related Party Transactions—Registration Rights”), and the underlying Private Placement Warrants: (1) will not be redeemable by us; (2) may be exercised by the holders on a cashless basis; and (3) with respect to Private Placement Warrants held by FA Co-Investment, will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8). If the Private Placement Units are held by holders other than our Sponsors or their respective permitted transferees, the Private Placement Warrants underlying the Private Placement Units will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the Private Placement Units elect to exercise the underlying Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsors and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Initial Business Combination, our Sponsors, an affiliate of our Sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our Initial Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Working Capital Units at a price of $10.00 per unit at the option of the lender. The Working Capital Units would be identical to the Private Placement Units issued to our Sponsors.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Foresight Warrants is Continental Stock Transfer & Trust Co. We have agreed to indemnify Continental Stock Transfer & Trust Co. in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of our Charter and Bylaws

Our Charter provides that our board of directors is classified into three classes of directors, and the Proposed Charter will provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits. Our Charter requires, and our Proposed Charter will require, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Special meeting of stockholders. Our Charter provides that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.

Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice will need to be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock Foresight Warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Foresight Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combinations, reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and our Sponsors will be able to sell their Private Placement Units, Private Placement Shares or Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combinations.

As of the date of this proxy statement, we had 32,457,500 shares of Class A Common Stock and 7,906,250 founder shares outstanding. Of these shares, the 31,625,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 7,906,250 founder shares and all 832,500 Private Placement Units are restricted securities under Rule 144, and the shares of Class A Common Stock into which the founder shares are convertible upon completion of the Business Combinations will be restricted securities under Rule 144, in that they were issued (or will be issued upon conversion of the founder shares) in private transactions not involving a public offering, and are subject to transfer restrictions as set forth elsewhere in this proxy statement. Similarly, the shares of our Class A Common Stock and Class V Common Stock that we will issue in the Business Combinations will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there were outstanding Foresight Warrants to purchase an aggregate of 10,819,167 shares of Class A Common Stock. Each whole Foresight Warrant is exercisable for one share of Class A Common Stock, in accordance with the terms of the Foresight Warrant Agreement governing the Foresight Warrants. Of these Foresight Warrants, there were public warrants to purchase an aggregate of 10,541,667 shares of Class A Common Stock, which warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 10,541,667 shares of Class A Common Stock that may be issued upon the exercise of the public warrants.

Registration Rights

At the Closing, the Holders and Foresight will enter into the Registration Rights and Lock-Up Agreement. The Registration Rights Agreement and Lock-Up Agreement will amend, restate and replace the registration rights agreement entered into by Foresight with the Sponsors, Brian Gamache, John Svoboda and Robert

Zimmerman on February 9, 2021, in order to provide registration rights to each of the Holders, pursuant to which Foresight will be required to register for resale the Registrable Securities. For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Registration Rights and Lock-Up Agreement.” In addition, as described under “Stockholder Proposal No. 1—The Business Combinations Proposal—Related Agreements—Subscription Agreements,” Foresight will be required to register the resale of the PIPE Shares issuable pursuant to the Subscription Agreements.

Quotation of Securities

We have applied to continue the listing of our Class A Common Stock and Foresight Warrants on Nasdaq under the symbols “PHP” and “PHPW,” respectively, upon the Closing. Our application has not yet been approved. See “Risk Factors—There can be no assurance that our Class A Common Stock will be approved for listing on Nasdaq following the Closing, or if approved, that we will be able to comply with the continued listing standards of Nasdaq.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Foresight regarding (i) the actual beneficial ownership of our Common Stock as of the record date and (ii) the expected beneficial ownership of our Common Stock immediately following consummation of the Business Combinations, assuming the two redemption scenarios described below, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our current executive officers and directors;

•	each person expected to become an executive officer or director of the Company upon consummation of the Business Combinations who is a named executive officer of P3; and

•	all current executive officers and directors of Foresight, as a group, and all executive officers and directors of the Company following consummation of the Business Combinations, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock prior to the Business Combinations is based on 40,363,750 shares of Common Stock, consisting of 32,457,500 shares of Class A Common Stock and 7,906,250 shares of Class B Common Stock, issued and outstanding in the aggregate as of                     , 2021.

The beneficial ownership of Common Stock after the Business Combinations, based on the assumptions described under “Certain Defined Terms” and assuming no redemptions of Class A Common Stock by public stockholders in connection with the Business Combinations, is based on 243,338,750 shares of Common Stock outstanding, of which 69,700,372 shares will be Class A Common Stock and 173,638,378 shares will be Class V Common Stock. The beneficial ownership of Common Stock after the Business Combinations, based on the assumptions described under “Certain Defined Terms” and assuming the redemption of 10,495,307 shares of Class A Common Stock by public stockholders, is based on 243,338,750 shares of Common Stock outstanding, of which 59,747,004 shares will be Class A Common Stock and 183,591,746 shares will be Class V Common Stock.

The beneficial ownership of Common Stock after the consummation of the Business Combinations assumes that the dispute is unresolved at the time of Closing, and that a portion of the P3 LLC Units and shares of Common Stock that would otherwise be issued to the P3 Equityholders will be placed in escrow, to be allocated in accordance with the resolution of the dispute. If the dispute with Hudson is (i) resolved in favor of Hudson prior to the Closing, the number of P3 LLC Units and shares of Common Stock allocated to Hudson will be increased in accordance with such resolution, and (ii) resolved in favor of P3, the number of P3 LLC Units and Shares of Common Stock allocated to the P3 Equityholders (other than Hudson) will be increased in accordance such resolution. The total number of shares outstanding, and the shares held by the existing Foresight stockholders and the Subscribers, will not be affected by this re-allocation.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

				After the Business Combinations
	Before the Business Combination			Assuming No Redemption				% of Total Voting Power(2)	Assuming Redemption of 10,495,307 Shares of Stock				% of Total Voting Power(2)
	Number of Shares		% of Outstanding Common Stock	Class A Stock		Class V Stock			Class A Stock		Class V Stock
Name and Address of Beneficial Owner(1)				Number of Shares	%	Number of Shares	%		Number of Shares	%	Number of Shares	%
Foresight Sponsor Group, LLC (Sponsor)	7,526,025	(3)	18.6%	7,526,025	10.8%	—	—%	3.1%	7,526,025	12.6%	—	—%	3.1%
Greg Wasson	—	(3)(4)	—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Michael Balkin	—	(3)(4)	—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Gerald Muizelaar	—	(4)	—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Brian Gamache	25,000	(5)	*%	25,000	* %	—	—%	* %	25,000	* %	—	—%	—%
John Svoboda	25,000	(5)	*%	25,000	* %	—	—%	* %	25,000	* %	—	—%	—%
Robert Zimmerman	25,000	(5)	*%	25,000	* %	—	—%	* %	25,000	* %	—	—%	—%
All directors and executive officers of Foresight as a group (pre-Business Combinations; 6 individuals)	7,601,025	(6)	18.8%	7,601,025	10.9%	—	—%	3.1%	7,601,025	12.7%	—	—%	3.1%

Directors and named executive officers of post-combination company post-Business Combinations
Mark Thierer	—		—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Sherif Abdou(7)	—		—%	—	—%	22,577,765	13.0%	9.3%	—	—%	24,010,773	13.1%	9.9%
Amir Bacchus(8)	—		—%	—	—%	15,051,842	8.7%	6.2%	—	—%	16,007,181	8.7%	6.6%
Greg Wasson	—	(3)(4)	—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Larry Leisure	—		—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Mary Tolan	—		—%	—	—%	—	—%	—%	—	—%	—	—%	—%
Greg Kazarian	—		—%	—	—%	968,098	* %	* %	—	—%	1,030,061	* %	* %
Tom Price(9)	—		—%	—	—%	970,250	* %	* %	—	—%	1,032,902	* %	* %
Todd Lefkowitz	—		—%	—	—%	2,179,873	1.3%	* %	—	—%	2,319,398	1.3%	1.0%
All directors and executive officers of post-combination company as a group (post-Business Combinations; 9 individuals)(10)	—		—%	—	—%	39,960,058	23.0%	16.4%	—	—%	42,498,739	23.2%	17.5%

Five Percent Holders:
Chicago Pacific Founders(11)	—		—%	8,466,315	12.2%	69,349,081	39.9%	32.0%	9,008,254	15.1%	73,788,196	40.2%	34.0%
Hudson Vegas Investment, LLC	—		—%	—	—%	31,379,125	18.1%	12.9%	—	—%	33,387,739	18.2%	13.7%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the listed entities or individuals is c/o Foresight Acquisition Corp., 233 Michigan Avenue, Chicago, IL 60601.
(2)	The Class A Common Stock and Class V Common Stock will vote together as a single class, except as required by law or the Proposed Charter.
(3)

Consists of (i) 6,843,525 shares of Class B Common Stock which is convertible into shares of Class A Common Stock on a one-for-one basis in connection with the Closing of the Business Combinations and (ii) 682,500 shares of Class A Common Stock included in Private Placement Units. Foresight Sponsor Group, LLC, our Sponsor, is the record holder of the reported shares of Class B Common Stock. Our Sponsor is governed by a board of managers consisting of Greg Wasson and Michael Balkin. Accordingly, each of Mr. Wasson and Mr. Balkin may be deemed to beneficially own the securities held by Foresight Sponsor Group, LLC. Each of Mr. Wasson and Mr. Balkin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)	Does not include certain shares of Class B Common Stock indirectly owned by this individual as a result of his membership interest in the Sponsor.
(5)	Represents shares of Class B Common Stock which is convertible into shares of Class A Common Stock on a one-for-one basis in connection with the Closing of the Business Combinations.

(6)

Consists of (i) 6,918,525 shares of Class B Common Stock which is convertible into shares of Class A Common Stock on a one-for-one basis in connection with the Closing of the Business Combinations and (ii) 682,500 shares of Class A Common Stock included in Private Placement Units. After the Business Combinations includes 227,500 shares underlying Private Placement Warrants which become exercisable 30 days after the Closing of the Business Combinations.

(7)	Includes 1,916,036 shares of restricted Class V Common Stock in the No Redemption scenario, and 2,026,463 shares of restricted Class V Common Stock in the Maximum Redemption Scenario.
(8)	Includes 1,277,357 shares of restricted Class V Common Stock in the No Redemption scenario, and 1,350,976 shares of restricted Class V Common Stock in the Maximum Redemption Scenario.
(9)	Includes 124,742 shares of restricted Class V Common Stock in the No Redemption scenario, and 131,931 shares of restricted Class V Common Stock in the Maximum Redemption Scenario.
(10)	Includes 3,501,624 shares of restricted Class V Common Stock in the No Redemption scenario, and 3,705,225 shares of restricted Class V Common Stock in the Maximum Redemption Scenario.
(11)

Includes 69,349,081 shares of Class V Common Stock held by Chicago Pacific Founders Fund L.P., 2,692,413 shares of Class A Common Stock held by Chicago Pacific Founders Fund-A, L.P. and 5,773,902 shares of Class A Common Stock held by Chicago Pacific Founders Fund-B, L.P. in the No Redemption Scenario, and 73,788,196 shares of Class V Common Stock held by Chicago Pacific Founders Fund, L.P., 2,864,757 shares of Class A Common Stock held by Chicago Pacific Founders Fund-A, L.P., and 6,143,497 shares of Class A Common Stock held by Chicago Pacific Founders Fund-B, L.P., in the Maximum Redemption Scenario. The General Partner of each of Chicago Pacific Founders Fund, L.P., Chicago Pacific Founders Fund-A, L.P. and Chicago Pacific Founders Fund-B, L.P. is Chicago Pacific Founders GP, L.P. The General Partner of Chicago Pacific Founders GP, L.P. is Chicago Pacific Founders UGP, LLC, which is managed by Mary Tolan, Lawrence Leisure and Vance Vanier. They are located at 980 North Michigan Avenue, Suite 1998, Chicago, Illinois 60611.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Foresight Related Party Transactions

Founder Shares and Private Placement Units

Founder Shares

In October 2020, our Sponsors purchased an aggregate of 7,906,250 founder shares for a capital contribution of $25,000. In January 2021, our Sponsor transferred 25,000 founder shares to each Messrs. Gamache, Svoboda and Zimmerman, our initial director nominees.

Private Placement Units

Our Sponsors purchased an aggregate of 832,500 Private Placement Units for a purchase price of $10.00 per unit in a private placement that occurred simultaneously with the closing of our IPO on February 12, 2021. 682,500 of the Private Placement Units were purchased by our Sponsor and 150,000 Private Placement Units were purchased by FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO.

Transfer Restrictions

The founder shares and the Private Placement Units (including the underlying Private Placement Warrants, the Private Placement Shares and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement with us entered into by our initial stockholders, officers and directors on February 9, 2021. Those lock-up provisions provide that, subject to limited exceptions, such securities are not transferable or salable (1) in the case of the founder shares, until the earlier of (A) one year after the completion of our Initial Business Combination and (B) subsequent to our Initial Business Combination, (x) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property or (y) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination, and (2) in the case of the Private Placement Units (including the underlying Private Placement Warrants, the Private Placement Shares and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants), until 30 days after the completion of our Initial Business Combination.

Waiver of Redemption Rights

In addition, pursuant to the letter agreement, dated February 9, 2021, our initial stockholders, officers and directors have agreed to waive: (1) their redemption rights with respect to any founder shares, the Private Placement Shares and public shares held by them, as applicable, in connection with the completion of our Initial Business Combination; (2) their redemption rights with respect to any founder shares, the Private Placement Shares and public shares held by them in connection with a stockholder vote to approve an amendment to our Charter (A) to modify the substance or timing of our obligation to allow redemptions in connection with our Initial Business Combination or to redeem 100% of our public shares if we have not consummated our Initial Business Combination by February 12, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any founder shares and Private Placement Shares they hold if we fail to complete our Initial Business Combination by February 12, 2023 or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our Initial Business Combination within the prescribed time frame).

Voting

Pursuant to the letter agreement, dated February 9, 2021, our initial stockholders, officers and directors have agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of the Business Combinations Proposal.

Administrative Services Agreement

On February 9, 2021, we entered into an Administrative Services Agreement pursuant to which we pay our Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Accordingly, in the event the consummation of our Initial Business Combination takes the maximum 24 months, our Sponsor will be paid a total of up to $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses. For the period commencing February 9, 2021 through June 30, 2021, we have paid the Sponsor $46,071 for such services.

Registration Rights

Pursuant to a registration rights agreement entered into by us on February 9, 2021, the holders of the founder shares, Private Placement Units (including the underlying securities) and units (including the underlying securities) that may be issued upon conversion of working capital loans, and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within Working Capital Units issued upon conversion of working capital loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to shares of Class A Common Stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our Initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO, may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the IPO registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Notes—Related Parties

On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to us, pursuant to which we may borrow up to an aggregate principal amount of $300,000. The promissory notes were non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the IPO. The outstanding balance under the promissory notes of $275,000 as of December 31, 2020 was repaid upon the closing of the IPO on February 12, 2021 out of the portion of offering proceeds that was allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Initial Business Combination, our Sponsors, an affiliate of our Sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our Initial Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust

Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Working Capital Units at a price of $10.00 per unit at the option of the lender. The Working Capital Units would be identical to the Private Placement Units issued to our Sponsors. The terms of such loans by our Sponsors, an affiliate of our Sponsors or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our Initial Business Combination, we do not expect to seek loans from parties other than our Sponsors, an affiliate of our Sponsors or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

P3 Related Party Transactions

Atrio Health Plans

In 2019, Chicago Pacific Founders, one of P3’s principal equityholders, made an equity investment in Atrio Health Plans (“Atrio”). Beginning in 2020, P3 entered into a Full-Risk capitation agreement with Atrio pursuant to which P3 is delegated to perform services on behalf of Atrio’s members assigned to P3, including provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management). In 2020, P3 earned capitation revenue from Atrio of $140.0 million and management fees of $2.2 million. In 2020, P3 paid claims of $148.9 million for Atrio assigned members.

Policies and Procedures for Related Party Transactions

As a private company, P3 does not have a formal written related party transaction policy. The Company will implement policies and procedures with respect to the approval of related party transactions in connection with the Closing.

MARKET PRICE AND DIVIDENDS

Market Price

Our equity securities trade on the Nasdaq Capital Market. Each of the Foresight Units consists of one share of Class A Common Stock and one-third of one redeemable Foresight Warrant and, since February 10, 2021, has traded on the Nasdaq Capital Market under the symbol “FOREU.” The Class A Common Stock and Foresight Warrants underlying the Foresight Units began trading separately on the Nasdaq Capital Market under the symbols “FORE” and “FOREWS,” respectively, on or about April 2, 2021. Each whole Foresight Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in our registration statement. Only whole Foresight Warrants are exercisable and only whole Foresight Warrants will trade. The Foresight Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Prior to February 10, 2021, there was no established public trading market for our securities.

Holders

As of May 25, 2021, there were approximately three holders of record of Foresight Units, one holder of record of Class A Common Stock, five holders of record of Class B Common Stock and one holder of record of Foresight Warrants. Such numbers do not include beneficial owners holding securities through nominee names.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the Closing. Any decision to declare and pay dividends following the Closing will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to declare dividends may be limited by restrictive covenants contained in any existing or future indebtedness of the combined company following the Business Combinations. Further, our board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

HOUSEHOLDING INFORMATION

Unless Foresight has received contrary instructions, Foresight may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Foresight’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Foresight’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact Foresight at 233 Michigan Avenue, Chicago, IL 60601, Attention: Secretary to inform Foresight of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting of stockholders. Under Delaware law, only business that is specified in the notice of special meeting of stockholders to stockholders may be transacted at the special meeting of stockholders.

We do not expect to hold a 2021 annual meeting of stockholders because we will not be a separate public company if the Business Combinations are completed. However, if the Business Combinations are not completed, Foresight stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the Business Combinations are not completed or if Foresight is otherwise required to do so under applicable law, Foresight will take such action as it deems necessary or appropriate to call and convene future meetings of Foresight stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future meetings of Foresight stockholders in accordance with Rule 14a-8 of the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Foresight files reports, proxy statements and other information with the SEC as required by the Exchange Act.

You can read Foresight’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combinations or the Stockholder Proposals to be presented at the special meeting of stockholders, you should contact Foresight’s proxy solicitation agent at the following address and telephone number:

[            ]

If you are a Foresight stockholder and would like to request documents, please do so by                     , 2021, in order to receive them before the special meeting of stockholders. If you request any documents from Foresight, Foresight will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Foresight and P3 has been supplied by Foresight and P3, respectively. Information provided by either Foresight or P3 does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Foresight for the special meeting of stockholders. Foresight has not authorized anyone to give any information or make any representation about the Business Combinations, Foresight or P3 that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORESIGHT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021 (unaudited)	December 31, 2020
ASSETS
Current Assets
Cash	$1,285,361	$179,512
Prepaid expenses	162,206	215,448

Total Current Assets	1,447,567	394,960
Cash held in Trust Account	316,250,000	—

Total Assets	$317,697,567	$394,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$118,786	$2,286
Accrued offering costs	56,826	94,960
Promissory note – related party		275,000

Total Current Liabilities	175,612	372,246
Warrant liability	5,837,625	—

Total Liabilities	6,013,237	372,246
Commitments
Class A common stock subject to possible redemption, 30,668,432 and no shares at redemption value at March 31, 2021 and December 31, 2020, respectively	306,684,320	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,789,068 and no shares issued and outstanding (excluding 30,668,432 and no shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	179	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	791	791
Additional paid-in capital	182,370	24,209
Retained earnings	4,816,670	(2,286)

Total Stockholders’ Equity	5,000,010	22,714

Total Liabilities and Stockholders’ Equity	$317,697,567	$394,960

The accompanying notes are an integral part of the unaudited condensed financial statements.

FORESIGHT ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Three Months Ended March 31,
2021
Operating and formation costs	$482,211

Loss from operations	(482,211)
Other income:
Change in fair value of warrant liability	5,301,167

Other income, net	5,301,167

Net income	$4,818,956

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	30,163,095

Basic and diluted earnings per share, Class A common stock subject to redemption	$0.00

Basic and diluted weighted average shares outstanding, non-redeemable common stock	8,611,731

Basic and diluted net loss per share, non-redeemable common stock	$0.56

The accompanying notes are an integral part of the unaudited condensed financial statements.

FORESIGHT ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in		Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Retained earnings	Equity
Balance — January 1, 2021	—	$—	7,906,250	$791	$24,209	$(2,286)	$22,714
Sale of 31,625,000 Units, net of underwriting discounts, offering expenses and warrant liability	31,625,000	3,163	—	—	298,795,372	—	298,798,535
Sale of 832,500 Private Placement Units	832,500	83	—	—	8,044,042	—	8,044,125
Common stock subject to possible redemption	(30,668,432)	(3,067)	—	—	(306,681,253)	—	(306,684,320)
Net income	—	—	—	—	—	4,818,956	4,818,956

Balance – March 31, 2021	1,789,068	$179	7,906,250	$791	$182,370	$4,816,670	$5,000,010

The accompanying notes are an integral part of the unaudited condensed financial statements.

FORESIGHT ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Three Months Ended March 31,
2021
Cash Flows from Operating Activities:
Net income	$4,818,956
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(5,301,167)
Transaction costs associated with initial public offering	234,419
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(162,206)
Accrued expenses	116,500

Net cash used in operating activities	(293,498)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(316,250,000)

Net cash used in investing activities	(316,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	309,924,999
Proceeds from sale of Private Placement Unit	8,325,000
Payment of offering costs	(325,652)

Net cash provided by financing activities	317,649,347

Net Change in Cash	1,105,849
Cash – Beginning of period	179,512

Cash – End of period	$1,285,361

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$56,826

Initial classification of Class A common stock subject to possible redemption	$301,630,950

Change in value of Class A common stock subject to possible redemption	$5,053,370

The accompanying notes are an integral part of the unaudited condensed financial statements.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Foresight Acquisition Corp. (the “Company”) was incorporated in Delaware on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2020, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through March 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,125,000 Units, at $10.00 per Unit, generating gross proceeds of $316,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 832,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Foresight Sponsor Group, LLC (the “Sponsor”) and FA Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) ( “FA Co-Investment” and, together with the Sponsor, the “Sponsors”) generating gross proceeds of $8,325,000, which is described in Note 4.

Transaction costs amounted to $6,827,967, consisting of $6,325,000 of underwriting fees, and $502,967 of other offering costs.

Following the closing of the Initial Public Offering on February 12, 2021, an amount of $316,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsors have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination by February 12, 2023, (as such period may be extended, the “Combination Period”) and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public

Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENT AS OF FEBRUARY 12, 2021

The Company previously accounted for its outstanding Public Warrants (as defined in Note 5) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In Addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statement as of February 12, 2021. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of February 12, 2021 (audited)
Warrant Liability	$—	$11,138,792	$11,138,792
Class A Common Stock Subject to Possible Redemption	312,769,740	(11,138,792)	301,630,948
Class A Common Stock	118	112	230
Additional Paid-in Capital	5,001,384	234,307	5,235,691
Accumulated Deficit	(2,286)	(234,307)	(236,705)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on April 6, 2021. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 12, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Cash Held in Trust Account

At March 31, 2021, substantially all of the assets held in the Trust Account were held cash.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach (see Note 10).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2021 due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.

Net income per Common Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 10,819,167 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company’s statement of operations includes a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

Three Months Ended March 31, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$0.00
Income and Franchise Tax	(—)

Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	30,163,095

Basic and diluted income per share, Class A redeemable common stock	$—

Non-Redeemable Class A and B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$4,818,956
Redeemable Net Earnings

Non-Redeemable Net Income	$4,818,956
Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Non-Redeemable Class A and B Common Stock, Basic and Diluted	8,611,731

Basic and diluted net income per share, Class A and Class B non-redeemable common stock	$0.56

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors have agreed to purchase an aggregate of 832,500 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $8,325,000, in a private placement. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2020, the Sponsors purchased an aggregate of 7,906,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Notes — Related Parties

On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to the Company (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

$300,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Notes of $275,000 as of December 31, 2020 was repaid at the closing of the Initial Public Offering on February 12, 2021.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

The Company agreed, commencing on February 9, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 9, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within units issued upon conversion of Working Capital Loans will be entitled to registration rights to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FA Co-Investment may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Business Combination Marketing Agreement

The Company intends to engage the underwriters to act as advisors in connection with its Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with the Company’s press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a fee for such services upon the consummation of its Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the over-allotment option.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 1,789,068 and 0 shares, respectively, of Class A common stock issued and outstanding, excluding 30,668,432 and 0 shares, respectively, of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 7,906,250 shares of Class B common stock issued and outstanding.

Prior to the Company’s initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the Company’s board of directors for any reason. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and holders of Class B common stock will vote together as a single class, except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 9. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Units):

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

the exercise of the Private Placement Warrants will not be transferable, assignable or saleable after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	March 31, 2021
Liabilities:
Warrant Liability – Public Warrants	1	5,692,500
Warrant Liability – Private Placement Warrants	3	125,125
Warrant Liability – Underwriter Warrants	3	20,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

FORESIGHT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Measurement

The Company utilizes a Cox-Ross-Rubenstein lattice model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the binomial lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and March 31, 2021 (Private Placement Warrants only):

Input	February 12, 2021 (Initial Measurement)	March 31, 2021
Risk-free interest rate	0.56%	0.98%
Trading days per year	252	252
Expected volatility	17.8%	11.1%
Exercise price	$11.50	$11.50
Stock Price	$9.65	$9.73

On February 12, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.05 and $1.03 per warrant for aggregate values of $0.2 million and 10.8 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 12, 2021 (including over-allotment)	280,875	10,857,917	11,138,792
Change in valuation inputs or other assumptions	$(135,750)	$(5,165,417)	$(5,301,167)

Fair value as of March 31, 2021	$145,125	$5,692,500	$5,837,625

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $10,857,917 during the period from February 12, 2021 through March 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Foresight Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Foresight Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

April 5, 2021

FORESIGHT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current asset—cash	$179,512
Deferred offering costs	215,448

TOTAL ASSETS	$394,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$2,286
Accrued offering costs	94,960
Promissory notes — related parties	275,000

Total Current Liabilities	372,246

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding (1)	791
Additional paid-in capital	24,209
Accumulated deficit	(2,286)

Total Stockholders’ Equity	22,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$394,960

(1)

Included an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$2,286

Net Loss	$(2,286)

Weighted average shares outstanding, basic and diluted (1)	6,875,000

Basic and diluted net loss per common shares	$(0.00)

(1)

Excluded an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — August 20, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsors (1)	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	(2,286)	(2,286)

Balance — December 31, 2020	7,906,250	$791	$24,209	$(2,286)	$22,714

(1)

Included an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued Expenses	2,286

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Sponsors	25,000
Proceeds from promissory notes — related parties	275,000
Payment of offering costs	(120,488)

Net cash provided by financing activities	179,512

Net Change in Cash	179,512
Cash – Beginning	—

Cash – Ending	$179,512

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$94,960

The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Foresight Acquisition Corp. (the “Company”) was incorporated in Delaware on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,125,000 Units, at $10.00 per Unit, generating gross proceeds of $316,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 832,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Foresight Sponsor Group, LLC (the “Sponsor”) and FA Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) ( “FA Co-Investment” and, together with the Sponsor, the “Sponsors”) generating gross proceeds of $8,325,000, which is described in Note 4.

Transaction costs amounted to $6,827,967, consisting of $6,325,000 of underwriting fees, and $502,967 of other offering costs.

Following the closing of the Initial Public Offering on February 12, 2021, an amount of $316,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsors have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination by February 12, 2023, (as such period may be extended, the “Combination Period”) and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public

Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 12, 2021, offering costs amounting to

$6,827,967 were charged to Stockholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $215,448 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,031,250 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option was not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors have agreed to purchase an aggregate of 832,500 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $8,325,000, in a private placement. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In October 2020, the Sponsors purchased an aggregate of 7,906,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Notes — Related Parties

On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to the Company (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Notes of $275,000 as of December 31, 2020 was repaid at the closing of the Initial Public Offering on February 12, 2021.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

The Company agreed, commencing on February 9, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on February 9, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within units issued upon conversion of Working Capital Loans will be entitled to registration rights to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FA Co-Investment may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company intends to engage the underwriters to act as advisors in connection with its Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with the Company’s press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a fee for such services upon the consummation of its Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the over-allotment option.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 7,906,250 shares of Class B common stock issued and outstanding.

Prior to the Company’s initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the Company’s board of directors for any reason. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and holders of Class B common stock will vote together as a single class, except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Units):

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	Unaudited
	March 31, 2021	December 31, 2020
CURRENT ASSETS:
Cash	$22,341,413	$36,261,104
Restricted Cash	3,687,918	3,641,843
Health Plan Settlement Receivables	46,665,546	38,429,833
Clinic Fees and Insurance Receivables, Net	749,892	675,954
Other Receivables	119,001	146,117
Prepaid Expenses and Other Current Assets	5,198,714	5,192,783

TOTAL CURRENT ASSETS	78,762,484	84,347,634

LONG-TERM ASSETS:
Property, Plant and Equipment, Net	$6,474,214	6,150,587
Goodwill	871,128	871,128
Notes Receivable, Net	3,878,158	3,804,662
Right of Use Asset	4,203,708	4,728,242

TOTAL LONG-TERM ASSETS	$15,427,208	15,554,619

TOTAL ASSETS	$94,189,692	$99,902,252

LIABILITIES and MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$11,878,679	$11,793,124
Accrued Payroll	4,713,521	4,003,373
Health Plans Settlements Payable	15,731,672	13,742,775
Claims Payable	60,269,746	56,934,400
Premium Deficiency Reserve	2,000,000	—
Accrued Interest	4,927,256	4,052,406
Current Portion of Long-Term Debt	89,988	89,988

TOTAL CURRENT LIABILITIES	$99,610,862	90,616,067

LONG-TERM LIABILITIES:
Right of Use Liability	3,118,909	3,634,429
Liability for Class D Warrants	15,854,601	6,316,605
Long-Term Debt	45,848,351	45,387,986

TOTAL LONG-TERM LIABILITIES	64,821,861	55,339,020
TOTAL LIABILITIES	164,432,723	145,955,087

Class D Units Subject to Possible Redemption, 16,130,034 Units at $3.10 Redemption Value, Net of Issuance Costs $2,958,446, Plus Accumulated Preferred Returns of $5,633,583 and $4,567,346 at March 31, 2021 and December 31, 2020, Respectively	52,675,137	51,608,900

MEMBERS’ DEFICIT:
Contributed Capital	41,764,270	41,764,270
Series A Preferred Returns	4,705,644	3,815,034
Accumulated Equity-Based Compensation	$1,829,084	1,368,567
Redemption of Profits Interests	(180,000)	(180,000)
Retained Loss from Controlling Interests	(149,567,493)	(126,242,225)

MEMBERS’ DEFICIT	(101,448,495)	(79,474,354)
Retained Loss from Non-Controlling Interests	(21,469,673)	(18,187,381)
TOTAL MEMBERS’ DEFICIT	(122,918,168)	(97,661,735)

TOTAL LIABILITIES and MEMBERS’ DEFICIT	$94,189,692	$99,902,252

See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31,

	2021	2020
OPERATING REVENUE:
Capitated Revenue	$147,700,465	$112,514,334
Other Patient Service Revenue	3,863,915	2,444,462

TOTAL OPERATING REVENUE	151,564,380	114,958,796

OPERATING EXPENSES:
Medical Expenses	146,890,945	115,464,322
Premium Deficiency Reserve	2,000,000	(6,019,599)
Corporate, General and Administrative Expenses	15,059,076	11,261,504
Sales and Marketing Expenses	270,241	203,282
Depreciation	332,548	178,998

TOTAL OPERATING EXPENSES	164,552,810	121,088,507

OPERATING LOSS	(12,988,430)	(6,129,711)

NON-OPERATING EXPENSES:
Interest Expense, Net	(4,081,134)	(2,261,063)
Mark-to-Market Adjustment for Class D Warrants	(9,537,996)	—

TOTAL NON-OPERATING EXPENSES	(13,619,130)	(2,261,063)

NET LOSS	(26,607,560)	(8,390,774)
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(3,282,292)	(1,550,953)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(23,325,268)	$(6,839,821)

NET LOSS PER SHARE (BASIC AND DILUTED)	$(0.35)	$(0.11)

See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT (UNAUDITED)

	Three Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, DECEMBER 31, 2020	43,000,000	$41,764,270	$3,815,034	6,000,000	$1,140,000	1,302,083	$228,565	$(180,000)	$(126,242,223)	$(18,187,381)	$(97,661,735)
Class C Unit Based Compensation	—	—	—	—	—	333,750	460,515	—	—	—	460,515
Preferred Return at 8% for Class A Units	—	—	890,612	—	—	—	—	—	—	—	890,612
Net Loss	—	—	—	—	—	—	—	—	(23,325,268)	(3,282,292)	(26,607,560)

MEMBERS’ DEFICIT, MARCH 31, 2021	43,000,000	$41,764,270	$4,705,645	6,000,000	$1,140,000	1,635,833	$689,080	$(180,000)	$(149,567,490)	$(21,469,673)	$(122,918,168)

	Three Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, DECEMBER 31, 2019	43,000,000	$41,764,270	$430,230	4,000,000	$760,000	1,058,333	$161,092	$—	$(85,167,716)	$(13,880,310)	$(55,932,434)
Class C Unit Based Compensation	—	—	—	—	—	218,750	264,102	—	—	—	264,102
Preferred Return at 8% for Class A Units	—	—	846,999	—	—	—	—	—	—	—	846,999
Net Loss	—	—	—	—	—	—	—	—	(6,839,821)	(1,550,953)	(8,390,774)

MEMBERS’ DEFICIT, MARCH 31, 2020	43,000,000	$41,764,270	$1,277,230	4,000,000	$760,000	1,277,083	$425,194	$—	$(90,276,197)	$(17,162,602)	$(63,212,106)

See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31,

	2021	2020
Net Loss	$(26,607,560)	$(8,390,774)

Adjustments to Reconcile Net Loss to Cash Provided by (Used in) Operations
Depreciation Expense	332,548	178,998
Stock-Based Compensation	460,515	264,102
Class A and Class D Preferred Returns	1,956,848	1,859,271
Amortization of Discount from Issuance of Debt	310,653	—
Mark-to-Market Adjustment for Class D Warrants	9,537,996	—
Amortization of Debt Origination Fees	171,936	—
Net Change in ROU Assets and Liabilities	9,014	877
Premium Deficiency Reserve	2,000,000	(6,019,599)

Changes in Assets and Liabilities
Accounts Receivable, Net	(46,822)	345,513
Health Plan Settlements Receivable / Premiums Receivable	(8,235,713)	(16,190,253)
Other Current Assets	(5,931)	(33,257)
Accounts Payable and Accrued Expenses	85,555	115,130
Accrued Payroll	710,148	178,447
Accrued Interest	874,850	314,573
Health Plan Settlements Payable	1,988,897	976,024
Claims Payable	3,335,346	28,665,361

Net Cash Provided by (Used in) Operations	(13,121,720)	2,264,413

Investing Activities
Purchases of Property, Plant and Equipment	(656,177)	(803,359)
Notes Receivable, Net	(73,495)	110,903

Net Cash Used in Investing Activities	(729,672)	(692,456)

Financing Activities
Repayment of Long-Term and Short-Term Debt	(22,224)	—

Net Cash Used in Financing Activities	(22,224)	—

Net Change in Cash and Restricted Cash	(13,873,616)	1,571,958

Cash and Restricted Cash at Beginning of Period	39,902,947	32,904,848

Cash and Restricted Cash at End of Period	$26,029,331	$34,476,806

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	803,733	—
Accrued Costs for Internally Developed Technology (in Process)	3,379	41,009

See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Note 1: Company Operations

P3 Health Group Holdings, LLC and Subsidiaries (“P3” or “the Company” or “Holdings”) was founded on April 12, 2017 and began commercial operations on April 20, 2017 to provide population health management services on an at-risk basis to insurance plans offering medical coverage to Medicare beneficiaries under Medicare Advantage (“MA”) programs. MA programs are insurance products created solely for Medicare beneficiaries. Insurance plans contract directly with the Centers for Medicare and Medicaid Services (“CMS”) to offer Medicare beneficiaries benefits that replace traditional Medicare Fee for Service (“FFS”) coverage.

The Company’s contracts with health plans are based on an at-risk shared savings model. Under this model, the Company is financially responsible for the cost of all contractually-covered services provided to members assigned to the Company by health plans in exchange for a fixed monthly “capitation” payment, which is generally a percentage of the payment health plans receive from CMS. Under this arrangement, Medicare beneficiaries generally receive all their healthcare coverage through the Company’s network of employed and affiliated physicians and specialists (except for emergency situations).

The services provided to health plans’ members vary by contract. These may include utilization management, care management, disease education, and maintenance of a quality improvement and quality management program for members assigned to the Company. Effective January 1, 2019, the Company is also responsible for the credentialing of Company providers, processing and payment of claims and the establishment of a provider network for certain health plans. At March 31, 2021 and December 31, 2020, P3 had agreements with fourteen and twelve health plans, respectively.

The initial terms of the Company’s existing health plan contracts currently extend from periods ending December 31, 2022 through December 31, 2025. After the initial term, most health plan agreements automatically renew for various terms (usually one to two years) unless either party notifies the other, in writing, of its intent not to renew in advance based on contractually obligated notification periods. Failure of the Company to retain certain health plan contracts would have a material adverse impact on operating results.

The Company has Management Services Agreements (“MSAs”) and deficit funding agreements with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC (collectively, the “Network”). The MSAs provide that P3 Health Partners-Nevada, LLC will furnish administrative personnel, office supplies and equipment, general business services, contract negotiation and billing and collection services to the Network. Fees for these services are the excess of the Network’s revenue over expenses. Per the deficit agreement, P3 Health Partners-Nevada, LLC will lend amounts to the Network to the extent expenses exceed revenue(s). The loan will bear interest at prime plus 2%.

In addition to P3’s contracts with health plans, through its relationship with the Network, the Company provides primary healthcare services through its employed physician clinic locations. These primary care clinics are reimbursed for services provided under FFS contracts with various payers and through capitated – per member, per month (“PMPM”) arrangements.

Note 2: Significant Accounting Policies

Basis of Presentation

These accompanying interim condensed consolidated financial statements are prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 954-205, Health Care Entities – Presentation of Financial Statements in conformity with Generally Accepted Accounting

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Principles in the United States of America (“GAAP”). In the opinion of Management, all material adjustments of a normal recurring nature have been made to present fairly the Company’s financial position at March 31, 2021 and the results of operations and cash flows for the periods presented.

Principles of Consolidation

These accompanying condensed consolidated financial statements include the accounts of P3 Health Group Holdings, LLC (“Holdings”) and its six wholly-owned subsidiaries: P3 Health Group Management, LLC (“P3-MGMT”); P3 Consulting, LLC (“P3-CS”); P3 Health Partners, LLC (P3 Health Partners-Arizona, LLC, “P3-AZ”); P3 Health Partners-Nevada, LLC (“P3-NV”); P3 Health Partners-Oregon, LLC (“P3-OR”); and P3 Health Partners-Florida, LLC (“P3-FL”). P3 Health Partners ACO, LLC (Arizona Connected Care “AzCC”) is a wholly owned subsidiary of P3-AZ.

The financial statements of Kahan, Wakefield, Abdou, PLLC (“KWA”); and Bacchus, Wakefield, Kahan, PC (“BACC”) are consolidated with P3-NV. P3-NV is the primary beneficiary of these entities due to management services and deficit funding agreements in place among them, see Note 1.

On August 22, 2019, P3-AZ was assigned all the equity in AzCC for no consideration. The assets, liabilities, and operating activity of AzCC as of the assignment date are included in the Company’s condensed consolidated financial statements.

All significant transactions among these entities have been eliminated in consolidation.

Variable Interest Entities (“VIE” or “VIEs”)

Management analyzes whether (or not) the Company has any financial interests in VIEs. This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. ASC 810, Variable Interest Entities and Principles of Consolidation requires a reporting entity to consolidate a VIE when that reporting entity has a variable interest that provides it with a controlling financial interest in the VIE. The entity which consolidates a VIE is referred to as the primary beneficiary of the VIE. See Note 16 pertaining to VIEs.

Management’s Use of Estimates

Preparation of these condensed consolidated financial statements and accompanying footnotes, in conformity with U.S. GAAP, requires Management to make estimates and assumptions that could affect amounts reported here. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID-19. The areas where significant estimates are used in these accompanying financial statements include revenue recognition, the liability for unpaid claims, unit-based compensation, premium deficiency reserves and impairment recognition of long-lived assets (including intangibles and goodwill). Actual results could differ from those estimates.

Cash and Restricted Cash

Cash includes deposits made at banks. Accounts at each institution are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”). In 2021 and 2020, the Company maintained its cash in bank deposit accounts which, at times, may have exceeded FDIC insured limits. Management does not expect any losses to occur on such accounts.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At March 31, 2021 and December 31, 2020, the Company had unrestricted cash of $22,341,413 and $36,261,104, respectively, deposited at banking institutions which exceeded the FDIC insured limit.

	Unaudited
Type of Account	March 31, 2021	December 31, 2020
Checking	$22,341,413	$36,261,104
Restricted	3,687,918	3,641,843

Total Cash Balances	$26,029,331	$39,902,947

Restricted Cash is that which is held for a specific purpose (such as payment of partner distributions and legal settlements) and is thus not available to the Company for immediate or general business use. Restricted Cash appears as a separate line item on the Company’s condensed consolidated balance sheets.

Revenue Recognition and Revenue Sources

The following table depicts the sources (by product type) from which the Company’s revenues are derived:

For the Quarters Ended March 31,
Revenue Type	2021	% of Total	2020	% of Total
Capitated Revenue	$147,700,465	97%	$112,514,333	98%

Other Patient Service Revenue
Clinical Fees & Insurance Revenue	$2,351,927	2%	1,485,601	1%
Care Coordination / Management Fees	$1,503,353	1%	956,586	1%
Incentive Fees	$8,635	0%	2,275	0%

Subtotal Other Patient Service Revenue	3,863,915	3%	2,444,462	2%

Total Revenue by Year	$151,564,380	100%	$114,958,795	100%

The following table depicts the individual health plans from which the Company has a concentration of revenue that is 10.0%, or more:

For the Quarters Ended March 31,
	2021	% of Total	2020	% of Total
Health Plan A	$43,254,924	29%	$35,193,919	30%
Health Plan B	33,952,002	22%	26,976,059	23%
Health Plan C	19,280,237	13%	13,773,154	12%
Health Plan D	27,694,259	18%	14,482,026	13%
All Other	27,382,958	18%	24,533,637	21%

Total Revenue by Year	$151,564,380	100%	$114,958,795	100%

Revenue Recognition

The Company applies the framework prescribed according to ASC 606, Revenue from Contracts with Customers (“ASC 606”), to recognize revenue. The core principle of ASC 606 is that an entity’s performance obligation is

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

complete, and revenue is earned, upon the transfer of a promise to deliver services to customers commensurate with consideration to which it would expect to be received in exchange for the actual delivery of those services. The terms of the contract and all relevant facts and circumstances should be considered when applying this guidance. This includes application of a practical expedient (a “portfolio approach”) to contracts with similar characteristics and circumstances. P3 used the portfolio approach to account for any ASC 606 transition adjustments for revenue from its MA contracted health plans.

The principles of ASC 606 are generally applied using the following five steps:

1.	Identify the contract(s) with a customer.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The Company initially applied the standard on January 1, 2019, using the modified retrospective adoption method, and elected to apply the modified retrospective method only to contracts that were not completed as of this date. This modified retrospective application did not have a material impact on the Company’s December 31, 2018 retained earnings (deficit). Additionally, the Company utilized the portfolio approach to group contracts together with similar characteristics for the adoption analysis.

Capitated Revenue

The Company contracts with health plans using an at-risk (shared savings) model. Under the at-risk model, P3 is responsible for the cost of all covered services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a percentage of the payment (“POP”) based on health plans’ premiums received from CMS. Through this capitation arrangement, P3 stands ready to provide assigned MA beneficiaries all their medical care via the Company’s directly employed and affiliated physician/specialist network.

The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. Capitated accounts receivable includes $1,038,712 and $1,174,916 as of March 31, 2021 and December 31, 2020, respectively, for acuity-related adjustments that are estimated to be received in subsequent periods. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.

Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

performance incentives or penalties as Management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity. As the period between the time of service and time of payment is typically one year or less, Management elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.

P3’s contracts with health plans may include core functions and services for managing assigned patients’ medical care. The combination of those services is offered as one “single solution” (“bundle”). The Company does not offer nor price each individual function as a standalone a la carte service to health plans. However, the addition or exclusion of certain services may be negotiated and reflected in each health plan’s specific total POP.

At March 31, 2021 and December 31, 2020, P3 had POP contracts in effect with fourteen and twelve health plans (both across four states), respectively.

Each month, in accordance with contractual obligations (for non-delegated health plans; e.g. – those for which the Company has not been delegated for claims processing), each plan funds a medical claims payment reserve equal to a defined percentage of premium attributable to members assigned P3. In turn, P3 administers and funds medical claims for contractually covered services, for assigned health plan members, from that health plan’s reserve. On a quarterly or monthly basis, health plans conduct a settlement of the reserve to determine any surplus or deficit amount. The reconciliation and distribution of the reserve occur within 120-days following the end of each quarter. An annual settlement reconciliation and distribution from all funds occurs within twenty-one months following each year-end. At March 31, 2021 and December 31, 2020, settlement receivables (health plan surpluses) and settlement payables (health plan deficits), by health plan, by period, were as follows:

	Unaudited
Health Plan Name	March 31, 2021	December 31, 2020
Health Plan A	$3,460,056	$94,501
Health Plan B	17,983,634	15,766,808
Health Plan C	7,997,583	7,332,687
Health Plan D	6,269,965	6,863,270
Health Plan E	1,785,416	1,429,722
Health Plan F	2,322,960	3,240,155
Health Plan G	258,255	2,748,622
Health Plan H	2,275,929	428,755
Health Plan J	262,355	141,922
Health Plan K	225,414	4,569
Health Plan L	628,208	378,822
Health Plan M	276,813	—
Health Plan N	2,918,957	—

Total Health Plan Settlement Receivables by Year	$46,665,546	$38,429,833

	Unaudited
Health Plan Name	March 31, 2021	December 31, 2020
Health Plan C	$1,928,414	$1,928,414
Health Plan D	4,680,185	4,680,185

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

	Unaudited
Health Plan Name	March 31, 2021	December 31, 2020
Health Plan F	6,626,048	6,125,681
Health Plan G	1,008,495	1,008,495
Health Plan N	1,488,530	—

Total Health Plan Settlement Payables by Year	$15,731,672	$13,742,775

At March 31, 2021 and December 31, 2020, Management has deemed the Company’s settlement receivables to be fully collectible from those health plans where P3 is not delegated for claims processing. Accordingly, an allowance for doubtful accounts is not necessary.

Other Patient Service Revenue(s) – Clinical Fees and Insurance Revenue

Clinic fees and insurance revenues relate to net patient fees received from various payers and direct patients (“self-payers”) under contracts in which P3’s sole performance obligation is to provide healthcare services through the operation of medical clinics. The Company recognizes clinic fees and insurance revenue in the period in which services are provided, on the date of service, under FFS payment arrangements or in the month assigned health plan members are entitled to services. P3’s performance obligations are typically satisfied in the same day services are provided. All the Company’s contracts with its customers under these arrangements include a single performance obligation.

P3’s contractual relationships with patients, in most cases, also involve third-party payers (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through state-sponsored health insurance exchanges). Transaction prices for services provided are dependent upon specific rules in place with third party payers – specifically, Medicare/Medicaid and pre-negotiated rates with managed care health plans and commercial insurance companies. Contractual arrangements with third parties typically include payments at amounts which are less than standard charges. These charges generally have predetermined rates for diagnostic service codes or discounted FFS rates. Management perpetually reviews P3’s contractual estimation processes to consider and incorporate updates to laws, regulations and frequent changes in the managed care system. Contractual terms are negotiated and updated accordingly upon renewal.

The Company’s revenue is based upon the estimated amounts Management expects to receive from patients and third-party payers. Estimates of explicit price concessions under managed care and commercial insurance plans are tied to payment terms specified in related contractual agreements. Retroactively calculated explicit price concessions tied to reimbursement agreements with third-party payers are recognized on an estimated basis in the period related services are rendered and adjusted in future periods as final payments are received. Revenue related to uninsured patients, uninsured co-payments, and deductibles (for patients with healthcare coverage) may also be discounted. P3 records implicit price concessions (based on historical collection experience) related to uninsured accounts to recognize self-pay revenues at their most likely amounts to be collected.

As part of the adoption of ASC 606, Management elected two of the available practical expedients provided for by the standard. First, the Company did not adjust the transaction price for any financing components as those were deemed to be insignificant. Additionally, the Company expensed all incremental customer contract acquisition costs as incurred as such costs are not material and would be amortized over a period less than one year.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Other Patient Service Revenue(s) – Shared Risk Revenue

The Company (via one of its wholly owned subsidiaries – Arizona Connected Care, “AzCC”) receives 30% of the shared risk savings from parties with whom it contracts under four separate arrangements. These arrangements are driven solely by medical cost containment year-over-year (“YoY”) expense reductions. This key performance indicator (“KPI”) is measured by the aggregate change in PMPY (per member, per year medical costs. If the sequential YoY PMPY aggregate change yields a reduction, the Company receives 30% of the associated total cost savings for that year. Conversely, if the sequential YoY PMPY aggregate change yields an increase in medical costs, no monies are due the Company that year. This KPI is compiled and reviewed on a calendar year basis.

Other Patient Service Revenue(s) – Care Coordination Fees and Management Fees

P3’s delegated health plans may also pay a Care Coordination Fee (“CCF”) or Management Fee to the Company. CCFs and Management Fees are intended to fund the costs of delegated services provided to certain health plans. CCFs are specifically identified and separated in each monthly capitation payment the Company receives from these parties. None of the Company’s other health plans bifurcate CCFs nor are any of them contractually required to do so.

The Company uses a portfolio approach to account for CCFs and Management Fees. Based on similarities of the terms of the care coordination and administrative services, Management believes that revenue recognized by utilizing the portfolio approach approximates that which it would have realized if an individual contract approach were applied.

Other Patient Service Revenue(s) – Incentive Fees

Certain health plans with whom the Company contracts pay incentives to P3 when KPIs are positive and exemplary. KPIs may include high patient satisfaction; extraordinary quality of care; P3’s contribution to health plans’ Star Rating(s); and P3’s net promoter score (“NPS”) – among a variety of others. Incentive Fees are realized upon the Company’s receipt of cash, as the amounts are constrained by the discretion of health plans.

Patient Fees Receivable

Substantially, all client fees and insurance receivables are due under FFS contracts with third party payors, such as commercial insurance companies (“Commercial”), government-sponsored healthcare programs (“Medicare/Medicaid”) or directly from patients (“Self-Pay”). Management continuously monitors activities from payors (including patients) and records an estimated price concession based on specific contracts and actual historical collection patterns. Patient fees receivable, where a third-party payor is responsible for the amount due, are carried at amounts determined by the original charges for services provided less explicit price concessions. Price concessions represent amounts made for contractual adjustments (discounts). Patient fees receivable are included in Clinic Fees and Insurance Receivables in the Company’s Condensed Consolidated Balance Sheets and are recorded net of contractual allowances.

Patient fees receivable are recorded at the invoiced amount, net of any expected contractual adjustments and implicit price concessions, and do not bear interest. The Company has agreements with third-party payors that provide for payments at amounts different from the established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors,

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

and others for services rendered. Contractual adjustments arising under reimbursement arrangements with third-party payors are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Implicit price concessions are taken based on historical collection experience and reflect the estimated amounts the Company expects to collect.

Property, Plant and Equipment (“PP&E”)

PP&E is carried at acquisition cost, net of accumulated depreciation. Costs for repairs and maintenance of PP&E, after such PP&E has been placed in service, are expensed as incurred. Costs and related accumulated depreciation are eliminated when PP&E is sold or otherwise disposed. Sales and disposals may result in asset-specific gains or losses. Any such gains or losses are included as a component to net income (loss). Management computes and records depreciation using the straight-line method. The following table summarizes the estimated useful lives applicable to PP&E:

Classification PP&E Asset	Depreciation Cycle
Leasehold Improvements (Cycle: Lease Term)	Lease Term
Furniture & Fixtures	7-Years
Computer Equipment	3-Years
Medical Equipment	7-Years
Software	3-Years
Software (Development in Process)	N/A

ASC 350-40, Accounting for Internal Use Software, outlines how companies should capitalize or expense internal-use software, based on achieving two key objectives. The first objective includes ensuring that the Preliminary Project Stage has been completed and the second one being the type of work being completed within the Application Development Stage, which qualifies as a capitalizable activity.

Computer software is considered for internal use when it is developed or purchased for the internal usage and needs of the organization only.

Beginning in 2018, P3 began the project build of its own proprietary technology to serve core functions of its business operations such as revenue and medical cost analysis, care management and various facets that promote impactful utilization. At March 31, 2021 and December 31, 2020, the Company has categorized $1,449,332 and $2,794,221, respectively to Property, Plant and Equipment (“PP&E”) for these software costs (specifically to work in progress).

P3’s internally-developed technology has been and is continuing to be designed to standardize the availability of quality data used across the enterprise. The technology requires several components of external input from health plans served by P3, its provider network and member-patient populations.

As internally developed technology is deemed “substantially complete”, it is placed into service and depreciated. At March 31, 2021 and December 31, 2020, $2,411,278 and $534,931, of capitalized costs was placed into service, respectively. Any, and all, costs associated with internally developed technology, following deployment are expensed directly to the Company’s Condensed Consolidated Statements of Operations, as incurred.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant, and Equipment (“PP&E”) – Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset or asset group is measured by comparing its’ carrying amount to the future undiscounted net cash flows the asset or asset group is expected to generate. If such assets are considered impaired (e.g. – future undiscounted cash flows are less than net book value), an impairment charge is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has not retired nor sold any PP&E.

Goodwill

In accordance with ASC 350, Goodwill and Other – Accounting for Goodwill, Management has elected to test goodwill for impairment at the Company level. Goodwill is tested for impairment on, at least, an annual basis or more frequently if a known triggering event occurs. If a triggering event occurs, the fair value of goodwill may decrease below its’ carrying amount. On the occurrence of a triggering event, an entity has the option to first assess qualitative factors at the “macro” level (Step 0) to determine whether a quantitative impairment test (Step 1) is necessary. If Step 0 indicates it’s more likely than not that goodwill is impaired, Management must proceed with Step 1 to quantify the current fair value differential below the carrying amount. If the qualitative assessment indicates it’s more likely than not that goodwill is not impaired, no further testing is needed. The Company has not recorded any goodwill impairment charges in 2020 or 2021.

Leases

The Company accounts for its leases under ASC 842 Leases. In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company does not currently have any finance leases. The Company’s lease agreements contain variable payments for common area maintenance and utilities. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in its lease portfolio.

Business Combinations

In accordance with ASC 805, Business Combinations, the price tendered in business acquisitions is allocated among the identifiable tangible and intangible assets and assumed liabilities – all of which are based on estimates of corresponding fair value as of the acquisition date. Management applies valuation methods which are ultimately used in the Company’s purchase price allocations. Goodwill is recorded based on the difference between the fair value of consideration exchanged and the fair value of the net assets and liabilities assumed.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Equity-Based Compensation

Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.

For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting.

For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards. For service-vesting units, the requisite service period for each separately vesting portion of the profits interest is recognized on a straight-lined basis annually as of the service anniversary date. Some service awards vest monthly whereby the Company recognizes associated compensation expense in equal installments throughout the course of the year.

The Company’s Management Incentive Plan, which became effective as of December 8, 2017 and which P3’s Board of Managers, (the “Board”) amended and restated on April 16, 2020 (the “Incentive Plan”), provides for the grant of service-based and performance-based incentive units to certain officers, directors, and employees. Subject to adjustment, a maximum aggregate of 6,845,297 incentive units are authorized for issuance under the Incentive Plan. Incentive unit awards are governed by the terms of the Incentive Plan, the terms of the award agreement documenting the grant and the limited liability company agreement of P3 Health Group Holdings, LLC (the “LLC Agreement”), and are intended to qualify as a “profits interest” for Federal income tax purposes.

Warrant Liability

The Company accounts for warrant units of the Company’s Class D Units that may become redeemable for cash or other assets as liabilities at fair value on the Condensed Consolidated Balance Sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s Condensed Consolidated Statements of Operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss. The fair value of the warrants was estimated using an Option Pricing model (Black-Scholes-Merton).

The Company utilizes the Black-Scholes-Merton methodology to value the warrants at each reporting period, with changes in fair value recognized in the Condensed Consolidated Statements of Operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. The key assumptions used in the option pricing model relate to expected share-price volatility, expected term, and the risk-free interest rate. The expected volatility was derived from the asset volatilities of a selected group of comparable public companies. The risk-free interest rate is based on U.S. Treasury zero coupon bond rates. The expected term of the warrants is assumed to be the time until the close of the Transaction discussed in Note 17.

The key inputs into the option pricing model at March 31, 2021 and December 31, 2020 were as follows:

Key Input	March 31, 2021	December 31, 2020
Volatility	60.00%	65.00%
Risk-Free Interest Rate	0.06%	0.10%
Exercise Price	$4.68	$4.68
Expected Term	0.9 Years	1.1 Years

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Premium Deficiency Reserve (“PDR”)

In accordance with ASC 944-60-25-4, a PDR is required when there is a probable loss on unearned premiums. PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business. If a PDR exists, the amount shall be recognized by recording an additional liability for the deficiency with a corresponding charge to operations. The Company recorded a $2,000,000 PDR at March 31, 2021.

Healthcare Services Expense and Claims Payable (collectively, “Medical Expenses”)

The cost of healthcare services is recognized in the period services are provided. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). Medical expenses also include costs for overseeing the quality of care and programs, which focus on patient wellness. Additionally, healthcare expenses can also include, from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies.

A reserve for unpaid health claims is reported as IBNR. IBNR is based on historical paid claims trends and healthcare utilization metrics and available industry data. IBNR is recorded as “Claims Payable” in the accompanying condensed consolidated balance sheets. The Company recorded $60,269,746 and $56,934,400 of IBNR liabilities to its Condensed Consolidated Balance Sheets for March 31, 2021 and December 31, 2020, respectively.

Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. IBNR estimates are made on an accrual basis and adjusted in future periods as required. Any adjustments to prior period estimates are included in the current period. Such estimates are subject to the impact from changes in both the regulatory and economic environments. The Company’s claims payable represents Management’s best estimate of its liability for unpaid medical costs as of March 31, 2021 and December 31, 2020.

Income Taxes

The Company and its wholly owned subsidiaries are “Single Member” limited liability companies (“LLCs”) and, therefore, do not directly pay Federal income tax expense(s), with the exception of P3 Health Group Management, LLC (“P3-MGMT”), which has elected to file as a C-Corp under the Internal Revenue Code. However, P3-MGMT – although subject to Federal income tax, has historically not paid any such taxes due to loss carryforwards.

Management evaluates the Company’s potential for any uncertain tax positions. This is done so on a continual basis throughout the course of the year. This is accomplished through a review of policies and procedures, reviews of customary and regular tax filings, and discussions with third-party experts. The Company did not have any uncertain tax positions at March 31, 2021 nor December 31, 2020.

As an LLC, the Company files annual Federal partnership income tax returns in the United States and in and in certain states and local jurisdictions. No returns are closed to assessment based on the inception date of the Company (2017). Interest and penalties, if any, would be recorded as a component of operating expenses.

Sales and Marketing Expenses

The Company uses advertising primarily to promote the health plans with whom it conducts business as well as its physician clinics throughout the geographic areas it serves. Advertising costs are charged directly to operations as incurred. Sales and Marketing Expenses totaled $270,241 and $203,282 as of March 31, 2021 and 2020, respectively.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Note 3: Recent Accounting Pronouncements Not Yet Adopted

In October 2018, the FASB issued ASU 2018-17, Consolidation – Targeted Improvements to Related Party Guidance for Variable Interest Entities (Topic 810) (“ASU 2018-17”). ASU 2018-17 eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. Instead, the reporting entity will consider such indirect interests on a proportionate basis. ASU 2018-17 is effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the adjustments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for us beginning January 1, 2023. The new current expected credit losses (“CECL”) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. The Company is currently evaluating the impact the adoption of this standard will have on its condensed consolidated financial statements.

Note 4: Company Liquidity, Operations and Management’s Plans

The Company follows guidance promulgated by the FASB, specifically, ASC 205-40, Presentation of Financial Statements – Going Concern, which requires Management to assess P3’s ability to continue as a going concern and to provide related disclosure(s) in certain circumstances.

The Company has experienced revenue growth in 2019, 2020 and the three months ended March 31, 2021 due to contracting with six new health plans in 2019, five additional new health plans in 2020, and two additional health plans in 2021.

Year	# Health Plans	Revenue	YoY Growth	Net Loss	Net Loss %
2018	1	$87,696,695	N/A	$(34,699,051)	-40%
2019	7	145,894,832	66%	(42,916,855)	-29%
2020	12	485,541,289	233%	(45,381,576)	-9%

On November 19, 2020, the Company entered a Term Loan Agreement with CRG Servicing, LLC (“CRG”) (the “Agreement”) to provide additional Net Working Capital (“NWC”) of up to $100.0 million, of which $40.0 million has been drawn as of March 31, 2021. Per the terms of the Agreement, the Company may draw down two additional annual tranches of funding from CRG. These draws are limited to $35.0 million (in 2021, year 2) and $25.0 million (in 2022, year 3).

The Company’s Agreement with CRG requires certain financial covenants be complied with and met on an annual basis. Financial covenants require the Company to always maintain minimum liquidity, as defined in the

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

agreement, of $5.0 million and annual consolidated revenue of, at least, $395.0 million for 2021. Although the Company’s covenants are annual, P3 posted consolidated revenue of $151.6 million in the three months ended March 31, 2021 and met the minimum liquidity threshold as of March 31, 2021.

The Company believes they have sufficient, and available, cash resources to continue operating as a going concern and will remain compliant with its debt covenants for the next 12-month period.

As the Company continues to pursue its business plan, it may need to finance its operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no assurance that any additional financing or strategic transactions will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.

Note 5: Patient Fees Receivable

Patient fees receivable are included in Clinic Fees and Insurance Receivables in the Company’s Condensed Consolidated Balance Sheet and consisted of the following categories for each of the periods ended March 31, 2021 and December 31, 2020, presented below:

	Unaudited
	March 31, 2021	December 31, 2020
Total Receivables: Gross	$1,397,879	$662,526
Less: Contractual Allowances	(1,035,328)	(302,137)

Receivables Net of Contractual Allowances	362,551	360,389

Commercial	184,823	203,201
Medicare / Medicaid	123,685	109,996
Self Pay	54,043	47,192

Receivables Net of Contractual Allowances	$362,551	$360,389

Note 6: Property, Plant and Equipment (“PP&E”)

The Company’s PP&E balances as of March 31, 2021 and December 31, 2020 consisted of the following:

	Unaudited
Classification PP&E Asset	March 31, 2021	December 31, 2020
Leasehold Improvements (Cycle: Lease Term)	$1,396,171	$1,392,688
Furniture & Fixtures	1,152,292	1,150,789
Computer Equipment & Software	3,926,585	1,947,894
Medical Equipment	475,208	457,822
Software (Development in Process)	1,449,332	2,794,221
Less: Accumulated Depreciation	(1,925,374)	(1,592,827)

Totals	$6,474,214	$6,150,587

Note 7: Notes Receivable, Net

The Company entered into five Promissory Notes (the “Notes”) with three family medical practices (the “Practices”) to fund working capital needs. The Company simultaneously entered separate Provider Agreements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

with each Practice related to four of these five Notes. Each Provider Agreement establishes a preferred, predetermined reimbursement rate for services rendered to the Company’s members and requires that Practice to furnish healthcare services to the Company’s members. The Provider Agreements mature in concert with each practice’s loan. In accordance with each of these four Notes, so long as the corresponding Provider Agreement is in effect on the maturity date of each Note, and has not been terminated by the borrower for any reason, the Company will forgive the entire principal, plus accrued interest due on the date of maturity. Likewise, if the Company terminates the Provider Agreement prior to maturity without cause, all principal plus accrued interest due from the borrower will be forgiven. Upon early termination of the Provider Agreement by borrower, all principal and accrued interest will become immediately payable and due the Company. Related to potential forgiveness, the Company records a valuation allowance on a straight-line basis following the early termination date through the date of maturity, due to the probable likelihood of needing to forgive the notes at maturity, with a full valuation allowance set at the time of maturity.

At March 31, 2021 and December 31, 2020, the Company has recorded notes receivable of $3,783,143 and $3,979,161, including accrued interest of $369,233 and $695,956, and net of valuation allowances of $87,690 and $235,675, respectively. The Notes carry maturity dates ranging from December 31, 2021 through December 31, 2028 with interest rates ranging from 5.0% to 10.0%. Two of the Notes are included in Other Receivables in the Company’s Condensed Consolidated Balance Sheet due to their short-term maturity dates of March 31, 2021.

Note 8: Claims Payable

Claims payable includes claims reported as of the balance sheet date, including estimates for IBNR, due to third parties for health care services provided to members. IBNR was $60,269,746 and $48,185,272 at March 31, 2021 and 2020, respectively. Activity in the liability for claims payable and healthcare expenses for the quarters ended March 31, was as follows:

	For the Three Months Ended March 31,
	2021	2020
Claims Unpaid, Beginning of Year	$56,934,400	$19,858,315

Incurred, Related to:
Current Year	128,960,485	95,723,133
Prior Year(s)	—	—

Total Incurred	128,960,485	95,723,133

Paid, Related to:
Current Year	77,057,953	52,711,307
Prior Year(s)	48,567,186	14,684,869

Total Paid	125,625,139	67,396,176

Claims Unpaid, End of Period	$60,269,746	$48,185,272

Total incurred claims of $128,960,485 and $95,723,133 as of March 31, 2021 and 2020 respectively are lower than total Medical Expenses by $17,930,459 and $19,741,189 respectively. This difference is primarily composed of Medicare Part D expenses, Sub-Capitation expenses, and other non-claims payable medical expenses on the accompanying Condensed Consolidated Statements of Operations. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Note 9: Long-Term Debt

In 2019, the Company received bridge loans (“LTD-A”) from some of its existing investors totaling $16,164,914. The bridge loans accrued interest at 12% and were scheduled to mature on November 12, 2019. All but one was repaid with proceeds raised from the issuance of Class D Units. The remaining and outstanding bridge loan balance was $1,629,310, plus accrued interest of $165,974 at March 31, 2020. This remaining and outstanding balance, plus accrued interest was fully paid by November 30, 2020.

In 2019, the Company executed a share repurchase agreement with one of its investors (“LTD-C”). The agreement stipulated $15.0 million originally contributed by the investor would be repaid by the earlier of June 28, 2023 or a change in control transaction. As part of this repurchase agreement, the investor exchanged its owned units back for a $15.0 million note receivable from the Company – thus, no longer holding its former equity position. The note carries interest of 10.0% per year. Its principal balance plus accrued interest is due at maturity. Accrued interest was $4,337,385 and $3,865,740 at March 31, 2021 and December 31, 2021, respectively. The total principal balances are included in Long-Term Debt on the Company’s Condensed Consolidated Balance Sheets at March 31, 2021 and December 31, 2020.

On November 19, 2020, the Company entered a Term Loan and Security Agreement (the “Facility”) with a commercial lender (“LTD-D”). The Facility provides funding up to $100.0 million, of which $40.0 million has been drawn as of March 31, 2021. Of the $40.0 million drawn, $36.5 million was received (net of $3.5 million in financing costs). Financing costs are amortized on a straight-line basis through the Facility’s expected maturity date. The Facility may be used to pay certain indebtedness of the Company and for general working capital needs. The Company has access to an additional $60.0 million (of which $35.0 million is available up through December 31, 2021 and $25.0 million is available through February 28, 2022). Repayment of principal of all amounts drawn are due at maturity.

The Company must meet a borrowing base milestone by demonstrating to the Lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) are greater than or equal to $125.0 million. Additionally, the Company must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. Starting in 2021, and on an annual basis thereafter, the Company must post a minimum amount of annual revenue equal to, or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025. Also, the Company is subject to certain restrictions that include indebtedness and liens.

The Facility’s maturity date is December 31, 2025. This maturity date may be accelerated as a remedy under the certain default provisions in the agreement or in the event a mandatory prepayment trigger occurs. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments). The PIK is subject to acceleration of that date in the event certain occurrences in the Facility’s agreement are triggered. The Facility’s Lenders also received ten-year warrants to purchase 858,351 shares of Series D Preferred Units at $4.68 per share. These warrants have been recorded as a liability in the Company’s condensed consolidated balance sheets at fair market value and are marked to market on a quarterly basis until exercised. A discount was recorded on the debt issued for the same amount. The discount is amortized through maturity of the loan.

The Security Agreement provides the Lenders collateral in 100% of the Company’s pledged stock, its subsidiaries (including tangible and intangible personal property) and bank accounts.

On June 7, 2020, the Company repurchased 200,000 Class C (Time-based) Units, at $0.90 per Unit from a former Executive through issuance of a long-term note (“LTD-E”). This repurchase was recognized in the Company’s

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

condensed consolidated balance sheets as a reduction to Members’ Deficit in the amount of $180,000 and a corresponding increase in Long term Debt. LTD-E bears interest of 3.25% and fixed monthly payments of $7,757 through date of maturity (June 7, 2022).

The following table rolls forward the long-term debt balances presented in the Company’s Condensed Consolidated Balance Sheets:

	LTD-A	LTD-C	LTD-D	LTD-E	Totals
Balance at December 31, 2019	1,516,598	15,000,000	—	—	16,516,598

Issued in 2020	—	—	40,000,000	180,000	40,180,000
Principal Payments in 2020	(1,516,598)	—	—	(43,911)	(1,560,509)

Balance at December 31 , 2020	$—	$15,000,000	$40,000,000	$136,089	$55,136,089

Principal Payments in 2021	—	—	—	(22,224)	(22,224)

Balance at March 31, 2021	$—	$15,000,000	$40,000,000	$113,865	$55,113,865

Beginning on March 31, 2021 and for the full years presented below thereafter, the Company’s annual, minimum payments due under debt obligations were as follows:

	Principal	PIK	Total Payments*	Paid Interest
2021	$67,764	$1,937,084	$2,004,848	$3,323,948
2022	46,101	1,767,400	1,813,501	3,458,485
2023	15,000,000	1,800,474	16,800,474	13,973,270
2024	—	1,880,100	1,880,100	3,760,200
2025	40,000,000	1,952,548	41,952,548	3,905,096

TOTAL	$55,113,865	$9,337,606	$64,451,471	$28,420,999

*	Total Payments Cash and Non-Cash (PIK)

Total Principal	$55,113,865
Less: Current Portion of Long-Term Debt	(89,988)
Less: Loan Origination Fees	(3,566,718)
Add: Accum. Amortizaton of Loan Origination Fees	252,173
Less: Discount for Issuance of Class D Warrants	(6,316,605)
Add: Accum. Amortization of Class D Warrants	455,624

March 31, 2021 Long Term Debt	$45,848,351

Note 10: Capitalization and Management Incentive Units

P3’s capital structure consists of Class A Units, which represent commitments from the Company’s private equity sponsors, Class B Units, which represent founders’ common equity, Class C Units, which represent Management Incentive Units, and Class D Units, which represents an additional investment from a private equity sponsor.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Class A Units

At December 31, 2019, the Company has received total funding commitments from its Class A Unit holders totaling $43.0 million. Class A Units have voting rights and, whether, or not declared or approved by the Board, the holders of Class A Units accrue a preferred return in the amount of 8.0%, per annum (beginning on November 19, 2019). At March 31, 2021 and December 31, 2020, there were 43,000,000 Class A Units authorized and outstanding.

Class B Units

Class B Units are those, which have been issued to the Company’s Founders. Class B Units are subdivided among three tranches: Subclass B-1; Subclass B-2; and Subclass B-3. Each Subclass is described below:

•

Subclass B-1 (10,000,000 Units): Subclass B-1 Units are entirely service based (Time-based). 20% of Subclass B-1 Units vest each year beginning on April 20, 2018 and annually thereafter until April 20, 2022. Subclass B-1 Units very closely resemble Class C Time-based Profits Interest(s) Units.

•

Subclass B-2 (4,054,054): Subclass B-2 Units are entirely Performance-based. 100% of Subclass B-2 Units vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $20 million or net proceeds distributable among the Members from such Sale of the Company are at least $200 million.

•

Subclass B-3 (5,647,438): Subclass B-3 Units are entirely performance-based. 100% of Subclass B-3 Units shall vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $30 million or net proceeds distributable among the members from such Sale of the company are at least $300 million.

At March 31, 2021 and December 31, 2020, there were 19,701,492 Class B Units (all Subclasses) authorized and outstanding.

Of this 19,701,492, there were 6,000,000 Subclass B-1 Units vested as of March 31, 2021 and December 31, 2020. Only vested units are presented in the Condensed Consolidated Statements of Changes in Members’ Deficit. As of March 31, 2021, 4,000,000 Subclass B-1 Units remain unvested. Pursuant to the performance hurdles for Subclass B-2 Units and Subclass B-3 Units, for which both Subclasses are conditioned on a “Sale of the Company,” none of these issued units have vested (to date).

Class C Units (6,845,297 Authorized)

P3 has a Management Incentive Plan (the “Plan”), which provides for the grant of service-based and performance-based Class C Units to board managers and key employees. Subject to adjustment, a maximum aggregate of 6,845,297 Class C Units have been authorized for issuance under the Plan. Class C Units are governed by the terms of the Plan, the terms of the award agreement documenting the grant and the Limited Liability Company agreement of Holdings (the “LLC Agreement”). Class C Units are intended to qualify as “Profits Interests” for Federal income tax purposes.

Service-based Class C Units generally vest, except as otherwise approved by P3’s Board, over a period of four to five years, with ratable vesting each year following twelve months of continued employment or service with the balance vesting in equal annual installments over the remaining and required service period, provided the grantee continues to be employed by, or provide service to, P3 and be employed on the applicable vesting anniversary date.

Performance-based Class C Units vest upon the Company’s attainment of certain Board-established milestones (thresholds). Board-established milestones are grant specific and set on the date of each Class C Unit grant.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

P3’s Board may accelerate the vesting of any Class C incentive units granted under the Plan at such times and upon such terms and conditions as may be deemed advisable, for which any determination can be made on a grant-specific basis. At March 31, 2021 and December 31, 2020, the number of Class C Units issued were 6,465,833 (of which, 1,635,833 were vested) and 5,420,833 (of which 1,302,083 were vested), respectively, and only the vested units are presented in the Condensed Consolidated Statements of Changes in Members’ Deficit (See also Note 11 “Share Based Compensation”).

Class D Units Subject to Possible Redemption

On November 14, 2019, P3 received $50.0 million in funding from Hudson Vegas Investment, SPV, LLC, an investment vehicle of The Straus Group (“Straus”) per the unit purchase agreement executed between the parties. P3 issued Straus 16,130,034 of Class D Units. Class D Units have voting rights and, accrue a preferred return in the amount of 8.0%, per annum. This funding was and is intended to support ongoing operations for the Company. Of the $50.0 million received from Straus, the Company utilized $16,752,354 to settle outstanding bridge loans, plus accrued interest and $2,958,446 to settle transaction closing costs related to Class D Units. These transaction closing costs were netted against the $50.0 million in proceeds raised.

There are 16,130,034 Class D Units authorized and outstanding at March 31, 2021 and December 31, 2020.

Class D units contain a provision whereby at any time after November 4, 2024, the holders of Class D Units could exercise a right that would require the Company to redeem their outstanding units for cash, if certain conditions related to a sale of the Company are not met. Upon exercise of this right, the Company would be required to redeem all the then outstanding Class D units at a price equal to the amount of proceeds that otherwise would have been received in a sale transaction. In accordance ASC 480-10-S99, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require the associated equity instruments to be classified outside of permanent equity. As such, the Class D units have been presented outside of permanent equity. The Company has concluded it is not probable that the conditional redemption feature will be exercised, as significant uncertainties exist that indicate the redemption will not occur, which include the merger transaction discussed in Note 17; therefore, Class D shares are recorded at initial fair value, plus accrued preferred returns.

Distributions to the Company’s unitholders are made according to the following priority:

•	First, to Class D Unitholders in proportion to their unreturned contribution amounts and until each Class D Member’s unreturned contribution amount is reduced to zero.

•	Second, to Class A Unitholders in proportion to their unreturned contribution amount and until each Class A Member’s unreturned contribution amount is reduced to zero.

•	Third, to Class A and Class D Unitholders in proportion to their respective unpaid preferred return balances have been reduced to zero; and

•	Thereafter, any remaining amounts to holders of all vested units, in proportion to their number of vested units.

Note 11: Share-Based Compensation

In 2017, the Company’s Board adopted an Equity Incentive Plan (the “Plan”). Under the Plan, the Company may grant awards in the form of Profits Interests to employees, officers, and directors up to a maximum aggregate of 6,845,297 Class C Units. Awards under the Plan are granted on a discretionary basis and are subject to the approval of the Company’s Board.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

During the three months ended March 31, 2021 and 2020, the Company entered into grant agreements awarding a total of 1,045,000 and 0 Class C Units, respectively. These Profits Interests represent profits interest ownership in the Company tied solely to the accretion, if any, in the value of the Company following the date of issuance of such Profits Interests. Profits Interests participate in any increase of the Company value related to their profits interests after the hurdle value has been achieved and the Company’s Profits Interests receive the agreed-upon return on their invested capital.

Profits Interest awards generally vest either over a requisite service period or are contingent upon a performance hurdle.

Each Profits Interest award contains the following general and material terms:

•

The Profits Interests receive distributions only upon a liquidity event, as defined by a sale of the Company, that exceeds a threshold equivalent to the fair value of the enterprise, as determined by P3’s Board of Directors, at the grant date.

•

A portion of the awards vest over a period of continuous employment or service (“Time-Based Units”) while the other portion of the awards only vest in the event of the Sponsor’s Exit (“Performance-Based Units”), as defined by the Plan. The Time-Based Units provide for accelerated vesting upon Sponsor’s Exit should the participant’s employment be terminated (other than for cause) after the Sponsor’s Exit, but prior to the final service vesting date.

All awards include a repurchase option at the election of the Company for the vested portion upon termination of employment or service. Profits Interests are accounted for as equity using the fair value method, which requires the measurement and recognition of compensation expense for all profit interest-based payment awards made to the Company’s employees based upon the grant-date fair value. The Company has concluded both Time-Based Units and Performance-Based Units are subject to a market condition and has assessed the market condition as part of its determination of the grant date fair value. Service-Based Units also include Subclass B-1 Units which are Time-Based.

The following is a summary of Performance-Based Profits Interest(s) awards outstanding, by grant year and corresponding hurdle value ranges as of, and for the periods ended, December 31, 2018 through 2020, and March 31, 2021:

Year	Units	Performance Hurdle Summary / Ranges
2018	500,000	Liquidation or Sale of Company; $120 Million to $300 Million
2019	1,125,000	Liquidation or Sale of Company; $294 Million
2020	950,000	Liquidation or Sale of Company; $294 Million to $900 Million
2021	60,000	Sale or Equity Transfer of Company; Total Enterprise Value $500 Million

For Performance-Based Units, the Company recognizes compensation expense when it is probable a performance hurdle would be achieved. Management analyzed whether (or not) the hurdles of each related Performance-Based grant was probable during the reporting periods presented. Since vesting is, in all cases, tied to a sale or liquidation of the Company, Management deemed the achievement of the performance hurdle not probable. Therefore, no unit-based compensation expense has been recognized in these condensed consolidated financial statements.

For Time-Based Units, the Company recognizes compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in-substance, multiple awards. The Company determined the fair value of each award on the date of grant using both the income and market approaches,

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

including the “Backsolve” method. The grant date fair value of each Class C Time-Based award corresponds to the most recently completed valuation. The following table summarizes the assumptions and the resulting fair market value (“FMV”) per Class C Time-Based Unit used for computing the related compensation expense:

Valuation	Volatility	RF Rate	Time	FMV / Unit at Grant Date
03.31.2021	60.00%	0.06%	0.90	$4.7410
12.31.2020	65.00%	0.10%	1.10	$0.4940
06.11.2020	45.00%	0.19%	1.70	$0.1510
11.04.2019	45.00%	1.60%	2.30	$0.1280
12.31.2018	40.00%	2.46%	3.10	$0.1510
02.08.2018	40.00%	2.45%	4.00	$0.1700 to $0.1900

The volatility assumption used in the weighted-average income and market approaches is based on the expected volatility of public companies in similar industries. This has been adjusted to reflect differences between the Company and public companies of similar size, resources, time in industry, and breadth of product and service offerings. The expected dividend yield was assumed to be zero given the Company’s history of declaring dividends and Management’s intentions to not pay dividends in the foreseeable future.

The following table summarizes and rolls forward the number of Class C Units (Performance-based and Time-based) and their weighted average fair market values based on original grant date:

	Time- Based	Vested	Weighted Avg.FMV	Performance Based	Weighted Avg.FMV	Total Units Outstanding
Outstanding, December 31, 2019	2,445,833	1,058,333	$0.1280	1,625,000	$0.0417	4,070,833

Granted	600,000	—	$0.4940	950,000	$0.0363	1,550,000
Vested	—	443,750	$0.3028	—	$—	—
Forfeited	—	—	$—	—	$—	—
Repurchased	(200,000)	(200,000)	$0.9000	—	$—	(200,000)

Outstanding, December 31, 2020	2,845,833	1,302,083	$0.4940	2,575,000	$0.0363	5,420,833

Granted	985,000	—	$4.7410	60,000	$13.0880	1,045,000
Vested	—	333,750	$0.9523	—	$—	—
Forfeited	—	—	$—	—	$—	—
Repurchased	—	—	$—	—	$—	—

Outstanding, March 31, 2021	3,830,833	1,635,833	$4.7410	2,635,000	$13.0880	6,465,833

The Company recognized $460,515 and $264,102 in compensation expense related to the Class C Time-Based Profits Interests for the periods ended March 31, 2021 and 2020, respectively. These amounts are recognized within operating expenses in P3’s condensed consolidated statements of operations. At March 31, 2021 and December 31, 2020, the Company had $5,329,100 and $1,198,550 in unrecognized compensation expense related to non-vested Class C Time-Based Profits Interests and Subclass B-1 Units that will be realized over a weighted-average period of 1.62 years and 1.69 years, respectively. At March 31, 2021 and December 31, 2020, the Company did not have any unrecognized compensation expense related to Performance-Based Units.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

Note 12: Earnings (Loss) per Member Unit

The following table sets forth the computation of basic earnings (loss) per Member Unit:

	March 31, 2021	March 31, 2020
Net Loss Attributable to Controlling Interests	$(23,325,268)	$(6,839,821)
Weighted Average Member Units	66,586,367	64,204,851
Basic and Diluted Loss per Member Unit	$(0.35)	$(0.11)

Weighted average Member Units includes all outstanding and vested Class A, B-1, C and D Units. The Company has not presented Diluted Loss per Member Unit since the results would be anti-dilutive due to the net loss incurred. The following potential Member Units were excluded from Diluted Loss per Member Unit for the periods ended March 31, 2021 and 2020, respectively:

	March 31, 2021	March 31, 2020
Class B-1 Unvested Units	4,000,000	6,000,000
Class B-2 Unvested Units	4,054,054	4,054,054
Class B-3 Unvested Units	5,647,438	5,647,438
Class C Unvested Units	4,830,000	2,918,750
Class D Warrants	858,351	—

Total Units Excluded from Diluted EPS	19,389,843	18,620,242

Note 13: Premium Deficiency Reserve (“PDR”)

Management assesses the profitability of its at-risk share savings arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a premium deficiency reserve is recognized. Management concluded a $2,000,000 PDR was required at March 31, 2021 while one was not at December 31, 2020.

Note 14: Commitments and Contingencies

Litigation

On or about December 2, 2019, Arizona Medical Services, P.C.’s (“AMS”) sole Member/Manager filed a claim, in the Superior Court of the State of Arizona (County of Pima) against Arizona Connected Care, LLC, now known as P3 Health Partners ACO, LLC (“AzCC”). The claim was for alleged breach of contract, breach of the covenant of good faith and fair dealing, and for accounting. According to the complaint, AzCC allegedly breached its Amended and Restated Operating Agreement, dated January 11, 2012, and amendments thereto by terminating AMS’s membership in AzCC on November 8, 2016 without cause or explanation. AzCC allegedly failed to make distributions to AMS to which it was entitled. On January 17, 2020, AzCC filed an answer to AMS’s complaint denying the allegations therein. The parties have agreed to a settlement of $350,000 (as of April 19, 2021), thus releasing AzCC from any known or further allegations. This settlement is included in Accounts Payable and Accrued Expenses in the Company’s Condensed Consolidated Balance Sheet as of March 31, 2021.

The Company may, from time to time, be subject to various claims and lawsuits arising in the normal course of business. P3 carries general and professional liability insurance coverage to protect the Company’s risk of

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

potential loss in such cases. In the opinion of Management, the ultimate resolution of these matters would not have a material adverse effect on the Company’s financial position or results of operations.

Uncertainties

The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not limited to, matters of licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare / Medicaid Fraud, Waste and Abuse Prevention. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of Fraud, Waste and Abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties as well as significant repayment for patient services billed.

Management believes the Company is compliant with Fraud, Waste and Abuse regulations as well as other applicable government laws. While no regulatory inquiries have been made, compliance with such laws and regulations is subject to government review and interpretation, as well as other regulatory actions which might be unknown at this time.

Healthcare reform legislation at both the Federal and state levels continues to evolve. Changes continue to impact existing and future laws and rules. Such changes may impact the manner in which P3 conducts business, restrict the Company’s revenue growth in certain eligibility categories, slow down revenue growth rates for certain eligibility categories, increase certain medical, administrative and capital costs, and expose the Company to increased risk of loss or further liabilities. As a result, P3’s consolidated financial position could be impacted by such changes.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergent procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases. COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients.

The COVID-19 pandemic did not have a material impact on P3’s revenues- as for the periods ended March 31, 2020 or 2021. Nearly 97% to 98% of the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment. As of January 1, 2021, nearly all P3 employees have returned to working in the office.

The full extent to which COVID-19 will directly or indirectly impact P3, the Company’s future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

taken to contain it or treat its impact and the economic impact on P3’s markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, Management cannot estimate the length or severity of the impact of the pandemic on the Company’s business. Furthermore, because of P3’s business model, the full impact of COVID-19 may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. However, Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.

Note 15: Related Parties

Intercompany Transactions

BACC entered an agreement (“Services Agreement”) with P3-NV, collectively the “Parties”, under which P3-NV provides BACC with certain management, administrative, and other non-medical support services in connection with BACC’s medical practice. BACC and P3-NV have also entered a separate “Deficit Funding Agreement” whereby P3-NV will provide BACC loans (“Advances”) from time to time principally for the purpose of supporting BACC’s budget in the event BACC’s actual expenses exceed gross revenue. Interest accrues monthly on each Advance from the date of disbursement equal to the prime rate plus 2.0%, as published in the Wall Street Journal, in effect on the date of disbursement. In the event that BACC’s net revenues exceed expenses during the term of this Service and Deficit Funding Agreement, BACC has agreed to pay P3HP-NV 100.0% of such excess within thirty days of the end of any such month, up to the aggregate amount of any unpaid Advances (plus accrued interest). Net Advances made to BACC by P3-NV and accrued interest expense for the quarters ending March 31, 2021 and 2020, were as follows:

	Unaudited
	Three Months Ended March 31,
	2021	2020
Balance at Beginning of Year	$17,307,627	$13,535,053
Advanced During Period	2,827,627	1,480,937
Interest Accrued During period	324,082	270,404

Balance at End of Period	$20,459,336	$15,286,394

Advances, in most cases, have been constructively made by Holdings on P3-NV’s behalf, and were therefore deemed Advances made by P3-NV. P3-NV’s Advances to BACC include all years prior, for which balances have, historically, not been settled periodically between the Parties and, thus have carried forward one year to the next. However, all transactions related to these Services and Deficit Funding Agreements (including accrued interest) have been eliminated in consolidation.

There were no advances transacted between P3-NV and KWA during the quarters ended March 31, 2021 or 2020.

Atrio Health Plans

Atrio Health Plans was established in 2004 and has since grown to serve Medicare beneficiaries in numerous counties throughout Oregon. Atrio works closely with local providers to improve healthcare outcomes of the populations served. In 2019, Chicago Pacific Founders (“CPF”) made an equity investment in Atrio. CPF is also a Class A Unitholder of the Company. Beginning in 2020, the Company has a Full-Risk capitation agreement in place with Atrio whereby P3 is delegated to perform services on behalf of Atrio’s members assigned to the Company. These delegated services include but are not limited to provider network credentialing, patient

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

authorizations and medical management (care management, quality management and utilization management). In return, the Company earned capitation revenue of $38,137,551 and management fees of $556,934 from Atrio during the three months ended March 31, 2021. The Company earned capitation revenue of $34,633,932 and management fees of $559,986 from Atrio during the three months ended March 31, 2020. The Company paid claims of $39,443,286 and $36,192,624 during the three months ended March 31, 2021 and 2020, respectively for Atrio assigned members.

Note 16: Variable Interest Entities

Management accounts for Variable Interest Entity (“VIE”) transactions utilizing an ongoing interest assessment in accordance with ASC 810, Variable Interest Entities and Principles of Consolidation.

In 2017, Holdings, by way of one of its wholly-owned subsidiaries (P3-NV) entered a collective Stock Transfer Restriction Agreement with the three shareholders of two medical practices, Bacchus Wakefield Kahan, PC (“BACC”) and Kahan Wakefield Abdou, PLLC (“KWA”). The Transfer Restriction Agreement, by way of a Call Option, unequivocally permits P3-NV to select and appoint Successor Physicians to these medical practices if a shareholder vacates their ownership position.

Pursuant to ASC 810, both the “power of control” and “economics” criterion were reviewed for VIE consideration. P3-NV is a single member limited liability company, controlled by Holdings. Holdings’ debt and equity holders collectively represent a “single decision maker” for Holdings and its investment in P3-NV. As to P3-NV’s ability to appoint Successor Physicians to these medical practices, this demonstrates “power of control”. Also, the Deficit Funding Agreement in place between P3-NV and BACC/KWA (see “Related Parties”) states P3-NV will advance BACC/KWA funds, as needed, to support BACC’s/KWA’s working capital needs to the extent operating expenses exceed gross revenue. This funding arrangement further illustrates and fulfills the economic criteria for VIE consolidation.

Management concluded BACC and KWA are VIEs and P3 is the primary beneficiary. Therefore, both practices are consolidated as VIEs. KWA had no financial activity for Management to consider for the periods ended March 31, 2021 nor 2020. Therefore, the following exhibits include the balance sheets and income statements only for BACC:

	Unaudited
	March 31, 2021	December 31, 2020
ASSETS
Cash	$316,106	$183,836
Client Fees and Insurance Receivable, Net	368,675	335,358
Prepaid Expenses and Other Current Assets	276,593	285,363
Property, Plant and Equipment, Net	21,669	22,309

TOTAL ASSETS	$983,043	$826,866

LIABILITIES AND MEMBERS’ DEFICIT
Accounts Payable and Accrued Expenses	$709,759	$686,680
Accrued Payroll	1,283,621	1,019,940
Due to Consolidated Entities of P3	20,459,336	17,307,627

TOTAL LIABILITIES	22,452,716	19,014,247
MEMBERS’ DEFICIT	(21,469,673)	(18,187,381)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$983,043	$826,866

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
Revenue	$2,304,790	$1,485,601
Expenses	5,587,082	3,036,554

Net Loss	$(3,282,292)	$(1,550,953)

Note 17: Subsequent Events

Management has evaluated subsequent events through August 11, 2021, the date on which the condensed consolidated financial statements were available. On June 11, 2021, the Company’s Class D Unitholders filed a lawsuit against the Company, and other relevant parties, in the Delaware Court of Chancery alleging a breach of contract related to the Company’s operating agreement. The Class D Unitholders are seeking a judgment to enforce an alleged right to purchase additional units of the Company at a predetermined valuation, as outlined in the Company’s operating agreement. The litigation is pending in the Delaware Court of Chancery. The ultimate resolution and outcome of the matter is unknown and uncertain.

On May 25, 2021, Foresight Acquisition Corp. (“Foresight”), and the Company (“P3”) entered an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). Based on the terms of the Merger Agreement, the combined company would have an estimated post-transaction enterprise value of $2.3 billion. Foresight is a blank check company incorporated for the purpose of effecting a business combination with one or more businesses or entities. Once the Transaction is executed, Foresight would merge with and into P3, with P3 as the surviving entity. Foresight would be required to file a proxy statement on behalf of its stockholders to vote on the proposed Transaction. At the closing of the Transaction, which would be expected to occur in the second half of 2021, Foresight would cease to be a shell company and a new combined company listed on the Nasdaq would be created under the name “P3 Health Partners, Inc.”

Report of Independent Registered Public Accounting Firm

Members and Board of Directors

P3 Health Group Holdings, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of P3 Health Group Holdings, LLC and subsidiaries (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021

Irvine, California

July 2, 2021, except as to Notes 14 and 18, as to which the date is August 11, 2021

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31,

ASSETS
	2019	2020
CURRENT ASSETS:
Cash	$32,592,496	$36,261,104
Restricted Cash	312,352	3,641,843
Health Plan Settlement Receivables	17,455,547	38,429,833
Clinic Fees and Insurance Receivables, Net	510,486	675,954
Other Receivables	450,796	146,117
Prepaid Expenses and Other Current Assets	1,032,706	$5,192,782

TOTAL CURRENT ASSETS	52,354,383	84,347,633

LONG-TERM ASSETS:
Property, Plant and Equipment, Net	4,019,137	6,150,587
Goodwill	741,128	871,128
Notes Receivable, Net	3,695,136	3,804,662
Right of Use Asset	4,795,342	4,728,242

TOTAL LONG-TERM ASSETS	13,250,743	15,554,619

TOTAL ASSETS	$65,605,126	$99,902,252

LIABILITIES and MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$3,690,456	$11,793,125
Accrued Payroll	1,713,718	4,003,373
Health Plans Settlements Payable	4,938,572	13,742,775
Claims Payable	19,859,348	56,934,400
Premium Deficiency Reserve	20,539,364	—
Accrued Interest	2,204,141	4,052,406
Current Portion of Long-Term Debt	1,629,310	89,988

TOTAL CURRENT LIABILITIES	$54,574,909	$90,616,067

LONG-TERM LIABILITIES:
Right of Use Liability	4,406,029	3,634,429
Liability for Class D Warrants	—	6,316,605
Long-Term Debt	15,000,000	45,387,986

TOTAL LONG-TERM LIABILITIES	19,406,029	55,339,020
TOTAL LIABILITIES	73,980,938	145,955,087

Class D Units Subject to Possible Redemption, 16,130,034 Units Net of Issuance Costs $2,958,446, Plus Preferred Returns of $515,068 and $4,567,346 for 2019 and 2020, Respectively	47,556,622	51,608,900

MEMBERS’ DEFICIT:
Contributed Capital	41,764,270	41,764,270
Class A Preferred Returns	430,230	3,815,034
Accumulated Equity-Based Compensation	921,092	1,368,567
Redemption of Profits Interests	—	(180,000)
Accumulated Loss from Controlling Interests	(85,167,716)	(126,242,225)

MEMBERS’ DEFICIT	(42,052,124)	(79,474,354)
Retained Loss from Non-Controlling Interests	(13,880,310)	(18,187,381)

TOTAL MEMBERS’ DEFICIT	(55,932,434)	(97,661,735)

TOTAL LIABILITIES & MEMBERS’ DEFICIT	$65,605,126	$99,902,252

See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2019	2020
OPERATING REVENUE:
Capitated Revenue	$138,727,943	$471,551,241
Other Patient Service Revenue	7,166,889	13,990,050

TOTAL OPERATING REVENUE	145,894,832	485,541,291

OPERATING EXPENSES:
Medical Expenses	141,442,457	485,513,143
Premium Deficiency Reserve	6,363,652	(20,539,364)
Corporate, General and Administrative Expenses	36,423,532	53,390,338
Sales and Marketing Expenses	801,685	1,502,634
Depreciation	399,177	795,172

TOTAL OPERATING EXPENSES	185,430,503	520,661,923

OPERATING LOSS	(39,535,671)	(35,120,632)

NON-OPERATING INCOME (EXPENSES):
Interest Income (Expense), net	(3,479,139)	(9,970,260)
Other	97,955	(290,684)

TOTAL NON-OPERATING INCOME (EXPENSE)	(3,381,184)	(10,260,944)

NET LOSS	(42,916,855)	(45,381,576)
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(7,907,592)	(4,307,071)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(35,009,263)	$(41,074,505)

NET LOSS PER SHARE (BASIC AND DILUTED)	$(0.74)	$(0.62)

See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Class A			Class B-1		Class C		Class D			Redemption of Profits Interest	Controlling Interests	Non- Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount	Units	Amount	Preferred Return
MEMBERS’ DEFICIT, DECEMBER 31, 2018	39,235,975	$38,000,245	$—	2,000,000	$380,000	425,000	$67,050	—	$—	$—	$—	$(50,158,453)	$(5,972,718)	$(17,683,876)
Issuance of Class D Units	—	—	—	—	—	—	—	16,130,034	50,000,000	—	—	—	—	50,000,000
Conversion of Debt to Class A Units	3,764,025	3,764,025	—	—	—	—	—	—	—	—	—	—	—	3,764,025
Costs of Issuance of Class D Units	—	—	—	—	—	—	—	—	(2,958,446)	—	—	—	—	(2,958,446)
Class A Units Issued	15,000,000	15,000,000												15,000,000
Class C Unit Based Compensation	—	—	—	2,000,000	380,000	633,333	94,042	—	—	—	—	—	—	474,042
Redemption of Class A Units	(15,000,000)	(15,000,000)	—	—	—	—	—	—	—	—	—	—	—	(15,000,000)
Preferred Return(s) at 8% (Class A + Class D Units)	—	—	430,230	—	—	—	—	—	—	515,068	—	—	—	945,298
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(35,009,263)	(7,907,592)	(42,916,855)
Class D Units Subject to Possible Redemption	—	—	—	—	—	—	—	(16,130,034)	(47,041,554)	(515,068)	—	—	—	(47,556,622)

MEMBERS’ DEFICIT, DECEMBER 31, 2019	43,000,000	$41,764,270	$430,230	4,000,000	$760,000	1,058,333	$161,092	—	$—	$—	$—	$(85,167,716)	$(13,880,310)	$(55,932,434)

Class C Unit Based Compensation	—	—	—	2,000,000	380,000	443,750	67,474	—	—	—	—	—	—	447,474
Redemption of Class C Units	—	—	—	—	—	(200,000)	—	—	—	—	(180,000)	—	—	(180,000)
Preferred Return(s) at 8% (Class A + Class D Units)	—	—	3,384,803	—	—	—	—	—	—	4,052,277	—	—	—	7,437,080
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(41,074,507)	(4,307,071)	(45,381,578)
Class D Units Subject to Possible Redemption	—	—	—	—	—	—	—	—	—	(4,052,277)	—	—	—	(4,052,277)

MEMBERS’ DEFICIT, DECEMBER 31, 2020	43,000,000	$41,764,270	$3,815,033	6,000,000	$1,140,000	1,302,083	$228,566	—	$—	$—	$(180,000)	$(126,242,223)	$(18,187,381)	$(97,661,735)

See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2019	2020
Net Loss	$(42,916,855)	$(45,381,576)

Adjustments to Reconcile Net Loss to Cash Used in Operations
Depreciation Expense	399,177	795,172
Stock-Based Compensation	474,042	447,474
Class A and Class D Preferred Returns	945,297	7,437,080
Amortization of Debt Origination Fees	—	80,237
Amortization of Discount from Issuance of Debt	—	144,971
Net Change in ROU Assets and Liabilities	(1,620,600)	(704,500)
Premium Deficiency Reserve	6,363,652	(20,539,364)

Changes in Assets and Liabilities
Accounts Receivable	424,137	139,211
Health Plan Receivables / Premiums	(9,653,991)	(20,974,286)
Other Current Assets	(122,765)	(4,160,076)
Accounts Payable	803,503	8,102,669
Accrued Payroll	502,602	2,289,655
Accrued Interest	2,204,141	1,848,265
Health Plan Payables / Premiums	1,853,358	8,804,203
Claims Payable	12,057,792	37,075,052

Net Cash Used in Operations	(28,286,510)	(24,595,814)

Investing Activities
Purchases of Property, Plant and Equipment	(1,451,861)	(2,926,622)
Acquisitions	—	(130,000)
Notes Receivable, Net	(2,404,862)	(109,526)

Net Cash Used in Investing Activities	(3,856,723)	(3,166,148)

Financing Activities
Issuance (Redemption) of Class A, C and D Units	46,990,267	(180,000)
Proceeds from Long-Term Debt, Net of Discount	16,629,310	34,940,061

Repayment of Long-Term Debt	(14,648,316)
Net Cash Provided by Financing Activities	63,619,577	34,760,061

Net Change in Cash and Restricted Cash	31,476,344	6,998,099

Cash and Restricted Cash at Beginning of Period	1,428,504	32,904,848

Cash and Restricted Cash at End of Period	$32,904,848	$39,902,947

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	$560,246	$685,419
Accrued Costs for Software (Development in Process)	$176,352	$249,454
Conversion of Class A Units to Long-Term Debt	$15,000,000	$—
Conversion of Long-Term Debt to Class A Units	$3,764,245	$—

See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Note 1: Company Operations

P3 Health Group Holdings, LLC and Subsidiaries (“P3” or “the Company” or “Holdings”) was founded on April 12, 2017, and began commercial operations on April 20, 2017 to provide population health management services on an at-risk basis to insurance plans offering medical coverage to Medicare beneficiaries under Medicare Advantage (“MA”) programs. MA programs are insurance products created solely for Medicare beneficiaries. Insurance plans contract directly with the Centers for Medicare and Medicaid Services (“CMS”) to offer Medicare beneficiaries benefits that replace traditional Medicare Fee for Service (“FFS”) coverage.

The Company’s contracts with health plans are based on an at-risk shared savings model. Under this model, the Company is financially responsible for the cost of all contractually-covered services provided to members assigned to the Company by health plans in exchange for a fixed monthly “capitation” payment, which is generally a percentage of the payment health plans receive from CMS. Under this arrangement, Medicare beneficiaries generally receive all their healthcare coverage through the Company’s network of employed and affiliated physicians and specialists (except for emergency situations).

The services provided to health plans’ members vary by contract. These may include utilization management, care management, disease education, and maintenance of a quality improvement and quality management program for members assigned to the Company. Effective January 1, 2019, the Company is also responsible for the credentialing of Company providers, processing and payment of claims and the establishment of a provider network for certain health plans. At December 31, 2019 and 2020, P3 had agreements with seven and twelve health plans, respectively.

The initial terms of the Company’s existing health plan contracts currently extend through periods ending December 31, 2022 through December 31, 2025. After the initial term, most health plan agreements automatically renew for various terms (usually one to two years) unless either party notifies the other, in writing, of its intent not to renew in advance based on contractually obligated notification periods. Failure of the Company to retain certain health plan contracts would have a material adverse impact on operating results.

The Company has Management Services Agreements (“MSAs”) and deficit funding agreements with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC (collectively, the “Network”). The MSAs provide that P3 Health Partners-Nevada, LLC will furnish administrative personnel, office supplies and equipment, general business services, contract negotiation and billing and collection services to the Network. Fees for these services are the excess of the Network’s revenue over expenses. Per the deficit funding agreement(s), P3 Health Partners-Nevada, LLC will lend amounts to the Network to the extent expenses exceed revenue(s). The loan will bear interest at prime plus 2%.

In addition to P3’s contracts with health plans, through its relationship with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC, the Company provides primary healthcare services through its employed physician clinic locations. These primary care clinics are reimbursed for services provided under FFS contracts with various payers and through capitated – per member, per month (“PMPM”) arrangements.

Note 2: Significant Accounting Policies

Basis of Presentation

These accompanying consolidated financial statements are prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 954-205, Health Care Entities – Presentation of Financial Statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”).

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Principles of Consolidation

These accompanying consolidated financial statements include the accounts of P3 Health Group Holdings, LLC (“Holdings”) and its six wholly owned subsidiaries: P3 Health Group Management, LLC (“P3-MGMT”); P3 Consulting, LLC (“P3-CS”); P3 Health Partners, LLC (P3 Health Partners-Arizona, LLC, “P3-AZ”); P3 Health Partners-Nevada, LLC (“P3-NV”); P3 Health Partners-Oregon, LLC (“P3-OR”); and P3 Health Partners-Florida, LLC (“P3-FL”). P3 Health Partners ACO, LLC (Arizona Connected Care “AzCC”) is a wholly owned subsidiary of P3-AZ.

The financial statements of Kahan, Wakefield, Abdou, PLLC (“KWA”); and Bacchus, Wakefield, Kahan, PC (“BACC”) are consolidated with P3-NV. P3-NV is the primary beneficiary of these entities due to management services and deficit funding agreements in place among them, as noted earlier.

On August 22, 2019, P3-AZ was assigned all the equity in AzCC for no consideration. The assets, liabilities, and operating activity of AzCC as of the assignment date are included in the Company’s consolidated financial statements.

All significant transactions among these entities have been eliminated in consolidation.

Variable Interest Entities (“VIE” or “VIEs”)

Management analyzes whether (or not) the Company has any financial interests in VIEs. This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. ASC 810, Variable Interest Entities and Principles of Consolidation requires a reporting entity to consolidate a VIE when that reporting entity has a variable interest that provides it with a controlling financial interest in the VIE. The entity which consolidates a VIE is referred to as the primary beneficiary of the VIE. See Note 21 pertaining to VIEs.

Management’s Use of Estimates

Preparation of these consolidated financial statements and accompanying footnotes, in conformity with U.S. GAAP, requires Management to make estimates and assumptions that could affect amounts reported here. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID-19. The areas where significant estimates are used in these accompanying financial statements include revenue recognition, the liability for unpaid claims, unit-based compensation, premium deficiency reserves and impairment recognition of long-lived assets (including intangibles and goodwill). Actual results could differ from those estimates.

Cash and Restricted Cash

Cash includes deposits made at banks. Accounts at each institution are insured in limited amounts by the Federal Deposit Insurance Corporation (“FDIC”). In 2019 and 2020, the Company maintained its cash in bank deposit accounts which, at times, may have exceeded FDIC insured limits. Management does not expect any losses to occur on such accounts.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

to $250,000. At December 31, 2019 and 2020, the Company had unrestricted cash of $32,592,496 and $36,261,104, respectively, deposited at banking institutions more than the FDIC insured limit.

Type of Account	2019	2020
Checking	$32,592,496	$32,261,104
Restricted	312,352	3,641,843

Total Cash Balances	$32,904,848	$39,902,947

Restricted Cash is that which is held for a specific purpose (such as payment of partner distributions and legal settlements) and is thus not available to the Company for immediate or general business use. Restricted Cash appears as a separate line item on the Company’s consolidated balance sheets.

Revenue Recognition and Revenue Sources

The following table depicts the sources (by product type) from which the Company’s revenues are derived:

Revenue Type	2019 Revenue	% of Total	2020 Revenue	% of Total
Capitated Revenue	$138,727,943	95%	$471,551,239	97%
Other Patient Service Revenue
Clinical Fees & Insurance Revenue	4,329,591	3%	7,030,606	1%
Shared Risk Revenue	932,301	1%	1,111,466	0%
Care Coordination / Management Fees	1,893,553	1%	5,614,539	1%
Incentive Fees	11,444	0%	233,439	0%

Subtotal Other Patient Service Revenue	7,166,889	5%	13,990,050	3%

Total Revenue by Year	$145,894,832	100%	$485,541,289	100%

The following table depicts the health plans from which the Company has a concentration of revenue that is 10.0%, or more:

Plan Name	2019 Revenue	% of Total	2020 Revenue	% of Total
Health Plan A	$—	N/A	$142,268,775	29%
Health Plan B	13,557,771	9%	113,116,297	23%
Health Plan C	27,788,287	19%	66,237,074	14%
Health Plan D	6,106,544	4%	62,683,829	13%
Health Plan E	39,265,322	27%	28,128,820	6%
Health Plan F	26,703,364	18%	24,521,349	5%
Health Plan G	20,157,166	14%	22,646,251	5%
All Other	12,316,378	8%	25,938,894	5%

Total Revenue by Year	$145,894,832	100%	$485,541,289	100%

Revenue Recognition

The Company applies the framework prescribed according to ASC 606, Revenue from Contracts with Customers (“ASC 606”), to recognize revenue. The core principle of ASC 606 is that an entity’s performance obligation is complete, and revenue is earned, upon the transfer of a promise to deliver services to customers commensurate

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

with consideration to which it would expect to be received in exchange for the actual delivery of those services. The terms of the contract and all relevant facts and circumstances should be considered when applying this guidance. This includes application of a practical expedient (a “portfolio approach”) to contracts with similar characteristics and circumstances. P3 used the portfolio approach to account for any ASC 606 transition adjustments for revenue from its MA contracted health plans.

The principles of ASC 606 are generally applied using the following five steps:

1.	Identify the contract(s) with a customer.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The Company initially applied the standard on January 1, 2019, using the modified retrospective adoption method, and elected to apply the modified retrospective method only to contracts that were not completed as of this date. This modified retrospective application did not have a material impact on the Company’s December 31, 2018 retained earnings (deficit). Additionally, the Company utilized the portfolio approach to group contracts together with similar characteristics for the adoption analysis.

Capitated Revenue

The Company contracts with health plans using an at-risk (shared savings) model. Under the at-risk model, P3 is responsible for the cost of all covered services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a percentage of the payment (“POP”) based on health plans’ premiums received from CMS. Through this capitation arrangement, P3 stands ready to provide assigned MA beneficiaries all their medical care via the Company’s directly employed and affiliated physician/specialist network.

The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. Capitated accounts receivable includes $1,086,772 and $1,174,916 as of December 31, 2019 and 2020, respectively, for acuity-related adjustments that are estimated to be received in subsequent periods. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.

Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

performance incentives or penalties as Management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity. In 2019, the Company recorded $150,681 of additional revenue related to prior year premium risk adjustments. As the period between the time of service and time of payment is typically one year or less, Management elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.

P3’s contracts with health plans may include core functions and services for managing assigned patients’ medical care. The combination of those services is offered as one “single solution” (“bundle”). The Company does not offer nor price each individual function as a standalone a la carte service to health plans. However, the addition or exclusion of certain services may be negotiated and reflected in each health plan’s specific total POP.

At December 31, 2019 and 2020, P3 had POP contracts in effect with seven health plans (across two states) and twelve health plans (across four states), respectively.

Each month, in accordance with contractual obligations (for non-delegated health plans; e.g. – those for which the Company has not been delegated for claims processing), each plan funds a medical claims payment reserve equal to a defined percentage of premium attributable to members assigned P3. In turn, P3 administers and funds medical claims for contractually covered services, for assigned health plan members, from that health plan’s reserve. On a quarterly or monthly basis, health plans conduct a settlement of the reserve to determine any surplus or deficit amount. The reconciliation and distribution of the reserve occur within 120-days following the end of each quarter. An annual settlement reconciliation and distribution from all funds occurs within twenty-one months following each year-end. As of December 31, settlement receivables (health plan surpluses) and settlement payables (health plan deficits), by health plan, by year, were as follows:

	Health Plan Settlement Receivables
Health Plan Name	2019	2020
Health Plan A	$—	$94,501
Health Plan B	1,796,413	15,766,808
Health Plan C	$5,220,041.00	7,332,687
Health Plan D	1,155,034	6,863,270
Health Plan E	2,222,044	1,429,722
Health Plan F	4,227,155	3,222,247
Health Plan G	2,571,134	2,748,622
Health Plan H	—	428,755
Health Plan I	—	17,908
Health Plan J	263,726	141,922
Health Plan K	—	4,569
Health Plan L	—	378,822

Total Health Plan Settlement Receivables by Year	$17,455,547	$38,429,833

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

	Health Plan Settlement Payables
Health Plan Name	2019	2020
Health Plan C	$253,172	$1,928,414
Health Plan D	27,391	4,680,185
Health Plan F	3,461,487	6,125,681
Health Plan G	1,196,522	1,008,495

Total Health Plan Settlement Payables by Year	$4,938,572	$13,742,775

At December 31, 2019 and 2020, Management has deemed the Company’s settlement receivables to be fully collectible from those health plans where P3 is not delegated for claims processing. Accordingly, an allowance for doubtful accounts is not necessary.

Other Patient Service Revenue(s) – Clinical Fees and Insurance Revenue

Clinic fees and insurance revenues relate to net patient fees received from various payers and direct patients (“self-payers”) under contracts in which P3’s sole performance obligation is to provide healthcare services through the operation of medical clinics. The Company recognizes clinic fees and insurance revenue in the period in which services are provided, on the date of service, under FFS payment arrangements or in the month assigned health plan members are entitled to services. P3’s performance obligations are typically satisfied in the same day services are provided. All the Company’s contracts with its customers under these arrangements include a single performance obligation.

P3’s contractual relationships with patients, in most cases, also involve third-party payers (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through state-sponsored health insurance exchanges). Transaction prices for services provided are dependent upon specific rules in place with third party payers – specifically, Medicare/Medicaid and pre-negotiated rates with managed care health plans and commercial insurance companies. Contractual arrangements with third parties typically include payments at amounts which are less than standard charges. These charges generally have predetermined rates for diagnostic service codes or discounted FFS rates. Management perpetually reviews P3’s contractual estimation processes to consider and incorporate updates to laws, regulations and frequent changes in the managed care system. Contractual terms are negotiated and updated accordingly upon renewal.

The Company’s revenue is based upon the estimated amounts Management expects to receive from patients and third-party payers. Estimates of explicit price concessions under managed care and commercial insurance plans are tied to payment terms specified in related contractual agreements. Retroactively calculated explicit price concessions tied to reimbursement agreements with third-party payers are recognized on an estimated basis in the period related services are rendered and adjusted in future periods as final payments are received. Revenue related to uninsured patients, uninsured co-payments, and deductibles (for patients with healthcare coverage) may also be discounted. P3 records implicit price concessions (based on historical collection experience) related to uninsured accounts to recognize self-pay revenues at their most likely amounts to be collected.

As part of the adoption of ASC 606, Management elected two of the available practical expedients provided for by the standard. First, the Company did not adjust the transaction price for any financing components as those were deemed to be insignificant. Additionally, the Company expensed all incremental customer contract acquisition costs as incurred as such costs are not material and would be amortized over a period less than one year.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Other Patient Service Revenue(s) – Shared Risk Revenue

The Company (via one of its wholly owned subsidiaries – Arizona Connected Care, “AzCC”) receives 30% of the shared risk savings from parties with whom it contracts under four separate arrangements. These arrangements are driven solely by medical cost containment year-over-year (“YoY”) expense reductions. This key performance indicator (“KPI”) is measured by the aggregate change in PMPY (per member, per year medical costs. If the sequential YoY PMPY aggregate change yields a reduction, the Company receives 30% of the associated total cost savings for that year. Conversely, if the sequential YoY PMPY aggregate change yields an increase in medical costs, no monies are due the Company that year. This KPI is compiled and reviewed on a calendar year basis.

Other Patient Service Revenue(s) – Care Coordination Fees and Management Fees

P3’s delegated health plans may also pay a Care Coordination Fee (“CCF”) or Management Fee to the Company. CCFs and Management Fees are intended to fund the costs of delegated services provided to certain health plans. CCFs are specifically identified and separated in each monthly capitation payment the Company receives from these parties. None of the Company’s other health plans bifurcate CCFs nor are any of them contractually required to do so.

The Company uses a portfolio approach to account for CCFs and Management Fees. Based on similarities of the terms of the care coordination and administrative services, Management believes that revenue recognized by utilizing the portfolio approach approximates that which it would have realized if an individual contract approach were applied.

Other Patient Service Revenue(s) – Incentive Fees

Certain health plans with whom the Company contracts pay incentives to P3 when KPIs are positive and exemplary. KPIs may include high patient satisfaction; extraordinary quality of care; P3’s contribution to health plans’ Star Rating(s); and P3’s net promoter score (“NPS”) – among a variety of others. Incentive Fees are realized upon the Company’s receipt of cash, as the amounts are constrained by the discretion of health plans.

Patient Fees Receivable

Substantially, all client fees and insurance receivables are due under FFS contracts with third party payors, such as commercial insurance companies (“Commercial”), government-sponsored healthcare programs (“Medicare/Medicaid”) or directly from patients (“Self-Pay”). Management continuously monitors activities from payors (including patients) and records an estimated price concession based on specific contracts and actual historical collection patterns. Patient fees receivable, where a third-party payor is responsible for the amount due, are carried at amounts determined by the original charges for services provided less explicit price concessions. Price concessions represent amounts made for contractual adjustments (discounts). Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s Consolidated Balance Sheets and are recorded net of contractual allowances.

Patient fees receivable are recorded at the invoiced amount, net of any expected contractual adjustments and implicit price concessions, and do not bear interest. The Company has agreements with third-party payors that provide for payments at amounts different from the established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors,

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

and others for services rendered. Contractual adjustments arising under reimbursement arrangements with third-party payors are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Implicit price concessions are taken based on historical collection experience and reflect the estimated amounts the Company expects to collect.

Property, Plant and Equipment (“PP&E”)

PP&E is carried at acquisition cost, net of accumulated depreciation. Costs for repairs and maintenance of PP&E, after such PP&E has been placed in service, are expensed as incurred. Costs and related accumulated depreciation are eliminated when PP&E is sold or otherwise disposed. Sales and disposals may result in asset-specific gains or losses. Any such gains or losses are included as a component to net income (loss). Management computes and records depreciation using the straight-line method. The following table summarizes the estimated useful lives applicable to PP&E:

Classification PP&E Asset	Depreciation Cycle
Leasehold Improvements (Cycle: Lease Term)	Lease Term
Furniture & Fixtures	7-Years
Computer Equipment	3-Years
Medical Equipment	7-Years
Software	3-Years
Software (Development in Process)	N/A

ASC 350-40, Accounting for Internal Use Software, outlines how companies should capitalize or expense internal-use software, based on achieving two key objectives. The first objective includes ensuring that the Preliminary Project Stage has been completed and the second one being the type of work being completed within the Application Development Stage, which qualifies as a capitalizable activity.

Computer software is considered for internal use when it is developed or purchased for the internal usage and needs of the organization only.

Beginning in 2018, P3 began the project build of its own proprietary technology to serve core functions of its business operations such as revenue and medical cost analysis, care management and various facets that promote impactful utilization. At December 31, 2019 and 2020, the Company has categorized $1,114,166 and $2,794,221, respectively to Property, Plant and Equipment (“PP&E”) for these software costs (specifically to work in progress).

P3’s internally-developed technology has been and is continuing to be designed to standardize the availability of quality data used across the enterprise. The technology requires several components of external input from health plans served by P3, its provider network and member-patient populations.

As internally developed technology is deemed “substantially complete”, it is placed into service and depreciated. As of December 31, 2020, $534,931 of capitalized costs was placed into service. Any, and all, costs associated with internally developed technology, following deployment are expensed directly to the Company’s Consolidated Statements of Operations, as incurred.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant, and Equipment (“PP&E”) – Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset or asset group is measured by comparing its carrying amount to the future undiscounted net cash flows the asset or asset group is expected to generate. If such assets are considered impaired (e.g. – future undiscounted cash flows are less than net book value), an impairment charge is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has not retired nor sold any PP&E.

Goodwill

In accordance with ASC 350, Goodwill and Other – Accounting for Goodwill, Management has elected to test goodwill for impairment at the Company level. Goodwill is tested for impairment on, at least, an annual basis or more frequently if a known triggering event occurs. If a triggering event occurs, the fair value of goodwill may decrease below its’ carrying amount. On the occurrence of a triggering event, an entity has the option to first assess qualitative factors at the “macro” level (Step 0) to determine whether a quantitative impairment test (Step 1) is necessary. If Step 0 indicates it’s more likely than not that goodwill is impaired, Management must proceed with Step 1 to quantify the current fair value differential below the carrying amount. If the qualitative assessment indicates it’s more likely than not that goodwill is not impaired, no further testing is needed. The Company has not recorded any goodwill impairment charges in 2019 nor 2020.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 Leases. Following the issuance of ASU 2016-02, ASC 842 has been amended by various updates that clarified the implementation of the standard.

In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company does not currently have any finance leases. The Company’s lease agreements contain variable payments for common area maintenance and utilities. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in its lease portfolio.

Business Combinations

In accordance with ASC 805, Business Combinations, the price tendered in business acquisitions is allocated among the identifiable tangible and intangible assets and assumed liabilities – all of which are based on estimates

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

of corresponding fair value as of the acquisition date. Management applies valuation methods which are ultimately used in the Company’s purchase price allocations. Goodwill is recorded based on the difference between the fair value of consideration exchanged and the fair value of the net assets and liabilities assumed.

Equity-Based Compensation

Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.

For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting.

For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards. For service-vesting units, the requisite service period for each separately vesting portion of the profits interest is recognized on a straight-lined basis annually as of the service anniversary date. Some service awards vest monthly whereby the Company recognizes associated compensation expense in equal installments throughout the course of the year.

The Company’s Management Incentive Plan, which became effective as of December 8, 2017 and which P3’s Board of Managers, (the “Board”) amended and restated on April 16, 2020 (the “Incentive Plan”), provides for the grant of service-based and performance-based incentive units to certain officers, directors, and employees. Subject to adjustment, a maximum aggregate of 6,845,297 incentive units are authorized for issuance under the Incentive Plan. Incentive unit awards are governed by the terms of the Incentive Plan, the terms of the award agreement documenting the grant and the limited liability company agreement of P3 Health Group Holdings, LLC (the “LLC Agreement”), and are intended to qualify as a “profits interest” for Federal income tax purposes.

Warrant Liability

The Company accounts for warrant units of the Company’s Class D Units that may become redeemable for cash or other assets as liabilities at fair value on the Consolidated Balance Sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s Consolidated Statements of Operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss. The fair value of the warrants was estimated using an Option Pricing model (Black-Scholes-Merton).

The Company utilizes the Black-Scholes-Merton methodology to value the warrants at each reporting period, with changes in fair value recognized in the Consolidated Statements of Operations. As the warrants were issued on November 19, 2020 there were no changes in fair value for the period through December 31, 2020. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. The key assumptions used in the option pricing model relate to expected share-price volatility, expected term, and the risk-free interest rate. The expected volatility was derived from the asset volatilities of a selected group of comparable public companies. The risk-free interest rate is based on U.S. Treasury zero coupon bond rates. The expected term of the warrants is assumed to be 1.1 years until the close of the Transaction discussed in Note 22.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

The key inputs into the option pricing model as of December 31, 2020 were as follows:

Volatility	65.0%
Risk-Free Interest rate	0.10%
Exercise Price	$4.68
Expected Term	1.1 years

Premium Deficiency Reserve (“PDR”)

In accordance with ASC 944-60-25-4, a PDR is required when there is a probable loss on unearned premiums. PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business.

If a PDR exists, the amount shall be recognized by recording an additional liability for the deficiency with a corresponding charge to operations.

Healthcare Services Expense and Claims Payable (collectively, “Medical Expenses”)

The cost of healthcare services is recognized in the period services are provided. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). Medical expenses also include costs for overseeing the quality of care and programs, which focus on patient wellness. Additionally, healthcare expenses can also include, from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies.

A reserve for unpaid health claims is reported as IBNR. IBNR is based on historical paid claims trends and healthcare utilization metrics and available industry data. IBNR is recorded as “Claims Payable” in the accompanying consolidated balance sheets. The Company recorded $19,859,348 and $56,934,400 of IBNR liabilities to its Consolidated Balance Sheets for December 31, 2019 and 2020, respectively.

Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. IBNR estimates are made on an accrual basis and adjusted in future periods as required. Any adjustments to prior period estimates are included in the current period. Such estimates are subject to the impact from changes in both the regulatory and economic environments. The Company’s claims payable represents Management’s best estimate of its liability for unpaid medical costs as of December 31, 2019 and 2020.

Income Taxes

The Company and its wholly owned subsidiaries are “Single Member” limited liability companies (“LLCs”) and, therefore, do not directly pay Federal income tax expense(s), except for P3 Health Group Management, LLC (“P3-MGMT”), which has elected to file as a C-Corp under the Internal Revenue Code. However, P3-MGMT – although subject to Federal income tax, has historically not paid any such taxes due to loss carryforwards.

Management evaluates the Company’s potential for any uncertain tax positions. This is done so on a continual basis throughout the course of the year. This is accomplished through a review of policies and procedures, reviews of customary and regular tax filings, and discussions with third-party experts. The Company did not have any uncertain tax positions at December 31, 2019 nor December 31, 2020.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

As an LLC, the Company files annual Federal partnership income tax returns in the United States and in and in certain states and local jurisdictions. No returns are closed to assessment based on the inception date of the Company (2017). Interest and penalties, if any, would be recorded as a component of operating expenses.

Sales and Marketing Expenses

The Company uses advertising primarily to promote the health plans with whom it conducts business as well as its physician clinics throughout the geographic areas it serves. Advertising costs are charged to directly to operations as incurred. Sales and Marketing Expenses totaled $801,685 and $1,502,634 in 2019 and 2020, respectively.

Note 3: Recent Accounting Pronouncements Adopted

ASC 842, Leases

In February 2016, the FASB issued Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 Leases. ASC 842 requires a company to recognize, on its consolidated balance sheets, assets and liabilities for the rights and obligations created by leases. The FASB subsequently issued supplemental and clarifying Accounting Standard Updates. ASC 842 was effective for public entities for fiscal years beginning after December 15, 2018 and interim periods therein. Early adoption is permitted in all cases. The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective transition method as allowed under ASU 2018-11, which includes the ability to recognize the cumulative effect of adoption being recorded as an adjustment to retained earnings on January 1, 2019. Management elected to apply the package of practical expedients, which allows entities to forgo reassessment at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. Management did not elect the hindsight practical expedient. Management also elected to use the practical expedient, which allows for the combination of lease and non-lease contract components in all its underlying asset categories.

Due to the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $4,795,342 and $6,026,629, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the accrual for lease payments resulting from straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings resulting from adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s Consolidated Statements of Operations, cash flows, liquidity, or covenant compliance under its existing credit agreement.

Note 4: Recent Accounting Pronouncements Not Yet Adopted

In October 2018, the FASB issued ASU 2018-17, Consolidation – Targeted Improvements to Related Party Guidance for Variable Interest Entities (Topic 810) (“ASU 2018-17”). ASU 2018-17 eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. Instead, the reporting entity will consider such indirect interests on a proportionate basis. ASU 2018-17 is effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the adjustments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for us beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

Note 5: Company Liquidity, Operations and Management’s Plans

The Company follows guidance promulgated by the FASB, specifically, ASC 205-40, Presentation of Financial Statements – Going Concern, which requires Management to assess P3’s ability to continue as a going concern and to provide related disclosure(s) in certain circumstances.

The Company has experienced revenue growth in 2019 and 2020 due to contracting with six new health plans in 2019 and five additional new health plans in 2020.

Year	# Health Plans	Revenue	YoY Growth	Net Loss	Net Loss %
2018	1	$87,696,695	N/A	$(34,699,051)	-40%
2019	7	145,894,832	66%	(42,916,855)	-29%
2020	12	485,541,289	233%	(45,381,576)	-9%

On November 19, 2020, the Company entered a Term Loan Agreement with CRG Servicing, LLC (“CRG”) (the “Agreement”) to provide additional Net Working Capital (“NWC”) of up to $100.0 million, of which $40.0 million has been drawn as of December 31, 2020 – which, after transaction and financing costs netted to $36.5 million. Per the terms of the Agreement, the Company may draw down two additional annual tranches of funding from CRG. These draws are limited to $35.0 million (in 2021, year 2) and $25.0 million (in 2022, year 3).

The Company’s Agreement with CRG requires certain financial covenants be complied with and met on an annual basis. Financial covenants require the Company to always maintain minimum liquidity, as defined in the agreement, of $5.0 million and annual consolidated revenue of, at least, $395.0 million for 2021. The Company posted annual consolidated revenue of $485.4 million in 2020 and met the minimum liquidity threshold as of December 31, 2020.

The Company believes they have sufficient, and available, cash resources to continue operating as a going concern and will remain compliant with its debt covenants for the period that is at least 12 months from the date the Consolidated Financial Statements are available to be issued and that there is not substantial doubt about the Company’s ability to continue as a going concern beyond one year after the issuance date of these Consolidated Financial Statements.

As the Company continues to pursue its business plan, it may need to finance its operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

assurance that any additional financing or strategic transactions will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.

Note 6: Patient Fees Receivable

Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s Consolidated Balance Sheet and consisted of the following categories for each of the years ending December 31, presented below:

	2019	2020
Total Receivables: Gross	$672,846	$1,041,300
Less: Contractual Allowances	(201,439)	(791,837)

Receivables Net of Contractual Allowances	471,407	249,463

Commercial	205,000	85,504
Medicare / Medicaid	222,992	116,221
Self Pay	43,414	47,739

Receivables Net of Contractual Allowances	$471,406	$249,464

Note 7: Property, Plant and Equipment (“PP&E”)

The Company’s PP&E balances as of December 31 consisted of the following:

Classification PP&E Asset	2019	2020
Leasehold Improvements (Cycle: Lease Term)	$1,376,351	$1,392,688
Furniture & Fixtures	949,911	1,150,789
Computer Equipment & Software	1,030,058	1,947,894
Medical Equipment	346,306	457,822
Software (Development in Process)	1,114,166	2,794,221
Less: Accumulated Depreciation	(797,654)	(1,592,827)

Totals	$4,019,137	$6,150,587

Note 8: Goodwill

On April 27, 2017, Holdings acquired P3-AZ. As part of the acquisition, the Company recognized $741,128 of Goodwill, tendered cash of $600,000 to P3-Arizona’s former ownership and assumed $40,000 of debt on the date of acquisition.

On October 29, 2020, P3-OR purchased a medical practice, Internal Medicine and Geriatrics, P.C. (“Raj”), via an Asset Acquisition. There was no Goodwill recognized on the transaction. P3-OR tendered cash of $100,000 to Raj’s former ownership and gained title to medical equipment (from Raj) as part of the acquisition with a fair market value of $100,000.

On October 30, 2020, P3-AZ acquired certain net assets of a medical practice, Michael F. Hamant, M.D., P.C. (“Hamant”). The Company recognized $130,000 of Goodwill on the transaction, tendered cash of $140,000 to Hamant’s former ownership and gained title to medical equipment (from Hamant) as part of the acquisition with a fair market value of $10,000.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Based on Management’s qualitative analysis, the Company there has been no need to recognize a write-down of goodwill carried on the Company’s Consolidated Balance Sheets.

Note 9: Notes Receivable, Net

The Company entered into five Promissory Notes (the “Notes”) with three family medical practices (the “Practices”) to fund working capital needs. The Company simultaneously entered separate Provider Agreements with each Practice related to four of these five Notes. Each Provider Agreement establishes a preferred, predetermined reimbursement rate for services rendered to the Company’s members and requires that Practice to furnish healthcare services to the Company’s members. The Provider Agreements mature in concert with each practice’s loan. In accordance with each of these four Notes, so long as the corresponding Provider Agreement is in effect on the maturity date of each Note and has not been terminated by the borrower for any reason, the Company will forgive the entire principal, plus accrued interest due on the date of maturity. Likewise, if the Company terminates the Provider Agreement prior to maturity without cause, all principal plus accrued interest due from the borrower will be forgiven. Upon early termination of the Provider Agreement by borrower, all principal and accrued interest will become immediately payable and due the Company. Related to potential forgiveness, the Company records a valuation allowance on a straight-line basis following the early termination date through the date of maturity, due to the probable likelihood of needing to forgive the notes at maturity, with a full valuation allowance set at the time of maturity.

At December 31, 2019 and 2020, the Company has recorded notes receivable of $3,742,004 and $4,000,629, including accrued interest of $288,528 and $572,382, and net of valuation allowances of $46,868 and $195,967, respectively. The Notes carry maturity dates ranging from December 31, 2021 through December 31, 2028 with interest rates ranging from 5.0% to 10.0%. Two of the Notes are included in Other Receivables in the Company’s Consolidated Balance Sheet due to their short-term maturity dates of December 31, 2021.

Note 10: Claims Payable

Claims payable includes claims reported as of the balance sheet date, including estimates for IBNR, due to third parties for health care services provided to members. IBNR was $19,859,348 and $56,934,400 at December 31, 2019 and 2020, respectively. Activity in the liability for claims payable and healthcare expenses for the years ended December 31, was as follows:

	2019	2020
Claims Unpaid, Beginning of Year	$7,801,556	$19,859,348

Incurred, Related to:
Current Year	119,091,765	418,103,177
Prior Year(s)	—	—

Total Incurred	119,091,765	418,103,177

Paid, Related to:
Current Year	99,524,323	361,512,059
Prior Year(s)	7,509,650	19,516,066

Total Paid	107,033,973	381,028,125

Claims Unpaid, End of Year	$19,859,348	$56,934,400

Total incurred claims of $119,091,765 and $418,103,177 as of December 31, 2019 and 2020 respectively are lower than total Medical Expenses by $22,350,692 and $67,409,966 respectively. This difference is primarily

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

composed of Medicare Part D expenses, Sub-Capitation expenses, and other non-claims payable medical expenses on the accompanying Consolidated Statements of Operations. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members.

Note 11: Long-Term Debt

In 2019, the Company received bridge loans (“LTD-A”) from some of its existing investors totaling $16,164,914. The bridge loans accrued interest at 12% and were scheduled to mature on November 12, 2019. All but one was repaid with proceeds raised from the issuance of Class D Units. The remaining and outstanding bridge loan balance was $1,516,598, plus accrued interest of $112,712, at December 31, 2019. This remaining and outstanding balance, plus accrued interest was fully paid in 2020.

In 2017, the Company entered a $5.0 million letter of credit (“LOC”) agreement with one of its contracted health plans as means to pay a settlement amount due to the health plan. The LOC (“LTD-B”) automatically renewed for successive one-year periods through December 31, 2022. The letter of credit carried an interest rate of 4.5%. In 2019, the LOC balance of $3,764,245 was converted to equity as a Class A Capital Contribution.

In 2019, the Company executed a share repurchase agreement with one of its investors (“LTD-C”). The agreement stipulated $15.0 million originally contributed by the investor would be repaid by the earlier of June 28, 2023 or a change in control transaction. As part of this repurchase agreement, the investor exchanged its owned units back for a $15.0 million note receivable from the Company – thus, no longer holding its former equity position. The note carries interest of 10.0% per year. Its principal balance plus accrued interest is due at maturity. Accrued interest was $2,204,141 and $3,865,740 at December 31, 2019 and 2020, respectively. The total principal balance is included in Long-Term Debt on the Company’s Consolidated Balance Sheets at December 31, 2019 and 2020.

On November 19, 2020, the Company entered a Term Loan and Security Agreement (the “Facility”) with a commercial lender (“LTD-D”). The Facility provides funding up to $100.0 million, of which $40.0 million has been drawn as of December 31, 2020. Of the $40.0 million drawn, $36.5 million was received (net of $3.5 million in financing costs). Financing costs are amortized on a straight-line basis through the Facility’s expected maturity date. The Facility may be used to pay certain indebtedness of the Company and for general working capital needs. The Company has access to an additional $60.0 million (of which $35.0 million is available up through December 31, 2021 and $25.0 million is available through February 28, 2022). Repayment of principal of all amounts drawn are due at maturity.

The Company must meet a borrowing base milestone by demonstrating to the Lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) are greater than or equal to $125.0 million. Additionally, the Company must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. Starting in 2021, and on an annual basis thereafter, the Company must post a minimum amount of annual revenue equal to, or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025. Also, the Company is subject to certain restrictions that include indebtedness and liens.

The Facility’s expected maturity date is December 31, 2025. This maturity date may be accelerated as a remedy under the certain default provisions in the agreement or in the event a mandatory prepayment trigger occurs. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments). The PIK is subject to acceleration of that date in the event certain occurrences in the Facility’s agreement are triggered. The Facility’s Lenders also received ten-year warrants to purchase 858,351 shares of Series D Preferred Units at $4.68 per share. These warrants have been recorded as a liability in the Company’s consolidated balance sheets at fair market value and are marked to market on a quarterly basis until exercised. A discount was recorded on the debt issued for the same amount. The discount is amortized through maturity of the loan.

The Security Agreement provides the Lenders collateral in 100% of the Company’s pledged stock, its subsidiaries (including tangible and intangible personal property) and bank accounts.

On June 7, 2020, the Company repurchased 200,000 Class C (Time-based) Units, at $0.90 per Unit from a former Executive through issuance of a long-term note (“LTD-E”). This repurchase was recognized in the Company’s consolidated balance sheets as a reduction to Members’ Deficit in the amount of $180,000 and a corresponding increase in Long term Debt. LTD-E bears interest of 3.25% and fixed monthly payments of $7,757 through date of maturity (June 7, 2022).

The following table rolls forward the long-term debt balances presented in the Company’s Consolidated Balance Sheets:

	LTD-A	LTD-B	LTD-C	LTD-D	LTD-E	Totals
Balance at December 31, 2018	$—	$3,764,245	$—	$—	$—	$3,764,245
Issued in 2019	16,164,914	—	—	—	—	16,164,914
Principal Payments in 2019	(14,648,316)	—	—	—	—	(14,648,316)
Conversion from (to) Class A Equity Units	—	(3,764,245)	15,000,000	—	—	11,235,755

Balance at December 31, 2019	1,516,598	—	15,000,000	—	—	16,516,598

Issued in 2020	—	—	—	40,000,000	180,000	40,180,000
Principal Payments in 2020	(1,516,598)	—	—	—	(43,911)	(1,560,509)

Balance at December 31 , 2020	$—	$—	$15,000,000	$40,000,000	$136,089	$55,136,089

As of December 31, for the years presented below, the Company’s annual, minimum payments due under debt obligations were as follows:

	Principal	PIK	Total Payments*	Paid Interest
2021	$67,764	$1,937,084	$2,004,848	$3,323,948
2022	46,101	1,767,400	1,813,501	3,458,485
2023	15,000,000	1,800,474	16,800,474	13,973,270
2024	—	1,880,100	1,880,100	3,760,200
2025	40,000,000	1,952,548	41,952,548	3,905,096

TOTAL	$55,113,865	$9,337,606	$64,451,471	$28,420,999

*	Total Payments Cash and Non-Cash (PIK)

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Total Principal	$55,136,089
Less: Current Portion of Long-Term Debt	(89,988)
Less: Loan Origination Fees	(3,566,718)
Add: Accum. Amortizaton of Loan Origination Fees	80,237
Less: Discount for Issuance of Class D Warrants	(6,316,605)
Add: Accum. Amortization of Class D Warrants	144,971

March 31, 2021 Long Term Debt	$45,387,986

Note 12: Capitalization and Management Incentive Units

P3’s capital structure consists of Class A Units, which represent commitments from the Company’s private equity sponsors, Class B Units, which represent founders common equity, Class C Units, which represent Management Incentive Units, and Class D Units, which represents an additional investment from a private equity sponsor.

Class A Units

At December 31, 2019, the Company has received total funding commitments from its Class A Unit holders totaling $43.0 million. Class A Units have voting rights and, whether, or not declared or approved by the Board, the holders of Class A Units accrue a preferred return in the amount of 8.0%, per annum (beginning on November 19, 2019). At December 31, 2019 and 2020, there were 43,000,000 Class A Units authorized and outstanding.

Class B Units

Class B Units are those, which have been issued to the Company’s Founders. At December 31, 2019 and 2020, there were 19,701,492 Class B Units authorized and outstanding. Class B Units are subdivided among three tranches: Subclass B-1; Subclass B-2; and Subclass B-3. Each Subclass is described below:

•

Subclass B-1 (10,000,000 Units): Subclass B-1 Units are entirely service based (Time-based). 20% of Subclass B-1 Units vest each year beginning on April 20, 2018 and annually thereafter until April 20, 2022. Subclass B-1 Units very closely resemble Class C Time-based Profits Interest(s) Units.

•

Subclass B-2 (4,054,054): Subclass B-2 Units are entirely Performance-based. 100% of Subclass B-2 Units vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $20 million or net proceeds distributable among the Members from such Sale of the Company are at least $200 million.

•

Subclass B-3 (5,647,438): Subclass B-3 Units are entirely performance-based. 100% of Subclass B-3 Units shall vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $30 million or net proceeds distributable among the members from such Sale of the company are at least $300 million.

As of December 31, 2019, and December 31, 2020, there were 19,701,492 Class B Units (all Subclasses) authorized and outstanding.

Of this 19,701,492, there were 4,000,000 and 6,000,000 Subclass B-1 Units vested as of December 31, 2019 and 2020, respectively. Only vested units are presented in the Consolidated Statements of Changes in Members’

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Deficit. As of December 31, 2020, 4,000,000 Subclass B-1 Units remain unvested. Pursuant to the performance hurdles for Subclass B-2 Units and Subclass B-3 Units, for which both Subclasses are conditioned on a “Sale of the Company,” none of these issued units have vested (to date).

Class C Units (6,845,297 Authorized)

P3 has a Management Incentive Plan (the “Plan”), which provides for the grant of service-based and performance-based Class C Units to board managers and key employees. Subject to adjustment, a maximum aggregate of 6,845,297 Class C Units have been authorized for issuance under the Plan. Class C Units are governed by the terms of the Plan, the terms of the award agreement documenting the grant and the Limited Liability Company agreement of Holdings (the “LLC Agreement”). Class C Units are intended to qualify as “Profits Interests” for Federal income tax purposes.

Service-based Class C Units generally vest, except as otherwise approved by P3’s Board, over a period of four to five years, with ratable vesting each year following twelve months of continued employment or service with the balance vesting in equal annual installments over the remaining and required service period, provided the grantee continues to be employed by, or provide service to, P3 and be employed on the applicable vesting anniversary date.

Performance-based Class C Units vest upon the Company’s attainment of certain Board-established milestones (thresholds). Board-established milestones are grant specific and set on the date of each Class C Unit grant.

P3’s Board may accelerate the vesting of any Class C incentive units granted under the Plan at such times and upon such terms and conditions as may be deemed advisable, for which any determination can be made on a grant-specific basis. As of December 31, 2019, and 2020, the number of Class C Units issued were 4,070,833 (of which, 1,058,333 were vested) and 5,420,833 (of which 1,302,083 were vested), respectively, and only the vested units are presented in the Consolidated Statements of Changes in Members’ Deficit (See also Note 13 “Share Based Compensation”).

Class D Units Subject to Possible Redemption

On November 14, 2019, P3 received $50.0 million in funding from Hudson Vegas Investment, SPV, LLC, an investment vehicle of The Straus Group (“Straus”) per the unit purchase agreement executed between the parties. P3 issued Straus 16,130,034 of Class D Units. Class D Units have voting rights and, accrue a preferred return in the amount of 8.0%, per annum. This funding was and is intended to support ongoing operations for the Company. Of the $50.0 million received from Straus, the Company utilized $16,752,354 to settle outstanding bridge loans, plus accrued interest and $2,958,446 to settle transaction closing costs related to Class D Units. These transaction closing costs were netted against the $50.0 million in proceeds raised.

There are 16,130,034 Class D Units authorized and outstanding as of December 31, 2019 and 2020.

Class D units contain a provision whereby at any time after November 4, 2024, the holders of Class D Units could exercise a right that would require the Company to redeem their outstanding units for cash, if certain conditions related to a sale of the Company are not met. Upon exercise of this right, the Company would be required to redeem all the then outstanding Class D units at a price equal to the amount of proceeds that otherwise would have been received in a sale transaction. In accordance ASC 480-10-S99, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require the associated equity instruments to be classified outside of permanent equity. As such, the Class D units have

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

been presented outside of permanent equity. The Company has concluded it is not probable that the conditional redemption feature will be exercised, as significant uncertainties exist that indicate the redemption will not occur, which include the merger transaction discussed in Note 22; therefore, Class D shares are recorded at initial fair value, plus accrued preferred returns.

Distributions to the Company’s unitholders are made according to the following priority:

•	First, to Class D Unitholders in proportion to their unreturned contribution amounts and until each Class D Member’s unreturned contribution amount is reduced to zero.

•	Second, to Class A Unitholders in proportion to their unreturned contribution amount and until each Class A Member’s unreturned contribution amount is reduced to zero.

•	Third, to Class A and Class D Unitholders in proportion to their respective unpaid preferred return balances have been reduced to zero; and

•	Thereafter, any remaining amounts to holders of all vested units, in proportion to their number of vested units.

Note 13: Share-Based Compensation

In 2017, the Company’s Board adopted an Equity Incentive Plan (the “Plan”). Under the Plan, the Company may grant awards in the form of Profits Interests to employees, officers, and directors up to a maximum aggregate of 6,845,297 Class C Units. Awards under the Plan are granted on a discretionary basis and are subject to the approval of the Company’s Board.

During the years ending December 31, 2019 and 2020, the Company entered into grant agreements awarding a total of 2,500,000 and 1,550,000 Class C Units, respectively. These Profits Interests represent profits interest ownership in the Company tied solely to the accretion, if any, in the value of the Company following the date of issuance of such Profits Interests. Profits Interests participate in any increase of the Company value related to their profits interests after the hurdle value has been achieved and the Company’s Profits Interests receive the agreed-upon return on their invested capital.

Profits Interest awards generally vest either over a requisite service period or are contingent upon a performance hurdle.

Each Profits Interest award contains the following general and material terms:

•

The Profits Interests receive distributions only upon a liquidity event, as defined by a sale of the Company, that exceeds a threshold equivalent to the fair value of the enterprise, as determined by P3’s Board of Directors, at the grant date.

•

A portion of the awards vest over a period of continuous employment or service (“Time-Based Units”) while the other portion of the awards only vest in the event of the Sponsor’s Exit (“Performance-Based Units”), as defined by the Plan. The Service-Based Units provide for accelerated vesting upon Sponsor’s Exit should the participant’s employment be terminated (other than for cause) after the Sponsor’s Exit, but prior to the final service vesting date.

All awards include a repurchase option at the election of the Company for the vested portion upon termination of employment or service. Profits Interests are accounted for as equity using the fair value method, which requires the measurement and recognition of compensation expense for all profit interest-based payment awards made to

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

the Company’s employees based upon the grant-date fair value. The Company has concluded both Service-Based Units and Performance-Based Units are subject to a market condition and has assessed the market condition as part of its determination of the grant date fair value. Service-Based Units also include Subclass B-1 Units which are Time-Based.

The following is a summary of Performance-Based Profits Interest(s) awards outstanding, by grant year and corresponding hurdle value ranges as of, and for the periods ended, December 31, 2019, and December 31, 2020:

Year	Units	Performance Hurdle Summary / Ranges
2018	500,000	Liquidation or Sale of Company; $120 Million to $300 Million
2019	1,125,000	Liquidation or Sale of Company; $294 Million
2020	950,000	Liquidation or Sale of Company; $294 Million to $900 Million

For Performance-Based Units, the Company recognizes compensation expense when it is probable a performance hurdle would be achieved. Management analyzed whether (or not) the hurdles of each related Performance-Based grant was probable during the reporting periods presented. Since vesting is, in all cases, tied to a sale or liquidation of the Company, Management deemed the achievement of the performance hurdle not probable. Therefore, no unit-based compensation expense has been recognized in these consolidated financial statements.

For Service-Based Units, the Company recognizes compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in-substance, multiple awards. The Company determined the fair value of each award on the date of grant using both the income and market approaches, including the “Backsolve” method. The grant date fair value of each Class C Time-Based award corresponds to the most recently completed valuation. The following table summarizes the assumptions and the resulting fair market value (“FMV”) per Class C Time-Based Unit used for computing the related compensation expense:

Valuation	Volatility	RF Rate	Time	FMV Range / Unit at Grant Date
12.31.2020	65.00%	0.10%	1.10	$0.4940
06.11.2020	45.00%	0.19%	1.70	$0.1510
11.04.2019	45.00%	1.60%	2.30	$0.1280
12.31.2018	40.00%	2.46%	3.10	$0.1510
02.08.2018	40.00%	2.45%	4.00	$0.1700 to $0.1900

The volatility assumption used in the weighted-average income and market approaches is based on the expected volatility of public companies in similar industries. This has been adjusted to reflect differences between the Company and public companies of similar size, resources, time in industry, and breadth of product and service offerings. The expected dividend yield was assumed to be zero given the Company’s history of declaring dividends and Management’s intentions to not pay dividends in the foreseeable future.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

The following table summarizes and rolls forward the number of Class C Units (Performance-based and Time-based) and their weighted average fair market values based on original grant date:

	Time-Based	Vested	Weighted Avg. FMV	Performance Based	Weighted Avg. FMV	Total Units Outstanding
Outstanding, December 31, 2018	1,975,000	425,000	$0.1607	500,000	$0.0250	2,475,000

Granted	1,125,000	—	$0.1280	1,375,000	$0.0417	2,500,000
Vested	—	633,333	$0.1485	—	$—	—
Forfeited	(654,167)	—	$0.1385	(250,000)	$0.0690	(904,167)
Repurchased	—	—	$—	—	$—	—

Outstanding, December 31, 2019	2,445,833	1,058,333	$0.1280	1,625,000	$0.0417	4,070,833

Granted	600,000	—	$0.4940	950,000	$0.0363	1,550,000
Vested	—	443,750	$0.3028	—	$—	—
Forfeited	—	—	$—	—	$—	—
Repurchased	(200,000)	(200,000)	$0.9000	—	$—	(200,000)

Outstanding, December 31, 2020	2,845,833	1,302,083	$0.4940	2,575,000	$0.0363	5,420,833

The Company recognized $94,042 and $67,475 in compensation expense related to the Class C Time-Based Profits Interests. The Company also recognized $380,000 in compensation expense in each year related to Subclass B-1 Units for the periods ended December 31, 2019, and December 31, 2020, respectively. These amounts are recognized within operating expenses in P3’s consolidated statements of operations. At December 31, 2020, the Company had $1,198,550 in unrecognized compensation expense related to non-vested Class C Time-Based Profits Interests and Subclass B-1 Units that will be realized over a weighted-average period of 1.69 years. As of December 31, 2020, the Company did not have any unrecognized compensation expense related to Performance-Based Units.

Note 14: Earnings (Loss) per Member Unit

The following table sets forth the computation of basic earnings (loss) per Member Unit:

	2019	2020
Net Loss Attributable to Controlling Interests	$(35,009,263)	$(41,074,507)
Weighted Average Member Units	47,587,945	65,833,962
Basic and Diluted Loss per Member Unit	$(0.74)	$(0.62)

Weighted average Member Units includes all outstanding and vested Class A, B-1, C and D Units. The Company has not presented Diluted Loss per Member Unit since the results would be anti-dilutive due to the net loss incurred. The following potential Member Units were excluded from Diluted Loss per Member Unit at December 31, 2019 and 2020, respectively:

	2019	2020
Class B-1 Unvested Units	6,000,000	4,000,000
Class B-2 Unvested Units	4,054,054	4,054,054
Class B-3 Unvested Units	5,647,438	5,647,438
Class C Unvested Units	3,012,500	4,118,750
Class D Warrants	—	858,351

Total Units Excluded from Diluted EPS	18,713,992	18,678,593

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Note 15: Premium Deficiency Reserve (“PDR”)

We assess the profitability of our at-risk share savings arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a premium deficiency reserve is recognized. Management concluded a PDR of $20,539,364 existed at December 31, 2019, which was primarily represented by the total value of potential deficiencies generated by the Company’s newly contracted health plans. No premium deficiency reserves were recorded as of December 31, 2020 given the maturing of these health plans.

Note 16: Leases

The Company leases real estate in the form of corporate office space and operating facilities. The Company additionally leases certain machinery in the form of office equipment. Generally, the term for real estate leases ranges from one to eight years at inception of the contract. Generally, the term for equipment leases is one to three years at inception of the contract. Some real estate leases include one to two options to renew that can extend the original term by five to ten years.

Operating lease costs are included within operating expenses on the consolidated statements of operations. The Company does not have any finance leases, short-term lease costs nor any sublease income.

Year Ending December 31,	2019	2020
Operating Lease Costs	$1,592,665	$2,018,210

Lease terms and discount rates consisted of the following at each of the periods presented below:

Year Ending December 31,	2019*	2020*
Weighted Average Remaining Lease Term (Years)	4.83	3.74
Weighted Average Discount Rate	10.00%	10.30%

*	All Leases are Operating

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the consolidated balance sheets as of the dates presented.

Year Ending December 31,	2019	2020
2020	$1,620,600	$—
2021	1,645,922	2,174,095
2022	1,536,612	1,936,533
2023	1,135,577	1,191,604
2024	883,851	913,732
2025	665,416	696,194
2026	137,919	148,330

Total Payments for Operating Leases	7,625,897	7,060,488
Less: Interest	1,599,266	1,251,965

Present Value of Operating Lease Liabilities	$6,026,630	$5,808,523

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

The current portions of ROU liabilities, $1,620,600 and $2,174,095 are included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet as of December 31, 2019 and December 31, 2020, respectively.

Supplemental cash flows and other information related to leases for each of the periods ending December 31:

	2019	2020
New Assets Obtained in Exchange for Operating Lease Liabilities	$478,815	$882,029

	2019	2020
Operating Cash Flows Paid for Operating Leases	$1,505,313	$1,843,281

Note 17: Retirement Plan

The Company maintains a retirement savings 401(k) Plan the “401(k) Plan” for full-time employees. Participants may elect to contribute to the 401(k) Plan, through payroll deductions, subject to Internal Revenue Service limitations. At its discretion, the Company can make a matching contribution to the 401(k) Plan. The Company did not make any contributions to the 401(k) Plan in 2019 or 2020.

Note 18: Segment Information

The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all the Company’s revenues were earned in the United States.

Likewise, all the Company’s long-lived assets were in the United States.

Note 19: Commitments and Contingencies

Litigation

On or about December 2, 2019, Arizona Medical Services, P.C.’s (“AMS”) sole Member/Manager filed a claim, in the Superior Court of the State of Arizona (County of Pima) against Arizona Connected Care, LLC, now known as P3 Health Partners ACO, LLC (“AzCC”). The claim was for alleged breach of contract, breach of the covenant of good faith and fair dealing, and for accounting. According to the complaint, AzCC allegedly breached its Amended and Restated Operating Agreement, dated January 11, 2012, and amendments thereto by terminating AMS’s membership in AzCC on November 8, 2016 without cause or explanation. AzCC allegedly failed to make distributions to AMS to which it was entitled. On January 17, 2020, AzCC filed an answer to AMS’s complaint denying the allegations therein. The parties have agreed to a settlement of $350,000 (as of April 19, 2021), thus releasing AzCC from any known or further allegations. This settlement is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet as of December 31, 2020.

The Company may, from time to time, be subject to various claims and lawsuits arising in the normal course of business. P3 carries general and professional liability insurance coverage to protect the Company’s risk of potential loss in such cases. In the opinion of Management, the ultimate resolution of these matters would not have a material adverse effect on the Company’s financial position or results of operations.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Uncertainties

The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not limited to, matters of licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare / Medicaid Fraud, Waste and Abuse Prevention. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of Fraud, Waste and Abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties as well as significant repayment for patient services billed.

Management believes the Company is compliant with Fraud, Waste and Abuse regulations as well as other applicable government laws. While no regulatory inquiries have been made, compliance with such laws and regulations is subject to government review and interpretation, as well as other regulatory actions which might be unknown at this time.

Healthcare reform legislation at both the Federal and state levels continues to evolve. Changes continue to impact existing and future laws and rules. Such changes may impact the manner in which P3 conducts business, restrict the Company’s revenue growth in certain eligibility categories, slow down revenue growth rates for certain eligibility categories, increase certain medical, administrative and capital costs, and expose the Company to increased risk of loss or further liabilities. As a result, P3’s consolidated financial position could be impacted by such changes.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergent procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases. COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients.

The COVID-19 pandemic did not have a material impact on P3’s revenues- as of year ended December 31, 2020. Nearly 97% of the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment.

The full extent to which COVID-19 will directly or indirectly impact P3, the Company’s future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on P3’s markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, Management cannot estimate the length or

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

severity of the impact of the pandemic on the Company’s business. Furthermore, because of P3’s business model, the full impact of COVID-19 may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. However, Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.

Note 20: Related Parties

Intercompany Transactions

BACC entered an agreement (“Services Agreement”) with P3-NV, collectively the “Parties”, under which P3-NV provides BACC with certain management, administrative, and other non-medical support services in connection with BACC’s medical practice. BACC and P3-NV have also entered a separate “Deficit Funding Agreement” whereby P3-NV will provide BACC loans (“Advances”) from time to time principally for the purpose of supporting BACC’s budget in the event BACC’s actual expenses exceed gross revenue. Interest accrues monthly on each Advance from the date of disbursement equal to the prime rate plus 2.0%, as published in the Wall Street Journal, in effect on the date of disbursement. In the event that BACC’s net revenues exceed expenses during the term of this Service and Deficit Funding Agreement, BACC has agreed to pay P3HP-NV 100.0% of such excess within thirty days of the end of any such month, up to the aggregate amount of any unpaid Advances (plus accrued interest). Net Advances made to BACC by P3-NV and accrued interest expense were as follows:

	2019	2020
Balance at Beginning of Year	$5,533,097	$14,399,768
Advanced Made During Year	8,001,957	3,167,858
Accrued Interest	864,714	2,057,465

Balance at End of Year	$14,399,768	$19,625,091

Advances, in most cases, have been constructively made by Holdings on P3-NV’s behalf, and were therefore deemed Advances made by P3-NV. P3-NV’s Advances to BACC include all years prior, for which balances have, historically, not been settled periodically between the Parties and, thus have carried forward one year to the next. However, all transactions related to these Services and Deficit Funding Agreements (including accrued interest) have been eliminated in consolidation.

There were no advances transacted between P3-NV and KWA during 2019 or 2020.

Atrio Health Plans

Atrio Health Plans was established in 2004 and has since grown to serve Medicare beneficiaries in numerous counties throughout Oregon. Atrio works closely with local providers to improve healthcare outcomes of the population(s) served. In 2019, Chicago Pacific Founders (“CPF”) made an equity investment in Atrio. CPF is also a Class A Unitholder of the Company. Beginning in 2020, the Company has a Full-Risk capitation agreement in place with Atrio whereby P3 is delegated to perform services on behalf of Atrio’s members assigned to the Company. These delegated services include but are not limited to provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management). In return, the Company earned capitation revenue from Atrio of $140,037,791 and management fees of $2,230,984 in 2020. In 2020, the Company paid claims of $148,905,784 for Atrio assigned members.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Note 21: Variable Interest Entities

Management accounts for Variable Interest Entity (“VIE”) transactions utilizing an ongoing interest assessment in accordance with ASC 810, Variable Interest Entities and Principles of Consolidation.

In 2017, Holdings, by way of one of its wholly-owned subsidiaries (P3-NV) entered a collective Stock Transfer Restriction Agreement with the three shareholders of two medical practices, Bacchus Wakefield Kahan, PC (“BACC”) and Kahan Wakefield Abdou, PLLC (“KWA”). The Transfer Restriction Agreement, by way of a Call Option, unequivocally permits P3-NV to select and appoint Successor Physicians to these medical practices if a shareholder vacates their ownership position.

Pursuant to ASC 810, both the “power of control” and “economics” criterion were reviewed for VIE consideration. P3-NV is a single member limited liability company, controlled by Holdings. Holdings’ debt and equity holders collectively represent a “single decision maker” for Holdings and its investment in P3-NV. As to P3-NV’s ability to appoint Successor Physicians to these medical practices, this demonstrates “power of control”. Also, the Deficit Funding Agreement in place between P3-NV and BACC/KWA (see “Related Parties”) states P3-NV will advance BACC/KWA funds, as needed, to support BACC’s/KWA’s working capital needs to the extent operating expenses exceed gross revenue. This funding arrangement further illustrates and fulfills the economic criteria for VIE consolidation.

Management concluded BACC and KWA are VIEs and P3 is the primary beneficiary. Therefore, both practices are consolidated as VIEs. KWA had no financial activity for Management to consider for the years ended December 31, 2019 nor December 31, 2020. Therefore, the following exhibits include the balance sheet and income statement only for BACC for the periods presented:

	2019	2020
ASSETS
Cash	$350,446	$183,836
Client Fees and Insurance Receivable, net	510,487	335,358
Prepaid Expenses and Other Current Assets	107,020	285,363
Property, Plant and Equipment, net	13,109	22,309

TOTAL ASSETS	$981,062	$826,866

LIABILITIES AND MEMBERS’ DEFICIT
Accounts Payable and Accrued Expenses	$317,158	$686,680
Accrued Payroll	1,009,161	1,019,940
Due to Consolidated Entities of P3	13,535,053	17,307,627

TOTAL LIABILITIES	14,861,372	19,014,247

MEMBERS’ DEFICIT	(13,880,310)	(18,187,381)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$981,062	$826,866

	2019	2020
Revenue	$4,389,688	$7,611,427
Expenses	12,297,280	11,918,498

Net Loss	$(7,907,592)	$(4,307,071)

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2020

Note 22: Subsequent Events

Management has evaluated subsequent events through July 2, 2021, the date on which the consolidated financial statements were available to be issued.

On June 11, 2021, the Company’s Class D Unitholders filed a lawsuit against the Company, and other relevant parties, in the Delaware Court of Chancery alleging a breach of contract related to the Company’s operating agreement. The Class D Unitholders are seeking a judgement to enforce an alleged right to purchase additional units of the Company at a predetermined valuation, as outlined in the Company’s operating agreement. The litigation is pending in the Delaware Court of Chancery. The ultimate resolution and outcome of the matter are unknown and uncertain.

On May 25, 2021, Foresight Acquisition Corp. (“Foresight”), and the Company (“P3”) entered an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). Based on the terms of the Merger Agreement, the combined company would have an estimated post-transaction enterprise value of $2.3 billion. Foresight is a blank check company incorporated for the purpose of effecting a business combination with one or more businesses or entities. Once the Transaction is executed, Foresight would merge with and into P3, with P3 as the surviving entity. Foresight would be required to file a Form S-4 proxy statement on behalf of its stockholders to vote on the proposed Transaction. At the closing of the Transaction, which would be expected to occur in the second half of 2021, Foresight would cease to be a shell company and a new combined company listed on the Nasdaq would be created under the name “P3 Health Partners, Inc.”

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

FORESIGHT ACQUISITION CORP.,

FAC MERGER SUB LLC

and

P3 HEALTH GROUP HOLDINGS, LLC

Dated as of May 25, 2021

A-i

A-ii

SECTION 9.06	Specific Performance	A-63
SECTION 9.07	Parties in Interest	A-63
SECTION 9.08	Governing Law	A-64
SECTION 9.09	Waiver of Jury Trial	A-64
SECTION 9.10	Counterparts	A-64
SECTION 9.11	Administrative Agent	A-64

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of Foresight
EXHIBIT B	Form of Amended and Restated Bylaws of Foresight
EXHIBIT C	Form of Amended and Restated Unit Warrant Agreement
EXHIBIT D	Form of Surviving Company LLC Agreement
EXHIBIT E	Directors and Officers of Foresight
EXHIBIT F	Company Disclosure Schedule
EXHIBIT G	Form of Tax Receivable Agreement
EXHIBIT H	Form of Registration Rights and Lock-Up Agreement

A-iii

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2021 (this “Agreement”), by and among (i) Foresight Acquisition Corp., a Delaware corporation (“Foresight”), (ii) FAC Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and (iii) P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct Subsidiary of Foresight;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 18-209 of the DLLCA, the Company will merge with and into Merger Sub, with Merger Sub surviving such merger as a partially owned Subsidiary of Foresight;

WHEREAS, (i) the board of managers of the Company (the “Company Board”) has authorized and approved this Agreement, the P3 Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA and the Company’s Organizational Documents;

WHEREAS, the board of directors of Foresight (the “Foresight Board”) has unanimously (i) approved and adopted this Agreement and declared its advisability and the advisability of the other Proxy Proposals, and (ii) recommended the approval and adoption of this Agreement and the other Proxy Proposals by the stockholders of Foresight;

WHEREAS, as of the date hereof, the PIPE Investors have entered into the PIPE Agreements with Foresight pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase in the aggregate twenty million eight hundred seventy thousand three hundred seven (20,870,307) shares of Foresight Common Stock in connection with the Closing;

WHEREAS, upon consummation of the transactions contemplated hereby, Foresight will enter into a Registration Rights and Lock-Up Agreement with the Sponsor and certain Company Unitholders;

WHEREAS, as of the date hereof, Foresight, the Company and Sponsor have entered into that certain Sponsor Support Agreement (the “Support Agreement”); and

WHEREAS, separately from the execution of this Agreement, (i) a member of the Company and certain of its Affiliates have separately entered into a Transaction and Combination Agreement with Foresight (the “Blocker Transaction Agreement”), pursuant to which the Blocker Reorganization, the Blocker Mergers and Consolidation Mergers are documented, as further described in Section 1.01, and (ii) certain members of the Company and their Affiliates have entered into an Indemnification Agreement with Foresight (the “Indemnification Agreement”), pursuant to which such members and such affiliates will indemnify Foresight with respect to certain matters as provided for therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Transactions.

(a) Conversion of Foresight Class B Stock. Immediately prior to the amendment and restatement of the Foresight Certificate of Incorporation pursuant to this Agreement, all of the shares of Foresight Class B Stock shall be converted into shares of Foresight Common Stock in accordance with the Foresight Certificate of Incorporation.

(b) Charter and Bylaw Amendments. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, on the Closing Date and prior to the P3 Effective Time, Foresight shall (i) amend and restate the Foresight Certificate of Incorporation substantially in the form attached hereto as Exhibit A (the “A&R Foresight COI”) and (ii) amend and restate the bylaws of Foresight in the form attached hereto as Exhibit B (the “A&R Foresight Bylaws”).

(c) Blocker Reorganization. Prior to the P3 Effective Time, the Blocker Parties will effect the Blocker Reorganization pursuant to the Blocker Transaction Agreement. The Blocker Transaction Agreement and other documents to be used to effect the Blocker Reorganization are being entered into between the Blocker Parties and Foresight, without the Company as a party thereto.

(d) P3 Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DLLCA, after the Blocker Reorganization and immediately after the A&R Foresight COI has become effective pursuant to Section 1.01(b), the Company shall be merged with and into Merger Sub (the “P3 Merger”), such that the separate limited liability company existence of the Company shall cease and Merger Sub shall continue as the surviving company of the P3 Merger (the “Surviving Company”).

(e) Subscription for Class V Common Stock. On the Closing Date and after the A&R Foresight COI has become effective and immediately after the P3 Effective Time, each Company Unitholder that is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act) shall have the opportunity to subscribe for, and Foresight shall issue to each such subscribing Company Unitholder, pursuant to (i) the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D thereunder and (ii) subscription agreements in form and substance reasonably satisfactory to Foresight, the number of shares of Class V Common Stock specified for such Company Unitholder on the Payment Spreadsheet, in exchange for a subscription price equal to the aggregate par value of such number of shares of Class V Common Stock (with respect to each such Company Unitholder, the aggregate subscription price of the shares of Class V Common Stock for which such Company Unitholder is subscribing, the “Closing Subscription Price”). Notwithstanding anything to the contrary contained in this Agreement, for ease of administration, each Company Unitholder’s Closing Subscription Price shall be deducted from such Company Unitholder’s portion of the Company Closing Cash Consideration; provided, that for all purposes, it shall be deemed that the amount of such Closing Subscription Price was paid to such Company Unitholder as part of such Company Unitholder’s portion of the Company Closing Cash Consideration, and then paid by such Company Unitholder to Foresight as the Closing Subscription Price.

(f) Holdback Amount. Prior to the Closing, the Company shall, with the reasonable consultation of Foresight, appoint a customary administrative or paying agent for the purposes of administrative duties of administering payment and collection of documents from the Company Unitholders in connection with this Agreement (the “Administrative Agent”). At the Closing, Foresight shall pay, or cause to be paid, the Holdback Amount, by wire transfer of immediately available funds pursuant to wire transfer instructions provided by the Administrative Agent at least three (3) Business Days prior to the Closing Date, to the Administrative Agent for the benefit of the Company Unitholders.

(g) Blocker Mergers. On the Closing Date, after the P3 Effective Time, in accordance with and pursuant to the Blocker Transaction Agreement, Foresight and the Blocker Parties will effect the Blocker Mergers.

(h) Consolidation Mergers. On the Closing Date, after each applicable Blocker Effective Time, in accordance with and pursuant to the Blocker Transaction Agreement, Foresight will effect the applicable Consolidation Merger.

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article VIII, the closing of the transactions contemplated by Sections 1.01(b) – 1.01(h), in the order and manner provided therein (the “Closing”), shall take place at 10:00 a.m. (Eastern time) on a date to be specified by Foresight and the Company (the “Closing Date”), which Closing Date shall be (a) on the same date as the “Closing Date” under the Blocker

Transaction Agreement and (b) as soon as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by Foresight and the Company.

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and as soon as practicable after the A&R Foresight COI has become effective, the parties hereto shall cause the P3 Merger to be consummated in accordance with Section 1.01(a) and by filing a certificate of merger, in a form to be reasonably agreed between the Company and Foresight, with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA (the “P3 Certificate of Merger”), and shall make all other filings, recordings or publications required under the DLLCA in connection with the P3 Merger. The P3 Merger shall become effective at the time that the properly executed and certified copy of the P3 Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the P3 Certificate of Merger and specified in the P3 Certificate of Merger (the time at which the P3 Merger becomes effective is herein referred to as the “P3  Effective Time”).

SECTION 1.04 Effect of the Merger. At the P3 Effective Time, the effect of the P3 Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the P3 Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company. For the avoidance of doubt, the Unit Warrant Agreement shall, upon the P3 Effective Time, be amended and restated to the form attached hereto as Exhibit C in order to, among other things, provide for the issuance of one (1) Surviving Company Common Unit in lieu of each Merger Sub Unit thereunder.

SECTION 1.05 Organizational Documents. Immediately prior to the P3 Merger, Merger Sub and Foresight shall amend and restate the limited liability company agreement of Merger Sub in the form attached hereto as Exhibit D, and at the P3 Effective Time, such amended and restated limited liability company agreement of Merger Sub shall become, and the parties shall take or cause to be taken all action required to cause such limited liability company agreement of Merger Sub to become, limited liability company agreement of the Surviving Company, with only such changes thereto as agreed between Foresight and the Company (the “Surviving Company LLC Agreement”), until thereafter amended in accordance with the Surviving Company LLC Agreement and applicable Law.

SECTION 1.06 Directors and Officers.

(a) At the P3 Effective Time, Foresight shall be the initial sole manager of the Surviving Company and the officers of the Company as of immediately prior to the P3 Effective Time shall be the initial officers of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement and applicable Law.

(b) The parties shall cause the Foresight Board and the officers of Foresight as of immediately following the P3 Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the A&R Foresight COI and the A&R Foresight Bylaws until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the A&R Foresight COI, the A&R Foresight Bylaws and applicable Law.

SECTION 1.07 Trust Disbursement; Contribution of PIPE Proceeds.

(a) Immediately prior to the P3 Effective Time, and upon the terms and subject to the conditions of this Agreement (i) and in accordance with the Foresight Certificate of Incorporation, the DGCL, the DLLCA and the

Trust Agreement, Foresight shall cause the Trustee to distribute the proceeds of the Trust Fund (the “Trust Account Cash”) to Merger Sub and (ii) Foresight shall contribute the net proceeds from the issuance of Foresight Common Stock pursuant to the PIPE Agreements (the “PIPE Proceeds”) to Merger Sub, less an amount equal to the aggregate portion of the Company Closing Cash Consideration allocated to the Blockers on the Payment Spreadsheet (without giving effect to any Consideration Election by the Blockers).

(b) In exchange for the contributions of Foresight to Merger Sub of the Trust Account Cash and the PIPE Proceeds (less the Blocker Closing Cash Consideration), (i) Merger Sub shall issue to Foresight a number of Merger Sub Units equal to the aggregate number of shares of Foresight Common Stock outstanding immediately prior to the P3 Effective Time (but, for the avoidance of doubt, after giving effect to (A) the number of Redemption Shares, (B) the shares of Foresight Common Stock issued pursuant to the PIPE Agreements or any other similar agreement, and (C) the conversion of the Foresight Class B Stock into Foresight Common Stock upon the Closing, and (ii) Merger Sub and Foresight shall enter into a warrant agreement (the “Unit Warrant Agreement”) granting Foresight warrants to purchase in the aggregate a number of Merger Sub Units equal to the number of shares of Foresight Common Stock issuable upon the exercise of all of the Foresight Warrants outstanding as of immediately prior to the P3 Effective Time. For the avoidance of doubt, the shares of Class V Common Stock issued pursuant to Section 1.01(e) shall be excluded in determining the number of Merger Sub Units issued to Foresight pursuant to this Section 1.07(b).

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Treatment of Securities in P3 Merger. At the P3 Effective Time, by virtue of the P3 Merger and without any action on the part of Merger Sub, the Company, Foresight or the holders of any of the following securities:

(a) The Company Membership Units (including the Incentive Units) issued and outstanding immediately prior to the P3 Effective Time shall be canceled and shall be converted into the right to receive in the aggregate the following consideration allocated consistently with the terms provided in Sections 4.1(c) and 9.3(b) of the Company LLC Agreement (subject to Section 2.01(b) and Section 2.01(e)): (i) at the Closing (A) the Company Closing Cash Consideration (as may be further adjusted by any Consideration Elections) and (B) the Company Closing Equity Consideration (as may be further adjusted by any Consideration Elections), and (ii) at such time(s) as determined pursuant to this Agreement (A) any remaining Holdback Amount determined in accordance with Section 9.11(d) and (B) the Incentive Holdback Amount determined in accordance with Section 2.01(b) (clauses (ii)(A) and (ii)(B), the “Company Contingent Consideration”). Notwithstanding the foregoing, each Company Unitholder may elect, by delivering written notice to the Company and Foresight at least ten (10) Business Days prior to the Closing Date (a “Consideration Election”), to receive additional Surviving Company Common Units (at a deemed value of $10.00 per Surviving Company Common Unit) in lieu of all cash such Company Unitholder would otherwise be entitled to receive as Company Closing Cash Consideration and Company Contingent Consideration (in each case, after deducting from such cash any Closing Subscription Price such Company Unitholder is required to pay). For the avoidance of doubt, any cash which any Company Unitholder elects not to receive pursuant to a Consideration Election (x) shall no longer constitute Company Closing Cash Consideration, (y) shall be retained by the Surviving Company and (z) shall not be paid to any Company Unitholder.

(b) Each Incentive Unit that is subject to vesting requirements based on the achievement of performance conditions shall, to the extent not vested as of the P3 Effective Time (after taking into account any accelerated vesting that occurs in connection with the Transactions), be forfeited without consideration therefor immediately prior to the P3 Effective Time. Each Incentive Unit that is a “Vested Unit” (as defined in the Company LLC Agreement) shall be treated in the P3 Merger pursuant to Section 4.1(c) of the Company LLC

Agreement, which shall be reflected in the Payment Spreadsheet. Each Incentive Unit that is subject to vesting requirements based on the passage of time that is not vested as of the P3 Effective Time (after taking into account any accelerated vesting that occurs in connection with the Transactions) (the “Unvested Time Incentive Units”), shall be treated in the P3 Merger pursuant to Section 4.1(c) of the Company LLC Agreement, provided, that the Payment Spreadsheet shall provide that any Company Closing Consideration with respect to an Unvested Time Incentive Unit (including any Surviving Company Common Units issued in respect thereof) shall either be subject to vesting and/or be held in reserve in accordance with Section 4.1(e) of the Company LLC Agreement). The portion of the Company Closing Cash Consideration in respect of Unvested Time Incentive Units that is subject to vesting restrictions as set forth in the Payment Spreadsheet (the “Incentive Holdback Amount”) shall be paid to the Administrative Agent (instead of to the Surviving Company or the applicable holders of Unvested Time Incentive Units), to be held for the benefit of the applicable holders of Unvested Time Incentive Units and distributed to the applicable holder upon the earlier of (i) the vesting of the Surviving Company Common Unit to which such Company Closing Cash Consideration relates and (ii) the third anniversary of the P3 Effective Time. Reasonably promptly after the forfeiture (prior to the third anniversary of the P3 Effective Time) of a Surviving Company Common Unit that is subject to vesting pursuant to this Section 2.01(b), the Administrative Agent shall allocate and disburse the corresponding Company Closing Cash Consideration to the Company Unitholders in a manner consistent with the allocation of the Company Closing Consideration in Section 2.03 (but taking into account (i) the requirement to hold in reserve to the extent such payment is made with respect to an Unvested Time Incentive Unit and (ii) the prior hypothetical distributions of (x) the Company Closing Consideration and (y) any prior Incentive Holdback Amount that was distributed to all Company Unitholders pursuant to this sentence).

(c) Each P3 Warrant that is outstanding immediately prior to the P3 Effective Time shall be deemed to be exercised in accordance with that certain letter agreement, dated as of the date hereof, among CRG Partners IV L.P., CRG Partners IV – Parallel Fund “C” (Cayman) L.P. (collectively, the “CRG Entities”) and the Company. The parties acknowledge and agree that pursuant to the deemed exercise of the P3 Warrant pursuant to such letter agreement, the CRG Entities shall (i) be deemed to, as of immediately prior to the P3 Effective Time, (A) hold Class D Units (as defined in the Company LLC Agreement) and (B) be “Company Unitholders”, and (ii) will be allocated their portion of (A) the Company Closing Consideration on the Payment Spreadsheet in accordance with Section 2.03 and (B) any Company Contingent Consideration in accordance with this Agreement.

(d) Following the P3 Effective Time, the ownership interests of the Surviving Company shall be as reflected in the applicable annex attached to the Surviving Company LLC Agreement, which shall be consistent in all material respects with the Payment Spreadsheet.

(e) The Merger Sub Units issued to Foresight and outstanding as of immediately prior to the P3 Effective Time shall remain outstanding as Surviving Company Common Units.

(f) Prior to the delivery of the Payment Spreadsheet pursuant to Section 2.03, the Company may cause the Payment Spreadsheet to provide for an amount of the Company Closing Consideration to be directed to an escrow or other third-party account for purposes of resolution of any intra-member disputes among the Company’s Unitholders.

SECTION 2.02 Transfer Books. At the P3 Effective Time, the limited liability company interest transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Membership Units or Incentive Units thereafter on the records of the Company. From and after the P3 Effective Time, the holders of Company Membership Units and Incentive Units outstanding immediately prior to the P3 Effective Time shall cease to have any rights with respect to such Company Membership Units and Incentive Units, except as otherwise provided in this Agreement or by Law. For the avoidance of doubt, this Section 2.02 shall not affect the limited liability company interest transfer books of the Surviving Company, the holders of Surviving Company Common Units or any rights with respect thereto.

SECTION 2.03 Closing Calculations; Payment Spreadsheet.

(a) Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Foresight: (i) a schedule setting forth in reasonable detail the Company’s good faith calculations of Net Closing Cash and the Balance Sheet Cash Shortfall Amount (the “Closing Calculations”); (ii) a schedule (the “Payment Spreadsheet”) setting forth (A) the Closing Subscription Price for each Company Unitholder acquiring Class V Common Stock at the Closing, (B) the allocation of the Company Closing Consideration among the Company Unitholders without taking into account any Consideration Elections (which shall include the Company Membership Units held by each Company Unitholder and the breakdown of Company Closing Equity Consideration and Company Closing Cash Consideration for each Company Unitholder, as well as the net Company Closing Cash Consideration for each Company Unitholder after deducting such Company Unitholder’s Closing Subscription Price therefrom), and (C) the identity of any Company Unitholders who have timely made Consideration Elections and their adjusted consideration as a result of such Consideration Elections; and (iii) a certificate executed by an officer of the Company, certifying as to the accuracy of the Closing Calculations and the Payment Spreadsheet. The allocation of the Company Closing Consideration among the Company Unitholders shall be determined based upon a hypothetical distribution of the Company Closing Consideration after the Blocker Reorganization and immediately prior to the P3 Effective Time by the Company (unless any Company Unitholder or Blocker Owner provides its written consent to a different basis of determination).

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) the value of each Surviving Company Common Unit shall be deemed to be $10.00 for purposes of this Agreement;

(ii) no fractional Surviving Company Common Units shall be allocated to any Company Unitholder on the Payment Spreadsheet;

(iii) notwithstanding any Consideration Election, cash may be allocated to a Company Unitholder for the purpose of eliminating any fractional Surviving Company Common Units and funding any Closing Subscription Price;

(iv) the number of shares of Class V Common Stock subscribed for by a Company Unitholder shall equal the number of Surviving Company Common Units received by such Company Unitholder pursuant to this Agreement; and

(v) the Company or the Surviving Company shall make such adjustments to the allocation of the Company Closing Cash Consideration, the Company Closing Equity Consideration and the Company Contingent Consideration among the Company Unitholders, in each case, as appropriate and necessary to give effect to Section 2.03(a) and the other provisions of this Section 2.03(b).

(c) In issuing and paying the Company Closing Consideration and in giving any instructions for the payment of any Company Contingent Consideration, Foresight, Merger Sub and the Surviving Company shall be entitled to rely fully on the allocations thereof set forth in the Payment Spreadsheet or any instructions delivered by the Administrative Agent with respect thereto.

SECTION 2.04 Withholding Rights. Foresight shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Law. Foresight shall use commercially reasonable efforts to provide at least five (5) days advance written notice of its intention to make any such deduction or withholding and shall cooperate in good faith with each affected Company Unitholder to establish such Person’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The

Company shall deliver to Foresight a properly completed and duly executed IRS Form W-9 from each Company Unitholder or any other certificates in accordance with Section 1446(f) of the Code and the Treasury Regulations thereunder to reduce or eliminate any withholding under Section 1446(f) of the Code to the maximum extent permitted by applicable Law (each such certificate, a “Withholding Certificate”); provided, however, notwithstanding anything to the contrary herein, Foresight’s sole recourse in the event of any failure to deliver any such Withholding Certificate shall be withholding pursuant to this Section  2.04 to the extent required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Foresight and Merger Sub to enter into this Agreement, except as set forth in the Company’s disclosure schedule prepared by the Company and delivered by the Company to Foresight and Merger Sub prior to the execution and delivery of this Agreement and attached hereto as Exhibit F (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Foresight and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has the requisite limited liability company or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding ownership interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 3.02 Organizational Documents. The Company has prior to the date hereto made available to Foresight a complete and correct copy of all of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

SECTION 3.03 Capitalization.

(a) The outstanding membership interest or other equity interests of the Company and each Company Subsidiary: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) The authorized membership interests of the Company consist of Class A-SV Units, Class A-V Units, Class B Units (subdivided into Class B-1 Units, Class B-2 Units and Class B-3 Units), Class C Units and Class D Units (in each case, as defined in the Company LLC Agreement) (collectively, the “Company Membership Units”). Section 3.03(b) of the Company Disclosure Schedule sets forth a true, accurate and complete list of (i) all issued and outstanding Company Membership Units and the owners thereof, (ii) the number of Class B Units that are vested, the number of Class B Units that are unvested and the vesting schedule applicable to such unvested Class B Units, and (iii) the number of Class C Units that are vested, the number of Class C Units that are unvested and the vesting schedule applicable to such unvested Class C Units. Except for the Company Membership Units held by the members of the Company as set forth in Section 3.03(b) of the Company Disclosure Schedule, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding.

(c) Other than the Class D Warrant, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating the members or the Company to issue or sell any membership interests, or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests. No holder of Company Membership Units or Incentive Units has appraisal rights for any such units in connection with the P3 Merger or the other transaction contemplated by this Agreement.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the requisite number of the members of the Company Board, and no other proceedings on the part of the Company or its members are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Foresight and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease (including any Real Property Lease), Permit or other instrument or obligation binding on the Company or any Company Subsidiary or any of their respective assets, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, including with regard to any Material Permits, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the s (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DLLCA, (ii) for applicable requirements relating to the change of ownership for the Florida Health Care Clinic License, License No. 12224, as required by Part X of Chapter 400, Florida Statutes, and Part II of Chapter 408, Florida Statutes, (iii) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

(c) Section 3.05(c) of the Company Disclosure Schedule sets forth all Approvals required by any Governmental Authority under any Health Care Laws in connection with the Transactions.

SECTION 3.06 Permits; Compliance.

(a) Permits. As applicable, Company, each Company Subsidiary and each Affiliated Provider have and possess all material Permits necessary to own, lease and operate their respective assets or to conduct or participate in the Business and its operations in the manner in which and in the jurisdictions where such Business is now conducted (the “Material Permits”), and all Material Permits are valid and in full force and effect. All such Material Permits are set forth on Section 3.06(a) of the Company Disclosure Schedule. No material Action is pending or, to the Knowledge of the Company, threatened, to materially modify, suspend, revoke, withdraw, terminate, fail to renew, or otherwise limit or restrict any of the Material Permits, and to the Knowledge of the Company, no event has occurred, or circumstance exists that is reasonably likely to result in an Action by any Governmental Authority to materially modify, suspend, revoke, withdraw, terminate, or otherwise materially limit or restrict any Material Permit.

(b) Compliance with Laws and Orders. Except as set forth on Section 3.06(b) of the Company Disclosure Schedule, the Company, each Company Subsidiary and, to the Knowledge of the Company, each of the Affiliated Providers with respect to their participation in or conduct on behalf of the Business, are and at all times since January 1, 2018 have been in compliance in all material respects with all Laws and Orders applicable to the conduct or operation of the Business. To the Knowledge of the Company, no event has occurred, or circumstance exists, that is reasonably likely to constitute or result in a material violation of any Law or Order by the Company, any Company Subsidiary or any Affiliated Provider. Except as set forth on Section 3.06(b) of the Company Disclosure Schedule, since January 1, 2018, neither the Company nor any Company Subsidiary has been charged by, or received any written notice or other written communication from, any Governmental Authority or other Person regarding any actual, or alleged, material violation of, or material failure to comply with, any applicable Law or Order, in each case, pertaining to actions or conduct taken (or not taken) by or on behalf of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Affiliated Provider.

(c) Government Programs. The Company, each Company Subsidiary, each Affiliated Provider and, to the Knowledge of the Company, each of the Company Personnel with respect to their participation in or conduct on behalf of the Business, are and at all times have been in compliance, in all material respects, with the conditions of participation in each Government Program in which the Business participates and with the Laws and Orders applicable to such Government Programs. Except as set forth on Section 3.06(c) of the Company Disclosure Schedule, no Action is pending, or, to the Knowledge of the Company, threatened applicable to the participation of the Business in any Government Program (which, for the avoidance of doubt, excludes any written notice or Claim relating to payment refunds or adjustments received in the ordinary course of business).

(d) Private Programs. Each of the Company Subsidiaries and Affiliated Providers that receives reimbursement under or from any Private Program is, and at all times has been, in compliance in all material respects with the terms and conditions, Laws and Orders applicable to the participation of the Business in any such Private Program. Except as set forth on Section 3.06(d) of the Company Disclosure Schedule, there is no

Action which is pending or, to the Knowledge of the Company, threatened, applicable to participation by any of the Company, Company Subsidiaries, or Affiliated Providers in any Private Program (which, for the avoidance of doubt, excludes any written notice or Claim relating to payment refunds or adjustments received in the ordinary course of business).

SECTION 3.07 Financial Statements.

(a) The Company has prior to the date hereof made available to Foresight true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contains an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein.

(b) The Company has prior to the date hereof made available to Foresight a true and complete draft of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and March 31, 2021 (the “Interim Balance Sheet”), and a draft of the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the 12-month (in the case of December 31, 2020) and 3-month period then ended (in the case of March 31, 2021) (collectively, the “Company Interim Financials”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Company Interim Financials were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal year-end adjustments and the absence of footnote disclosure.

(c) Except as and to the extent set forth on the Interim Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of the Interim Balance Sheet; (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party; or (iii) liabilities and obligations which are not, individually or in the aggregate, materially adverse to the Company or any Company Subsidiary. Notwithstanding the foregoing, the liabilities of the Company and the Company Subsidiaries for incurred but not reported (IBNR) liabilities for medical claims does not exceed the amount set forth in the Unaudited Balance Sheet.

(d) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains in all respects a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Section 3.07(e) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. None of the Company nor any Company Subsidiary has any off-balance sheet arrangements.

(f) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, manager, officer, employee, auditor, accountant or Agent of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, managers, employees or agents to the Company Board or any committee thereof or to any manager or officer of the Company. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(g) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(h) All accounts receivable of the Company and its Company Subsidiaries reflected on the Interim Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Interim Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

(i) All accounts payable of the Company and its Company Subsidiaries reflected on the Interim Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Interim Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(j) The PCAOB Audited Financials, when delivered by the Company, shall (i) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, and except as may be indicated in the notes thereto, be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) be audited in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the dates thereof and for the periods indicated therein.

SECTION 3.08 Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this

Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect.

SECTION 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no material Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Except as set forth in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material Plans.

(b) With respect to each material Plan, the Company has prior to the date hereof made available to Foresight, to the extent applicable, true and complete (i) copies of the plan document and amendments thereto, trust, group insurance contract and/or other funding arrangement, (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) and (iv) copies of the non-discrimination testing results, if applicable, for the past three (3) plan years.

(c) None of the Plans is or has been within the past six years, and neither the Company, any of the Company Subsidiaries nor any of their respective ERISA Affiliates has any liability (including a contingent liability) under or with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) that is subject to Section 412 of the Code and/or title IV of ERISA; (ii) a plan subject to Section 412 of the Code and/or Title IV of ERISA; or (iii) a multiple employer plan subject to Section 413(c) of the Code. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, none of the Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, manager or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Schedule or as contemplated by the Payment Spreadsheet and pursuant to Section 2.01, none of the transactions contemplated by this Agreement (alone or combination with any other subsequent event) will (i) result in accelerated vesting, funding or payment under any Plan, (ii) result in a material increase in the compensation, benefits or other rights any Plan or (iii) constitute a payment event under any Plan that would result in material liability to the Company or any of the Company Subsidiaries. The consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) result in any payment or benefit to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company or any Company Subsidiary that would not be deductible as a result of the application of Section 280G of the Code or that would be subject to an excise tax as a result of the applicable of Section 4999 of the Code.

(e) Each Plan is now and at all times has been maintained and operated in compliance all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them under the Plans.

(f) No material Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS that the Plan is so qualified or is subject to an IRS opinion letter or advisory letter upon which such Plan may properly rely, and no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to result in the Plan failing to be so qualified.

(h) With respect to each Plan, all contributions, premiums or payments required to be made with respect to any Plan have been timely made, except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(i) Neither the Company nor any of Company Subsidiary has been subject to Tax under Section 4980H of the Code, nor has the Company or any Company Subsidiary received any letter of proposed assessment, audit notice or other written communication from the Internal Revenue Service alleging or investigating the possibility of a Tax being imposed on the Company or any Company Subsidiary pursuant to Section 4980H of the Code.

SECTION 3.11 Labor and Employment Matters.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries at all times since January 1, 2018, have been in compliance in all material respects with all applicable laws relating to the employment of labor, including all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation (collectively, “Employment Matters”).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule: (i) there are no, and have not been any, material Actions pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) there are no, and have not been any, pending, or to the Knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company or any of its Subsidiaries; and (iii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(c) Neither the Company nor any Company Subsidiary is a party to any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. No labor union, trade union, labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no Action involving allegations of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employs any person, where such Action would reasonably be expected to result in any material liability to the Company or any Company Subsidiary. There is no actual, or to the Knowledge of the Company, threatened material arbitration, grievance, labor dispute, strike, slowdown, work stoppage or lockout, by or with respect to any employees of the Company or any Company Subsidiary.

(d) The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws regarding (i) classification and treatment of all of their respective employees as “employees” and independent contractors as “independent contractors”; (ii) classification and treatment of all of their respective employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) any obligations, where required by applicable law, to maintain records regarding the service of all of their respective employees, including, where required by applicable law, records of hours worked; (iv) any obligations, where required by applicable law, to make payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts legally required to be reimbursed or otherwise paid; (v) withholding, remittance, and reporting of amounts required by Law to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) any payments legally obligated to be paid to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) Since January 1, 2018, neither the Company nor any Company Subsidiary has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

(f) The Company has prior to the date hereof made available to Foresight a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company or any Company Subsidiary, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. The Company has also prior to the date hereof made available to Foresight a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company or any Company Subsidiary as an independent contractor, together with such individual’s compensation arrangement with the Company or any Company Subsidiary and whether such individual has entered into a written agreement regarding his or her contractor engagement.

SECTION 3.12 Real Property; Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists all of the real property currently leased, subleased, licensed, or otherwise permitted to be occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”). True, correct and complete copies of each lease, sublease, license, and agreement to occupy space, and any modification thereto, any assignment thereof, and any guaranty given in connection therewith (each, a “Real Property Lease”) are listed in Section 3.12(b) of the Company Disclosure

Schedule. All Real Property Leases and any leasing commissions payable by the Company or any Company Subsidiary in connection therewith have prior to the date hereof been made available to Foresight. All Real Property Leases are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any Real Property Lease, any existing condition that would constitute a material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party to each Real Property Lease, or Person in the chain of title to any Leased Real Property, or permit termination, modification or acceleration by any party to any Real Property Lease.

(c) There are no material contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon.

(d) The Company and each Company Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, other than those that would not materially interfere with the present value or use of the subject property.

(e) None of the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, none of the landlords or lessor parties under the Real Property Leases, have received any written notice of (i) any zoning violations with respect to any Leased Real Property, or (ii) any other violations of applicable Law relating to any Leased Real Property, which, in either case, has had, or would reasonably be expected to have an adverse impact on the Transactions, the rights of any parties under the Real Property Leases or the Leased Real Property.

(f) The Company and each Company Subsidiary have quiet possession and quiet enjoyment of the Leased Real Property and all rights, servitude, and privileges belonging or appertaining thereto, and no Leased Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. There are no Actions pending or, to the Knowledge of the Company, threatened by any Governmental Entity against or affecting any Leased Real Property or any portion thereof or interest therein (i) in the nature or in lieu of condemnation or eminent domain proceedings or (ii) which would require the repair, alteration or correction of any existing condition of any building, equipment, fixture or other improvement located on or any portion of any Leased Real Property.

(g) No improvements constituting a part of the Leased Real Property encroach on real property owned or leased by any Person.

(h) The consummation of the Transactions does not require the consent of any party to any Real Property Lease and will not result in a breach of or default under any Real Property Lease, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing.

(i) To the Knowledge of the Company, there are no: (i) commenced or planned improvements which may result in an increased assessment or otherwise affect the Leased Real Property; (ii) pending or threatened change in any zoning laws or ordinances which would reasonably be expected to affect adversely the Leased Real Property in any material respect or the right of the Company or any Company Subsidiary to use or operate the Leased Real Property in substantially the same manner as used or operated by the Company or such Company Subsidiary on the Closing Date; (iii) development zones, tax incremental financing districts or similar conditions which have had or would reasonably be expected to have a Material Adverse Effect or otherwise materially restrict the use of the Leased Real Property or the right of the Company or any Company Subsidiary to use or operate the Leased Real Property in substantially the same manner as currently conducted; or (iv) property management, maintenance or service agreements binding on the Company or any Company Subsidiary.

(j) The Leased Real Property constitutes all of the interests in real property used or held for use by the Company and the Company Subsidiaries necessary to operate and conduct the Business, immediately following the Closing, as currently owned, operated and conducted.

(k) The use and operation of the Leased Real Property in the ordinary course of business do not violate any applicable Law, Contract or Permit, in each case, applicable to the Leased Real Property.

SECTION 3.13 Intellectual Property; Privacy and Data Security.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by the Company or any of the Company Subsidiaries (or exclusively licensed to the Company or any of the Company Subsidiaries): (i) registered Intellectual Property rights and specifying the owner of each such right; (ii) applications for registrations of other Intellectual Property rights and specifying the owner of each such right; and (iii) a current list of all licenses material to the Business granted by any third party to the Company or any of the Company Subsidiaries with respect to any Intellectual Property rights (other than any license to commercially available “off the shelf” Software acquired for a collective cost of less than $50,000). All Intellectual Property owned by (or exclusively licensed to) the Company or any of the Company Subsidiaries is valid, subsisting and enforceable.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns or has the right to use pursuant to a valid written license, all material Intellectual Property rights necessary for, or used or held for use in, the operation of the business of the Company and the Company Subsidiaries as currently conducted (collectively, the “Company Intellectual Property Rights”). The Company or one of the Company Subsidiaries solely and exclusively owns the Company-Owned Intellectual Property Rights, including the Intellectual Property set forth on Section 3.13(a)(i) and 3.13(a)(ii) of the Company Disclosure Schedule. The Intellectual Property disclosed in Sections 3.13(a)(i) and 3.13(a)(ii) of the Company Disclosure Schedule is subsisting and is valid, and enforceable. No loss or expiration of any of the registered Company-Owned Intellectual Property Rights is threatened or pending, other than due to the expiration of its statutory term in the ordinary course. The consummation of the transactions contemplated by this Agreement will not (i) impair any rights of the Company or any Company Subsidiary under, or cause the Company or any Company Subsidiary to be in violation of or default under, any Contract under which the Company or such Company Subsidiary has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) materially alter the terms and conditions of any such Contract or require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company’s or any of the Company Subsidiaries’ use or exploitation of any Intellectual Property of any Person. The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality and value of the trade secrets included in the Company Intellectual Property Rights.

(c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule: (i) there are no claims against the Company or any of the Company Subsidiaries that are presently pending, or to the Knowledge of the Company threatened, (A) contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property Rights, or (B) alleging any infringement or misappropriation of any Intellectual Property rights of other Persons, and, with respect to each of the foregoing clauses (A) and (B), to the Knowledge of the Company, there is no reasonable basis for any such claim; (ii)the operation of the Company’s and the Company Subsidiaries’ businesses as currently conducted does not infringe or misappropriate, and has not infringed or misappropriated, any Intellectual Property rights of other Persons; (iii) to the Knowledge of the Company, no third party has infringed or misappropriated any of the Company Intellectual Property Rights; and (iv) and neither the Company nor any Company Subsidiary (A) has received any notices, requests for indemnification or threats from any third party related to the foregoing, or any offers of license to the Intellectual Property of any third party, or (B) has requested or received any opinions of counsel related to any of the foregoing.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, all past and present employees of the Company and the Company Subsidiaries who have contributed to or participated in the conception, creation or other development of any material Intellectual Property for the Company or any of the Company Subsidiaries (or has been employed or engaged to do so) have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigns to the Company or the applicable Company Subsidiary their entire right, title, and interest in and to any Intellectual Property created or otherwise developed by such person in the course of his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property rights. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, no government funding or facilities of a university, college or other educational institution or research center were used in the development of Company Intellectual Property or any product or service of Company or any of the Company Subsidiaries.

(e) The Company, each Company Subsidiary and, to the Knowledge of the Company, each counterparty is in compliance in all material respects with each license pursuant to which the Company or any Company Subsidiary has granted or has been granted a license to any material Intellectual Property. Neither the Company nor any Company Subsidiary is in breach of or default under (or is alleged to be in breach or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any license to any material Intellectual Property.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user).

(g) Neither the Company nor any Company Subsidiary has used any Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company-owned Software or any material portion thereof, (ii) require the licensing of any Company-owned Software or any material portion thereof under any Open Source Software license, or (iii) impose any other material limitation, restriction or condition on the right of the Company to use or distribute any Company-owned Software. With respect to any Open Source Software that has been incorporated into and/or distributed with any Company products, or otherwise used in the Business, the Company and each Company Subsidiary has complied and is complying with all applicable Open Source Software licenses. Neither the Company nor any Company Subsidiary has disclosed to any third party or escrowed, or agreed to disclose to any third party or to escrow, any source code of any Company-owned Software.

(h) The Company and each Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all Business Systems used in their respective businesses and such Business Systems are sufficient for the immediate and currently anticipated future needs of the Company’s and each of the Company Subsidiaries’ business, including as to capacity and ability to process current peak volumes in a timely manner. The Company and each Company Subsidiary maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure or substantial disruption or interruption in or to use with respect to any of the Business Systems that has not been promptly remedied or replaced in all material respects.

(i) The Company and each Company Subsidiary has taken commercially reasonable actions designed to protect and maintain the security, operation and integrity of the Business Systems, and the Business Data stored or contained therein or transmitted thereby, from unauthorized use, access, interruption or modification by any Person, including by implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program.

(j) The Company and each Company Subsidiary: (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature, including all Intellectual Property rights embodied in or associated with the underlying Business Data; and (ii) has all rights to all of the Business Data, including the rights, directly or indirectly, to use or exploit the same in any manner whatsoever, including the rights to publish, reproduce, distribute, license, sell, transfer and create derivative works of the Business Data.

(k) The Company and each Company Subsidiary (i) has developed and implemented policies and procedures, including training, auditing and monitoring, designed to enable the Company and each of the Company Subsidiaries to comply with applicable Privacy and Data Security Requirements, and (ii) has complied in all material respects with such policies and procedures.

(l) Privacy and Data Security. Except for those matters listed on Section 3.13(l) of the Company Disclosure Schedule, the Company and each Company Subsidiary: (i) is in material compliance with all Privacy and Data Security Requirements; (ii) since January 1, 2018, has not been subject to or received notice of any audits, proceedings or investigations, written subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Authority for any actual or potential violation of any Privacy and Data Security Requirement, and no written complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, the Company or any Company Subsidiary under any Privacy and Data Security Requirement; (iii) uses commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Information it collects and/or processes from unauthorized access, use, disclosure, and modification; and (iv) has not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Information that would require notification of individuals, law enforcement, or any Governmental Authority, nor has any Breach occurred with respect to any unsecured PHI maintained by or, to the Knowledge of the Company, for the Company or any Company Subsidiary that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D. For the purposes of this Section, “Breach” has the meaning set forth in 45 C.F.R. § 164.402, and “PHI” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 C.F.R. § 160.103. To the Knowledge of the Company, each of the Affiliated Providers with respect to their participation in or conduct on behalf of the Business, is, and since January 1, 2018 has been, in compliance in all material respects with applicable requirements of HIPAA and any applicable state Law that addresses patient privacy.

SECTION 3.14 Taxes.

(a) The Company is currently, and has been at all times since formation, treated as a partnership for U.S. federal and state income tax purposes.

(b) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the P3 Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company and the Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(c) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale, open transaction or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(e) The Company and each Company Subsidiary has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(g) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(h) Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company and/or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(i) The Company has prior to the date hereof made available to Foresight true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company or any Company Subsidiary for each year in which the statute of limitations remains open.

(j) Neither the Company nor any Company Subsidiary has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting any deficiency or claim for any Taxes of the Company or any Company Subsidiary or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

(n) The Company has made a proper election under Section 754 of the Code, which election remains in effect.

(o) The Company and each Company Subsidiary that is treated as a partnership for federal income tax purposes will close its books as of the Closing Date for purposes of Section 706 of the Code and the regulations thereunder.

(p) Except as set forth on Section 3.14(p) of the Company Disclosure Schedule, each Company Subsidiary is currently, and has been at all times since formation, treated as a partnership or disregarded entity for U.S. federal and state income tax purposes.

SECTION 3.15 Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule: (a) none of the Company nor any of the Company Subsidiaries has materially violated or is in violation of any Environmental Law; (b) there are no and have not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company or any of the Company Subsidiaries, nor has there been any release of any Hazardous Substances therefrom, in violation of or which could be the basis of liability or obligation under Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and each Company Subsidiary has all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) the Company and each Company Subsidiary is in material compliance with its Environmental Permits; (f) there are no suits, actions, claims, proceedings, investigations or arbitrations pending or threatened against or affecting the Company or the Company Subsidiaries based on or related to Environmental Laws; and (g) the Company has prior to the date hereof made available to Foresight true and complete copies of all environmental Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third party of which the Company or any Company Subsidiary have knowledge) in relation to the current or prior business of the Company or any Company Subsidiary or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in the possession, custody or control of the Company or any Company Subsidiary.

SECTION 3.16 Material Contracts.

(a) Subsections (i) through (xi) of Section 3.16(a) of the Company Disclosure Schedule list, the following types of contracts and agreements, other than Plans, to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement to which the Company or any Company Subsidiary is a party, in each case, that involves consideration payable by or to the Company or any of the Company Subsidiaries that is reasonably expected to exceed $10,000,000, in the aggregate, in the current fiscal year or the next fiscal year;

(ii) all contracts and agreements with any of the ten (10) largest payors (whether a Government Program or Private Program) as measured by the dollar amount of payments therefrom, during the year ended December 31, 2020 (the “Material Payors”) to which the Company or any Company Subsidiary is a party;

(iii) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(iv) all contracts and agreements evidencing indebtedness over $5,000,000;

(v) all partnership, joint venture or similar agreements with a third party;

(vi) all contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) material assets (other than in the ordinary course of business) or (B) any capital stock or other equity interests, in each case, of another Person;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) (A) all contracts for employment or individual consulting services that provide for annual base compensation or fees in excess of $300,000 and that are not terminable by the Company or any Company Subsidiary without penalty on thirty (30) days or less notice and (B) all Contracts pursuant to which Incentive Units have been issued;

(x) all Contracts between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary or Affiliated Provider, on the other hand, that have restrictions on the transfer of ownership; and

(xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Company Subsidiary or the conduct of their respective businesses, or the absence of which would reasonably be likely to have a material effect on the Company or any Company Subsidiary.

(b) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Company Subsidiary whole. To the Knowledge of the Company, no other party is in material breach or violation of, or default under, any Material Contract. The Company and the Company Subsidiaries have not received any written claim of default under any Material Contract. The Company has prior to the date hereof made available to Foresight true and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 3.17 Insurance.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured, and (ii) the policy number. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) neither the Company nor any Company

Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under the policy.

(c) At no time has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 3.18 Material Payors.

(a) Section 3.18 of the Company Disclosure Schedule sets forth the total payments received by the Company and each Company Subsidiary from each Material Payor during the year ended December 31, 2020 and the Material Contracts associated therewith.

(b) Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, or threat from any of the Material Payors that such Material Payor intends to (i) cease paying claims or any other amounts owed to the Company or any Company Subsidiary or (ii) materially limit or reduce such payments to the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any Contract with any Material Payor or (ii)  engaged in any fraudulent conduct with respect to any Material Payor.

SECTION 3.19 Certain Business Practices. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any directors, managers or officers, agents or employees of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.20 Interested Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule and other than Contracts governing an employee’s services to the Company or any Company Subsidiary and employee benefits, no director, manager, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (a) an economic interest in any competitor of the Company, (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (c) a beneficial interest in any Material Contract, or (d) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.20. The Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director, manager or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.21 Company Unitholders. To the Knowledge of the Company, each Company Unitholder is an “accredited investor” as that term is defined in Rule 501 of Regulation  D under the Securities Act.

SECTION 3.22 Health Care Laws; Regulatory Matters.

(a) Compliance with Applicable Health Care Laws. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, the Company, each Company Subsidiary and, to the Knowledge of the Company,

each of the Company Personnel and the Affiliated Providers with respect to their participation in or conduct on behalf of the Business, are, and since January 1, 2018 have been, in compliance in all material respects with all Health Care Laws applicable to the Business. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any Action, and to the Knowledge of the Company, no Action is pending or threatened, asserting any material noncompliance with Health Care Laws by Company, any Company Subsidiary, or, to the Knowledge of the Company, any Company Personnel, or any Affiliated Provider. No event has occurred, or circumstance exists, that constituted or resulted in, or is reasonably likely to constitute or result in, a material violation by the Company or any Company Subsidiary of any Health Care Law, or to the Knowledge of the Company, by any Company Personnel, Health Care Professional, or Affiliated Provider. All reimbursement practices related to the provision of health care services by the Company Subsidiaries and the Affiliated Providers, and related documentation maintained or submitted by the Business to any Government Program or Private Program, are, and at all times have been, in compliance in all material respects with applicable Health Care Laws and the requirements, as applicable, of Government Programs or Private Programs The Company and each Company Subsidiary maintains a compliance plan and program, applicable to the Business as a whole and including all Company Personnel, that addresses all material compliance plan elements recommended by the United States Department of Health and Human Services, Office of Inspector General. The Business is conducted in all material respects in accordance with such compliance plan and program. None of the Company, Company Subsidiaries or Affiliated Providers, and to the Knowledge of the Company, none of the Health Care Professionals, have entered into any arrangement involving any financial relationship, directly or indirectly, by or with a physician or immediate family member of a physician (as “physician” and “immediate family member” are defined by the Stark Law), that constitutes a violation of the Stark Law.

(b) Specific Adverse Actions. Except as set forth on Section 3.22(b) of the Company Disclosure Schedule, since January 1, 2018, none of the Company Unitholders, the Company, the Company Subsidiaries and, to Knowledge of the Company, none of the Company Personnel and Affiliated Providers: (i) have been or are in Excluded Status; (ii) have reporting obligations pursuant to any settlement agreement, monitoring agreement, consent decree, order or similar agreement entered into with any Governmental Authority relating to compliance with Health Care Laws in any material respect; (iii) is or has been a party to a corporate integrity agreement with the Department of Health and Human Services, Office of Inspector General; or (iv) has any repayment or overpayment liability identified by any Government Program or by any Private Program except in the ordinary course of business.

(c) Health Care Professionals. To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Health Care Professional holds all necessary Permits and is otherwise qualified under Laws and Orders to provide health care services in each applicable jurisdiction where the services are rendered.

SECTION 3.23 CARES Act and Other Health Care Matters. Except as set forth on Section 3.23(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary are in compliance in all material respects with the terms and conditions of the CARES Act Funds and applicable Laws and guidance promulgated under the CARES Act or other rulemaking and guidance with respect to the CARES Act Funds, which were in effect at the time of use of the proceeds of the CARES Act Funds, if at all, by the Company and each Company Subsidiary. Except as set forth on Section 3.23(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has applied for or received any acceleration of Medicare payments under the Accelerated & Advanced Payment Program or received any payment with respect thereto.

SECTION 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FORESIGHT

As an inducement to the Company to enter into this Agreement, except as set forth in the Foresight SEC Reports, Foresight hereby represents and warrants to the Company as follows:

SECTION 4.01 Organization. Foresight and Merger Sub is a corporation or a limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Foresight Material Adverse Effect. Foresight and Merger Sub is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Foresight Material Adverse Effect.

SECTION 4.02 Organizational Documents. Foresight has furnished to the Company a complete and correct copy of (a) the certificate of incorporation and the by-laws of Foresight, (b) the certificate of incorporation and the by-laws of each Merger Corp and (c) the certificate of formation and the limited liability company agreement of Merger Sub, in each case, as amended as of the date hereof. Such Organizational Documents are in full force and effect as of the date hereof. Neither Foresight nor any Merger Corp nor Merger Sub are in material violation of any of the material provisions of their respective Organizational Documents.

SECTION 4.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Foresight consists of (i) 200,000,000 shares of Foresight Common Stock, (ii) 20,000,000 shares of Foresight Class B Stock and (iii) 1,000,000 shares of Preferred Stock. As of the date of this Agreement, (A) 32,457,500 shares of Foresight Common Stock are issued and outstanding, (B) 7,906,250 shares of Foresight Class B Stock are issued and outstanding, (C) sufficient shares of Foresight Common Stock are reserved for future issuance pursuant to the Foresight Warrants, (D) zero (0) shares of Preferred Stock are issued and outstanding, and (E) all of such issued and outstanding shares are validly issued, fully paid and non-assessable. Except for the Foresight Warrants, as set forth in this Section 4.03 or as contemplated by this Agreement and the PIPE Agreements, as of the date hereof there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Foresight or obligating Foresight to issue or sell any shares of capital stock of, or other equity interests in, Foresight. All shares of Foresight Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Foresight is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth in the Organizational Documents of Foresight and the Foresight Warrant Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Foresight Common Stock or any of the equity interests or other securities of Foresight. Except as set forth in the Organizational Documents of Foresight, there are no outstanding contractual obligations of Foresight to repurchase, redeem or otherwise acquire any shares of Foresight Common Stock. Except as contemplated by this Agreement, there are no outstanding contractual obligations of Foresight to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(b) The shares of Class V Common Stock to be issued pursuant to Section 1.01(e) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute or the A&R Foresight COI.

(c) All outstanding shares of capital stock of each Merger Corp and all outstanding membership interests of Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Foresight free and clear of all liens, other than transfer restrictions under applicable securities laws and Foresight’s and each Merger Sub’s respective Organizational Documents. The Merger Corps and the Merger Sub are the only Subsidiaries of Foresight.

(d) The shares of Class V Common Stock being delivered by Foresight hereunder (i) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto, and (ii) shall be duly and validly issued, fully paid and nonassessable, and (iii) shall be free and clear of preemptive rights and all liens, other than transfer restrictions under applicable securities laws and Foresight’s Organizational Documents.

SECTION 4.04 Authority Relative to This Agreement. Foresight and Merger Sub have all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Foresight Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Foresight and Merger Sub, and the consummation by Foresight and Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Foresight or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Foresight Stockholder Approval and the approval Foresight (as the sole member of Merger Sub), and the filing and recordation of appropriate merger documents as required by the DLLCA). This Agreement has been duly and validly executed and delivered by Foresight and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Foresight and Merger Sub, enforceable against Foresight and Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Foresight and Merger Sub do not, and the performance of this Agreement by Foresight and Merger Sub will not: (i) conflict with or violate the Organizational Documents of Foresight or Merger Sub; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Foresight or Merger Sub or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Foresight or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Foresight or Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Foresight Material Adverse Effect.

(b) The execution and delivery of this Agreement by Foresight and Merger Sub do not, and the performance of this Agreement by Foresight and Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, (ii) for applicable requirements relating to the change of ownership for the Florida Health Care Clinic License, License No. 12224, as required by Part X of Chapter 400, Florida Statutes, and Part II of Chapter 408, Florida Statutes, and (iii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Foresight’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

SECTION 4.06 Compliance. Neither Foresight nor Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to Foresight or Merger Sub or by which any property or asset of Foresight or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Foresight or Merger Sub is a party or by which Foresight or Merger Sub or any property or asset of Foresight or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Foresight Material Adverse Effect. Foresight and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Foresight or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Except for Foresight’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as of the date hereof Foresight has timely filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Foresight SEC Reports”). Foresight has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Foresight with the SEC to all agreements, documents and other instruments that previously had been filed by Foresight with the SEC and are currently in effect. Except as to the Warrant Accounting Matter, the Foresight SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Foresight, each director and executive officer of Foresight has filed with the SEC on a timely basis all statements required with respect to Foresight by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, filed, supplied or otherwise made available to the SEC using its EDGAR filing system.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Foresight SEC Reports was prepared in accordance with GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Foresight as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a Foresight Material Adverse Effect), and except as to the Warrant Accounting Matter. Foresight has no off-balance sheet arrangements that are not disclosed in the Foresight SEC Reports. No financial statements other than those of Foresight are required by GAAP to be included in the consolidated financial statements of Foresight.

(c) Except as and to the extent set forth in the Foresight SEC Reports and except as to the Warrant Accounting Matter, neither Foresight nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Foresight’s and Merger Sub’s business. Foresight has informed the Company (and the Company acknowledges and agrees) that, notwithstanding anything herein to the contrary, Foresight has not yet performed an analysis of the possible impact to the Foresight SEC Reports of the recent statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies or whether any of Foresight’s financial statements included in the Foresight SEC Reports will be restated, revised or modified as a result of such SEC staff statement (the “Warrant Accounting Matter”) and any restatement, revision or other modification of the SEC Reports in connection with the Warrant Accounting Matter shall be deemed not material for purposes of this Section 4.07.

(d) Except as a result of Foresight’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, Foresight is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

SECTION 4.08 Absence of Litigation. There is no Action pending or, to the Knowledge of Foresight, threatened in writing against Foresight or Merger Sub, or any property or asset of Foresight or Merger Sub (including the Trust Fund), before any Governmental Authority, except as would not, individually or in the aggregate, be material to Foresight and its Subsidiaries, taken as a whole. Neither Foresight nor Merger Sub nor any material property or asset of Foresight or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Foresight, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.09 Board Approval; Vote Required.

(a) The Foresight Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby, including the P3 Merger, are fair to and in the best interests of Foresight and its stockholders, (ii) approved this Agreement and the P3 Merger and the other Proxy Proposals and declared their advisability, (iii) recommended that the stockholders of Foresight approve and adopt this Agreement, the P3 Merger and the other Proxy Proposals, and (iv) determined that the Proxy Proposals be submitted for consideration by the stockholders of Foresight at the Foresight Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Foresight necessary to approve this Agreement and the other Proxy Proposals is the affirmative vote of the holders of a majority of the outstanding shares of Foresight Common Stock and Foresight Class B Stock.

(c) The manager of Merger Sub, by written resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the P3 Merger are fair to and in the best interests of Merger Sub and its equityholder, (ii) approved this Agreement and the P3 Merger, and declared their advisability, (iii) recommended that the equityholder of Merger Sub approve and adopt this Agreement and approve the P3 Merger, and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the equityholder of Merger Sub.

SECTION 4.10 No Prior Operations of the Merger Corps and Merger Sub. Foresight owns, beneficially and of record, all of the issued and outstanding (a) shares of capital stock of each Merger Corp and (b) membership interests of Merger Sub. Merger Sub and each Merger Corp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Blocker Transaction Agreement and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement. Foresight has, as the sole member of Merger Sub, approved the P3 Merger and, as applicable the other Transactions.

SECTION 4.11 Foresight Material Contracts.

(a) The Foresight SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K) to which Foresight or any Merger Sub is party (the “Foresight Material Contracts”).

(b) Each Foresight Material Contract is in full force and effect and, to the Knowledge of Foresight, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Remedies Exceptions. True, correct and complete copies of all Foresight Material Contracts have been made available to the Company.

SECTION 4.12 Employees. Other than any former officers or as described in the Foresight SEC Reports, Foresight has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Foresight’s officers and directors in connection with activities on Foresight’s behalf in an aggregate amount not in excess of the amount of cash held by Foresight outside of the Trust Account, Foresight has no unsatisfied material liability with respect to any employee. Foresight does not currently maintain or have any direct liability under any compensation or benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Foresight, or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

SECTION 4.13 Taxes.

(a) Foresight and each Merger Corp is currently, and has been at all times since formation, treated as a corporation for U.S. federal and state income tax purposes. Merger Sub is currently, and has been at all times since formation, treated as a disregarded entity for U.S. federal and state income tax purposes.

(b) Foresight, Merger Sub and each of the Merger Corps: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Foresight or any of the Merger Subs are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the P3 Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Foresight, Merger Sub and the Merger Corps, as applicable, for any material Taxes of Foresight, Merger Sub or any of the Merger Corps that have not been paid, whether or not shown as being due on any Tax Return.

(c) Neither Foresight, nor Merger Sub nor any Merger Corp is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) None of Foresight, Merger Sub and the Merger Corps will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale, open transaction or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(e) Foresight, Merger Sub and each Merger Corp has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Neither Foresight, Merger Sub nor any Merger Corp has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(g) Neither Foresight, Merger Sub nor any Merger Corp has any material liability for the Taxes of any Person (other than Foresight and the Merger Subs) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(h) Neither Foresight, Merger Sub nor any Merger Corp has any request for a material ruling in respect of Taxes pending between Foresight, Merger Sub and/or any Merger Corp, on the one hand, and any Tax authority, on the other hand.

(i) Foresight has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Foresight, Merger Sub or any Merger Corp for each year in which the statute of limitations remains open.

(j) Neither Foresight, Merger Sub nor any Merger Corp has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither Foresight, Merger Sub nor any Merger Corp has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting any deficiency or claim for any Taxes of Foresight Merger Sub or any Merger Corp or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of Foresight, Merger Sub or the Merger Corps except liens for current Taxes not yet due.

SECTION 4.14 Listing. The issued and outstanding Foresight Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “FOREU.” The issued and outstanding Foresight Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq Capital Market under the symbol “FORE.” The issued and outstanding Foresight Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “FOREWS.” There is no Action pending or, to the Knowledge of Foresight, threatened in writing against Foresight by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Foresight Units, the shares of Foresight Common Stock or the Foresight Warrants or terminate the listing of Foresight on the Nasdaq Capital Market. None of Foresight or any of its Affiliates has taken any action in an attempt to terminate the registration of the Foresight Units, the shares of Foresight Common Stock or the Foresight Warrants under the Exchange Act.

SECTION 4.15 Brokers. No broker, finder or investment banker (other than Cowen and Company, LLC and William Blair & Company, L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Foresight or any Merger Sub.

SECTION 4.16 Foresight Trust Fund.

(a) As of the date of this Agreement (and immediately prior to the P3 Effective Time), Foresight and Merger Sub collectively have (and will have immediately prior to the P3 Effective Time) at least that amount set forth on Foresight’s balance sheet dated as of December 31, 2020 (which has previously been delivered to the Company) less (a) Taxes paid or payable with respect thereto, (b) up to two hundred and fifty thousand dollars ($250,000) in interest income (net of franchise and income taxes payable) which may be used by Foresight for working capital purposes and (c) distributions to Foresight of the amount requested by Foresight to be used to redeem the shares of Foresight Common Stock held by stockholders of Foresight who shall have exercised their Redemption Rights in the trust fund established by Foresight for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 9, 2021, between Foresight and the Trustee (the “Trust Agreement”).

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Foresight has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Foresight or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Foresight and the Trustee that would cause the description of the Trust Agreement in the Foresight SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Foresight, that would entitle any Person (other than stockholders of Foresight who shall have elected to redeem their shares of Foresight Common Stock pursuant to Foresight’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of Foresight’s Organizational Documents. There are no Actions pending or, to the Knowledge of Foresight, threatened in writing with respect to the Trust Account.

SECTION 4.17 Prior Business Operations. Foresight has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the Transactions.

SECTION 4.18 Foresight’s and Merger Sub’s Investigation and Reliance. Foresight and Merger Sub are sophisticated purchasers and have made their own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Foresight and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Foresight, Merger Sub and their Agents have been provided with access to the Agents, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. Neither Foresight nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of the Company Subsidiaries or Agents (including the equityholders of the Company), except as expressly set forth in Article III (as modified by the Company Disclosure Schedule). Except with respect to the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Schedule), neither the Company nor any of its equityholders, Affiliates or Agents shall have any liability to Foresight, Merger Sub or any of their respective equityholders, Affiliates or Agents resulting from the use of any information, documents or materials made available to Foresight or Merger Sub, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its equityholders, Affiliates or Agents is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, during the period beginning on the date of this Agreement and ending upon the earlier to occur of the P3 Effective Time and the termination of this Agreement (the “Post-Signing Period”), except as expressly contemplated or expressly permitted by any other provision of this Agreement or any Ancillary Agreement, unless Foresight shall otherwise consent in writing (such consent to not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses in all material respects in, and not take any action except in all material respects in, the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, reasonably and in good faith that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business, and notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any Company Subsidiary from taking or failing to take any reasonable action in good faith, including the establishment of any policy, procedure or protocol, as a reasonable response to COVID-19 or any COVID-19 Measures); and

(ii) the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with any Persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as set forth in Section 5.01(b) of the Company Disclosure Schedule, during the Post-Signing Period the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, do any of the following without the prior written consent of Foresight (such consent to not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of formation, limited liability company agreement, certificate of incorporation or by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (except for the issuance of Incentive Units issuable pursuant to any Plans in the ordinary course of business) or (B) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than for tax distributions by the Company to its members in accordance with its Organizational Documents and consistent with past practices; provided, however, that without the prior written consent of Foresight (in its sole discretion) in no event shall any cash proceeds from any Indebtedness be distributed;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(v) (A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any business, corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets (each, an “Acquisition”); or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except, in the ordinary course of business and consistent with past practice, loans and advances to employees of the Company or any Company Subsidiary or borrowings under existing credit facilities; provided, however, that without the prior written consent of Foresight (in its sole discretion) in no event shall the Company, the Company Subsidiaries and the Affiliated Providers in the aggregate incur more than $75,000,000 in total outstanding Indebtedness (including under such existing credit facilities);

(vi) except as set forth in Section 5.01(b)(vi) of the Company Disclosure Schedules or as required by applicable Law or the terms of a Plan in effect as of the date hereof, (A) hire any employees or consultants with an annual base salary or fee in excess of $300,000 except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, (B) materially increase the compensation payable or to become payable or the benefits provided to any of its managers, directors or officers, except for increases in the ordinary course of business (and corresponding bonus opportunity) (C) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any manager, director or officer of the Company or of any Company Subsidiary, or (D) amend, modify, establish or terminate any Plan, other than in the ordinary course of business;

(vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(viii) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability, except in the ordinary course of business;

(ix) amend, modify or consent to the termination of any Material Contract except in the ordinary course of business, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(x) enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, except in the ordinary course of business;

(xi) (A) permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable, (B) fail to perform or make any applicable filings, recordings or other similar actions or filings, or (C) fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights; or

(xii) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, without the prior consent for Foresight, consummate any Acquisition, or take any action that would cause an Acquisition to become probable (as defined in § 506.02(c)(ii) of the Codification of Financial Reporting Policies), if such Acquisition, individually or in the aggregate with any other consummated or probable Acquisitions, would require that (i) separate pre-acquisition historical financial statements of the business, entity or assets acquired or probable of being acquired in such Acquisition, (ii) pro forma financial information with respect to such Acquisition, or (iii) other information regarding such Acquisition, in any such case, be included in the Proxy Statement pursuant to the Exchange Act, the Securities Act or any of the rules, regulations and form requirements thereunder, including Note A to Schedule 14A under the Exchange Act, Rules 3-05 and 8-04 of Regulation S-X, or Article 11 of Regulation S-X.

SECTION 5.02 Conduct of Business by Foresight Pending the Mergers.

(a) Foresight agrees that, during the Post-Signing Period, except as expressly contemplated or expressly permitted by any other provision of this Agreement or any Ancillary Agreement (including, the filing of the A&R Foresight COI, as contemplated by the Blocker Mergers, the Consolidation Mergers and the P3 Merger, the subscription for Class V Common Stock by the Company Unitholders pursuant to Section 1.07(e) and the issuance of Merger Sub Units and warrants to Foresight pursuant to Section 1.07(b)), unless the Company shall otherwise consent in writing, the businesses of Foresight and Merger Sub shall be conducted in all material respects in, and neither Foresight nor any Merger Sub shall take any action except in all material respects in, the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as set forth in Schedule 5.02(b), during the Post-Signing Period Foresight and Merger Sub shall not, directly or indirectly, do any of the following without the prior written consent of the Company (such consent to not be unreasonably withheld, conditioned or delayed).

(i) amend or otherwise change its certificate of formation, limited liability company agreement, certificate of incorporation or by-laws or equivalent organizational documents, other than as expressly contemplated by this Agreement;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Foresight or any Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including any phantom interest), of Foresight or any Merger Sub (except for the issuances and sales of Foresight Common Stock pursuant to the PIPE Agreements at a price of not less than $10.00 per share, provided, that in no event shall the aggregate gross proceeds of such issuances and sales pursuant to the PIPE Agreements be more than $300,000,000);

(iii) amend, terminate, waive or modify in any manner any of PIPE Agreements, provided that Foresight shall have the right, without the Company’s consent, at the request of any investor party to a PIPE Agreement, to terminate such investor’s PIPE Agreement and simultaneously enter into one or more replacement PIPE Agreements with such investor or any of its Affiliates who meet the investor qualifications set forth in the PIPE Agreements, on the condition that such termination and replacement shall not have the effect of reducing the PIPE Proceeds;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock (except pursuant to the Redemption Rights);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests (except pursuant to the Redemption Rights);

(vi) (A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice;

(vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(viii) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(ix) (i) hire any employee or (ii) adopt, enter into, grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Foresight and its Subsidiaries (for the avoidance of doubt, other than institutional service providers engaged by Foresight);

(x) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Foresight or any Merger Sub; or

(xi) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.03 Claims Against Trust Account.

(a) Each of the Company and its Subsidiaries (collectively, the “Company Parties”) understands that Foresight may disburse or cause to be disbursed monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Foresight or (ii) to Foresight (less Foresight’s deferred underwriting compensation only) after Foresight consummates a business combination (as described in the Prospectus).

(b) Each Company Party agrees that, notwithstanding any other provision contained in this Agreement, such Company Party does not now have, and shall not at any time prior to the P3 Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company Parties (or any of them) on the one hand, and Foresight on the other hand, this Agreement (including any payment of the Termination Fee), or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Trust Claims”). Notwithstanding any other provision contained in this Agreement, each Company Party hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that any Company Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Foresight, which proceeding seeks, in whole or in part, relief against the Trust Fund in violation of the foregoing, Foresight shall be entitled to recover from such Company Party the associated legal fees and costs in connection with any such action, in the event Foresight prevails in such action or proceeding.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement and Warrant Exchange Offer/Solicitation.

(a) As promptly as practicable after the delivery of the PCAOB Audited Financials by the Company to Foresight, Foresight shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Foresight soliciting proxies from such stockholders to obtain the Foresight Stockholder Approval at the meeting of Foresight’s stockholders (the “Foresight Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement, (ii) the issuance of Foresight Common Stock pursuant to the PIPE Agreements, (iii) the issuance of Foresight Common Stock pursuant to the Blocker Mergers, (iv) the issuance of Class V Common Stock pursuant to the P3 Merger, (v) the Consolidation Mergers, (vi) the A&R Foresight COI and the A&R Foresight Bylaws, (vii) the reservation of Foresight Common Stock issuable to the Company Unitholders pursuant to the Surviving Company LLC Agreement, (viii) the New Stock Incentive Plan, (ix) a proposal to adjourn the Foresight Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Foresight Stockholders’ Meeting to approve the foregoing proposals, and (x) any other proposals the parties deem necessary to effectuate the Transactions or as may be mutually agreed upon by the Company and Foresight (the foregoing (i) through (x), collectively, the “Proxy Proposals”). The Company shall furnish all information concerning the Company as Foresight may reasonably request in connection with such actions and the preparation of the Warrant Offering Documents and the Proxy Statement. As promptly as practicable after filing the definitive Proxy Statement with the SEC, Foresight shall mail the Proxy Statement to its stockholders as of the applicable record date.

(b) Prior to filing the Warrant Offering Documents and the Proxy Statement with the SEC, Foresight will make available to the Company drafts of the Warrant Offering Documents and the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Warrant Offering Documents or the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Foresight shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Foresight will advise the Company as promptly as practicable after it receives notice thereof, of: (i) the time when the Warrant Offering Documents and the Proxy Statement have been filed; (ii) in the event the Proxy Statement is not reviewed by the SEC, the expected mailing date of the definitive Proxy Statement; (iii) in the event the Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Warrant Offering Documents or the Proxy Statement; (v) any request by the SEC for amendment of the Warrant Offering Documents or the Proxy Statement; (vi) any comments from the SEC relating to the Warrant Offering Documents or the Proxy Statement and responses thereto; and (vii) requests by the SEC for additional information. Foresight shall respond as promptly as practicable to any SEC comments on the Warrant Offering Documents and the Proxy Statement and shall use its commercially reasonable efforts to have the Warrant Offering Documents and the Proxy Statement cleared of SEC comments under the Securities Act and the Exchange Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, Foresight will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. Foresight shall make all necessary filings, if any with respect to the transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable Blue Sky Laws, and any rules and regulations thereunder.

(c) If, at any time prior to the P3 Effective Time, any event or circumstance relating to Foresight or Merger Sub, or their respective officers or directors, should be discovered by Foresight which should be set forth in an amendment or a supplement to the Warrant Offering Documents or the Proxy Statement, Foresight shall inform the Company as promptly as practicable. All documents that Foresight is responsible for filing with the SEC in connection with the P3 Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, as applicable.

(d) The Company represents that the information supplied by the Company for inclusion in the Warrant Offering Documents and the Proxy Statement shall not, at (i) the time the Warrant Exchange Offer/Solicitation is commenced (or any amendment to the Warrant Offering Documents is filed with the SEC) or the Proxy Statement is first mailed to the stockholders of Foresight (or any supplement to the Proxy Statement is filed with the SEC), (ii) the time of the Foresight Stockholders’ Meeting, and (iii) the P3 Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein by the Company with respect to any information supplied or to be supplied by Foresight for inclusion in the Warrant Offering Documents or the Proxy Statement, and no representation is made herein by Foresight with respect to any information supplied or to be supplied by the Company for inclusion in the Warrant Offering Documents or the Proxy Statement. If, at any time prior to the P3 Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers, managers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Warrant Offering Documents or the Proxy Statement, the Company shall promptly inform Foresight. All documents that Foresight is responsible for filing with the SEC in connection with the P3 Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) As promptly as practicable following the execution and delivery of this Agreement and the delivery of the PCAOB Audited Financials by the Company to Foresight, Foresight shall prepare offering documents (the “Warrant Offering Documents”) in accordance with the Foresight Warrants, the Foresight Warrant Agreement and applicable Law, including the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, in a form approved by the Company, to be delivered to each holder of the Foresight Warrants for the purpose of offering to exchange all of the outstanding Foresight Warrants for Foresight Common Stock or cash, and/or soliciting proxies or consents to amend the Foresight Warrant Agreement and Foresight Warrants, on a basis to be mutually determined by Foresight and the Company (the “Warrant Exchange Offer/Solicitation”). Foresight shall use commercially reasonable efforts to, as promptly as practicable: (i) file the Warrant Offering Documents with the SEC; (ii) commence the Warrant Exchange Offer/Solicitation; and (iii) disseminate to the holders of Foresight Warrants the Warrant Offering Documents in compliance with the Foresight Warrants, the Foresight Warrant Agreement and applicable Law, including the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder (but, in any event, no later than when the Proxy Statement is mailed to stockholders of Foresight). The parties shall consider in good faith, taking into account any developments from the SEC with regards to the accounting treatment for similar warrants, whether the Warrant Exchange Offer/Solicitation should also include an ability for the Foresight Warrants to be exchanged for a form of amended warrant, or amended in a manner, that allows for equity treatment of such Foresight Warrants.

SECTION 6.02 Foresight Stockholders’ Meetings; Other Equityholder Approvals.

(a) Foresight shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Foresight Stockholders’ Meeting for the purpose of voting upon the Proxy Proposals, and Foresight shall use commercially reasonable efforts to hold the Foresight Stockholders’ Meeting within thirty (30) Business Days following the date the Proxy Statement is first mailed to the stockholders of Foresight. Foresight shall use commercially reasonable efforts to solicit, or to cause its proxy solicitation agent to solicit, from Foresight’s stockholders proxies in favor of the approval and adoption of this Agreement, approval and adoption of the Proxy Proposals and shall take all other action necessary or advisable to obtain the required vote of its applicable record date stockholders in respect of each of the Proxy Proposals.

(b) As promptly as practicable following the execution of this Agreement, Foresight shall, as the sole stockholder of each Merger Corp, approve and adopt this Agreement and the P3 Merger.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Foresight or any of their respective Subsidiaries is a party or pursuant to applicable Law, during the Post-Signing Period, the Company and Foresight shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s Agents) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Agents may reasonably request.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with that certain Agreement of Use and Non-Disclosure of Confidential Information, dated February 15, 2021, between the Company and Foresight..

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Transactions.

(e) Notwithstanding anything in this agreement to the contrary, each party (and its Agents) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04 Solicitation.

(a) During the Post-Signing Period, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Agents not to, without the consent of Foresight, (i) initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of any ownership interests or material assets of, recapitalization or similar business combination transaction involving any Person that is not Foresight (“Acquisition Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Agents to (x) immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Agents) in connection with an Acquisition Proposal and (y) promptly request each Person (other than the parties hereto and their respective Agents) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Foresight (and in any event within twenty-four hours) of the receipt of any written Acquisition Proposal after the date hereof, which notice shall identify the third party making any Acquisition Proposal and shall include copies of any such Acquisition Proposal.

(b) During the Post-Signing Period, Foresight and Merger Sub shall not, and shall direct their respective Agents not to, (i) initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of a material portion of the ownership interests or material assets of, recapitalization or similar business combination transaction involving any Person that is not the Company (“Foresight Acquisition

Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any of its confidential information or data to, any Person relating to an Foresight Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Foresight Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Foresight Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Foresight or any Merger Sub, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Foresight Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Foresight Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Foresight Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action. Foresight and Merger Sub shall, and shall instruct their respective Agents to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Agents) in connection with a Foresight Acquisition Proposal. During the Post-Signing Period, Foresight shall promptly notify the Company (and in any event within twenty-four hours) of the receipt of any written Foresight Acquisition Proposal, which notice shall identify the third party making any Acquisition Proposal and shall include copies of any such Acquisition Proposal.

(c) Subject to Foresight’s and Merger Sub’s compliance with the other provisions of this Section 6.04 (other than Section 6.04(a)), nothing in this Agreement shall prevent Foresight and Merger Sub from, prior to the receipt of the Foresight Stockholder Approval, (i) engaging in negotiations or discussions concerning, or providing access to its properties, books and records or any of its confidential information or data to, (ii) entering into, engaging in and maintaining discussions or negotiations or cooperating with or assisting or participating in, or facilitating such discussions or negotiations with, (iii) amending or granting a waiver or release under any standstill or similar agreement with respect to any class of equity interests of Foresight or any Merger Sub with respect to, or (iv) resolving or agreeing to do any of the following or otherwise authorizing or permitting any of its Agents to take such action with respect to, any Person (other than the Company) that has made and not withdrawn a written, bona fide and unsolicited Foresight Acquisition Proposal that the Foresight Board reasonably determines, in good faith, after consultation with outside legal counsel, would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the stockholders of Foresight than the Transactions (after taking into account all such factors and matters that the Foresight Board reasonably determines, in good faith, after consultation with outside legal counsel, are relevant to such determination) (a “Foresight Superior Proposal”) and that taking such action is necessary or required for the Foresight Board to comply with its fiduciary duties under applicable Law; provided, however, that (A) Foresight causes such Person to execute and deliver to Foresight, a confidentiality agreement containing substantially the same terms as the Confidentiality Agreement, a copy of which shall promptly (in all events within twenty-four (24) hours) be provided to the Company, (B) Foresight promptly (in all events within twenty-four (24) hours) provides written notice to the Company of the taking of any action pursuant to this Section 6.04(c) and (C) Foresight provides to the Company any material non-public information that is provided to such Person pursuant to the aforesaid provisions of this Section 6.04(c) that has not previously been provided to the Company.

(d) Notwithstanding Section 6.04(b), but subject to Foresight’s and Merger Sub’s compliance with the other provisions of this Section 6.04 (other than Section 6.04(a)), at any time prior to the receipt of the Foresight Stockholder Approval, Foresight may (i) approve, endorse, recommend, or propose publicly to approve, endorse or recommend, any Foresight Acquisition Proposal, (ii) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Foresight Acquisition Proposal or (iii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action, if (and only if) the Foresight Board reasonably determines, in good faith, after consultation with outside legal counsel, that such Foresight Acquisition Proposal constitutes a

Foresight Superior Proposal and the taking of such action would be necessary or required for Foresight Board to comply with its fiduciary duties under applicable Law; provided, however, that prior to taking any of such actions, Foresight (A) notifies the Company in writing at least three (3) Business Days prior to the taking of any of the aforesaid actions of the Foresight Board’s intention to take any such action, which notice shall (1) expressly state that a Foresight Superior Proposal has been received and that the Foresight Board intends to take one or more of the aforesaid actions, and (2) include a copy of the then current draft of the agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to such Foresight Superior Proposal, (B) during such three (3) Business Day period, negotiates in good faith with the Company adjustments to this Agreement and the terms and conditions hereof in furtherance of obviating the need for Foresight to take any of the aforesaid actions and (C) following the end of such three (3) Business Day period and such good faith negotiations, (1) the Foresight Board reasonably determines, in good faith, after consultation with outside counsel, that (x) such Foresight Superior Proposal continues to be a Foresight Superior Proposal and (y) the failure to take one or more of the aforesaid actions would be inconsistent with the Foresight Board’s fiduciary duties under applicable Law, (2) Foresight terminates this Agreement pursuant to Section 8.01(h) and (3) concurrently with such termination, Foresight enters into a definitive agreement providing for such Foresight Superior Proposal.

SECTION 6.05 Managers’ and Officers’ Indemnification.

(a) Foresight and the Company shall each obtain (which shall be paid for in full by the Surviving Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Foresight or the Company, respectively, as of the Closing with respect to matters occurring prior to the P3 Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the P3 Effective Time for the benefit of Foresight’s and the Company’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.

(b) On or before the Closing, Foresight shall obtain a directors’ and officers’ liability insurance policy (which policy shall be paid for in full by the Surviving Company) on terms reasonably satisfactory to the Company, which policy shall provide coverage for the directors and officers of Foresight as of immediately following the Closing (and the Company and Foresight shall reasonably cooperate with respect thereto).

(c) If Foresight, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in any such case proper provisions shall be made so that the successors and assigns of Foresight or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.05.

SECTION 6.06 Notification of Certain Matters. The Company shall give prompt notice to Foresight, and Foresight shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event (that the Company or Foresight, as applicable, are aware of) the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.07 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, as promptly as practicable execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the P3 Merger and the other Transactions and (ii) use its commercially reasonable efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and to do, or cause to be done, as promptly as practicable all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the P3 Merger, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including using its commercially reasonable efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the P3 Merger. In case, at any time after the P3 Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

(b) In furtherance and not in limitation of Section 6.07(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in any event within thirty (30) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. All filing fees incurred under the HSR Act or any other Antitrust Laws in connection with the Transactions shall be paid (at the time of filing) 50% by Foresight and 50% by the Company, and each party hereto shall pay its own costs with respect to its preparation of such filings. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other parties reasonably informed of any communication received by such party or its Agents from, or given by such party or its Agents to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit an Agent of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give an Agent or Agents of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Agent is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 6.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Foresight and the Company. Thereafter, during the Post-Signing Period, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, Foresight and the Company shall each receive the prior written consent (not to be unreasonable withheld, conditioned or delayed) of the other prior to issuing any press release or otherwise making any public statements with respect to this Agreement, the P3 Merger or any of the other Transactions.

SECTION 6.09 PCAOB Audited Financials and Other Financials.

(a) The Company shall use commercially reasonable efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each (a) prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and (b) audited in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any Company Subsidiaries to the extent required to be included in the Warrant Offering Documents and/or the Proxy Statement (collectively, the “PCAOB Audited Financials”) not later than July 25, 2021.

(b) The Company (i) shall use commercially reasonable efforts to cause the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such year then ended (collectively, the “2020 Audited Financials”) to be completed as promptly as practicable, and (ii) shall deliver a true and complete copy of the 2020 Audited Financials, together with an unqualified report of the Company’s auditors with respect to such 2020 Audited Financials, to Foresight as promptly as practicable after the delivery thereof to the Company from the Company’s auditors (but in no event later than June 15, 2021). The Company shall cause the 2020 Audited Financials to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein.

(c) The Company shall ensure that (i) the PCAOB Audited Financials, the 2020 Audited Financials and the Company Interim Financials constitute all of the financial information required to be included in the initial filing of the Proxy Statement pursuant to Schedule 14A under the Exchange Act and Regulation S-X, and (ii) no additional financial or pro forma financial information of the Company, its Subsidiaries or any business, entity or assets acquired or probable of being acquired by the Company or its Subsidiaries shall be required to be included therein pursuant to the Exchange Act, the Securities Act or any of the rules, regulations and form requirements thereunder, including Note A to Schedule 14A under the Exchange Act, Rules 3-05 and 8-04 of Regulation S-X, or Article 11 of Regulation S-X, other than any periodic update to the Company Interim Financials as may be required pursuant to Regulation S-X (collectively, the “Company Financial Statements Requirement”).

SECTION 6.10 Trust Account. At least 72 hours prior to the P3 Effective Time, Foresight shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the P3 Effective Time to, and the Trustee shall thereupon be obligated to cause the Trust Account and the Trust Agreement to terminate.

SECTION 6.11 Change of Name; Listing. Prior to the Closing, Foresight shall apply for a new ticker symbol with the Nasdaq Stock Market that reflects the name “P3 Health” or another name as mutually determined by the Company and Foresight, contingent on obtaining Foresight Stockholder Approval and shall undertake commercially reasonable efforts to cause the Nasdaq Stock Market to adopt the new ticker symbol. During the period from the date hereof until the Closing, Foresight shall use commercially reasonable efforts to remain listed as a public company on the Nasdaq Capital Market or another tier of the Nasdaq Stock Market.

SECTION 6.12 Exchange of Surviving Company Common Units for Foresight Common Stock. Foresight shall at all times when Surviving Company Common Units are outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Surviving Company Common Units, such number of its duly authorized shares of Foresight Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Surviving Company Common Units; and if at any time the number of authorized but unissued shares of Foresight Common Stock shall not be sufficient to effect the conversion of all then-outstanding Surviving Company Common Units, Foresight shall take such action as may be necessary to increase its authorized but unissued shares of Foresight Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in commercially reasonable efforts to obtain the requisite stockholder approval necessary to amend Foresight’s Organizational Documents.

SECTION 6.13 Indemnification of Foresight.

(a) From and after the execution and delivery of this Agreement until the P3 Effective Time, the Company shall defend, indemnify and hold harmless Foresight and its Affiliates and their respective Agents, successors and permitted assigns (the “Indemnified Parties”) from and against, and will promptly pay and reimburse them for, any and all Losses incurred or suffered by any Indemnified Party (on an as-incurred basis) directly or indirectly resulting from, arising out of, in connection with, based upon or relating to (clauses (i) and (ii), the “Specified Claims”):

(i) any Claims by any Class D Related Person resulting from, arising out of, in connection with, based upon or relating to this Agreement or any of the transactions or other agreements contemplated hereby, including any Claims (A) made in the matter referenced in Section 3.09 of the Company Disclosure Schedule or any amendment thereto, (B) relating to such Class D Related Person’s rights as a member or as a manager of the Company (whether under the LLC Agreement or otherwise), (C) contesting this Agreement or any of the Transactions or other Transaction Documents, and/or (D) relating to any breach of the Company LLC Agreement; or

(ii) any Claims by any Company Unitholder (A) contesting the treatment of any Incentive Unit (including any forfeiture of any Incentive Unit, any vesting requirements imposed on any Company Closing Consideration in respect of any Incentive Unit, and any forfeiture of any such Company Closing Consideration that is subject to vesting) or (B) arising out of or relating to the allocation, distribution or payment of the Company Closing Consideration or the Company Contingent Consideration (including any actual or alleged inaccuracies in the Payment Spreadsheet).

For purposes of this Section 6.13, the term “Company Unitholder” shall also include any Person that has any option, warrant or other right to acquire any equity interest of the Company.

(b) Notwithstanding the foregoing, it is expressly acknowledged and agreed that an Indemnified Party (including through its own counsel) shall have the sole right (at the expense of the Company) to control and conduct such Indemnified Party’s own defense of a Specified Claim involving such Indemnified Party; provided, however, Foresight and each Indemnified Party shall not settle or compromise a Specified Claim without the prior written consent of the Company, provided that such consent shall not be unreasonably withheld, conditioned or delayed if such settlement does not materially prejudice the Company’s ability to resolve any dispute with a Class D Related Person,. Foresight or such Indemnified Party, as applicable, shall give the Company the opportunity to participate in (but not control) such defense, at the Company’s cost and expense.

(c) The amount of Losses for which indemnification shall be available to an Indemnified Party pursuant to Section 6.13(a) shall be reduced by any insurance proceeds actually received by such Indemnified Party from a third-party insurer in connection with the matter giving rise to such Losses (net of the amount of costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or increased premiums).

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions and the other transactions contemplated hereby are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Foresight Stockholder Approval. Each Proxy Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of Foresight in accordance with the Proxy Statement, the DGCL, Foresight’s Organizational Documents and the rules and regulations of the Nasdaq Capital Market (the “Foresight Stockholder Approval”).

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making the P3 Merger or any other Transaction illegal or otherwise prohibiting consummation of the P3 Merger or any of the other Transactions.

(c) U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the P3 Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Governmental Consents. All Approvals legally required to be obtained to consummate the Blocker Mergers, the Consolidation Mergers, the P3 Merger and the other Transactions, including those listed on Section 3.05(c) of the Company Disclosure Schedule, shall have been obtained from and made with all Governmental Authorities, and no such Approvals shall have been withdrawn or suspended.

SECTION 7.02 Conditions to the Obligations of Foresight and Merger Sub. The obligations of Foresight and Merger Sub to consummate the P3 Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.02 (Organizational Documents), Section 3.04 (Authority Relative to This Agreement) and Section 3.24 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the P3 Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred.

(d) Officer Certificate. The Company shall have delivered to Foresight a certificate, dated the Closing Date, signed by the president of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(e) Secretary’s Certificate The Company shall have delivered to Foresight a certificate, dated the Closing Date, signed by the Secretary of the Company certifying as to the resolutions of the Company Board authorizing and approving this Agreement, the P3 Merger and the other Transactions.

(f) Payment Spreadsheet. The Company shall have delivered to Foresight (i) the certificate contemplated by Section 2.03(a) and (ii) the Payment Spreadsheet, in each case, which complies with the requirements of Section 2.03.

(g) Surviving Company LLC Agreement. The Surviving Company shall have delivered to Foresight, immediately after the P3 Effective Time, counterpart signatures of the Surviving Company LLC Agreement executed by the Company Unitholders that will be party thereto.

(h) Tax Receivable Agreement. The Surviving Company and certain Company Unitholders shall have delivered to Foresight, immediately after the P3 Effective Time, counterpart signatures of a Tax Receivable Agreement substantially the form attached hereto as Exhibit G (the “Tax Receivable Agreement”), executed by certain of the Company Unitholders.

(i) Registration Rights and Lock-Up Agreement. The Company Unitholders set forth as signatories thereto shall have delivered to Foresight, immediately after the P3 Effective Time, counterpart signatures of a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit H (the “Registration Rights and Lock-Up Agreement”), executed by such Company Unitholders.

(j) Blocker Reorganization. The Blocker Reorganization shall have been completed in accordance with the Blocker Transaction Agreement.

(k) FIRPTA Certificate. The Company shall have delivered to Foresight a statement by the Company, dated as of the Closing Date, in a form reasonably acceptable to Foresight, that satisfies the requirements of Treasury Regulation Section 1.1445-11T stating that (i) fifty percent or more of the value of the gross assets of the Company do not consist of “United States real property interests” as defined in Section 897(c) of the Code, or (ii) ninety percent or more of the value of the gross assets of the Company does not consist of “United States real property interests” as defined in Section 897(c) of the Code plus cash or cash equivalents.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the P3 Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The (i) representations and warranties of Foresight contained in Section 4.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made at and as of the Closing Date except for de minimis errors therein or any issuance of equity interests in Foresight permitted herein (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the representations and warranties of Foresight contained in Section 4.01 (Organization), Section 4.02 (Certificate of Incorporation and By-laws), Section 4.04 (Authority Relative to this Agreement) and Section 4.15 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Foresight contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Foresight Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing

Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Foresight Material Adverse Effect.

(b) Agreements and Covenants. Foresight and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the P3 Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement no Foresight Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Foresight Material Adverse Effect shall have occurred.

(d) Officer Certificate. Foresight shall have delivered to the Company a certificate, dated the Closing Date, signed by the president of Foresight, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

(e) Secretary’s Certificate. Foresight shall have delivered to the Company, dated the Closing Date, signed by the Secretary of Foresight certifying as to the resolutions of Foresight’s and Merger Sub’s respective board of directors (or equivalent governing body) unanimously authorizing and approving this Agreement, the P3 Merger and the other Transactions.

(f) Surviving Company LLC Agreement. Foresight shall have delivered to the Company, immediately after the P3 Effective Time, a counterpart signature of the Surviving Company LLC Agreement executed by Foresight.

(g) Disbursement of Trust Account. Foresight shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Merger Sub immediately prior to the P3 Effective Time in accordance with this Agreement.

(h) Available Cash. After giving effect to (i) the payment of Foresight of any of Foresight’s expenses, fees or costs incurred related to this Agreement, (ii) the exercise of Redemption Rights by holders of the outstanding shares of Foresight Common Stock and (iii) the sale and issuance by Foresight of Foresight Common Stock between the date of this Agreement and the P3 Effective Time pursuant to the PIPE Agreements and the sale and issuance by Foresight of any other securities of Foresight in accordance with the provisions of this Agreement between the date of this Agreement and the P3 Effective Time, the amount of cash held by Foresight and Merger Sub in the aggregate, whether in or outside the Trust Account (collectively, the “Available Cash”) shall be equal to at least $400,000,000.

(i) Tax Receivable Agreement. Foresight shall have delivered to the Company, immediately after the P3 Effective Time, a counterpart signature of the Tax Receivable Agreement, executed by Foresight.

(j) Registration Rights and Lock-Up Agreement. Foresight shall have delivered to the Company, immediately after the P3 Effective Time, a counterpart signature of the Registration Rights and Lock-Up Agreement, executed by Foresight.

SECTION 7.04 Waiver of Conditions. Notwithstanding anything to the contrary contained in this Agreement, Foresight shall have the right to waive any condition in this Article VII on behalf of itself and Merger Sub.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the P3 Merger and the other Transactions may be abandoned at any time prior to the P3 Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the members and the stockholders of the Company or Foresight, respectively, as follows:

(a) by mutual written consent of Foresight and the Company; or

(b) by either Foresight or the Company if the P3 Effective Time shall not have occurred on or before November 25, 2021 (the “Outside Date”); provided, however, if the P3 Effective Time shall not have occurred on or before the Outside Date due to (x) the failure of Foresight’s auditors to approve the filing of the Proxy Statement as a result of the Warrant Accounting Matter or (y) Foresight’s reasonable conclusion, after consultation with its counsel and the counsel for the Company, that the Proxy Statement would not be in compliance with the Exchange Act and rules and regulations thereunder without resolution of the Warrant Accounting Matter, then the Outside Date shall automatically be extended without further action by any party hereto to February 25, 2022; provided, further, that this Agreement may not be terminated under this Section 8.01(b) by (i) Foresight if Foresight or Merger Sub is, or (ii) the Company if the Company, is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breaches and/or violations are the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date; or

(c) by either Foresight or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of any of the Transactions, including the P3 Merger, illegal or otherwise preventing or prohibiting consummation of any of the Transactions, including the P3 Merger; or

(d) by either Foresight or the Company if this Agreement shall fail to receive the requisite vote for approval at the Foresight Stockholders’ Meeting duly convened or any adjournment or postponement thereof; or

(e) by Foresight upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (a “Terminating Company Breach”); provided, that (i) Foresight has not waived such Terminating Company Breach in writing and (ii) Foresight or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement on the part of Foresight or Merger Sub set forth in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company, Foresight may not terminate this Agreement under this Section 8.01(e) for so long as the Company continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Foresight to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Foresight and Merger Sub set forth in this Agreement, or if any representation or warranty of Foresight and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (a “Terminating Foresight Breach”); provided, that (i) the Company has not waived such Terminating Foresight Breach in writing and (ii) the Company is not then in material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement; provided, however, that, if such Terminating Foresight Breach is curable by Foresight or any Merger Sub, the Company may not terminate this Agreement under this Section 8.01(f) for so long as Foresight or such Merger Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Foresight;

(g) by Foresight if the PCAOB Audited Financials shall not have been delivered to Foresight by the Company on or before August 25, 2021; provided, that Foresight may not terminate this Agreement under this Section 8.01(g) so long as Foresight is unable to file the Proxy Statement due to (i) the failure of Foresight’s auditors to approve the filing of the Proxy Statement with the SEC as a result of the Warrant Accounting Matter or (ii) Foresight’s conclusion that the Proxy Statement would not be in compliance with the Exchange Act and rules and regulations thereunder without resolution of the Warrant Accounting Matter;

(h) by Foresight, at any time prior the receipt of the Foresight Stockholder Approval, in connection with entering into a definitive agreement providing for a Foresight Superior Proposal in accordance with Section 6.04(d);

(i) by the Company, upon the material breach by Foresight of any of the covenants set forth in Section 6.04(b)-(d);

(j) by Foresight if the PCAOB Audited Financials fail to satisfy, in a manner that would materially delay the filing of the Proxy Statement, the Company Financial Statements Requirement, as determined by the Company’s auditors or the SEC, or as determined reasonably and in good faith by Foresight’s auditors, provided, however, that Foresight shall only have the right to terminate this Agreement pursuant to this Section 8.01(j) until such time as the definitive Proxy Statement is filed with the SEC; or

(k) by Foresight if the 2020 Audited Financials adversely differ from the 2020 Unaudited Financials such that the 2020 Unaudited Financials did not fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the periods indicated therein; provided, however, that Foresight shall only have the right to terminate this Agreement pursuant to this Section 8.01(k) during the five (5) Business Days after the delivery of the 2020 Audited Financials in accordance with Section 6.09(b).

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as provided in Section 8.03.

SECTION 8.03 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses; provided, that (i) the amount any of Foresight’s expenses that remain outstanding shall count against the cash held by Foresight for purposes of measuring Available Cash, (ii) if the P3 Merger and the other Transactions are consummated, the Surviving Company shall pay all Expenses of Foresight and the Company (other than the Expenses specified in the succeeding clause (iii)) in connection with the Transactions, and (iii) notwithstanding the foregoing, each of the Company and Foresight shall pay fifty percent (50%) of (A) the SEC and other regulatory filing fees incurred in connection with the Transactions (including with respect to the filing of the Warrant Offering Documents and the Proxy Statement) and (B) the filing fee for the notification and report forms filed under the HSR Act; provided, however, that if this Agreement is terminated by (x) Foresight pursuant to Section 8.01(h) or (y) the Company pursuant to Section 8.01(i) then, in such event, Foresight shall be obligated, concurrently with the execution of the definitive agreement providing for the relevant Foresight Superior Proposal, to pay (or cause to be paid) to the Company or its designee by wire transfer of same day funds, an amount equal to $5,000,000 (the “Termination Fee”); provided, further, however, that in the case of a termination by the Company pursuant to Section 8.1(i)), such Termination Fee shall only be due if: (1) at the time of such termination, a bona fide Foresight Acquisition Proposal shall have been made known to the Foresight Board or any Person shall have publicly announced an intention to make a Foresight Acquisition Proposal (and such Foresight Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination); and (B) within twelve (12) months after any such termination, Foresight shall have entered into a definitive agreement with respect to a Foresight Acquisition Proposal, in which case, such Termination Fee shall be payable upon the entry of such definitive agreement.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the P3 Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the P3 Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Subject to Section 7.04, any such extension or waiver shall be valid with the party or parties agreeing thereto if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the P3 Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties hereto, except (a) with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 9.06, and (b) to the extent provided by Section  6.13.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Foresight or any Merger Sub:

Foresight Acquisition Corp.

233 N. Michigan Avenue, Suite 1410

Chicago, IL 60601

Attention: Michael Balkin

Email: mbalkin@foresightacq.com

with a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

Attention: Todd A. Mazur

Email: MazurT@gtlaw.com

if to the Company:

P3 Health Group Holdings, LLC

2370 Corporate Circle, Suite 300

Henderson, NV 89074

Attention: Jessica Puathasnanon

Email: JPuathasnanon@p3hp.org

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Charles K. Ruck, R. Scott Shean, Wesley C. Holmes and Brett C. Urig

Email: charles.ruck@lw.com; scott.shean@lw.com wesley.holmes@lw.com; brett.urig@lw.com

SECTION 9.03 Certain Definitions; Other Definitional and Interpretive Matters.

(a) For purposes of this Agreement:

“2020 Audited Financials” shall have the meaning set forth in Section 6.09(b).

“2020 Unaudited Financials” means the drafts of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the 12-month period referenced in Section 3.07(b).

“Acquisition” shall have the meaning set forth in Section 5.01(b)(v).

“Acquisition Proposal” shall have the meaning set forth in Section 6.04(a).

“Action” means any action, Order, Claim, litigation, suit, proceeding, motion, complaint, demand, charge, inquiry, investigation, arbitration or mediation (whether administrative, civil or criminal) before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.

“Administrative Agent” shall have the meaning set forth in Section 1.01(f).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Provider” and collectively, the “Affiliated Providers,” means P3 Medical Group, P.C., an Oregon professional corporation, PC Health Partners Professional Services PC, an Arizona professional corporation, Kahan Wakefield Abdou, PLLC, a Nevada professional limited liability company, and Bacchus Wakefield Kahan, PC, a Nevada professional corporation.

“Agents” means, with respect to a particular Person, all officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person.

“Aggregate Cash Consideration” means an amount equal to the difference between (i) $314,953,070 minus (ii) the Balance Sheet Cash Shortfall Amount (if any).

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Surviving Company LLC Agreement, the Unit Warrant Agreement, the Support Agreement, the Registration Rights and Lock-Up Agreement, the Tax Receivable Agreement and PIPE Agreements.

“Antitrust Laws” shall have the meaning set forth in Section 6.07(b).

“Anti-Kickback Statute” means the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. § 1320a-7b), as amended, and its implementing regulations, collectively with any amendments or successor law(s) or regulations, and includes any applicable state Law or Order concerning the same or similar subject matter, including Section 817.505, Florida Statutes.

“Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.

“Audited Financial Statements” shall have the meaning set forth in Section 3.07(a).

“Available Cash” shall have the meaning set forth in Section 7.03(h).

“A&R Foresight Bylaws” shall have the meaning set forth in Section 1.01(b).

“A&R Foresight COI” shall have the meaning set forth in Section 1.01(b).

“Balance Sheet Cash Shortfall Amount” means the amount (if any) by which Net Closing Cash would be less than $180,000,000.

“Blocker” and “Blockers” shall have the meaning set forth in the Blocker Transaction Agreement.

“Blocker Effective Time” shall have the meaning set forth in the Blocker Transaction Agreement.

“Blocker Merger” and “Blocker Mergers” shall have the meaning set forth in the Blocker Transaction Agreement .

“Blocker Owner” and “Blocker Owners” shall have the meaning set forth in the Preamble.

“Blocker Parties” shall have the meaning set forth in the Blocker Transaction Agreement.

“Blocker Reorganization” shall have the meaning set forth in the Blocker Transaction Agreement .

“Blocker Transaction Agreement” shall have the meaning set forth in the Recitals.

“Blue Sky Laws” shall have the meaning set forth in Section 3.05(b).

“Business” means the provision of or the arranging for the provision of health care services and items and related support, administrative, management or ancillary services provided directly or indirectly by the Company, by the Company Subsidiaries, by or through Affiliated Providers or through the contractors of any of the foregoing on behalf of the Company or any Company Subsidiary or any of the Affiliated Providers.

“Business Data” means all business information and all Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any Company Subsidiary in the conduct of the Business.

“CARES Act” means the Coronavirus Act, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended.

“CARES Act PPP” means the Paycheck Protection Program under Division A, Title I of the CARES Act.

“CARES Act Provider Relief Fund” means the funds distributed to Medicare providers by the U.S. Department of Health and Human Services pursuant to the Public Health and Social Services Emergency Funding the CARES Act and subsequent amendments.

“CARES Act Stimulus Funds” means the CARES Act stimulus funds programs in which the Company or any Company Subsidiary is or has been a participant, including any CARES Act PPP loans.

“CARES Act Funds” means the CARES Act Provider Relief Fund, the CARES Act Stimulus Funds and/or PPP Loans in which Company or any Company Subsidiary is or has been a participant.

“Chosen Courts” shall have the meaning set forth in Section 9.08.

“Claim” means any allegation, assertion, demand, complaint, contest, claim, counter-claim, grievance, controversy, Order, action, cause of action, investigation, legal proceeding, arbitration, lawsuit, suit or the like, of any kind or nature whatsoever (whether civil, criminal, administrative, investigative or informal and whether in contract, tort, by statute, at law, in equity or otherwise), whether or not ultimately determined to be valid.

“Class D Person” means the Company Unitholder(s) holding Class D Units under the Company LLC Agreement or any other Person that has the right to acquire any Class D Units.

“Class D Related Persons” means, collectively, (i) any Class D Person, (ii) any manager designated by any Class D Person, (iii) each current and former Affiliate of each of the foregoing, (iv) each current and former direct or indirect shareholder, member, or other equity holder of any Person referenced in any of the immediately preceding clauses (i) through (iii), and each current and former Affiliate of each such shareholder, member, and each such other equity holder, (v) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent, and assign of any Person referenced in any of the immediately preceding clauses (i) through (iv), and (vi) each current and former Agent, shareholder, member, general partner, limited partner, other equity holder or control Person, of any Person referenced in any of the immediately preceding clauses (i) through (v) (and each other Person with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each of their respective predecessors, successors, heirs, executors, administrators, personal representatives, agents, and assigns (and each of the foregoing is referred to individually as a “Class D Related Person”).

“Class V Common Stock” means the voting, non-economic class V common stock, par value $0.0001 per share, of Foresight, designated as Class V Common Stock in the A&R Foresight COI, to be issued to the Company Unitholders in accordance with this Agreement.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Closing Calculations” shall have the meaning set forth in Section 2.03(a)(i).

“Closing Subscription Price” shall have the meaning set forth in Section 1.01(e).

“CMS” means the Department of Health and Human Services, Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Closing Cash Consideration” means an amount in cash equal to (i) the Aggregate Cash Consideration, less (ii) the Holdback Amount.

“Company Closing Consideration” means the Company Closing Cash Consideration and the Company Closing Equity Consideration.

“Company Closing Equity Consideration” means a number of Surviving Company Common Units equal to the quotient of (i) the difference between (1) the Company Value minus (2) the Aggregate Cash Consideration divided by (ii) $10.00 (as adjusted for any splits, combinations or other similar transactions occurring with respect to the Foresight Common Stock prior to the P3 Effective Time) (which Surviving Company Common Units shall be allocated to the Company Unitholders pursuant to the Company LLC Agreement, to be reflected in the Payment Spreadsheet).

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Financial Statements Requirement” shall have the meaning set forth in Section 6.09(c).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 3.13(b).

“Company Interim Financials” shall have the meaning set forth in Section 3.07(b).

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 16, 2020, as amended or otherwise modified.

“Company Membership Units” shall have the meaning set forth in Section 3.03(b).

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and the Company Subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of the Company to consummate the Transactions or (iii) would or is reasonably likely to prevent the Company from performing its obligations under this Agreement; provided, however, that any event, circumstance, change or effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which the Company operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of this Agreement or the public announcement of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Company Subsidiaries, with customers, employees, suppliers or other Persons or any litigation arising therefrom; (e) any change in applicable Laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, (i) the matters set forth on Section 3.09 of the Company Disclosure Schedule or any Actions or Claims related thereto, which shall include any Claims by any Class D Person with regards to claims under the Company LLC Agreement, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and its Company Subsidiaries operate.

“Company Personnel” means, individually and collectively, the directors, officers, managers, employees, contractors and agents of the Company and each Company Subsidiary and each Affiliated Provider and includes the Health Care Professionals.

“Company Relevant Persons” shall have the meaning set forth in Section 3.24.

“Company Subsidiaries” collectively, and “Company Subsidiary” individually, means: (i) P3 Health Partners – Oregon, LLC; (ii) P3 Health Partners, LLC; (iii) P3 Health Group Management, LLC; (iv) P3 Health Group Consulting, LLC; (v) P3 Health Partners – Nevada, LLC; (vi) P3 Health Partners – Florida, LLC; (vii) P3 Medical Group, PC; (viii) P3 Health Partners ACO, LLC; and (ix) any Subsidiary of the Company not listed in the foregoing clauses (i) – (ix).

“Company Unitholders” means the holders of Company Membership Units (including the Blockers) as of immediately prior to the P3 Effective Time.

“Company Value” means an amount equal to $2,126,000,000.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned by the Company or any Company Subsidiary and used in its business as currently conducted.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.03(b).

“Consolidation Mergers” shall have the meaning set forth in the Blocker Transaction Agreement.

“Contract” means any legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order promulgated or issued by any Governmental Authority in connection with or in response to the COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“CRG Entities” shall have the meaning set forth in Section 2.01(c).

“Customs & International Trade Laws” shall have the meaning set forth in Section 3.24.

“Data Protection Laws” means any applicable Laws relating to data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information and all Laws applicable to the Company or any Company Subsidiary or the operation of the Business related to data privacy, data security, data protection, the transmission of unsolicited commercial emails, phone calls, faxes and mail and marketing campaigns, and the collection, processing and transfer of Personal Information, including across jurisdictional borders, including and to the extent applicable: (i) HIPAA; (ii) the HIPAA Privacy Rule; (iii) the HIPAA Security Rule; (iv) the California Online Privacy Act, the CAN-SPAM Act of 2003 (codified at 15 U.S.C. §§ 7701-7713 and 18 U.S.C. § 1037), Sections 17529.1--17529.9 and Section 17538.45 of the California Business and Professions Code, the Junk Fax Prevention Act of 2005 (Pub.L. 109–21), the Do-Not-Call Implementation Act of 2003 (Pub.L. 108–10), the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Telephone Consumer Protection Act of 1991 (Pub. L. 102–243), and all similar Laws to the foregoing, and (v) the requirements set forth in regulations implementing such Laws and published by regulatory authorities such as the Federal Trade Commission, Federal Communications Commission, and the U.S. Department of Health & Human Services, Office for Civil Rights.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“Employment Matters” shall have the meaning set forth in Section 3.11(a).

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” shall have the meaning set forth in Section 3.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company or any of its Subsidiaries is, or was at the relevant time, deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Excluded Status” means listed as excluded on (A) the “List of Parties Excluded from Federal Procurement and Non-Procurement Programs”, (B) the “System for Award Management”, (C) the Department of Health and Human Services, Office of Inspector General “List of Excluded Individuals/Entities”, or (D) similar lists maintained by any state or local Governmental Authority, including any state Medicaid program exclusion list.

“Expenses” of a party means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to such party and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under Antitrust Laws or other similar regulations and all other matters related to the closing of the P3 Merger and the other Transactions.

“Foresight” shall have the meaning set forth in the Preamble; provided, that references to Foresight with respect to time periods after the Consolidation Mergers shall refer to Foresight as the surviving corporation of the Consolidation Mergers.

“Foresight Acquisition Proposal” shall have the meaning set forth in Section 6.04(b).

“Foresight Board” shall have the meaning set forth in the Recitals.

“Foresight Certificate of Incorporation” means the certificate of incorporation of Foresight, as amended and restated on February 9, 2021.

“Foresight Class B Stock” means Foresight’s Class B common stock, par value $0.0001 per share.

“Foresight Common Stock” means Foresight’s Class A common stock, par value $0.0001 per share.

“Foresight Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Foresight and its Subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of Foresight to consummate the Transactions or (iii) would or is reasonably likely to prevent Foresight from performing its obligations under this Agreement; provided, however, that any event, circumstance, change or effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Foresight Material Adverse Effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which Foresight operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of this Agreement or the public announcement of the Transactions or any litigation arising therefrom; (e) any change in applicable Laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by Foresight to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Foresight Material Adverse Effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on Foresight and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Foresight and its Subsidiaries operate.

“Foresight Material Contracts” shall have the meaning set forth in Section 4.11(a).

“Foresight SEC Reports” shall have the meaning set forth in Section 4.07(a).

“Foresight Stockholder Approval” shall have the meaning set forth in Section 7.01(a).

“Foresight Stockholders’ Meeting” shall have the meaning set forth in Section 6.01(a).

“Foresight Units” means one (1) share of Foresight Common Stock and one-third (1⁄3) of a Foresight Warrant.

“Foresight Warrant Agreement” means that warrant agreement, dated February 9, 2021, between Foresight and Continental Stock Transfer & Trust Company.

“Foresight Warrants” means any warrants of Foresight contemplated under the Foresight Warrant Agreement.

“GAAP” shall have the meaning set forth in Section 3.07(a).

“Government Program” means and includes (i) any plan or program that provides health benefits, whether directly or indirectly, through insurance or otherwise, which is funded directly, in whole or in part, by a Governmental Authority (e.g., Medicare, Medicaid, TRICARE, Medicare Advantage, a Medicaid managed care organization, or a program receiving funds from block grants for social services or child health services and any other similar or successor federal, state or local health care payment programs with or sponsored by a Governmental Authority in which the Company or any Company Subsidiary is enrolled as a participating provider), and (ii) any “Federal Health Care Program,” as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f).

“Governmental Authority” means any national, federal, state, municipal, tribal, county or local government, court, tribunal, arbitrator or other judicial body, governmental, regulatory or administrative agency, commission or other governmental official, authority or instrumentality.

“Hazardous Substances” means: (i) those substances defined in or regulated under Environmental Laws and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; (vi) biohazardous materials and medical waste; and (vii) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Law” or “Health Care Laws” means any and all Laws and Orders applicable to the Company or any Company Subsidiary uniquely pertaining to the business applying to Persons involved in the provision or administration of, or the submission of claims for or the receipt of payment for, healthcare products or services by reason of the nature of their businesses of providing and payment for health care services and items (including the Business), including such Laws and Order related to or constituting or addressing: (i) the relationships among providers, payors, third party administrators, pharmacy benefit managers, vendors, and consumers in the health care industry; (ii) the delivery, purchase, sale or support of health care services, including the operation of the Business; (iii) the licensure, certification, registration, qualification, or authority to provide health care services and items; (iv) health care fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the Anti-Kickback Statute, the Stark Law, the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Health Care Fraud Statute (18 U.S.C. § 1347), and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.)); (v) participation in Government Programs or Private Programs (including conditions of participation billing and submission of a claims thereto); (vi) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (vii) HIPAA and all other Laws and Orders relating to the privacy and security of health information or other personal information; (viii) the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010; (ix) Excluded Status requirements and prohibitions; (x) the

Clinical Laboratory Improvement Amendments; (xi) health care professional licensure or certification; (xii) order and dispensing of controlled substances and other drugs, including under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the regulations promulgated pursuant to such statutes; (xiii) licensure, qualification, or authority to conduct third party administrator services or third party administrator or similar services or to take on reimbursement or expense risk, including IBNR, under agreements with health plans, other insurers, or self-insured plans; and (xiv) to the extent applicable and not referenced above, the respective and/or other state Laws and Orders in respect of or similar to any of the foregoing.

“Health Care Professional” means an Affiliated Provider, a Physician or other health care practitioner or other clinical or health care provider who has (or whose provider or employer entity has) entered into a network participation agreement with Company or a Company Subsidiary with respect to such Person’s participation in or conduct on behalf of the Business.

“Health Care Regulatory Filings” has the meaning set forth in Section 3.05(c).

“HIPAA” means, collectively, (i) the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, including the HIPAA Privacy Rule and the HIPAA Security Rule, and (ii) applicable provisions of the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and any implementing regulations, as the foregoing (i) and (ii) may, from time to time, be amended.

“HIPAA Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R., Parts 160 and 164, subparts A, D and E, and all related regulations.

“HIPAA Security Rule” means the HIPAA Security Standards (45 C.F.R. Parts 160, and 164, subparts A and C), and all related regulations.

“Holdback Amount” means an amount equal to $100,000.

“HSR Act” shall have the meaning set forth in Section 3.05(b).

“IBNR” means an accounting reserve that is or should be established on the books of the Company and any applicable Company Subsidiary to account for health plan, other insurer, or self-insured plan patient claim or losses that have already occurred but have not yet reported to the Company or a Company Subsidiary or directly recorded on its/their books.

“Indebtedness” means (i) any indebtedness of the Company, any Company Subsidiary or any Affiliated Provider for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof upon the consummation of the Transactions), (ii) any indebtedness of the Company, any Company Subsidiary or any Affiliated Provider evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company, any Company Subsidiary or any Affiliated Provider (but solely to the extent drawn), (iv) all obligations of the Company, any Company Subsidiary or any Affiliated Provider as lessee that are capitalized in accordance with GAAP, (v) all indebtedness secured by any lien or other encumbrance on property or assets owned or acquired by the Company, any Company Subsidiary or any Affiliated Provider, whether or not the indebtedness secured thereby has been assumed, and (vi) any indebtedness of a Person of a type that is referred to in clauses (i) through (v) above and which is guaranteed by the Company, any Company Subsidiary or any Affiliated Provider.

“Indemnification Agreement” shall have the meaning set forth in the Recitals.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof,

(ii) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights and moral rights, and registrations and applications for registration thereof, (iv) Software, (v) trade secrets (including know how, technologies, data, databases, processes, techniques, protocols, methods, algorithms, layouts, designs, specifications, formulas, compositions, inventions and all improvements thereto (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable law), (vi) moral rights, (vii) rights of privacy, (viii) all other intellectual property or proprietary rights of any kind or description, (ix) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (x) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Incentive Holdback Amount” shall have the meaning set forth in Section 2.01(b).

“Incentive Units” means those Company Membership Units classified as Class B Units or Class C Units in the Company LLC Agreement.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.07(b).

“IRS” means the Internal Revenue Service.

“Knowledge” or “to the Knowledge” of a Person means (i) in the case of the Company, the knowledge of Sherif Abdou, Amir Bacchus, Eric Atkins and Jessica Puathasnanon after reasonable inquiry, and (ii) in the case of Foresight, the knowledge of Michael Balkin and Gerald Muizelaar after reasonable inquiry.

“Law” means any federal, state, local, municipal or other law, statute, ordinance, constitution, code, common law, rule, regulation, ruling, restriction, executive order, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.12(b).

“Losses” means any damages, fines, losses, charges, liabilities, claims, demands, Actions, judgments, Orders, assessments, injuries, Taxes, settlements, awards, interest, penalties, fees, costs, expenses (including reasonable attorneys’ or other professional fees and disbursements, court costs and other costs of enforcing rights hereunder), or any other adverse effect whatsoever (including any diminution in value), whether or not involving the claim of another Person, but excluding any exemplary or punitive damages (except to the extent such exemplary or punitive damages are awarded to a third party).

“Material Contracts” shall have the meaning set forth in Section 3.16(a).

“Material Payors” shall have the meaning set forth in Section 3.16(a)(ii).

“Material Permits” shall have the meaning set forth in Section 3.06(a).

“Medicaid” means Title XIX of the Social Security Act, codified at 42 U.S.C. § 1396 et seq.

“Medicare” means Title XVIII of the Social Security Act, codified at 42 U.S.C. § 1396 et seq.

“Medicare Advantage” means Part C of Title XVIII of the Social Security Act, codified at 42 U.S.C. § 1395w-21 et seq.

“Merger Corp” and “Merger Corps” shall have the meaning set forth in the Blocker Transaction Agreement.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Units” shall mean units of membership interests in Merger Sub, as determined in accordance with the Organizational Documents of Merger Sub.

“Merger Sub” and “Merger Subs” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3.10(c).

“National Provider Identifier” means a unique, 10-position numeric health identifier issued to a covered health care provider, as that term is defined at 45 C.F.R. § 162.406, by the National Provider System, as that term is used in 45 C.F.R. § 162.408.

“Net Closing Cash” means an amount equal to the difference between (i) the aggregate amount of unrestricted cash that will be held by Foresight and the Surviving Company immediately following the Closing and assuming for the purposes of the foregoing calculation that all Company Closing Cash Consideration has been paid simultaneously with the Closing (but expressly excluding all cash held by the Company, the Company Subsidiaries and the Affiliated Providers (determined on a consolidated basis) as of immediately prior to the Closing) minus (ii) the aggregate amount of all Expenses incurred by Foresight, the Company, the Company Subsidiaries and the Affiliated Providers in connection with the Transaction that remain unpaid as of immediately following the Closing.

“New Stock Incentive Plan” means the new omnibus stock incentive plan for Foresight, in form and substance reasonably acceptable to Foresight and the Company, that provides for the grant of awards to employees and other service providers of Foresight and its Subsidiaries (including the Company and the Company Subsidiaries) in the form of options, restricted stock, restricted stock units, or other equity-based awards based on shares of Foresight Common Stock, which plan shall reserve for issuance a number of shares of Foresight Common Stock equal to approximately fifteen percent (15%) of the total outstanding shares of Foresight Common Stock (on a fully-diluted basis) immediately after the P3 Effective Time, or such greater amount as otherwise mutually determined by the Company and Foresight based on advice of an independent third-party compensation consultant.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Order” means any order, consent, writ, judgment, decision, injunction, decree, subpoena, ruling, verdict, determination or award of any Governmental Authority, or entered into by or with any Governmental Authority.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Other Relevant Persons” shall have the meaning set forth in Section 3.24.

“Outside Date” shall have the meaning set forth in Section 8.01(b).

“Payment Spreadsheet” shall have the meaning set forth in Section 2.03(a).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” shall have the meaning set forth in Section 6.09(a).

“Permit” means any franchise, grant, authorization, license, identifier numbers (including National Provider Identifiers), registration, notification, permit, easement, variance, exception, exemption, consent, certificate, approval and order of, available from or required by or from any Governmental Authority under any Laws, or a CMS-approved accrediting organization.

“Person” means any individual, company, corporation, partnership, limited partnership, limited liability company, proprietorship, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, business organization, entity or Governmental Authority.

“Personal Information” means, to the extent provided to the Company or any Company Subsidiary, information that identifies, could be used to identify or is otherwise identifiable with an individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) Internet Protocol addresses, device identifiers or other persistent identifiers, to the extent such information set forth in (a)-(b) is personally identifiable information under Data Protection Laws, including “protected health information,” “personally identifiable information” or “personal information” as such terms are defined under Data Protection Laws.

“PHI” shall have the meaning set forth in Section 3.23(a).

“Physician” means (i) a doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the State in which he or she performs such function or action, or (ii) a doctor of podiatric medicine who is legally authorized to practice podiatry by the State in which he or she performs such functions.

“PIPE Agreements” means those certain Common Stock Subscription Agreements entered into by and between Foresight and each of the PIPE Investors in connection with the Transactions.

“PIPE Investors” means those certain investors that are a party to any of the PIPE Agreements.

“PIPE Proceeds” shall have the meaning set forth in Section 1.07(a).

“Plans” means, collectively, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all phantom equity, profits interests, bonus, option, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, paid time off or change in control or other benefit plans, programs or arrangements, and (iii) all employment, consulting, termination, severance or other similar Contracts, in each case, under which the Company or any Company Subsidiary otherwise has any liability or obligation, or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary, in each case, for the benefit of any current or former employee, officer, director, manager and/or consultant of the Company or any Company Subsidiary or any dependent or beneficiary thereof, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Post-Signing Period” shall have the meaning set forth in Section 5.01(a).

“PPP Loan” means any loan received by the Company or any Company Subsidiary pursuant to the Paycheck Protection Program under the Small Business Administration 7(a) Loan Program, as implemented by the CARES Act, including any interest, penalties, or other amounts with respect thereto.

“Preferred Stock” means the preferred stock, par value $0.0001 per share, of Foresight.

“Privacy and Data Security Requirements” means (i) Data Protection Laws, (ii) provisions of any Contracts to which the Company or any Company Subsidiary is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data, and (iii) Privacy Policies.

“Privacy Policies” means the Company’s and the Company Subsidiaries’ (i) external-facing policies or notices provided to third parties relating to Personal Information, privacy and/or the security of Business Data, Business Systems and other information (e.g., posted privacy policies, notices provided in connection with the collection, handling or use of Personal Information), and (ii) internal privacy policies.

“Private Program” means contractual arrangements with private third-party payors that are not a Governmental Authority (such as managed care companies, managed care organizations, insurance companies, provider networks, health maintenance organizations, and third-party payor reimbursement and insurance programs), but including such third-party payors that contract with any Governmental Authority to administer or pay reimbursement to providers or beneficiaries funded in whole or in part by a Government Program (such as Medicare Advantage plans and state Medicaid managed care plans).

“Prospectus” means the final prospectus of Foresight, dated as of February 9, 2021.

“Proxy Proposals” shall have the meaning set forth in Section 6.01(a).

“Proxy Statement” shall have the meaning set forth in Section 6.01(a).

“P3 Certificate of Merger” shall have the meaning set forth in Section 1.03.

“P3 Effective Time” shall have the meaning set forth in Section 1.03.

“P3 Merger” shall have the meaning set forth in Section 1.01(d).

“P3 Warrant” means any outstanding unexercised warrant to purchase any Company Membership Units or any other equity interests of the Company granted on or prior to the P3 Effective Time to any Person, including (i) that certain Warrant No. D-1, issued on November 19, 2020, by the Company to CRG Partners IV L.P. to purchase 430,418 Class D Units of the Company, and (ii) that certain Warrant No. D-2, issued on November 19, 2020, by the Company to CRG Partners IV – Parallel Fund “C” (Cayman) L.P. to purchase 427,933 Class D Units of the Company.

“Real Property Lease” shall have the meaning set forth in Section 3.12(b).

“Reciprocal License” means a license of an item of Software (the “Reciprocally Licensed Software”) that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Reciprocally Licensed Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Reciprocally Licensed Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of such Reciprocally Licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software; (iv) a requirement that any other Software be redistributable by other licensees of such Reciprocally Licensed Software; or (v) the grant of any patent rights (other than patent rights in such item of Reciprocally Licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Reciprocally Licensed Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Foresight Certificate of Incorporation.

“Redemption Shares” means shares of Foresight Common Stock redeemed by the holders thereof prior to the Closing pursuant to such holders’ Redemption Rights.

“Registration Rights and Lock-Up Agreement” shall have the meaning set forth in Section 7.02(k).

“Regulation S-K” means Regulation S-K under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Remedies Exceptions” shall have the meaning set forth in Section 3.04.

“Representative Matters” shall have the meaning set forth in Section 9.11(a).

“SEC” shall have the meaning set forth in Section 4.07(a).

“Securities Act” shall have the meaning set forth in Section 4.07(a).

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form, all descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, the technology supporting, and the contents and audiovisual displays on any websites, and all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Specified Claims” shall have the meaning set forth in Section 6.13(a).

“Sponsor” means Foresight Sponsor Group, LLC, a Delaware limited liability company.

“Stark Law” means the Federal Physician Self-Referral Law, Section 1877 of the Social Security Act (42 U.S.C. § 1395nn), and its implementing regulations, as amended, collectively with any successor law or regulations.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Company, Foresight or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Company” shall have the meaning set forth in Section 1.01(d).

“Surviving Company Common Units” means units of the Surviving Company designated as Common Units under the Surviving Company LLC Agreement to be issued at the P3 Effective Time.

“Surviving Company LLC Agreement” shall have the meaning set forth in Section 1.05.

“Tax” (including, with correlative meaning, the term “Taxes”), includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, net worth, escheat, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Receivable Agreement” shall have the meaning set forth in Section 7.02(i).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Terminating Company Breach” shall have the meaning set forth in Section 8.01(e).

“Terminating Foresight Breach” shall have the meaning set forth in Section 8.01(f).

“Termination Fee” shall have the meaning set forth in Section 8.03.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by any of the parties hereto as required by this Agreement.

“Transactions” mean the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” shall have the meaning set forth in Section 4.16(a).

“Trust Account Cash” shall have the meaning set forth in Section 1.07(a).

“Trust Agreement” shall have the meaning set forth in Section 4.16(a).

“Trust Claims” shall have the meaning set forth in Section 5.04(b).

“Trust Fund” shall have the meaning set forth in Section 4.16(a).

“Trustee” shall have the meaning set forth in Section 4.16(a).

“Unit Warrant Agreement” shall have the meaning set forth in Section 1.07(b).

“Unvested Time Incentive Units” shall have the meaning set forth in Section 2.01(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses

“Warrant Accounting Matter” shall have the meaning set forth in Section 4.07(c).

“Warrant Exchange Offer/Solicitation” shall have the meaning set forth in Section 6.01(e).

“Warrant Offering Documents” shall have the meaning set forth in Section 6.01(e).

“Withholding Certificate” shall have the meaning set forth in Section 2.04.

(b) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(iii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(v) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.

(vii) Date Hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(viii) Including. The word “including” shall mean “including without limitation”.

(ix) Or. The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.

(x) Made Available. Any reference in this Agreement to documents or information having been made available or provided to Foresight (or phrases having similar import) means that such documents were posted to the electronic datasite with the project name “Pion3er” maintained by Datasite in connection with the transactions contemplated by this Agreement on or before 3:00 p.m. (New York City time) on the Business Day prior to the date of this Agreement.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment; Acknowledgments. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement (or any rights or obligations hereunder) shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior written consent of the other parties hereto. Each party hereto understands, acknowledges and agrees that (a) the representations, warranties, covenants, agreements and undertakings of the other parties to this Agreement are the sole and exclusive representations, warranties, covenants, agreements and undertakings of the other parties hereto relating to or made in connection with the transactions contemplated by this Agreement, (b) no other party hereto makes, and no other party hereto has made, any promises, representations, warranties, covenants, agreements or undertakings, express or implied, in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and neither such party nor any Agent of such party has relied on or entered into this Agreement in reliance on, and such party, on its own behalf and on behalf of all of such party’s Agents, hereby expressly disclaims, any promise, representation, warranty, covenant, agreement or undertaking not expressly set forth in this Agreement, and (c) no Person has been authorized by any other party hereto to make any promise, representation, warranty, covenant, agreement or undertaking relating to such other party hereto or otherwise in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and, if made, none of such promises, representations, warranties, covenants, agreements or undertakings were relied upon by such party hereto or any Agent of such party hereto and all of them are hereby expressly disclaimed.

SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Chosen Courts without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b)  any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 and Section 6.13 (which are intended to be for the benefit of the Persons and the Indemnified Parties, respectively, covered thereby and may be enforced by such Persons and the Indemnified Parties, respectively).

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware (such courts, giving effect to the foregoing priority, the “Chosen Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that (i) such party is not subject personally to the jurisdiction of the Chosen Courts, (ii) such party’s property is exempt or immune from attachment or execution, (iii) the Action is brought in an inconvenient forum, (iv) the venue of the Action is improper, or (v) this Agreement or the Transactions may not be enforced in or by any of the Chosen Courts.

SECTION 9.09 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each party hereto (a) certifies that no Agent of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Administrative Agent.

(a) The Administrative Agent will be approved to hold for the benefit of and disburse certain funds to the Company Unitholders (including Foresight after the Consolidation Mergers) with respect to the matters expressly set forth in this Agreement to be performed by the Administrative Agent (the “Representative Matters”).

(b) Following the Closing, the Administrative Agent shall use the Holdback Amount to pay any fees, costs, expenses or other obligations incurred by the Administrative Agent acting in its capacity as such. The appointment of the Administrative Agent by the Company shall provide that after such time as the Administrative Agent reasonably determines all Representative Matters have been resolved, the Administrative Agent shall allocate and disburse any remaining Holdback Amount to the Company Unitholders (including Foresight as the successor of the Blockers) in a manner consistent with the allocation of the Company Closing Consideration in Section 2.03 (but taking into account the prior hypothetical distributions of (i) the Company Closing Consideration and (ii) any Incentive Holdback Amount to all Company Unitholders pursuant to the last sentence of Section 2.01(b)). Notwithstanding anything to the contrary contained in this Agreement, Foresight and the Surviving Company and their respective Subsidiaries shall not have any liability or obligation in connection with the use, determination, allocation or disbursement of the Holdback Amount and/or the Incentive Holdback Amount by the Administrative Agent.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORESIGHT ACQUISITION CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin Title: Chief Executive Officer

FAC MERGER SUB LLC

By:	/s/ Michael Balkin
Name: Michael Balkin Title: Manager

[Signature Page to Merger Agreement]

P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Sherif Abdou
Name: Sherif Abdou Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX B

Execution Version

TRANSACTION AND COMBINATION AGREEMENT

by and among

FORESIGHT ACQUISITION CORP.,

FAC-A MERGER SUB CORP.,

FAC-B MERGER SUB CORP.,

CPF P3 BLOCKER-A, LLC,

CPF P3 BLOCKER-B, LLC,

CPF P3 SPLITTER, LLC,

CHICAGO PACIFIC FOUNDERS FUND-A, L.P.

and

CHICAGO PACIFIC FOUNDERS FUND-B, L.P.

Dated as of May 25, 2021

B-i

Annex A	Blocker Reorganization
Annex B	Form of Surviving Sub Operating Agreement

B-ii

TRANSACTION AND COMBINATION AGREEMENT

TRANSACTION AND COMBINATION AGREEMENT, dated as of May 25, 2021 (this “Agreement”), by and among (i) Foresight Acquisition Corp., a Delaware corporation (“Foresight”), (ii) FAC-A Merger Sub Corp., a Delaware corporation (“Merger Corp-A”), (iii) FAC-B Merger Sub Corp., a Delaware corporation (“Merger Corp-B” and, together with Merger Corp-A, the “Merger Corps” and each, a “Merger Corp”), (iv) CPF P3 Blocker-A, LLC, a Delaware limited liability company (“Blocker-A”), (v) CPF P3 Blocker-B, LLC, a Delaware limited liability company (“Blocker-B” and, together with Blocker-A, the “Blockers” and each, a “Blocker”), (vi) CPF P3 Splitter, LLC, a Delaware limited liability company (“Splitter”), (vii) Chicago Pacific Founders Fund-A, L.P., a Delaware limited partnership (“Blocker Owner-A”), and (viii) Chicago Pacific Founders Fund-B, L.P., a Delaware limited partnership (“Blocker Owner-B” and, together with Blocker Owner-A, the “Blocker Owners” and each, a “Blocker Owner”).

WHEREAS, each Merger Corp is a wholly-owned direct Subsidiary of Foresight;

WHEREAS, Splitter is a member of P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, on or prior to the Closing Date and prior to the P3 Effective Time, Splitter and the Blockers will effect the Blocker Reorganization, pursuant to which the Blockers will, upon completion of the Blocker Reorganization, collectively hold all of the Company Membership Units held by Splitter;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, after completion of the Blocker Reorganization and promptly after the P3 Effective Time, (i) Merger Corp-A will merge with and into Blocker-A, with Blocker-A as the surviving entity and a wholly-owned Subsidiary of Foresight, and (ii) Merger Corp-B will merge with and into Blocker-B, with Blocker-B as the surviving entity and a wholly-owned Subsidiary of Foresight;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, immediately after the consummation of the foregoing mergers, the surviving entities of the foregoing mergers will merge with and into Foresight, with Foresight as the surviving entity;

WHEREAS, the Manager of each Blocker has (i) approved and adopted this Agreement and the applicable Blocker Merger and declared its advisability and (ii) recommended the approval and adoption of this Agreement and the applicable Blocker Merger by the member(s) of such Blocker;

WHEREAS, immediately following the execution and delivery of this Agreement, the members of each Blocker will approve and adopt this Agreement and the applicable Blocker Merger;

WHEREAS, the board of directors of Foresight has unanimously (i) approved and adopted this Agreement and declared its advisability and the advisability of the other Proxy Proposals, and (ii) recommended the approval and adoption of this Agreement and the other Proxy Proposals by the stockholders of Foresight; and

WHEREAS, the parties intend that with respect to each Blocker, the applicable Blocker Merger and applicable Consolidation Merger together will be treated as a reorganization of such Blocker within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement (with respect to each Blocker and the applicable Blocker Merger and applicable Consolidation Merger) is intended to constitute a plan of reorganization for U.S. federal income tax purposes (and applicable state and local tax purposes).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Transactions.

(a) Blocker Reorganization. As promptly as practicable after the Foresight Stockholder Approval has been obtained and prior to the P3 Effective Time (pursuant to the P3 Merger Agreement), Splitter, the Blockers and the Blocker Owners (the “Blocker Parties”) shall take, or cause to be taken, the actions set forth on Annex A (such actions, the “Blocker Reorganization”), such that the Blocker Reorganization shall be completed prior to the P3 Effective Time (pursuant to the P3 Merger Agreement). The documents to be used to effect the Blocker Reorganization shall be reasonably acceptable to Foresight, and the Blocker Parties shall ensure that Foresight has reasonable opportunity to review such documents and shall consider in good faith all comments of Foresight thereto.

(b) Blocker Mergers. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Delaware Acts, on the Closing Date, after the completion of the Blocker Reorganization and immediately after the P3 Effective Time (pursuant to the P3 Merger Agreement), (i) Merger Corp-A shall be merged with and into Blocker-A (the Blocker-A Merger”), such that the separate corporate existence of Merger Corp-A shall cease and Blocker-A shall continue as the surviving company of the Blocker-A Merger (“Surviving Sub-A”), and (ii) Merger Corp-B shall be merged with and into Blocker-B (the Blocker-B Merger” and, together with the Blocker-A Merger, the “Blocker Mergers” and each, a “Blocker Merger”), such that the separate corporate existence of Merger Corp-B shall cease and Blocker-B shall continue as the surviving company of the Blocker-B Merger (“Surviving Sub-B”).

(c) Consolidation Mergers. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Delaware Acts, on the Closing Date and immediately after the applicable Blocker Effective Time, Foresight shall, pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA, cause (i) the merger of Surviving Sub-A with and into Foresight, with the separate company existence of Surviving Sub-A ceasing and Foresight remaining as the surviving corporation, and (ii) the merger of Surviving Sub-B with and into Foresight, with the separate company existence of Surviving Sub-B ceasing and Foresight remaining as the surviving corporation (such mergers, the “Consolidation Mergers”).

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the transactions contemplated by Sections 1.01(b) – 1.01(c), in the order and manner provided therein (the “Closing”), shall take place at 10:00 a.m. (Eastern time) on a date to be specified by Foresight and the Company (the “Closing Date”), which Closing Date shall be (a) on the same date as the “Closing Date” under the P3 Merger Agreement and (b) as soon as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by Foresight and the Blocker Owners.

SECTION 1.03 Effective Times.

(a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date and after the P3 Effective Time, the parties hereto shall cause each Blocker Merger to be consummated in accordance with Section 1.01(b) and by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the Delaware Acts (each, a “Blocker Certificate of Merger”), and shall make all other filings, recordings or publications required under the Delaware Acts in connection with each Blocker Merger. Each Blocker Merger shall become effective at the time that the properly executed and certified copy of the applicable Blocker

Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Blocker Certificate of Merger and specified in such Blocker Certificate of Merger (the time at which the applicable Blocker Merger becomes effective is herein referred to as a “Blocker Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date and after the applicable Blocker Effective Time, the parties hereto shall cause each Consolidation Merger to be consummated in accordance with Section 1.01(c) and by filing a certificate of ownership and merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the Delaware Acts (each, a “Consolidation Certificate of Merger”), and shall make all other filings, recordings or publications required under the Delaware Acts in connection with each Consolidation Merger. Each Consolidation Merger shall become effective at the time that the properly executed and certified copy of the applicable Consolidation Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Consolidation Certificate of Merger and specified in such Consolidation Certificate of Merger (the time at which the applicable Consolidation Merger becomes effective is herein referred to as a “Consolidation Effective Time”).

SECTION 1.04 Effect of the Mergers.

(a) At each Blocker Effective Time, the effect of the applicable Blocker Merger shall be as provided in the applicable provisions of the Delaware Acts. Without limiting the generality of the foregoing, and subject thereto, at the applicable Blocker Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Corp-A and Blocker-A shall vest in Surviving Sub-A, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Corp-A and Blocker-A shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-A, and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Corp-B and Blocker-B shall vest in Surviving Sub-B, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Corp-B and Blocker-B shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-B.

(b) At each Consolidation Effective Time, the effect of the applicable Consolidation Merger shall be as provided in the applicable provisions of the Delaware Acts. Without limiting the generality of the foregoing, and subject thereto, at the applicable Consolidation Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Surviving Sub-A and Foresight shall vest in Foresight, and all debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-A and Foresight shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Foresight, and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Surviving Sub-B and Foresight shall vest in Foresight, and all debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-B and Foresight shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Foresight.

SECTION 1.05 Organizational Documents.

(a) At the applicable Blocker Effective Time, (i) (A) the certificate of formation of Blocker-A as in effect immediately prior to such Blocker Effective Time shall be the certificate of formation of Surviving Sub-A, and (B) an operating agreement substantially in the form attached hereto as Annex B shall be the operating agreement of Surviving Sub-A, and (ii) (A) the certificate of formation of Blocker-B as in effect immediately prior to such Blocker Effective Time shall be the certificate of formation of Surviving Sub-B, and (B) an operating agreement substantially in the form attached hereto as Annex B shall be the operating agreement of Surviving Sub-B, in each case, until thereafter amended in accordance with applicable Law.

(b) At each Consolidation Effective Time, (i) the certificate of incorporation of Foresight as in effect immediately prior to such Consolidation Effective Time shall be the certificate of incorporation of Foresight after such Consolidation Effective Time, and (ii) the by-laws of Foresight as in effect immediately prior to such Consolidation Effective Time shall be the by-laws of Foresight after such Consolidation Effective Time, in each case, until thereafter amended in accordance with applicable Law.

SECTION 1.06 Managers, Directors and Officers.

(a) At the applicable Blocker Effective Time, (i) an officer of Foresight appointed by the board of directors of Foresight shall be the sole manager of Surviving Sub-A, and (ii) an officer of Foresight appointed by the board of directors of Foresight shall be the sole manager of Surviving Sub-B, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Surviving Sub-A or Surviving Sub-B, as applicable, and applicable Law. Prior to each Blocker Effective Time, each Blocker Owner shall remove any and all manager(s) of the applicable Blocker, effective as of immediately prior to the Blocker Effective Time.

(b) At each Consolidation Effective Time, the board of directors and the officers of Foresight immediately prior to such Consolidation Effective Time shall be the board of directors and officers of Foresight after such Consolidation Effective Time, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Foresight and applicable Law.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities in Blocker Mergers.

(a) At each Blocker Effective Time, by virtue of the applicable Blocker Merger and without any action on the part of any Merger Corp, any Blocker, Foresight or any Blocker Owner, all of the membership interests of the applicable Blocker issued and outstanding as of immediately prior to such Blocker Effective Time shall be cancelled and shall cease to exist and be converted into the right to receive in the aggregate (i) at the Closing, (A) an amount in cash equal to the amount of Company Closing Cash Consideration allocated to the applicable Blocker as set forth on the Payment Spreadsheet, but without giving effect to any Consideration Election made by such Blocker, and (B) a number of shares of Foresight Common Stock equal to the number of Surviving Company Common Units allocated to the applicable Blocker as Company Closing Equity Consideration as set forth in the Payment Spreadsheet, but without giving effect to any Consideration Election made by such Blocker (such aggregate shares of Foresight Common Stock to be issued to the Blockers, the “Blocker Closing Equity Consideration”), and (ii) if the applicable Blocker receives any portion of the Holdback Amount pursuant to the P3 Merger Agreement, then, as promptly as practicable after such receipt, an amount in cash equal to such portion of the Holdback Amount so received.

(b) At the applicable Blocker Effective Time, by virtue of the applicable Blocker Merger and without any action on the part of the applicable Merger Corp, applicable Blocker or the applicable Blocker Owner, (i) each share of common stock, par value $0.0001 per share, of Merger Corp-A issued and outstanding as of immediately prior to the applicable Blocker Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable unit of membership interests of Surviving Sub-A, and (ii) each share of common stock, par value $0.0001 per share, of Merger Corp-B issued and outstanding as of immediately prior to the applicable Blocker Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable unit of membership interests of Surviving Sub-B.

SECTION 2.02 Conversion of Securities in Consolidation Mergers.

(a) At the applicable Consolidation Effective Time, by virtue of the applicable Consolidation Merger and without any action on the part of Surviving Sub-A or Surviving Sub-B, as applicable, Foresight or the stockholders of Foresight, all of the units of membership interests of Surviving Sub-A or Surviving Sub-B, as applicable, issued and outstanding as of immediately prior to the applicable Consolidation Effective Time shall be cancelled and shall cease to exist.

(b) The parties hereto intend that with respect to each Blocker, the applicable Blocker Merger and applicable Consolidation Merger together will be treated as a reorganization of such Blocker within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement (with respect to each Blocker and the applicable Blocker Merger and applicable Consolidation Merger) is intended to constitute, and is hereby be adopted as a plan of reorganization for U.S. federal income tax purposes (and applicable state and local tax purposes).

SECTION 2.03 Transfer Books.

(a) At the applicable Blocker Effective Time, the membership interest transfer books of the applicable Blocker shall be closed and there shall be no further registration of transfers of any membership interests of such Blocker thereafter on the records of such Blocker. From and after the applicable Blocker Effective Time, the holders of membership interests of the applicable Blocker outstanding immediately prior to such Blocker Effective Time shall cease to have any rights with respect to such membership interests, except as otherwise provided in this Agreement or by Law.

(b) At the applicable Consolidation Effective Time, the unit transfer books of Surviving Sub-A or Surviving Sub-B, as applicable, shall be closed and there shall be no further registration of transfers of any units of Surviving Sub-A or Surviving Sub-B, as applicable, thereafter on the records of Surviving Sub-A or Surviving Sub-B, as applicable. From and after the applicable Consolidation Effective Time, the holders of units of Surviving Sub-A or Surviving Sub-B, as applicable, outstanding immediately prior to such Consolidation Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by Law.

SECTION 2.04 Withholding Rights. Foresight shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Law. Foresight shall use commercially reasonable efforts to provide at least five (5) days advance written notice of its intention to make any such deduction or withholding and shall cooperate in good faith with each affected Blocker Owner to establish such Person’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FORESIGHT

As an inducement to the Blocker Parties to enter into this Agreement, except as set forth in the Foresight SEC Reports, Foresight hereby represents and warrants to the Blocker Parties as follows:

SECTION 3.01 Organization. Foresight and each Merger Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Foresight Material Adverse Effect. Foresight and each Merger Corp is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Foresight Material Adverse Effect.

SECTION 3.02 Issuance. The Blocker Closing Equity Consideration being delivered by Foresight hereunder (a) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto, (b) shall be duly and validly issued, fully paid and nonassessable, and (c) shall be free and clear of preemptive rights and all liens, other than transfer restrictions under applicable securities laws and Foresight’s Organizational Documents.

SECTION 3.03 Authority Relative to This Agreement. Foresight and the Merger Corps have all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Foresight Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Foresight and the Merger Corps, and the consummation by Foresight and the Merger Corps of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Foresight or the Merger Corps are necessary to authorize this Agreement or to consummate the Transactions (other than the Foresight Stockholder Approval and the approval of Foresight (as the sole stockholder of each Merger Corp and the sole member of Surviving Sub-A and Surviving Sub-B), and the filing and recordation of appropriate merger documents as required by the Delaware Acts). This Agreement has been duly and validly executed and delivered by Foresight and the Merger Corps and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Foresight and the Merger Corps, enforceable against Foresight and the Merger Corps in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Foresight and the Merger Corps do not, and the performance of this Agreement by Foresight and the Merger Corps will not: (i) conflict with or violate the Organizational Documents of Foresight or any Merger Corp; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to Foresight or the Merger Corps or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Foresight or any Merger Corp pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Foresight or any Merger Corp, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Foresight Material Adverse Effect.

(b) The execution and delivery of this Agreement by Foresight and the Merger Corps do not, and the performance of this Agreement by Foresight and the Merger Corps will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Foresight’s or any Merger Corp’s ability to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to Foresight and the Merger Corps to enter into this Agreement, each Blocker hereby represents and warrants (severally and not jointly and solely with respect to itself) to Foresight and the Merger Corps as follows:

SECTION 4.01 Organization. Such Blocker is a limited liability company, duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Other than the Company Membership Units set forth on Schedule 4.01, such Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 4.02 Authority Relative to This Agreement. Such Blocker has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by such Blocker, and the consummation by such Blocker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the membership interests of such Blocker, and the filing and recordation of appropriate merger documents as required by the Delaware Acts). This Agreement has been duly and validly executed and delivered by such Blocker and, assuming due authorization, execution and delivery by Foresight and the Merger Corps, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, subject to the Remedies Exceptions.

SECTION 4.03 Capitalization. All issued and outstanding membership interests of such Blocker have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and (i) in the case of Blocker-A, are held by Blocker Owner-A, and (ii) in the case of Blocker-B, are held by Blocker Owner-B, in each case, free and clear of all liens, other than transfer restrictions under applicable securities laws and such Blocker’s Organizational Documents.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not: (i) conflict with or violate the Organizational Documents of such Blocker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to such Blocker or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Blocker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on such Blocker.

(b) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay such Blocker’s ability to consummate the transactions contemplated hereby.

SECTION 4.05 Compliance. Such Blocker is not in conflict with, or in default, breach or violation of, (a) any Law applicable to such Blocker or by which any property or asset of such Blocker is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Blocker is a party or by which such Blocker or any property or asset of such Blocker is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a material adverse effect on such Blocker. Such Blocker is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Blocker to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 4.06 Absence of Litigation. There is no Action pending or threatened in writing against such Blocker, or any property or asset of such Blocker, before any Governmental Authority, except as would not, individually or in the aggregate, be materially adverse to such Blocker. Neither such Blocker nor any material property or asset of such Blocker is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.07 No Other Activities. (i) Such Blocker was formed solely for the purpose of indirectly holding its portion of the Company Membership Units held by Splitter as of the date hereof, (ii) such Blocker has not conducted any business or engaged in any activities other than those directly related to indirectly holding its portion of the Company Membership Units held by Splitter as of the date hereof, (iii) as of immediately prior to the applicable Blocker Effective Time, such Blocker has no assets other than the Company Membership Units held by it, (iv) other than immaterial ordinary course administrative expenses and obligations, such Blocker has no liabilities or obligations whatsoever (including in connection with or as a result of the liquidation of Splitter pursuant to the Blocker Reorganization), and (v) such Blocker is not a party to any Contract other than the Company’s Organizational Documents and this Agreement.

SECTION 4.08 Employees. Such Blocker does not have and has never had any employees.

SECTION 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.

SECTION 4.10 Taxes.

(a) Such Blocker is currently, and has been at all times since January 1, 2017, been treated as a corporation for U.S. federal and state income tax purposes.

(b) Such Blocker: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by such Blocker as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that such Blocker is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to such Blocker on or before the applicable Blocker Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to such Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of such Blocker for any material Taxes of such Blocker that have not been paid, whether or not shown as being due on any Tax Return.

(c) Such Blocker is not a party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) nor has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale, open transaction or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(e) Such Blocker has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Such Blocker has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(g) Such Blocker does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(h) Such Blocker does not have any request for a material ruling in respect of Taxes pending between such Blocker, on the one hand, and any Tax authority, on the other hand.

(i) Such Blocker has prior to the date hereof made available to Foresight true, correct and complete copies of the U.S. federal income Tax Returns filed by such Blocker for each year in which the statute of limitations remains open.

(j) Such Blocker has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Such Blocker has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting any deficiency or claim for any Taxes with respect to such Blocker or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of such Blocker except liens for current Taxes not yet due.

(n) Such Blocker has never (i) held any assets other than Company Membership Units or cash distributed to such Blocker with respect to such Company Membership Units, or (ii) had any operations or otherwise engaged in any business other than holding such Company Membership Units.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPLITTER AND BLOCKER OWNERS

As an inducement to Foresight and the Merger Corps to enter into this Agreement, Splitter and each Blocker Owner hereby represents and warrants (severally and not jointly and solely with respect to itself ) to Foresight and the Merger Corps as follows (provided, that only the Blocker Owners are making the representations and warranties set forth in Section 5.04):

SECTION 5.01 Organization. Splitter or such Blocker Owner (as applicable) is a limited liability company or a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or limited partnership organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 5.02 Authority Relative to This Agreement. Splitter or such Blocker Owner (as applicable) has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable), and the consummation by it of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Splitter or such Blocker Owner (as applicable) are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Splitter or such Blocker Owner (as applicable) and, assuming due authorization, execution and delivery by Foresight and the Merger Corps, constitutes a legal, valid and binding obligation of Splitter or such Blocker Owner (as applicable), enforceable against Splitter or such Blocker Owner (as applicable) in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable) does not, and the performance of this Agreement by Splitter or such Blocker Owner (as applicable) will not, (i) conflict with or violate the Organizational Documents of Splitter or such Blocker Owner (as applicable); (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Splitter or such Blocker Owner (as applicable) or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Splitter or such Blocker Owner (as applicable) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Splitter or such Blocker Owner (as applicable).

(b) The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable) does not, and the performance of this Agreement by Splitter or such Blocker Owner (as applicable) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Splitter’s or such Blocker Owner’s (as applicable) ability to consummate the transactions contemplated hereby.

SECTION 5.04 Investment Intent.

(a) Such Blocker Owner understands and acknowledges that its acquisition of the Foresight Common Stock pursuant to the applicable Blocker Merger involves substantial risk. Such Blocker Owner can bear the economic risk of its investment (which such Blocker Owner acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Blocker Owner is capable of evaluating the merits and risks of its investment in such Foresight Common Stock.

(b) Such Blocker Owner is acquiring such Foresight Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Foresight Common Stock, in each case, in violation of any securities Laws or any other applicable Law.

(c) Such Blocker Owner is an “accredited investor” as that term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Such Blocker Owner understands and acknowledges that the issuance, sale or resale of such Foresight Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Blocker Owner acknowledges that such Foresight Common Stock may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Blocker Owner acknowledges that there is no public market for such Foresight Common Stock and that there can be no assurance that a public market will develop.

SECTION 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Splitter or such Blocker Owner (as applicable).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01 Conduct of Business by Splitter and the Blockers Pending the Blocker Mergers. During the period beginning on the date of this Agreement and ending upon the earlier to occur of the P3 Effective Time and the termination of this Agreement (the “Post-Signing Period”), Splitter and each Blocker shall not, directly or indirectly, do any of the following without the prior written consent of Foresight:

(a) (i) acquire, or dispose of, any property or assets or (ii) mortgage or encumber any property or assets;

(b) enter into any Contract;

(c) make any amendment to its Organizational Documents;

(d) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of Splitter or such Blocker or split, combine or subdivide the equity interests of Splitter or such Blocker;

(e) undertake any operations or actions, or incur any liabilities or indebtedness;

(f) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(g) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability;

(h) liquidate, dissolve, reorganize; or

(i) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.02 Claims Against Trust Fund.

(a) Each Blocker Party understands that Foresight may disburse or cause to be disbursed monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Foresight, (ii) to Foresight (less Foresight’s deferred underwriting compensation only) after Foresight consummates a business combination (as described in the final prospectus of Foresight, dated as of February 9, 2021) or (iii) as consideration to the sellers of a target business with which Foresight completes a business combination.

(b) Each Blocker Party agrees that, notwithstanding any other provision contained in this Agreement, such Blocker Party does not now have, and shall not at any time prior to the P3 Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any Blocker Party on the one hand, and Foresight on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.02(b) as the “Trust Claims”). Notwithstanding any other provision contained in this Agreement, each Blocker Party hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that any Blocker Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Foresight, which proceeding seeks, in whole or in part, relief against the Trust Fund in violation of the foregoing, Foresight shall be entitled to recover from such Blocker Party the associated legal fees and costs in connection with any such action, in the event Foresight prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement and Warrant Offering Documents.

(a) Each Blocker Party shall furnish all information concerning such Blocker Party as Foresight may reasonably request in connection with the preparation of the Warrant Offering Documents and the Proxy Statement. Each Blocker Party represents that the information supplied by such Blocker Party for inclusion in the Warrant Offering Documents and the Proxy Statement shall not, at (i) the time the Warrant Exchange Offer/Solicitation is commenced (or any amendment to the Warrant Offering Documents is filed with the SEC) or the Proxy Statement is first mailed to the stockholders of Foresight (or any supplement to the Proxy Statement is filed with the SEC), (ii) the time of the Foresight Stockholders’ Meeting and the expiration of the Warrant Exchange Offer/Solicitation, and (iii) the P3 Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein by such Blocker Party with respect to any information supplied or to be supplied by Foresight for inclusion in the Warrant Offering Documents or the Proxy Statement, and no representation is made herein by Foresight with respect to any information supplied or to be supplied by any Blocker Party for inclusion in the Warrant Offering Documents or the Proxy Statement. If, at any time prior to the P3 Effective Time, any event or circumstance relating to any Blocker Party, or their respective officers, managers or directors, should be discovered by any Blocker Party which should be set forth in an amendment or a supplement to the Warrant Offering Documents or the Proxy Statement, such Blocker Party shall promptly inform Foresight.

SECTION 7.02 Foresight Stockholders’ Meetings; Other Equityholder Approvals.

(a) The parties hereto acknowledge and agree that Foresight has no obligations under this Agreement to call the Foresight Stockholders’ Meeting, to obtain the Foresight Stockholder Approval or to commence the Warrant Exchange Offer/Solicitation, and that any such obligations are solely under the P3 Merger Agreement.

(b) As promptly as practicable following the execution of this Agreement, Foresight shall, as the sole stockholder of each Merger Corp, approve and adopt this Agreement and the applicable Blocker Merger.

(c) As promptly as practicable following the execution of this Agreement, each Blocker Owner shall, as the sole member of the applicable Blocker, approve and adopt this Agreement and the applicable Blocker Merger.

SECTION 7.03 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which a Blocker Party is a party or pursuant to applicable Law, during the Post-Signing Period, such Blocker Party shall: (i) provide to Foresight (and Foresight’s Agents) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Blocker Party and to the books and records thereof; and (ii) furnish promptly to Foresight such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Blocker Party as Foresight or its Agents may reasonably request.

(b) All information obtained by Foresight pursuant to this Section 7.03 shall be kept confidential in accordance with that certain Agreement of Use and Non-Disclosure of Confidential Information, dated February 15, 2021, between the Company and Foresight.

(c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything in this agreement to the contrary, each party (and its Agents) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 7.04 Solicitation. During the Post-Signing Period, the Blocker Parties shall not, and shall direct their Agents not to, without the consent of Foresight, (i) initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of any ownership interests or material assets of, recapitalization or similar business combination transaction involving any Person that is not Foresight (“Acquisition Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition

Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Agents to (x) immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Agents) in connection with an Acquisition Proposal and (y) promptly request each Person (other than the parties hereto and their respective Agents) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Foresight (and in any event within twenty-four hours) of the receipt of any written Acquisition Proposal after the date hereof, which notice shall identify the third party making any Acquisition Proposal and shall include copies of any such Acquisition Proposal.

SECTION 7.05 Notification of Certain Matters. Each Blocker Party shall give prompt notice to Foresight, and Foresight shall give prompt notice to the Blocker Owners, of the occurrence, or non-occurrence, of any event (that any Blocker Party or Foresight, as applicable, are aware of) the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.06 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, as promptly as practicable execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Blocker Mergers, the Consolidation Mergers and the other Transactions and (ii) use its commercially reasonable efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and to do, or cause to be done, as promptly as practicable all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Blocker Mergers and the Consolidation Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including using its commercially reasonable efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the Blocker Mergers and the Consolidation Mergers. In case, at any time after the Blocker Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

(b) Notwithstanding anything to the contrary contained in this Agreement, Foresight shall not have any obligation under this Agreement to take, or cause to be taken, any action, or to do, or cause to be done, any thing, to satisfy any of the conditions set forth in Article VII of the P3 Merger Agreement.

SECTION 7.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Foresight and the Blocker Owners. Thereafter, during the Post-Signing Period, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, no party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement without the prior written consent of the Blocker Owners and Foresight; provided, that Foresight may issue any press release or otherwise make any public statement which is permitted pursuant to the P3 Merger Agreement.

SECTION 7.08 Blocker Indemnity and Tax Returns.

(a) From and after the Blocker Effective Time, each Blocker Owner shall defend, indemnify and hold harmless Foresight and its Affiliates (including the Surviving Company, but excluding any Consideration Recipients) and their respective Agents, successors and permitted assigns (the “Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by an Indemnified Party directly or indirectly resulting from, arising out of, in connection with, based upon or relating to any Taxes recognized or attributable to the applicable Blocker (i) with respect to an periods ending on or before the Closing Date and/or (ii) arising from or attributable to any of the Transactions (including the Blocker Reorganization and any failure to implement the Blocker Reorganization in accordance with this Agreement). For the avoidance of doubt, (x) Blocker-A is applicable to Blocker Owner-A, and (y) Blocker-B is applicable to Blocker Owner-B.

(b) Foresight shall timely file, or cause to be timely filed, all Tax Returns of each Blocker that are due to be filed after the Closing Date, subject to the next sentence of this Section 7.08(b). Each Blocker Owner shall prepare, or cause to be prepared, each Tax Return for the applicable Blocker for any taxable period ending on or before, or including, the Closing Date (such Tax Returns, “Blocker Pre-Closing Tax Returns”), and Foresight shall timely file such Blocker Pre-Closing Tax Returns in the final form thereof as determined in accordance with this Section 7.08(b). Foresight shall as promptly as practicable provide any information reasonably requested by the applicable Blocker Owner that is relevant to the preparation of the applicable Blocker Pre-Closing Tax Returns. Each Blocker Owner shall provide a draft of each applicable Blocker Pre-Closing Tax Return to Foresight for its review and comment not later than thirty (30) days prior to the due date for filing, and shall consider in good faith any comments that are provided by Foresight not less than ten (10) days prior to such due date; provided, however, that in the event of a dispute between such Blocker Owner and Foresight as to the preparation of any Blocker Pre-Closing Tax Return, such dispute shall be promptly submitted for arbitration to a mutually acceptable “big 4” accounting firm, or if no such firm accepts the engagement, an accounting firm mutually acceptable to such Blocker Owner and Foresight (the “Arbitrator’s Determination”). If the Arbitrator’s Determination is not made prior to the due date for filing a Blocker Pre-Closing Tax Return, such Blocker Pre-Closing Tax Return will be filed reflecting the applicable Blocker Owner’s position and shall be subsequently amended as needed to reflect the Arbitrator’s Determination. Each Blocker Owner shall be responsible for paying any Taxes shown as due on any applicable Blocker Pre-Closing Tax Return, which payment shall be made to Foresight not more than two (2) Business Days prior to the due date for payment, or, in the event of an Arbitrator’s Determination, promptly upon such determination. Notwithstanding any other provision herein, this Section 7.08(b) shall survive the Closing until the later of (i) the filing of the Blocker Pre-Closing Tax Returns and the payment of all Taxes reflected on such Blocker Pre-Closing Tax Returns consistent with this Section 7.08(b), and (ii) one (1) year from the Closing Date; provided, however, that (x) such one (1) year period shall be tolled for any period during the pendency of an inquiry or audit from a taxing authority with respect to Taxes covered by this Section 7.08(b) that are the subject of such inquiry or audit, and (y) any claim made under this Section 7.08(b) on or prior to the expiration of the foregoing survival period will survive until such claim is finally and conclusively resolved.

ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions and the other transactions contemplated hereby are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making any Blocker Merger, any Consolidation Merger or any other Transaction illegal or otherwise prohibiting consummation of any Blocker Merger, any Consolidation Merger or any of the other Transactions.

(b) Governmental Consents. All Approvals legally required to be obtained to consummate the Blocker Mergers and the Consolidation Mergers and the other Transactions shall have been obtained from and made with all Governmental Authorities, and no such Approvals shall have been withdrawn or suspended.

(c) P3 Merger. The P3 Effective Time shall have occurred.

SECTION 8.02 Conditions to the Obligations of Foresight and the Merger Corps. The obligations of Foresight and the Merger Corps to consummate the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Blockers. The (i) representations and warranties of each Blocker contained in Section 4.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made at and as of the Closing and (ii) the representations and warranties of each Blocker contained in Section 4.01 (Organization), Section 4.02 (Authority Relative to This Agreement) and Section 4.09 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of each Blocker contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on such Blocker.

(b) Representations and Warranties of Splitter and the Blocker Owners. The representations and warranties of (i) Splitter and each Blocker Owner contained in Section 5.01 (Organization), Section 5.02 (Authority Relative to This Agreement) and Section 5.05 (Brokers) and (ii) each Blocker Owner contained in Section 5.04 (Blocker Owners), in each case, shall be true and correct in all respects as of the Closing as though made on the Closing). All other representations and warranties of Splitter and each Blocker Owner contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on Splitter or such Blocker Owner or their respective ability to perform their obligations hereunder.

(c) Agreements and Covenants. Each Blocker Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Blocker Party on or prior to the Blocker Effective Times.

(d) Closing Certificates. Each Blocker shall have delivered to Foresight a certificate, dated the Closing Date, signed by the Manager of such Blocker, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b) and 8.02(c), in each case, with respect to Splitter, such Blocker and the applicable Blocker Owner.

(e) Manager’s Certificate Each Blocker shall have delivered to Foresight a certificate, dated the Closing Date, signed by the Manager of such Blocker certifying as to the resolutions of the Manager of such Blocker and the applicable Blocker Owner authorizing and approving this Agreement, the applicable Blocker Merger and the other Transactions.

(f) Registration Rights and Lock-Up Agreement. Each Blocker Owner shall have delivered to Foresight counterpart signatures of the Registration Rights and Lock-Up Agreement, executed by such Blocker Owner.

(g) Blocker Reorganization. The Blocker Reorganization shall have been completed in accordance with Section 1.01(a) and Annex A, and Foresight shall have received evidence reasonably satisfactory to Foresight of such completion.

(h) FIRPTA Tax Certificates. On or prior to the Closing, each Blocker shall have delivered to Foresight a properly executed certification that the shares of capital stock of each respective Blocker are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Foresight with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

SECTION 8.03 Conditions to the Obligations of the Blocker Parties. The obligations of the Blocker Parties to consummate the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The (i) representations and warranties of Foresight contained in Section 3.02 (Issuance) shall be true and correct in all respects as of the Closing as though made at and as of the Closing Date except for de minimis errors therein or any issuance of equity interests in Foresight permitted herein (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the representations and warranties of Foresight contained in Section 3.01 (Organization) and Section 3.03 (Authority Relative to this Agreement) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Foresight contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Foresight Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Foresight Material Adverse Effect.

(b) Agreements and Covenants. Foresight and the Merger Corps shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the P3 Effective Time.

(c) Officer Certificate. Foresight shall have delivered to the Company a certificate, dated the Closing Date, signed by the president of Foresight, certifying as to the satisfaction of the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(c).

(d) Secretary’s Certificate. Foresight shall have delivered to the Company, dated the Closing Date, signed by the Secretary of Foresight certifying as to the resolutions of Foresight’s and the Merger Corps’ respective board of directors (or equivalent governing body) unanimously authorizing and approving this Agreement, the Blocker Mergers and the other Transactions.

(e) Registration Rights and Lock-Up Agreement. Foresight shall have delivered to the Blocker Owners a counterpart signature of the Registration Rights and Lock-Up Agreement, executed by Foresight.

SECTION 8.04 Waiver of Conditions. Notwithstanding anything to the contrary contained in this Agreement: (a) any Blocker Owner shall have the right to waive any condition in this Article VIII on behalf of all of the Blocker Parties; and (b) Foresight shall have the right to waive any condition in this Article VIII on behalf of itself and the Merger Corps.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Blocker Mergers and the other Transactions may be abandoned at any time prior to the P3 Effective Time as follows:

(a) by mutual written consent of Foresight and the Blocker Owners (acting jointly); or

(b) by either Foresight or the Blocker Owners (acting jointly) if the P3 Effective Time shall not have occurred on or before February 25, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by (i) Foresight if Foresight or any Merger Corp is, or (ii) the Blocker Owners (acting jointly) if any Blocker Party is, in each case, in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breaches and/or violations are the primary cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date; or

(c) by either Foresight or the Blocker Owners (acting jointly) if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of any of the Transactions, including any Blocker Merger or any Consolidation Merger, illegal or otherwise preventing or prohibiting consummation of any of the Transactions, including any Blocker Merger or any Consolidation Merger; or

(d) by either Foresight or the Blocker Owners (acting jointly) if the P3 Merger Agreement is terminated; or

(e) by Foresight upon a breach of any representation, warranty, covenant or agreement on the part of any Blocker Party set forth in this Agreement, or if any representation or warranty of any Blocker Party shall have become untrue, in either case such that the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) would not be satisfied (a “Terminating Blocker Breach”); provided, that (i) Foresight has not waived such Terminating Blocker Breach in writing and (ii) Foresight or any Merger Corp is not then in material breach of any representation, warranty, covenant or agreement on the part of Foresight or the Merger Corps set forth in this Agreement; provided, however, that, if such Terminating Blocker Breach is curable by the Blocker Parties, Foresight may not terminate this Agreement under this Section 9.01(e) for so long as the Blocker Parties continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Foresight to the Blocker Owners; or

(f) by the Blocker Owners (acting jointly) upon a breach of any representation, warranty, covenant or agreement on the part of Foresight and the Merger Corps set forth in this Agreement, or if any representation or warranty of Foresight and the Merger Corps shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (a “Terminating Foresight Breach”); provided, that (i) no Blocker Owner has waived such Terminating Foresight Breach in writing and (ii) no Blocker Party is then in material breach of any representation, warranty, covenant or agreement on the part of such Blocker Party set forth in this Agreement; provided, however, that, if such Terminating Foresight Breach is curable by Foresight or any Merger Corp, the Blocker Owners (acting jointly) may not terminate this Agreement under this Section 9.01(f) for so long as Foresight or such Merger Corp continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Blocker Owners to Foresight.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.

SECTION 9.03 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the first Blocker Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to first Blocker Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Subject to Section 8.04, any such extension or waiver shall be valid with the party or parties agreeing thereto if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the P3 Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties hereto, except (a) with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 10.06, and (b) to the extent provided by Section  7.08.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Foresight or any Merger Corp:

Foresight Acquisition Corp.

233 N. Michigan Avenue, Suite 1410

Chicago, IL 60601

Attention: Michael Balkin

Email:       mbalkin@foresightacq.com

with a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

Attention: Todd A. Mazur

Email:       MazurT@gtlaw.com

if to Splitter, any Blocker or any Blocker Owner:

c/o Chicago Pacific Founders GP, L.P.

980 N. Michigan Ave., Suite 1998

Chicago, Illinois 60611

Attention: Mary Tolan

Email:       mtolan@cpfounders.com

with a copy to:

Locke Lord LLP

111 South Wacker

Chicago, Illinois 60606

Attention: Michael R. Wilson

Email:       michael.wilson@lockelord.com

SECTION 10.03 Certain Definitions; Other Definitional and Interpretive Matters.

(a) For purposes of this Agreement, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the P3 Merger Agreement.

(b) For purposes of this Agreement:

“Acquisition Proposal” shall have the meaning set forth in Section 7.04.

“Action” means any action, Order, Claim, litigation, suit, proceeding, motion, complaint, demand, charge, inquiry, investigation, arbitration or mediation (whether administrative, civil or criminal) before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agents” of a specified Person means the officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.

“Arbitrator’s Determination” shall have the meaning set forth in Section 7.08(b).

“A&R Foresight COI” shall have the meaning set forth in the P3 Merger Agreement.

“Blocker” and “Blockers” shall have the meaning set forth in the Preamble.

“Blocker-A” shall have the meaning set forth in the Preamble.

“Blocker-B” shall have the meaning set forth in the Preamble.

“Blocker Certificate of Merger” shall have the meaning set forth in Section 1.03(a).

“Blocker Closing Equity Consideration” shall have the meaning set forth in Section 2.01(a).

“Blocker Effective Time” shall have the meaning set forth in Section 1.03(a).

“Blocker Mergers” shall have the meaning set forth in Section 1.01(b).

“Blocker Merger-A” shall have the meaning set forth in Section 1.01(b).

“Blocker Merger-B” shall have the meaning set forth in Section 1.01(b).

“Blocker Owner” and “Blocker Owners” shall have the meaning set forth in the Preamble.

“Blocker Owner-A” shall have the meaning set forth in the Preamble.

“Blocker Owner-B” shall have the meaning set forth in the Preamble.

“Blocker Parties” shall have the meaning set forth in Section 1.01(a).

“Blocker Pre-Closing Tax Return” shall have the meaning set forth in Section 7.08(b).

“Blocker Reorganization” shall have the meaning set forth in Section 1.01(a).

“Blue Sky Laws” shall have the meaning set forth in Section 3.04(b).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Chosen Courts” shall have the meaning set forth in Section 10.08.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Closing Cash Consideration” shall have the meaning set forth in the P3 Merger Agreement.

“Company Closing Equity Consideration” shall have the meaning set forth in the P3 Merger Agreement.

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 16, 2020, as amended or otherwise modified.

“Company Membership Units” means, collectively, Class A-SV Units, Class A-V Units, Class B Units (subdivided into Class B-1 Units, Class B-2 Units and Class B-3 Units), Class C Units and Class D Units (in each case, as defined in the Company LLC Agreement).

“Consideration Election” shall have the meaning set forth in the P3 Merger Agreement.

“Consideration Recipients” shall have the meaning set forth in Section 10.11(a).

“Consolidation Certificate of Merger” shall have the meaning set forth in Section 1.03(b).

“Consolidation Effective Time” shall have the meaning set forth in Section 1.03(b).

“Consolidation Mergers” shall have the meaning set forth in Section 1.01(c).

“Contract” means any legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Delaware Acts” means, collectively, the DGCL and the DLLCA.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Expenses” of a party means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to such party and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the closing of the Blocker Mergers and the Consolidation Mergers and the other Transactions.

“Foresight” shall have the meaning set forth in the Preamble; provided, that references to Foresight with respect to time periods after the Consolidation Mergers shall refer to Foresight as the surviving corporation of the Consolidation Mergers.

“Foresight Common Stock” means Foresight’s Class A common stock, par value $0.0001 per share.

“Foresight Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Foresight and its Subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of Foresight to consummate the Transactions or (iii) would or is reasonably likely to prevent Foresight from performing its obligations under this Agreement; provided, however, that any event, circumstance, change or effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Foresight Material Adverse Effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which Foresight operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of this Agreement or the public announcement of the Transactions or any litigation arising therefrom; (e) any change in applicable Laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by Foresight to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Foresight Material Adverse Effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on Foresight and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Foresight and its Subsidiaries operate.

“Foresight SEC Reports” means any and all forms, reports and documents, including any exhibits thereto, filed by Foresight with the Securities and Exchange Commission since February 8, 2021, together with any amendments, restatements or supplements thereto.

“Foresight Stockholder Approval” shall have the meaning set forth in the P3 Merger Agreement.

“Foresight Stockholders’ Meeting” shall have the meaning set forth in the P3 Merger Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, federal, state, municipal, tribal, county or local government, court, tribunal, arbitrator or other judicial body, governmental, regulatory or administrative agency, commission or other governmental official, authority or instrumentality.

“Holdback Amount” shall have the meaning set forth in the P3 Merger Agreement.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.08(a).

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal or other law, statute, ordinance, constitution, code, common law, rule, regulation, ruling, restriction, executive order, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Losses” means any damages, fines, losses, charges, liabilities, claims, demands, Actions, judgments, Orders, assessments, injuries, Taxes, settlements, awards, interest, penalties, fees, costs, expenses (including reasonable attorneys’ or other professional fees and disbursements, court costs and other costs of enforcing rights hereunder), or any other adverse effect whatsoever (including any diminution in value), whether or not involving the claim of another Person, but excluding any exemplary or punitive damages (except to the extent such exemplary or punitive damages are awarded to a third party).

“Merger Corp” and “Merger Corps” shall have the meaning set forth in the Preamble.

“Merger Corp-A” shall have the meaning set forth in the Preamble.

“Merger Corp-B” shall have the meaning set forth in the Preamble.

“Order” means any order, consent, writ, judgment, decision, injunction, decree, subpoena, ruling, verdict, determination or award of any Governmental Authority, or entered into by or with any Governmental Authority.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Payment Spreadsheet” shall have the meaning set forth in the P3 Merger Agreement.

“Person” means any individual, company, corporation, partnership, limited partnership, limited liability company, proprietorship, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, business organization, entity or Governmental Authority.

“Post-Signing Period” shall have the meaning set forth in Section 6.01.

“Proxy Proposals” shall have the meaning set forth in the P3 Merger Agreement.

“Proxy Statement” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Effective Time” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Merger” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Foresight, FAC Merger Sub LLC, a Delaware limited liability company, and the Company.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the certificate of incorporation of Foresight, as amended and restated on February 9, 2021.

“Registration Rights and Lock-Up Agreement” shall have the meaning set forth in the P3 Merger Agreement.

“Released Claims” shall have the meaning set forth in Section 10.11.

“Releasees” shall have the meaning set forth in Section 10.11.

“Releasors” shall have the meaning set forth in Section 10.11.

“Remedies Exceptions” shall have the meaning set forth in Section 3.03.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Splitter” shall have the meaning set forth in the Preamble.

“Subsidiary” or “Subsidiaries” of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Surviving Company” shall have the meaning set forth in the P3 Merger Agreement.

“Surviving Company Common Units” means units of the Surviving Company designated as Common Units under the Surviving Company LLC Agreement to be issued at the P3 Effective Time pursuant to the P3 Merger Agreement.

“Surviving Sub-A” shall have the meaning set forth in Section 1.01(b).

“Surviving Sub-B” shall have the meaning set forth in Section 1.01(b).

“Tax” (including, with correlative meaning, the term “Taxes”), includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, net worth, escheat, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Terminating Blocker Breach” shall have the meaning set forth in Section 9.01(e).

“Terminating Foresight Breach” shall have the meaning set forth in Section 9.01(f).

“Transaction Documents” means this Agreement, including all Schedules and Annexes hereto, the Registration Rights and Lock-up Agreement, and all other agreements, certificates and instruments executed and delivered by any of the parties hereto in connection with the Transaction.

“Transactions” mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Claims” shall have the meaning set forth in Section 6.02(b).

“Trust Fund” means the trust fund established by Foresight for the benefit of its public stockholders.

(c) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(iii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(v) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.

(vii) Date Hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(viii) Including. The word “including” shall mean “including without limitation”.

(ix) Or. The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.

(x) Made Available. Any reference in this Agreement to documents or information having been made available or provided to Foresight (or phrases having similar import) means that such documents were posted to the electronic datasite with the project name “Pion3er” maintained by Datasite in connection with the transactions contemplated by this Agreement on or before 3:00 p.m. (New York City time) on the Business Day prior to the date of this Agreement.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement (or any rights or obligations hereunder) shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior written consent of the other parties hereto. Each party hereto understands, acknowledges and agrees that (a) the representations, warranties, covenants, agreements and undertakings of the other parties to this Agreement are the sole and exclusive representations, warranties, covenants, agreements and undertakings of the other parties hereto relating to or made in connection with the transactions contemplated by this Agreement, (b) no other party hereto makes, and no other party hereto has made, any promises, representations, warranties, covenants, agreements or undertakings, express or implied, in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and neither such party nor any Agent of such party has relied on or entered into this Agreement in reliance on, and such party, on its own behalf and on behalf of all of such party’s Agents, hereby expressly disclaims, any promise, representation, warranty, covenant, agreement or undertaking not expressly set forth in this Agreement, and (c) no Person has been authorized by any other party hereto to make any promise, representation, warranty, covenant, agreement or undertaking relating to such other party hereto or otherwise in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and, if made, none of such promises, representations, warranties, covenants, agreements or undertakings were relied upon by such party hereto or any Agent of such party hereto and all of them are hereby expressly disclaimed.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Chosen Courts without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b)  any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware (such courts, giving effect to the foregoing priority, the “Chosen Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that (i) such party is not subject personally to the jurisdiction of the Chosen Courts, (ii) such party’s property is exempt or immune from attachment or execution, (iii) the Action is brought in an inconvenient forum, (iv) the venue of the Action is improper, or (v) this Agreement or the Transactions may not be enforced in or by any of the Chosen Courts.

SECTION 10.09 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each party hereto (a) certifies that no Agent of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11 Release. Effective immediately and automatically upon the Closing, except with respect to a claim arising out of this Agreement, each Blocker Owner, on behalf of itself, its Affiliates (including the general partner of such Blocker Owner), and each of their respective Agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably, unconditionally, completely and fully releases, waives, remises and forever discharges the Blockers, Foresight, each of their respective Affiliates and each of their respective Agents, successors and assigns (collectively, the “Releasees”) of and from any and all obligations,

Losses and Claims (in each case, of any kind or nature whatsoever) alleged or that could have been alleged in any jurisdiction, in any way arising out of, connected with, based upon or relating to the Blocker Reorganization, Splitter and/or any Blocker (including any claim or right any Releasor might have under the Organizational Documents of any Blocker), whether in law, statute or in equity, whether previously asserted or otherwise, and whether known or unknown, present or contingent, which any Releasor may now or hereafter have, own or claim to have against any of the Releasees by reason of any act, conduct, fact or circumstance occurring on any date from the beginning of time through the Closing Date (collectively, the “Released Claims”); provided that the Released Claims shall not include any claims a Blocker Owner may have with respect to this Agreement. Each Blocker Owner (i) shall cause each of the other Releasors to be bound by and comply with the foregoing release, and (ii) shall not, and shall cause the other Releasors not to, sue, assert any Claim in any manner, or otherwise participate in any action against, any of the Releasees based upon any of the Released Claims. For the avoidance of doubt, the release set forth in this Section 10.11 is an integral part of the transactions contemplated by this Agreement and without such release, none of Foresight and the Merger Corps would have entered into this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORESIGHT ACQUISITION CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: Chief Executive Officer

FAC-A MERGER SUB CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: President

FAC-B MERGER SUB CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: President

[Signature Page to Transaction and Combination Agreement]

CPF P3 BLOCKER-A, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CPF P3 BLOCKER-B, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CPF P3 SPLITTER, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

[Signature Page to Transaction and Combination Agreement]

CHICAGO PACIFIC FOUNDERS FUND-A, L.P.

By: Chicago Pacific Founders GP, L.P., its General Partner
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CHICAGO PACIFIC FOUNDERS FUND-B, L.P.

By: Chicago Pacific Founders GP, L.P., its General Partner
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

[Signature Page to Transaction and Combination Agreement]

Annex A

Blocker Reorganization

1.	Splitter’s sole assets as of the date hereof consistent of 4,352,000 Class A Units of the Company.

2.

Shortly prior to the Closing, Splitter shall distribute, pursuant to Section 9.6 of the Operating Agreement of Splitter dated as of June 22, 2020 (the “Splitter Operating Agreement”), all of the Company Membership Units owned by Splitter (the “P3 Units”), as follows:

a.	Blocker-A’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units to Blocker-A in respect of its Class A Units of Splitter;

b.	Blocker-B’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units to Blocker-B in respect of its Class A Units of Splitter; and

c.

Chicago Pacific Founders GP, L.P.’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units of the Company to Chicago Pacific Founders GP, L.P. in respect of its Class B Units of Splitter.

3.	The distribution contemplated by item 2 above shall be a liquidating distribution of Splitter, and immediately following completion of such distributions, Splitter shall be wound up and dissolved.

ANNEX C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORESIGHT ACQUISITION CORP.

CERTIFICATE OF INCORPORATION

OF

[P3 PUBCO], INC.

ARTICLE X

The name of the corporation is [P3 PubCo], Inc. (the “Corporation”).

ARTICLE XI

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE XII

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of [P3 NewCo], LLC, a Delaware limited liability company, or any successor entities thereto (“P3 Newco LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

ARTICLE XIII

SECTION 13.01 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion, ten million (1,010,000,000), consisting of three classes as follows:

(a) eight hundred million (800,000,000) shares of Class A common stock, with a par value of $[0.0001] per share (the “Class A Common Stock”);

(b) two hundred million ([●],000,000) shares of Class V common stock, with a par value of $[0.0001] per share (the “Class V Common Stock”); and

(c) ten million (10,000,000) shares of preferred stock, with a par value of $[0.0001] per share (the “Preferred Stock”).

SECTION 13.02 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

SECTION 13.03 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class V Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

SECTION 13.04 Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class V Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class V Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class V Common Stock, whether voting separately as a class or otherwise.

(iii) Except as otherwise required in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class V Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class V Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class V Common Stock and the holders of shares of Class V Common Stock shall have no right to receive dividends in respect of such shares of Class V Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class V Common Stock in proportion to the number of shares held by each such stockholder; provided, that each holder of shares of Class V Common Stock shall be entitled to receive $0.0001 per share of Class V Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class V Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of the Corporation. A Change of Control (other than approval of a plan of complete liquidation or dissolution of the Corporation) shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d) Class V Common Stock.

(i) From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class V Common Stock may be issued only to, and registered only in the name of, the Prior P3 Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with Section 4.5 (the Prior P3 Owners together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class V Owners”) and the aggregate number of shares of Class V Common Stock at any time registered in the name of each such Permitted Class V Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class V Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Prior P3 Owner” means each of the members (other than the Corporation) of [P3 NewCo] LLC, as set forth on Schedule 1 of the LLC Agreement (as defined below) as of the Effective Time, (B) “Common Unit” means a membership interest in [P3 NewCo LLC], authorized and issued under the Amended and Restated Limited Liability Company Agreement of [P3 NewCo] LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (C) “Permitted Transferee” has the meaning given to it in the LLC Agreement.

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class V Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class V Owner shall be equal to the aggregate number of Common Units held of record at such time by such Permitted Class V Owner in accordance with the terms of the LLC Agreement.

(iii) In the event that there is a Change of Control (as defined below) of the Corporation, which Change of Control was approved by the Board of Directors prior to or simultaneously with such Change of Control, then the holders of shares of Class V Common Stock shall not be entitled to receive more than $[0.0001] per share of Class V Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

SECTION 13.05 Transfer of Class V Common Stock.

(a) A holder of Class V Common Stock may surrender shares of Class V Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class V Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.5(a), a holder of Class V Common Stock may transfer or assign shares of Class V Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder or to a non-Permitted Transferee with the approval in advance and in writing by the Corporation, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee or such non-Permitted Transferee, as applicable, in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(b) are collectively referred to as the “Restrictions.”

(c) Any purported transfer of shares of Class V Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class V Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class V Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.

(d) Upon a determination by the Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class V Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class V Common Stock.

SECTION 13.06 Certificates. All certificates or book entries representing shares of Class V Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

SECTION 13.07 Fractions. Class A Common Stock and Class V Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class V Common Stock, as applicable. Holders of shares of Class A Common Stock and, subject to the Restrictions, holders of Class V Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class V Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class V Common Stock.

SECTION 13.08 Amendment. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Class A Common Stock and Class V Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

ARTICLE XIV

SECTION 14.01 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares or other securities equal to the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption (as defined in the LLC Agreement) from time to time.

SECTION 14.02 Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective. In no event shall the shares of Class V Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined, and in no event shall the shares of Class A Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class V Common Stock shall be proportionately split, subdivided or combined.

ARTICLE XV

The Bylaws of the Corporation (the “Bylaws”) may be altered, amended or repealed, and new bylaws made, by the affirmative vote of a majority of the Whole Board of Directors.

ARTICLE XVI

SECTION 16.01 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

SECTION 16.02 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

SECTION 16.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

SECTION 16.04 Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at a meeting duly called for that purpose.

SECTION 16.05 [Classified Board. At the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. The provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.]1

SECTION 16.06 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE XVII

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE XVIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon

[1]	Note to Form: Parties to determine Board classification, if any, pre-Closing.

stockholders herein are granted subject to this reservation; provided, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class V Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of at least a majority of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, also require the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIX

The Corporation shall indemnify, and advance expenses to, each current or former Director or officer of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. The Corporation is authorized to indemnify, and advance expenses to, each current or former employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE XX

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Notwithstanding the foregoing, this Article XI shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

ARTICLE XXI

SECTION 21.01 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer, manager or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class V Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding voting stock of the Corporation; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of [P3 NEWCO] LLC); (3) there is consummated a merger or consolidation of the Corporation or [P3 NEWCO] LLC with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of [P3 NEWCO] LLC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial owners of the Class A Common Stock, Class V Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(g) “Person” means, except as otherwise provided in the definition of “Change of Control,” any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(h) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XXII

SECTION 22.01 Corporate Opportunity.

(a) To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to [SPONSOR] or its Affiliates (other than the Corporation and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an officer or employee of the Corporation or its subsidiaries), or any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 13.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b) Subject to the final sentence of the foregoing clause (a), no Exempt Person shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (ii) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Exempt Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Exempt Person engages in any such activities; provided, that for the avoidance of doubt, the foregoing waiver shall not apply to any other fiduciary duty that may be applicable to such Exempt Person under applicable law.

(c) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

(d) For so long as any Person nominated [SPONSOR] serves as a Director (a “Sponsor Designee”), then any alteration, amendment, addition to or repeal of this Article XIII that has more than a de minimis adverse impact on the rights or obligations of such Sponsor Designee under this Article XIII shall require the approval of the Board of Directors, which approval shall include the approval of at least one Sponsor Designee; provided, however, that the foregoing sentence shall not apply to any alteration, amendment, addition to or repeal of this Article XIII effected in furtherance of, or in connection with, any transaction or series of related transactions that would result in a Change of Control, where such alteration, amendment, addition to or repeal is effective from and after such Change of Control. Neither the alteration, amendment, addition to or repeal of this Article XIII, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article XIII, shall eliminate or reduce the effect of this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ARTICLE XXIII

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [●], 2021.

[P3 PUBCO], INC.

By:
Name:
Title:

ANNEX D

BYLAWS

OF

[P3 PUBCO], INC.

Dated as of [●], 2021

D-ii

AMENDED AND RESTATED

BYLAWS

OF

P3 HEALTH PARTNERS INC.

Article I.

Meetings of Stockholders

Section 1.01 Place of Meetings. Meetings of stockholders of [P3 PUBCO], Inc., a Delaware corporation (the “Corporation”; and such stockholders, the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the board of directors of the Corporation (the “Board of Directors”). In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 1.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 1.03 Special Meetings. Special meetings of Stockholders for any purpose or purposes may be called only by the chairperson of the Board of Directors (the “Chairperson”) or pursuant to a resolution adopted by a majority of the Whole Board of Directors then in office. For purposes of these Bylaws, the term “Whole Board of Directors” shall mean the total number of authorized Directors, whether or not there exist any vacancies in previously authorized directorships. Special meetings of Stockholders validly called in accordance with this Section 1.03 of these bylaws (as the same may be amended, restated, amended and restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. Notice of every special meeting of Stockholders shall state the purpose or purposes of the meeting, and the business transacted at any special meeting of Stockholders shall be limited to the purpose or purposes stated in the notice. Upon the prior written consent of a majority of the Whole Board of Directors, the Board of Directors may postpone, reschedule or cancel any special meeting of Stockholders previously scheduled by the Chairperson or Board of Directors.

Section 1.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation of the Corporation (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Certificate of Incorporation”) or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 1.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 1.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 1.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 1.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person or represented by proxy, shall have the power to adjourn the meeting of Stockholders from time to time in the manner provided in Section 1.05 of these Bylaws until a quorum is present or represented. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.08 Voting; Proxies. Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy may be authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

Section 1.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of Section 1.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of Stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 1.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of stock of the Corporation are recorded.

Section 1.11 No Action by Written Consent in Lieu of a Meeting. Stockholders may not take action by written consent in lieu of a meeting.

Section 1.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.13 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 1.07 of these Bylaws. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.14 Advance Notice Procedures for Business Brought before a Meeting. This Section 1.14 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 1.15 of these Bylaws. Stockholders seeking to nominate Persons for election to the Board of Directors must comply with Section 1.15 of these Bylaws, and this Section 1.14 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 1.15 of these Bylaws.

(a) At an annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be (a) specified in a notice of meeting of the Stockholders given by or at the direction of the Board of Directors or a duly authorized committee thereof, (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a Stockholder present in person who (A)(1) was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.14 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 1.03 of these Bylaws. For purposes of these Bylaws, “Person” shall mean any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For purposes of this Section 1.14 and Section 1.15 of these Bylaws, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable, or, if the proposing Stockholder is not an individual, a qualified representative of such proposing Stockholder, appear in person at such annual or special meeting, and a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.

(b) Without qualification, for business to be properly brought before an annual meeting of the Stockholders by a Stockholder, the Stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.14. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting (which, in the case of the first annual meeting of Stockholders following the closing the Corporation’s initial underwritten public offering of common stock, the immediately preceding year’s annual meeting date shall be deemed to be [●]); provided, however, that if the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by such Stockholder to be timely must be so delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 1.14, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (F) any other information relating to such

Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these Bylaws), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such Stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.14(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 1.14, the term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 1.14. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 1.14, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) In addition to the requirements of this Section 1.14 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.14 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 1.15 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any Person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board of Directors, including by any committee or Persons authorized to do so by the Board of Directors or these Bylaws, or (b) by a Stockholder present in Person (as defined in Section 1.14) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.15 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.15 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of Stockholders.

(b)

(i) Without qualification, for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice (as defined in Section 1.14(b) of these Bylaws) thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination as required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15.

(ii) Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15. To be timely for purposes of this Section 1.15(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 1.14(h)) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders or the announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide notice under this Section 1.15 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders), (ii) the date set forth in Section 1.15(b)(ii) (with respect to a special meeting) or (iii) the 10th day following the date of public disclosure (as defined in Section 1.14(h)) of such increase.

(c) To be in proper form for purposes of this Section 1.15, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person, the Stockholder Information (as defined in Section 1.14(c)(i) of these Bylaws) except that for purposes of this Section 1.15, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(i);

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 1.14(c)(ii), except that for purposes of this Section 1.15 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 1.14(c)(iii) shall be made with respect to nomination of each Person for election as a Director at such meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 1.15 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 1.15(f).

(d) For purposes of this Section 1.15, the term “Nominating Person” shall mean (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any other participant in such solicitation.

(e) A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.15 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(f) To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 1.15 and the candidate for nomination, whether nominated by the Board of Directors or by a Stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such Person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.

(h) In addition to the requirements of this Section 1.15 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 1.15, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 1.15, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 1.15.

Article II.

Board of Directors

Section 2.01 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of Preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board of Directors. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 2.02 Election; Resignation; Removal; Vacancies. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, Directors shall be elected at the annual meeting of Stockholders by such Stockholders that have the right to vote on such election. Any Director may resign at any time upon written or electronic notice to the Corporation. Such resignation shall be effective upon delivery unless otherwise specified. Subject to the rights of holders of any series of Preferred Stock, Directors may be removed only as expressly provided in the Certificate of Incorporation. Except as otherwise required by applicable law, and subject to and in accordance with the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the Stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

Section 2.03 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. A notice of regular meetings of the Board of Directors shall not be required.

Section 2.04 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.

Section 2.05 Telephonic Meetings Permitted. Members of the Board of Directors may participate in any meetings of the Board of Directors thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 2.05 shall constitute presence in person at such meeting.

Section 2.06 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the Whole Board of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 2.02 of these Bylaws, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 2.07 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law.

Section 2.09 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary or other compensation as a Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 2.10 Chairperson. The Board of Directors may appoint from its members a Chairperson. The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Article III.

Committees

Section 3.01 Committees. With the affirmative vote of a majority of the Whole Board of Directors, the Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one be adopted) to be affixed to all papers which may require it. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Special meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 3.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

Article IV.

Officers

Section 4.01 Officers. The officers of the Corporation shall be a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board of Directors, a Vice Chairperson of the Board of Directors, a Chief Financial Officer, a Treasurer, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a stockholder or Director.

Section 4.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.03 of these Bylaws.

Section 4.03 Subordinate Officer. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 4.04 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 4.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 4.03.

Section 4.06 Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson, if any, the Chief Executive Officer of the Corporation (the “CEO”) (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson, at all meetings of the Board of Directors at which he or she is present and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaw.

Section 4.07 President. The Board of Directors may, but is not obligated to, appoint a President of the Corporation. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson (if any) or the CEO, the President of the Corporation, if appointed, shall have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.08 Secretary. The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors, and Stockholders. The minutes shall show the time and place of each such meeting, the names of those present at such Directors’ meetings or committee meetings, the number of shares of Stock present or represented at such Stockholders’ meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares of Stock held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required to be given by applicable law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 4.09 Chief Financial Officer. The Chief Financial Officer of the Corporation (the “CFO”) shall be the treasurer and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any Director. The CFO shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President, if any is appointed, the CEO, or the Directors, upon request, an account of all his or her transactions as CFO and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.10 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the President of the Corporation, or any other person authorized by the Board of Directors or the President of the Corporation, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares, securities or interests of any other corporation or entity standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 4.11 Authority and Duties of Officers. All officers of the Corporation shall respectively have such powers and authority and shall perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 4.12 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

Article V.

Stock

Section 5.01 Certificates. The shares of Stock shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of Stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Section 5.02 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for shares of Stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The Board of Directors may establish regulations, rules or procedures concerning the proof required for adequately alleging the loss, theft or destruction of any Stock certificate and concerning the giving of a satisfactory bond or bonds of indemnity.

Article VI.

Indemnification and Advancement of Expenses

Section 6.01 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law (including as it presently exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (any such action, suit or proceeding, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.04 of these Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.02 Indemnification of Others. The Corporation shall have the power (but not the obligation) to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such proceeding.

Section 6.03 Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.04 Claims. If a claim for indemnification under this Article VI (following the final disposition of such proceeding) is not paid in full within 60 days after the Corporation has received a written claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article VI is not paid in full within 30 days after the Corporation has received a written statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.05 Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquires under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 6.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.07 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other Person.

Section 6.08 Continuation of Indemnification. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a Person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

Section 6.09 Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws or an amendment to the Certificate of Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought.

Section 6.10 Other Indemnification and Advancement of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article VII.

Miscellaneous

Section 7.01 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.02 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 7.03 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of the Corporation’s Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.04 Registered Stockholders. The Corporation: (i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.05 Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Manner of Notice.

(a) Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to Stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission to the extent permitted by applicable law.

Any notice given pursuant to the preceding paragraph shall be deemed given (a) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (b) if by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail; (c) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the Stockholder. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For the purposes of these Bylaws, an “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) Notice to Stockholders Sharing an Address. Without limiting the manner by which notice otherwise may be given effectively to Stockholders, and except as prohibited by applicable law, any notice to Stockholders given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to Stockholders who share an address if consented to by the Stockholders at that address to whom such notice is given. Any such consent shall be revocable by the Stockholder by written notice to the Corporation. Any Stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 7.07, shall be deemed to have consented to receiving such single written notice.

(c) Notice to Directors. Except as otherwise provided herein or permitted by applicable law, notices to any Director may be in writing and delivered personally or mailed to such Director at such Director’s address appearing on the books of the Corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such Director of electronic transmissions appearing on the books of the Corporation.

Section 7.08 Waiver of Notice of Meetings of Stockholders, Directors and Committees. A written waiver of any notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders, Board of Directors, or committee or subcommittee of the Board of Directors need be specified in a waiver of notice.

Section 7.09 Form of Records. Any records maintained by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases, provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and the stock ledger is maintained in accordance with applicable law.

Section 7.10 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of (a) a majority of the Whole Board of Directors or (b) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting Stock entitled to vote, voting together as a single class.

*    *    *

ANNEX E

P3 HEALTH PARTNERS INC.

FORM OF 2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company and [P3 Newco, LLC] (the “Operating Company”) by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Affiliates. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price

(as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [●]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non- employee Director as compensation for services as a non-employee Director with respect to any fiscal year of the Company may not exceed $750,000 (the “Director Limit”).

[1]	NTD: To be determined once overall share limit is determined.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Affiliates, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS; DIVIDEND EQUIVALENTS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

(c) 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award of Restricted Stock under the Plan without the consent of the Administrator, which the Administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

6.4 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company or an Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or any Affiliate may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company or an Affiliate after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company or an Affiliate (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding anything to the contrary contained herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales9.11 . In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Affiliates. The Company and its Affiliates expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a

Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Affiliate. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Affiliate that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Affiliate) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except as expressly provided in writing in such other plan or an agreement thereunder.

10.17 Grant of Awards to Certain Eligible Service Providers. The Company may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Stock or other securities of the Company may be issued and by which such Common Stock or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Common Stock or other securities by the eligible Service Provider.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Affiliate” shall mean the Operating Company and any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company, including any Subsidiary and any Affiliate that is a domestic eligible entity that is disregarded, under Treasury Regulation Section 301-7701-3, as an entity separate from either the Company or any Subsidiary. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through ownership of voting securities, by contract or otherwise.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Affiliates, an employee benefit plan maintained by the Company or any of its Affiliates or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition (excluding any “group” formed after the P3 Effective Time that includes members who collectively, as of immediately prior to the P3 Effective Time, were the beneficial owners of securities of P3 Health Group Holdings, LLC representing more than 50% of the combined voting power of P3 Health Group Holdings, LLC’s then outstanding voting securities); or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.9 “Class V Common Stock” means the Class V common stock of the Company, par value of $0.0001 per share.

11.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12 “Common Stock” means the Class A Common Stock.

11.13 “Company” means P3 Health Partners Inc, a Delaware corporation, or any successor.

11.14 “Consultant” means any consultant, advisor or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.15 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16 “Director” means a Board member.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “P3 Effective Time” means the P3 Effective Time, as defined in that certain Agreement and Plan of Merger, dated May 25, 2021, by and among Foresight Acquisition Corp., FAC Merger Sub LLC and P3 Health Group Holdings, LLC.

11.19 “Employee” means any employee of the Company or its Affiliates.

11.20 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.22 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.24 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.25 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.26 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.27 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.28 “Overall Share Limit” means the sum of (a) [●]2 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock and Class V Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.29 “Participant” means a Service Provider who has been granted an Award.

11.30 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company or an Affiliate, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.31 “Plan” means this 2021 Incentive Award Plan.

11.32 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

[2]	NTD: Will equal 6% of outstanding shares of Class A and Class V common stock at closing.

11.33 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36 “Securities Act” means the Securities Act of 1933, as amended.

11.37 “Service Provider” means an Employee, Consultant or Director.

11.38 “Shares” means shares of Class A Common Stock.

11.39 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

11.42 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

ANNEX F

FORM OF SUBSCRIPTION AGREEMENT

Foresight Acquisition Corp.

233 Michigan Avenue

Chicago, IL 60601

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Foresight Acquisition Corp., a Delaware corporation (the “Company”), and P3 Health Group Holdings, LLC, a Delaware limited liability company (“P3”), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell and issue to the undersigned, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (referred to herein as the “Class A Common Stock” or “Common Stock”), set forth on the signature page hereof for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Shares subscribed for by the undersigned being referred to herein as the “Purchase Price”), on the terms and subject to the conditions contained herein. In connection with the Transaction, certain other institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3), (7), (9), (12) and (13) under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) have entered into separate subscription agreements with the Company that are on substantially similar terms and conditions as this Agreement (the “Other Subscription Agreements”), pursuant to which such investors (the “Other Subscribers”) have, together with the undersigned pursuant to this Subscription Agreement, severally and not jointly, agreed to purchase on the closing date of the Transaction (the “Transaction Closing Date”) an aggregate of 20,870,307 shares of Common Stock at the Per Share Price (the undersigned being referred to sometimes herein as a “Subscriber” and together with the Other Subscribers, the “Subscribers”). In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. Subject to the terms and conditions set forth in this Subscription Agreement, the undersigned hereby subscribes for and agrees to purchase from the Company at the Subscription Closing (as defined herein), and the Company agrees to issue and sell to the undersigned, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”).

For the purposes of this Subscription Agreement, “business day” means any other day than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur on the date of, and immediately prior to, the Transaction Closing Date. Not less than five business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) setting forth the scheduled Transaction Closing Date, (ii) stating that the Company reasonably expects all conditions to the Transaction Closing to be satisfied or waived, and (iii) including wire instructions for delivery of the Purchase Price to the Escrow Agent (as defined below). Following delivery of the Closing Notice, and upon satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below, the undersigned shall deliver to Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), at least one business day prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price, which shall be held in a segregated escrow account for the benefit of the Subscriber (the “Escrow Account”) until the Subscription Closing pursuant to the terms of a customary escrow agreement, which shall be on terms and conditions reasonably satisfactory to the undersigned, to be entered into by the Company and the Escrow Agent (the “Escrow Agreement”), by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. The Company shall provide to the undersigned, no later than the date on which the Closing Notice is delivered to the undersigned, a copy of the executed Escrow Agreement to be in force on the Transaction Closing Date. On the

Transaction Closing Date, the Company shall deliver to the undersigned (i) the Shares in book-entry form, or, if required by the undersigned, certificated form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws as set forth herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company’s transfer agent showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price shall be released from the Escrow Account automatically and without further action by the Company or the undersigned.

Notwithstanding the foregoing in this Section 2, if the undersigned informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures provided above, the following shall apply: the undersigned shall deliver as soon as practicable prior to the Transaction Closing on the Transaction Closing Date, following receipt of evidence from the Company’s transfer agent of the issuance to the undersigned of the Shares on and as of the Transaction Closing Date) the Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to an account of the Company as specified by the Company in the Closing Notice against delivery by the Company to the undersigned of the Shares in book entry form, or if required by the undersigned, certificated form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the undersigned (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to the undersigned of the Shares on and as of the Transaction Closing Date.

If the Transaction Closing does not occur within one business day following the Subscription Closing, the Company shall promptly (but not later than one business day thereafter) cause the Purchase Price to be returned to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries or certificates representing the Shares shall be deemed repurchased and cancelled (and, in the case of certificated shares, the undersigned shall promptly return such certificates to the Company or, as directed by the Company, to the Company’s representative or agent); provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement, and the undersigned shall remain obliged to (i) redeliver funds to the Escrow Agent or the Company, as applicable, in accordance with this Section 2 following the Company’s delivery to the undersigned of a new Closing Notice not less than two business days prior to the new scheduled Transaction Closing Date and (ii) consummate the Subscription Closing immediately prior to or substantially concurrently with the Transaction Closing.

If this Subscription Agreement terminates in accordance with Section 8 hereof following the delivery by the undersigned of the Purchase Price for the Shares, the Company shall promptly (but not later than one business day after such termination) cause the Purchase Price to be returned to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned.

3. Closing Conditions.

a. The obligations of the Company to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so

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true and correct in all material respects as of such specified date, other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) (collectively, the “Subscriber Bring-Down Condition”), and the Subscriber agrees that consummation of the Subscription Closing shall constitute a certification by the Subscriber to the Company that the Subscriber Bring-Down Condition has been satisfied; and

ii.

the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement to be performed or complied with by the undersigned at or prior to the Subscription Closing.

b. The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date, other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) (collectively, the “Company Bring-Down Condition”), and the Company agrees that consummation of the Subscription Closing shall constitute a certification by the Company to the Subscriber that the Company Bring-Down Condition has been satisfied;

ii.	the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement;

iii.

no amendment, modification or waiver of any provision of the Transaction Agreement (as defined below and as the same exists on the date hereof) shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement, without having received the Subscriber’s prior written consent;

iv.

no amendment, modification or waiver of one or more of the Other Subscription Agreements (including via a side letter or other agreement) that materially benefits one or more Other Subscribers unless the Subscriber has been offered the same benefits; and

v.

the Company shall have filed with the Nasdaq Stock Market LLC (“Nasdaq”) an application or supplemental listing application for the listing of the Shares and the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

c. The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

ii.

all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the

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Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Shares;

iii.

all conditions precedent to the Transaction Closing set forth in the Transaction Agreement (as in effect on the date hereof), including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived as determined by the parties to the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing) and the Transaction Closing shall have been or will be scheduled to occur substantially concurrently with the Subscription Closing; and

iv.

no suspension of the qualification of the Shares for offering or trading in any jurisdiction, or initiation or written threats of any proceedings for any of such purposes, shall have occurred and be continuing.

d.

The Subscriber agrees that upon the occurrence of the Subscription Closing, any condition to the Subscriber’s obligations to consummate the transactions hereunder set forth in Sections 3(b) or 3(c) hereof that was not satisfied as of the Subscription Closing shall be deemed to have been waived by the Subscriber; provided, however, that such waiver shall only be deemed to be given if and to the extent the Subscriber has actual knowledge of the condition not being satisfied (with no obligation on the part of the Subscriber to make any inquiry as to the satisfaction of any such condition).

e.	Prior to or at the Subscription Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

4. Further Assurances. At the Subscription Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. For purposes of this Section 5, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in paragraphs (h), (l), (q) and (r) of this Section 5, the combined company after giving effect to the Transaction. The Company represents and warrants to the undersigned that:

a. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. FAC Merger Sub LLC, a Delaware limited liability company, FAC-A Merger Sub Corp., a Delaware corporation, and FAC-B Merger Sub Corp., a Delaware corporation (collectively, “Merger Subs”) are the only subsidiaries of the Company. Except for Merger Subs, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. There are no outstanding contractual obligations of the Company to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

b. The Shares have been duly authorized by the Company and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, will be free and clear of any liens or other restrictions whatsoever (other than those specified hereunder) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of

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Incorporation or bylaws (as each are in effect as of immediately prior to the Transaction Closing) or under the laws of the State of Delaware or otherwise.

c. As of the date hereof and as of immediately prior to the Subscription Closing and the Transaction Closing, the authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 200,000,000 shares of Class A Common Stock, and (iii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share. As of the date hereof and as of immediately prior to the Subscription Closing and the Transaction Closing: (A) no shares of Preferred Stock are issued and outstanding, (B) 15,947,993 public units (the “Public Units”) are issued and outstanding, 15,947,993 shares of Class A Common Stock and 5,315,998 public warrants are issuable in respect of the Public Units (the “Public Underlying Warrants”), and 5,315,998 shares of Class A Common Stock are issuable in respect of the Public Underlying Warrants; provided, that, to the extent the Public Units are split into their constituent shares of Class A Common Stock and Public Underlying Warrants prior to the Subscription Closing, the number of outstanding Public Units will decrease by the number of Public Units split, the number of shares of Class A Common Stock outstanding will increase by the number of Public Units split, and the number of outstanding Public Warrants (as defined below) will increase by one-third of the number of Public Units split, (C) 5,225,632 public warrants are issued and outstanding, (D) 832,500 private placement units are issued and outstanding, 832,500 shares of Class A Common Stock and 277,500 private placement warrants are issuable in respect of such private placement units, and 277,500 shares of Class A Common Stock are issuable in respect of such private placement warrants underlying such private placement units, (E) 15,677,007 shares of Class A Common Stock are issued and outstanding, and (F) 7,906,250 shares of Class B Common Stock are issued and outstanding. All issued and outstanding equity securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to or have been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the state of Delaware, the Company’s organizational documents or any contract to which the Company is a party or by which the Company is bound. Except as contemplated by the Transaction Agreement (as in effect on the date hereof), the Company has not agreed and will not agree to issue any warrants to any person in connection with the Transaction. Except as described in the SEC Documents as of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity securities of the Company. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares pursuant to this Subscription Agreement or (ii) the shares to be issued pursuant to any Other Subscription Agreement. Except pursuant to the Other Subscription Agreements and the Transaction Agreement (as in effect on the date hereof) and as described in the SEC Documents (as defined herein), as of the date hereof, there are no outstanding options, warrants, or other rights to subscribe for, purchase or acquire from the Company any shares of Class A Common Stock, Class B Common Stock or any other equity interests in the Company, or securities convertible into or exchangeable or exercisable for any such equity interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Documents, as of the date hereof, and as contemplated by the Transaction Agreement (as in effect on the date hereof).

d. The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in paragraph 6(c) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale or transfer under the Securities Act in accordance with the terms of this Subscription Agreement.

e. This Subscription Agreement and the Transaction Agreement have been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the same by the Subscriber, are the legally binding obligations of the Company and are enforceable in accordance with their

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respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

f. The execution, delivery and performance of the Subscription Agreement, the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan or credit agreement, guarantee, note, bond, permit, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would, in any case, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, prospects, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, individually or taken as a whole, and including the combined company after giving effect to the Transaction, or prevent, materially impair, materially delay or materially impede the ability of the Company to enter into and timely perform its obligations under this Subscription Agreement or the Transaction Agreement, or materially affect the validity of the Shares or the legal authority or ability of the Company to comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

g. Assuming the accuracy of the representations and warranties of the Subscriber set forth in Section 6 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, including with respect to obtaining shareholder approval, (iv) filings required to consummate the Transaction as provided under the definitive documents relating to the Transaction, (v) the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) where the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.

h. The Company is in compliance with all applicable law, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

i. The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “FORE” (it being understood that the trading symbol will be changed in connection with the Transaction Closing). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Common Stock on Nasdaq, suspend trading of the Shares on Nasdaq or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate or expected to result in the termination of the registration of the Common Stock under the Exchange

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Act. At the Subscription Closing and upon consummation of the Transaction, the issued and outstanding shares of Common Stock of the Company, including the Shares, will be registered pursuant to Section 12(b) of the Exchange Act and the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

j. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned or to any Other Investor pursuant to the Other Subscription Agreements. The Shares offered hereby and pursuant to each Other Subscription Agreement (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k. A copy of each form, report, statement, schedule, prospectus, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system, which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in the Registration Statement on Form S-4 and related proxy statement (or other SEC document) to be filed by the Company in connection with the Transaction, the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock under the Exchange Act, other than the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Company has informed the Subscriber (and the Subscriber acknowledges and agrees) that (i) the Staff of the SEC (the “Staff”) has issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Company has not yet performed an analysis of the possible impact to the SEC Documents of the Statement on accounting and reporting considerations for warrants issued by special purpose acquisition companies or whether any of the Company’s financial statements included in the SEC Documents will be restated as a result of such Statement and (iii) any restatement, revision or other modification of the SEC Documents in connection with such a review of the Statement or any subsequent related guidance from the Staff shall be deemed not material for purposes of this Section 5(k). As of the date hereof and upon the Transaction Closing Date, there are no material outstanding or unresolved comments in comment letters from the Staff with respect to any of the SEC Documents.

l. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

m. Other than the Other Subscription Agreements, the Company has not entered into any agreement or side letter with any Other Subscriber or investor in connection with such Other Subscriber’s or other investor’s

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direct or indirect investment in the Company or with any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price and terms that are not more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement. The Other Subscription Agreements will not, without the prior written consent of the Subscriber, be amended in any material respect following the date of this Subscription Agreement.

n. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge.

o. Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration of the offer and sale of the Shares or would require registration of the issuance of the Shares under the Securities Act.

p. Neither the Company, nor any person acting on its behalf has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agents (as defined below), no person has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

q. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

r. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

s. None of the Company or any of its directors and officers is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (collectively, the “OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. To the extent required, the Company maintains policies and procedures reasonably designed for the screening of its investors, customers and vendors against the OFAC sanctions programs, including the OFAC List.

6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company that:

a. The undersigned is (i) a “qualified institutional buyer” (as defined under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9), (12) or (13) under the

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Securities Act), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for its own account and not for the account of others, or if the undersigned is acquiring the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or institutional accredited investor and the undersigned has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Accordingly, the undersigned understands that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

b. The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the undersigned understands that the offering of the Shares meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

c. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale or transfer pursuant to the so-called “Section 4(a)(1 1⁄2)” exemption), and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be immediately eligible for resale or transfer pursuant to Rule 144 promulgated under the Securities Act, that Rule 144 will not be available until 12 months following the closing and, as a result, the undersigned may not be able to readily resell or transfer the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

d. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

e. Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f. The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such audited and unaudited financial information of the Company and P3 and such other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares. The undersigned acknowledges that the

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financial information of P3 supplied to the undersigned prior to the date hereof in respect of the fiscal year ended December 31, 2020 is unaudited and subject to change. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the risk factors provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

g. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges the Company’s representation and warranty that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

i. Alone, or together with any professional advisor(s), the undersigned has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

j. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agents (as defined below) concerning the Company or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares.

k. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l. The undersigned is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the

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undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

o. The undersigned is not (i) a person or entity named on the OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

p. Subscriber will have sufficient funds to pay the Purchase Price at the Subscription Closing.

q. No disclosure or offering document has been prepared by Cowen and Company, LLC, J.P. Morgan Securities LLC or William Blair & Company, L.L.C. (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.

r. The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

s. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary. The undersigned acknowledges that the Placement Agents assume no responsibility for independent verification of, or the accuracy or completeness of, the information or projections supplied by the Company or P3 to the undersigned. The Subscriber hereby further acknowledges and agrees that (i) the Placement Agents are acting solely as placement agents in connection with the transactions contemplated hereby and are not acting as an underwriter, initial purchaser, dealer or in any other such capacity for the Subscriber, the Company or any other person or entity in connection with the transactions contemplated hereby, (ii) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Company or the transactions

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contemplated hereby. To the extent permitted by applicable law, the Subscriber agrees that it shall not seek redress from the Placement Agents for all or part of any such loss or losses the Subscriber may suffer in respect of this Subscription Agreement. The Subscriber is able to sustain a complete loss on its investment in the Shares.

t. If the undersigned is a resident of Canada, the undersigned hereby declares, represents, warrants and agrees as set forth in the attached Schedule B.

7. Registration Rights.

a. The Company agrees that, within thirty calendar days after the Transaction Closing (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale or transfer of the Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of, (i) if the Commission notifies the Company that it will “review” the Registration Statement, the seventy-fifth calendar day following the earlier of (A) the Filing Deadline and (B) the initial filing date of the Registration Statement, and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested in writing by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. With respect to the information to be provided by the undersigned pursuant to this Section 7, the Company shall request such information at least ten business days prior to the anticipated initial filing date of the Registration Statement. The Company will provide a draft of the Registration Statement to the Subscriber for review at least two business days in advance of its anticipated initial filing date. Notwithstanding the foregoing, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale or transfer of the Shares by the applicable stockholders or otherwise, the Registration Statement shall register for resale or transfer such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders, and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. If the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, until the earliest of (i) the date on which all such Shares have actually been sold and (ii) the date which is three years after the initial Registration Statement filed hereunder is declared effective. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by the Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned to which the rights under this Section 7 have been duly assigned.

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b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending, an event has occurred or circumstances exist, which negotiation, consummation, event or circumstances, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that (1) the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period and (2) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Subscriber of the Shares as soon as practicable thereafter. Upon receipt of any written notice from the Company of the occurrence of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until (A) the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or (B) is otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended Shares to a transferee of the Subscriber in connection with any sale of Shares with respect to which the Subscriber has entered into a contract for sale prior to Subscriber’s receipt of the notice of a Suspension Event and which has not yet settled. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall inform the Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i)	Advise the Subscriber as promptly as reasonably practicable, but in any event, within two business days:

A.	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

B.	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

C.	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

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D.

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

E.

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company and Subscriber is notified that such events are material, nonpublic information at the time of notification;

(ii)	use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii)

upon the occurrence of any Suspension Event, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iv)	use its reasonable best efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Shares issued by the Company have been listed.

d. The Company will use commercially reasonable efforts to file in a timely manner (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports and other documents under the Exchange Act necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Subscriber holds Shares, the Company will use commercially reasonable efforts to file in a timely manner (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports and other documents under the Exchange Act necessary to enable the undersigned to resell the Shares pursuant to Rule 144. The Company shall, at its sole expense, upon appropriate notice from the Subscriber stating that Shares have been sold or transferred pursuant to an effective Registration Statement or Rule 144, timely prepare and deliver certificates or evidence of book-entry positions representing the Shares to be delivered to a transferee pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as the Subscriber may request. Further, the Company, at its sole expense, and subject to applicable law, shall use commercially reasonable efforts to cause its legal counsel to (a) issue to the transfer agent and maintain a “blanket” legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Company’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (b) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Subscriber; provided, that in

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the case of a request to remove such restrictive legends in connection with a sale or transfer of Shares pursuant to clause (a) or (b) above, the Company shall use its commercially reasonable efforts to cause the Company’s transfer agent to remove any such applicable restrictive legends in connection with such sale or transfer within two business days of such request. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the undersigned), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the undersigned other than income and capital gains taxes of the undersigned that may be incurred in connection with the transactions contemplated hereby.

e. The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by this Section 7; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, the Company will so notify the Subscriber, within one business day of the Subscriber’s notification to the Company, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

f. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (if the Subscriber is named as a selling shareholder under the Registration Statement), its officers, directors, employees, investment advisers and agents, each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein or the Subscriber has omitted a material fact from such information; provided, however, that the Company shall not be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, to the extent such person was required to deliver or caused to be delivered such prospectus under applicable law, (C) as a result of offers or sales effected by or on behalf of any person by means of a free writing prospectus (as defined in Rule 405 of the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers, sales or transfers effected by or on behalf of a Subscriber in violation of Section 7(d) hereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

g. The Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company

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(within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

h. Any person entitled to indemnification pursuant to this Section 7 shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

i. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, in lieu of indemnifying the indemnified party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(i) shall be individual, not joint and several, and in no event shall the liability of the Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of

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any party in respect thereof, upon the earliest to occur of (a) following the execution of a definitive agreement among the Company, Merger Subs and P3 with respect to the Transaction (together with the exhibits and schedules thereto and ancillary agreements specifically referenced therein, the “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to the Subscription Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived upon or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, or (d) at the election of the Subscriber, if the Transaction Closing shall not have occurred by the Outside Date (as defined in the Transaction Agreement as in effect on the date hereof); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

9. Trust Account Waiver. The undersigned acknowledges that the Company is a special purpose acquisition company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering filed with the Commission on February 11, 2021 and available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned’s right, title, interest or claim to the Trust Account by virtue of the undersigned’s record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

10. No Short Sales. The undersigned hereby agrees that, from the date of this Agreement until the Subscription Closing, that it will not, nor will any person acting at the undersigned’s direction or pursuant to any understanding with the undersigned (including the undersigned’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of the Company or any instrument exchangeable for or convertible into any Shares or any securities of the Company until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding anything to the contrary contained herein, the restrictions in this Section 10 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the undersigned, its controlled affiliates or any person or entity acting on behalf of the undersigned or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the undersigned, its controlled affiliates or any person or entity acting on behalf of the undersigned or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement, or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the undersigned that have no knowledge of this Subscription Agreement or of the

F-17

undersigned’s participation in the transactions contemplated hereby (including the undersigned’s affiliates) from entering into any short sales; (ii) in the case that the undersigned is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the undersigned’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of the undersigned’s assets, this Section 10 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

11. Miscellaneous.

a. The Company shall, no later than 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company, P3 or any of their respective officers, directors, employees or agents (including the Placement Agents) has provided to the undersigned or any of the undersigned’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned and the undersigned’s affiliates, attorneys, agents or representatives shall not be in possession of any material, non-public information received from the Company, P3 or any of their respective officers, directors, employees or agents (including the Placement Agents) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, P3, the Placement Agents, or any of their respective affiliates. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document, other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) of Section 7(c)(i) constitutes material, nonpublic information regarding the Company. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not (and shall cause its officers, directors, employees or agents (including the Placement Agents) not to), without the prior written consent of the Subscriber, publicly disclose the name of the Subscriber, its investment adviser or any of their respective affiliates or advisers, or include the name of the Subscriber, its investment adviser or any of their respective affiliates or advisers (i) in any press release, marketing materials, media or similar circumstances or (ii) in any filing with the SEC or any regulatory agency or trading market, other than the Registration Statement and except (A) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (B) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading, provided, that in the case of this clause (ii), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure.

b. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of the other party hereto, except that (i) this Subscription Agreement and any of the Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Subscriber or by an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such investment manager without the prior consent of the Company and (ii) the Subscriber’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided, that such assignee or transferee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 6 hereof and completes Schedule A or Schedule B hereto, as applicable.

c. The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned promptly

F-18

shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep confidential any such information to the extent such information is not in the public domain, was not provided lawfully to the Company by another source not under a duty of confidentiality and except to the extent disclosure of such information by the Company is compelled by law, court order or a self-regulatory organization such as Nasdaq or FINRA or required to be included in the Registration Statement, in which case, the Company shall provide the Subscriber with prior written notice of any disclosure of such information if reasonably practicable and legally permitted.

d. The undersigned acknowledges that (i) the Company may rely on the acknowledgments, understandings, agreements, representations and warranties of the undersigned contained in this Subscription Agreement and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations, and warranties of the undersigned contained in Section 6 of this Subscription Agreement. The Company acknowledges that the Subscriber and the Placement Agents will rely on the acknowledgements, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Subscription Closing, each party hereto agrees to promptly notify the other party if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other party if they are no longer accurate in any respect). The undersigned further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the undersigned contained in Section 6 of this Subscription Agreement. The Company acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the Company contained in Section 5 of this Subscription Agreement.

e. The Company and the Subscriber and, to the extent specifically described herein, the Placement Agents, are entitled to rely upon this Subscription Agreement and each of the Company, the Subscriber and the Placement Agents is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, governmental authority or self-regulatory organization to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Placement Agents any rights other than those expressly set forth herein.

f. Except if required by law, governmental authority or any self-regulatory organization, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

g. All the agreements, representations and warranties made by each party to this Subscription Agreement shall survive the Subscription Closing.

h. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 hereof) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party; provided that Sections 11(d) and 11(e) of this Subscription Agreement may not be modified, waived or terminated in a manner that is material and adverse to the Placement Agents without the prior written consent of the Placement Agents. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct,

F-19

preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in Section 7 and in subsection (d) of this Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

n. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11(n) within two business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(n)):

i.	if to the undersigned, to such address or addresses set forth on the undersigned’s signature page hereto;

ii.	if to the Company prior to the Transaction Closing, to:

Foresight Acquisition Corp.

233 Michigan Avenue

Chicago, IL 60601

Attention: Michael Balkin

Email: mbalkin@foresightacq.com

F-20

With a required copy to (which shall not constitute notice):

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention: Todd Mazur; Kevin Friedmann; Laurie Green

Email: MazurT@gtlaw.com; FriedmannK@gtlaw.com; GreenL@gtlaw.com

iii.	If to P3 prior to the Transaction Closing, to:

P3 Health Group Holdings, LLC

2370 Corporate Circle, Suite 300

Henderson, Nevada 89074

Attention: Ms. Mary Tolan

Email: JPuathasnanon@p3hp.org

With a required copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Charles K. Ruck, Wesley Holmes, Scott Shean and Brett C. Urig

Email: charles.ruck@lw.com; wesley.holmes@lw.com; scott.shean@lw.com; brett.urig@lw.com

iv.	If to the Company after the Transaction Closing, to:

P3 Health Group Holdings, LLC

2370 Corporate Circle, Suite 300

Henderson, Nevada 89074

Attention: Ms. Mary Tolan

Email: JPuathasnanon@p3hp.org

With a required copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Charles K. Ruck, Wesley Holmes, Scott Shean and Brett C. Urig

Email: charles.ruck@lw.com; wesley.holmes@lw.com; scott.shean@lw.com; brett.urig@lw.com

o. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION

F-21

OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

12. Separate Obligations. For the avoidance of doubt, all obligations of the Subscriber hereunder are separate and several from the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of the Company, P3, or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or Other Subscribers pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and the Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

13. Massachusetts Business Trust. If the undersigned is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Subscription Agreement is executed on behalf of the trustees of the undersigned or any affiliate thereof as trustees and not individually and that the

F-22

obligations of this Subscription Agreement are not binding on any of the trustees, officers or stockholders of the undersigned or any affiliate thereof individually but are binding only upon the undersigned or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

F-23

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:

By:

Name:

Title:

Name in which shares are to be registered (if different):

Subscriber’s EIN:

Business Address-Street:

City, State, Zip:

Attn:

Telephone No.:

Email Address:

Number of Shares subscribed for:

Aggregate Subscription Amount: $

State/Country of Formation or Domicile:

Date:	, 2021

Mailing Address-Street (if different):

City, State, Zip:

Attn:

Telephone No.:

Email Address:

Price Per Share: $10.00

The above Subscriber agrees that it shall pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice and in accordance with the terms of the Subscription Agreement.

[Signature Page to Subscription Agreement]

F-24

IN WITNESS WHEREOF, Foresight Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

FORESIGHT ACQUISITION CORP.

By:

Name:

Title:

Date:                     , 2021

[Signature Page to Subscription Agreement]

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SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐

We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐

We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐

We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million; or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐

We are a corporation, Massachusetts or similar business trust, partnership, limited liability company or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐

We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐

We are an investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

Schedule A

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☐	We are a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐

We are a family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;

☐

We are a family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements of clause (d) above and whose prospective investment in the Company is directed by that family office pursuant to clause (12)(iii) above;

☐

We are an entity of a type not previously listed that is not formed for the specific purpose of acquiring the Securities and owns investments in excess of $5 million. For purposes of this clause, “investments” means investments as defined in Rule 2a51-1(b) under the Investment Company Act of 1940, as amended;

☐	We are an entity in which all of the equity owners are institutional accredited investors under any of the above subparagraphs.

C.	AFFILIATE STATUS

(Please check the applicable box)

THE SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement

Schedule A

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SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.	We hereby declare, represent and warrant that:

(a)

we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)	we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)

we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.

an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.

a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below

(d)

we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)

the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)

we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)

neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.

We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.

We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

Schedule B

F-28

4.

We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Company currently has no intention of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.	We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.

It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.

If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.

We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.

We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.

If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)	in Alberta, the Alberta Securities Commission, Suite 600, 250—5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)

in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

Schedule B

F-29

(c)	in Manitoba, The Manitoba Securities Commission, 500—400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

(d)

in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

(e)

in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)

in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)	in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)	in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)

in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)	in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)

in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

(l)	in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601—1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)	in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.

We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐	a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),

☐	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

☐	a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐	a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,

Schedule B

F-30

[omitted]

	(e.1)	[omitted]

☐		the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

☐		a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

[omitted]

☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,

[omitted]

[omitted]

☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],

☐		an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐		a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

☐		a person acting on behalf of a fully managed account[1] managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

[1]

A “fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction.

Schedule B

F-31

☐	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

☐	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,

☐	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

☐	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

☐	a person that is recognized or designated by the Commission as an accredited investor,

☐	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

❑	(a)	a Canadian financial institution or a Schedule III bank;

❑	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

❑	(c)	a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

❑	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

❑	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

❑	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);

❑	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

❑	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

❑	(i)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;

Schedule B

F-32

❑	(j)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

❑	(k)	a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

❑	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

❑	(m)	in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(n)	in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(o)	a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;

❑	(q)	a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

❑	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or

❑	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

Schedule B

F-33

ANNEX G

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of May 25, 2021 by and among Foresight Sponsor Group, LLC, a Delaware limited liability company (“FSG”), FA Co-Investment LLC, a Delaware limited liability company (together with FSG, the “Sponsors” and each, a “Sponsor”), Foresight Acquisition Corp., a Delaware corporation (“Foresight”), and P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below). The Sponsors, Foresight and the Company may be referred to herein collectively as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 7,831,250 shares of Foresight Class B Stock, (ii) 832,500 shares of Foresight Common Stock and (iii) 277,500 Foresight Warrants, as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Foresight, FAC Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Company is to merge with and into the Merger Sub, with the Merger Sub continuing on as the surviving entity and a partially-owned subsidiary of Foresight, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Foresight and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. During the term of this Sponsor Agreement, each Sponsor shall be bound by and comply with Section 6.04(b)-(d) (Solicitation) (with respect to any provisions thereof applicable to Agents of Foresight) and Section 6.08 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the term of this Sponsor Agreement, each Sponsor shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement, Registration Statement or any registration statement made in accordance with the Merger Agreement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, with respect to any Foresight Securities owned by such Sponsor, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Foresight Securities owned by such Sponsor or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

Section 1.3 New Shares. In the event that during the term of this Sponsor Agreement (a) any Foresight Securities or other equity securities of Foresight are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of such Foresight Securities of, on or affecting the Foresight Securities owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Foresight Securities or other equity securities of Foresight after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote any Foresight Common Stock or other equity securities of Foresight after the date of this Sponsor Agreement (such Foresight Common Stock, Foresight Warrants or other equity securities of Foresight, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall thereafter be subject to the terms of this Sponsor Agreement.

Section 1.4 Closing Date Deliverables. On the Closing Date, each Sponsor shall deliver to Foresight and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement, to be executed and delivered by the parties thereto in accordance with the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) During the term of this Sponsor Agreement, at any meeting of the stockholders of Foresight or the holders of Foresight Warrants, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Foresight or the holders of Foresight Warrants is sought, each Sponsor shall (x) appear at each such meeting or otherwise cause all of its Foresight Common Stock, Foresight Class B Stock and Foresight Warrants to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Foresight Common Stock, Foresight Class B Stock and Foresight Warrants:

(i) in favor of each Proxy Proposal;

(ii) in favor of any amendment to the Foresight Warrants and Foresight Warrant Agreement proposed in the Warrant Exchange Offer/Solicitation;

(iii) against any Foresight Acquisition Proposal or any proposal relating to a Foresight Acquisition Proposal (in each case, other than the Proxy Proposals);

(iv) against any business combination agreement or merger (other than the Merger Agreement, Blocker Transaction Agreement, the P3 Merger, the Blocker Mergers and the Consolidation Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Foresight; and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Foresight or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization structure of, including the voting rights of any class of capital stock of, Foresight.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain letter agreement, dated as of February 9, 2021, by and among Foresight, the Sponsors and the other parties thereto (the “Letter Agreement”), including the obligations of the Sponsors pursuant to paragraph 1 therein to not redeem any Foresight Common Stock or Foresight Class B Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) FSG agrees to validly tender or cause to be tendered any and all Foresight Warrants that FSG owns of record or beneficially (as defined in the Securities Act) pursuant to and in accordance with the terms of the Warrant Exchange Offer/Solicitation. FSG agrees that once FSG’s Foresight Warrants are tendered, FSG will not withdraw or cause or permit to be withdrawn any of such Foresight Warrants from the Warrant Exchange Offer/Solicitation, unless and until this Sponsor Agreement shall have been terminated in accordance with Section 3.1. For the avoidance of doubt, this Section 1.5(c) shall not apply to FA Co-Investment LLC.

Section 1.6 Further Assurances. At the request of Foresight or the Company, each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things, in each case, reasonably necessary under applicable Laws to consummate the P3 Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement (other than any of the Restrictive Documents) that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Foresight and the Company (solely with respect such Sponsor and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Sponsor Agreement by the other Parties, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof, subject to the Remedies Exceptions.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the shares of Foresight Common Stock, the shares of Foresight Class B Stock the Foresight Warrants (collectively, the “Foresight Securities”) set forth opposite such Sponsor’s name on Schedule I, and there exist no liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Foresight Securities (other than transfer restrictions under the Securities Act)) affecting any such Foresight Securities, other than pursuant to (i) this Sponsor Agreement, (ii) the Foresight Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws (collectively, the “Restrictive Documents”). Such Sponsor’s Foresight Securities are the only equity securities in Foresight owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Foresight Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Foresight Securities, except as provided in the Restrictive Documents. Other than the Foresight Warrants and as provided in the Restrictive Documents, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Foresight or any equity securities convertible into, or which can be exchanged for, equity securities of Foresight.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Foresight Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Foresight and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earliest of (a) the P3 Effective Time, (b) the liquidation of Foresight, (c) the termination of the Merger Agreement in accordance with its terms and (d) the written agreement of FSG, Foresight and the Company. Upon such termination of this Sponsor Agreement, all obligations of the Parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no Person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any Party from liability arising in respect of any willful breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Consent to Jurisdiction. This Sponsor Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Sponsor Agreement shall be heard and determined exclusively in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware (such courts, giving effect to the foregoing priority, the “Chosen Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Sponsor Agreement brought by any Party, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that (i) such Party is not subject personally to the jurisdiction of the Chosen Courts, (ii) such Party’s property is exempt or immune from attachment or execution, (iii) such Action is brought in an inconvenient forum, (iv) the venue of such Action is improper, or (v) this Sponsor Agreement or the transactions contemplated hereby may not be enforced in or by any of the Chosen Courts.

Section 3.3 Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable law any right such Party may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Sponsor Agreement or the transactions contemplated hereby. Each Party (a) certifies that no Agent of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Sponsor Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.3.

Section 3.4 Effectiveness. This Sponsor Agreement shall not be effective or binding upon any Party until after such time as the Merger Agreement and the Blocker Transaction Agreement are executed and delivered by all of the parties thereto.

Section 3.5 Parties in Interest. This Sponsor Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Sponsor Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Sponsor Agreement.

Section 3.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Sponsor Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.7 Amendment. This Sponsor Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 3.8 Severability. If any term or other provision of this Sponsor Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Sponsor Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision of this Sponsor Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Sponsor Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 3.9:

If to Foresight:

Foresight Acquisition Corp.

233 N. Michigan Avenue, Suite 1410

Chicago, IL 60601

Attention: Michael Balkin

Email: mbalkin@foresightacq.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

Attention: Todd A. Mazur

Email: MazurT@gtlaw.com

If to the Company:

P3 Health Group Holdings, LLC

2370 Corporate Circle, Suite 300

Henderson, NV 89074

Attention: Jessica Puathasnanon

Email: JPuathasnanon@p3hp.org

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:     Charles K. Ruck, R. Scott Shean, Wesley C. Holmes and Brett C. Urig

Email:         charles.ruck@lw.com; scott.shean@lw.com

                    wesley.holmes@lw.com; brett.urig@lw.com

If to a Sponsor:

To such Sponsor’s email addresses set forth in Schedule I

with a copy to (which will not constitute notice):

Section 3.10 Counterparts. This Sponsor Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.11 Interpretive Matters. Section 9.03(b) of the Merger Agreement shall apply to this Sponsor Agreement, mutatis mutandis, as though set forth herein.

Section 3.12 Other Acknowledgements.

(a) This Sponsor Agreement (i) is intended to create, and creates, a contractual relationship, and (ii) is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship, in each case among the Parties.

(b) Each Sponsor is executing this Sponsor Agreement solely in such Sponsor’s capacity as a stockholder of Foresight. Each Sponsor makes no agreement or understanding in this Sponsor Agreement in such Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of such Sponsor) as a manager, director or officer of Foresight, Merger Sub or any Merger Corp (if such Sponsor or any such affiliate, partner or employee holds any such office). Nothing in this Sponsor Agreement will limit or affect any actions or omissions taken by any Sponsor (or any affiliate, partner or employee of any Sponsor) in his, her or its capacity as a manager, director or officer of Foresight, Merger Sub or any Merger Corp, and no actions or omissions taken in such Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of such Sponsor) as a manager, director or officer of Foresight, Merger Sub or any Merger Corp shall be deemed a breach of this Sponsor Agreement. Nothing in this Sponsor Agreement will be construed to prohibit, limit or restrict any Sponsor (or any affiliate, partner or employee of any Sponsor) from exercising his, her or its fiduciary duties as a manager, director or officer of Foresight, Merger Sub or any Merger Corp.

Section 3.13 Entire Agreement; Assignment. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Sponsor Agreement (or any rights or obligations hereunder) shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any Party without the prior written consent of the other Parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Foresight, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

FORESIGHT SPONSOR GROUP, LLC

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: Manager

FA CO-INVESTMENT LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

[Signature Page to Sponsor Support Agreement]

FORESIGHT:

FORESIGHT ACQUISITION CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Sherif Abdou
Name: Sherif Abdou
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Foresight Securities

Sponsor	Foresight Class B Stock	Foresight Common Stock	Foresight Warrants
Foresight Sponsor Group, LLC Notice Information Venu Raghavan: (vraghavan@foresightacq.com) Mike Balkin: (mbalkin@foresightacq.com) Gerald Muizelaar: (gmuizelaar@foresightacq.com)	6,843,525	682,500	227,500
FA Co-Investment LLC Notice Information Zach Fisher: (zachary.fisher@cowen.com) James Steinlage: (james.steinlage@cowen.com) Brooks Lufkin: (Brooks.Lufkin@cowen.com)	987,725	150,000	50,000

[Schedule I to Sponsor Support Agreement]

ANNEX H

[P3 NEWCO], LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

H-ii

Schedules

Schedule 1	–	Schedule of Former P3 Members
Schedule 2	–	Schedule of Company Members

Exhibits

Exhibit A	–	Form of Joinder Agreement
Exhibit B-1	–	Form of Agreement and Consent of Spouse
Exhibit B-2	–	Form of Spouse’s Confirmation of Separate Property
Exhibit C	–	Policy Regarding Certain Equity Issuances

H-iii

[P3 NEWCO], LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [P3 NEWCO],4 LLC a Delaware limited liability company (the “Company”), dated as of [●], 2021, is entered into by and among the Company, [PubCo, Inc.], a Delaware corporation (the “Corporation”), as the sole managing member of the Company, and each of the other Members (as defined herein).

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;

WHEREAS, the Company (f/k/a FAC Merger Sub LLC) is a limited liability company organized under the laws of the State of Delaware pursuant to and in accordance with the Delaware Act by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on May [●], 2021;

WHEREAS, the Corporation entered into a Limited Liability Company Agreement of the Company effective as of May [●], 2021 (the “Original LLC Agreement”);

WHEREAS, on May [●], 2021, the Company, the Corporation and P3 Health Group Holdings, LLC (“P3”), entered into that certain Merger Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”) pursuant to which, among other things, (i) at the Effective Time, P3 merged with and into the Company (the “Merger”), with the Company surviving such Merger, and (ii) as of the Effective Time, (A) the Corporation received newly issued Common Units and Warrants from the Company pursuant to the Merger and the Warrant Agreement5 and (B) the unitholders of P3 (the “Former P3 Members”) received Common Units of the Company as set forth in the Payment Spreadsheet (as defined in the Transaction Agreement) pursuant to the Merger as part of the consideration for their previously held membership units held at P3 (the “P3 Units”) as set forth on Schedule 1;

WHEREAS, in connection with the foregoing matters, but immediately prior to the admittance of the other Members as members of the Company pursuant to the Merger, the Corporation amended and restated the Original LLC Agreement in its entirety as of the Effective Time to reflect, among other things, (a) the consummation of the transactions contemplated by the Transaction Agreement and (b) the other rights and obligations of the Members, the Company, the Manager and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Time, at which time the Original LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect as expressly contemplated herein; and

WHEREAS, the Company and the Members desire to continue the Company without dissolution.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original LLC

[4]	Note to Form: Company and Foresight to mutually determine name of new operating entity prior to the Closing.
[5]	Note to Form: Provisions relating to Warrants to be removed if no Foresight warrants remain outstanding at Closing.

Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:6

Article VIII.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)

increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement or otherwise). For the avoidance of doubt, with respect to each Member other than the Corporation, (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of Units may be made only to beneficiaries who are such Member, his or her spouse, lineal descendants (whether natural or adopted), siblings, parents, or spouse’s parents; (b) a charitable remainder trust, the income of which shall be paid to such Member during his or her life, or (c) such Member’s spouse, lineal descendants (whether natural or adopted), siblings, parents or spouse’s parents, shall be an Affiliate for purposes hereof; provided, that “Affiliate” as used in Article X of this Agreement shall not include the foregoing sub-clause (c).

“Agreement” has the meaning set forth in the Preamble.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, less prior losses of the Company allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, to the extent such prior losses are available to reduce such income and have not previously been taken into account in the

[6]	Note to Form: Provisions to be added relating to any Units set aside / placed into escrow if the dispute relating to Class D is not resolved at Closing.

calculation of Assumed Tax Liability for any prior period, in each case, as determined by the Manager and, for the avoidance of doubt, taking into account any Code Section 704(c) allocations (including “reverse” Section 704(c) allocation) over (ii) the cumulative Distributions made to such Member after the Effective Time pursuant to Sections 4.01(a), 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii); provided that, in the case of the Corporation, such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Blocker Agreement” means that certain Transaction and Combination Agreement, dated as of May [●], 2021, by and among the Corporation, [●].

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) through (g) and (m) and 1.704-1(b)(2)(iv)(s).

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any Cash and Cash Equivalents or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities of the Corporation representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Corporation;

(2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company);

(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the Voting Securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(4) the Corporation ceases to be the sole Manager of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class V Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $[0.0001] per share, of the Corporation.

“Class V Common Stock” means the shares of Class V common stock, par value $[0.0001] per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Common Unit” means a Unit designated as a “Common Unit” on the Schedule of Members and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the VWAP for the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock during such period.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Company” has the meaning set forth in the Preamble.

“Competitor” means any Person who is engaged, or after [●] [●], 2021, engages, in the business of providing or the arranging for the provision of health care services and items and related support, administrative, management or ancillary services, directly or indirectly through Subsidiaries, affiliated providers or contractors.

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Consolidation Mergers” has the meaning specified in the Blocker Agreement.

“Corporate Board” means the board of directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corporation Transaction Costs” means all unpaid Expenses of (or to be paid by) the Corporation incurred prior to and through the date of this Agreement in connection with (a) the negotiation, preparation and execution of the Transaction Agreement, the Blocker Agreement and the other agreements and documents contemplated thereby (including this Agreement), (b) the furtherance of the consummation of the transactions contemplated by the Transaction Agreement, the Blocker Agreement and such other agreements and documents (including due diligence), (c) the Corporation’s initial public offering (including any deferred underwriting fees), and (d) the Corporation’s pursuit of a business combination with P3.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class V Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any applicable Credit Agreements (and without otherwise violating any applicable provisions of any applicable Credit Agreements) and applicable Law.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization or any exchange of securities of the Company, in each case, that does not result in the distribution of cash or property (other than securities of the Company) to Members, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Taxable Year applicable to a corporate or individual taxpayer (whichever is higher) resident in, or whose principal place of business is located in, the City of New York, taking into account the character of the relevant items of income or gain (e.g., ordinary or capital) and the estimated deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), in each case, as reasonably determined by the Manager (it being understood and agreed that the same Distribution Tax Rate shall be applied for each Member).

“Effective Time” has the meaning ascribed to the term “P3 Effective Time” as set forth in Transaction Agreement.

“EIN” has the meaning set forth in Section 3.03(b).

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, in each case, now or hereafter adopted by the Corporation, including the Corporation’s 2021 Incentive Award Plan.

“Equity Securities” means, with respect to any Person, (a) limited liability company or other equity interests in such Person or any Subsidiary of such Person, (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests in such Person or any Subsidiary of such Person, and (c) warrants, options or other rights to purchase or otherwise acquire any equity interests in such Person or any Subsidiary of such Person.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Excluded Instruments” has the meaning set forth in Section 3.04(b).

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Former P3 Members” has the meaning set forth in the Recitals.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, county, municipal, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body (public or private), authority, board, body, bureau, commission, court, department, entity, instrumentality, organization (including any public international organization such as the United Nations) or tribunal exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Internal Revenue Service” means the U.S. Internal Revenue Service.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, acts, constitutions, treaties, principles of common law, codes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning set forth in Section 14.02.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“Manager” has the meaning set forth in Section 6.01.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Merger” has the meaning set forth in the Recitals.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Net Loss” means, with respect to a Taxable Year, the excess if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Net Profit” means, with respect to a Taxable Year, the excess if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.06(a).

“Officer” has the meaning set forth in Section 6.01(b).

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03(a).

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class at such time by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.03(b).

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“P3” has the meaning set forth in the Recitals.

“P3 Units” has the meaning set forth in the Recitals.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [●] [●], 2021, by and among the Corporation, certain of the Members as of the date hereof and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as amended from time to time.

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Revised Partnership Audit Provisions shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Stock Exchange” means [Nasdaq Capital Market].

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, (c) in any case, such Person controls the management thereof, [or (d) such business entity is a variable interest entity of that Person]. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of [●] [●], 2021, by and among the Corporation and the Company, on the one hand, and the other parties thereto, on the other hand (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as amended from time to time.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Third A&R LLC Agreement” has the meaning set forth in Section 4.01(b)(iv).

“Trading Day” means, as of a particular time of determination, a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is then listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement, including, but not limited to Common Units; provided, however, that any class or group of Units issued, including the Common Units, shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unit Redemption” has the meaning set forth in the Recitals.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under an Equity Plan that are not Vested Corporate Shares.

“Upstairs Warrants” has the meaning set forth in Section 3.04(b).

“VWAP” means with respect to shares of Class A Common Stock, the daily per share volume-weighted average price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if

such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).

“Voting Securities” of any Person means the capital stock or other Equity Securities of such Person normally entitled to vote in the election of directors or comparable governing body of such Person.

“Warrant Agreement” means that certain Amended and Restated Warrant agreement between the Corporation and the Company, dated as of [●] [●], 2021, pursuant to which, among other things, the Company issued Warrants to the Corporation.

“Warrants” means warrants to purchase Common Units.

Article IX.

ORGANIZATIONAL MATTERS

Section 9.01 Formation of Company. The Company formed in Delaware on May [●], 2021, pursuant to the provisions of the Delaware Act.

Section 9.02 Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Original LLC Agreement in its entirety as expressly contemplated herein and otherwise continuing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 9.03 Name. The name of the Company is “[P3 NewCo, LLC]”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members in a reasonable period of time following such change. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 9.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 9.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the

State of Delaware. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 9.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 9.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 9.08 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Article X.

MEMBERS; UNITS; CAPITALIZATION

Section 10.01 Members.

(a) In connection with the transactions contemplated by the Transaction Agreement, the Corporation was admitted as a Member as described in Section 3.3.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their respective Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their respective Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members in effect as of the Effective Time is set forth as Schedule 2 to this Agreement. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 [or] in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

Section 10.02 Units.

(a) Limited liability company interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Time, the Units will be comprised of a single class of Common Units.

(b) Subject to Section 3.04(a), the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided, that as long as there are any Members (other than the Corporation and its Subsidiaries) (x) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (y) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units. The Company may reissue any Common Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(c) Subject to Sections 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.10.

Section 10.03 The Corporation’s Admission as a Member; the Merger; the Unit Redemption.

(a) Pursuant to the terms of the Transaction Agreement and the Merger, at the Effective Time each of the Former P3 Members had their P3 Units cancelled and were issued the number of Common Units set forth opposite the name of the respective P3 Member on the Schedule of Members attached hereto as Schedule 2; such Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Common Units are admitted as Members hereunder.

(b) Pursuant to the Transaction Agreement, the Warrant Agreement and the Merger, the Company issued to the Corporation, and the Corporation acquired [●] newly issued Common Units, and [●] Warrants. In addition, pursuant to the Blocker Mergers and the Consolidation Mergers, the Corporation acquired from certain Former P3 Members who were admitted as Members as contemplated by Section 3.03(a) the number of Common Units set forth on [Exhibit ]7. Notwithstanding anything to the contrary: (i) the Corporation shall be admitted as a Member with respect to all Common Units it holds from time to time; (ii) each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a); (iii) the Company shall be treated as a continuation of P3 for U.S. federal and applicable state income tax purposes and, as such, shall use P3’s employer identification number (“EIN”) (and, for the avoidance of doubt, shall not obtain a new EIN); (iv) for U.S. federal and applicable state tax purposes, the Corporation shall be treated as having acquired the number of Common Units from the Former P3 Members set forth on [Exhibit ] in exchange for (A) the cash consideration paid in the Merger pursuant to a taxable exchange and (B) the Class A Common Stock

[7]

Note to Form: To the extent that Blockers elect to receive all Common Units in the Merger, a certain number of Common Units will need to be canceled to ensure that the number of Common Units held by the Blockers equals the number of Foresight shares received by the Blocker Owners.

and cash consideration paid in the Blocker Mergers pursuant to a reorganization described in Section 368(a) of the Code; and (v) the transactions described in this Section 3.03(b) will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

(c) Pursuant to the Merger and the Payment Spreadsheet referenced in the Transaction Agreement, certain Former P3 Members are receiving Common Units which are subject to time-vesting restrictions, as set forth on Schedule 3.03(c) attached hereto.8

Section 10.04 Authorization and Issuance of Additional Units and Warrants.

(a) Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including, without limitation, an issuance, redemption, cancellation, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Class A Common Stock and/or the Class V Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), and the number of outstanding shares of Class V Common Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company); provided that, in each of the foregoing cases of clauses (A) and (C), the issuance of Class A Common Stock in connection with the Vesting Date, conversion, exercise or exchange, as applicable, of such Unvested Corporate Shares, preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.04. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class A Common Stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class V Common Stock in a transaction not contemplated in this Agreement, the Manager, and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned by the Members (other than the Corporation and its Subsidiaries), directly or indirectly, will equal on a one-for-one basis the number of outstanding shares of Class V Common Stock. Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall not undertake any subdivision (by any Common Unit stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class V Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock,

[8]	Note to Form: Vesting schedule to mirror terms set forth in P3 pre-Closing Operating Agreement and individual grant agreements.

Class V Common Stock or Common Units respectively, to maintain at all times (y) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock, or (z) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class V Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class V Common Stock, in each case as contemplated by the first sentence of this Section 3.04(a).

(b) Excluding warrants, options or similar instruments governed by Section 3.10 (the “Excluded Instruments”), the exercise of which shall be governed by such Section 3.10 and not this Section 3.04(b), in the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Corporation shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by the Corporation, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of Common Units issued by the Company to the Corporation pursuant to the Warrant Agreement. Upon the valid exercise of a Warrant by the Corporation in accordance with the Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to the Corporation the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Corporation.

(c) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units, to establish other classes or series of Units or other Equity Securities in the Company, or admission of additional Members under this Section 3.04, in each case without the requirement of any consent or acknowledgement of any other Member.

Section 10.05 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided, if the Corporation uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 10.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 10.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 10.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 10.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 10.10 Corporate Stock Option Plans and Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating an Equity Plan or from issuing shares of Class A Common Stock pursuant to any such plans. The Corporation may implement such Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock, or the issuance of Unvested Corporate Shares), whether taken with respect to or by an employee or other service provider of the Corporation, the Company or its Subsidiaries, in a manner determined by the Corporation, in accordance with the initial implementation guidelines attached to this Agreement as Exhibit C, which may be amended by the Corporation from time to time (subject to the immediately succeeding sentence). The Corporation may amend this Agreement (including Exhibit C) as reasonably necessary or advisable, as determined by the Corporation in good faith, in connection with, and solely for purposes of effecting, the adoption, implementation, modification or termination of an Equity Plan. In the event of such an amendment by the Corporation, the Company will provide notice of such amendment to the Members. The Company is expressly authorized to issue Units (i) in accordance with the terms of any such Equity Plan, or (ii) in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such Equity Plan, without any further act, approval or vote of any Member or any other Persons.

Section 10.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plans. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Article XI.

DISTRIBUTIONS

Section 11.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members holding Common Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest of such Common Units (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(iv)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(b) Tax Distributions.

(i) With respect to each Taxable Year, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year.

(ii) To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of Common Units of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) (other than any distributions made pursuant to Section 4.01(b)(iv)) on any given date, the Tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 4.01(b) are made pro rata in accordance with the Members’ respective Percentage Interests of Common Units. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members pro rata in accordance with their Percentage Interest of Common Units, to the extent of available funds in accordance with their Percentage Interests of Common Units and the Company shall make future Tax Distributions as soon as sufficient funds become available to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(iii) In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing and anything to the contrary in this Agreement, a final accounting for distributions under Section 4.1(a) of that certain Third Amended and Restated Operating Agreement of P3, dated April 16, 2020 (the “Third A&R LLC Agreement”) in respect of the taxable income of P3 through the end of the day on which the Effective Time occurs shall be made by the Company following the Effective Time and, based on such final accounting, the Company shall make a distribution to the Former P3 Members (or in the case of any Former P3 Member that no longer exists, the successor of such Former P3 Member) in accordance with Section 4.1(a) of the Third A&R LLC Agreement (as if the Third A&R LLC Agreement was still in effect) to the extent of any shortfall in the amount of distributions the Former P3 Members received prior to the Effective Time under Section 4.1(a) of the Third A&R LLC Agreement with respect to taxable income of the Company through the end of the day on which the Effective Time occurs that will be allocated to the Former P3 Members (determined pursuant to an interim closing of the books under Section 706 of the Code and the Treasury Regulations thereunder). For the avoidance of doubt, the amount of distributions to be made pursuant to this Section 4.01(b)(iv) shall be calculated pursuant to the methodology set forth in Section 4.1(a) of the Third A&R LLC Agreement (as if the Third A&R LLC Agreement was still in effect).

Article XII.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 12.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the

Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property; provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii) if the Book Value of any property of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv) items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and

(v) to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 12.02 Allocations. Except as otherwise provided in Section 5.03 and Section 5.04, Net Profits and Net Losses for any Taxable Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests of Common Units.

Section 12.03 Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided for in Section 5.03(b), if there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests of Common Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is

intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, after all other allocations pursuant to Sections 5.02, 5.03, 5.04 and 5.05 have been tentatively made as if this Section 5.03(c) were not in this Agreement, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Net Losses (or items of Losses) to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests of Common Units, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements pursuant to Treasury Regulations Section 1.704-2(f)(4). If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 12.04 Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.03, the Manager shall make appropriate adjustments to allocations of Net Profits and Net Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests of Common Units. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year of the event requiring such adjustments or allocations.

Section 12.05 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method permitted under applicable Law, including without limitation the “additional method” described in Treasury Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units; provided, further, that with respect to any of the Company’s “excess nonrecourse liabilities” that arise after the Effective Time, the Manager shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the Manager determines in its sole discretion made in good faith that such allocation would reasonably be expected to have a material adverse impact on the Corporation (for this purpose, any such allocation that results in the Corporation having a lower tax basis in its interests in the Company but that does not otherwise cause the Corporation to have taxable income in the applicable Taxable Year in excess of the taxable income it otherwise would have been expected to have in such Taxable Year (including as a result of an actual or deemed distribution made to the Corporation in such Taxable Year) utilizing a different permissible allocation of “excess nonrecourse liabilities” shall not be considered a material adverse impact).

(f) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(g) In the event any Common Units issued pursuant to Section 3.10(c) are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.

(h) Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 12.06 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.06. To the extent there are any amounts outstanding with respect to the Redeemed Units that are the subject of a Redemption or Direct Exchange as of the Redemption Date, the Redeeming Member shall fully satisfy its indemnification obligation under this Section 5.06 on the Redemption Date, immediately prior to the Redemption or Direct Exchange and in no event shall the Corporation have any liability with respect to any liability underlying such Redeeming Member’s indemnification obligation under this Section 5.06 that is outstanding on or prior to the date of such Redemption or Direct Exchange. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.06 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.06 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.06, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested by the Company in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for all purposes of this Agreement, unless otherwise reimbursed by such Member under this Section 5.06.

Article XIII.

MANAGEMENT

Section 13.01 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”),

(ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

Section 13.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 13.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members; provided, however, that any such resignation shall be subject to the appointment of a new Manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members (subject to the appointment of a new Manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager. Notwithstanding anything to the contrary herein, no replacement of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation, its successor or assign (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor or assign, as applicable) as the Manager shall be effective unless the Corporation (or its successor or assign, as applicable) and the new Manager (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Corporation to comply with all of the Corporation’s obligations under this Agreement (in its capacity as a Member) and (b) the new Manager to comply with all of the Manger’s obligations under this Agreement.

Section 13.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 13.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are (i) on terms comparable to and competitive with those available to the Company from others dealing at arm’s length, (ii) approved by the Members (other than the Manager) holding a majority of the Percentage Interests of the Members (other than the Manager) or (iii) approved by the Disinterested Majority, and in each case, otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the P3 Members, any of their Affiliates, the Company or its Subsidiaries, on the other hand, entered into on or prior to the date of this Agreement in connection with the transactions contemplated by the Transaction Agreement and the Blocker Agreement, including, but not limited to, the Warrant Agreement and the Tax Receivable Agreement.

Section 13.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is publicly traded and, therefore, the Manager has access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including, without limitation, all fees, expenses and costs associated with the Manager being a public company (including, without limitation, public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any subsequent public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such subsequent public offering, after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. The Manager also shall be deemed to have contributed an amount equal to the Corporation Transaction Costs to the Company in exchange for newly issued Common Units. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Manager [or any payments made pursuant to the Tax Receivable Agreement] other than in a manner that is expressly contemplated under this Agreement.

Section 13.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons, which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 13.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, directors, employees or other agents (collectively “Manager’s Representatives”) shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or a Manager’s Representative’s intentional misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or any Manager’s Representative contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) In connection with the performance of its duties as the Manager of the Company, except as otherwise set forth herein, the Manager acknowledges that, solely in its capacity as Manager, it will owe to the Company and the Members the same fiduciary duties as it would owe to a Delaware corporation and the stockholders of such corporation if it were a member of the board of directors of such corporation and the Members were stockholders of such corporation.

(d) The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 13.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Article XIV.

RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER

Section 14.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Articles IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any Agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by applicable law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 14.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on it by Law and this Agreement.

Section 14.03 No Right of Partition. No Member, other than the Manager (if the Manager is also a Member), shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 14.04 Indemnification.

(a) Subject to Section 5.06, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as the

Manager or a director, officer, employee or other agent of the Manager, the Partnership Representative, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities or losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in any other agreements with the Company; provided, further, that no Officer shall be entitled to indemnification hereunder for any expenses, liabilities or losses suffered that are attributable to such Officer’s breach of its fiduciary duties to the extent that such Officer, if an officer of a corporation, would not be entitled to indemnification therefor under the laws of the State of Delaware. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a Governmental Entity of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any Governmental Entity of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Article XV.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 15.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error or common law fraud.

Section 15.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

Section 15.03 No Inspection Rights. Notwithstanding Section 18-305 of the Delaware Act, to the fullest extent permitted by applicable Law, no Member shall be entitled to any information, inspection or access rights that such Member would otherwise be entitled to receive pursuant to Section 18-305 of the Delaware Act.

Article XVI.

TAX MATTERS

Section 16.01 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use reasonable efforts (taking into account applicable extensions of time to file tax returns) to furnish, within ninety (90) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state and local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including, without limitation, the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.

Section 16.02 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for the Taxable Year that includes the Effective Time and each subsequent Taxable Year, and the Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for such Taxable Years. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 16.03 Tax Controversies.

(a) The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect any Taxable Year beginning on or before December 31, 2017. The Manager shall further cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company beginning after December 31, 2017, and if the “partnership representative” is an entity, the Corporation is hereby authorized to designate an individual to be the sole individual through which such entity “partnership representative” will act (in such capacities, including in similar capacities under analogous provisions of state or local Law, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Time to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulations Section 301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required, by the Code and Treasury Regulations (and analogous provisions of state or local Law) for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative.

(b) Notwithstanding anything to the contrary, with respect to any matter that would reasonably be expected to result in any Tax liability for any taxable period (or portion thereof) that ends on or before the date on which the Effective Time occurs (“Pre-Closing Tax Period”) for which any Former P3 Member could be responsible, without the prior written consent of the Recipients’ Representative (as defined in the Transaction Agreement), not to be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Company or any of its subsidiaries with respect to any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Company or any of its Subsidiaries that would have retroactive effect with respect to a Pre-Closing Tax Period or (iii) settle or compromise any Tax proceeding relating to the Company or any of its subsidiaries with respect to a Pre-Closing Tax Period.

(c) The provisions of this Section 9.03 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company, and shall be subject to the provisions of the Tax Receivable Agreement, as applicable.

Article XVII.

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 17.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii)  any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities of the Corporation.

Section 17.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI or (B) a Transfer by a Member to the Corporation or any of its Subsidiaries, (ii) a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), the Permitted Transferees of the Units so Transferred shall at the time of the Permitted Transfer agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. If a Permitted Transfer pursuant to clause (ii) of the immediately preceding sentence would result in a Change of Control, such Member must provide the Manager with written notice of such proposed Permitted Transfer at least sixty (60) calendar days prior to the consummation of such Permitted Transfer. In the case of a Permitted Transfer of any Common Units by any Member holding Class V Common Stock to a Permitted Transferee in accordance with this Section 10.02, such Member shall also transfer a number of shares of Class V Common Stock equal to the number of Common Units that were transferred by such Member in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 17.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [P3 NEWCO], LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND [P3 NEWCO], LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [P3 NEWCO], LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 17.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the Transferring Member was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 17.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 17.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Unit and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Unit or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Unit, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Unit for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 17.07 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable Law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), but subject to Section 10.07(d), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v) be a Transfer to a Competitor;

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vii) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units (including, for the avoidance of doubt, in connection with a Redemption or a Direct Exchange), unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption or Direct Exchange, as applicable), either (i) written evidence that all required withholding under Section 1446(f) of the Code will have been completed and duly remitted to the applicable Governmental Entity or (ii) duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided, that the Company shall cooperate in the manner set forth in Section 11.06(a) with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

(d) Notwithstanding anything contained herein to the contrary, in no event shall any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of any securities of the Corporation constitute a Transfer of Units or any other Equity Securities of the Company.

Section 17.08 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 17.09 Certain Transactions with respect to the Corporation(a) .

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class V Common Stock, pursuant to which such Units and such shares of Class V Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Redemption provisions of Article XI, mutatis mutandis (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class V Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class V Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or Equity Securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such

Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class V Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation and its Subsidiaries) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation and its Subsidiaries) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class V Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall the Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

Article XVIII.

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 18.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its Subsidiaries), from and after the expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any Common Units that are subject to vesting conditions) in whole or in part (the “Redemption Right”); provided, that if such a Member elects to cause the Redemption of less than one hundred (100) Common Units, then such Member shall be required to deliver the Redemption Notice with respect to such Redemption during the first fifteen (15) Business Days of any calendar quarter. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class V Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii) the Corporation shall cancel and retire for no consideration the shares of Class V Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y).

(b) The Corporation shall have the option (as determined solely by the Disinterested Majority) as provided in Section 11.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).

(c) In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the related Redemption Notice.

(d) In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming

Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 18.02 Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Sections 11.01(d), subject to Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) in the event of a Share Settlement, the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 18.03 Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by the Disinterested Majority) (subject to the limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class V Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii) the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class V Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y); and

(iii) the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 18.04 Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

Section 18.05 Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Units following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

Section 18.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to the Manager or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to the Manager or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in proposed Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and the Manager or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), the Corporation shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange of a Share Settlement or a Cash Settlement, as applicable, on the one hand, and the Redeemed Units, on the other hand, between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Article XIX.

ADMISSION OF MEMBERS

Section 19.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 19.02 Additional Members. Subject to the provisions of Article X, any Person that is not a Member as of the Effective Time may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

Article XX.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 20.01 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a

Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

Article XXI.

DISSOLUTION AND LIQUIDATION

Section 21.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the Members holding a majority of the Units then outstanding to dissolve the Company (excluding for purposes of such calculation the Corporation and all Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 21.02 Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all expenses incurred in connection with the liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members; and third, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 21.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 21.04 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 21.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 21.06 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

Article XXII.

GENERAL PROVISIONS

Section 22.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 22.02 Confidentiality.

(a) Each of the Members (other than the Corporation) agrees to hold all Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” means all information concerning the Corporation, the Company and/or any of their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, the Company, any of its Subsidiaries or any of their respective representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the Company or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; or (d) is or becomes independently developed by such Member or its respective representatives without use of or reference to any Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (y) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to disclose any Confidential Information. Notwithstanding anything to the contrary contained herein, each Member’s obligations under this Section 15.02 shall survive any Transfer of Units by such Member, such Member’s ceasing to be a member of the Company, any termination of this Agreement and/or the termination, dissolution, liquidation or winding up of the Company.

Section 22.03 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the prior written consent of the Manager, together with the prior written consent of the holders of a majority of the Units then outstanding (excluding all Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement, which terms and conditions expressly require the approval or action of certain Persons, may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of such Member hereunder, (iii) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) materially and adversely affect the rights of any Member under Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment to this Agreement (x) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (y) to reflect any changes to the Class A Common Stock or Class V Common Stock or the issuance of any other capital stock of the Corporation.

Section 22.04 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 22.05 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

[●]

with a copy (which copy shall not constitute notice) to:

[●]

To the Corporation:

[●]

with a copy (which copy shall not constitute notice) to:

[●]

To the Members, as set forth on Schedule 2.

Section 22.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Indemnified Persons under Section 7.04 (which is intended to be for the benefit of the Indemnified Persons and may be enforced by any Indemnified Person).

Section 22.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 22.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 22.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 22.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING

RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 22.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 22.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 22.13 Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 22.14 Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section  15.14.

Section 22.15 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and the Tax Receivable Agreement), and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original LLC Agreement is superseded in its entirety by this Agreement as of the Effective Time and shall be of no further force or effect thereafter (other than any provisions of the Original LLC Agreement that survive any amendment, restatement, modification or termination of the Original LLC Agreement as contemplated by the Original LLC Agreement).

Section 22.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 22.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. Each of the parties hereto agrees that they have been represented by independent counsel of its own choice during the negotiation and execution of this Agreement and the parties hereto and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

[P3 NEWCO]

By:

Name:
Title:

MANAGER:

[PUBCO, INC.]

By:

Name:
Title:

MEMBERS:

[●]

By:

Name:
Title:

[●]

By:

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1

SCHEDULE OF PRIOR P3 MEMBERS AND UNITS HELD

SCHEDULE 2*

SCHEDULE OF MEMBERS

Member	Common Units	Options	Contact Information for Notice

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

11.

12.

13.

14.

15.

16.

17.

18.

19.

20.

21.

22.

23.

24.

25.

26.

27.

28.

29.

Total

*

This Schedule of Members shall be updated from time to time in accordance with this Agreement, including to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or to reflect any additional issuances of Units pursuant to this Agreement.

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                                 , 20         (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among [P3 NewCo, LLC], a Delaware limited liability company (the “Company”), [PubCo], a Delaware corporation and the sole managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.

Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof. The undersigned hereby acknowledges, agrees and confirms that it has received a copy of the LLC Agreement and has reviewed the same and understands its contents.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

[P3 NEWCO, LLC]

By: [PUBCO, INC.], its Managing Member

By:
Name:
Title:

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of                                                           (the “Member”), a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among [P3 NewCo], a Delaware limited liability company (the “Company”), [PubCo, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement, which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of                                                          (the “Member”), who is a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among [P3 NewCo, LLC], a Delaware limited liability company (the “Company”), [PubCo, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:

Exhibit C

[PUBCO], INC.9

2021 INCENTIVE AWARD PLAN

Policy Regarding Certain Equity Issuances

[All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the [Pubco], Inc. 2021 Incentive Award Plan (the “Plan”).]

Pursuant to Sections [3.1 and 10.17] of the Plan, this Policy Regarding Certain Equity Issuances (this “Policy”), effective as of [                    ], 2021, is established to provide for the method by which shares of Common Stock or other securities and/or payment therefor may be exchanged or contributed between [Pubco], Inc. (the “Corporation”) and [P3 NEWCO], LLC (the “Operating Company”), or any Subsidiary, or may be returned to the Corporation upon any forfeiture of shares of Common Stock or other securities by the Participant, for the purpose of (i) ensuring that the relationship between the Corporation and its Subsidiaries remains at arm’s-length and (ii) maintaining economic parity between one share of Class A Common Stock and one Common Unit by preserving the one-to-one ratio between the number of shares of Class A Common Stock outstanding and the number of Common Units held by the Corporation, and notwithstanding anything to the contrary herein, this Policy shall be interpreted in a manner consistent with the such purpose.

. In the event of any conflict between the Amended and Restated Limited Liability Company Agreement of [P3 NEWCO], LLC, dated as of [                    ], 2021 (the “Operating Agreement”) or the Plan and this Policy, the Operating Agreement or Plan, as applicable, will control. In the event of any conflict between the Operating Agreement and the Plan, unless explicitly stated otherwise, the Operating Agreement will control. This Policy may be modified, supplemented or terminated at any time and from time to time in the Corporation’s discretion, subject to and in accordance with the Operating Agreement.

1.	Restricted Stock Awards

a.

Transfers of Restricted Stock to Corporation Employees, Corporation Consultants or Corporation Directors. The following shall apply to Restricted Stock granted under the Plan to Employees and Consultants of the Corporation and Directors (collectively, “Corporation Service Providers”) in consideration for services performed by such Corporation Service Providers for the Corporation (but not for the Operating Company or its Subsidiaries):

i.	Issuance of Restricted Stock.

A.	The Corporation shall issue such number of shares of Common Stock as are to be issued to the Corporation Service Provider in accordance with the terms of the Plan.

B.

Concurrently with or prior to such issuance, a Corporation Service Provider shall pay the purchase price (if any) of the Restricted Stock to the Corporation in exchange for the issuance of the Restricted Stock.

C.

Prior to the Vesting Date, the Corporation shall pay dividends to the holder of the Restricted Stock and make any other payments to the Corporation Service Provider as the terms of the Restricted Stock award provide for. The Corporation and the Operating Company shall treat such payments as having been made by the Corporation, and the Corporation shall report such payments as compensation to the Corporation Service Provider for all purposes. Prior to

[9]

Note to Form: Exhibit C to be updated consistent with the Corporation’s New Stock Incentive Plan that is drafted prior to the filing of the Proxy Statement as referenced in the Merger Agreement (defined in this exhibit as the “Plan”).

the Vesting Date (as defined below), the Operating Company shall pay to the Corporation the amount of any such payments the Corporation is required to pay to the Corporation Service Provider, as a reimbursement of Corporation expenses pursuant to Section 6.06 of the Operating Agreement.

ii.

Vesting of Restricted Stock. On the date when the value of any share of Restricted Stock is includible in taxable income (with respect to each such share, the “Vesting Date”) of the Corporation Service Provider, the following events shall occur or be deemed to have occurred:

A.

If required by Section 6.06 of the Operating Agreement, the Operating Company shall be deemed to reimburse the Corporation for the compensation expense equal to the amount includible in taxable income of the Corporation Service Provider.

B.

The Operating Company shall issue to the Corporation on the Vesting Date a number of Common Units (as defined in the Operating Agreement) equal to the number of such shares of Restricted Stock that are includible in the taxable income of the Corporation Service Provider as of the applicable Vesting Date in consideration for a deemed Capital Contribution from the Corporation in an amount equal to the number of Common Units issued in accordance with this section, multiplied by the Fair Market Value (as defined in the Operating Agreement).

b.

Transfers of Restricted Stock to Employees and Consultants of the Operating Company. The following shall apply to Restricted Stock granted under the Plan to Employees and Consultants of the Operating Company or its Subsidiaries (each, “Operating Company Service Providers”) in consideration for services performed by such Employees and Consultants for the Operating Company or its Subsidiaries:

i.	Issuance of Restricted Stock.

A.	The Corporation shall issue such number of shares of Common Stock as are to be issued to the Operating Company Service Provider in accordance with the terms of the Plan.

B.

Concurrently with or prior to such issuance, an Operating Company Service Provider shall pay the purchase price (if any) of the Restricted Stock to the Corporation in exchange for the issuance of the Restricted Stock.

C.

The Corporation shall transfer any such purchase price to the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, to such Subsidiary of the Operating Company). For tax purposes, any such purchase price shall be treated as paid by the Operating Company Service Provider to the Operating Company (or an applicable Subsidiary) as the employer of the Employee or the recipient of the Consultant’s services (i.e., not a capital contribution).

D.

Prior to the Vesting Date, the Corporation shall pay dividends to the holder of the Restricted Stock and make any other payments to the Operating Company Service Provider as provided by the terms of the Restricted Stock award, provided that the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, the Subsidiary of the Operating Company) shall reimburse the Corporation for such amounts and deduct such amounts as compensation. In order to effectuate the foregoing, in addition to the Operating Company’s distributions to the Corporation with respect to the Common Units held by the Corporation, the Operating Company (or the applicable Subsidiary) shall make an additional payment to the Corporation in the amount of this reimbursement, which shall not be treated as a partnership distribution. Such payments shall be treated as having been made by the Operating Company (or the applicable Subsidiary), and not by the Corporation, to such Operating Company Service Provider, and the Operating Company (or the applicable Subsidiary) shall report such payments as compensation to the Operating Company Service Provider for all purposes.

ii.	Vesting of Restricted Stock. On the Vesting Date of any shares of Restricted Stock of the Operating Company Service Provider, the following events shall occur or be deemed to have occurred:

A.

The Corporation shall be deemed to sell to the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, to such Subsidiary of the Operating Company), and the Operating Company (or such Subsidiary of the Operating Company) shall be deemed to purchase from the Corporation, such shares of Restricted Stock that are includible in the taxable income of the Operating Company Service Provider on such Vesting Date (the “Operating Company Purchased Restricted Stock”). The deemed price paid by the Operating Company (or a Subsidiary of the Operating Company) to the Corporation for Operating Company Purchased Restricted Stock shall be an amount equal to the product of (x) the number of shares of Operating Company Purchased Restricted Stock and (y) the Fair Market Value of a share of Common Stock on the Vesting Date.

B.

The Operating Company (or any Subsidiary of the Operating Company) shall be deemed to transfer Operating Company Purchased Restricted Stock to the Participant at no additional cost, as additional compensation.

C.

The Operating Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Operating Company Purchased Restricted Stock in consideration for a deemed Capital Contribution from the Corporation in an amount equal to the number of Common Units issued in accordance with this section, multiplied by the Fair Market Value. In the case where an Operating Company Service Provider is an employee or service provider to a Subsidiary of the Operating Company, then the Operating Company shall be deemed to have contributed such amount to the capital of such Subsidiary of the Operating Company.

2.

Restricted Stock Unit and Other Stock or Cash Based Awards. The following shall apply to all Restricted Stock Units and Other Stock or Cash Based Awards (other than cash awards) granted under the Plan and settled in shares of Common Stock:

a.

Transfers of Common Stock to Company Service Providers. The Corporation shall issue such number of shares of Common Stock as are to be issued to the Corporation Service Provider in accordance with the terms of the Plan and any Restricted Stock Unit or applicable Other Stock or Cash Based Award to a Company Service Provider in accordance with [Section 6.3 or 7.1] of the Plan and, as soon as reasonably practicable after such Award is settled, with respect to each such settlement:

i.

If required by Section 6.06 of the Operating Agreement, the Operating Company shall be deemed to reimburse the Corporation for the compensation expense equal to the amount includible in taxable income of the Corporation Service Provider with respect to such Award.

ii.

The Operating Company shall issue to the Corporation on the date of settlement a number of Common Units equal to the number of shares of Common Stock issued in settlement of the Restricted Stock Unit or applicable Other Stock or Cash Based Award in consideration for a deemed Capital Contribution from the Corporation in an amount equal to the number of Common Units issued in accordance with this section, multiplied by the Fair Market Value.

b.

Transfer of Common Stock to Operating Company Service Providers. The Corporation shall issue such number of shares of Common Stock as are to be issued to an Operating Company Service Provider in accordance with the terms of the Plan and any Restricted Stock Unit or applicable Other Stock or Cash Based Award to an Operating Company Service Provider in accordance with [Section 6.3 or 7.1] of the Plan and, as soon as reasonably practicable after such Award is settled, with respect to each such settlement:

i.

The Corporation shall be deemed to sell to the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, to such Subsidiary of the Operating Company), and the Operating Company (or such Subsidiary of the Operating Company) shall be deemed to purchase from the Corporation, the number of shares of Common Stock (the “Operating Company Purchased RSU/Other Award Shares”) equal to the number issued in settlement of the Restricted Stock Units or Other Cash or Stock Based Awards. The deemed price paid by the Operating Company (or Subsidiary of the Operating Company) to the Corporation for Operating Company Purchased RSU/Other Award Shares shall be an amount equal to the product of (x) the number of Operating Company Purchased RSU/Other Award Shares and (y) the Fair Market Value of a share of Common Stock at the time of settlement.

ii.	The Operating Company (or Subsidiary of the Operating Company) shall be deemed to transfer such shares of Common Stock to the Participant at no additional cost, as additional compensation.

iii.

The Operating Company shall issue to the Corporation on the date of settlement a number of Common Units equal to the number of Operating Company Purchased RSU/Other Award Shares in consideration for a deemed Capital Contribution from the Corporation in an amount equal to the number of Common Units issued in accordance with this section, multiplied by the Fair Market Value. In the case where an Operating Company Service Provider is an employee or service provider to a Subsidiary of the Operating Company, the Operating Company shall be deemed to have contributed such amount to the capital of such Subsidiary of the Operating Company.

c.

Other Full-Value Awards. To the extent the Corporation grants full-value Awards (other than Restricted Stock, Restricted Stock Units and Other Stock and Cash Based Awards), the provisions of this Section 2 shall apply mutatis mutandis with respect to such full-value Awards, to the extent applicable (as determined by the Administrator).

3.	Stock Options. The following shall apply to Options granted under the Plan:

a.

Transfer of Common Stock to Company Service Providers. As soon as reasonably practicable after receipt by the Corporation, pursuant to [Section 5.5] of the Plan, of payment for the shares of Common Stock with respect to which an Option (which in the case of a Company Service Provider was issued to and is held by such Participant in such capacity), or portion thereof, is exercised by a Participant who is a Company Service Provider:

i.

The Corporation shall transfer to the holder of such Option the number of shares of Common Stock equal to the number of shares of Common Stock subject to the Option (or portion thereof) that is exercised.

ii.

The Corporation, shall, as soon as practicable after such exercise, make a Capital Contribution to the Operating Company in an amount equal to the exercise price paid to the Corporation by such Participant in connection with the exercise of the Option. If required by Section 6.06 of the Operating Agreement, the Operating Company shall be deemed to reimburse the Corporation for the compensation expense equal to the Fair Market Value of a share of Common Stock as of the date of exercise multiplied by the number of shares of Common Stock then being issued in connection with the exercise of such Option less the exercise price paid to the Corporation by such Participant in connection with the exercise of the Option. Notwithstanding the amount of the Capital Contribution actually made pursuant to this Section 3(a)(ii), the Corporation shall be deemed to have contributed to the Operating Company as a Capital Contribution, in lieu of the Capital Contribution actually made, an amount equal to the Fair Market Value of a share of Common Stock as of the date of exercise multiplied by the number of shares of Common Stock then being issued in connection with the exercise of such Option.

iii.

The Operating Company shall issue to the Corporation, on the date of the deemed Capital Contribution described in Section 3(a)(ii) hereof, a number of Common Units equal to the number of newly issued shares of Common Stock pursuant to Section 3(a)(i) hereof, in consideration for the deemed Capital Contribution described in Section 3(a)(ii) hereof.

b.

Transfer of Common Stock to Operating Company Service Providers. As soon as reasonably practicable after receipt by the Corporation, pursuant to [Section 5.5] of the Plan, of payment for the shares of Common Stock with respect to which an Option (which was issued to and is held by an Operating Company Service Provider in such capacity), or portion thereof, is exercised by a Participant who is an Operating Company Service Provider:

i.

The Corporation shall transfer to the Participant the total number of shares of Common Stock with respect to which the Option was exercised (the “Total Purchased Shares”). Of the Total Purchased Shares the number of shares of Common Stock that shall be deemed to be transferred on behalf of the Operating Company shall be equal to (A) the amount of the exercise price paid by the Participant to the Corporation pursuant to [Section 5.5] of the Plan divided by (B) the Fair Market Value of a share of Common Stock at the time of exercise (the “Operating Company Holder Purchased Shares”).

ii.

The Corporation shall be deemed to sell to the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, to such Subsidiary of the Operating Company), and the Operating Company (or such Subsidiary of the Operating Company) shall be deemed to purchase from the Corporation, the number of shares of Common Stock (the “Operating Company Purchased Option Shares”) equal to the excess of (A) the number of shares subject to the Option (or portion thereof) that is exercised, over (B) the number of Operating Company Holder Purchased Shares. The deemed price paid by the Operating Company (or a Subsidiary of the Operating Company) to the Corporation for Operating Company Purchased Option Shares shall be an amount equal to the product of (x) the number of Operating Company Purchased Option Shares and (y) the Fair Market Value of a share of Common Stock at the time of the exercise.

iii.

The Operating Company (or a Subsidiary of the Operating Company) shall be deemed to transfer Operating Company Purchased Option Shares to the Participant at no additional cost, as additional compensation.

iv.

The Operating Company shall issue to the Corporation on the date of exercise a number of Common Units equal to the sum of the number of Operating Company Holder Purchased Shares and the number of Operating Company Purchased Option Shares in consideration for a deemed Capital Contribution from the Corporation in an amount equal to the number of Common Units issued in accordance with this section, multiplied by the Fair Market Value. In the case where an Operating Company Service Provider is an employee or service provider to a Subsidiary of the Operating Company, the Operating Company shall be deemed to have contributed such amount to the capital of such Subsidiary of the Operating Company.

c.

Stock Appreciation Rights. To the extent the Corporation grants any Stock Appreciation Rights, the provisions of this Section 3 shall apply mutatis mutandis with respect to such Stock Appreciation Rights, to the extent applicable (as determined by the Administrator).

4.	[Dividend Equivalent Awards. The following shall apply to Dividend Equivalents granted under the Plan to Operating Company Service Providers:

a.

The Corporation shall make any payments to an Operating Company Service Provider under the terms of the Dividend Equivalent award, provided that the Operating Company (or, if the Operating Company Service Provider is an employee or other service provider of a Subsidiary of the Operating Company, such Subsidiary of the Operating Company) shall reimburse the Corporation for such amounts and deduct such amounts as compensation. In order to effectuate the foregoing, in addition to the Operating Company’s (or applicable Subsidiary’s) distributions to the Corporation with respect to Common Units held by the Corporation, the Operating Company (or the applicable Subsidiary) shall make an additional payment to the Corporation in the amount of this reimbursement, which shall not be treated as a partnership distribution. Such payments shall be treated as having been made by the Operating Company (or the applicable Subsidiary), and not by the Corporation, to such Operating Company Service Provider, and the Operating Company (or the applicable Subsidiary) shall report such payments as compensation to such Operating Company Service Provider for all purposes.] [10]

5.

Forfeiture, Surrender or Repurchase of Common Stock. If any shares of Common Stock granted under the Plan are (a) forfeited or surrendered by any Service Provider eligible to participate in the Plan (an “Eligible Service Provider”) or (b) repurchased from any Eligible Service Provider by the Corporation, the Operating Company or a Subsidiary, (i) the shares of Common Stock forfeited, surrendered or repurchased shall be returned to the Corporation, (ii) the Corporation (or, if the Eligible Service Provider is an Operating Company Service Provider, the Operating Company or a Subsidiary of the Operating Company, as applicable) shall pay the repurchase price (if any) of the repurchased shares of Common Stock to such Eligible Service Provider, and (iii) if corresponding Common Units had theretofore been issued in respect of the shares of Common Stock that were so forfeited, surrendered or repurchased, the Operating Company shall, contemporaneously with such forfeiture, surrender or repurchase of shares of Common Stock, redeem or repurchase a number of the Common Units held by the Corporation equal to the number of forfeited, surrendered or repurchased shares of Common Stock, such redemption or repurchase to be upon the same terms and for the same price per Common Unit as such shares of Common Stock are forfeited, surrendered or repurchased.

For purposes of this Exhibit C, where this Exhibit C refers to a Service Provider who is an Operating Company Service Provider or “is an employee or service provider to a Subsidiary of the Operating Company”, all such references shall be deemed to include a former employee of or service provider to the Operating Company or any of its Subsidiaries, as applicable, who at the time of grant of the relevant award was then an employee or service provider of such entity.

[10]	Note to Form: To the extent applicable in Equity Plan.

ANNEX I

TAX RECEIVABLE AGREEMENT

by and among

FORESIGHT ACQUISITION CORP.

[P3 NEWCO] LLC

and

THE MEMBERS OF [P3 NEWCO], LLC

FROM TIME TO TIME PARTY HERETO

Dated as [●], 2021

Page
ARTICLE I

DEFINITIONS

SECTION 1.1.	Definitions	I-2
SECTION 1.2.	Rules of Construction	I-9

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

SECTION 2.1.	Basis Adjustments; [P3 Newco] 754 Election	I-9
SECTION 2.2.	Basis Schedules	I-10
SECTION 2.3.	Tax Benefit Schedules	I-10
SECTION 2.4.	Procedures; Amendments	I-11

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1.	Timing and Amount of Tax Benefit Payments	I-12
SECTION 3.2.	No Duplicative Payments	I-13
SECTION 3.3.	Pro-Ration of Payments as Between the Members	I-13

ARTICLE IV

TERMINATION

SECTION 4.1.	Early Termination of Agreement; Acceleration Events	I-14
SECTION 4.2.	Early Termination Notice	I-15
SECTION 4.3.	Payment upon Early Termination	I-15

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1.	Subordination	I-15
SECTION 5.2.	Late Payments by the Corporation	I-15

ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

SECTION 6.1.	Participation in the Corporation’s and [P3 Newco]’s Tax Matters	I-16
SECTION 6.2.	Consistency	I-16
SECTION 6.3.	Cooperation	I-16

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.	Notices	I-17
SECTION 7.2.	Counterparts	I-17
SECTION 7.3.	Entire Agreement; No Third-Party Beneficiaries	I-17
SECTION 7.4.	Severability	I-18
SECTION 7.5.	Assignments; Amendments; Successors; No Waiver	I-18
SECTION 7.6.	Titles and Subtitles	I-18
SECTION 7.7.	Resolution of Disputes; Governing Law	I-18
SECTION 7.8.	Reconciliation Procedures	I-19

I-i

Exhibits

Exhibit A - Form of Joinder Agreement

I-ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2021, is hereby entered into by and among Foresight Acquisition Corp., a Delaware corporation (the “Corporation”), [P3 Newco] LLC, a Delaware limited liability company (“[P3 Newco]”), and each of the Members (as defined herein) from time to time party hereto.

RECITALS

WHEREAS, [P3 Newco] is treated as a partnership for U.S. Federal income tax purposes;

WHEREAS, each of the members of [P3 Newco] as of the date hereof (such members (other than the Corporation), together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) own member’s interests in [P3 Newco] in the form of Units (as defined herein);

WHEREAS, the Corporation is the sole managing member of [P3 Newco];

WHEREAS, on [●], 2021, [P3 Newco], the Corporation and the Members entered into that certain Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”);

[WHEREAS, pursuant to the Merger Agreement and as described further therein, at the Effective Time (as defined herein) the Corporation will acquire (i) existing Units from the Members and (ii) newly issued Units from [P3 Newco] (collectively, the “Unit Purchase”);]

WHEREAS, the Operating Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause [P3 Newco] to redeem all or a portion of its Units from time to time for shares of Class A Common Stock (as defined herein) or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable Member in lieu of such a Redemption (a “Direct Exchange”);

WHEREAS, [P3 Newco] and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. Federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by [P3 Newco] or certain of its Subsidiaries; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE XXIX

Definitions

SECTION 29.01 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(a).

“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a Member pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means [●]11 as may be adjusted from time to time by the Corporation in its reasonable discretion if such adjustment is necessary to take into account any change in applicable Law or any material change in (i) the apportionment factor on the Tax Returns of the Corporation in the applicable U.S. state or local jurisdiction or (ii) the U.S. state and local jurisdictions in which the Corporation is liable for Covered Taxes, in each case, from Taxable Year to Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code, in each case,

[11]

Note to Form: Parties to agree to determine number in good faith prior to the Closing. If no determination is made, then the rate will be determined by an independent Big 4 accounting firm whose determination will be binding.

or any similar provisions of U.S. state or local tax Law, as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of U.S. state or local tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. For the avoidance of doubt, a Basis Adjustment shall be made with respect to any deferred revenue, deferred subscription income or any other similar types of advance payments (as such term is defined in IRS Revenue Procedure 2004-34, 2004-22 I.R.B. 991) and recovered at the time the applicable advance payment is included in income by [P3 Newco]. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred, and, further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.2.

“[P3 Newco]” is defined in the preamble to this Agreement.

“[P3 Newco] Group” means [P3 Newco] and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act) (excluding (1) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Transferees (as defined in the Amended and Restated Limited Liability Company Agreement of [P3 Newco] dated as of the date hereof), (2) any “person” or “group” who, as of the Effective Time, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities, and (3) any “group” formed after the Effective Time that includes members who collectively, as of the Effective Time, are the Beneficial Owners of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Merger Agreement” is defined in the recitals to this Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any U.S. Federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of U.S. state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Effective Time” means the time of the “Closing” as defined in the Merger Agreement.

“Exchange” means any (i) Direct Exchange or any other acquisition by the Corporation of Units, for cash or otherwise, (ii) Redemption, (iii) transactions pursuant to the Merger Agreement that result in a Basis Adjustment or (iv) distribution (including a deemed distribution) by [P3 Newco] to a Member that results in a Basis Adjustment.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of U.S. state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under applicable Laws and the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“LIBOR” means, during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation shall (as determined by the Corporation to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. Notwithstanding anything to the contrary, in connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and [P3 Newco], as may be necessary or appropriate, in the reasonable judgment of the Corporation, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation.

“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Member Approval” means written approval by Members whose rights under this Agreement are attributable to at least 50% of the Units outstanding (excluding any Units held by the Corporation) immediately after the Unit Purchase (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a Member’s rights under this Agreement shall be attributed to Units as of the time of a determination of Member Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the Member entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the Member who Exchanged the Unit or the assignee of such Member’s rights to the Tax Benefit Payments hereunder) and (ii) an outstanding Unit that has not been Exchanged shall be attributed only to the Member (or, if applicable, the assignee of its rights to the Tax Benefit Payments hereunder) entitled to receive Tax Benefit Payments upon the Exchange of such Unit.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of [P3 Newco], dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs after the Effective Time but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the [P3 Newco] Group at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including any “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, and (iii) an Early Termination Schedule and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any schedules or other attachments thereto), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the date of the Effective Time.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” means Common Units, as defined in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) the U.S. Federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law and the taxable income of the Corporation will be subject to such maximum applicable tax rates for each Covered Tax; provided that, the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate applicable to the Taxable Year that includes the Early Termination Effective Date;

(ii) subject to clause (iii) below, in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the Valuation Assumptions) arising from any Basis Adjustment or Imputed Interest in respect of the applicable Member during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(iii) any loss carryovers or carrybacks (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the tenth (10th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);

(iv) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the later of (i) the applicable Exchange giving rise to a Basis Adjustment with respect to such assets and (ii) the Early Termination Effective Date;

(v) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such Member, whichever is lower, had such Units actually been Exchanged on the Early Termination Effective Date; and

(vi) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions.

“Voluntary Early Termination” is defined in Section 4.2(a).

SECTION 29.02 Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii) References to dollars or “$” refer to the lawful currency of the U.S.

(iv) The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(v) The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments means such organization documents, agreements and other contractual instruments as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE XXX

Determination of Realized Tax Benefit

SECTION 30.01 Basis Adjustments; [P3 Newco] 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable U.S. state or local tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.

(b) [P3 Newco] Section 754 Election. In its capacity as the Manager (as defined in the Operating Agreement), the Corporation shall cause [P3 Newco] and each of its Subsidiaries that is treated as a partnership for U.S. Federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable U.S. state or local tax Law) for each Taxable Year in which an Exchange occurs and with respect to which the Corporation has obligations under this Agreement, including for the Taxable Year that includes the date hereof. The Corporation shall take commercially reasonable efforts to cause each Person in which [P3 Newco] owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

SECTION 30.02 Basis Schedules. Within 90 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the Members a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable Member, (c) the periods over which the Reference Assets are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).

SECTION 30.03 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). For the avoidance of doubt, any Tax Benefit Schedule shall include the applied Assumed State and Local Tax Rate and describe any basis for any change in the Assumed State and Local Tax Rate from the rate specified herein. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of U.S. state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, to the extent permitted by applicable Law and except with respect to the portion of any payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest are intended to be treated and shall be reported for all purposes as subsequent upward purchase price adjustments with respect to the relevant Units purchased by the Corporation from the applicable Members that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into the calculations contemplated hereunder for such Taxable Year and into future Taxable Years, as appropriate.

SECTION 30.04 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers a Schedule to the Members under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the Members supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any Member, that provide a reasonable level of detail regarding relevant data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the Members, at the Corporation or at the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Parties 30 calendar days from the date on which the Members first received the applicable Schedule unless a Member, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such Member’s material objection (an “Objection Notice”) or each Member provides a written waiver to the Corporation of its right to give an Objective Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from every Member. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the Members, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Member’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable Members when the Corporation delivers the next Basis Schedule after the occurrence of an event described in clauses (i) through (vi) (or, in the sole discretion of the Corporation, at an earlier date), and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs; provided, that with respect to any Amended Schedule relating to an event described in clauses (ii), (iii) and (v), such calculation shall compute the Interest Amount in accordance with Section 3.1(b)(vi), and with respect to all Amended Schedules, the Final Payment Date for purposes of computing the Interest Amount and any Default Rate Interest shall be 5 Business Days following the date on which such Amended Schedule becomes final in accordance with Section 2.4(a).

ARTICLE XXXI

Tax Benefit Payments

SECTION 31.01 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 5 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b) for the applicable Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by such Member. Without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted under Section 3.4 or Section 7.8, no Member shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such Member.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. Federal income tax payments.

(i) Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest arising as a result of an Exchange undertaken by or with respect to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Interest Amount. The “Interest Amount” in respect of a Member equals interest on the unpaid amount of the Net Tax Benefit with respect to such Member for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the Member is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii) The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. Federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable Member notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (B) 150% of the Basis Adjustment relating to such Exchange, and the aggregate Payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (B).

SECTION 31.02 No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement. The provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 31.03 Pro-Ration of Payments as Between the Members.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits attributable to Member A and $150 attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each Member pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

SECTION 31.04 Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a Member in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such Member shall not receive further payments under Section 3.1(a) until such Member has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no Member shall be required to return any payment paid by the Corporation to such Member.

ARTICLE XXXII

Termination

SECTION 32.01 Early Termination of Agreement; Acceleration Events.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every Member the Early Termination Payment (along with any applicable Default Rate Interest) due to such Member.

(b) Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

(c) Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within 90 calendar days of the applicable Final Payment Date (except for all or a portion of such Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 90 calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the Members, (B) the Corporation shall promptly (and in any event, within 5 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to take actions contemplated in clause (B) will constitute a Material Breach; provided further that the interest provisions of Section 5.2 shall apply to such late payment, but, except with respect to a failure of the Corporation to make the payment described in clause (B), the Default Rate shall be replaced by the Agreed Rate. It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefits Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each Member, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

SECTION 32.02 Early Termination Notice.

(a) If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control has or is reasonably expected to occur or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the Members a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.

(b) The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

SECTION 32.03 Payment upon Early Termination.

(a) Timing of Payment. By the date that is 5 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each Member an amount equal to the Early Termination Payment Attributable to such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by the applicable Member.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at [a per annum rate of 10%] and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such Member, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member in accordance with this Agreement, regardless of whether such Member has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE XXXIII

Subordination and Late Payments

SECTION 33.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (but excluding, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.

SECTION 33.02 Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any Member by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such Member; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE XXXIV

Tax Matters; Consistency; Cooperation

SECTION 34.01 Participation in the Corporation’s and [P3 Newco]’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation or [P3 Newco], including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, the Corporation shall notify the relevant Members of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, [P3 Newco] or any of [P3 Newco]’s Subsidiaries, the outcome of which is reasonably expected to materially and adversely affect such Members’ rights and obligations under this Agreement, and any such Member shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided, that the Corporation shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest, in each case, that is reasonably expected to materially and adversely affect any Member’s rights or obligations under this Agreement without the prior written consent of such Member, such consent not to be unreasonably withheld, conditioned or delayed; provided further, that neither the Corporation nor [P3 Newco] shall be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Merger Agreement or the Operating Agreement. This Agreement shall be treated as part of the Operating Agreement as described in Code Section 761(c), and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

SECTION 34.02 Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and [P3 Newco] on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law or a Determination. If the Corporation and any Member, for any reason, are unable to successfully resolve any disagreement with respect to the foregoing within sixty (60) calendar days, the Corporation and such Member shall employ the Reconciliation Procedures under Section 7.8 or the Resolution of Dispute procedures under Section 7.7, as applicable, unless otherwise agreed by the Corporation and such Member. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or a Determination or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

SECTION 34.03 Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of [P3 Newco] or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b) The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE XXXV

MISCELLANEOUS12

SECTION 35.01 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

[●]

[●]

[●]

[●]

[●]

with a copy (which shall not constitute notice to the Corporation) to:

[●]

[●]

[●]

[●]

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.

Unless otherwise specified herein, such notices, requests, consents or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

SECTION 35.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 35.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 35.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

SECTION 35.05 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No Member may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that no such Person shall have any rights under Section 6.1 of this Agreement. Notwithstanding the foregoing, if any Member sells, exchanges, distributes or otherwise transfers Units to any Person in accordance with the terms of the Operating Agreement, such Member shall have the option to assign to such transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with an assignment pursuant to Section 7.5(c)) without Member Approval, such approval not to be unreasonably withheld, conditioned or delayed (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by and the Corporation with Member Approval; provided, that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.

(c) Successors. All of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 35.06 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 35.07 Resolution of Disputes; Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 7.01 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7 and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 35.08 Reconciliation Procedures.

(a) In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select an expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such Member agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, then the Corporation and the relevant Member shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise, which shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporation and the Member incurred in the conduct of such proceeding described in Section 7.8(a) shall be allocated between the Corporation, on the one hand, and the Member, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.

SECTION 35.09 Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member in respect of whom the deduction and withholding was made. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

SECTION 35.10 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation or any member of the [P3 Newco] Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. Federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or [P3 Newco] Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. Federal income tax purposes) pursuant to this Section 7.10(a). Notwithstanding the foregoing, (1) if the Members (individually or collectively) either have the right to designate a majority of the Board or otherwise have at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, this Section 7.10(a) shall only apply with respect to any such transfer of one or more Reference Assets to such a corporation to the extent that such transfer has been approved by a majority of the Independent Directors, and (2) after the occurrence of any such transfer as described in the first sentence of this Section 7.10(a), if the Corporation takes actions to ensure that the amount to be received by the Members hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporation, include the payment of an additional amount to a Member), would be the same amount and timing as if such transfer described in the first sentence Section 7.10(a) did not occur then this Section  7.10(a) shall not apply with respect to such transfer.

SECTION 35.11 Confidentiality.

(a) Each of the Members agrees to hold the Corporation’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all information concerning the Corporation, [P3 Newco] or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or [P3 Newco]’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or [P3 Newco] plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or [P3 Newco]’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, [P3 Newco]’s or their representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, [P3 Newco] or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of [P3 Newco] or of the Corporation, or any other officer designated by the Manager; (d) is or becomes independently developed by such Member without use of or reference to the Confidential Information or (e) is information necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 7.11 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 7.11).

(c) Notwithstanding Section 7.11(a) or Section 7.11(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of [P3 Newco] and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee (as defined in the Amended and Restated Limited Liability Company Agreement of [P3 Newco] dated as of the date hereof)), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 7.11 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 7.11)). Notwithstanding any of the foregoing, nothing in this Section 7.11 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

(d) Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

SECTION 35.12 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. Federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then, at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that for the avoidance of doubt, such amendment shall not be treated as a termination of this Agreement that results in an Early Termination Payment obligation to the Corporation.

SECTION 35.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

SECTION 35.14 Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder (other than its Affiliates or representatives as described herein), nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

[●] by

Name:
Title:

[●] by

Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●](this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Foresight Acquisition Corp., a Delaware corporation (the “Corporation”), [P3 Newco] LLC, a [Delaware] limited liability company (“[P3 Newco]”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY] by

Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

[●] by

Name:
Title:

ANNEX J

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), is made and entered into as of [    ], 2021 (the “Effective Date”) by and among:

i.	[●] (f/k/a Foresight Acquisition Corp.), a Delaware corporation (the “Company”);

ii.	Foresight Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”);

iii.	FA Co-Investment LLC, a Delaware limited liability company (“FA Co-Investment” and together with the Sponsor, the “Founders”); and

iv.

the undersigned parties listed under P3 Holders on the signature pages hereto (collectively, the “P3 Holders”) and, together with the undersigned parties listed under Holders on the signature page hereto (each such party, together with the P3 Holders, Founders, members of Founders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Founders are parties to that certain Registration Rights Agreement, dated as of February 9, 2021 (the “Prior Agreement”);

WHEREAS, the Company, [FAC Merger LLC], P3 Health Group Holdings, LLC, a Nevada limited liability company (“P3”), and [Representative], as the Recipients’ Representative, are party to that certain Agreement and Plan of Merger, dated as of [                    ], 2021 (the “Merger Agreement”);

WHEREAS, the Company, FAC-A Merger Sub Corp., a Delaware corporation, FAC-B Merger Sub Corp., a Delaware corporation, [CPF P3 Blocker-A], a [Delaware] corporation, [CPF P3 Blocker B], a [Delaware] corporation, (vi) CPF P3 Splitter, LLC, a [Delaware] limited liability company, (vii) Chicago Pacific Founder Fund A LP, a [●] limited partnership, and (viii) Chicago Pacific Founder Fund B LP, a [●] limited partnership, are party to that certain Transaction and Combination Agreement, dated as of [                    ], 2021 (the “Blocker Agreement” and, together with the Merger Agreement, the “Transaction Agreements”);

WHEREAS, in connection with the closing of the transactions (the “Transactions”) contemplated by the Transaction Agreements, the P3 Holders are receiving shares of the Company’s Class V common stock, par value $0.0001 per share (the “Class V Common Stock”) and/or shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) on or about the date hereof;

WHEREAS, upon closing of the Transactions, [●] shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”) were converted into shares of Common Stock, on a one-for-one basis;

WHEREAS, the Founders own [●] units (the “Private Placement Units”), with each such unit consisting of one share of the Company’s Common Stock and one-third of one redeemable warrant (each whole warrant, “Private Placement Warrant”), acquired in private placement transactiona occurring in connection with the Company’s initial public offering, each Private Placement Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with an initial Business Combination, the Founders or certain of the Company’s officers and directors loaned to the Company funds, of which $[1,500,000] of such loans were converted into units (“Working Capital Units”) at a price of $10.00 per unit upon consummation of the Transactions; and

WHEREAS, in connection with the consummation of the Transactions, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blocker Agreement” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Securities” shall mean the Common Stock and Class V Common Stock (including any Common Stock issued or issuable in an Exchange) received by P3 Holders as consideration in the Transactions.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Exchange” shall have the meaning given in the definition of Registrable Securities in subsection 1.1.

“Excluded Registration” shall mean a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) in which the offering solely consists of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FA Co-Investment” shall have the meaning given in the Preamble.

“Filing Deadline” shall have the meaning given in subsection 2.1.1.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (a) one year after the completion of the Transactions and (b) subsequent to the completion of the Transactions, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the completion of the Transactions or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the completion of the Transactions that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Founders” shall have the meaning given in the Preamble.

“Holders” shall have the meaning given in the Preamble for so long as such person or entity holds Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as February 9, 2021, by and among the Company, the Sponsor and each of the Company’s officers and directors.

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period, the P3 Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“P3” shall have the meaning given in the Recitals hereto.

“P3 Holders” shall have the meaning given in the Preamble.

“P3 Lock-Up Period” shall mean, with respect to any Business Combination Securities that are held by the P3 Holders or their Permitted Transferees, the period ending on the date that is six months after the closing of the Transactions.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-Up Period, the P3 Lock-Up Period or Private Placement Lock-Up Period, as the case may be, under this Agreement, the Insider Letter, the Sponsor Support Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Units, including the Private Placement Warrants and Common Stock included therein, and any of the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending 30 days after the completion of the Transactions.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued upon the conversion of any Founder Shares, (b) the Private Placement Units (including the Private Placement Warrants and Common Stock included therein and any shares of the Common Stock issued or issuable upon the exercise of any Private Placement Warrant) and the Working Capital Units (including the Warrants and Common Stock included therein and any shares of the Common Stock issued or issuable upon exercise of any Warrants included therein), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, after giving effect to the Transactions, (d) shares of Common Stock issued or issuable to certain P3 Holders pursuant to the redemption and exchange rights (an “Exchange”) set forth in Article XI of the [P3 NEWCO], LLC Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current public information or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including a Shelf-Takedown effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses (not to exceed $50,000) of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.7.1.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Takedown Notice” shall have the meaning given in Section 2..1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Holders” shall have the meaning given in the Preamble.

“Sponsor Support Agreement” shall mean that certain letter agreement, dated as of [                    ], 2021, by and between the Company and the Sponsor.

“Subscription Agreements” shall mean those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement.

“Transaction Agreements” shall have the meaning given in the Recitals hereto.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Warrant” shall mean the warrants of the Company with each whole warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the date of this Agreement (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf to a Form S-3 Shelf or to file a new Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $75,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $40,000,000 in aggregate gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders with written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities. The P3 Holders, may demand not more than three (3)Shelf Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period. The Sponsor Holders may demand not more than two (2) Shelf Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, each of (i) FA Co-Investment, (ii) the Holders of at least thirty percent (30%) in interest of the then outstanding number of Registrable Securities held by the Sponsor (excluding Registrable Securities held by FA Co-Investment and its Permitted Transferees) (the “Sponsor Holders”) and (iii) Holders of at least fifteen percent (15%) in interest of the then outstanding number of Registrable Securities held by the P3 Holders (FA Co-Investment, the Sponsor Holders or the P3 Holders, as the case may be, the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf, and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Founders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Founders or (y) more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the P3 Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such P3 Holders; provided, however, that (i) this limitation shall not apply to any Demand Registration initiated by FA Co-Investment, which shall be governed by Section 3.6 and (ii) a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities from a Registration included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or Shelf Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two (2) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5; provided that if the Company pays such expenses related to a Demand Registration or Shelf Underwritten Offering initiated by FA Co-Investment, such registration shall count as a Demand Registration for purposes of Section 3.6.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than an Excluded Registration, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or otherwise cease to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration

Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to this Agreement), , furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of any Underwritten Offering, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. Except as otherwise set forth herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, to the extent such exemption is available to Holders at such time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) FA Co-Investment may not exercise its rights under Sections 2.2 and 2.3 hereunder after five (5) and seven (7) years, respectively, from the effective date of the Company’s registration statement on Form S-1, and (ii) FA Co-Investment may not exercise its rights under Section 2.2 more than one time.

3.7 Transfer Restrictions.

3.7.1 Each P3 Holder agrees that it, he or she shall not Transfer its, his or her Business Combination Securities, or the Common Stock issuable upon exchange of the Class V Common Stock until the expiration of the P3 Lock-Up Period.

3.7.2 Notwithstanding the provisions set forth in subsection 3.7.1, Transfers of the Business Combination Securities that are held by the P3 Holders or any of their permitted transferees (that have complied with this subsection 3.7.2) are permitted during the P3 Lock-Up Period: (a) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of an entity, as a distribution to the limited partners, stockholders, unitholders, members of or owners of similar equity interests in such entity; (e) in connection with collateral, hypothecation or other pledge arrangements to support a credit facility entered into in the ordinary course; and (f) pursuant to a bona fide third-party tender offer for all or substantially all of the Common Stock or in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Transactions; provided, however, that in the case of clauses (a) through (d), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein. For the avoidance of doubt, the transfers of Business Combination Securities shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party and indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 233 N. Michigan Avenue, Suite 1410, Chicago, IL 60601, Attention: Chief Financial Officer, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of any Lock-Up Period, no Holder subject to such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable agreements.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.7 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or P3 granted under any other agreement, including, but not limited to, the Prior Agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.12 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.13 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.14 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: FORESIGHT ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:	Chief Executive Officer

HOLDERS: FORESIGHT SPONSOR GROUP, LLC, a Delaware limited liability company

By:
Name:	Michael Balkin
Title:	Manager

FA CO-INVESTMENT LLC, a Delaware limited liability company

By:
Name:	Owen Littman
Title:	Authorized Signatory

Brian Gamache

John Svoboda

Robert Zimmerman

P3 HOLDERS: [ ], a [ ]

By:
Name: Title:

[Signature Page to Registration Rights Agreement]